Exhibit 2.8

SANPAOLO IMI

ANNUAL REPORT 2004

2004 Annual Report

SANPAOLO IMI S.p.A.

COMPANY REGISTERED IN THE REGISTER OF BANKS

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

REGISTERED IN THE REGISTER OF BANKING GROUPS

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

•       VIALE DELL’ARTE 25, ROME, ITALY

•       VIA FARINI 22, BOLOGNA, ITALY

SHARE CAPITAL EURO 5,217,679,140.80 FULLY PAID

FISCAL CODE, VAT NUMBER AND REGISTRATION NUMBER

TURIN REGISTER OF COMPANIES: 06210280019

ABI CODE 1025-6

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

	Luigi Arcuti	Honorary Chairman

Board of Directors	Enrico Salza (*)	Chairman
	Maurizio Barracco	Director
	Pio Bussolotto (*)	Director
	Giuseppe Fontana	Director
	Ettore Gotti Tedeschi (*)	Director
	Alfonso Iozzo (*)	Managing Director
	Virgilio Marrone	Director
	Iti Mihalich	Director
	Anthony Orsatelli	Director
	Emilio Ottolenghi (*)	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani (*)	Director
	Alfredo Saenz Abad	Director
	Mario Sarcinelli	Director
	Leone Sibani	Director
	Alberto Tazzetti	Director
	Josè Manuel Varela (*)	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Mario Paolillo	Chairman
	Aureliano Benedetti	Auditor
	Maurizio Dallocchio	Auditor
	Paolo Mazzi	Auditor
	Enrico Vitali	Auditor
	Stefania Bortoletti	Supplementary Auditor
	Gian Luca Galletti	Supplementary Auditor

Chief Executive Officer	Pietro Modiano

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

7	AGENDA OF THE SHAREHOLDERS’ MEETING
9	LETTER TO THE SHAREHOLDERS
14	KEY FIGURES
15	GROUP STRUCTURE
17	CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
19	Reclassified consolidated financial statements
20	Reclassified consolidated statement of income
22	Reclassified consolidated balance sheet

25	Report on Group Operations
27	Economic background
31	Action points and initiatives in the year
38	Consolidated results
45	Embedded value of the life insurance business
47	Operating volumes and organization
60	Capital and reserves
62	Risk management and control
69	Shareholders and ratings
71	Supplementary information
71	• Transactions with related parties
75	• Offices held by Directors in other companies
76	• Stock incentive plans
77	• Initiatives for financial and administrative governance
78	• Transition to IAS/IFRS international accounting policies
82	Group Business Structure
119	Developments after the end of the year

122	Independent auditors’ report
125	Consolidated financial statements
126	Consolidated balance sheet
128	Consolidated statement of income
129	Explanatory Notes to the consolidated Financial Statements
131	Introduction – Background information on the financial statements
134	Part A – Accounting policies
146	Part B – Information on the balance sheet
220	Part C – Information on the statement of income
238	Part D – Other information

239	Attachments
241	Statement of changes in consolidated shareholders’ equity
242	Statement of consolidated cash flows
244	Reconciliation between the Parent Bank’s financial statements and the consolidated financial statements
245	List of equity investments higher than 10% in unlisted companies and in limited liability companies

249	PARENT BANK FINANCIAL STATEMENTS AND REPORTS
251	Parent Bank reclassified financial statements
253	Parent Bank reclassified statement of income
255	Parent Bank reclassified balance sheet

257	Report on Parent Bank Operations
259	Consolidated results
264	Operating volumes and organization
271	Capital and reserves
272	Supplementary information
274	Developments after the end of the year

275	Proposal for the approval of the financial statements and allocation of net income for the year
279	Report of the Board of Statutory Auditors
286	Independent auditors’ report
289	Parent Bank financial statements
290	Parent Bank balance sheet
292	Parent Bank statement of income
293	Explanatory notes to the Parent Bank financial statements
295	Introduction – Background information on the financial statements
310	Part A – Accounting policies
322	Part B – Information on the balance sheet
389	Part C – Information on the statement of income
405	Part D – Other information

413	Attachments
415	Statement of changes in Parent Bank shareholders’ equity
416	Parent Bank Statement of cash flows
419	Experts’ statements and report on merger and spin off transactions completed in the year (Art. 2504 bis and Art. 2506 quater of the Italian Civil Code)
451	List of properties owned by the Parent Bank

463	OTHER POINTS ON THE AGENDA
465	Authorization for the purchase and sale of own shares
467	Nomination of the Board of Statutory Auditors for the financial years 2005/2006/2007 (pursuant to Art. 20 of the Articles of Association)
468	Determination of the remuneration payable to the Members of the Board of Statutory Auditors
470	Decisions in respect of the remuneration payable to the Directors

473	INFORMATION FOR INVESTORS

Agenda of the Shareholders’ Meeting

TURIN

1st     calling for the ordinary meeting: 28 April 2005

2nd    calling for the ordinary meeting: 29 April 2005

1.      Financial statements as of 31 December 2004, reports of the Board of Directors and the Board of Statutory Auditors; allocation of net income; consolidated Group financial statements as of 31 December 2004

2.      Authorization for the purchase and sale of own shares

3.      Nomination of the Board of Statutory Auditors for the financial years 2005/2006/2007 (pursuant to Art. 20 of the Articles of Association)

4.      Determination of the remuneration payable to the Members of the Board of Statutory Auditors

5.      Decisions in respect of the remuneration payable to the Directors

Letter to the Shareholders

Shareholders,

I am delighted to be addressing you as Chairman of the company for the first time and to present the results for 2004. Once again, the performance of SANPAOLO IMI has been more than positive, in - it must be emphasized - far from favorable external conditions. The Italian economy continued to be weak in 2004 and featured increasing problems concerning its competitiveness on international markets. In this context, the increase of 43.3% in net profit and 15.8% in ordinary profit can be attributed to the combined action in revenue growth and cost containment. I really must draw attention to the fact that these objectives were achieved thanks to the considerable contribution of the quality of service offered to our customers and, most importantly, the commitment of the entire workforce, and I would like to take this opportunity to thank them.

Apart from the income results, 2004 closed positively also from other points of view, as solid foundations were laid for achieving ambitious but sustainable growth targets. The governance system has improved at every level and this is an essential condition to defining strategic targets and ensuring prompt and efficient operating and commercial decisions.

The renewal of the company boards coincided with a series of other important initiatives.

The agreement among some of the main shareholders was renewed: the important subscribing international companies are, in addition to the conferring banking foundations of Turin, Padua and Bologna, Santander Central Hispano and Caisse Nationale des Caisses d’Epargne, allowing Group management to count on considerable support for strategic medium- and long-term decisions. I believe that the composition of this agreement and, more in general, our whole shareholder structure, is an element of strength for the Group. At a time of debate on the openness of the Italian banking system to foreign investors, your bank is, and has been for a considerable time, one of those most open and willing to create synergies offering considerable scope to international partners.

But what is most important is the interpretation of the role of your bank in this setting: this is not a one-way opening, but is balanced by important shares held in the same foreign shareholders, as well as a significant direct presence of the Group on the major international financial marketplaces and foreign markets of strategic interest to our customers. It should be noted that SANPAOLO IMI is directly present in 33 countries and has the widest geographical network of all the Italian banks, confirming a traditional tendency for openness towards other markets. The internationalization of the shareholder structure, the geographical extension of the network and operations, as well as the availability of an international management, mean that our targets and our ambition are aimed at achieving an adequate international level too. We are ready to do this by targeting a strategic commitment on opportunities which can maximize and enhance the strengths of your bank, increasing its value.

The heated debate on the prospects of consolidating the Italian banking system on a European scale demands a slight digression. As I said, Italy continues to face a problem of international competitiveness, structurally attributable to a considerable imbalance of comparative advantages in favor of the traditional sectors in which the growth of foreign commerce is more modest and the pressures of competition from developing countries are stronger. In order to relaunch competitiveness it is vital to favor the movement of human, technological and financial resources from sectors in difficulty towards those under expansion.

As the main source of financial resources to companies, the Italian banking system performs a crucial role, supporting the process to reposition the production system at a globally competitive level. To restore the balance of the country’s system of competitive advantages, adequately sized financial institutions are needed to sustain the financial risks, as well as the operating and management complexity, associated with this repositioning process. The dimensional problem of the production system, frequently underlined by the Governor of the Bank of Italy, comes up again with regard to that part of the banking system, to which SANPAOLO IMI belongs, which aims to be an instrument for the development, growth and internationalization of companies.

Any opportunities for aggregation and consolidation which might arise in the future will not distract the attention of the management from the needs for greater integration and efficiency among the Group’s multiple components, and for further refinement of the governance and company control structure.

The renewal of the corporate boards provided an opportunity to simplify the Group management structure, with the centralization of operating powers in the Chief Executive Officer and the new Managing Director, who took up office at the end of November. This simplification of the operating executive structure was made possible thanks to the IT, organizational and commercial integration of all the Group banks in 2004, which accompanied the aggregation process begun in 1998 with the merger between San Paolo and IMI, the subsequent aggregation of Banco di Napoli and, lastly, the merger with the Cardine Group. On this subject, I think that the Group and its shareholders should offer their thanks for the complex task completed to all the Chief Executive Officers who have succeeded one another. Today the Group has a business model which protects the specific territorial characteristics and the experiences and professional skills acquired over the years but, at the same time, is capable of guaranteeing a univocal presence in the country. This model enables unitary governance of all the commercial banking activities, with obvious advantages in terms of cost, commercial effectiveness, product specialization and staff training.

During 2004, the governance optimization program also involved the main specialized companies - the so-called product factories - through a process of corporate rationalization and industrial strengthening. I am referring particularly to the insurance and asset management sectors. Remember that 2004 saw the birth of a new company, Assicurazioni Internazionali di Previdenza -A.I.P. -, which has concentrated all the Group’s insurance activities, creating the second most important Italian pole in the life insurance sector. The foundations were laid for operating and commercial growth which, starting from the consolidated domestic leadership of the “bancassurance” sector, should lead this company to develop also in new insurance sectors such as pensions and personal and property insurance. The top management of Fideuram was redefined and all the Group activities specialized in managing funds were concentrated into Sanpaolo Asset Management, in order to offer to customers products which are increasingly tailored to their needs and especially to the different risk/return profiles. Also considering the extraordinary growth registered in Italy over recent years, both sectors have to face extremely fierce international competition: in order to be capable of sustaining this competitive pressure, I believe it is vital to reflect on the situation in terms of economies of scale at European level.

Shareholders, 2004 was a year of change in many areas, not least in accounting. The financial statements submitted are the last to be prepared in accordance with Italian accounting standards: in 2005 the International Accounting Standard (IAS) will be applied, leading to significant changes. The new criteria will obviously be explained in detail in the next financial statements but, in short, I can anticipate that they will represent a transition towards methods more consistent with market values, with, in some cases, not insignificant impacts, especially in the evaluation of equity accounts. Your Group arrives at this deadline more than ready - also thanks to the fact that the Company has been listed on the New York Stock Exchange for some time, with criteria already in line with international accounting best practices - able to count not only on its traditionally solid capital structure but, most importantly, on a quality of assets and a mix of revenues of absolute excellence in the Italian banking scenario. SANPAOLO IMI can only benefit from the innovations of the accounting regulations introduced and from the ensuing improved comparability with the financial statements of the leading international banks.

In the light of the positive profitability results achieved in the year, comforted by the simulations of the impact on equity of the IAS and the rules of Basel 2, the Board of Directors has decided to propose to shareholders the payment of a dividend of 0.47 euro per share, which represents a 21% increase compared with last year and a payout of 63%. On the basis of the average share price in 2004, the dividend proposed represents a dividend yield of 4.78%, which I think can be classed as a good financial return for shareholders, who naturally have the final say.

I think these considerations represent encouraging elements thanks to which the forecast challenges can be faced with security and determination. This is why I am able to guarantee the commitment of the whole Group, at every level of managerial responsibility, safe in the knowledge that the team will pull together with a new level of enthusiasm. I believe that the intensity, speed, direction and quality of the changes to be imprinted in order to do business, increase value and express full potential, are not independent of an act of willingness and intelligence. Your company can count on plenty of intelligent individuals and there is the willingness to put this intelligence to the test in order to give whole-hearted support to the relaunch of the country’s economic fabric.

There is a general feeling that this country needs an effort and commitment which are not simply ordinary, but truly extraordinary, to obtain stable and consistent growth rates. And this is an extraordinary effort which, in order to succeed, must be carried forward by all those involved, without exclusion: by the political world, institutions, entrepreneurs, trade unions and the banking industry. However, I am proud to say that your company is ready to do everything, absolutely everything, it can, as I, together with all those around me, am fully aware that corporate responsibility, and most especially that of the banking industry, consists in practical terms in a truly collective responsibility. Within this responsibility the economic contents combine - and in this context more than ever - with an imperative which - without pretension but also with some pride - I have no hesitation in describing as ethical.

Turin, 22 March 2005

The Chairman

Key figures

	2004	2003 (1)	Change 2004 / 2003 (%)

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,569	3,716	-4.0
Net commissions and other net dealing revenues	3,240	3,036	+6.7
Administrative costs	-4,565	-4,610	-1.0
Operating income	2,890	2,704	+6.9
Provisions and net adjustments to loans and financial fixed assets	-738	-859	-14.1
Income before extraordinary items	1,953	1,687	+15.8
Net income	1,393	972	+43.3

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	211,157	202,580	+4.2
Loans to customers (excluding NPLs and loans to SGA)	119,932	122,415	-2.0
Securities	29,344	25,292	+16.0
Equity investments	4,503	4,572	-1.5
Subordinated liabilities	6,955	6,414	+8.4
Shareholders’ equity	11,804	10,995	+7.4

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	377,444	368,042	+2.6
- Direct deposits	135,202	131,721	+2.6
- Indirect deposits	242,242	236,321	+2.5
- Asset management	144,485	143,711	+0.5
- Asset administration	97,757	92,610	+5.6

PROFITABILITY RATIOS (%)
RoE (2)	12.2	9.0
Cost / Income ratio (3)	63.5	65.3
Net commissions / Administrative costs	71.0	65.9

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1.0	0.9
Net problem loans and loans in restructuring / Net loans to customers	1.1	1.1

EQUITY SOLVENCY RATIOS (%)
Core tier 1 ratio	7.4	6.6
Tier 1 ratio	8.1	7.4
Total risk ratio	12.0	10.5

SHARES
Number of shares (thousands)	1,863,457	1,837,166	+1.4
Quoted price per share (€)
- average	9.826	8.158	+20.4
- low	8.799	5.796	+51.8
- high	11.072	11.346	-2.4
Earnings / Average number of shares in circulation (€)	0.76	0.53	+43.4
Dividend per share (€)	0.47	0.39	+20.5
Dividend per share / Average annual quoted price (%)	4.78	4.78
Book value per share (€) (4)	6.35	6.00	+5.8

OPERATING STRUCTURE
Employees	42,738	43,465	-1.7
Domestic branches	3,205	3,168	+1.2
Foreign branches and representative offices	131	122	+7.4
Financial planners	4,317	4,675	-7.7

(1)          For a better comparison with the figures for 2003, tax credit on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings” has been reclassified among “Income taxes for the period”.

(2)          Net income / Average net shareholders’ equity (calculated as the average of the values at year end).

(3)          Administrative costs and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other operating income, net).

(4)          Net shareholders’ equity / Number of shares in circulation.

Group structure

Central Functions

•                    Strategic direction, governance and control functions

Parent Bank

•                    Shareholdings

Parent Bank

Santander Central Hispano (Spain; 2.2%)

Ixis Asset Management Group (France; 12%)

Ixis Corporate & Investment Bank (France; 2.5%)

Banque Sanpaolo (France; 40%)

Cassa di Risparmio di Firenze (18.7%)

Cassa dei Risparmi di Forlì (29.8%)

Banca delle Marche (7%)

Other shareholdings

•                    GEST Line

•                    Finance

Parent Bank

Sanpaolo IMI US Financial (United States)

Sanpaolo IMI Bank International (Madeira, Portugal)

•                    Macchina Operativa Integrata
(Integrated Operating Vehicle)

Parent Bank

Commercial Banking

•                    Sanpaolo

Parent Bank

Sanpaolo IMI Bank Ireland (Ireland)

Sanpaolo IMI Internazionale

Sanpaolo Leasint

Finemiro Banca (96.8%)

Farbanca (21.9%) (1)

Sanpaolo Fiduciaria

Sanpaolo Bank (Luxembourg)

•                    Cassa di Risparmio di Padova e Rovigo

•                    Cassa di Risparmio in Bologna

•                    Cassa di Risparmio di Venezia

•                    Friulcassa

•                    Banca Popolare dell’Adriatico

•                    Sanpaolo Banco di Napoli

Asset Management

•                    Sanpaolo IMI Asset Management

Sanpaolo IMI Asset Management (Luxembourg)

Sanpaolo IMI Institutional Asset Management

Sanpaolo IMI Alternative Investments

Investment Banking

•                    Banca IMI

IMI Investments (Luxembourg)

IMI Capital Markets USA (United States)

Banca IMI Securities (United States)

•                    Sanpaolo IMI Private Equity

LDV Holding (Netherlands)

•                    IMI Investimenti

•                    Structured Finance

Parent Bank

Personal Financial Services

•                    Banca Fideuram (73.4%)

Sanpaolo Invest SIM

Banque Privée Fideuram Wargny (France)

Fideuram Investimenti

Fideuram Bank (Luxembourg)

Fideuram Fiduciaria

Fideuram Bank Suisse (Switzerland)

Fideuram Gestions (Luxembourg)

Fideuram Asset Management (Ireland)

Sanpaolo Invest Ireland (Ireland)

Insurance

•                    Assicurazioni Internazionali di Previdenza (A.I.P.)

Fideuram Assicurazioni

Sanpaolo Life (Ireland)

Egida (50%)

Universo Servizi

Public Authorities and Entities

•                    Banca OPI

•                    Public Authorities and Entities

Parent Bank

(1)       On 24 January 2005 the share rose from 21.9% to 22.7%.

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON GROUP OPERATIONS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

ATTACHMENTS

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified consolidated statement of income

		2003	Change
	2004	(1)	2004 / 2003
	(€/mil)	(€/mil)	(%)
NET INTEREST INCOME	3,569	3,716	-4.0
Net commissions and other net dealing revenues	3,240	3,036	+6.7
Profits and losses from financial transactions and dividends on shares	432	447	-3.4
Profits from companies carried at equity and dividends from shareholdings	351	270	+30.0

NET INTEREST AND OTHER BANKING INCOME	7,592	7,469	+1.6
Administrative costs	-4,565	-4,610	-1.0
- personnel	-2,803	-2,841	-1.3
- other administrative costs	-1,510	-1,512	-0.1
- indirect duties and taxes	-252	-257	-1.9
Other operating income, net	320	329	-2.7
Adjustments to tangible and intangible fixed assets	-457	-484	-5.6

OPERATING INCOME	2,890	2,704	+6.9
Adjustments to goodwill and merger and consolidation differences	-199	-158	+25.9
Provisions and net adjustments to loans and financial fixed assets	-738	-859	-14.1
- provisions for risks and charges	-231	-195	+18.5
- net adjustments to loans and provisions for guarantees and commitments	-525	-724	-27.5
- net adjustments to financial fixed assets	18	60	-70.0

INCOME BEFORE EXTRAORDINARY ITEMS	1,953	1,687	+15.8
Net extraordinary income/expense	148	-32	n.s.

INCOME BEFORE TAXES	2,101	1,655	+26.9
Income taxes for the period	-658	-644	+2.2
Change in reserve for general banking risks	-2	9	n.s.
Income attributable to minority interests	-48	-48	—

NET INCOME	1,393	972	+43.3

(1) For a better comparison with the figures for 2003, tax credit on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings” has been reclassified among “Income taxes for the period”.

Quarterly analysis of the reclassified consolidated statement of income

						2003
							Third	Second	First
	2004						quarter	quarter	quarter
	Fourth	Third	Second	First	Quarterly	Fourth	pro forma	pro forma	pro forma	Quarterly
	quarter	quarter	quarter	quarter	average	quarter	(1)	(1)	(1)	average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
NET INTEREST INCOME	867	891	907	904	892	921	939	932	924	929
Net commissions and other net dealing revenues	844	794	817	785	810	855	786	713	682	759
Profits and losses from financial transactions and dividends on shares	175	62	114	81	108	108	76	178	85	112
Profits from companies carried at equity and dividends from shareholdings	76	84	102	89	88	61	63	90	56	68

NET INTEREST AND OTHER BANKING INCOME	1,962	1,831	1,940	1,859	1,898	1,945	1,864	1,913	1,747	1,868
Administrative costs	-1,192	-1,115	-1,143	-1,115	-1,141	-1,214	-1,128	-1,152	-1,116	-1,153
- personnel	-729	-686	-695	-693	-701	-735	-696	-713	-697	-710
- other administrative costs	-409	-363	-380	-358	-378	-422	-365	-372	-353	-378
- indirect duties and taxes	-54	-66	-68	-64	-63	-57	-67	-67	-66	-64
Other operating income, net	89	72	83	76	80	85	82	81	81	82
Adjustments to tangible and intangible fixed assets	-138	-112	-107	-100	-114	-148	-113	-116	-107	-121

OPERATING INCOME	721	676	773	720	723	668	705	726	605	676
Adjustments to goodwill and merger and consolidation differences	-91	-36	-37	-35	-50	-43	-35	-46	-34	-40
Provisions and net adjustments to loans and financial fixed assets	-195	-178	-215	-150	-185	-474	-71	-180	-134	-215
- provisions for risks and charges	-122	-31	-51	-27	-58	-88	-44	-36	-27	-49
- net adjustments to loans and provisions for guarantees and commitments	-155	-103	-137	-130	-131	-432	-122	-102	-68	-181
- net adjustments to financial fixed assets	82	-44	-27	7	5	46	95	-42	-39	15

INCOME BEFORE EXTRAORDINARY ITEMS	435	462	521	535	488	151	599	500	437	421
Net extraordinary income/expense	76	—	13	59	37	179	-38	-215	42	-8

INCOME BEFORE TAXES	511	462	534	594	525	330	561	285	479	413
Income taxes for the period	-75	-181	-212	-190	-165	-133	-209	-113	-189	-161
Change in reserve for general banking risks	-2	—	—	—	-1	3	6	—	—	2
Income attributable to minority interests	2	-15	-17	-18	-12	-14	-13	-12	-9	-12

NET INCOME	436	266	305	386	347	186	345	160	281	242

(1) The pro forma figures of the first three quarters of 2003 were prepared to enable consistent comparison. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1/1/2003, as well as the exclusion of Banque Sanpaolo from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date. For the second and third quarters of 2003 only, tax credits on dividends from shareholdings previously booked under “Profits from companies carried at equity and dividends from shareholdings” have been reclassified among “Income taxes for the period”.

Reclassified consolidated balance sheet

			Change
			31/12/04-
	31/12/2004	31/12/2003	31/12/03
	(€/mil)	(€/mil)	(%)
ASSETS
Cash and deposits with central banks and post offices	1,348	1,474	-8.5
Loans	145,684	146,877	-0.8
- due from banks	23,777	22,278	+6.7
- loans to customers	121,907	124,599	-2.2
Dealing securities	26,125	22,357	+16.9
Fixed assets	9,815	9,822	-0.1
- investment securities	3,219	2,935	+9.7
- equity investments	4,503	4,572	-1.5
- intangible fixed assets	289	343	-15.7
- tangible fixed assets	1,804	1,972	-8.5
Differences arising on consolidation and on application of the equity method	769	959	-19.8
Other assets	27,416	21,091	+30.0
Total assets	211,157	202,580	+4.2

LIABILITIES
Payables	163,400	160,255	+2.0
- due to banks	28,198	28,534	-1.2
- due to customers and securities issued	135,202	131,721	+2.6
Provisions	4,013	4,019	-0.1
- for taxation	989	732	+35.1
- for termination indemnities	886	946	-6.3
- for risks and charges	1,940	2,037	-4.8
- for pensions and similar	198	304	-34.9
Other liabilities	24,809	20,626	+20.3
Subordinated liabilities	6,955	6,414	+8.4
Minority interests	176	271	-35.1
Shareholders’ equity	11,804	10,995	+7.4
Total liabilities	211,157	202,580	+4.2

GUARANTEES AND COMMITMENTS
Guarantees given	17,299	19,912	-13.1
Commitments	29,815	25,839	+15.4

Quarterly analysis of the reclassified consolidated balance sheet

					2003
						30/9	30/6	31/3
	2004					pro forma	pro forma	pro forma
	31/12	30/9	30/6	31/3	31/12	(1)	(1)	(1)
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
ASSETS
Cash and deposits with central banks and post offices	1,348	984	1,037	914	1,474	963	974	967
Loans	145,684	143,153	146,924	144,342	146,877	139,679	146,381	148,267
- due from banks	23,777	20,906	22,147	21,527	22,278	17,607	20,050	22,741
- loans to customers	121,907	122,247	124,777	122,815	124,599	122,072	126,331	125,526
Dealing securities	26,125	32,348	31,772	28,557	22,357	23,642	24,580	20,489
Fixed assets	9,815	9,787	9,682	9,755	9,822	9,690	9,586	9,866
- investment securities	3,219	2,967	2,917	2,913	2,935	2,864	2,895	2,950
- equity investments	4,503	4,603	4,559	4,586	4,572	4,424	4,253	4,453
- intangible fixed assets	289	290	305	327	343	334	339	370
- tangible fixed assets	1,804	1,927	1,901	1,929	1,972	2,068	2,099	2,093
Differences arising on consolidation and on application of the equity method	769	860	896	933	959	992	1,027	1,055
Other assets	27,416	24,464	22,614	22,496	21,091	22,893	26,460	22,131
Total assets	211,157	211,596	212,925	206,997	202,580	197,859	209,008	202,775

LIABILITIES
Payables	163,400	167,034	168,149	164,476	160,255	155,736	160,518	162,154
- due to banks	28,198	33,169	32,570	29,613	28,534	26,638	28,087	27,896
- due to customers and securities issued	135,202	133,865	135,579	134,863	131,721	129,098	132,431	134,258
Provisions	4,013	4,192	4,001	4,304	4,019	4,026	3,680	3,908
- for taxation	989	1,031	795	1,000	732	725	436	838
- for termination indemnities	886	924	929	946	946	985	971	971
- for risks and charges	1,940	1,935	1,973	2,055	2,037	2,007	1,925	1,751
- for pensions and similar	198	302	304	303	304	309	348	348
Other liabilities	24,809	22,089	22,683	19,878	20,626	20,555	27,311	19,010
Subordinated liabilities	6,955	6,705	6,801	6,666	6,414	6,484	6,784	6,533
Minority interests	176	331	318	290	271	298	292	354
Shareholders’ equity	11,804	11,245	10,973	11,383	10,995	10,760	10,423	10,816
Total liabilities	211,157	211,596	212,925	206,997	202,580	197,859	209,008	202,775

(1) The pro forma figures for the first three quarters of 2003 were prepared to enable consistent comparison with the figures as of 30/9/2004. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì as of 1/1/2003, as well as the exclusion of Banque Sanpaolo from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation as of the same date.

Report on Group Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE YEAR

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE INSURANCE BUSINESS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

RISK MANAGEMENT AND CONTROL

SHAREHOLDERS AND RATINGS

SUPPLEMENTARY INFORMATION

GROUP BUSINESS STRUCTURE

DEVELOPMENTS AFTER THE END OF THE YEAR

Economic background

The international context

In 2004, the global economy has grown at a particularly fast rate, higher than expected. According to the most recent estimates, world output grew at a pace well above 4%, over one percentage point more than 2003. The recovery was led by the United States, China and India, whose economies gave a strong impulse to international business, with an expansion of 10%. Emerging countries showed the highest development rates of the last twenty years; countries in transition maintained sustained growth rates; even mature economies - despite considerable cyclic differences seen at the end of the year - on the whole registered stronger economic activity than in 2003.

Considering the numerous adverse shocks - the high rise in the price of raw materials, mainly oil, the fall in value of the dollar and the considerable geopolitical instability in the Middle East - the global economy has shown a surprising capacity for absorption, albeit with certain geographical differences. While the cyclic recovery has improved in the United States, production in other developed countries has been negatively influenced by the increase in oil prices and appreciation of their respective currencies against the dollar.

At the end of the year, the United States reported a sustained economic growth. GDP (+4.4%) benefited from the powerful impulse of fiscal and monetary policies, which have been particularly extensive for the past three years.

Despite the dramatic rise in the prices of raw materials and imported goods, inflation remained under control in the United States. Consumer price trends have registered relatively contained increases on the whole, although there has been some pressure towards a rise at the end of the year. The rate of inflation rose to 3.3% in December, from 1.9% at the end of 2003.

During the year the Federal Reserve changed the orientation of the monetary policy, implementing, in June, a series of increases which took policy rates from 1% to 2.25% in December, a level which continues to be historically low. Despite the recovery in money market rates, long-term rates, following the dramatic rise of the first half, showed a downward trend in the second half of the year.

In a context characterized by a reduction of the degree of risk aversion by international operators, after the sudden increase at the beginning of the year, corporate debt and sovereign security spreads began to fall again.

The critical factors of the economic scenario in the United States, represented by the instability of public finance balances and foreign accounts, have worsened. In 2004 the public deficit reached 412 billion dollars. At the same time the commercial deficit continued to climb, exceeding 617 billion dollars.

The release of figures on the growing deficit, as well as rumors of possible changes in the composition of the reserves by some of the major Central Banks, have weakened the dollar against most of the free-floating currencies. At the end of December the euro and the yen climbed respectively by 7.9% and 4.9% against the dollar and the Chinese yuan, still related to the American currency at a fixed exchange rate.

In Japan, GDP grew by 2.6% in the year, due to exceptionally lively dynamics in the first quarter (+5.8%). In subsequent months the economy fell back into a new recession, due to a lack of positive contribution to growth by inventories and foreign demand. The consumer price trend remained consistent with the expectations of recovery from the lengthy phase of deflation.

In relation to the evolution of emerging areas, the economic recovery in Latin America benefited from a series of favorable factors, including the lively trend in international trade, the rise in the prices of some commodities and, occasionally, the resilience of domestic demand.

In Eastern Europe, in 2004 the ten new members of the European Union have, on the whole, enjoyed the progressive stabilization of their respective economies. In this scenario, the currencies of Estonia, Slovenia and Lithuania have already been able to enter the EMS II. On the contrary, the currencies of Poland and Hungary have suffered a relative deterioration of the domestic taxation policies and the uncertainty of the domestic political climate.

2004 saw a consolidation of the growth performance in Asia (+7%) and a strengthening of the foreign financial position, thanks to the huge accumulation of international reserves triggered by extensive commercial surplus. At regional level, growth has however been uneven from country to country.

During 2004, thanks to the sustained demand for oil, the Middle East countries have shown strong growth rates, averaging around 5%. The area remained the focus of international attention owing to the persistence of strong geopolitical tension.

The euro-zone and Italy

In 2004 the euro-zone grew at a rate of 1.8%, 0.5% faster than the previous year, but clearly slower than expected and lower in respect of the performance of other major international areas. In the first part of the year the dynamics of international commerce favored exports, offsetting the dull trend in domestic demand. However in the second half year the lower contribution of exports, partly linked to the rise of the euro against the dollar and the yuan, led to a fall in manufacturing.

Among EMU members, Germany and Italy registered the lowest growth rate: 1% and 1.1% respectively over the whole year, with a contraction of economic activity in the last quarter. The growth performance of the two countries was largely influenced by the weakness of domestic demand. France and Spain showed more lively trends with rates of 2.3% and 2.6% respectively, thanks to the positive dynamics of household consumption, sustained by the strong increase of real estate prices.

The public balances worsened, despite the improvement of the market situation compared with 2003, approaching 3% in the whole area. Among the countries in the European Monetary Union, net debt reached 3.9% in Germany and 3.7% in France.

Inflation in 2004 was 2.1%, largely in line with 2003, but with a more volatile pattern owing to the extensive swings in oil prices. Policy rates were kept at 2% for the whole of 2004.

The modest growth of the Italian GDP in 2004 was largely due to the stagnation which has characterized the manufacturing industry for several years. During 2004 firms were negatively influenced by the weak domestic demand, while they benefited from the positive dynamics of foreign demand, which however grew at a lower rate compared with international trade. The reduction of the Italian share of international commerce is related, on the one hand, to the erosion of competitiveness and, on the other, to the lower international growth of the demand for typical Italian products.

At sectorial level, there was a significant drop in the fashion sector and in products Made in Italy in general, whereas international competition has become particularly decisive. The mechanical sector also showed a downtrend due to weak investments and expenditure for durable consumer goods, especially in the second half of the year. On the other hand the construction sector, in expansion since 1999, showed a positive trend, as did the agricultural sector, recovering after the considerable slowdown of previous years.

At territorial level, on the basis of preliminary data, there seems to have been no marked imbalance in the growth of the local areas. For the regions of the North East and the Adriatic, estimates indicate a growth at rates slightly higher than the national average, thanks primarily to the recovery of the sectors linked with export, while for the North West regions, suffering the considerable recession of the industrial sector and large companies in particular, the trend is below the national average. For the Southern and Central regions, growth rates are estimated largely in line with the national average.

Lower income from one-off taxes compared with 2003 weighed on the situation of Italian public finance. The net debt of Public Administration worsened in 2004, at 3% of GDP (from 2.9% in 2003). The ratio between public debt and GDP continued to fall gradually (105.8% in 2004 from 106.3% in 2003).

The rate of inflation was 2.2% in 2004. The trend in consumer prices slowed considerably towards the end of the year, falling below the euro-zone average.

Banking industry

In 2004 the weak market situation contained the dynamics of banking loans in Italy, which were however still higher than the nominal GDP.

Loans registered a 5.5% increase (compared with 6.3% of the previous year), with differences at sectorial level. The global trend was sustained by the acceleration of household loans (+13.4%). Mortgages, still in considerable expansion (+19.8%), were encouraged, on the one hand, by the substantial increases of prices and exchanges on the real estate markets and, on the other, by the persistence of particularly favorable financing conditions. Consumer credit, while continuing to account for a small part of the total household debts, lower than the average of the main

European countries, showed a sustained rhythm (+15.4%), despite low expenditure. The other categories of household loans, mainly financing linked to economic activities, grew at a lower rate, equal to 4.4%.

Loans to non-financial companies showed, on the whole, a contained trend (+4.7%), paying heavily for the stagnation of manufacturing activity and the probable postponement of investment decisions by companies. Among the various business sectors, loans to services connected with transport were the most heavily penalized (-15.3%). On the contrary, and in line with the positive dynamics of the economic sector of reference, loans to other services for sale, including real estate services, registered the most significant growth (+16.6% in December). After years of reduction, in 2004 loans to Public Administration began to grow again (+1.7%). Long-term credit among companies grew at considerably higher rates (+8.1%) compared with short-term credit (+0.4%), indicating the continuation of the recomposition of the financial structure of companies towards longer term funding.

On a territorial basis, the figures for September 2004 indicate a sizeable increase of loans in the South (+10.7%), the Islands (+8.4%) and the North East (+7.5%). Also in the Adriatic regions total growth (+7.7%) was higher than the national average (+5.5%). The same figures however show a lower than average trend in the North West (+4.5%) and the Center (+2.7%).

In December 2004 non-performing loans registered an annual reduction (-2%). The main risk ratios (including the net non-performing loans/net loans ratio) however showed a slight improvement of the credit quality.

The climate of uncertainty which characterized 2004 favored a significant increase in the preference for liquidity and prudent financial investment by households. In this setting, the expansion of banking deposits registered an acceleration (+6.9%) thanks to the contribution of total deposits (+4.8%), led by current accounts (+6%), and bonds, which continued to expand considerably (+10.3%).

In a substantially stable situation in the monetary market reference rates, the rates of banking interest on liabilities in 2004 remained at the levels of the end of 2003. On the contrary, interest rates continued to fall, with particular intensity for the household sector. At the end of the year, the short-term banking spread on household and non-financial companies loan rates showed a decrease of 10 basis points.

Securities brokerage

The main international share indexes showed an alternating trend in the first nine months of the year, closing with an increase at the end of 2004. The S&P500 gained 9%, Nikkei 7.6%, DJ Euro Stoxx 9.9% and Mibtel 18.1%. The difference in the performance of the stock exchanges was partly influenced by the different sectorial composition of the indexes.

The global evolution of the stock exchanges benefited largely from two factors, the positive trend of company earnings, on the one hand, generated not only through the reduction of company costs but also - especially in the United States - by the increase in operating revenues, and the particularly low level of nominal and real interest rates on the other.

Owing to the recovery of prices, the stock market capitalization of Italian companies listed in the domestic market rose to 581 billion euro, enjoying a strong increase also in relation to GDP (43.1%), compared with the 487 billion registered in 2003 (37.6% of GDP). Eight new companies were quoted (4 in 2003). The flow of investments into the Italian market, as channeled through Public Offers, amounted to 12 billion euro (2.8 billion in 2003), through 18 transactions (compared with six transactions that were completed during 2003). The funds obtained by the listed companies through capital increases, on the other hand, fell to 3.3 billion euro (compared with 9.8 billion in 2003), associated with 23 transactions (28 in 2003). The average daily value of shares exchanged was 2.9 billion euro (compared with 2.7 billion in 2003).

Asset management

In a scenario characterized by an uncertain evolution of real economy, a considerable increase of real estate values and a prudent attitude by Italian households towards the choice of lower risk financial investments, the asset management industry, despite its expansion in comparison with 2003, showed a rather slow growth.

In December, the amounts of investment funds managed by Italian brokers reached 515.4 billion euro, up 1.3% compared with 2003. The growth of the amounts benefited from a positive revaluation of share and bond prices, following the simultaneous rise in the relative market indexes, but was negatively influenced by consistent disinvestment flows. Net deposits during the year showed an outflow of funds, especially in the second half, totaling 10.5 billion. The reversal concerned all categories of funds, apart from flexible funds. The deficit was particularly extensive for liquidity funds (-6.5 billion euro).

On the basis of preliminary data, a positive contribution to the dynamics of asset management, both in terms of revaluation of portfolios and the flows of new capital, is forecast by portfolio management and by the insurance-pensions sector.

Action points and initiatives in the year

The actions taken by the SANPAOLO IMI Group in 2004 were concentrated on three main areas, aimed at strengthening the Group’s operative development:

•     finalization of the IT and commercial integration of the banking distribution networks;

•     concentration of insurance activities in a single structure;

•     simplification of the model of governance.

The first initiative was aimed at improving the capacity for distribution of the branch network, combining the single nature of strategic and commercial management with the strengthening of customer relations, generated by the strong territorial roots of the various historical brands that are now part of the Group. Thanks to the integration of the IT platform, completed in October 2004, the business model of the Sanpaolo network, divided into light central structures which uniformly and completely supervise the respective territory and coordinate branches specialized by market segment, will gradually be extended to all the Group’s banking activities.

The concentration of the companies of the Group operating in life and property and casualty insurance in a single structure will increase revenue through innovation in such sectors as welfare and personal insurance, as well as increasing efficiency through cost synergies and economies of scale.

With regard to the third area, on 29 April 2004 the Board of Directors defined the Group’s new organizational model, effective from 1 May. The new model has simplified corporate governance and strengthened the specialization in customer segments of the distribution networks, extending the commercial coordination for markets to all the bank networks. As a result of the reorganization of the model, the Group is now divided into the following Business Sectors:

•     Commercial Banking

•     Asset Management

•     Investment Banking

•     Personal Financial Services

•     Insurance

•     Public Authorities and Entities

•     Central Functions.

The main initiatives within each Sector are explained hereafter.

Commercial Banking

During the year, initiatives were taken to rationalize and develop the Group, in Italy and abroad, aimed at strengthening its presence in certain market sectors and geographical areas with a marked growth potential.

Plan to develop and rationalize the distribution networks

Having completed the integration of the branches of the former Banco di Napoli, in 2004 the process was also finalized for the banks in the Triveneto and Emilia areas and for Banca Popolare dell’Adriatico. The integration process involved the gradual adoption of the Sanpaolo network organizational and commercial model and the migration of the IT systems to those of the Parent Bank. The latter process began in March with Cassa di Risparmio di Venezia and concluded in October with Banca Popolare dell’Adriatico.

The reorganization process also envisages that branches within a reference territory of a specific historical brand should belong to the bank holding that brand, with the aim of taking advantage of the potential generated locally by the brand. In this respect, the plan to rationalize the distribution network, approved by the Board of Directors on 27 July 2004, was executed through the transfer to the four bank networks of the North East of the 113 Sanpaolo operating points located within the Triveneto and Emilia areas and the transfer to Sanpaolo of the 30 Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna operating points located outside of their respective territories. The process was begun in November 2004 and concluded in January 2005.

Other initiatives in Italy

On 20 January 2004, SANPAOLO IMI exercised a put option for the remaining share of Finconsumo Banca (30%), implementing the agreements subscribed with Santander Central Hispano (SCH) for the sale to the latter of the whole share held in the bank. The transaction, which is part of the rationalization of activities in consumer credit in which the Group operates with Finemiro Banca, was completed at a price of 80 million euro, determining a gross capital gain of 55 million.

The cooperation between SANPAOLO IMI, Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì resulted, at the end of March 2004, in a transaction to favor the development of activity in the small- and medium-sized company segment (SME). The banks promoting the initiative approved a 500 million euro plafond of loans to SMEs in Northern Italy, Tuscany and Emilia Romagna, with the cooperation of the leading Loans Consortia in the regions, intervening to guarantee the loans and also in view of a subsequent securitization of the portfolio generated. The transaction is aimed at creating a “system product” with uniform characteristics and conditions throughout the whole territory considered, which will offer a prompt and streamlined operating response to financial needs linked with the development of the companies receiving the loans.

Confirming the strategic importance of the SMEs, at the beginning of July another initiative aimed at favoring activities in the sector was begun with the setting-up of a pla-fond of 250 million euro destined to medium-term loans for applied research projects. In addition to financial support, there is also the offer of an advisory service for technological and industrial projects, made possible by the Group’s know-how gained over the years through the management of research and development benefits on behalf of Public Administration.

In the context of the Turin 2006 Olympic Winter Games, SANPAOLO IMI has undertaken numerous commercial initiatives aimed at taking advantage of the Group’s role of Principal Sponsor. The combination of these initiatives intends to strengthen the customer relationship, with improved customer retention and cross selling, and to increase the customer base thanks to high quality and value services. Furthermore, by making available to Turin 2006 its network of some 3,200 branches, Commercial Banking will make its own contribution to making the forthcoming Olympic Winter Games a major international event.

Initiatives in foreign markets

On 1 April 2004 Inter-Europa Ertekesitesi commenced operations; the company is wholly owned by the Hungarian Inter-Europa Bank which is, in turn, a subsidiary of the Group which holds 85.9% through Sanpaolo IMI Internazionale. The activities of the new company consist of promotions and the placement of financial products on commission, operating in particular as an agent of Inter-Europa Bank for the exclusive placement of traditional bank products with private and small entrepreneurs not yet customers of the bank. Furthermore, it will, on commission, place third party financial and insurance products, providing significant opportunities for cross selling.

As part of the initiatives to strengthen the Group’s presence in the Mediterranean area, two commercial cooperation agreements were signed with leading banks in Morocco and Tunisia. They are aimed at encouraging the internationalization of Italian companies and at promoting the development of import-export flows between Italy and its commercial partners, offering a complete range of products and services to retail and corporate customers operating in Italy and the two North African countries. The first agreement was signed on 14 April 2004 for commercial cooperation with Banque Marocaine du Commerce Extérieur (BMCE), a leading bank in Morocco with 219 branches. The second was signed on 14 September 2004 with Banque Internationale Arabe de Tunisie (BIAT), a leading private Tunisian bank with a network of some 100 branches, in which the Group has a shareholding of 5.6% through Sanpaolo IMI Internazionale.

Other foreign rationalization initiatives included:

•              the merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg), completed on 1 September 2004. The integration of the two companies and the rationalization of the structures, with consequent cost synergies, was deemed necessary considering the convergence of the Group’s supply systems and services;

•              on 25 October 2004, cession of Sanpaolo Bank (Austria) to the Austrian insurance company Grazer Wechselseitiger. The transaction aimed to optimize the Group’s presence on the Austrian market, considering the coexistence of a foreign branch of the Parent Bank.

Asset Management

During the year, Asset Management underwent major reorganization in line with the Group business model characterized by specialization of the commercial units and product companies. On 19 November, the split was completed of the total shareholding of Sanpaolo IMI Wealth Management in Sanpaolo Vita in favor of Assicurazioni Internazionali di Previdenza (A.I.P.). The transaction was instrumental in the creation of the Insurance sector and took legal effect as of 30 November 2004 and accounting effect as of 1 January 2004. On 29 November, the total split was approved of the Sanpaolo IMI Wealth Management holding company in favor of Sanpaolo IMI Asset Management, for the activities of asset management, and to the Parent Bank for the remaining activities. Therefore, as of 29 December 2004, the date of completion and legal effectiveness of the transaction, the holding company ceased to exist. The reorganization maintains Asset Management as a direct extension of the Parent Bank and also rationalizes the investment structure and streamlines the staff organization with consequent cost synergies.

On 16 February 2004 the Group took over 50% of Allfunds Bank. The company, wholly owned, through Banco Banif, by SCH, has a platform offering access to third party mutual funds available to institutional customers. The purchase of the shareholding falls within the context of the cooperation agreements for the development of a pan-European project in the wholesale distribution of third party mutual funds, through the formation of a joint venture. With these agreements, SANPAOLO IMI and SCH intend to consolidate their leadership in the sector and identify potential strategic partners in the main European markets.

The initiatives undertaken during the year have been instrumental in pursuing the strategic aim of building customer confidence in the Group’s asset management and exploiting its role in portfolio management.

Investment Banking

During the year, this sector witnessed rationalization initiatives such as the above-mentioned merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg) and the split from Banca IMI in favor of Sanpaolo IMI Asset Management of 100% of Obiettivo SGR, the company operating in the market of pure hedge funds, and later merged into the subsidiary Sanpaolo IMI Alternative Investments.

The transactions have contributed to pursuing the sector’s objectives to recover profitability in the management of own capital and the strengthening of revenue, focusing activities on more profitable customer products/segments in synergy with the Group networks.

The presence of the Group in the area of private equity was strengthened by the promotion of two new multi-regional closed funds dedicated to investment in small-and medium-sized businesses.

In relation to the agreements between SANPAOLO IMI, together with Banca Intesa, Unicredito and Capitalia, on the one side, and the FIAT group on the other, and under the Framework Agreement of May 2002, during the preceding years all the foreseen operations were completed, including, in particular, the granting of a convertible facility for a total of 3 billion euro in July 2002 (of which 400 million by SANPAOLO IMI), and the take over by FIAT of 14% of the capital of Italenergia Bis (IEB) by Banca Intesa, Capitalia and SANPAOLO IMI, which purchased a 4.66% share through IMI Investimenti over and above the original share of 7.82%.

IMI Investimenti also holds a 25% share in Synesis Finanziaria, the vehicle through which in 2003 the four banks participating in the Framework Agreement purchased from FIAT Auto 51% of Fidis Retail Italia, the company for consumer credit activities for vehicle marketing of the Turin automobile group. In January 2005, the call option conceded at the time to FIAT by the purchasing banks was extended for another two years.

On the basis on the contractual commitment implicit in the FIAT convertible facility, in 2004 SANPAOLO IMI arranged coverage by the provision of 14 million euro. At the end of 2004, the total adjustment was 167 million euro. The resolution on 13 February 2005 of the agreement between FIAT and General Motors, with the cancellation of the put option and consequent recovery of 1.55 billion euro, should allow the Turin group to meet the financial debt limits of the convertible facility. The dissolution of the joint ventures relative to above-mentioned agreement will allow FIAT to concentrate on the industrial strategies necessary to finalize the plan to reorganize the group.

In relation to the portfolio investments in IEB and Edison, at the end of 2004, and with the aim of impugning the various put and call contracts stipulated with other IEB partners to be activated in 2005, the partner EDF - Electricité de France commenced the legal proceedings foreseen by the respective contracts. IMI Investimenti has filed for legal proceedings, together with the other two participating banks: on the basis of legal investigations, it is deemed that EDF’s objections are unfounded. In this respect, on 2 February 2005, EDF was informed of the exercise of sales options held by the banking partners. The

FIAT group was also requested to exercise its put option for EDF linked to the banks’ rights of co-sale of investments in IEB acquired by FIAT in 2003.

Personal Financial Services

On 30 June 2004, the Meeting of the Shareholders of SANPAOLO IMI approved the spin off of the stake held by Banca Fideuram in Fideuram Vita in favor of SANPAOLO IMI, which was completed on 19 November 2004 with effect from 30 November 2004. The beneficiary assigned the minority shareholders in Banca Fideuram shares at a ratio of 0.07470 SANPAOLO IMI ordinary shares for each Banca Fideuram share.

The transaction was instrumental in the reorganization of the insurance activities of SANPAOLO IMI, as described in the following paragraph, and strengthened Banca Fideuram’s role in financial consultancy services, asset management and private banking. In particular, a strategic objective was identified in the growth of volumes in the reference customer segments, confirming the maintenance of the bank’s profitability at the current levels of excellence.

Insurance

During the year work continued to reorganize the insurance activities of the SANPAOLO IMI Group through the creation of a single pole into which the different companies operating in the life and property and casualty sectors have been brought together. The company vehicle identified for this purpose is Assicurazioni Internazionali di Previdenza S.p.A. (previously called Noricum Vita), of which the Group has held total control since the end of 2003.

The reorganization project, the guidelines of which were approved by the Board of Directors on 13 February 2004, aims to:

• rationalize the presence in the market, achieving a critical volume capable of encouraging increased efficiency through cost synergies and economies of scale;

• increase the focus on the insurance business, encouraging product innovation in sectors such as welfare and personal insurance;

• exploit the complementary nature of insurance and financial needs.

The main phases in making A.I.P. operative as of 1 December 2004 were:

• spin off in favor of SANPAOLO IMI of the stake held by Banca Fideuram in Fideuram Vita;

• spin off in favor of A.I.P. of the total stake held by Sanpaolo IMI Wealth Management in Sanpaolo Vita;

• merger by incorporation of Sanpaolo Vita and Fideuram Vita into A.I.P..

The reorganization also intends to create the conditions for further possibilities of growth, also by way of subsequent aggregations.

Public Authorities and Entities

In the light of development in the market of public authorities and entities, characterized by widespread administrative and financial decentralization and growing competition in profit margins, a new business model has been defined aimed at increasing origination capabilities. In this context, at the end of 2004 a commercial agreement was stipulated between Banca OPI and the banking networks of the Group aimed at maximizing cross selling between the various structures in the relative areas of competence (medium-/long-term loans and bridging loans for medium-/long-term transactions for Banca OPI and short-term loans for the Group banking networks). Commercial offices are foreseen to be created dedicated to public authorities and entities and with the task of directly initiating origination actions and supporting the operating points in their promotional function so as to increase commercial effectiveness in the reference market.

Central Functions

Shareholdings

In the context of the strategic cooperation with Caisse Nationale des Caisses d’Epargne (CNCE), on 9 December 2004 the exchange took place of the Group’s 3.45% shareholding in CDC Ixis with shareholdings in the two operating sub-holdings of the French group, Ixis Asset Management Group (12%) and Ixis Corporate & Investment Bank (2.45%), deemed strategic to pursue opportunities for cooperation. The transaction is the result of the complex reorganization of the Caisse d’Epargne group (GCE) during the year, which also led to the incorporation into CNCE of CDC Ixis and the reorganization of the French group’s market activities into three poles: asset management, investment banking and custody. The reorganization makes GCE an important universal banking group, with a similar structure and position to SANPAOLO IMI, creating further prospects for the evolution of the partnership.

In November 2004, SANPAOLO IMI held preliminary contacts with Dexia S.A., a Franco-Belgian financial institution, in relation to possible forms of aggregation. On 28 and 29 November 2004, the Boards of Directors of Dexia and SANPAOLO IMI deliberated that the conditions to continue the study were lacking.

Real estate portfolio

On 18 November 2004, a project was completed for the valorization of the non-operating real estate portfolio of SANPAOLO IMI through the transfer to the Carlyle group of 100% of CSP Investimenti - the subsidiary to which SANPAOLO IMI assigned the real estate branch, including 105 properties, as of 31 December 2003 - and of a further 126 properties belonging to various companies of the Group. The transaction was aimed at rationalizing the management of the real estate assets on the basis of organizational requirements and income opportunities. It was defined on the basis of a sale price of some 320 million euro, allowing a gross capital gain of almost 100 million euro. About one third of the capital gain was booked to the equity of the proprietary banking networks as of 31 December 2003 for revaluation according to law 350/2003, and the remaining part was recorded in the financial statements for 2004.

Corporate bond risk and the protection of savers

The serious repercussions of the recent national and international corporate bond defaults, which have affected savers’ portfolios, have led the Group to take several precautions to protect its customers. In the belief that it behaved with maximum correctness in its investment services, SANPAOLO IMI has adopted an approach aimed at examining those areas in which customers complain of specific shortcomings in the relationship with the reference branch. The aim is to verify the adequacy and formal and substantive consistency of the investment to the risk profile attributable to the customer and, consequently, where conditions avail, to resolve any controversy amicably. At the end of 2004, some 6,000 claims had been made on Argentine, Cirio and Parmalat bonds; in 4% of cases, the investment transaction was judged to be inadequate and conciliatory measures were taken. Out of a total of claims amounting to over 8 million euro, at present agreements have been made for an overall outlay of some 4 million.

In relation to Argentine bonds, Public Exchange Offers were held in parallel in Argentina, the United States, Japan and some European countries, including Italy, between 14 January and 25 February 2005, offered by the Argentine government to all categories of investors in bonds issued by that government. The nominal value of the shares theoretically on exchange was around 82 billion US dollars at the exchange rate of 31/12/2003. The number of Italian savers involved was estimated at over 400,000. The market was informed that global, international adhesion was over 76%. As far as the SANPAOLO IMI Group is concerned, during the period of offer, just over half the private clients holding Argentine bonds ceded the old Argentine bonds by selling them on the secondary market or adhering to the Public Exchange Offer. On the invitation of the sector association, the Bank has expressed its willingness to meet all the expenses deriving from legal and/or arbitration actions that may be taken against Argentina for the bondholding customers who did not adhere to the Public Offer, as part of the initiatives promoted by Task Force Argentina (TFA).

The Parmalat group, a multinational company operating in the food and beverages sector, was declared insolvent in December 2003. The group had issued a total of 26 bond loans, mostly on the European market, corresponding to around 7 billion euro. The initiatives taken by the SANPAOLO IMI Group for its retail customers who acquired the above-mentioned bonds have found form in the agreement with the “Committee to defend SANPAOLO IMI Group Parmalat bondholders” founded on 2 February 2004, on the initiative of several Group customers, with the aim of taking all actions necessary for the admission of their credits into the extraordinary administration procedures and instigating any collective legal proceedings against individuals who, for positions held or functions executed in companies of the Parmalat group, seem responsible for the damage caused to all the customers represented by the said Committee. Under the agreement with the Committee, SANPAOLO IMI has undertaken to provide organizational and financial support to the pursuit of its statutory ends, guaranteeing, at the same time, complete autonomy of management and decision-taking. As part of the legal actions already undertaken, the

Committee obtained, on the terms it itself requested, full recognition of the credit terms claimed by its members and their registration in the definitive lists of creditors of the various insolvent companies. Furthermore, members of the Committee, who have adhered en masse to the project, appear as plaintiffs in the criminal proceedings pending in Milan and Parma in order to obtain redress for the financial and moral damage incurred as bondholders as a result of the crimes committed by all those who will be held responsible for the default of the issuing companies.

During 2004, the SANPAOLO IMI Group took part in the “PattiChiari” (Clear Deal) inter-bank initiative, which is articulated in eight initiatives aimed at improving relations between bank and customers. Four initiatives concern services, providing customers with simple and concrete instruments to facilitate the understanding, use and comparison of products on offer, from current accounts to cash machines and from checks to basic services. Two initiatives concern credit in relation to general valuation criteria and average reply times in order to favor the dialogue between businesses and bank and make the criteria for evaluating loan suitability clear and comprehensible. The last two initiatives, in the area of savings, provide investors with new instruments to evaluate bond risks and make available clear comparative prospectuses and information on structured securities. The projects promoted under the plan have been received in their entirety by the Group and virtually all the banking networks have subscribed to all the initiatives during the year. The other companies in the Group affected by the project have made preparations to obtain certification coherent with their operations. In order to verify complete respect of the established inter-bank protocols of quality, the Group underwent a first inspection by an independent certifying body in July 2004. The positive outcome has given the banking networks the right to use the “PattiChiari” quality marks in external communications as a distinctive element of their offers. A second inspection was begun in January 2005 in accordance with normal certification procedures that envisage the periodic repeating of the exercise in order to guarantee maintenance of the requested service levels.

Transition to IAS/IFRS international accounting policies

To implement the IAS Regulation, in December 2002 the SANPAOLO IMI Group launched a project with the aim of planning and realizing the operations necessary to cope adequately with the transition to the new regulatory framework.

During 2004, the study of the new international accounting policies and the problems caused by their introduction in the Group was completed, leading to the production of an IAS compliant version of the “Group Accounting Policies Handbook”. Wide-ranging and complex action was also taken, and is still on-going, for IT procedures, while the organizational operations regarding administration, valuation and accounting processes have been defined. The activity was accompanied by an intense training program aimed at spreading knowledge of the new regulatory framework to the Parent Bank and the subsidiaries.

The Board of Directors has decided to adopt the new international policies in drawing up the financial statements of the Parent Bank for 2005, and, with some exceptions, also for the subsidiaries in order to ensure uniformity of statements within the Group. With regard to the consolidated interim reports, transition to IAS/IFRS is foreseen for the Half Year Report.

A first valuation of the impact of the introduction of the international accounting policies on the Group’s statement of income and balance sheet has been positive and the main points are dealt with hereafter in a dedicated section of this Report (Supplementary information - Transition to IAS/IFRS international accounting policies).

Initiatives for financial and administrative governance

The attention of national and international Regulators on the correctness, completeness and transparency of company information of an administrative and financial nature concerning quoted issuers has particularly intensified following defaults in recent years by some companies which have had serious repercussions on savers’ portfolios. Rules and regulations have been drawn up in response to strengthen the presidium of company information procedures aimed at the production of obligatory financial market information. One of the most articulated and complete initiatives is the Sarbanes-Oxley Act (SOA) to which companies quoted in the United Sates and registered with the Securities and Exchange Commission (SEC), and therefore SANPAOLO IMI, are subject.

Confirming the attention it has always paid to maintaining a high level of corporate governance, the Group has begun a wide-ranging program aimed at establishing an innovative system for the governance and control of financial information, based on the increased reliability of procedures to ensure the highest standards in the quality of the disclosures. This demanding program consists of the formal and organic codification of the processes of reporting and disclosures, acting on these in the case of inefficiency of the foreseen controls and planning continuous updating procedures to implement change resulting from company and/or external phenomena, among which the transition to IAS/IFRS is of particular importance. With the enactment of the provisions of the Sarbanes-Oxley Act, the SANPAO-LO IMI Group intends to capitalize on the opportunities offered by the regulations in terms of competitive advantage.

Basel 2 Project

Work continued during 2004 for the implementation of the Basel 2 Project aimed at preparing the Group for the adoption of the advanced approached foreseen in the New Agreement, approved in its definitive version by the Basel Committee on 26 June 2004. In order to align close control of the risks inherent in loan disbursement with a service of excellence for businesses, in terms of clarity and strict procedures for reliability, in its risk management activities, SAN-PAOLO IMI has anticipated by a few years the evolution of prudential regulation and international best practice. In 2004, investments were made to bring internal organization models and processes in line with legal requirements. As outlined in the chapter “Risk management and control”, to which reference should be made for more detailed information, the models to evaluate credit risks have been refined, extending application to customer segments not yet covered. The use of rating (previously reserved for the larger counterparties managed by head office) has been extended as an essential element of the lending process also for the branch networks, restructuring the entire process of creditworthiness and risk management, as well as the relevant support instruments. Finally, the Group Regulation of operational risks has been approved, defining the organization structure, the areas of application and the related guidelines for management and control.

Consolidated results

Summary of results

The results of the SANPAOLO IMI Group for 2004 showed an improvement over 2003 in all the principal indicators for profitability, efficiency and quality of assets. Net income reached 1,393 million euro, a rise of 43.3% compared to 2003; RoE was 12.2%, 3 percentage points higher than the previous year. The Group also improved the cost to income ratio which fell to 63.5% from the 65.3% of 2003. The net non-performing loans/net loans ratio remained at an excellent level (1%).

This performance was made possible by the favorable trend in revenues, thanks to commissions and profits from companies carried at equity, the constant monitoring of expenses leading to a reduction in operating costs, as well as the increase in net extraordinary income, compared with charges accounted for in 2003 mainly attributable to staff leaving incentive plans.

The net result for the year was above the budget objective, continuing the growth begun in 2003.

Net interest income

Net interest income for 2004 was 3,569 million euro, a fall of 4% compared with the previous year. This trend is attributable to the deterioration of the total spread and the redirecting of volumes towards less remunerative activities which were not sufficiently compensated by the positive effect of trading volumes. Concerning the different composition of the volumes, there was a lower influence on interest-earning assets of loans to customers and, within that, the redirection in favor of medium-/long-term loans.

Net interest income

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)
Interest income and similar revenues	7,195	7,443	-3.3
Interest expense and similar charges	-3,508	-3,701	-5.2
Reclassification (1)	-118	-26	n.s.
Net interest income	3,569	3,716	-4.0

(1)  The reclassicification refers to the interest income of the Banca IMI group which, in the interest of a better representation of the Group results, has been reclassified under “Profits and losses from financial transactions and dividends on shares” as it is more closely related, from an operating point of view, to securities dealing.

The reduction in spread can be ascribed to the trend in market rates: three month Euribor showed an average drop of 22 basis points from the 2.33% of 2003 to the 2.11% of 2004. The rate of interest-earning assets was 4.23% and the cost of interest-bearing liabilities 2.01%. The result was a total spread of 2.22%, 11 basis points lower than 2003 owing to the rates of interest-earning assets falling more than the drop in the cost of interest-bearing liabilities.

The average amount of interest-earning assets rose by 0.5% compared with 2003, thanks to the growth of the securities portfolio. Loans to customers remained basically unchanged. Average interest-bearing liabilities were stable as the rise in direct customer deposits was compensated by a reduction in other interest-bearing liabilities, particularly due to banks and repurchase agreements.

Net interest and other banking income

The Group’s net interest and other banking income in 2004 was 7,592 million euro, up 1.6% compared with the previous year.

The downward trend in net interest income and profits and losses from financial transactions was more than compensated by the rise in net commissions, as well as the profits from companies carried at equity and dividends from shareholdings.

Net commissions amounted to 3,240 million euro, a growth of 6.7% compared with the previous year. The positive trend in commission revenues is evident in all the compartments, except for “other commissions” which fell due to fewer receipts from tax collecting activities and the failure to conclude some private equity transactions. Management, dealing and advisory services, which make up around 60% of the overall aggregate, showed an increase of 7.2%, entirely attributable to asset management which benefited from both the positive trend of financial markets and the major placements of insurance policies in the life sector. The significant expansion of loans and guarantees (+18.5%) and deposits and current accounts (+8.8%) was also confirmed.

The good performance during the year of net commissions gave rise to a significant improvement on 2003 in hedging

Analysis of average amounts and interest rates

	2004		2003		Change 2004 / 2003
	Average		Average		Change in average	Difference
	amounts	Average rate	amounts	Average rate	amounts	in rates
	(€/mil)	(%)	(€/mil)	(%)	(%)	(points %)
Interest-earning assets	156,767	4.23	155,977	4.53	+0.5	-0.30
- loans to customers (excluding repurchase agreements)	116,784	4.83	116,659	5.17	+0.1	-0.34
- securities	16,512	3.08	14,528	3.17	+13.7	-0.09
- other interest-earning assets	23,471	2.05	24,790	2.30	-5.3	-0.25
Non interest-earning assets (1)	52,860		47,004		+12.5
Total assets	209,627		202,981		+3.3

Interest-bearing liabilities	152,026	2.01	152,223	2.20	-0.1	-0.19
- direct customer deposits (excluding repurchase agreements)	115,444	1.82	110,360	2.03	+4.6	-0.21
- due to customers	70,580	1.01	66,822	1.14	+5.6	-0.13
- securities issued	44,864	3.10	43,538	3.39	+3.0	-0.29
- other interest-bearing liabilities	36,582	2.62	41,863	2.65	-12.6	-0.03
Non interest-bearing liabilities (1)	46,201		39,909		+15.8
Shareholders’ equity	11,400		10,849		+5.1
Total liabilities and shareholders’ equity	209,627		202,981		+3.3

(1)  This figure includes Banca IMI group’s average volumes, in line with the reclassification of the related interest income and expense.

operating costs. The net commissions/administrative costs and the net commissions/personnel costs ratios were respectively 71% and 115.6%.

Profits from financial transactions and dividends on shares reached 432 million euro, a drop of 3.4% compared with 2003. Market evaluation of some share investments was reduced in the light of the contribution of placement activities for derivative products on rates and exchanges for businesses which were basically at the same levels as the previous year. With reference to investment banking activities on the capital market, the results of the payables and equity compartments suffered the effects of the destabilizing events in the Italian corporate system and, more generally, the weak situation of the domestic macro-economy.

In 2004, profits from companies carried at equity and dividends from shareholdings, 351 million euro, increased overall by 30% over the previous year. In particular:

•          profit from companies carried at equity came to 278 million euro compared with 197 million euro for 2003, thanks to the results of the Group’s insurance companies concentrated in A.I.P.;

•          dividends paid to the Group by minority shareholdings not included in the consolidation area, equal to 73 million euro, remained unchanged compared to the previous year.

Operating income

Operating income amounted to 2,890 million euro, an increase of 6.9% on 2003. This evolution benefited from the reduction in operating costs as well as from the above-mentioned rise in revenues.

Administrative costs amounted to 4,565 million euro compared to 4,610 million euro in the previous year. These costs, in a context characterized by an annual inflation rate

Net interest and other banking income

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)
Net interest income	3,569	3,716	-4.0
Net commissions and other net dealing revenues	3,240	3,036	+6.7
- management, dealing and advisory services	1,904	1,776	+7.2
- asset management	1,646	1,479	+11.3
- brokerage and custody of securities and currencies	258	297	-13.1
- loans and guarantees	333	281	+18.5
- collection and payment services	248	239	+3.8
- deposits and current accounts	531	488	+8.8
- other services and net dealing revenues	224	252	-11.1
Profits and losses from financial transactions and dividends on shares	432	447	-3.4
Profits from companies carried at equity and dividends from shareholdings	351	270	+30.0
Net interest and other banking income	7,592	7,469	+1.6

of 2.2%, fell by 1%, attributable to personnel costs and indirect duties and taxes. On the other hand, other administrative costs remained virtually unchanged.

Personnel costs fell to 2,803 million euro (-1.3% compared to 2003) thanks to actions of containment and optimization of the workforce, realized also by using the “Income, employment and re-training fund for staff in the banking industry”. The reduction in the average number of employees of 2.8% more than compensated the ordinary dynamics of payroll, which includes the increase due to the renewal of the national collective labor contract (renewed in February 2005) which gave rise to an increase of 1.9% in 2004, as well as the settling of contractual holiday pay from April 2004. Actions to make the compartment more efficient also absorbed both the higher charges connected to the IT migration processes and unification of the distribution model of the banking networks and the dynamics of the variable component of payroll which rose as a result of the improvement in the Group’s income results.

Other administrative costs, equal to 1,510 million euro, were at similar levels to 2003. Detailed analysis by type of cost shows a reduction in IT costs, benefiting from the integration of the banking networks, and general costs. Utilities remained unchanged as the reduction in telephone costs compensated the rise in energy costs. Indirect personnel costs increased, especially those linked to training and mobility within the Group induced by the integration processes, and the promotional-advertising and marketing expenses connected with sponsorship of the Olympic Winter Games 2006 in Turin. Real estate costs rose due to higher location rates charges following the updating of inflation contracts, compared with a decrease in maintenance, cleaning and security charges. There was an increase in professional and insurance costs connected to enquiries before contract due to the extension of the loans policy of the Parent Bank to all the companies of the Group, and to insurance premiums thanks to rising customer demand for products with insurance coverage.

The drop in tangible and intangible fixed assets (-5.6%) is in line with the performance of investments which,

Operating income

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)
Net interest and other banking income	7,592	7,469	+1.6
Operating costs	-4,702	-4,765	-1.3
- administrative costs	-4,565	-4,610	-1.0
- personnel	-2,803	-2,841	-1.3
- other administrative costs	-1,510	-1,512	-0.1
- indirect duties and taxes	-252	-257	-1.9
- other operating income, net	320	329	-2.7
- adjustments to tangible fixed assets	-238	-252	-5.6
- adjustments to intangible fixed assets	-219	-232	-5.6
Operating income	2,890	2,704	+6.9

despite reaching high levels, were lower than the previous year.

The cost/income ratio of the Group fell to 63.5%, an improvement of almost 1.8 percentage points over 2003, thanks to the favorable trend in revenues and the reduction in costs.

Income before extraordinary items

Income before extraordinary items came to 1,953 million euro, up 15.8% compared with the 1,687 million euro of 2003.

Adjustments to goodwill and merger and consolidation differences rose to 199 million euro, an increase of 25.9% compared to the 2003 value. The rise was mainly the result of the adjustment of 40 million euro on the goodwill related to the shareholding in Cassa dei Risparmi di Forlì, as well as the clean-up for 16 million euro of the residual positive consolidation difference connected with the French Fideuram Wargny group.

The reduction, begun in 2003, in provisions and adjustments to loans, risks and charges and financial fixed assets continued and passed from the 859 million euro of the previous year to 738 million euro.

Provisions to the risk and charges fund came to 231 million, a rise of 18.5% basically linked to the greater provisions against legal disputes, in particular bankruptcy liquidations. On the contrary, the figure for 2003 had benefited from the freeing of provisions related to the recalculation of the potential charge for the renegotiation of subsidized building mortgages in accordance with terms established by the Government.

Provisions and net adjustments to loans came to 525 million euro, lower than in 2003 which included the provision of 90% of the exposure to the Parmalat group (273 million euro) and the provision aimed at the full writedown of the exposure to the Cirio group (10 million euro). Adjustments to loans for 2004 mainly derived from analytical valuation of doubtful loans and include adapting hedging of the contractual commitment inherent in the FIAT convertible facility (14 million euro).

Valuation of financial fixed assets showed a recovery in net value of 18 million euro compared to the 60 million of

Other administrative costs

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)
IT costs	419	430	-2.6
Real estate costs	290	287	+1.0
General expenses	247	258	-4.3
Professional and insurance fees	265	264	+0.4
Promotion, advertising and marketing expenses	99	93	+6.5
Indirect personnel costs	104	94	+10.6
Utilities	86	86	-
Other administrative costs	1,510	1,512	-0.1

2003. The main actions in the investment portfolio were the writedowns in Hutchison 3G Italia (61 million), in FIAT (5 million) as well as the provision for Cassa dei Risparmi di Forlì (23 million) in the context of the put option awarded to the shareholding foundation of the Cassa as part of the purchase agreements. These charges were offset by the recovery in value of the investment in Santander Central Hispano (122 million).

Net income

Extraordinary income contributed 148 million euro to net income for 2004, compared with 32 million net charges in the previous year, generated mainly by staff leaving incentives (475 million), only partially compensated by income from sales of shareholdings (320 million).

The flow of net extraordinary income during the year was determined by:

•         61 million euro of capital gain linked to the sale of real estate and real estate shareholdings;

•         55 million for the sale of the remaining 30% shareholding in Finconsumo Banca;

•         50 million euro for the placement on the market by a subsidiary of own shares received through the split of Fideuram Vita;

•         50 million in expenses for the transfer of the shareholding

Income before extraordinary items

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)

Operating income	2,890	2,704	+6.9
Adjustments to goodwill and merger and consolidation differences	-199	-158	+25.9
Provisions and net adjustments to loans and financial fixed assets	-738	-859	-14.1
- provisions for risks and charges	-231	-195	+18.5
- adjustments to loans and provisions for guarantees and commitments	-525	-724	-27.5
- net writedowns	-795	-972	-18.2
- net provisions for guarantees and commitments	-14	6	n.s.
- recoveries	284	242	+17.4
- net adjustments to financial fixed assets	18	60	-70.0
- net writedowns of equity investments	45	66	-31.8
- net writedowns of investment securities	-27	-6	n.s.
Income before extraordinary items	1,953	1,687	+15.8

Net income

			Change
	2004	2003	2004 / 2003
	(€/mil)	(€/mil)	(%)

Income before extraordinary items	1,953	1,687	+15.8
Net extraordinary income/expense	148	-32	n.s.
- net gains from disposal of equity investments	76	320	-76.3
- other net extraordinary items	72	-352	n.s.
Income before taxes	2,101	1,655	+26.9
Income taxes for the period	-658	-644	+2.2
Change in reserve for general banking risks	-2	9	n.s.
Income attributable to minority interests	-48	-48	—
Net income	1,393	972	+43.3

               CDC Ixis to vehicle companies for which investment was replaced following the restructuring of the French Caisse d’Epargne group.

With a tax liability for the year of 658 million euro, the tax rate was 31.3%, significantly lower than that recorded in 2003 (38.9%). The improvement is mainly attributable to the resolutions introduced by the new system of income related to equity investments effective as of 2004, as well as the decrease of one percentage point in the company income tax rate and the benefits deriving from the activation within the Group of a single national fiscal consolidation according to articles 117 and following of “Consolidated Income Tax Law”. The non-deductibility of charges for leaving incentives in terms of IRAP (Regional Income Tax) had a penalizing effect in 2003.

Embedded value of the life insurance business

Introduction

The reorganization of the Group’s insurance business during 2004 culminated in the merger, with effect from 1 December, of Sanpaolo Vita and Fideuram Vita in Assicurazioni Internazionali di Previdenza (A.I.P.), which also controls the Dublin-based life insurance company Sanpaolo Life, the casualty companies Egida Assicurazioni (jointly owned with Reale Mutua) and Fideuram Assicurazioni, as well as the insurance administrative IT outsourcing company Universo Servizi.

Income associated with the Group’s life insurance activities is reported in A.I.P. and its subsidiaries, and also in other Group companies, primarily those involved in distribution and asset management activities.

The consolidated result of A.I.P. contributed 216 million euro to the Group income in 2004, determined on a pro forma basis considering all the merged entities in the Insurance sector for the entire year. Net income in the year generated in other Group companies related to life insurance business, determined after associated costs, adjustments for deferred acquisition costs and taxes, and net of minority interests (principally in Banca Fideuram), amounted to 147 million euro.

A more representative method for reporting value and determining the performance of an insurance business is to use accounting based on embedded value, which comprises the sum of adjusted shareholders’ equity and the value of business in force at the valuation date.

An embedded value is thus an estimate, made using actuarial techniques, of the value of a company, calculated on a going-concern basis, but excluding any value attributable to future new business.

Embedded value earnings, defined as the change in the embedded value over a period after adjustment for any capital movements such as dividends and capital injections, provide a measure of the company’s performance in terms of its ability to generate value.

Given the importance which the Group attributes to the measurement of embedded value, this section shows the embedded value of the life insurance business considering both the value of A.I.P. and the portion of value associated with the life insurance business which arises in other Group companies, determined net of relevant costs, taxes and minority interests.

Methodology and assumptions

The calculations at 31 December 2004 and the pro forma at 31 December 2003 have been carried out with the assistance and under the supervision of leading firms of consulting actuaries. The valuations make use of actuarial methodology typically used in traditional embedded value reporting, based on deterministic projections of future after-tax profits, with an allowance for risk through the use of a single discount rate and an explicit assumption for the level and cost of holding capital. The allowance for risk may not correspond to capital market-based valuations.

Adjusted shareholders’ equity is based on the consolidated net assets of A.I.P., with adjustments made primarily for the after-tax effects of (i) marking shareholders’ assets to market, including a surveyor’s valuation of real estate, (ii) the elimination of intangible assets including goodwill, (iii) the effects of statutory deferred acquisition costs, and (iv) the cost associated with the taxes payable in advance on reserves according to D.L. 168/2004.

The value of in-force business is calculated as the present value of the projected flow of after-tax profits that are expected to be generated in A.I.P. and other Group companies by the portfolio of policies in force at the valuation date, adjusted to allow for the cost of holding an amount of capital equal to the minimum EU solvency margin.

The flow of future after-tax profits is determined using realistic assumptions for expected future operating conditions, such as investment returns, profit-sharing, inflation, commissions, expenses, taxation, lapse, disinvestment, surrender, mortality, other departures and annuity take-up rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, increased to allow for the risk that the assumptions chosen to project the future profits may not be borne out in practice.

In particular, the economic background as of 31 December 2004 was characterized by investment returns on 10-year

Btp of 3.85% (compared to 4.5% at 31 December 2003), while total returns on equities were set equal to 6.35% (7% in 2003). On this basis, a discount rate was set at 6.6% for all lines of business (7.25% as of 31 December 2003). The risk premium between the discount rate and the 10-year government bond rate was thus maintained at 2.75%.

The rates of return on assets backing life technical reserves reflect the characteristics of the various portfolios, as follows:

•          for the segregated funds, the average rates used were: for Sanpaolo Vita 4.28% for the first five years and then 3.51% (compared to 4.18% for the first five years and then 4.12% for the 2003 valuation), for Noricum Vita 4.1% (4.1% in 2003) and for Fideuram Vita 4.55% (4.55% in 2003); these rates allow for the emergence of unrealized gains and losses within the segregated funds;

•          for unit-linked funds, the projected rates of return before all management charges were set at 4.75% (4.8% in 2003) for Sanpaolo Life, at 4.1% (4.1% in 2003) for Noricum Vita, whereas for Fideuram Vita the average rates considered were 4.35% (4.95% in 2003) for guaranteed funds and 4.25% (4.8% in 2003) for non-guaranteed funds.

Group embedded value and added value

The consolidated embedded value of the Group’s life insurance business as of 31 December 2004, net of minority interest, was estimated at 2,433 million euro, an increase of 283 million euro compared to 31 December 2003, restated on a pro forma basis to account for the effects of the business reorganization. The embedded value earnings of the Group’s life insurance business amount to 497 million euro, and are determined as (i) the change in the embedded value over the year, plus (ii) dividends distributed by A.I.P. during the year and other capital movements, plus (iii) the income generated in other Group companies (net of costs, adjustments for deferred acquisition costs, taxes and minority interests), associated with distribution and asset management activities.

The table below shows the derivation of the Group’s embedded value earnings for the year, analyzed in its principal components, namely (i) the expected return on the opening embedded value based on opening assumptions, (ii) variances due to differences between actual and expected experience, (iii) changes in assumptions at the end of the year and (iv) the value added by new business and transformations, calculated on end-year assumptions.

Embedded value of the life insurance business

			(€/mil)
Embedded value at 31/12/2003	a		2,150
Embedded value at 31/12/2004	b		2,433
Change in embedded value during 2004	c=b-a		283
Dividends distributed and other capital movements	d		67
Net income emerging in other group companies	e		147
Embedded value earnings	c+d+e		497
of which:
Expected return on initial embedded value			154
Experience variances in the year			(15)
Changes in assumptions			(24)
Value added by new business and transformations			383
of which SANPAOLO IMI Group bank branches		271
Private Bankers of Banca Fideuram/Sanpaolo Invest SIM (1) (2)		112

(1)  Of which transformations from traditional business to unit-linked for 23 million euro.

(2)  Of which originating from the simultaneous disinvestment from Banca Fideuram asset management for 36 million euro.

Operating volumes and organization

Assets managed on behalf of customers

At the end of December 2004, customer financial assets amounted to 377.4 billion euro, up 2.6% on the value at the end of 2003, attributable to the favorable trend in direct and indirect deposits in both asset management and asset administration.

Indirect deposits showed a growth of 2.5% on an annual basis, largely attributable to asset administration. The trend was favored by the positive performance of the financial markets which was reflected in the revaluation of existing stock. Direct deposits increased by 2.6% from the end of December 2003.

Asset management and administration

At the end of 2004, asset management volumes reached 144.5 billion euro, a slight increase (+0.5%) compared with the end of 2003. Revaluation of stocks, due to the positive performance of the markets, more than compensated for net negative inflow of 3.6 billion euro.

In the context of the various products, mutual funds and fund-based portfolio management amounted to 98 billion euro, down by 4.6% compared to the end of December 2003. The decrease is attributable to disinvestment in mutual funds linked also to a significant increase in subscriptions to life policies. On the other hand, fund-based

Customer financial assets

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Asset management	144,485	38.3	143,711	39.0	+0.5
Asset administration	97,757	25.9	92,610	25.2	+5.6
Direct deposits	135,202	35.8	131,721	35.8	+2.6
Customer financial assets	377,444	100.0	368,042	100.0	+2.6

Asset management

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Mutual funds and fund-based portfolio management	98,009	67.8	102,738	71.5	-4.6
Portfolio management	6,035	4.2	7,437	5.2	-18.9
Life technical reserves	40,441	28.0	33,536	23.3	+20.6
Asset management	144,485	100.0	143,711	100.0	+0.5

Change in assets under management

	2004	2003
	(€/mil)	(€/mil)
Net inflow for the period	-3,635	7,748
- mutual funds and fund-based portfolio management	-7,503	2,659
- portfolio management	-1,647	-1,251
- life policies	5,515	6,340
Performance effect	4,409	3,032
Change in assets under management	774	10,780

portfolio management rose mainly due to positive net inflows. The recovery of the financial markets and the postponement of the expected rise in interest rates led customers to prefer other types of funds over liquidity funds. These were mainly bond and equity funds which respectively rose to 44.3% and 24.8% from the 41.5% and 23.6% at the end of 2003. At the end of 2004, the SAN-PAOLO IMI Group held the top position in the domestic market with a share of 20.1%.

In 2004, the life insurance sector confirmed the growth already shown in the previous year; life technical reserves, equal to 40.4 billion euro, grew by 20.6%, benefiting from a net flow of 5.5 billion euro. The year saw a renewed interest by customers in traditional policies, a sector in which the range of products has recently been enriched. These policies represent approximately half the premium flows in life insurance; the remainder mainly comprise index-linked and unit-linked policies, which show a greater financial content. At the end of December, the Group had a share of the life market of 12% in technical reserves and 16% in new business.

At the end of the year, asset administration amounted to 97.8 billion euro, a rise of 5.6% over the twelve months.

Direct deposits

At the end of December 2004, direct deposits amounted to 135.2 billion euro, a rise of 2.6% since the beginning of the year thanks to the positive trend of current accounts and deposits (+7%), repurchase agreements and security lending (+16.1%) and the other forms of deposits linked to Banca IMI’s security transactions. On the contrary, certificates of deposit (-59%), commercial paper (-11%) and bonds (-0.9%) showed a negative change over the year.

Analysis of the Group’s Business Sectors shows that the deposits of Commercial Banking, that makes up about two thirds of the total aggregate, had an annual increase of 4.9%

Mutual funds by type

	31/12/2004 (%)	31/12/2003 (%)
Equity	24.8	23.6
Balanced	7.5	7.4
Bond	44.3	41.5
Liquidity	23.4	27.5
Total Group mutual funds	100.0	100.0

thanks to the positive influence of the majority of the bank networks. In more detail, there was an increase in deposits in the private and retail market of the Parent Bank operating areas, favored by the rise in current accounts and deposits and repurchase agreements. The growth in Investment Banking is mainly attributable to Banca IMI’s short-term funding in security transactions, as mentioned above. There was a fall in direct deposits in the Public Authorities and Entities sector due to the expiry of bonds. The slight drop in deposits for Central Functions is mainly attributable to the fall in bonds issued by the Treasury of the Parent Bank.

At the end of the year, the Group’s share of the domestic direct deposit market was 9.9%.

Direct customer deposits

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Current accounts and deposits	73,180	54.1	68,373	51.9	+7.0
Certificates of deposit	2,930	2.2	7,149	5.4	-59.0
Bonds	39,628	29.3	39,979	30.4	-0.9
Commercial paper	3,352	2.5	3,766	2.9	-11.0
Repurchase agreements and securities lending	11,696	8.6	10,073	7.6	+16.1
Other deposits	4,416	3.3	2,381	1.8	+85.5
Direct customer deposits	135,202	100.0	131,721	100.0	+2.6

Direct customer deposits by Business Sector

			Change
		31/12/2003	31/12/04-31/12/03
	31/12/2004	pro forma	pro forma (%)
	(€/mil)	(€/mil)
Commercial Banking (1)	90,208	86,018	+4.9
- Sanpaolo (Parent Bank operating areas and product companies)	45,642	42,121	+8.4
- of which: private and retail	29,611	27,812	+6.5
- Sanpaolo Banco di Napoli	16,140	15,525	+4.0
- Cassa di Risparmio di Padova e Rovigo	11,279	10,820	+4.2
- Cassa di Risparmio in Bologna	6,973	7,432	-6.2
- Cassa di Risparmio di Venezia	4,429	4,427	+0.0
- Friulcassa	3,067	2,977	+3.0
- Banca Popolare dell’Adriatico	2,558	2,571	-0.5
Investment Banking	9,955	9,178	+8.5
Personal Financial Services	3,868	3,581	+8.0
Public Authorities and Entities	4,366	5,557	-21.4
Central Functions (2)	26,805	27,387	-2.1
Direct customer deposits	135,202	131,721	+2.6

(1)          Including infra-sector postings.

(2)          Including deposits of Group Finance and Cassa dei Risparmi di Forlì.

Loans to customers

The Group’s net loans to customers, excluding non-performing loans and loans to SGA (the company into which the former Banco di Napoli doubtful loans were transferred), were 119.9 billion euro, down 2% since the end of 2003, due also to the securitization of 1.8 billion euro in performing loans for leasing transactions. There was a drop in short-term loans (-11.8%), offset by the trend in medium- and long-term loans, which increased by 3.2%.

In medium- and long-term loans, good progress continued in financings directed to the retail sector: mortgage disbursements to households by the Group networks were 4 billion euro, up 4.9% on the previous year. As regards the performance of loans made by Banca OPI for public works and infrastructures, the stock at the end of the year amounted to 18.8 billion euro, substantially in line with the levels at the end of 2003. Medium- and long-term loans, typical of the sector, increased by 5%, offsetting the recovery of some short-term loans. Direct lending was accompanied by the subscription of customer securities, amounting, at the end of the year, to around 5 billion euro, almost double the levels of end 2003.

Counterparty loans showed a rise in loans to households and financial companies which had an annual change of 10.1% and 11.6% respectively. On the other hand, there was a decline in loans to family businesses and non-financial companies (-7.8%) and governments and public entities (-1.9%).

Loans to customers

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Short-term loans	37,754	31.0	42,815	34.4	-11.8
Medium- and long-term loans	82,178	67.4	79,600	63.9	+3.2
Loans to customers excluding NPLs and loans to SGA	119,932	98.4	122,415	98.3	-2.0
Non-performing loans	1,161	1.0	1,171	0.9	-0.9
Loans to SGA	814	0.6	1,013	0.8	-19.6
Loans to customers	121,907	100.0	124,599	100.0	-2.2

Loans to customers by counterparty

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Loans to households	27,474	22.5	24,962	20.0	+10.1
Loans to family businesses and non-financial companies	68,911	56.5	74,732	60.0	-7.8
Loans to financial companies	11,405	9.4	10,222	8.2	+11.6
Loans to governments and public entities (1)	13,568	11.1	13,826	11.1	-1.9
Other	549	0.5	857	0.7	-35.9
Loans to customers	121,907	100.0	124,599	100.0	-2.2

(1)          Excluding Banca OPI’s loans to municipalized companies, included among loans to non-financial businesses.

Loans issued by the Group’s foreign network amounted to 6.7 billion euro, a drop of 10.4%. This trend is the result of increased selectivity which has reduced the risk profile with corporate counterparties, and of the effect of exchange rates mainly due to the devaluation of the dollar against the euro.

Loans to customers by type of lending

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Loans to households	27,474	22.5	24,962	20.0	+10.1
- Domestic network	27,132	22.2	24,708	19.8	+9.8
- overdrafts	1,673	1.4	1,588	1.3	+5.4
- personal loans	3,556	2.9	3,164	2.5	+12.4
- mortgages	20,308	16.6	18,026	14.5	+12.7
- other	1,595	1.3	1,930	1.5	-17.4
- Foreign network	342	0.3	254	0.2	+34.6
Loans to family businesses, companies, governments, public entities and others	94,433	77.5	99,637	80.0	-5.2
- Domestic network	88,063	72.3	92,398	74.2	-4.7
- overdrafts	14,486	11.9	15,482	12.4	-6.4
- repurchase agreements	1,221	1.0	856	0.7	+42.6
- import/export financing	2,904	2.4	3,003	2.4	-3.3
- leasing	3,657	3.0	4,579	3.7	-20.1
- mortgages	46,985	38.6	46,123	37.0	+1.9
- other	18,810	15.4	22,355	18.0	-15.9
- Foreign network	6,370	5.2	7,239	5.8	-12.0
Loans to customers	121,907	100.0	124,599	100.0	-2.2

Loans to customers by Business Sector

			Change
		31/12/2003	31/12/04-31/12/03
	31/12/2004	pro forma	pro forma (%)
	(€/mil)	(€/mil)
Commercial Banking (1)	93,738	98,425	-4.8
- Sanpaolo (Parent Bank operating areas and product companies)	56,964	60,723	-6.2
- of which: private and retail	21,992	20,107	+9.4
- Sanpaolo Banco di Napoli	8,299	8,344	-0.5
- Cassa di Risparmio di Padova e Rovigo	10,898	11,112	-1.9
- Cassa di Risparmio in Bologna	9,473	9,758	-2.9
- Cassa di Risparmio di Venezia	3,325	3,466	-4.1
- Friulcassa	2,406	2,580	-6.7
- Banca Popolare dell’Adriatico	2,380	2,479	-4.0
Investment Banking	3,991	2,782	+43.5
Personal Financial Services	812	735	+10.5
Public Authorities and Entities	18,845	18,693	+0.8
Central Functions (2)	2,546	1,780	+43.0
Loans to customers excluding NPLs and loans to SGA	119,932	122,415	-2.0

(1)          Including infra-sector postings.

(2)          Including deposits of Group Finance and Cassa dei Risparmi di Forlì.

The overall trend in loans is the result of the fall in all the Commercial Banking networks. As far as loans by Sanpaolo (Parent Bank operating areas and product companies) are concerned, the decrease of 6.2% is attributable to the resizing of exposure to large domestic and foreign groups. Loans on the private and retail market went against this trend supported by mortgages to households and consumer credit. Loans issued by Central Functions, mainly asset repurchase agreements, rose.

At the end of 2004, the Group held a 10% share of the domestic market for total loans. More specifically, there was an 11.7% share of medium- and long-term loans and 8.1% in short-term loans.

Quality of the loan portfolio

During the year the Group continued to pay close attention to the quality of assets, thanks to the adoption of strict loan-issue selection policies and prudent provision policies in all the network banks.

At the end of 2004, net doubtful loans amounted to 2,566 million euro, slightly down (-0.2%) on the beginning of the year. In more detail, in relation to loans to customers:

•          net non-performing loans were 1,161 million euro against 1,171 million at the end of 2003 (-0.9%); the net non-performing loans/net loans to customers ratio was 1%, a little above the 0.9% at 31 December 2003. The coverage ratio of the Group’s non-performing loans rose to 74.9% from 73.2% at the end of 2003;

•          problem, restructured and in course of restructuring loans were 1,361 million euro, an increase of 1% compared with the end of December 2003. The coverage ratio was 30.9% against 33.9% at the end of 2003;

•          non-guaranteed loans to customers in countries subject to risk amounted to 25 million euro compared with 22 million as of 31 December 2003.

The good quality of the loan portfolio is confirmed by the influence of non-performing loans and problem and restructured loans on net loans to customers which was 2.1% at the end of the year. Forfeit adjustments to protect the performing loan portfolio amounted to 1,174 million euro at the end of the year, including the potential loss attributable to the contractual commitments connected with the FIAT convertible facility estimated at 167 million

Qualitative analysis of the loan portfolio

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Non-performing loans	1,161	1.0	1,171	0.9	-0.9
Problem, restructured and in course of restructuring loans	1,361	1.1	1,348	1.1	+1.0
Loans to countries at risk	25	0.0	22	0.0	+13.6
Doubtful loans - customers	2,547	2.1	2,541	2.0	+0.2
Performing loans	119,360	97.9	122,058	98.0	-2.2
Total loans to customers	121,907	100.0	124,599	100.0	-2.2
Non-performing and problem loans - banks	—		—		—
Loans to countries at risk - banks	19		30		-36.7
Total doubtful loans - customers and banks	2,566		2,571		-0.2

euro. This provision corresponds to 1% of the performing loan portfolio (excluding loans to SGA), an improvement on the 0.9% of 2003.

Activities on financial markets

Dealing, treasury and financial management activities

Control of the treasury activities and the financial risk management of the domestic bank networks is centralized in the Parent Bank. With respect to treasury activities, the Parent Bank guarantees access to monetary markets, currencies and securities, as well as payment systems and control of the Group’s liquidity policy. The Parent Bank accesses OTC derivative markets mainly through Banca IMI taking advantage of the synergies with its market making activities. In the management of financial risks connected to the banking book of the Group’s banking networks, the asset and liabilities management of SANPAOLO IMI aims to maximize profitability compatibly with stability of economic results over many years. In that context, positions on interest rate risks are adopted in line with the strategic views of the Group Financial and Market Risks Committee.

With reference to the centralized management of liquidity, at the end of 2004 some 59% of SANPAOLO IMI’s positive interbank positions and 55% of its negative interbank positions referred to infra Group financing and deposits. The net interbank position of the Parent Bank was characterized by an imbalance in market debt which Treasury met through net imbalances of short-term liquidity under a strict policy of funding diversification.

About 74% of the overall volumes of interbank exchanges concerned collection transactions in euro, of which a significant part - 56% of the total - was channeled through the e-Mid circuit. Approximately 15% of short-term funding was carried out through the issue of certificates of deposit and commercial paper using “Issuance programs” placed on foreign markets.

As regards medium- and long-term funding, also centralized for the domestic banking networks and the Group companies, during 2004 SANPAOLO IMI placed securities for 2.4 billion euro through the internal network and the Sanpaolo Banco di Napoli and Banca Fideuram networks. Of these, 2.27 billion were of senior nature and 0.13 billion of subordinate nature (Lower Tier II). The Parent Bank placed securities of 3.3 billion euro on foreign markets, of which 2.3 billion of senior nature and 1 billion of subordinate nature (Lower Tier II). Other funding, for a total of 2.2 billion euro, was made by the Parent Bank in the form of loans and deposits on foreign markets, direct deposits from Group banks and deposits from international organizations. Medium- and long-term senior issues by the banking networks of the North East and Banca Popolare dell’Adriatico generated total deposit flows of 2 billion euro.

At the end of 2004, the Group’s securities portfolio came to 29.3 billion euro, up 16% on the end of 2003. The investment component came to 3.2 billion euro, accounting for 11% of the total, in comparison to 11.6% at the end of the previous year (2.9 billion euro).

At the end of the year, the dealing portfolio of the subsidiary Banca IMI was 12 billion euro, up 4.3% on the 11.6

Securities, interbank position and derivatives

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Investment securities	3,219	11.0	2,935	11.6	+9.7
Dealing securities (1)	26,125	89.0	22,357	88.4	+16.9
Total securities	29,344	100.0	25,292	100.0	+16.0
Loans to banks	23,777		22,278		+6.7
Funding from international banking organizations	7,528		6,360		+18.4
Funding from other banks	20,670		22,174		-6.8
Derivatives and forward transactions in foreign currencies (at nominal value)	857,896		560,068		+53.2

(1)             The figure includes SANPAOLO IMI shares bought by subsidiaries as part of their dealing activities.

billion held at end 2003. This comprised 45.1% Government bonds, 35.8% other bonds and another 19.1% other shares and shares in OICR - Collective Savings Investments Organizations funds.

As of 31 December 2004, the Parent Bank’s securities portfolio came to 11.6 billion euro, more or less in line with the pro forma account at the end of 2003 (11.5 billion euro).

The dealing component amounted to 9.2 billion euro and the investment component to 2.4 billion euro. In the total dealing portfolio, Italian Government bonds accounted for 22%, bonds from financial and banking issuers (including Group securities) represented 75%, while a further 3% was made up by shares in the Imi Global Sicav fund (acquired through the incorporation of Invesp). The investment component consisted of nearly 90% Government bonds of the EU and international organizations and the remaining 10% of corporate issues.

The composition of the portfolio remained at adequate values to maximize the aims for profitability, while at the same time acting as a refinancing tool for addressing the liquidity needs of the Parent Bank and the Group companies. During the year, in observance of the guidelines adopted for funding liquidity risk, the securities portfolio of the Parent Bank maintained the minimum quantity of eligible securities to be held available for spot hedging of the very short-term liquidity risk while the “Target Liquidity Ratio”, to be respected in the short-term in connection with the imbalance between inflows (maturing and readily available assets) and outflows (expiring liabilities), divided into time brackets, was constantly above one at consolidated level. Imbalances for subsequent time buckets (up to one year) were also constantly above attention levels.

The volume of the securities negotiated by the Parent Bank was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 255 billion of which were handled by the MTS/PCT platform.

Activities in hedging derivatives for financial management were particularly important towards the end of 2004 due to a number of factors, including extraordinary ones. The difficulties in interpreting macro-economic performance, which led to major changes in interest risk positions, were aggravated in the second half of the year by the effects of reviewing the internal model of representing risk generated by core deposits (see also “Risk management and control”), and the preparation for the transition to IAS/IFRS accounting policies. This combination influenced the timing and methods of derivative transactions, giving rise in particular to an acceleration in negotiation of new contracts at the close of the year. The transaction was carried out according to the guidelines established by the Group Financial and Market Risks Committee and remained mostly within the operative powers of the Finance department of the Parent Bank which is responsible for the Group Treasury activities.

The Group also carried out closed dealing in derivatives for corporate customers for a notional amount of 20 billion euro at the end of the year (18.1 billion in 2003).

Placement and advisory business

Despite the difficult market situation, during 2004 Banca IMI acted as leader in 39 bond issues, for a total amount of around 17 billion euro, with a major presence in the transactions of foreign issuers. In particular:

•          in the financial institutions sector, the senior issues of Banca Antonveneta, Islandsbanki, AngloIrish Bank, Cassa di Risparmio di Rimini, Cassa dei Risparmi di Forlì, Mediocredito del Trentino Alto Adige, Antonveneta, Banca delle Marche, Veneto Banca and Landsbanki Island; the subordinated issues of SANPAOLO IMI and Unibanca; the Medium Term Note Programme of Cassa di Risparmio di Bolzano, and the securitization of leasing rates of Sanpaolo Leasint;

•          in the government bonds and local entities sector, the placement of inflation-linked BTP, the private placement of Greek government bonds, issues for Comune di Napoli and Regione Friuli Venezia Giulia;

•          in the corporate issuers sector, the issues of Enel and General Electric and the High Yield issue of IT Holding.

In the equity sector, characterized by the appreciable recovery of the main international stock exchange indexes, 2004 saw an increase in operating volumes and the number of transactions (especially in the IPO sector) in Europe. The Italian market also showed signs of recovery compared to the previous year, mainly attributable to the third tranche of Enel shares (Enel III), the largest share placing in the world for the year.

In this context, in Italy Banca IMI participated in the above-mentioned Enel corporate offer, the Public Offers for Terna shares and for shares in the Tecla real estate fund, the IPO of Geox, the capital increase of Buzzi Unicem, the private placements of Lottomatica and Isagro and, internationally, the institutional offers of Genworth Financial and General Electric shares. It also executed some tranches in the capital increase of Mondo TV and of Buongiorno Vitaminic.

In relation to corporate finance advisory activities, the domestic market showed a marked reduction of operations during the year compared to 2003, partly compensated at the end of the year. In this context, the bank concluded assistance to Amga and Smat in the acquisition of a majority share in Acque Potabili, to Finmeccanica in the ceding of a share of about 10% in ST Microelectronics, to SIA in the setting up of a joint venture with GL Trade, to Manuli in the context of the inverse merger of FinM into Manuli, to Edison in the ceding of Edison T&S and the related gas transportation network, as well as in the evaluation of the ISE subsidiary, to Cassa di Risparmio di Firenze and Cassa di Risparmio di Genova in the purchase of, respectively, Cassa di Risparmio di La Spezia and Cassa di Risparmio di Carrara, to IT Holding in the disposal of the Romeo Gigli and Gentry di Portofino trademarks, and to IPSE for a fairness opinion.

Regarding current transactions, the bank continued to provide global advisory services to the FIAT group and consultancy services to the Albanian Government for the privatization of the telecom and energy sectors.

The activities carried out for the Ministry for the Economy and Finance in structuring and placing the F.I.P. fund (Fondo Immobili Pubblici - public real estate fund) in the context of the privatization of public real estate assets, should also be mentioned.

Equity investments

As of 31 December 2004, the Group’s investments in companies that are not consolidated on a line by line basis amounted to 4,503 million euro, with a net decrease of 69 million euro compared with the value as of 31 December 2003. This change reflects the 32 million euro increase for purchases and subscriptions, the 391 million euro decrease for disposals (which realized a gain of 129 million euro), net writebacks of 45 million euro and 116 million euro other net increases.

The main transactions during the year concerned:

•          in the context of transactions of the Parent Bank and Commercial Banking:

•          the disposal to Santander Central Hispano of the residual 30% shareholding in Finconsumo Banca, following the exercising of the put option. The transaction was completed at a price of 80 million euro, realizing a capital gain of 55 million euro;

•          the sale of the 28.32% shareholding in HDI Assicurazioni to the German insurance group Talanx AG of Hanover which held the remaining part of the capital. The transaction was completed for a price of 47 million euro, realizing a capital gain of 5.2 million euro;

•          the disposal to the Carlyle group of the total shareholding in CSP Investimenti for a price of 208 million euro. The transaction, which is part of a broader project of appreciation of the Group’s non-instrumental real estate portfolio, was completed with a capital gain of 51 million euro;

•          the disposal to the Naples Chamber of Commerce of the 8.02% share held in Mostra d’Oltremare for a price of 3.1 million euro and a capital gain for the same amount.

Moreover, as already described in detail elsewhere in this Report, the exchange took place in December of the 3.45% shareholding in CDC Ixis with a 12% share-holding in Ixis Asset Management Group (IAMG) and 2.45% in Ixis Corporate & Investment Bank (ICIB) with a loss from conferral of 50 million euro reported among the extraordinary expenses;

Non-consolidated equity investments

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
	Amount	%	Amount	%	(%)
	(€/mil)		(€/mil)
Equity investments	4,503	100.0	4,572	100.0	-1.5
- carried at equity	1,679	37.3	1,775	38.8	-5.4
- carried at cost	2,824	62.7	2,797	61.2	+1.0
- in listed companies	1,458	32.4	1,331	29.1	+9.5
- in other companies	1,366	30.3	1,466	32.1	-6.8

•          in the context of Investment Banking transactions, the 5% share held in Serene, a company operating in the production and distribution of electrical energy, was sold to British Gas Italia (which already held 32% of the capital) and Edison. The transaction was completed at a price of 5.2 million euro, realizing a capital gain of 3.9 million euro;

•          in the context of the transactions of Public Authorities and Entities:

•          the disposal to Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna of an overall shareholding of 20% (10% for each buyer) of Sinloc, an investment company for local development and revival of the territory, for a price of 9.8 million euro, realizing a capital gain of 0.5 million euro);

•          the disposal to the Rinascente group and Lamaro Appalti of the 33.33% shareholding in Immobiliare Colonna ‘92. The transaction was completed at a price of 1.8 million euro, realizing a capital loss of 178 thousand euro.

Writebacks, equal to 123 million euro, mainly refer to the shareholding in Santander Central Hispano, while adjustments for a total of 78 million euro substantially refer to the holdings in Hutchison 3G (61 million) and FIAT (5 million).

With reference to the equity investment portfolio, there was also the adjustment reflecting the writeback for Cassa dei Risparmi di Forlì (23 million euro for the put option awarded to the shareholding Foundation).

Other net increases, equal to 116 million euro, mainly refer to the increases in value of the companies carried at equity, net of the loss from conferral for investments in CDC Ixis (50 million euro).

Operating structure

The distribution network

In line with the 2003-2005 Plan, actions continued during the year for the development and rationalization of the Group’s distribution networks. In particular:

•          integration of the banking networks of the North East and Banca Popolare dell’Adriatico was completed through migration of the IT systems to that of the Parent Bank, together with the adoption of the SANPAOLO IMI organization and commercial structure. The distribution model of the Sanpaolo network, characterized by branch specialization according to customer type (Retail, Private and Companies) has now been extended to all the Group’s networks;

•          in order to rationalize presence on the territory and strengthen the competitive position of the single bank networks, optimizing the brand name, approval was given for the transfer of 113 operating points of the Sanpaolo network in the provinces of the Triveneto and Emilia to the four banking networks of the North East; at the same time, 30 operating points of Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna located outside their respective reference territories (namely Rome, Milan and Lodi) were transferred to the Sanpaolo network. The operation began in November and was concluded in January 2005.

At the end of 2004 the SANPAOLO IMI Group had a network of 3,205 banking branches in Italy, 32.7% of which are distributed throughout the North West, which is widely covered by the Sanpaolo network, 29.5% in the North East (Triveneto and Emilia), where the four network branches (Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa) and Cassa dei Risparmi di Forlì (in which a 29.8% interest is held) are concentrated, and 25.3% in Southern Italy and the Islands, headed, for the mainland regions, by Sanpaolo Banco di Napoli and by the Sanpaolo network in the Islands. The remaining 12.5% of the Group’s network is located in Central Italy where the branches of Sanpaolo and Banca Popolare dell’Adriatico are located.

The branches of Cassa di Risparmio di Firenze (in which an 18.7% interest is held) and Banca delle Marche (in which a 7% interest is held) are also located in Central Italy. SAN-PAOLO IMI has stipulated distribution agreements with both banks.

The internal and external lines of development followed to date have led to the Group’s networks covering all the Italian regions, almost all the 103 provinces and over 20% of Italian municipalities.

The share of branches held throughout Italy amounts to 10.4%. In particular, the Group has an 11.1% share in the North West, 11.4% in the North East, 5.7% in the Center and 13.5% in the South and the Islands.

In 2004, the Group confirmed its commitment to the distribution of multi-channel services. With regard to the private and retail sectors, at the end of the year direct banking contracts managed by Sanpaolo branches rose above 465,000, an increase of about 20% compared with 31 December 2003 and reported with unity of comparison. Internet banking contracts with companies reached 32,000 for Sanpaolo customers (an increase of over 20% on the beginning of the year) and 8,700 for Sanpaolo Banco di Napoli customers (up more than 80% on the beginning of the year), and 16,300 with reference to the customers of the banking networks of the North East and Banca Popolare dell’Adriatico (a rise of over 180% since the beginning of the year).

The retail customer service is also carried out through the network of automatic Bancomat tellers which, at the end of December, included 1,929 Sanpaolo ATMs, 844 Sanpaolo Banco di Napoli ATMs and 1,085 ATMs related to the four North East bank networks and Banca Popolare dell’Adriatico, as well as through the POS terminals (30,949 for the Sanpaolo network, 11,928 for Sanpaolo Banco di Napoli, and 19,971 of the other networks).

The Group’s distribution structure also comprises 4,317 financial planners, mainly from Banca Fideuram and Sanpaolo Invest SIM.

The Group operates abroad through a network of 113 branches and 18 representative offices.

During the year, the Parent Bank opened representative offices in Paris and Dubai and transformed the representative office in Madrid into an operating branch.

Personnel

At the end of the year, the Group employed 42,738 resources, a fall of 727 units (-1.7%) compared to 31

Group distribution network

			Change
			31/12/04-31/12/03
	31/12/2004	31/12/2003	(%)
Banking branches and area offices	3,318	3,272	+1.4
-Italy	3,205	3,168	+1.2
of which: Parent Bank (1)	1,367	1,357	+0.7
- Abroad	113	104	+8.7
Representative offices	18	18	—
Financial planners	4,317	4,675	-7.7
of which: Banca Fideuram (2)	4,313	4,543	-5.1

(1)          The figure for the previous year has been reposted with respect to the 2003 Annual Report (1,438 branches) to take into account the transfer by the Parent Bank of 81 branches operating in the Triveneto and Emilia to Cassa di Risparmio di Padova e Rovigo and to Cassa di Risparmio in Bologna.

(2)          Including Sanpaolo Invest SIM.

Group distribution network in Italy as of 31/12/2004

		North East	Banca	Sanpaolo	Other
		bank	Popolare	Banco	networks
	Sanpaolo	networks (1)	dell’Adriatico	di Napoli	(2)	TOTAL	%
North West (Piedmont, Val d’Aosta, Lombardy and Liguria)	998	10	2	—	38	1,048	32.7
North East (Triveneto and Emilia Romagna)	21	798	17	—	110	946	29.5
Center (Tuscany, Marche, Umbria, Lazio, Abruzzo and Molise)	238	11	118	4	29	400	12.5
South and Islands (Campania, Puglia, Basilicata, Calabria, Sicily and Sardinia)	110	—	—	684	17	811	25.3
Banking branches and area offices in Italy	1,367	819	137	688	194	3,205	100.0

(1)          Comprises Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa.

(2)          Includes the branches of Banca Fideuram (89), Cassa dei Risparmi di Forlì (82), Finemiro Banca (22) and Farbanca (1).

December 2003. This trend has had a positive influence on personnel costs and is the result of around 3,600 departures and 2,800 new hires.

Departures under leaving incentives were over 2,300, 2,100 of which using the “Income, employment and retraining fund for staff in the banking industry” that resulted in rationalization and integration at Group level and created space in the distribution structure for the entry of new personnel. This represented an important investment for the future, especially in support of the commercial development plan for the network.

As a result of the rationalization and integration activities foreseen in the 2003-2005 Three-Year Plan, there was a significant use of infra-group mobility involving over 500 resources during the year, also through re-training.

In Commercial Banking, over 3,000 employees (out of a base of around 3,700) made use of the “Income, employment and re-training fund”, including over 2,000 departures during 2004. In addition, there were around 150 early retirements using incentive plans.

With reference to the Parent Bank, at the end of the year there were 20,794 resources, a reduction of 609 units (-2.8%) compared with 31 December 2003, reported in unity of comparison to take into account the cession by the Parent Bank of the operative branches in the provinces of the Triveneto and Emilia to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

Users of the “Income, employment and re-training fund” within the Parent Bank totaled over 2,000 out of a base of some 2,450 people. There were around 1,400 departures during 2004 using the fund, to which must be added about one hundred other retirements with incentives.

At the end of the year Sanpaolo Banco di Napoli employed 5,727 resources, a reduction of 86 units compared to the end of 2003 due to 255 entries, of which 105 new hires, and 341 departures, of which 219 using the “Income, employment and re-training fund”.

The number of employees of the banking networks of the North East and the Banca Popolare dell’Adriatico was 8,954 at the end of the year, a reduction of 17 units compared to 31 December 2003, reported in unity of comparison to take into account the above-mentioned cession of branches. Recourse to the “Income, employment and re-training fund” led to the departure of 440 people in addition to some 50 retirements with incentives. These departures were compensated by the insertion of personnel necessary to cope with the migration to the IT systems of the Parent Bank and the application of its organization processes.

In the other companies of the Group, there was a reduction of 15 units compared with the end of 2003.

In particular, during 2004 activities continued to rationalize the tax collection sector (-6.5%). Reduction in the number of employees was made possible also through use of the “Income, employment and re-training fund” which helped in the departure of around 70 resources.

Personnel

					Change
	31/12/2004		31/12/2003		31/12/04-31/12/03
		%		%		(%)
- Parent Bank (1)	20,794	48.6	21,403	49.3	-609	-2.8
- North East bank networks and Banca Popolare dell’Adriatico (1)	8,954	21.0	8,971	20.6	-17	-0.2
- Sanpaolo Banco di Napoli	5,727	13.4	5,813	13.4	-86	-1.5
- other companies	7,263	17.0	7,278	16.7	-15	-0.2
Period-end headcount	42,738	100.0	43,465	100.0	-727	-1.7
of which:
- executives	773	1.8	821	1.9	-48	-5.8
- third and fourth level managers	4,985	11.7	5,408	12.4	-423	-7.8
- other personnel	36,980	86.5	37,236	85.7	-256	-0.7

(1)          The figures for the previous year have been reposted with respect to the 2003 Annual Report (respectively 22,086 resources for the Parent Bank and 8,288 for the North East bank networks and Banca Popolare dell’Adriatico) to take into account the transfer by the Parent Bank of branches to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

In line with the 2003-2005 Three-Year Plan, growth continued in consumer banking (+16.5%) and in the East European banks (+6.4%).

The restructuring of the Epta group begun in 2003 was completed with the absorbing of the personnel by other companies of the Group, also using professional re-training.

Capital and reserves

Net shareholders’ equity

Group shareholders’ equity, 11,804 million euro at 31 December 2004, showed the following movements in the year:

Movements in Group shareholders’ equity	(€/mil)

Shareholders’ equity at 31 December 2003	10,995
Decreases	-715
- Dividends	-715
Increases	1,524
- Split of Fideuram Vita investment in SANPAOLO IMI	117
of which: increase of SANPAOLO IMI S.p.A. capital	74
- Exchange and other adjustments	12
- Provision to the reserve for general banking risks	2
- Net income	1,393
Shareholders’ equity at 31 December 2004	11,804

Besides the distribution of the 2003 dividend and the net income for 2004, the changes with respect to the figures at the end of December 2003 reflect the increase in SANPAOLO IMI capital destined for minority shareholders in Banca Fideuram, following the split of the investment in Fideuram Vita in favor of the Parent Bank. This transaction also caused an increase in consolidated reserves due to the acquisition of the share of reserves of the insurance subsidiary formerly owned by the Fideuram minority partners.

Own shares

As of 31 December 2004, SANPAOLO IMI shares held by the Group totaled 5,137,361, equal to 0.28% of the share capital, and were recorded in the assets in the Balance sheet at a total market value of 54.4 million euro (10.585 euro unit value).

Transactions in SANPAOLO IMI shares in 2004 were as follows:

•              at 31 December 2003, the Parent Bank held 3,220,919 SANPAOLO IMI shares in its portfolio, equal to 0.18% of the share capital, which were recorded in the assets in the Balance sheet at a market value of 34 million euro (10.413 euro unit cost). In application of the decisions made by the Shareholders’ meeting regarding authorization to purchase and dispose of own shares, during the year the Bank purchased 795,000 shares (2.2 million euro nominal value), for an outlay of 7.1 million euro. Consequently, at 31 December 2004, the Bank held 4,015,919 own shares in its portfolio (11.2 million euro nominal value), equal to 0.22% of the share capital, which were recorded in the securities dealing portfolio in the assets of the Balance sheet at a market value of 42.5 million euro (10.585 euro unit cost);

•              as of 31 December 2003, the subsidiary Banca IMI, in relation to its institutional dealing activity, recorded, among the liabilities in its accounts, a “short-term position” in relation to 395,575 SANPAOLO IMI shares (1.1 million euro nominal value) attributable to the normal dealing activity and financially balanced by transactions in derivatives. During the year, the company purchased 4,707,753 shares (13.2 million euro nominal value) for a cost of 44.7 million euro, and sold 4,311,012 shares (12.1 million euro nominal value) for a total outlay of 42.7 million euro. Consequently, at 31 December 2004, Banca IMI held 1,166 SANPAOLO IMI shares in its portfolio (approximately 3,000 euro nominal value) booked at a market value of around 12,000 euro;

•              as of 31 December 2003, the subsidiary Banca Fideuram held no Parent Bank shares in its portfolio. During the year, and following the above-mentioned split in Fideuram Vita, the company acquired 1,120,276 SANPAOLO IMI shares (3.1 million euro nominal value) for a cost of 12.7 million euro. At 31 December 2004, Banca Fideuram adjusted the value of the above shares by 0.8 million euro. Consequently, as of 31 December 2004, the bank held 1,120,276 SANPAOLO IMI shares in its portfolio (3.1 million euro total nominal value) booked at a market value of 11.9 million euro.

•              following the split of investment in Fideuram Vita, the subsidiary Invesp, already a shareholder of 9.28% in Banca Fideuram but with no Parent Bank shares in its portfolio as of 31 December 2003, also acquired SANPAOLO IMI shares (6,793,642 shares at a nominal value of 19,0 million euro). These shares, reported at the time of the split for an outlay of 8.4 million euro, were ceded by the subsidiary at a price of 69.4 million euro.

Regulatory capital and solvency ratios

As of 31 December 2004, the ratio of the Group’s total regulatory capital to total weighted assets against risks, mainly deriving from credit and market risks, showed a total solvency ratio of 12.0%. In particular, the market risks referable to the Parent Bank and other Group companies, 13 billion euro at end December 2004, were 57% hedged by Tier 3 subordinated loans, entered into for a total of 594 million euro.

At end December 2004, the ratio between the Group’s base regulatory capital and the total weighted assets reached 8.1% (Tier 1 ratio). At the same date, the Core Tier 1 ratio (calculated by reference to the Tier 1 capital net of preferred shares) came to 7.4%.

The regulatory capital structure of the SANPAOLO IMI Group is therefore consistent with the recommendations formulated by the Bank of Italy which, following a general international trend aimed at stimulating the formation of more solid capital endowment for the more important banks (for example aligned to the status of Financial Holding Company in accordance with US standards), recommended stricter targets than the obligatory ratios:

•         Core Tier 1 ratio = 6%;

•         Total Risk ratio = 10%.

Regulatory capital and solvency ratios

	31/12/2004	31/12/2003
Solvency capital (€/mil)
Tier 1 capital	10,860	10,038
of which: preferred shares	1,000	1,000
Tier 2 capital	5,356	4,470
less: prescribed deductions	-840	-837
Regulatory capital	15,376	13,671
Tier 3 subordinated loans	594	598
Total regulatory capital	15,970	14,269
Weighted assets (€/mil)
Credit risk	119,600	124,987
Market risk	13,063	10,963
Other requirements	787	563
Total assets	133,450	136,513
Solvency ratios (%)
Core tier 1 ratio	7.4	6.6
Tier 1 ratio	8.1	7.4
Total risk ratio	12.0	10.5

Risk management and control

The basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•     clear identification of responsibility for taking on risks;

•     measurement and control systems in line with international best practice;

•              organizational separation between the Business Areas that carry on day to day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from specific operating Committees.

The Parent Bank also performs general functions of risk management and control and makes risk-acceptance decisions in case of major risks.

The Business Areas that generate credit and/or financial risks are all assigned limits of autonomy and each has its own control structure. For the main Group banking networks (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Banca Popolare dell’Adriatico and Friulcassa) these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank’s risk control functions, which periodically report to the Board of Directors and the Audit Commitee of the subsidiary.

The Basel 2 Project

On 26 June 2004, the Basel Committee on Banking Supervision published the new Capital Accord on capital adequacy (“Basel 2”).

Very briefly, the Accord provides for new quantitative rules to establish the minimum capital requirement to cover credit, market and operational risks:

•              as regards credit risks, the new rules introduce a greater degree of correlation between capital requirements and risks, through the acknowledgment of ratings and other credit risk measurement tools. The Accord sets out a Standard approach as well as two increasingly sophisticated approaches based on internal risk management tools;

•              as regards market risks, the legal regulations currently in force apply;

•              finally, the new Accord introduces capital absorption for operational risks, which can also be measured using three approaches which are increasingly more analytical.

The regulations are designed to promote, through a lower absorption of capital, the adoption of more sophisticated methods, both in credit risks and operational risks. In order to obtain access to these options, however, the banks must satisfy a set of basic requirements with regard to risk management and control methodologies and processes.

Most of the advantages will come from the management and operating results obtained from the systematic application of new methodologies which should allow to improve risk management and control capabilities as well as increase the efficiency and effectiveness of customer service.

In order to take up these opportunities, since 2003 SANPAOLO IMI has launched the “Basel 2 Project”, whose mission is to prepare the Group to adopt the new advanced approaches as soon as the New Accord comes into force, expected by the end of 2006.

During 2004 and the first months of 2005 significant investments have been made to achieve the following summarized objectives:

•              improvement of the risk measurement methodologies and historical databases, especially for credit risks (rating models, Loss Given Default, Exposure at Default) and operational risks;

•              updating of organizational procedures and related technological supports, especially with regard to the credit granting process, in line with compliance requirements. This alignment is almost complete for both Corporate and Retail portfolios.

Further investments are planned for the current year to complete the above-mentioned activities and to launch new initiatives focused on developing tools to support risk management activity, credit risk mitigation and reporting.

Financial risk management and control

Organization

The main body responsible for the management and control of financial risks is the Board of Directors of the Parent Bank. It defines the criteria and strategic issues concerning market risks, allocates capital on the basis of the expected risk/return profile and approves the operating risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risks Committee (“CRFMG”) is responsible for defining risk measurement criteria and methodologies, the structure of the Parent Bank and Business Areas’ risks limits and verifying the Group companies’ risk profile. The CRFMG consists of the Managing Director, the heads of the Business Areas and the Risk Management Department.

The Treasury Department of the Parent Bank is responsible for the treasury activities, including access to markets and immunization against market risks generated by lending activities of the Domestic Banking Network.

The Risk Management Department is responsible for developing risk monitoring methodologies and proposals regarding the system of operating risks limits for the various lines of business of the Parent Bank and the Group, as well as for the measurement of risks existing in the various operating units and monitoring the Business Areas’ compliance with the limits laid down by the Board of Directors and Executive Committee of the Parent Bank.

The individual Business Areas measure the financial risks internally, using a system of limits consistent with the Parent Bank’s global design.

Measurement techniques

The financial risk measurement methods used by the Group consist mainly of:

•         Value at Risk (VaR);

•         Sensitivity analysis;

•         Worst Case Scenario.

VaR corresponds to the maximum loss of the value of the portfolio which could occur in the ten subsequent working days in 99% of cases, based on the volatility and historical correlations (of the last 250 working days) among the individual risk factors, made up, for every currency, of the short- and long-term interest rates, the exchange rates and equity prices.

Sensitivity Analysis quantifies the change in value of a portfolio resulting from adverse movements in the risk factors. As regards interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. The measurements include the risk originated by repayable on demand customer accounts, which are typical of commercial banks, whose features of stability and partial and delayed reactivity to interest rate fluctuations have been studied by analyzing a large collection of historical data, obtaining a maturity representation model through equivalent deposits; for loans, the average duration is very short (approximately 1 month), whereas the estimated average duration for core deposits is greater (approximately 12 months) depending on their stability features.

The interest margin sensitivity is also measured for the companies in the banking book. This quantifies the impact on net interest income of a parallel and instantaneous shock in the interest rate curve of ±25 basis points over a time horizon of 12 months. This measurement shows the effect of the changes in rates on the portfolio being measured, excluding assumptions regarding future changes in the assets and liabilities mix, and therefore cannot be considered a predictor of the future level of the Group’s net interest income.

The Worst Case method establishes a risk measurement defined as “maximum potential loss”, which represents the worst possible economic result of those obtained in various hypothetical scenarios, built in such a way as to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute value. The idea underlying the determination of shocks to be assigned to the risk factors is to ensure a high degree of prudence: the objective is to quantify and limit the maximum potential loss that could emerge in extreme market conditions.

As regards the liquidity risk, the SANPAOLO IMI Group has issued a relevant Policy, which provides for the monitoring of specific action thresholds which, if exceeded, will trigger implementation of the contingency plan.

Financial risks from lending activities

In 2004, the financial risk generated by the Group’s lending activity (Asset and Liability Management), measured through Sensitivity Analysis, showed an average value of around 83 million euro, compared with 131 million euro in the previous year, reaching 29 million euro at the end of the year.

During 2004 the VaR of the lending activities has fluctuated around the average value of 36 million euro (with a minimum value of 10 million and a maximum value of 65 million), amounting to 12 million euro at the end of December.

The exchange risk generated by the lending activities was not material during the year.

The sensitivity of the net interest income for companies in the “banking book” - assuming a rise in rates of 25 basis points - amounted at the end of December to 42 million euro (-34 million euro in the case of reduction), corresponding to approximately 1% of the consolidated annual net interest income.

Non-Group listed equity investments

Equity investments held in quoted companies which are not consolidated line by line or included at net equity showed a market value, at year end prices, of 1,555 million euro. The market value of equity investments had, according to prices at the end of December, a net potential capital gain on book value of 66 million euro (after economic adjustments of the value during the quarter).

During 2004, the VaR related to minority investments in listed companies recorded an average level of 135 million euro, with a minimum of 102 million euro and a maximum of 214 million euro. At the end of 2004 the VaR reached 115 million euro, a significant reduction compared to the levels observed at the end of 2003 (217 million euro) owing to the combined effect of the sale of shareholdings and the decrease in the average volatility of share prices (which, with regard to the portfolio under review, dropped from 28% at the end of 2003 to 16% at the end of 2004).

Listed investment portfolio VaR

	2004	2003
	(€/mil)	(€/mil)
Average	135.1	230.9

Low	102.2	199.8

Maximum	213.6	273.5

31 December	114.7	217.1

Trading activities

Most of these risks are concentrated in Banca IMI and its subsidiaries and arise from dealing activities in fixed income securities, equity securities, currency and other derivatives.

During the year, the VaR of trading activities registered an average value of 7 million euro (against 12 million in 2003), oscillating between a minimum of 2 million euro and a maximum of 20 million euro. At the end of December the VaR was 6 million euro, a significant drop compared with the end of the previous year (15 million).

In addition to the VaR, the Worst Case Scenario technique is used to monitor the impact of potential losses that might arise under extreme market conditions. The maximum potential daily loss in 2004 showed an average value of 41 million euro, compared with 35 million euro last year.

Backtesting showed the prudent nature of the internal measurement techniques used. In 2004, actual daily losses were never greater

VaR of trading activities broken down by type of risk

	2004				2003
	31 December	Average	Low	High	31 December	Average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
Interest rate risk	4.2	3.6	0.5	9.6	1.6	3.8

Exchange rate risk	1.6	1.3	0.1	6.1	2.8	0.8

Equity price risk	3.5	4.8	0.9	19.0	14.0	11.6

Diversification risk	-3.6	-2.9	n.s.	n.s.	-3.5	-4.1

Total	5.8	6.9	1.9	19.7	14.8	12.0

than the risk measures expressed in terms of maximum potential loss, whilst the actual trading loss exceeded the ex-ante VaR on a daily basis in only two cases.

Credit risk management and control

Organization

SANPAOLO IMI has established lines of conduct to be followed throughout the Group when taking on credit risk. They provide for approval limits defined in terms of total Group credit exposure to the counterparty. The first approval level is represented by the Business Areas and the subsidiaries, which, in turn, establish the approval limits to be delegated to their branches. Any transaction exceeding these limits must be submitted to the approval of the appropriate bodies within the Parent Bank, consisting of (according to the level of exposure) the Group Credit Committee (comprising the Managing Director and the heads of the relevant structures), the Executive Committee and the Board of Directors.

The Risk Management Department is responsible for defining, monitoring and updating the Group risk measurement methods, with the aim of guaranteeing alignment with best practice, as well as the analysis of the Parent Bank and Group risk profile and the proposal of any corrective measures. The Risk Management department is also responsible for measuring the exposure of the larger borrowers and for preparing key reports for the senior management of the Parent Bank on the changes in credit quality of the credit activities and on the use of the economic capital by the individual Business Areas.

The control structures operating within the individual Business Areas are responsible for measuring and monitoring the portion of the loan book assigned to them.

Measurement techniques

SANPAOLO IMI has developed a series of instruments to ensure analytical control over the quality of the loans to customers and financial institutions, as well as exposures subject to country risk.

With reference to loans to customers, differentiated grading models have been developed according to the economic sector and size of the operating segment of the counterparty. These models make it possible to summarize the credit quality of the counterparty in a measurement, the rating, which reflects the probability of default in a period of one year, adjusted on the basis of the average level of the economic cycle. Statistical calibrations have rendered these ratings fully consistent with those awarded by rating agencies, forming a single scale of reference. The backtesting analyses carried out to date, comparing the insolvency forecasts with the defaults effectively incurred, confirm the validity of the models used.

As of 2005, the rating, which had been previously used in the loan approval process with regard to counterparties submitted to the Group Credit Committee or higher bodies, was introduced as an essential element of the process with regard to the credit granted by the branch network.

The rating, associated with the assessment of the credit mitigating factors (typically guarantees and covenants), contributes to the definition of the credit risk strategy, represented by the set of commercial policies and the management behavior (frequency of reviews of lines of credit and recovery actions).

The new network loan approval process, designed in accordance with the Basel 2 organizational requirements, has been implemented at the Corporate segment of SANPAOLO IMI and Sanpaolo Banco di Napoli. During the year it will be gradually extended to the other types of customers and to all the Italian companies of the Group whose main mission is to take on credit risks.

With reference to the banking and financial counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by rating agencies. The risk class forms the basic information which, integrated by the type and duration of the transaction, as well as by any guarantees present, makes it possible to establish the credit limits with each counterparty. In the case of transactions covered by bank guarantees, the creditworthiness of the coun-terparty being guaranteed is also taken into consideration in determining the maximum limit.

Lastly, as regards the country risk, the rating is assigned on the basis of a model which considers the judgment of specialized institutions and agencies, market information and internal assessments.

These ratings are not just a direct instrument to monitor credit risk, but are also a primary element for the credit risk portfolio model, which summarizes the informnation on asset quality in terms of risk indicators, including the expected loss and capital at risk.

The expected loss is the product of exposure at default, probability of default (derived from the rating) and loss given default; the latter is measured with reference to an economic rather than an accounting concept of loss, comprehensive of legal costs, and prudently calculated on the discounted value of post-default recoveries.

The “expected” loss represents the average of the loss distribution, while the risk capital is defined as the maximum “unexpected” loss which the Group could incur with a confidence level of 99.95%.

Credit risks

All of the on- and off-balance sheet credit exposures are measured here. The analysis is developed on the loan books of the Parent Bank, Sanpaolo Banco di Napoli, Banca Popolare dell’Adriatico, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Friulcassa, Banca OPI, Sanpaolo IMI Bank Ireland and Sanpaolo Leasint. Altogether, the loan book analyzed represents 95% of the Group’s risk weighted assets.

The analytical rating covers more than 70% of the credit portfolio in terms of exposure. The unrated counterparties, to whom a rating estimated on the basis of the average probability of default has been assigned, based on actual default experience for the preceding years, are concentrated in households with residential mortgages. Analytical ratings coverage for other sectors is just under 90%.

In relation to the combination of analytical ratings, less than half is represented by ratings of specialized agencies, while the majority are internal ratings; the latter are the prevailing ones in the corporate sector.

Loans to customers to which an analytical rating has been assigned, which represent the main reference of the credit risk management model, show a high credit quality, with a portion of investment grade loans (from AAA to BBB) equal to about three quarters of the total.

At year end, the expected loss of the portfolio considered was equal to 0.43% of loans, a reduction compared to 0.46% at the end of 2003.

The expected loss measure has been taken into account in establishing whether the amount of general writedown to cover the inherent risk of the performing loan portfolio was adequate. On the same date the economic capital accounted for about 4.50% of loans, remaining stable compared to the end of 2003.

The management and control of other risks

SANPAOLO IMI also considers two other types of risk in its models: operational risk and business risk.

Operational Risk

Operational risk is defined as the risk of incurring losses resulting from fraud, legal risks (including breach of contractual obligations), weaknesses in internal control or information systems, and natural calamities.

A database is analyzed, for each risk category, containing significant events which have occurred in the last ten years and from which the impact, in terms of losses incurred, can be easily obtained from public information sources. The empirical distributions of losses calculated in this way are estimated by means of distribution theories according to the extreme value theory. The risk capital is defined as the minimum measurement, net of existing insurance policies, needed to face the maximum potential loss with a confidence level of 99.95%; the method also provides for the application of a correction factor to take into account the effectiveness of internal controls in the various operating areas.

It should be pointed out that this method was developed with the intention to allocate to the Business Areas and to the Group as a whole a quantity of capital adjusted to the potential of these types of events. The control of operating risks is carried out at process level through the definition of internal rules and procedures, the observance of which is monitored by the Audit Department of the Parent Bank.

The internal operational risk measurement model is being developed in order to align its main elements with the Basel 2 regulatory requirements.

In particular, the scenario analysis processes at Group level are being expanded and studied in depth, taking into account in a structured way the economic effect of the effectiveness and frequency of controls; these are coupled with the refining of the statistical processes through in-depth studies of loss data analyses, available either through internal databases or the participation in consortium initiatives with leading banking groups: DIPO (Database Italiano delle Perdite Operative - Italian Database of Operational Losses) in Italy and ORX (Operational Riskdata Exchange association) at international level.

During 2004, the operational risk management and control process was implemented following the approval of the Group Regulations on operational risks, which define the organizational architecture, the application field and guidelines. In accordance with the Basel 2 regulatory requirements, the process provides for the direct involvement of the lines of business, subsidiaries and the Corporate Center structures.

Business Risk

Business risk (also called strategic risk) is the risk of incurring losses as a result of changes in the macro- or micro-economic scenario which could jeopardize the ability to generate income, typically by reduced operating volumes or margin compression. This is evaluated through the break down of the Business Area assets, on the basis of the respective cost and revenue structures, into fundamental “industrial” business sectors (such as EDP, consulting and distribution). The Business Areas are then allocated a level of capitalization in line with the norm for companies operating in the same type of activity.

Shareholders and ratings

Shareholders

As of 31 December 2004 the shareholder structure of SANPAOLO IMI, based on the available information, was as follows:

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.27	7.37
Fondazione Cassa di Risparmio di Padova e Rovigo	10.65	4.30
Banco Santander Central Hispano	8.49	10.72
Fondazione Cassa di Risparmio in Bologna	7.58	3.06
Giovanni Agnelli e C.	3.78	4.77
Mediobanca	1.97	2.49
Fondazione Cariplo	1.72	2.17
Società Reale Mutua di Assicurazioni	1.51	1.91
Groupe Caisse d’Epargne	1.51	1.90
Ente Cassa di Risparmio di Firenze	1.50	1.90
Fondazione Cassa di Risparmio di Venezia	1.48	1.87
Other shareholders (1)	45.54	57.54
Total	100.00	100.00

(1)          Includes own shares held by the Group.

In April 2004, a convention, known also as a “Unity of Intent Agreement”, was signed between the three Fondazioni (Compagnia di San Paolo, Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo). Also in April, an Agreement was signed between the same Fondazioni, Banco Santander Central Hispano and CDC Ixis Italia Holding (now Italia Holding, a company of Groupe Caisse d’Epargne). The shares respectively contributed today represent 14.73% and 27.35% of the ordinary capital and 11.66% and 21.65% of the total capital.

Ratings

The following table shows the main ratings assigned to the debt of SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium-/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium-/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium-/long-term debt (senior)	A+

On 1 September 2004, the individual rating of SANPAOLO IMI was raised by Fitch Ratings from B/C to B, confirming the ratings for short- and long-term debt. On 14 December 2004, Standard & Poor’s raised the outlook for SANPAOLO IMI from stable to positive.

Standard & Poor’s Corporate Governance score of 7 (on a scale of 1 to 10), attributed to SANPAOLO IMI at the end of analysis of the Group’s model and procedures for company governance, was published on 15 September 2004.

Performance of share prices

At the end of December 2004, SANPAOLO IMI’s share price was 10.60 euro, up 2.5% compared to the start of the year, against an increase of 9.8% in the MIB bancario index. On the same date, the SANPAOLO IMI share

SANPAOLO IMI share price and dividends

	High	Low	Average	Unit dividend	Dividend yield (1)	Payout ratio (2)
Year	(€)	(€)	(€)	(€)%		%
1995	5.118	4.025	4.577	0.12	2.71	38.9
1996	5.269	4.236	4.766	0.14	3.03	37.9
1997	8.800	4.564	6.275	0.06	0.91	53.4
1998	16.274	8.717	12.429	0.46	3.74	71.7
1999	16.071	10.970	13.192	0.52	3.91	69.0
2000	20.800	11.483	16.612	0.57	3.42	61.7
2001	18.893	8.764	14.375	0.57	3.97	66.5
2002	13.702	5.231	9.439	0.30	3.18	62.0
2003	11.346	5.796	8.158	0.39	4.78	73.7
2004	11.072	8.799	9.826	0.47	4.78	62.9
2005 (3)	11.500	10.201	10.894

traded on a price/book value of 1.7 and a price/earnings value, calculated on consensus earnings for 2004, of 15.7.

On 18 March 2005, the quoted price was 11.45 euro, up 8% since the start of the year.

Market comparison

	18/3/2005	30/12/2004	30/12/2003	Change 30/12/04 - 30/12/03 (%)
SANPAOLO IMI share price (€)	11.450	10.600	10.340	+2.5
Historical MIB bancario index	2,621	2,472	2,251	+9.8

	30/12/2003	30/12/2004
Book value per share (€)	6.00	6.35

	2005E	2006E
Consensus earnings per share (EPS) (€)	0.75	0.89

(1)          Calculated on annual average price.

(2)          On consolidated income.

(3)          Up to 18 March 2005.

SANPAOLO IMI share price and MIB bancario (30/12/02=100)

Supplementary information

Transactions with related parties

Procedural aspects

In accordance and compliance with the Consob regulation (Communications dated 20 February 1997 and 27 February 1998 and subsequent integrations), the Board of Directors of SANPAOLO IMI has identified the parties related to the Parent Bank and defined a Group procedure for the deliberation of transactions with such parties, aimed at setting competencies and responsibilities, as well as indicating the information flows between the structures of the Bank and the directly and indirectly controlled Companies.

In line with the code of conduct, the procedure establishes that significant transactions with related parties (defined on the basis of analytical thresholds regarding types of operations and counterparties) referring to the Parent Bank are the reserve of the decisions of the Board of Directors after examination by the Technical Audit Committee. Significant transactions between subsidiaries and related parties of the Parent Bank are decided upon by the boards of the subsidiary company with the prior consent of the Parent Bank.

Over and above the specific decision process, the structures of the Parent Bank and the subsidiaries undertaking transactions with related parties must provide a quarterly report so that the Bank may adhere to Art. 150 of D. Lgs. 58/1998 (relative to information for the Statutory Auditors), and must, when necessary, meet the immediate or periodical informative obligations of the market.

As regards transactions with subjects exercising functions of administration, management and control of the Parent Bank, Art. 136 of D. Lgs. 385/93 (Testo Unico Bancario -Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counter-parties), these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes to the Consolidated and Parent Bank Financial Statements reports the loans and guarantees issued to Directors, Auditors and Managing Director of the Parent Bank.

The same section of the Explanatory Notes to the Parent Bank Financial Statements also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors, Auditors and Managing Director of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators, Auditors and Managing Director of the Parent Bank and by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the table on the following page.

Transactions with related parties

a) Transactions of atypical and/or unusual nature

In accordance with current regulations, no transactions of “atypical or unusual nature” were carried out during 2004, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholders’ equity and the protection of minority shareholders, either with related parties or with subjects other than related parties.

b) Transactions of ordinary or recurrent nature

The transactions of non-atypical or non-unusual nature (under standard conditions) with related parties lie within the scope of the normal operations of the Group and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedures mentioned above.

Receivable and payable balances with related parties in the consolidated accounts at the end of 2004 amount to a total which is not relevant to the entity of the Group’s portfolio. They refer mainly to transactions with affiliated companies and subsidiaries not consolidated line by line, while balances with other related parties are marginal.

Similarly, the influence of income and charges with related parties on the consolidated operating income is not relevant. In particular, commission income from the placement of the Group’s insurance products, included under the relevant caption of the consolidated statement of income for 341 million euro, is largely offset by the results of the Group’s insurance companies, counterparties of these economic flows, valued using the equity method.

• Transactions with Group companies

In accordance with Articles 2497 and following of the Civil Code, SANPAOLO IMI manages and coordinates its direct and indirect subsidiaries, including those companies that in relation to existing regulations are not part of the banking Group.

As far as transactions with Group companies are concerned, it should be noted that they are attributable to the ordinary internal operations of a multifunctional banking organization. These transactions are largely regulated at the conditions under which the Parent Bank accesses the reference markets, which are not necessarily the same as those which would be applicable if the counterpart companies were to operate independently. In any case, these conditions are applied in observance of substantial correctness and always in pursuit of the aim to create value for the Group.

Transactions with Group companies principally concern:

•          support by SANPAOLO IMI for the financial needs of the other Group companies, both in the form of risk capital and loans and in the form of subscription of securities issued by the subsidiaries;

•          the channeling of foreign funding made by the Group’s specialist companies (Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank International S.A., Sanpaolo IMI Capital Company I L.l.c.) towards the Parent Bank and, to a lesser degree, towards other subsidiaries;

•          the lending transactions of the liquidity of subsidiaries with the Parent Bank;

•          outsourcing relations governing auxiliary activities provided by the Parent Bank mainly to the Banking Network. In particular, services provided concern management of the information technology structure and the back offices, property services and logistics, commercial,

Shares held by individuals as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

Name and SURNAME	Company	How held	Title to shares	Shares held at 31/12/03	Shares bought during 2004		Shares sold during 2004	Shares held at 31/12/04
Enrico SALZA	SANPAOLO IMI	Direct	Full	500				500
		Spouse	Full	1,250				1,250
Pio BUSSOLOTTO	SANPAOLO IMI	Direct	Full	3,000	1,750			4,750
		Spouse	Full		1,250			1,250
Gian Luca GALLETTI (2)	SANPAOLO IMI	Spouse	Full	162			162	—
Alfonso IOZZO	SANPAOLO IMI	Direct	Full	7,087				7,087
Rainer Stefano MASERA (3)	SANPAOLO IMI	Direct	Full	150,000				150,000
		Spouse	Full	27,500				27,500
Abel MATUTES (3)	SANPAOLO IMI	Subsidiary	Full	761,517				761,517
Iti MIHALICH	SANPAOLO IMI	Direct	Full	3,000				3,000
Emilio OTTOLENGHI	SANPAOLO IMI	Direct	Full	320,000				320,000
		Subsidiary	Full	4,658,731				4,658,731
		Spouse	Full	4,000				4,000
Orazio ROSSI	SANPAOLO IMI	Direct	Full	52,593				52,593
Gian Guido SACCHI MORSIANI	SANPAOLO IMI	Direct	Full	200,000				200,000
Mario SARCINELLI (2)	SANPAOLO IMI	Spouse	Full	287				287
Leone SIBANI (2)	SANPAOLO IMI	Direct	Full	56,000	3,241	(4)	1,000	58,241
		Spouse	Full	15,796				15,796
	Banca Fideuram	Direct	Full	28,000	2,000			30,000

(1)               Shares held in SANPAOLO IMI and its subsidiaries by Directors, Statutory Auditors, Managing Directors and by their not legally divorced spouses and by minor sons, directly, through a subsidiary, a trust or a third party.

(2)               Effective as of 29 April 2004.

(3)               Resigned 29 April 2004.

(4)               Of which 2,241 acquired following the partial ceding of Banca Fideuram in favor of SANPAOLO IMI.

administrative and control assistance and consultancy;

•          agreements with Group companies in relation to the distribution of products and/or services or, more generally, assistance and consultancy between the Group companies;

•          management of the Group’s tax position using the procedure of “transfer of IRPEG (Corporate Income Tax) credit between Group companies” provided for by tax regulations. In 2004 sales were completed for a total of 345 million euro. On the authorization of the meeting of the Board of Directors held on 12 October 2004, and taking into account the consent of the consolidated companies, the Parent Bank has finalized the agreements between the Group companies necessary for the activation (by communication to the Financial Administration) of the “national fiscal consolidated balance sheet” for the SANPAOLO IMI Group.

The assets, liabilities, guarantees, income and charges of SANPAOLO IMI with Group companies and subsidiaries subject to significant influence as of 31 December 2004, are presented in detail in the Explanatory Notes to the Parent Bank Financial Statements (Part B – Section 3).

Information on financial balances existing with the subsidiaries not consolidated on a line by line basis, as well as with affiliated companies subject to significant influence, are reported in the Explanatory Notes to the Consolidated Financial Statements (Part B – Section 3).

• Transactions with relevant Shareholders

Transactions with relevant shareholders and related subjects (in accordance with the Consob regulation), can be attributed to the ordinary internal operations of a multifunctional banking organization, and are entered into at the same market conditions practiced with other non-related counterparties with the same creditworthiness. Loans to relevant shareholders are substantially of no influence, while passive deposits with some shareholding Foundations amount to 157 million euro.

• Transactions with Representatives

Relations between the SANPAOLO IMI Group and representatives (including those connected to them according to Consob regulations) can be attributed to the ordinary internal operations of the Group and are entered into at market conditions, applying special conditions for employees and/or co-workers and, in the case of legal entities, for other non-related counterparties with the same creditworthiness.

During the year, two properties were sold to two representatives for a total of 0.7 million euro. The first followed the closing of an option awarded by the Parent Bank’s Board of Directors in 22 December 1998 and reapplied in the overall financial treatment approved by the Board at the time of election at a price equal to 0.4 million euro. The second sale, by Emil Europe 92 (a subsidiary of Cassa di Risparmio in Bologna) to a director of the Parent Group, was estimated by an external expert.

c) Transactions of particular importance

During the year the Group has entered into particularly significant transactions with related parties mainly as regards the organizational-business model.

The most significant transactions, some of which have already been mentioned elsewhere in the Report, are listed hereafter in greater detail.

Transactions entered into with reference to Parent Bank and Commercial Banking operations:

•          the Parent Bank’s takeover of 31% of Sanpaolo IMI International S.A.’s stake in Sanpaolo IMI Bank (International) S.A. (in which the Parent Bank already held around 69%) was concluded on 16 January 2004 for a price of 56 million euro, corresponding to the equity pro quota as of 30 September 2003. This price was considered as the “normal value” for the transaction, taking into account the instrumental nature of the Portuguese company (a funding vehicle at the exclusive service of the Group companies) and its income;

•          on 3 February 2004 the Parent Bank transferred its shareholding in Sanpaolo IMI Bank Romania to Sanpaolo IMI Internazionale for a value of 7.2 million euro determined on the basis of an appraisal made in accordance with Art. 2343 of the Civil Code;

•          on 29 September 2004, SANPAOLO IMI purchased 16.94% of the capital of Sanpaolo Bank S.A. (Luxembourg) held by Banca IMI for a total of 100 million euro in line with the adjustor’s estimate for the merger of Sanpaolo Bank S.A. and IMI Bank (Lux) S.A. and with the recording of the investment in the statements of Banca IMI. The transaction follows the integration of the two Luxembourg subsidiaries, as described hereafter;

•          on 9 December 2004, in accordance with the memorandum of understanding signed on 11 October between SANPAOLO IMI and Caisse Nationale des Caisses d’Epargne (CNCE), a related party of SANPAOLO IMI, the 3.45% shareholding in CDC Ixis was exchanged for the 12% shareholding in Ixis Asset Management Group (IAMG) and the 2.45% in Ixis Corporate & Investment Bank (ICIB), operational sub-holdings of the French group. The transaction falls under the reorganization of the shareholding structure of the CDC (Caisse des depots et consignations) and CNCE Groups and the incorporation of CDC Ixis in CNCE. It has been effected through a capital increase of IAMG and ICIB with the contribution of CDC Ixis shares and based on fair values estimated by external advisors which are inferior by 50 million euro to the book value of CDC Ixis as of 31 December 2003. On 7 December 2004, shareholders agreements were signed between SANPAOLO IMI and Caisse Nationale des Caisses d’Epargne to regulate governance, circulation of shares, conversion and liquidity rights relative to the subsidiary companies IAMG and ICIB;

•          with reference to the development and rationalization of the Group’s bank networks described in previous chapters, between November 2004 and January 2005 the operations already described were finalized. In more detail, the transfers from the Sanpaolo network to Cassa di Risparmio in Bologna (Carisbo), Cassa di Risparmio di Padova e Rovigo (Cariparo) and Cassa di Risparmio di Venezia and Friulcassa, were made without change to the accounting and fiscal values and for each transfer an appraisal was made in accordance with Art. 2343 of the Civil Code by an expert appointed by the competent Court; on the other hand, the sale of Carisbo and Cariparo to the Sanpaolo network was finalized through the sale of the company branch whose value was established by a fairness opinion from an external adviser;

•          during 2004 (and in addition to the above-mentioned reorganization of the distribution network), the Parent Bank has redeemed a real estate lease from the subsidiary Sanpaolo Leasint on the expiry of the leasing contract to the value of 0.2 million euro. At the same time, Cassa di Risparmio in Bologna sold the majority of a property (for the creation of company offices) to Finemiro Banca to the value of 24.7 million euro, as established by external experts;

•          as of 16 December 2004, and effective from 31 December 2004, Invesp and Prospettive 2001 (respectively reported in the Parent Bank’s financial statements at 248 million euro and 40 million euro), financial companies whose founding principles had expired, were merged by incorporation to SANPAOLO IMI, using the simplified procedure, taking account also of the possibility to bring their portfolios under the direct management of the Parent Bank.

Transactions entered into in the context of Asset Management:

•          on 1 April 2004, Sanpaolo IMI Wealth Management completed its purchase of 15% of the capital of Sanpaolo IMI Institutional Asset Management SGR held by Banca IMI and IMI Bank (Lux), at a cost of 7 million euro (defined by the internal assessments based on market criteria);

•          on 16 April 2004, Sanpaolo IMI Wealth Management acquired 100% of Eptafund SGR (previously 100% owned by Eptaconsors and subsequently by Invesp) at a cost of 33 million euro, determined also on the basis of the value estimated by independent experts. Subsequently, on 1 May 2004, Eptafund SGR was merged into Sanpaolo IMI Asset Management SGR.

Transactions entered into in the context of Investment Banking:

•          on 29 January 2004, IMI Investimenti acquired from SANPAOLO IMI 7.4% of the capital in Infracom, which operates in the telecommunications sector. The reallocation of interest is aimed at achieving a more efficient and constant management of investments, also taking into account that IMI Investimenti is the corporate vehicle within the Group responsible for managing investments in industrial companies. The transfer was completed at a price made up of a base component, at spot rates and equal to the book value of the investment (25 million euro corresponding to a P/BV of 2.3), and an “eventual and floating” component (earn out/price adjustment) to be settled at the moment of sale or at the quotation price of the investment on the stock exchange;

•          the merger by incorporation of the Luxembourg subsidiary IMI Bank (Lux) S.A. into Sanpaolo Bank S.A. was completed on 1 September 2004. This merger is part of the initiatives which will progressively adopt the guidelines set out by the Board of Directors of SANPAOLO IMI to optimize the operational model in an industrial logic, in terms of scale and scope of economies. The valuation by the expert appointed by the competent Court to fix the share exchange ratio established the value of the capitals of the two companies at 491 million euro for

Sanpaolo Bank and 100 million euro for IMI Bank (Lux). Subsequent to the merger, Banca IMI’s share in Sanpaolo Bank was sold to the Parent Bank, as previously reported;

•          as part of a program of inter-group relocation of shares approved at the end of 2003, in September IMI Investimenti purchased 6.05% of Merloni Termosanitari from LDV Holding B.V. (100% Sanpaolo IMI Private Equity) for a total of 22 million euro (corresponding to the recorded value in LDV’s statements); in November, IMI Investimenti purchased 1.37% of Merloni Termosanitari from Banca Popolare dell’Adriatico (BPA) for a total of 5 million euro (corresponding to the recorded value in BPA’s statements). With the purchase, the Group’s investment in the company (7.42%) is now entirely placed with IMI Investimenti;

•          in December 2004, IMI Investments sold its 4.24% investment in Dyckerhoff AG to IMI Finance Luxembourg at a price of 56 million euro. In January 2005, the investment and related instruments were ceded to minority counterparties at market prices, substantially in line with those of the infra-Group transaction.

Transactions entered into in the context of Insurance:

•          in February 2004 an agreement was stipulated for the coinsurance sale by Sanpaolo Vita to Reale Mutua Assicurazioni (at that time a “relevant” shareholder of SANPAOLO IMI and adhering to the shareholders agreement) of a certain amount of premiums on the new annual production, the maximum amount of which was estimated at 85 million euro. The economic conditions are in line with those usually practiced on the market;

•          during the year, unusual transactions were undertaken to reorganize asset management following the establishment of the Insurance Business Sector which led to the definitive company and business structure of the wealth management and insurance areas as summarized hereafter:

Split of Sanpaolo IMI Wealth Management:

•          on 19 November 2004, and effective as of 30 November 2004, the partial split was executed of Sanpaolo IMI Wealth Management (SPWM) through the allocation to Assicurazioni Internazionali di Previdenza (A.I.P., formerly Noricum Vita) of the total investment in Sanpaolo Vita in preparation for the merger by incorporation of Sanpaolo Vita in A.I.P.;

•          subsequently, on 20 December 2004 the total split of Sanpaolo IMI Wealth Management was finalized, with effect from 29 December 2004, through the allocation, at book value, of:

•          the following investments to SANPAOLO IMI: 100% of Sanpaolo IMI Asset Management SGR; 41.5% of Sanpaolo Bank S.A., which is now virtually totally controlled by the Parent Bank that holds 100% less 1 share of the capital (headed by IMI Investments S.A.); 50% of Allfunds Bank S.A.;

•          the remaining parts of assets and liabilities, shown with reference to 30 June 2004 in the split plan, at the net book value at the same date of 61.6 million euro, to Sanpaolo IMI Asset Management SGR, including the following sharings: 100% of Sanpaolo IMI Alternative Investments; 100% of Sanpaolo IMI Institutional Asset Management; 100% (less 1 share) of Sanpaolo IMI WM Luxembourg S.A., now Sanpaolo IMI Asset Management Luxembourg S.A.; 5% of Consorzio Studi e Ricerche Fiscali; 1% of Universo Servizi.

The transactions were carried out using the simplified procedure foreseen in the Civil Code.

Partial split of investments held by Banca Fideuram in Fideuram Vita in favor of SANPAOLO IMI - merger of Sanpaolo Vita and Fideuram Vita in A.I.P.:

•          on 9 March 2004 Banca Fideuram completed transfer of the fully controlled subsidiary Fideuram Assicurazioni to Fideuram Vita for a sum of 20 million euro;

•          on 19 November 2004, and effective as of 30 November 2004, the split was executed of the total investments held by Banca Fideuram in Fideuram Vita in favor of SANPAOLO IMI;

•          on 24 November 2004, and effective as of 1 December 2004, the merger by incorporation was completed of Sanpaolo Vita and Fideuram Vita in A.I.P. whose capital is now virtually totally held by the Parent Bank.

SANPAOLO IMI and Banca Fideuram each appointed external independent financial consultants to evaluate the actuarial aspects and those concerning the economic capital of the companies involved in order to determine the exchange ratios.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana, Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Shareholders’ Meeting, held on 31 July 1998, authorized the Board of Directors to make stock incentive (stock option) plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount subsequently established as 40 million euro, corresponding to 14,285,714 shares.

On the strength of this power of attorney, the Board of Directors:

•          in the meeting held on 9 February 1999, presented a first plan, assigning to the Managing Directors, inasmuch as General Managers, and to another 56 executives, a total of 6,772,000 rights exercisable for one third as of 2000, for one third as of 2001 and for the remaining third as of 2002 and no later than 31 March 2003 (extended to 31 March 2004 with resolution of the Board of Directors of 30 July 2002), at a subscription price of 12.396 euro per share; the rights have lapsed as the deadline for their exercise has expired;

•          in the meeting of 27 June 2000, it presented a second plan, assigning to the Managing Directors, inasmuch as General Managers, and to 122 other executives, 3,378,270 rights exercisable as of 2003 and no later than 31 March 2005, at a subscription price of 16.45573 euro per share;

•          on 18 December 2001, it approved a third stock option plan, assigning to 171 Group executives, of which about 40 employees of subsidiaries, 4,030,000 rights exercisable after the issue of the dividend for 2003 and no later than 31 March 2006, at a price of 12.7229 euro.

The Shareholders’ Meeting held on 30 April 2002 conferred a new power of attorney to the Board of Directors to make stock incentive plans in favor of Group executives, resorting to increases in capital against payment up to a

Development of stock option plans in 2004

	Number of shares	Average exercise price (€)	Market price (€)
(1) Rights existing as of 1/1/2004	21,119,104	10.0333	10.340	(a)
(2) Rights exercised in 2004	—	—	—
(3) Rights lapsed (b)	-4,305,834	12.396	—
(4) Rights lapsed in 2004 (c)	-290,000	9.0562	—
(5) Rights exisiting as of 31/12/2004	16,523,270	10.6955	10.600	(d)
(6) Of which: exercisable as of 31/12/2004 (e)	—	—	—

(a)          Reference market price as of 30/12/2003.

(b)          Rights no longer exercisable because of expiry.

(c)           Rights no longer exercisable because holders no longer work for the Bank.

(d)          Reference market price as of 30/12/2004.

(e)           The exercise of rights is admitted within specific periods of time, which did not include 31 December 2004. On this date, 3,093,270 rights at a price of 16.45573 euro each had already become eligible for exercise, the expiry being set for March 2005, 3,760,000 rights, at a price of 12.7229 euro, the expiry being set for March 2006 and a further 1,650,000 rights, at a price of 12.6244 euro, the expiry being set for May 2006.

Detail of rights by exercise price and residual maturity

	Rights assigned as of 31/12/2004					of which: exercisable
	Minimum remaining contractual validity					as of 31/12/2004
Exercise price (€)	May 2003 - March 2005	May 2004 - March 2006	May 2004 - May 2006 (a)	May 2005 - May 2007 (b)	Total	Total	Average residual contractual maturity
16.45573	3,093,270	—	—	—	3,093,270	—	—
12.7229	—	3,760,000	—	—	3,760,000	—	—
12.6244	—	—	1,650,000	—	1,650,000	—	—
7.1264	—	—	—	8,020,000	8,020,000	—	—
Total	3,093,270	3,760,000	1,650,000	8,020,000	16,523,270	—	—

(a)          Original deadline of March 2006 postponed to May 2006 by the Board of Directors on 25 January 2005.

(b)          Original deadline of March 2007 postponed to May 2007 by the Board of Directors on 25 January 2005.

maximum amount of 51,440,648 euro, corresponding to 18,371,660 shares.

On the strength of this power of attorney, on 17 December 2002 the Board of Directors presented a new stock option plan, assigning to 291 Group executives, of which about 77 employees of subsidiaries, in relation to the office held, 8,280,000 rights exercisable at a price of 7.1264 euro after the issue of the dividend for 2004 and no later that 31 March 2007 (postponed to 15 May 2007 by the Board of Directors on 25 January 2005).

Furthermore, on 14 May 2002 the Board of Directors presented a stock option plan for the Chairman and the Managing Directors, for the 2001-2003 three-year period, on the basis of the power of attorney approved by the Ordinary meeting of 30 April 2002 to use own shares at the service of the same plan.

The plan provides for the assignment of 1,650,000 rights (own shares) exercisable after the issue of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and no later than 31 March 2006 (postponed to 15 May by the Board of Directors on 25 January 2005). The purchase price is 12.6244 euro.

In 2002 the Board of Directors approved the first stock granting operation of SANPAOLO IMI shares to all Parent Bank personnel in service from 27 June 2002. The initiative, application for which was voluntary, was connected with the 2001 company production premium issued in May 2002.

A second plan for the stock granting operation to Parent Bank personnel was approved in 2003, with voluntary application, providing for a link to the 2002 company production premium issued in 2003.

In greater detail, in 2002 Banca Fideuram approved stock incentive plans in favor of directors and financial operators and in 2003 and 2005 in favor of the Fideuram and Sanpaolo Invest networks. More details can be found in the company’s financial statements.

Initiatives for financial and administrative governance

The attention of domestic and international Regulators has particularly intensified in relation to the correctness, completeness and clarity of company information of an administrative and financial nature following company defaults in recent years which have seriously affected savers’ portfolios. Rules and regulations have been drawn up in response to strengthen the presidium of company information procedures aimed at the production of obligatory financial market information.

One of the most articulated and complete initiatives is the Sarbanes-Oxley Act (SOA) to which companies quoted in the United States and registered with the Securities and Exchange Commission (SEC), and therefore SANPAOLO IMI, are subject.

The enactment of the SOA meets the recent trend in the governance and control of company information, underlining:

•          common aspects of administrative and financial information with relation to means of protecting third-party subscribers, connected to an overall control mechanism also in the light of the adoption of the International Accounting Standards which imposes new evaluation criteria, measures and processes and brings the content of management and administrative analyses closer together;

•          the advisability of moving the timing of protection and control of information released from the result to the production process (result driver), to be documented systematically according to internationally accepted standards.

In order to be competitive, the SANPAOLO IMI Group intends to use the opportunity offered by the regulation to pursue a broad program for an innovative financial information governance and control system based on greater reliability to ensure higher standards in the drawing up of disclosures.

In more detail, with the enactment of the SOA and related regulations adopted by the SEC, SANPAOLO IMI has taken some significant organizational measures including the establishment of a Disclosures Committee to support the company bodies in carrying out their responsibilities and duties in connection with the accuracy and timeliness of the disclosures made by the Bank.

At the level of organization, the need for the continuous presidium of the various initiatives aimed at administrative and financial governance to meet the regulations (IAS, SOA, updating of normative profiles), and the advisability of managing the related overall development through highly-specialized inter-disciplinary responsibilities, has prompted the establishment of the “Presidium of administrative and financial governance” office as part of the Annual Report and Administration Directorate, with the objective of ensuring unity of purpose and systematic coordination of planned actions. The necessary body of inter-functional coordination of the related initiatives has also been established in support of the office.

In reference to Section 302 of the SOA, aimed at strengthening “Corporate responsibility for financial reports” of the listed issuers, and in the light of Section 404, the Parent Bank has completed a specific initiative, begun in 2003, entitled “Analysis of the Group’s models of administrative and accounting governance and formulation of related procedures”. This has taken the form of a formal and organic codification of the production of annual reports and disclosures, taking action in the case of ineffectiveness of controls, planning continuous updating procedures to reflect changes due to company and/or external causes, namely the transition to IAS/IFRS.

The analysis is currently being extended to the subsidiaries to bring the separate company IT control systems in line with those of the Group.

The enforcement, for non-US issuers, of the disciplinary measures of Section 404 (including the public announcement of a Management Assessment of Internal Controls) will mean that as of the Annual Report on Form 20-F of 31 December 2006:

•          the Group Management expresses its assessment of the efficiency-effectiveness of the internal system of controls for financial reporting and reports that judgment in the filing sent to the SEC;

•          the auditing company issues a report aimed at the adequacy of the assessment process used by Management for the controls system and independently evaluates the effectiveness-efficiency of that system.

A plan of communications, operative guidelines and the periodic information to be provided for the management of institutional relations with the Disclosure Committee, the auditing company of the Parent Bank and the Regulators has been set up to manage the actions to bring the organization in line with above-mentioned regulations on control of financial reporting.

In order to finalize these initiatives, SANPAOLO IMI recommends that the Group create a permanent office for the presidium of obligatory, or in any case public, administrative and financial information capable of ensuring higher quality of the correctness of disclosures according to the regulations issued by domestic and foreign Regulators.

Transition to IAS/IFRS international accounting standards

The regulatory context

EC Regulation 1606/2002 (the “IAS Regulation”) requires EU listed companies to prepare, as of 2005, consolidated financial statements, in accordance with international accounting standards (“IAS/IFRS”) issued by the International Accounting Standard Board (“IASB”) and endorsed by the European Commission. Pursuant to the IAS Regulation, EU member states may extend the application of IAS/IFRS to the unconsolidated financial statements of listed companies and to the unconsolidated and consolidated financial statements of unlisted companies.

The 2003 European Law no. 306 of 2003 (“Legge Comunitaria 2003”), approved by the Italian Parliament on October 31, 2003, gives the Italian Government a mandate for the application of IAS/IFRS to Italian companies.

On February 25, 2005, the Italian Government exercised the mandate by issuing a legislative decree allowing banks and financial institutions (subject to the regulatory supervisions of the Bank of Italy) to adopt IAS/IFRS for the unconsolidated financial statements of 2005 and requiring the adoption of IAS/IFRS for the unconsolidated financial statements of 2006. The same decree confirms the current powers of the Bank of Italy and ISVAP, each for its own area of supervision, in relation to defining the form and content of financial statements in annual reports and notes appertaining thereto.

In 2005, Consob will issue further regulations containing the instructions for preparing interim reports; the Bank of Italy will issue regulations relating to the form and content of financial statements in annual reports and notes appertaining thereto. In 2005 the Bank of Italy will provide the regulations required to assess the impact of IAS/IFRS on regulatory capital and capital adequacy.

The EU has endorsed all amendments and modifications of all the IAS/IFRS standards (a total of 36 standards). While the EU endorsement of IAS/IFRS standard was achieved without serious problems for the majority of the standards, the endorsement of IAS 39 (“IAS 39”), relating to financial recognition and measurements of financial instruments, was subject to prolonged delays because of the issues raised by banks and regulatory authorities. A particular concern for banks, raised in connection with the EU endorsement debate of IAS 39, was the prohibition of fair value hedge of core deposits on a portfolio basis, while a particular concern for regulatory authorities was the possible application of fair value option to financial liabilities.

For these reasons, the EU only endorsed IAS 39 in November 2004 on the basis of a compromise (commonly referred to as IAS 39 “carve out”) pursuant to which the text endorsed by the EU differs slightly to the IASB text. The agreement reached on the EU endorsed version of IAS 39 removes the parts of the original IASB text, which were the subject of the debate. The EU hopes that in 2005 the IASB will review the amended IAS 39 and that a consensus will be reached on the text of IAS 39.

Main accounting and valuation changes

Compared to currently applicable national accounting standards, international accounting standards are characterized by a more frequent use of fair value evaluation criteria. This is reflected in:

•          the requirement to use a fair value valuation for a wide category of financial instruments, including:

•     All trading or available for sale securities. According to the Italian accounting standards currently applied by the Group, only listed securities held for dealing purposes are valued at market price, unlisted securities held for dealing purposes are valued at cost or market value, whichever is lower.

•     All hedging and non-hedging derivative contracts. Currently, derivative contracts entered into with the aim of hedging banking book transactions are valued at cost, while the amount attributable to such transactions is recorded on an accruals basis.

•     All financial instruments (comprising essentially lending and funding contracts) hedged against the risk of depreciation in value (so called fair value hedge). In compliance with currently applicable Italian accounting principles, instruments included in the banking book are accounted for, on an accrual basis, at their net carrying amount (lending) or redemption price (funding).

•     All shareholdings below significant influence threshold. These are currently valued at cost and eventually adjusted to reflect any permanent losses in value.

•         The option to account all tangible fixed assets at fair value, eventually amortizing the value on a long-term basis, as an alternative to amortizing the cost.

•         The requirement to apply a fair value to the assets and liabilities arising from company acquisitions (commonly referred to as business combinations), regardless of the method used to account for the transaction (purchases of businesses, mergers, transfers, etc.). Currently applicable Italian accounting principles, on the contrary, allow widespread measures designed to maintain pre-existing values, in accordance with the principle of continuity of value.

•         The requirement to apply a fair value to intangibles, excluding the systematic process of amortization for those of an unlimited duration (such as goodwill or brands) and envisaging writedowns in the event of permanent losses in value (commonly referred to as impairments). Currently applicable Italian accounting principles require intangible assets to be recorded at purchase cost and amortized over the period of their expected useful life.

In connection with liabilities relating to personnel (such as termination indemnities and other long-term commitments), IAS/IFRS requires a valuation on an actuarial basis, taking into account the time when such liabilities will be paid out. Currently, these liabilities are accounted for on the financial statements at the value of the amount matured, regardless of the estimated effect of financial and demographic changes.

Furthermore, with the adoption of IAS/IFRS, employees’ stock options, which according to Italian accounting standards are not reported in the financial statements, are reported at their initial value for a vesting period as personnel costs offset against a specific reserve of net shareholders’ equity.

As regards recording the interest profile of financial instruments in the banking book, IAS/IFRS provide for the use of amortizing cost criteria, determined taking into account the total original outlay adjusted by the related charges and/or revenues and the effective performance rate. The latter is represented by the rate which balances the sum of the current value of expected contractual cash flow and the original value of the financial instrument.

Another regulation characterizing IAS/IFRS relates to discounting of doubtful loans, applying the contractual rates,. This criterion, which is not widespread under Italian accounting principles, is already applied in the SANPAOLO IMI Group financial statements.

Lastly, it should be emphasized that the application of IAS/IFRS will widen the line by line area of consolidation through the inclusion of all the subsidiaries, also de facto subsidiaries, without exemptions other than justifiable accounting insignificance of the investment. Therefore, the consolidation area of the SANPAOLO IMI Group will also include those insurance companies which, today, are included using the net equity valuation method.

The IAS Project and the Group

In December 2002 the SANPAOLO IMI Group launched a project to plan and implement the measures necessary to adequately cope with the transition to the new regulatory framework. In the context of the project, the Parent Bank took on a role of directing and controlling the activities entered into by the Group companies which, on the one hand, involved the definition, at the end of 2003, of “Group Guidelines” supplying methodological and operational support to subsidiaries for planning the transitional processes and, on the other hand, provides for constant monitoring of the progress of the measures underway at the subsidiaries.

The project is mainly split into two prongs:

•         Study and analysis of IAS/IFRS and of the main issues raised by their introduction. This activity, which involves a high number of resources (about 120 specialists within the Parent Bank and the material subsidiaries subdivided into 15 working groups) has enabled the production of the first IAS compliant version of the “Group Accounting Policies Handbook”, which represents the univocal point of reference for the Parent Bank and all the subsidiaries for the preparation of financial statements using consistent Group policies. The manual is subject to continuous updates, to reflect the evolution of the contents of IAS/IFRS.

•         Activities performed independently within the different areas of the Group on the basis of the above mentioned manual. In particular, these activities includes:

•          Adjustments of IT systems, currently about to be completed. Given the uncertainties surrounding the application of the new accounting policies to different areas of importance (separate financial statements, tax regulations and reports to the Supervising Authorities) which have characterized the project since its inception. The Group has taken all the required actions aimed at guaranteeing parallel assessments of economic and equity results on the basis of both IAS/IFRS and Italian accounting principles. Overall, for the two areas of project activity and considering the residual activities programmed for 2005 at the Parent Bank and its subsidiaries, the external costs of the IAS Project have been estimated at 32 million euro.

•          Organizational operations regarding administration, valuation and accounting processes. These activities started in the second half of 2004 and will be finalized by 2005.

•          Training operations. These activities were conceived with the aim of divulging insight of the new regulatory framework to the Parent Bank and all the subsidiaries through special courses and meetings with different levels of specialization and detail. As of December 2004, the first two training modules have been completed, involving 2,000 employees of the Parent Bank and its subsidiaries. Training will continue throughout 2005.

Application to the Group

With regard to the adoption of IAS/IFRS within the SANPAOLO IMI Group, the Board of Directors decided to take advantage of the option provided by Italian law to adopt IAS/IFRS also in drawing up the financial statement of the Parent Bank for 2005. For reasons of uniformity of accounting reporting within the Group and coherence with the consolidated balance sheets, a similar approach was also adopted for the subsidiaries. As far as interim reports are concerned, transition to IAS/IFRS is expected for the 2005 Half Year Report.

A first valuation of the impact of the application of IAS/IFRS to the Group’s income and equity profiles appears to be positive. In particular, the effect of the transition is expected to determine is an estimated increase in net equity of approximately 250/300 million euro.

This result is primarily attributable to the adequacy of the valuation of the Group’s loan portfolio that was already in line with IAS/IFRS policies. Specifically, the Group has adopted (in line with best international practice) the criterion now required by IAS/IFRS to evaluate doubtful loans at net present value since 1998, the year that SANPAOLO IMI securities were registered in the USA pursuant to the merger with IMI.

Furthermore, it is estimated that the application of IAS/IFRS will increase the transition consolidated shareholders’ equity by approximately 250 million euro as a result of revaluation of the land component of the Group’s real estate portfolio (IAS standard 16), irrespective of any eventual revaluations of the real estate portfolio.

An analysis of other areas of possible impact of the Group’s first time adoption on capital, caused either by the application of the new accounting standards concerning financial instruments and hedge accounting (IAS standards 32 and 39) or by other standards, especially those related to employee benefits, contingent liabilities and other provisions (IAS 19 and 37) and the treatment of goodwill (IFRS 3), showed no material effects on the overall consolidated shareholders’ equity.

From an economic viewpoint, the consolidated net income for 2004 in the light of IAS/IFRS, and taking into account the recourse to the exemptions foreseen under transition regulations, especially the “non-reopening” of company aggregations (IFRS 3) and the adoption as of 1 January 2005 of IAS/IFRS concerning financial instruments (IAS 32 and 39) and insurance contracts (IFRS 4), shows an estimated increase in net income of over 100 million euro. This result is mainly attributable to the non applicability of amortization for goodwill, as other single amounts have been considered either irrelevant or mutually off-setted.

The above mentioned estimates will be subject to updates in the light of the new regulatory framework and analyzed again in the first Quarterly Report for 2005. The usual market information will be integrated on the basis of current accounting standards. As mentioned above, the definitive transition to IAS/IFRS will be made with the Half Year Report for 2005. At that time, the effects of the transition to the international accounting standards will be audited-by PricewaterhouseCooper S.p.A., as external auditor, and the other auditors of Group companies, and will be disclosed.

Group Business Structure

Following the redesign of the organizational structure, since 1 May 2004 the SANPAOLO IMI Group has adopted a new model for the Business Areas divided into the following Business Sectors:

•         Commercial Banking

•         Asset Management

•         Investment Banking

•         Personal Financial Services

•         Insurance

•         Public Authorities and Entities

•         Central Functions.

As already described in the chapter “Action points and initiatives in the year”, Insurance became operative as of 1 December 2004.

The following tables show the data of the statement of income, the operating structure, as well as the main profitability ratios for the new organizational model. There are two types of report. The first refers to Business Sectors (“Reportable Segments”), with figures expressing the contribution to the Group income. The second refers to Business Areas (“Business Segments”), where the figures are expressed, in the case of business performed by companies, before the posting of consolidation and reporting the contribution to Group income as additional information.

It should be emphasized that, where necessary, the figures used to compare the performance with the previous year have been consistently reconstructed, assuming that the new organizational model was launched as of 1 January 2003.

Criteria for calculating the profitability of Business Sectors and Business Areas

The statement of income of the Business Sector is the outcome of the aggregation of the statements of income of its Business Areas. The latter have been determined as follows:

•         for those Areas whose activities are carried out both by the Parent Bank and by subsidiaries, the Parent Bank accounts attributable to the relevant Area have been consolidated with the income statement line items of the subsidiary companies. In particular, the attribution to individual Areas of Parent Bank line items has been made on the basis of the following principles:

•          the net interest income has been calculated using appropriate Internal Transfer Rates;

•          in addition to real commissions, notional commissions for services rendered between Areas have also been quantified;

•          the direct costs of each Area have been calculated and the costs of central structures other than those attributable to holding company functions have been allocated to the same Areas. It should be noted that the allocation of costs for services provided to the operating business units by head office was made on the basis of standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This method is aimed at making the central structures responsible for the recovery of efficiency;

•         for those Areas whose activities are carried out wholly by subsidiaries, the income statements of the companies are reported; their contribution to consolidated net income of the Group is also reported, net of minority interest and after the posting of consolidation attributable to the Area.

As with the statement of income, the capital of the Business Sector is the result of the aggregation of the capitals of the respective Business Areas. The capital has been attributed to each Area according to the following criteria:

•         for those Areas whose activities are carried out both by the Parent Bank and by subsidiaries, the average economic capital of the Parent Bank referring to the Area has been consolidated with that of the subsidiaries. The capital has been calculated according to the VaR (Valued at Risk) approach, considering the different types of risk individually and as a whole: credit risk, market risks and operational risks; these risks are covered entirely by the primary capital;

•         for those Areas whose activities are carried out exclusively by subsidiaries, reference is made to the average accounting net shareholders’ equity (including income for the period).

Finally, the profitability of each Area has been calculated. In particular:

•         for those Areas whose activities are carried out both by the Parent Bank and by subsidiaries, profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital), relating the Area’s contribution to net income of the Group to the relative economic capital quantified according to VaR;

•         for those Areas whose activities are carried out exclusively by subsidiaries, profitability has been expressed in terms of RoE (Return on Equity), relating the Area’s contribution to net income of the Group to the respective average accounting net shareholders’ equity (including income for the period), consistently with the principles adopted for the Group.

Results of the Business Sectors

The statements of income and main operational data are summarized in the table and analyzed hereafter for each Business Sector.

		Asset		Personal		Public
	Commercial	Management	Investment	Financial	Insurance	Authorities	Central	Group
	Banking	(1)	Banking	Services (1)	(1) (2)	and Entities	Functions	Total
STATEMENT OF INCOME (€/mil)
Net interest and other banking income
2004	5,923	183	259	610	216	161	240	7,592
2003	5,805	184	331	557	123	165	304	7,469
Change 2004 / 2003 (%)	+2.0	-0.5	-21.8	+9.5	+75.6	-2.4	-21.1	+1.6
Operating income
2004	2,388	91	101	276	216	132	-314	2,890
2003	2,303	83	173	218	123	139	-335	2,704
Change 2004 / 2003 (%)	+3.7	+9.6	-41.6	+26.6	+75.6	-5.0	-6.3	+6.9
Income before extraordinary items
2004	1,789	88	15	230	216	106	-491	1,953
2003	1,502	70	23	182	123	129	-342	1,687
Change 2004 / 2003 (%)	+19.1	+25.7	-34.8	+26.4	+75.6	-17.8	+43.6	+15.8
Net income
2004	1,023	75	45	128	216	74	-168	1,393
2003	851	49	12	105	123	92	-260	972
Change 2004 / 2003 (%)	+20.2	+53.1	n.s.	+21.9	+75.6	-19.6	-35.4	+43.3
AVERAGE ALLOCATED CAPITAL (€/mil)
2004	8,005	162	1,749	441	987	791	-735	11,400
2003	7,675	157	1,437	406	912	710	-448	10,849
Change 2004 / 2003 (%)	+4.3	+3.2	+21.7	+8.6	+8.2	+11.4	+64.1	+5.1
PROFITABILITY (RoE, RORAC) (%)
2004	12.8	46.3	2.6	29.0	21.9	9.4	n.s.	12.2
2003	11.1	31.2	0.8	25.9	13.5	13.0	n.s.	9.0
EMPLOYEES
31/12/2004	33,615	449	617	1,824	—	164	6,069	42,738
31/12/2003	33,763	508	615	1,871	—	167	6,541	43,465
Change 31/12/2004-31/12/2003 (%)	-0.4	-11.6	+0.3	-2.5	—	-1.8	-7.2	-1.7

(1)    The figures are shown according to the operational perimeter in which the three sectors are currently active.

(2)    The Insurance sector is consolidated using the net equity method and therefore employees are not considered part of the Group; only the net income value is reported in the consolidated statement of income.

The Commercial Banking sector, which constitutes the Group’s core business, comprises: Sanpaolo, which is widespread in North Western Italy and has a significant presence in Central Italy and the Islands; Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa, rooted in the North East; Banca Popolare dell’Adriatico, in the central Adriatic regions; Sanpaolo Banco di Napoli, in the mainland South. The networks, dedicated to the service of retail and private customers and companies, cover the entire Italian territory through more than 3,000 banking branches and integrated multi-channel infrastructures. In the context of Sanpaolo, the

Commercial Banking

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	3,433	3,508	-2.1
Net commissions and other net dealing revenues	2,340	2,172	+7.7
Profits and losses from financial transactions and dividends on shares	145	121	+19.8
Profits from companies carried at equity and dividends from shareholdings	5	4	+25.0
Net interest and other banking income	5,923	5,805	+2.0
Administrative costs	-3,755	-3,714	+1.1
- personnel	-2,089	-2,083	+0.3
- other administrative costs	-1,481	-1,445	+2.5
- indirect duties and taxes	-185	-186	-0.5
Other operating income, net	285	285	—
Adjustments to tangible and intangible fixed assets	-65	-73	-11.0
Operating income	2,388	2,303	+3.7
Adjustments to goodwill and merger and consolidation differences	-1	—	n.s.
Provisions and net adjustments to loans and financial fixed assets	-598	-801	-25.3
- provisions for risks and charges	-104	-111	-6.3
- net adjustments to loans and provisions for guarantees and commitments	-493	-684	-27.9
- net adjustments to financial fixed assets	-1	-6	-83.3
Income before extraordinary items	1,789	1,502	+19.1
Net extraordinary income/expense	6	39	-84.6
Income before taxes	1,795	1,541	+16.5
Income taxes for the period	-769	-695	+10.6
Change in reserve for general banking risks	-2	7	n.s.
Income attributable to minority interests	-1	-2	-50.0
Net income	1,023	851	+20.2
AVERAGE ALLOCATED CAPITAL (€/mil)	8,005	7,675	+4.3
RATIOS (%)
Profitability (RoE, RORAC)	12.8	11.1
Cost / Income ratio	61.5	62.2

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING STRUCTURE
Intermediary funds (€/mil)	376,680	367,225	+2.6
Employees	33,615	33,763	-0.4
Domestic branches	3,034	3,004	+1.0
Foreign branches and representative offices	126	117	+7.7

(1)    To give unity of comparison with 2004, figures for 2003 are reported taking into account the new organizational structure of the Group adopted on 1 May 2004.

sector also includes: Large Groups, which is responsible for managing relations with the major groups of domestic and international importance; the Parent Bank’s International Activities and Foreign Networks, limited to corporate lending, the Irish subsidiary Sanpaolo IMI Bank Ireland and Sanpaolo IMI Internazionale, established to develop and supervise the Group’s activities in Central Eastern Europe; companies operating in private banking, consumer credit and leasing.

Commercial Banking manages over three-quarters of the volumes handled by the Group, generating around 78% of net interest and other banking income. The latter has shown an increase of 2% compared to 2003. This trend is higher than that of the Group and reflects the ability of the banking networks and the related product companies to offset the decline in net interest income with the development of other sources of income, particularly commission revenues, as well as in profits from financial transactions.

The contained growth in operating costs (+0.9%), together with the aforementioned increase in revenues, led to a 3.7% increase in operating income. In this respect, it is worth noting that personnel costs, which form a relevant part of Commercial Banking costs, have remained substantially stable: it employs 33,615 resources, corresponding to 79% of the Group’s total staff.

The decrease in extraordinary income of the previous year has largely been compensated by the decrease of provisions and adjustments (-25.3%), that in 2003 included the devaluation of Parmalat bonds. Net income was 1,023 million euro, up 20.2% on the previous year.

Commercial Banking absorbed 70% of the Group’s capital, the same as in 2003. As the increase in capital allocated to the sector (+4.3%) is lower than profit performance, profitability rose to 12.8% compared to 11.1% in 2003.

After the demerger of the insurance business, the Asset Management sector includes Sanpaolo IMI Asset Management and its subsidiaries, dedicated to providing asset management products to the Group networks as well as institutional investors.

Asset Management contributed over 5% to the consolidated net income for 2004 and absorbed a little over 1% of the capital, remaining substantially in line with the figures for 2003. This sector, which uses the Group’s banking networks throughout the country for the placement of its products, is characterized by high levels of profitability, which rose to 46.3% compared to 31.2% for the previous year.

The contribution to net income of the Group rose to 75 million euro, compared with the 49 million of 2003,

Asset Management

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	4	5	-20.0
Net commissions and other net dealing revenues	179	179	—
Profits and losses from financial transactions and dividends on shares	—	—	—
Profits from companies carried at equity and dividends from shareholdings	—	—	—
Net interest and other banking income	183	184	-0.5
Administrative costs	-93	-104	-10.6
- personnel	-40	-43	-7.0
- other administrative costs	-52	-60	-13.3
- indirect duties and taxes	-1	-1	—
Other operating income, net	7	11	-36.4
Adjustments to tangible and intangible fixed assets	-6	-8	-25.0
Operating income	91	83	+9.6
Adjustments to goodwill and merger and consolidation differences	—	-7	n.s.
Provisions and net adjustments to loans and financial fixed assets	-3	-6	-50.0
- provisions for risks and charges	-3	-6	-50.0
- net adjustments to loans and provisions for guarantees and commitments	—	—	—
- net adjustments to financial fixed assets	—	—	—
Income before extraordinary items	88	70	+25.7
Net extraordinary income/expense	—	—	—
Income before taxes	88	70	+25.7
Income taxes for the period	-13	-21	-38.1
Change in reserve for general banking risks	—	—	—
Income attributable to minority interests	—	—	—
Net income	75	49	+53.1
AVERAGE ALLOCATED CAPITAL (€/mil)	162	157	+3.2
RATIOS (%)
RoE	46.3	31.2
Cost / Income ratio	52.1	57.4

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING STRUCTURE
Assets under management (€/mil)	103,871	100,142	+3.7
Employees	449	508	-11.6

(1)    To give unity of comparison with 2004, figures for 2003 are reported taking into account the demerger of the insurance companies as of 1 January 2003.

reformulated pro forma in consideration of the demerger of the insurance companies. This was obtained mainly through a reduction in personnel and administrative costs and also partly to the integration of Eptafund and lack of adjustments to goodwill and provisions for risks and charges.

The Investment Banking sector operates through Banca IMI, the Group’s investment bank, Sanpaolo IMI Private Equity, responsible for the private equity activities, IMI Investimenti, which is dedicated to the management of major industrial shareholdings, and Structured Finance, which is dedicated to project financing and specialized structured lending.

Investment Banking made a contribution of 45 million euro to consolidated net income for 2004, essentially attributable to Banca IMI and, to a lesser degree, Structured Finance, which compensated for the losses of IMI Investimenti and Sanpaolo IMI Private Equity. The net income, a considerable improvement on 2003, is mainly the result of smaller adjustments for financial fixed assets.

Absorption of capital amounted to 15% while resources remained the same as for 2003, representing a little over 1% of the Group’s employees.

Investment Banking

	2004	2003 pro forma (1) (2)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	23	20	+15.0
Net commissions and other net dealing revenues	27	54	-50.0
Profits and losses from financial transactions and dividends on shares	196	249	-21.3
Profits from companies carried at equity and dividends from shareholdings	13	8	+62.5
Net interest and other banking income	259	331	-21.8
Administrative costs	-149	-147	+1.4
- personnel	-80	-76	+5.3
- other administrative costs	-68	-70	-2.9
- indirect duties and taxes	-1	-1	—
Other operating income, net	2	3	-33.3
Adjustments to tangible and intangible fixed assets	-11	-14	-21.4
Operating income	101	173	-41.6
Adjustments to goodwill and merger and consolidation differences	-11	-11	—
Provisions and net adjustments to loans and financial fixed assets	-75	-139	-46.0
- provisions for risks and charges	-2	-2	—
- net adjustments to loans and provisions for guarantees and commitments	1	-7	n.s.
- net adjustments to financial fixed assets	-74	-130	-43.1
Income before extraordinary items	15	23	-34.8
Net extraordinary income/expense	10	12	-16.7
Income before taxes	25	35	-28.6
Income taxes for the period	20	-21	n.s.
Change in reserve for general banking risks	—	-2	n.s.
Income attributable to minority interests	—	—	—
Net income	45	12	n.s.
AVERAGE ALLOCATED CAPITAL (€/mil)	1,749	1,437	+21.7
RATIOS (%)
Profitability (RoE, RORAC)	2.6	0.8
Cost / Income ratio	61.3	48.2

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING STRUCTURE
Employees	617	615	+0.3

(1)    To give unity of comparison with 2004, figures for 2003 are reported taking into account the new organizational structure of the Group adopt-ed on 1 May 2004.

(2)    Comparison of the principal economic figures is affected by the new regulations that are reflected in net interest and other banking income and in tax charges, with no significant effects on net income.

Personal Financial Services manage the activities carried out by the networks of financial planners of the Banca Fideuram group to serve customers with a medium/high savings potential. The staff operating in this sector includes 4,313 financial planners and 1,824 employees. The contribution to the Group’s net income was 128 million euro compared with 105 million in 2003. Figures for 2004 and, for unity of comparison, those for 2003 are reported in the light of the demerger of insurance activities adopted from 1 January 2003.

This sector contributed to the consolidated net income by over 9% with respect to the 11% in the previous year and absorbed 4% of the capital. Profitability was therefore high, confirming a RoE of 29% in the year compared with 25.9% in 2003.

Personal Financial Services

	2004 normalized (1)	2003 pro forma (1)	Change 2004 normalized / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	43	51	-15.7
Net commissions and other net dealing revenues	551	479	+15.0
Profits and losses from financial transactions and dividends on shares	16	26	-38.5
Profits from companies carried at equity and dividends from shareholdings	—	1	n.s.
Net interest and other banking income	610	557	+9.5
Administrative costs	-320	-321	-0.3
- personnel	-145	-148	-2.0
- other administrative costs	-155	-150	+3.3
- indirect duties and taxes	-20	-23	-13.0
Other operating income, net	24	24	—
Adjustments to tangible and intangible fixed assets	-38	-42	-9.5
Operating income	276	218	+26.6
Adjustments to goodwill and merger and consolidation differences	-18	-3	n.s.
Provisions and net adjustments to loans and financial fixed assets	-28	-33	-15.2
- provisions for risks and charges	-30	-31	-3.2
- net adjustments to loans and provisions for guarantees and commitments	4	-2	n.s.
- net adjustments to financial fixed assets	-2	—	n.s.
Income before extraordinary items	230	182	+26.4
Net extraordinary income/expense	-3	-5	-40.0
Income before taxes	227	177	+28.2
Income taxes for the period	-53	-34	+55.9
Change in reserve for general banking risks	—	—	—
Income attributable to minority interests	-46	-38	+21.1
Net income	128	105	+21.9
AVERAGE ALLOCATED CAPITAL (€/mil)	441	406	+8.6
RATIOS (%)
RoE	29.0	25.9
Cost / Income ratio	56.5	62.5

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)
OPERATING STRUCTURE
Assets under management (€/mil)	59,469	58,129	+2.3
Employees	1,824	1,871	-2.5
Financial planners	4,313	4,543	-5.1
Domestic branches	89	88	+1.1

(1)    Figures for 2004 and, for unity of comparison, those for 2003 are reported taking into account the demerger of the insurance business as of 1 January 2003.

Transactions benefited both from initiatives in the customer portfolio aimed at a mix of products with higher added value, and from the recovery of the financial markets. Assets under management grew by 2.3%, reaching 59.5 billion euro where the weight of managed funds generating recurring commission increased. Operating income reached 276 million euro, an increase of 26.6% as a result of the increase in commission revenues. The cost to income ratio improved by 6 percentage points, coming down to 56.5%. This trend confirms the success of commercial policies based on a return to profitability and the synergies resulting from integration with Sanpaolo Invest.

Insurance operates through Assicurazioni Internazionali di Previdenza (A.I.P.), the company that has been operational since 1 December 2004 and comprises all the Group’s insurance companies. This concentration of the Group’s insurance activities has led to the creation of a leading Italian insurance operator. Thanks to consolidated premium flows of over 8.5 billion euro and technical reserves of 38.8 billion euro, Assicurazioni Internazionali di Previdenza is one of the leading operators on the market, with an estimated share of 11.9% for premiums and 12.5% for reserves. The new company has over 2 million contracts.

Figures for 2004 and, for unity of comparison, those for 2003, are reported taking into consideration that all the insurance companies of the Group have been concentrated in the sector since 1 January 2003. Only the net income is reported for both years as consolidation was done using the net shareholders’ equity method.

The favorable performance of operations, confirmed by analysis of the premium flow and technical reserves, has generated a net income of 216 million euro, up 75.6%.

The sector absorbed 9% of the Group’s shareholders’ equity in 2004, growing less than income. The RoE has benefited in consequence, rising by 21.9%.

Insurance

	2004 normalized (1)	2003 pro forma (1)	Change 2004 normalized / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net income	216	123	+75.6
AVERAGE ALLOCATED CAPITAL (€/mil)	987	912	+8.2
RATIOS (%)
RoE	21.9	13.5

	31/12/2004 normalized (1)	31/12/2003 pro forma (1)	Change 31/12/04 normalized- 31/12/03 pro forma (%)
STATEMENT OF TRANSACTIONS (€/mil)
Life technical reserves	38,782	31,557	+22.9
Life premiums issued	8,539	8,062	+5.9

(1)  Figures for 2004 and, for unity of comparison, those for 2003 are reported including the results of Fideuram Vita for the entire year.

The Public Authorities and Entities sector is dedicated to developing relations with organizations and institutions and, through Banca OPI, provides advisory services and medium- and long-term financing to public bodies and infrastructures.

Owing to a drop in the main income margins caused by the natural expiry of important transactions with high returns stip-ulated in the past and the harsher competition on the reference market, this sector defended its net interest income (+1.6%) thanks to an increase in the total volume of loans and investments in securities by customers. Operating income reached 132 million euro, compared with 139 million euro for 2003. Higher provisions and adjustments in 2004 brought net income to 74 million euro. The sector absorbed 7% of the Group’s shareholders’ equity and posted a profitability of 9.4%.

Public Authorities and Entities

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	131	129	+1.6
Net commissions and other net dealing revenues	13	18	-27.8
Profits and losses from financial transactions and dividends on shares	16	17	-5.9
Profits from companies carried at equity and dividends from shareholdings	1	1	—
Net interest and other banking income	161	165	-2.4
Administrative costs	-30	-28	+7.1
- personnel	-14	-14	—
- other administrative costs	-14	-10	+40.0
- indirect duties and taxes	-2	-4	-50.0
Other operating income, net	2	3	-33.3
Adjustments to tangible and intangible fixed assets	-1	-1	—
Operating income	132	139	-5.0
Adjustments to goodwill and merger and consolidation differences	—	—	—
Provisions and net adjustments to loans and financial fixed assets	-26	-10	+160.0
- provisions for risks and charges	—	—	—
- net adjustments to loans and provisions for guarantees and commitments	-25	-9	+177.8
- net adjustments to financial fixed assets	-1	-1	—
Income before extraordinary items	106	129	-17.8
Net extraordinary income/expense	13	8	+62.5
Income before taxes	119	137	-13.1
Income taxes for the period	-45	-45	—
Change in reserve for general banking risks	—	—	—
Income attributable to minority interests	—	—	—
Net income	74	92	-19.6
AVERAGE ALLOCATED CAPITAL (€/mil)	791	710	+11.4
RATIOS (%)
Profitability (RoE, RORAC)	9.4	13.0
Cost / Income ratio	19.0	17.3

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING STRUCTURE
Securities commitments and subscriptions by customers (€/mil)	23,726	20,799	+14.1
Employees	164	167	-1.8

(1)  To give unity of comparison with 2004, figures for 2003 are reported taking into account the new organizational structure of the Group adopted on 1 May 2004.

Central Functions include holding activities, finance, the management of shareholding investments (including the Group’s shareholdings in Cassa di Risparmio di Firenze, in Cassa dei Risparmi di Forlì and in Banca delle Marche), the MOI and GEST Line, which manages the Group’s tax collection activities. The main component is represented by bodies that carry out strategic direction, governance and control of the other Group Business Sectors.

The income results reflect the transversal nature of these Functions, which sustain costs using a centralized system and on behalf of other Group companies, only partially allocating them to the operating units. This method answers the need to safeguard cost control by central bodies, which have the facilities to govern costs and tangibly monitor the pursuit of “objective” efficiency levels declared in the internal integration processes.

Central Functions registered a loss of 168 million euro in 2004, essentially attributable to the share of costs not allocated to operating functions and to the amortization of goodwill consequent to equity investments made at holding level, partly offset by the recovery in value of the investment in Santander Central Hispano (SCH) and by the gains from the sale of equity investments. Losses in 2003, equal to 260 million, were conditioned by extraordinary charges concerning staff leaving incentives.

Results of the Business Areas

Commercial Banking

Commercial Banking is organized into two Managements:

•         Private and Retail, with the aim of developing and implementing strategies for growth in income results of the segments of households, private customers and small businesses;

•         Companies, assigned to supervise:

•          the national business market through specialized branches;

•          large groups of national and international importance;

•          customers operating on international markets and correspondent banks, through International Activities and Foreign Networks.

The two Management areas are the reference point for defining, developing and coordinating the sales strategies for the Group’s networks.

Sanpaolo (Parent Bank operating areas and product companies)

Sanpaolo includes the Parent Bank’s network of branches represented, at end December 2004, by 1,621 operating points: 1,367 branches and 254 other specialized operating points. There are 1,451 branches dedicated to retail and private customers and 170 aimed at the business sector. In the context of the rationalization of the distribution network, in November 33 operating points belonging to Cassa di Risparmio in Bologna and 60 to Cassa di Risparmio di Padova e Rovigo were converged. In January 2005, a further 10 operating points from Cassa di Risparmio di Venezia and 10 from Friulcassa were ceded, and 9 operating points from Cassa di Risparmio di Padova e Rovigo and 21 from Cassa di Risparmio in Bologna were converged into the Sanpaolo setting.

The activities carried out by Finemiro Banca, which is specialized in the consumer credit sector, Sanpaolo Bank (Luxembourg), which operates in international private banking, Sanpaolo Fiduciaria and Farbanca also lie within Sanpaolo-Private and Retail.

Sanpaolo-Companies also includes the activities carried out in the leasing sector by Sanpaolo Leasint and Sanpaolo IMI Bank Ireland for corporate lending, as well as those performed by Sanpaolo IMI Internazionale for the development of operations in Central Eastern European countries.

In operating terms, Sanpaolo customer financial assets have increased 8.6% over the 12 months. This trend is attributable to the increase in all the aggregate components. Loans fell by 6.2% owing to the recovery of loans to primary Italian and foreign borrowers. On the other hand, transactions with households and small- and medium-businesses have increased and show a lively trend in medium- and long-term disbursements.

The operating income of Sanpaolo for 2004 was 1,424 million euro; a rise of 3.6% compared with the previous year, thanks to an increase in revenues (+2.2%) which more than offset the increase in operating costs, partly attributable to the operational strengthening of Finemiro Banca. This performance, together with minor net adjustments deriving from the posting of higher specific write-downs on loans to companies, and notwithstanding the lack of extraordinary income from the release of reserves in excess accrued in previous years, is reflected in the net income, which reached 644 million euro, a rise of 37%. Profitability expressed in terms of annualized RORAC was 15.4% compared with 11.9% in 2003.

Private and Retail sector

The initiatives of the year were aimed at strengthening the relationship with customers by improving the quality of service and personalizing the product range. The achievement of these aims is based on a distribution model specialized by customer segments that was spread across the distribution network in 2003. In the current organizational structure, the retail branches are divided into the various submarkets: personal, family and small business, dedicated respectively to customers with significant financial funds, to households and to customers comprising traders, professionals, artisans, farmers and smaller companies. Within the retail branches, there are also modules specialized in serving private customers, which, together with the branches specifically dedicated to this type of customer, ensure a better coverage of the territory: altogether, the Parent Bank has 67 private points, with more than 200 resources.

During the year, the Private and Retail Market took the following initiatives:

•          activities dedicated to supporting customers for a more efficient financial planning continued; these are aimed at optimizing the risk/return profile in observance of specific needs and the propensity for risk, through the tools recently made available to customer managers, which have been enhanced by simulations and calculations of risk (VaR). These initiatives are in line with the requirements of the Investment Policy, presented in April 2003, which establishes the guidelines for branches in assisting customers with their investments;

•          actions have been taken to improve cross selling for private customers, especially in respect of customers of numerous banks, and to develop and expand the customer base by increasing the rate of retention and the acquisition of new customers. Progetto Giovani, a project

Sanpaolo (Parent Bank operating areas and product companies)

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	3,495	3,420	+2.2
Operating costs	-2,071	-2,045	+1.3
- administrative costs	-2,251	-2,216	+1.6
- personnel	-1,214	-1,214	—
- other administrative costs	-943	-905	+4.2
- indirect duties and taxes	-94	-97	-3.1
- other operating income, net	205	195	+5.1
- amortization	-25	-24	+4.2
Operating income	1,424	1,375	+3.6
Adjustments to goodwill and merger and consolidation differences	-1	-1	—
Provisions and net adjustments to loans and financial fixed assets	-320	-558	-42.7
Income before extraordinary items	1,103	816	+35.2
Net extraordinary income/expense	6	35	-82.9
Income before taxes	1,109	851	+30.3
Income taxes for the period	-461	-379	+21.6
Change in reserve for general banking risks and income attributable to minority interests	-4	-2	+100.0
Contribution to net income of the Group	644	470	+37.0
AVERAGE ALLOCATED CAPITAL (€/mil)	4,189	3,957	+5.9
RATIOS (%)
RORAC	15.4	11.9
Cost / Income ratio	61.5	62.0

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING DATA (€/mil)
Customer financial assets	188,205	173,295	+8.6
- direct deposits	45,642	42,121	+8.4
- asset management	62,337	60,152	+3.6
- mutual funds and fund-based portfolio management	43,175	43,503	-0.8
- portfolio management	1,913	2,687	-28.8
- life technical reserves	17,249	13,962	+23.5
- asset administration	80,226	71,022	+13.0
Net asset management flows	141	1,944
Net loans to customers excluding NPLs	56,964	60,723	-6.2
OPERATING STRUCTURE
Employees	18,934	18,979	-0.2
Domestic branches (2)	1,390	1,380	+0.7

(1)  To give unity of comparison with 2004, figures for 2003 are reported taking into account the new organizational structure of the Group adopted on 1 May 2004.

(2)  These include the branches of the Parent Bank, Finemiro Banca and Farbanca.

aimed at younger customers started at the end of June, was particularly significant in this context, aiming to strengthen the Bank’s relationship with this important customer segment by leveraging on the offer of dedicated bank products and a customer retention program designed around the needs of customers under the age of 30. In just six months, the number of young people subscribing to the program was over 45,000;

•          the Small Business Project, started in 2003, received a considerable boost from the realization of specific initiatives aimed at increasing operations with small entrepreneurs with appropriate creditworthiness. In this context:

•          branch specialists received intense training and new management tools were made available to provide operators with greater knowledge of their customers and greater efficiency in managing risks;

•          new products have been introduced for the small business sector and a development plan has been set out with the aim of spreading POS terminals to small entrepreneurs, emphasizing the improvement to services during installation and after sales;

•          in line with the Group’s decision to follow an advanced approach starting in 2005, the operational Basel 2 Retail project was begun with the aim of implementing ratings in the network for small business and consumer family loan portfolios. The project is particularly focused on the commercial aspects of the use of the new methodologies;

•          private banking operations strengthened even further, in terms of both financial products and advisory services on offer. The year saw an increase in investment products specifically destined for this type of customer, characterized by higher added value;

•          the spread of the multi-channel infrastructure continued: at the end of 2004, direct banking contracts managed by the Sanpaolo branches rose to more than 465,000, an increase of around 20% since the beginning of the year, reported with unity of comparison. The customers’ favorable response is confirmed by the increase in the average monthly number of users of such channels (+22.6% in the year).

In order to render the initiatives fully efficient, constant attention has been paid to staff training, with the aim of increasing the professionalism of the services offered to customers and of developing the sales capacity of the network staff. An equivalent of more than 60,000 days were spent on training in the year, an average of 6 days per head.

Companies

The main activities carried out by the Companies Market, Large Groups and International Activities and Foreign Networks are described below.

Companies Market

Activities in 2004 were focused on improving the service level in the small- and medium-sized companies sector, exploiting the professional skills and expertise of the branches dedicated to business with companies. Innovative products and services were strengthened and bank-corporate relations improved. More in detail:

•          a program was extended to the Sanpaolo and Sanpaolo Banco di Napoli branch network aimed at achieving levels of excellence in customer service, the key points of which are speed of reply, decentralization of the decision process and strengthening of sales tools available to support customer managers;

•          periodic meetings and conferences were promoted with entrepreneurs on issues of topical interest;

•          innovative medium-/long-term funding programs were studied and launched in support of investment in small-and medium-sized companies; in particular:

•          specific collaboration with major industrial consortia, aimed at supporting their financial needs for development. The plafond available to these customers was 500 million euro;

•          a new product aimed at promoting competitiveness through investment in research and development;

•          activities continued to improve the market position in intermediate flows with foreign companies. As a result of the positive results (flows increased by over 10%), a new project was started to focus business development on diversification of products characterized by high income and customer retention, enhancing the Parent Bank’s specialized activities to support internationalization of Italian companies;

•          hedging products were offered to select customers with adequate know-how and to propose solutions coherent with the underlying activities;

•          the development of the corporate web channel continued to be one of the main objectives to strengthen operational links with companies; activities aimed at increasing the number of Sanpaolo Internet users were successful and gave rise to an increase of over 20% in contracts compared with the previous year;

•          training activity continued in the companies sector through specific programs aimed ay improving commercial and technical skills. There were some 15,000 training days during the year together with an intense training program in support of the migration of procedures in the bank networks.

The IT migration of the banks operating in the Triveneto and Emilia regions was concluded during the year, extending the Sanpaolo distribution model as regards operation and management.

Lastly, valuation, planning and preparation was carried out for all the actions necessary to begin the organizational, procedural and system revision of the credit process of the Parent Bank network in the light of the New Basel Agreement.

Large Groups

Large Groups is specialized in the management of relations with the more important national and international groups.

In a market scenario characterized by strong commercial competition, due to the banking disintermediation process, with increasing recourse to bond issuing by companies and the consequent tendency to reduce margins on financing, transactions with large companies gave priority to stable profitability and credit asset quality. The objective was pursued through a reduction of exposures to large risks or with an inadequate risk/return profile, intensification of relations with investment and merchant banking and an increase in structured transactions with higher commission revenues.

The economic results of the year were in line with expectations, with higher commissions compensating for lower interest margins. Overall, the trend for funding loan volumes was flexible, partly compensated for by the rise in endorsed loans.

International Activities and Foreign Networks

As a result of the new organizational model, the International Activities and Foreign Networks has assumed responsibility for all international activities and transactions with correspondent banks.

The distribution structure is made up of 107 branches, directly covering 31 foreign countries, including the foreign network of the Parent Bank, the Irish subsidiary Sanpaolo IMI Bank Ireland and the subsidiary banks operating in Central Eastern Europe. The Parent Bank network consists of 13 branches, 18 representative offices and the Inter-Alpha consortium office. At the end of 2004, the network was strengthened with the opening of a branch in Madrid and a representative office in Paris. The 94 branches of the subsidiary banks in Central Eastern Europe are supervised through Sanpaolo IMI Internazionale, a company that heads the shareholdings held in the Hungarian Inter-Europa Bank (85.9%), managing 29 branches, and in Sanpaolo IMI Bank Romania (98.3%), with 24 branches. The company is also responsible for the operational control of Banka Koper, operating in Slovenia through a network of 41 branches, of which 63.5% was held by the Parent Bank at end December 2004.

Activities in 2004 were aimed at encouraging the internationalization of Italian companies, promoting the investments and activities of foreign multinationals on the European market, increasing cross selling opportunities for the Group’s product factories, developing commercial relations and transaction agreements with banking institutions around the world and operating as a domestic bank in some foreign countries with a high growth rate.

Overall performance for 2004 was positive, from the point of view of both income results and maintenance of a high level of quality in the loan portfolio.

Other bank networks

The process to integrate the bank networks with the SANPAOLO IMI Group continued during 2004. In particular, following the integration of the organizational, commercial and IT systems of Sanpaolo Banco di Napoli, the IT systems of the North East bank networks were migrated towards the Group target. This process concerned Cassa di Risparmio di Venezia at the end of March, Cassa di Risparmio in Bologna in April, Friulcassa in June, Cassa di Risparmio di Padova e Rovigo in mid July and Banca Popolare dell’Adriatico in October. Simultaneously, the Sanpaolo network distribution model was adopted, leading to the redefinition of the central office functions and an articulation of the commercial structure by markets. From an operational point of view, this translated into the opening of some private branches and some company branches.

The integration was completed in January 2005 through the transfer of branches in areas with an historical brand name to the bank holding that name, in order to ensure unitary control of the local market.

The integration processes described above entailed a considerable commitment by the commercial network resources, which involved numerous days of training in respect of new Group procedures and products. These commitments will offer customers the complete range of Group products and services.

Cassa di Risparmio di Padova e Rovigo

As of 31 December 2004, the main bank network in North East Italy had 332 branches and 3,203 employees. The structure includes the convergence, in November 2004, of 60 Sanpaolo operating points. In January 2005, the process of rationalizing the distribution network was completed with the transfer to Sanpaolo of 9 operating points located outside the bank’s reference territory. For the purposes of unity of comparison, the figures for 2003 have been treated pro forma taking into account the transfer of operating points executed in November 2004.

The integration process during the year has allowed the bank to increase its range of offers through the placing of the Group’s financial products and bancassurance.

In specific reference to the companies segment, initiatives were begun to consolidate and improve customer relations which took the form of agreements with security syndicates.

As far as the family segment is concerned, the Progetto Giovani initiative was begun aimed at improving relations with customers aged between 18 and 30 based on the offer of dedicated bank products and a program of customer retention designed around their needs. The project aims to increase penetration levels and raise customer retention and favors the Group’s approach by market segment.

Under the operational profile, Cassa di Risparmio di Padova e Rovigo showed, at the end of December 2004, a growth in customer financial assets of 3.2% compared with the previous year, mainly attributable to the positive trend in direct deposits (+4.2%) and asset administration (+5.9%), compared with a decrease in asset management of 1.8%. The latter is due to a reduction of investments in mutual funds, partly compensated by a growth in life technical reserves and portfolio management. The decrease in loans to customers (-1.9%) is attributable to medium- and long-term loans, while short-term ones rose.

Operating income for the year is in line with 2003 due to an increase in the net interest income and commission revenues offset by the growth of operating costs attributable to IT integration activities and the creation of specialized branches. Net income, equal to 113 million euro, rose by 11.9% for conflicting reasons: greater provisions and net adjustments to loans, attributable to the passage of doubtful loans and to the increase in coverage of non-performing loans and of the general reserve to cover performing loans; and property appreciation. Profitability expressed in terms of RoE, was 11.6% compared with 12.8% for 2003.

Cassa di Risparmio in Bologna

At the end of the year, Cassa di Risparmio in Bologna operated through a network of 217 branches and a workforce of 2,171 employees. The structure includes 33 Sanpaolo operating points transferred on 15 November 2004 as part of the rationalization of the Group’s distribution network. The process was completed on 31 January 2005 with the ceding to Sanpaolo of 21 operating points located outside the bank’s reference territory. To give uniformity of comparison, the figures for 2003 are reported pro forma taking into account the transfer of the operating points executed in November 2004.

Integration into the Group of IT and the range of products offered has allowed a number of initiatives to be started on both the Private and Retail and the Companies Markets.

In particular, in relation to the Private and Retail Market:

•     benefiting from the creation of specialist branches, the private segment has increased development of new customers

Cassa di Risparmio di Padova e Rovigo

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	543	538	+0.9	532
Operating costs	-276	-272	+1.5	-269
- administrative costs	-293	-288	+1.7	-311
- personnel	-171	-170	+0.6	-194
- other administrative costs	-104	-100	+4.0	-99
- indirect duties and taxes	-18	-18	—	-18
- other operating income, net	30	30	—	56
- amortization	-13	-14	-7.1	-14
Operating income	267	266	+0.4	263
Provisions and net adjustments to loans and financial fixed assets	-76	-51	+49.0	-51
Income before extraordinary items	191	215	-11.2	212
Net extraordinary income/expense	7	-30	n.s.	-30
Income before taxes	198	185	+7.0	182
Income taxes for the period	-85	-84	+1.2	-83
Change in reserve for general banking risks and income attributable to minority interests	—	—	—	—
Net income	113	101	+11.9	99
Contribution to net income of the Group (2)	113	121	-6.6	119
AVERAGE ALLOCATED CAPITAL (€/mil)	976	944	+3.4	782
RATIOS (%)
RoE	11.6	12.8		15.2
Cost / Income ratio	53.4	53.2		55.3

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)	31/12/2003
OPERATING DATA (€/mil)
Customer financial assets	21,382	20,726	+3.2	15,363
- direct deposits	11,279	10,820	+4.2	10,280
- asset management	4,912	5,003	-1.8	4,048
- mutual funds and fund-based portfolio management	3,180	3,543	-10.2	2,875
- portfolio management	988	912	+8.3	882
- life technical reserves	744	548	+35.8	291
- asset administration	5,191	4,903	+5.9	1,035
Net asset management flows	-243	357		344
Net loans to customers excluding NPLs	10,898	11,112	-1.9	9,483
OPERATING STRUCTURE
Employees	3,203	3,186	+0.5	2,809
Domestic branches	332	326	+1.8	273

(1) To give unity of comparison with 2004, figures for 2003 are reported taking into account the migration of the operating points in November 2004 and the transfer of labor contracts to Cardine Finanziaria (later incorporated in SANPAOLO IMI).

(2) After the posting of consolidation attributable to the Area which in 2003 mainly referred to the harmonization of the criteria of the attribution of the expenses connected with staff leaving incentives.

thanks to a broadening of the range of asset management and to the support of operative instruments available to customer managers that allow more effective financial planning;

•     initiatives continued in the personal segment aimed at improving company profitability while respecting the

Cassa di Risparmio in Bologna

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	364	373	-2.4	369
Operating costs	-206	-192	+7.3	-188
- administrative costs	-219	-205	+6.8	-213
- personnel	-122	-115	+6.1	-125
- other administrative costs	-83	-75	+10.7	-74
- indirect duties and taxes	-14	-15	-6.7	-14
- other operating income, net	24	28	-14.3	40
- amortization	-11	-15	-26.7	-15
Operating income	158	181	-12.7	181
Provisions and net adjustments to loans and financial fixed assets	-68	-83	-18.1	-84
Income before extraordinary items	90	98	-8.2	97
Net extraordinary income/expense	-8	-18	-55.6	-17
Income before taxes	82	80	+2.5	80
Income taxes for the period	-37	-39	-5.1	-41
Change in reserve for general banking risks and income attributable to minority interests	—	10	n.s.	10
Net income	45	51	-11.8	49
Contribution to net income of the Group (2)	45	60	-25.0	59
AVERAGE ALLOCATED CAPITAL (€/mil)	777	760	+2.2	609
RATIOS (%)
RoE	5.8	7.9		9.7
Cost / Income ratio	59.3	54.9		55.7

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)	31/12/2003
OPERATING DATA (€/mil)
Customer financial assets	17,119	18,768	-8.8	16,158
- direct deposits	6,973	7,432	-6.2	6,875
- asset management	5,314	5,679	-6.4	4,810
- mutual funds and fund-based portfolio management	2,691	3,063	-12.1	2,452
- portfolio management	1,519	1,541	-1.4	1,473
- life technical reserves	1,104	1,075	+2.7	885
- asset administration	4,832	5,657	-14.6	4,473
Net asset management flows	-474	397		393
Net loans to customers excluding NPLs	9,473	9,758	-2.9	8,608
OPERATING STRUCTURE
Employees	2,171	2,246	-3.3	1,940
Domestic branches	217	212	+2.4	184

(1) To give unity of comparison with 2004, figures for 2003 are reported taking into account the migration of the operating points in November 2004 and the transfer of labor contracts to Cardine Finanziaria (later incorporated in SANPAOLO IMI).

(2) After the posting of consolidation attributable to the Area which in 2003 mainly referred to the harmonization of the criteria of the attribution of the expenses connected with staff leaving incentives.

level of risk/return in keeping with the specific client. In terms of transactions, this has translated into the transfer of the volumes handled by asset administration to asset management, with a greater diversification of the portfolio risk;

•              as far as the family sector is concerned, the creation of the role of “family manager”, who is assigned a portfolio of customers, has given rise to more personal relations with the customers;

•              initiatives continued in the small business sector with the aggregation of categories to improve market shares. Actions were also taken to widen Internet banking by strengthening the offer of products.

During the year, the Companies Market took actions to strengthen existing relations and develop new ones:

•              using the Group’s commercial campaigns, products were offered specifically aimed at SME, for example the Confidi guaranteed assisted loan and funding for research and development;

•              in relation to the New Basel Agreement on capital, the process of bringing customer ratings in line with Group standards was completed. Consultancy services were also offered to companies to favor the spread of the new valuation policies.

The bank showed a decrease in customer financial assets over the 12 month period (-8.8%), attributable to the trend in direct and indirect deposits. This drop is influenced by the transfer of the institutional management of Noricum Vita, following the rationalization of the Group’s organization. Loans to customers were down 2.9% on the beginning of the year due to a decrease in short-term financing, compared to the substantial stability of medium-and long-term financing.

Operating income fell by 12.7% compared with the previous year, mainly due to an increase in the operative costs of the IT integration in April. Despite fewer adjustments and extraordinary expense, net income was 45 million euro, a fall of 11.8% compared with 2003. RoE was 5.8% compared with 7.9% for the previous year.

Cassa di Risparmio di Venezia

Cassa di Risparmio di Venezia has 134 branches and 1,337 employees.

In January 2005, as part of the rationalization of the distribution network of the Group, Cassa di Risparmio di Venezia acquired 10 Sanpaolo operating points in the province of Venice (8 branches, 1 companies branch and 1 treasury outlet), with 74 resources.

Integration of the bank into the SANPAOLO IMI Group was completed in the year through the adoption of the Parent Bank’s organizational model and IT procedures. The range of products offered was also increased to guarantee better response to the needs of the various customer segments.

In operating terms, the bank showed a decrease of 6.2% in customer financial assets over the 12 months, attributable to the trend in asset management (-26.1%) influenced by the transfer of the institutional management of Adriavita to third parties, following the rationalization of the Group’s shareholdings. Asset administration rose by 3.7%. Loans to customers fell by 4.1% over the year due to a decrease in short-term loans only partly compensated by a rise in medium-/long-term financing.

Operating income for the year, down by 12.7%, was penalized, despite a mildly positive trend in revenues, by increased operating costs (+11%) linked with the IT integration in March. This, together with higher provisions for risks and charges, led to a 30.2% decrease in net income. RoE reached 9.9% compared with 16.6% in 2003.

Friulcassa

At the end of 2004, Friulcassa, the bank with a widespread presence in the region of Friuli Venezia Giulia, operated through a structure comprising 136 branches and 1,117 employees.

At the end of January 2005, as part of the rationalization of the Group’s distribution network, Friulcassa acquired 10 Sanpaolo operating points in the region (8 branches, 1 company branch and 1 company detached team) with 61 employees.

2004 was a particularly active year for Friulcassa in order to achieve:

•     organizational and IT integration with the Group, completed in June 2004;

•              adoption of the new distribution model and reorganization of the operative units of the network and the central structure in order to operate with the new commercial policies of the Group starting in 2005.

At the end of 2004 customer financial assets were slightly

down for the year (-0,7%) owing to the reduction of indirect deposits (-4%), only partly compensated by the rise in direct deposits (+3%). Loans to customers decreased (-6,7%) due to the downward trend of short-term loans as well as medium-/long-term ones.

The bank’s net interest and other banking income was 163 million euro, slightly down on the previous year. Net

Cassa di Risparmio di Venezia

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	240	238	+0.8	238
Operating costs	-151	-136	+11.0	-136
- administrative costs	-156	-142	+9.9	-154
- personnel	-91	-89	+2.2	-101
- other administrative costs	-55	-43	+27.9	-43
- indirect duties and taxes	-10	-10	—	-10
- other operating income, net	13	14	-7.1	26
- amortization	-8	-8	—	-8
Operating income	89	102	-12.7	102
Provisions and net adjustments to loans and financial fixed assets	-29	-10	+190.0	-10
Income before extraordinary items	60	92	-34.8	92
Net extraordinary income/expense	-1	-11	-90.9	-11
Income before taxes	59	81	-27.2	81
Income taxes for the period	-29	-38	-23.7	-38
Net income	30	43	-30.2	43
Contribution to net income of the Group (2)	30	51	-41.2	51
AVERAGE ALLOCATED CAPITAL (€/mil)	302	307	-1.6	307
RATIOS (%)
RoE	9.9	16.6		16.6
Cost / Income ratio	64.8	59.5		61.4

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)
OPERATING DATA (€/mil)
Customer financial assets	7,506	8,004	-6.2
- direct deposits	4,429	4,427	+0.0
- asset management	1,568	2,122	-26.1
- mutual funds and fund-based portfolio management	1,195	1,348	-11.4
- portfolio management	14	424	-96.7
- life technical reserves	359	350	+2.6
- asset administration	1,509	1,455	+3.7
Net asset management flows	-607	124
Net loans to customers excluding NPLs	3,325	3,466	-4.1
OPERATING STRUCTURE
Employees	1,337	1,331	+0.5
Domestic branches	134	131	+2.3

(1) To give unity of comparison with 2004, figures for 2003 are reported taking into consideration the transfer of labor contracts to Cardine Finanziaria (later incorporated into SANPAOLO IMI).

(2) After the posting of consolidation attributable to the Area, which in 2003 mainly referred to the harmonization of the criteria of the attribution of the expenses connected with staff leaving incentives.

income was penalized by greater analytical adjustment to loans and showed a reduction of 18.2%. Profitability also decreased and reached 7.1%.

Banca Popolare dell’Adriatico

Banca Popolare dell’Adriatico operates in the central

Friulcassa

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	163	165	-1.2	165
Operating costs	-111	-110	+0.9	-110
- administrative costs	-114	-112	+1.8	-113
- personnel	-66	-65	+1.5	-66
- other administrative costs	-41	-39	+5.1	-39
- indirect duties and taxes	-7	-8	-12.5	-8
- other operating income, net	9	9	—	10
- amortization	-6	-7	-14.3	-7
Operating income	52	55	-5.5	55
Provisions and net adjustments to loans and financial fixed assets	-17	-15	+13.3	-15
Income before extraordinary items	35	40	-12.5	40
Net extraordinary income/expense	-2	-1	+100.0	-1
Income before taxes	33	39	-15.4	39
Income taxes for the period	-15	-18	-16.7	-18
Change in reserve for general banking risks and income attributable to minority interests	—	1	n.s.	1
Net income	18	22	-18.2	22
Contribution to net income of the Group (2)	17	28	-39.3	28
AVERAGE ALLOCATED CAPITAL (€/mil)	238	231	+3.0	231
RATIOS (%)
RoE	7.1	12.1		12.1
Cost / Income ratio	69.8	68.4		68.6

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)
OPERATING DATA (€/mil)
Customer financial assets	6,178	6,219	-0.7
- direct deposits	3,067	2,977	+3.0
- asset management	1,422	1,478	-3.8
- mutual funds and fund-based portfolio management	1,017	1,029	-1.2
- portfolio management	185	272	-32.0
- life technical reserves	220	177	+24.3
- asset administration	1,689	1,764	-4.3
Net asset management flows	-111	87
Net loans to customers excluding NPLs	2,406	2,580	-6.7
OPERATING STRUCTURE
Employees	1,117	1,112	+0.4
Domestic branches	136	134	+1.5

(1) To give unity of comparison with 2004, figures for 2003 are reported taking into account the transfer of labor contracts to Cardine Finanziaria (later incorporated into SANPAOLO IMI).

(2) After the posting of consolidation attributable to the Area which in 2003 mainly referred to the harmonization of the criteria of the attribution of the expenses connected with staff leaving incentives.

Adriatic area through a network of 137 branches and 1,126 employees.

Following the adoption of the Group’s organization and commercial model, the territorial network benefited from the opening of 4 company branches and 2 private branches.

Integration with the Group required significant efforts by the employees in relation to the organizational and IT

Banca Popolare dell’Adriatico

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	161	165	-2.4	165
Operating costs	-108	-113	-4.4	-113
- administrative costs	-115	-120	-4.2	-126
- personnel	-65	-70	-7.1	-76
- other administrative costs	-42	-42	—	-42
- indirect duties and taxes	-8	-8	—	-8
- other operating income, net	11	12	-8.3	18
- amortization	-4	-5	-20.0	-5
Operating income	53	52	+1.9	52
Provisions and net adjustments to loans and financial fixed assets	-18	-16	+12.5	-16
Income before extraordinary items	35	36	-2.8	36
Net extraordinary income/expense	3	-24	n.s.	-24
Income before taxes	38	12	n.s.	12
Income taxes for the period	-18	-10	+80.0	-10
Net income	20	2	n.s.	2
Contribution to net income of the Group (2)	20	13	+53.8	13
AVERAGE ALLOCATED CAPITAL (€/mil)	241	248	-2.8	248
RATIOS (%)
RoE	8.3	5.2		5.2
Cost / Income ratio	69.2	70.6		71.6

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)
OPERATING DATA (€/mil)
Customer financial assets	5,378	5,821	-7.6
- direct deposits	2,558	2,571	-0.5
- asset management	1,726	1,870	-7.7
- mutual funds and fund-based portfolio management	1,264	1,324	-4.5
- portfolio management	41	153	-73.2
- life technical reserves	421	393	+7.1
- asset administration	1,094	1,380	-20.7
Net asset management flows	-189	189
Net loans to customers excluding NPLs	2,380	2,479	-4.0
OPERATING STRUCTURE
Employees	1,126	1,096	+2.7
Domestic branches	137	133	+3.0

(1) To give unity of comparison with 2004, figures for 2003 are reported taking into account the transfer of labor contracts to Cardine Finanziaria (later incorporated into SANPAOLO IMI).

(2) After the posting of consolidation attributable to the Area which in 2003 mainly referred to the harmonization of the criteria of the attribution of the expenses connected with staff leaving incentives.

changes and to broadening of the range of products offered to customers.

The positive effects of integration were seen at the end of the year, in particular in personal loans, leasing and the loans of the Domus line, expressly tailored for private and retail customers.

At the end of December 2004, customer financial assets fell by 7.6% on an annual basis, mainly as a result of a reduction in indirect deposits, negatively affected by the transfer of the insurance company Noricum Vita business following the aforementioned restructuring of Group operations. Loans to customers decreased due to the downward trend of short- and medium-/long-term loans.

Despite the fall in net interest and other banking income, operating income grew by 1.9% thanks to a reduction in personnel costs, attributable to a decrease in the average number of employees as a result of using the “Fund for staff in the banking industry”. This, together with fewer extraordinary expenses, mainly connected with staff leaving incentives, accounted for in 2003, led to net income of 20 million euro, compared with 2 million in the previous year. As a result, profitability expressed in terms of RoE was 8.3% compared with 5.2% in 2003.

Sanpaolo Banco di Napoli

Sanpaolo Banco di Napoli is the SANPAOLO IMI Group bank appointed to control the regions of mainland Southern Italy. Established in 2003, and concentrating all the Sanpaolo and Banco di Napoli branches operating in Basilicata, Calabria, Campania, and Apulia into a single company, this represents the most important credit organization in Southern Italy, with a distribution network consisting of 748 operating points, of which 688 branches and 60 other operating points, serving over a 1.2 million private and retail customers and around 15,000 companies. The latter figure reflects the reclassification of the small business customer segment with its transfer from the Companies Market to the Private and Retail Market.

In 2004 Sanpaolo Banco di Napoli followed its objective to consolidate its role as reference bank to households and small- and medium-sized companies in the South of Italy, making use of the advantage of having strong local roots and belonging to a leading national and European Group.

The integration of its IT system and the organizational and commercial distribution structure was completed in 2003. This initiative continued in 2004 with the strengthening of the level of services the network can provide to its customers. Staff training was significant: during the year around 44,000 days were spent in training, in addition to almost 45,000 days spent on training in 2003. In order to facilitate integration, training was accompanied by a rotation of directors, managers and other personnel between branches from the historical Sanpaolo and Banco di Napoli brands: this exchange involved a total of over 900 resources, in addition to almost 500 who were transferred in 2003.

The availability of a fully integrated distribution network, specialized by type of customer served, allowed new products, services and commercial initiatives specifically designed by the Group structures dedicated to companies and private and retail customers, tailored to the needs of this territory, to be made immediately available to customers in Southern Italy.

In the context of the Private and Retail Market, which is serviced by 718 dedicated operating points, initiatives included the following:

•              the strengthening of the network destined to private banking operations: in line with the development plan, 11 new openings were made in 2004, bringing the number of operating points specializing in serving this type of customer to 13;

•              the spread of multi-channel infrastructures: during the year 72,200 new contracts were entered into, bringing the total number of customers subscribing to this service at the end of the year to 132,700; the average monthly number of customers using the services also grew considerably, increasing by more than 80% since the beginning of the year;

•              the relaunching of activities for small business customers: the operational development continued through the growth in the number of resources dedicated to this type of customer and the spread of specialists to provide advisory services and assistance to the local manufacturers and businesses.

The demand by private and retail customers for asset management products also continued, notably in relation to the bancassurance sector.

Activities in the Companies Market, serviced by 30 dedicated operating points, are focused on small-sized companies which characterize the entrepreneurial fabric of Southern Italy.

To that end, specific initiatives were undertaken in collaboration with the Parent Bank to develop lasting relations with the customers and meet all their needs:

•              a program was extended to the entire business network aimed at reaching a level of excellence in the service whose key points are speed of reply, decentralization of the decision process and strengthening of the commercial instruments supporting the customer manager;

Sanpaolo Banco di Napoli

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	961	911	+5.5
Operating costs	-613	-636	-3.6
- administrative costs	-647	-667	-3.0
- personnel	-360	-361	-0.3
- other administrative costs	-254	-275	-7.6
- indirect duties and taxes	-33	-31	+6.5
- other operating income, net	34	31	+9.7
- amortization	—	—	—
Operating income	348	275	+26.5
Adjustments to goodwill and merger and consolidation differences	-73	-73	—
Provisions and net adjustments to loans and financial fixed assets	-73	-75	-2.7
Income before extraordinary items	202	127	+59.1
Net extraordinary income/expense	3	2	+50.0
Income before taxes	205	129	+58.9
Income taxes for the period	-96	-67	+43.3
Change in reserve for general banking risks and income attributable to minority interests	—	—	—
Net income	109	62	+75.8
Contribution to net income of the Group (2)	154	108	+42.6
AVERAGE ALLOCATED CAPITAL (€/mil)	1,282	1,228	+4.4
RATIOS (%)
RoE (cash)	12.0	8.8
Cost / Income ratio	65.0	70.8

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING DATA (€/mil)
Customer financial assets	38,891	37,393	+4.0
- direct deposits	16,140	15,525	+4.0
- asset management	16,165	15,267	+5.9
- mutual funds and fund-based portfolio management	10,765	10,908	-1.3
- portfolio management	734	793	-7.4
- life technical reserves	4,666	3,566	+30.8
- asset administration	6,586	6,601	-0.2
Net asset management flows	541	1,617
Net loans to customers excluding NPLs and loans to SGA	8,299	8,344	-0.5
OPERATING STRUCTURE
Employees	5,727	5,813	-1.5
Domestic branches	688	688	—

(1) To give unity of comparison with 2004, figures for 2003 are reported considering the company, created on 1 July 2003, as operative for all of 2003.

(2) After the posting of consolidation represented by the reversal of adjustments to goodwill.

•     a new financial product was launched dedicated to SME investing in research and development;

•              activities continued to spread the regional and national financial instruments to promote productive development in the territory;

•     commercial action was intensified to support foreign exchange and company services;

•              considerable impulse was given to Internet dealing: in confirmation of the expressed needs of local businesses, Internet banking contracts grew by 80% compared to the previous year.

Customer financial assets grew 4% on an annual basis, benefiting from the good performance of direct deposits, especially current and deposit accounts and asset management, supported by a rise in life technical reserves (+30.8%), in both the traditional forms and the index linked configurations. Loans showed a loss of 0.5%, concentrated on short-term relations, which dropped 14.7% against a rise of 10.8% in medium-/long-term loans. Excluding loans within the Group and those to institutional customers, the aggregate rose by over 5%.

The income results of Sanpaolo Banco di Napoli for 2004 were higher than those recorded in the reconstructed pro forma statement for the previous year:

•              operating income showed an annual growth of 26.5%, made possible by the 5.5% increase in revenues, driven by commissions, and the 3.6% reduction in operating costs, in particular other administrative costs;

•              net income, which also benefited from minor net adjustments to loans, increased by 75.8%;

•              RoE, calculated on the contribution to consolidated net income, excluding the effect of adjustments to goodwill, was 12%;

•              the cost to income ratio was 65%, a considerable improvement on the 70.8% of 2003.

Asset Management

Sanpaolo IMI Asset Management

Sanpaolo IMI Asset Management provides asset management products and services both to the Group’s internal distribution networks and to institutional investors. The company heads the Group companies operating in mutual funds and portfolio management. Due to the establishment of Insurance, the insurance companies (Sanpaolo Vita and Sanpaolo Life) converged into Assicurazioni Internazionali di Previdenza, while the total split of Sanpaolo IMI Wealth Management led to all shareholders in non-core companies (Sanpaolo Bank (Luxembourg), Allfunds Bank) being assigned to the Parent Group, as described in “Action points and initiatives in the year”.

In 2004, the Area took initiatives aimed at rationalizing its corporate structure. In particular:

•         Banca IMI and IMI Bank (Luxembourg) acquired total shareholding of Obiettivo SGR, a company operating in

Sanpaolo IMI Asset Management

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	183	184	-0.5
Operating costs	-92	-105	-12.4
- administrative costs	-98	-109	-10.1
- personnel	-40	-43	-7.0
- other administrative costs	-57	-65	-12.3
- indirect duties and taxes	-1	-1	—
- other operating income, net	12	15	-20.0
- amortization	-6	-11	-45.5
Operating income	91	79	+15.2
Adjustments to goodwill and merger and consolidation differences	—	-7	n.s.
Provisions and net adjustments to loans and financial fixed assets	-5	-7	-28.6
Income before extraordinary items	86	65	+32.3
Net extraordinary income/expense	2	—	n.s.
Income before taxes	88	65	+35.4
Income taxes for the period	-14	-19	-26.3
Change in reserve for general banking risks and income attributable to minority interests	—	-1	n.s.
Net income	74	45	+64.4
Contribution to net income of the Group (2)	75	49	+53.1
AVERAGE ALLOCATED CAPITAL (€/mil)	162	157	+3.2
RATIOS (%)
RoE	46.3	31.2
Cost / Income ratio	53.3	60.3

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)
OPERATING DATA (€/mil)
Assets under management	103,871	100,142	+3.7
OPERATING STRUCTURE
Employees	449	508	-11.6

(1)       To give unity of comparison with 2004, figures for 2003 are reported taking into account the demerger of the insurance companies effective as of 1 January 2003.

(2)       After the posting of consolidation attributable to the Area, mainly represented by the reversal of adjustments to goodwill on Group companies.

the pure hedge funds market, later merged by incorporation into Sanpaolo IMI Alternative Investments SGR;

•          the acquisition by Banca IMI and IMI Bank (Luxembourg) of the remaining 15% of Sanpaolo IMI Institutional Asset Management SGR was finalized, raising shareholding to 100%;

•          after the acquisition of the entire shareholding, the merger by incorporation of Eptafund SGR into Sanpaolo IMI Asset Management SGR was completed.

Sanpaolo IMI Asset Management also took actions to strengthen the commercial offer and increase the penetration of the Group banking networks by these products, especially through:

•          the activation of a new possibility to participate in the “Profilo Protetto” capital management scheme, with 100% hedging of the capital;

•          the placement of Valore Equilibrio Classe RD, which envisages a regular distribution of revenues;

•          the launch of the marketing of the new hedge fund called Brera Equity Hedge, which expands the Brera HF Selection range.

During the year, following the merger by incorporation of Eptafund SGR, Sanpaolo IMI Asset Management made some changes to the rationalization and restructuring of the range of funds offered which resulted in the new range becoming operative at the beginning of November.

At the end of December 2004, assets under management were 103.9 billion euro, up 3.7% on an annual basis.

In 2004, Sanpaolo IMI Asset Management registered an operating income of 91 million euro, a rise of 15.2% compared with the previous year, benefiting from a reduction in operating costs (-12.4%). Net income reached 74 million euro, an increase of 64.4%. Profitability expressed in terms of RoE was 46.3% compared with 31.2% for 2003.

Investment Banking

Banca IMI

Banca IMI, the Group’s investment bank, covers securities dealing both on its own account and for customers, the raising of risk and debt capital for companies, as well as corporate finance consultancy.

In 2004, with reference to corporate finance and capital markets, Banca IMI carried out the following operations:

•          in relation to stock placements, as a member of the

Banca IMI

	2004	2003 pro forma (1) (2)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	199	245	-18.8	254
Operating costs	-140	-143	-2.1	-149
- administrative costs	-131	-131	—	-137
- personnel	-73	-71	+2.8	-74
- other administrative costs	-57	-59	-3.4	-62
- indirect duties and taxes	-1	-1	—	-1
- other operating income, net	2	2	—	2
- amortization	-11	-14	-21.4	-14
Operating income	59	102	-42.2	105
Provisions and net adjustments to loans and financial fixed assets	-1	-4	-75.0	-5
Income before extraordinary items	58	98	-40.8	100
Net extraordinary income/expense	19	-1	n.s.	—
Income before taxes	77	97	-20.6	100
Income taxes for the period	6	-32	n.s.	-33
Change in reserve for general banking risks and income attributable to minority interests	—	-2	n.s.	-2
Net income	83	63	+31.7	65
Contribution to net income of the Group (3)	70	65	+7.7	66
AVERAGE ALLOCATED CAPITAL (€/mil)	467	416	+12.3	390
RATIOS (%)
RoE	15.0	15.6		16.9
Cost / Income ratio	70.6	58.7		59.0
OPERATING DATA (€/mil)
Banca IMI SpA trading volumes
- trading	621,157	705,250	-11.9	705,250
- sales	167,718	211,620	-20.7	211,620
- repurchase agreements	1,912,896	1,922,541	-0.5	1,922,541
- placements	5,649	9,392	-39.9	9,392

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)	31/12/2003
OPERATING STRUCTURE
Employees	560	562	-0.4	608
Branches	1	1	—	1

(1)       To give unity of comparison with 2004, figures for 2003 are reported taking into account the disposal of IMI Bank (Luxembourg) and Obiettivo SGR as of 1 January 2003.

(2)       Comparison of the principal economic figures is affected by the new regulations that are reflected in net interest and other banking income and in tax charges, with no significant effects on net income.

(3)       After the posting of consolidation attributable to the Area.

group management, it took part in the public offer of Terna shares; as a member of the group management for the public offer and global manager for the institutional offer, it participated in the third tranche of Enel shares; it acted as co-global coordinator and joint lead manager for the public offer and joint bookrunner for the institutional offer for the Geox IPO; on an international level, it took part, as co-manager, in the institutional offer of General Electric and Genworth Financial ordinary shares;

•          with reference to capital increases, it acted as coordinator and sole underwriter for the capital increase of Buzzi Unicem; it carried out a private placement of 5.6% of the share capital of Lottomatica and 6.6% of the share capital of Isagro; it also executed a further four tranches of the capital increase for Mondo TV and two tranches of the capital increase of Buongiorno Vitaminic;

•          in the debt market, it performed the role of leader manager and bookrunner in 39 issue operations. In particular, it took part in the placement of inflation-linked BTP bonds; acted as lead manager and bookrunner for issues by Enel and General Electric; sole lead manager and bookrunner for a private placement in Greece; joint lead manager and bookrunner for the senior issue of Banca Antonveneta, Islandsbanki, AngloIrish Bank, Cassa di Risparmio di Rimini, Cassa dei Risparmi di Forlì, Mediocredito del Trentino Alto Adige, Banca delle Marche, Veneto Banca, Landsbanki Islands; for a subordinate issue by SANPAOLO IMI and Unibanca; for the High Yield issue of IT Holding; for the inaugural issue of Comune di Napoli and the issue of Regione Friuli Venezia Giulia. It also acted as arranger for the Euro Medium Term Note Programme of Cassa di Risparmio di Bolzano.

As regards corporate finance advisory, Banca IMI:

•          concluded the assistance to Edison in the disposal of Edison T&S and the related network of high-pressure gas transportation to the Clessidra fund and the evaluation of ISE; it assisted Smat of Turin and Amga of Genoa in the purchase from Italgas of majority shares in Acque Potabili; Finmeccanica in the disposal of a share in ST Microelectronics to Cassa Depositi e Prestiti; SIA in setting up a joint venture with GL Trade; Ipse 2000 in evaluating its activities; Cassa di Risparmio di Firenze and Cassa di Risparmio di Genova in acquiring Cassa di Risparmio di La Spezia and Cassa di Risparmio di Carrara, respectively; IT Holding in respect of the disposal of the Romeo Gigli and Gentry di Portofino brand names; Manuli in the context of the inverse merger of FinM into Manuli; and it acted as advisory for the rating of Comune di Catania;

•          with regard to current transactions, it continued to provide advisory services to the FIAT group and to the Albanian Government in the privatization of the fixed telecommunication and energy sectors.

In the area of structured finance activities, the bank:

•          as part of the process of the privatization of public real estate assets, was assigned by the Ministry of the Economy and Finance to structure and place the FIP (Fondo Immobili Pubblici) fund that will be the biggest closed-and investment fund of the italian market. During the structuring phase, completed at the end of the year, the bank subscribed to a bridge financing for the fund and some of its shares in view of the subsequent placement of both;

•          completed the structuring of risk coverage of the share portfolio of IMI Investimenti;

•          received anticipated reimbursement of the financing of Wide Design;

•          disposed of a parcel of Dyckerhoff shares.

In the securitizations sector, the bank brought SPLIT 2 onto the market, securitized the leasing rates issued by Sanpaolo Leasint and effected the SCIC 2 operation.

In 2004, Banca IMI posted a net income of 83 million euro, up 31.7% on the previous year. It should be highlighted that the different treatment of taxation on dividends collected from shares including those from ordinary trading activities, has influenced the comparison with the principal economic volumes for the period, affecting the comparison of the figures. The new regulations in respect of this treatment which are reflected in net interest and other banking income, reducing the gross revenues and the amount booked, did not have any significant effect on net income. Profitability reached 15% compared with 15.6% for 2003.

Sanpaolo IMI Private Equity

Sanpaolo IMI Private Equity is responsible for the private equity activity of the Group, with the strategic goal of strengthening and consolidating its presence in this sector, mainly through the promotion and management of closed-end investment funds dedicated to equity investment in small- and medium-sized companies.

The company, which performs sectorial sub-holding functions, heads two SGRs in Italy authorized to manage closed-end investment funds (Sanpaolo IMI Fondi Chiusi SGR and Sanpaolo IMI Investimenti per lo Sviluppo SGR), as well as an advisory company to support their activity, while the subsidiaries instrumental to the management of international law closed-end investment funds and the merchant banking activity are located abroad.

During 2004, Sanpaolo IMI Fondi Chiusi SGR continued the activities aimed at the launch of the two new multi-regional closed-end funds, Centro Impresa and Nord Ovest Impresa, dedicated to investments in small- and medium-sized companies in their respective areas of competence. The final closing took place on 16 February 2005 with overall subscriptions of 180 million euro, of which 100 million attributable to Fondo Centro Impresa and 80 million to Fondo Nord Ovest Impresa. The existing portfolio of fund investments (Cardine Impresa and Eptasviluppo) remained unchanged during the year and the company continued monitoring and establishing value for the subsidiaries with the support of the Alcedo advisory company.

At the beginning of 2004, the subsidiary NHS Mezzogiorno SGR, to which the “Fondo di Promozione del Capitale di Rischio per il Mezzogiorno” (“Risk capital fund for Southern Italy”) refers, changed its name to Sanpaolo IMI Investimenti per lo Sviluppo SGR in order to maximize the value of its belonging to the Group, also with a view to expanding operations to the promotion of initiatives for the economic development of the territory, while maintaining its primary interest in the South. In this respect, at the beginning of 2005 the company obtained credit from Mediocredito Centrale for the management of anticipated finances (ex law 388/2000), for risk capital operations for southern companies with development plans, co-investing with Fondo Mezzogiorno. At the end of 2004, the SGR completed the third tranche of investment in the Fondo Mezzogiorno, entering the share capital of Conserve Mediterraneo, the new company set up to acquire Cirio/De Rica, with investments of 10 million euro, equal to a share of 18.2% of the share capital of the new company that is 51% controlled by the industrial partner Conserve Italia.

As regards the activity of foreign-law funds, during 2004 the management activities of the SIPEF I fund carried out by Sanpaolo IMI Capital Partners, headquartered in Guernsey, were transferred to the Luxembourg subsidiary Sanpaolo IMI Equity Management. Sanpaolo IMI Capital Partners was put into liquidation at the end of the year with the aim of ceasing all off-shore activities.

Consistent with the strategic policy of gradually disposing of directly held stakes, the Dutch subsidiary LDV Holding continued its sales activities and during the year ceded its shareholding in Merloni Termosanitari to IMI Investimenti, in the mechanical hardware business Raco, of Friuli, to another private equity fund, as well as in the subsidiary Telefuturo.

With reference to the income results, Sanpaolo IMI Private Equity, together with its subsidiaries, recorded a loss of 15 million euro for 2004, owing to major adjustments to the merchant banking portfolio that was transferred to the company on its creation in 2002 following the ceding of the former NHS.

IMI Investimenti

IMI Investimenti manages the major industrial shareholdings with particular reference to the amount, the impact in terms of “significant exposures” and the strategic importance attributed by the Group.

During 2004, in the context of the plan to reallocate the shareholdings within the Group, in which IMI Investimenti plays the dual role of buyer and seller, some assets have been acquired from other Group companies, such as the 7.42% shareholding in Merloni Termosanitari, 7.35% in Infracom, 7.25% in Sitcom and a further 0.76%, in addition to the existing shareholding of 1.21%, in Fincantieri. Payment of 1.5 million euro has been made to the share capital of Synesis Finanziaria, following the definition of the price adjustment procedure. In the year, holdings in Serene S.p.A. were ceded to the other two shareholders, Edison and British Gas. The sale of the shareholding in SAGAT to other companies of the Group is still being completed.

With regard to the activities of the dealing portfolio, the ENI share parcel was completely disposed of.

During the year, Enel shares were subscribed to for 11 million euro in the context of the placement on the market of the third tranche of the share capital whose value at the end of the year was 12 million.

As far as the FIAT parcel of shares is concerned, that is among the shares available for sale, it is worth noting the partial sale on the market, executed through the drawing up of a premium sales agreement and exploiting the rise in shares.

The economic performance for 2004 was again penalized by the adjustments made during the year, in particular to the shareholdings in the vehicle companies investing in Hutchison 3G Italia. The initiative, which is still in the startup phase in an innovative and highly competitive sector, is beginning to show considerable commercial success, thanks also to the current favorable market attitude towards the services offered by the UMTS.

Personal Financial Services

Banca Fideuram

Banca Fideuram has a network of 4,313 financial planners and 89 branches in Italy and operates using its own specialized companies dedicated to asset management services.

During 2004 the bank undertook initiatives aimed mainly at rationalizing its structure:

Banca Fideuram

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2004 normalized (2)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	676	588	+15.0	610
Operating costs	-333	-338	-1.5	-333
- administrative costs	-320	-321	-0.3	-320
- personnel	-143	-147	-2.7	-143
- other administrative costs	-156	-151	+3.3	-156
- indirect duties and taxes	-21	-23	-8.7	-21
- other operating income, net	25	26	-3.8	25
- amortization	-38	-43	-11.6	-38
Operating income	343	250	+37.2	277
Adjustments to goodwill and merger and consolidation differences	-16	-7	+128.6	-16
Provisions and net adjustments to loans and financial fixed assets	-28	-30	-6.7	-28
Income before extraordinary items	299	213	+40.4	233
Net extraordinary income/expense	-4	-7	-42.9	-4
Income before taxes	295	206	+43.2	229
Income taxes for the period	-53	-36	+47.2	-53
Change in reserve for general banking risks and income attributable to minority interests	1	1	—	1
Net income	243	171	+42.1	177
Contribution to net income of the Group (3)	176	129	+36.4	128
AVERAGE ALLOCATED CAPITAL (€/mil)	734	697	+5.3	441
RATIOS (%)
RoE	24.0	18.5		29.0
Cost / Income ratio	51.1	59.3		56.4

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)	31/12/2004 normalized (2)
OPERATING DATA (€/mil)
Customer financial assets	61,092	59,517	+2.6	61,092
- direct deposits	3,868	3,581	+8.0	3,868
- asset management	46,323	44,573	+3.9	46,323
- mutual funds and fund-based portfolio management	32,308	31,736	+1.8	32,308
- portfolio management	601	593	+1.3	601
- life technical reserves	13,414	12,244	+9.6	13,414
- asset administration	10,901	11,363	-4.1	10,901
Net asset management flows	434	3,560		434
Assets under management (stock)	59,469	58,129	+2.3	59,469
Assets under management (net inflow)	-798	1,204		-798
OPERATING STRUCTURE
Employees	1,824	1,871	-2.5	1,824
Financial planners	4,313	4,543	-5.1	4,313
Domestic branches	89	88	+1.1	89

(1)       To give unity of comparison with 2004, figures for 2003 are reported taking into account the demerger of the insurance business in the last month of the year.

(2)       Figures for 2004 are reported taking into account the demerger of the insurance business for the entire year.

(3)       Related to the stake held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

•          on 19 November 2004, and with effect from 30 November, the spin off of Fideuram Vita to SANPAOLO IMI was approved as part of the project to reorganize the Group’s insurance activities, as described in greater detail in the chapter “Action points and initiatives in the year”;

•          the development plan for the private banking activities, as well as the reorganization, of the French subsidiaries Fideuram Wargny continued.

Actions in 2004 were also aimed at improving customer understanding and developing products through increasing the range of offers.

At the end of December 2004, the customer financial assets of Banca Fideuram were 61.1 billion euro, up 2.6% over the 12 months. The strategy to reconvert the assets under administration, aimed at increasing the weight of asset management, continued. Asset management volumes were 46.3 billion euro, up 3.9% compared to the end of December 2003. This trend is attributable to the positive effect in performance, together with a net flow of 0.4 billion euro. Worth noting in the context of the latter is the influence of the particularly positive fund-based portfolio management, to the detriment of the mutual funds, and the continuing positive trend in life policies, mainly unit linked.

Net income for the year was 243 million euro, up 42.1% compared with the previous year. This result was generated mainly by the growth of net interest and other banking income (+15%) and by the containment of operating costs (-1.5%). The favorable trend in revenues is attributable to the increase in recurrent net commissions, owing to the growth in the average volumes, to the improvement in the product mix and to the profit from insurance companies valued using the equity method. In this respect, it should be pointed out that figures for 2004 and, for unity of comparison, for 2003 pro forma, include the incomes for 11 months of the insurance companies. Profitability was 24% compared with 18.5% for 2003.

Insurance

A.I.P.

Operational since 1 December 2004, A.I.P. is the company comprising all the Group’s insurance companies that operated autonomously, but under coordination, for most of 2004.

The main initiatives taken during the year were:

•          constant support with products and services to the distribution structures of the Group as well as external networks through Sanpaolo Vita and Fideuram Vita;

•          innovation of the product and personalization of the offer; both directly and through Sanpaolo Life, Sanpaolo Vita has created 20 new products (4 index linked and 16 in the first and fifth branches). 30 existing products, both traditional and unit linked, were updated;

•          transformation, by Fideuram Vita, of traditional policies into unit linked, already begun in the previous year: the characteristics of convertible policies were divided into further segments so as to aim the operation at the cases of greatest interest to the customer;

•          in the casualty sector, the offer developed through Egida and Fideuram Assicurazioni was focused on personal protection products, sold in combination with personal loans and retail mortgages, and on policies related to the home and civil responsibilities connected to real estate. Activities for insurance coverage in the automobile sector were also started, at the moment limited to employees of the SANPAOLO IMI Group.

Net income for the year, which includes for one month the incomes of the companies demerged from Banca Fideuram at end November 2004, reached 151 million euro (+65.9% compared with 2003 reported on equal terms). The growth of net income is the result of the positive trend in managed volumes, to which a deposit of premiums for 7 billion euro contributed (+12.3% compared to the previous year). In terms of product type, 2004 saw the expansion of both first branch traditional policies (+24%) and index and unit linked policies (+22.1%). In order to report the results for A.I.P. in its new configuration after the merger, figures for 2004 normalized, comprising income for Fideuram Vita for the entire year and not just the month of December, are also posted. Net income, reported on the base of the new operating area, would have been 216 million euro and profitability, measured in terms of RoE, 21.9%.

A.I.P.

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2004 normalized (2)
STATEMENT OF INCOME (€/mil)
Premiums issued	7,028	6,260	+12.3	8,553
- of which: life branch	7,022	6,255	+12.3	8,539
Income before taxes	203	147	+38.1	295
Net income	151	91	+65.9	216
Contribution to net income of the Group	151	91	+65.9	216
AVERAGE ALLOCATED CAPITAL (€/mil)				987
RATIOS (%)
RoE (3)				21.9

	31/12/2004	31/12/2003 pro forma (1)	Change 31/12/04-31/12/03 pro forma (%)	31/12/2004 normalized (2)
OPERATING DATA (€/mil)
Life technical reserves	38,782	31,557	+22.9	38,782
- traditional	16,006	12,909	+24.0	16,006
- index and unit linked	22,776	18,648	+22.1	22,776
Casualty technical reserves	25	21	+19.0	25

(1)       A.I.P. incorporated Sanpaolo Vita with accounting effect as of 1 January 2004 and Fideuram Vita as of 1 December 2004. A.I.P.’s statement of income for 2004 therefore includes Sanpaolo Vita results attributable to the entire year and for Fideuram Vita only for December. To give unity of comparison, a pro forma statement of income has been posted for 2003 that includes the results of A.I.P., as incorporating body, and Sanpaolo Vita, for the entire year and Fideuram Vita attributable only for December.

(2)       Income for 2004 normalized is reported including the results of Fideuram Vita for the entire year.

(3)       Profitability has been calculated for 2004 normalized as the average allocated capital reflects the new operating configuration.

Public Authorities and Entities

Banca OPI

Banca OPI provides financial services to the public sector, with particular reference to the financing of infrastructure investments and public works.

In 2004 Banca OPI aimed to improve its market position in a scenario that saw, on the one hand, increasingly severe restrictions imposed on public borrowing and, on the other, the progressive increase in the number of competitors (banking and others) involved in offers.

In particular, the bank:

•          issued new loans mainly concerning the domestic railway and road infrastructure, the public utilities sector (that confirmed the lively trend seen for some time in both technical investments and the growth of external lines), and a number of companies controlled by local bodies operating in urban transport, land recovery, support for developing the local economy and the recycling of urban solid waste;

Banca OPI

	2004	2003 pro forma (1)	Change 2004 / 2003 pro forma (%)	2003
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	161	165	-2.4	165
Operating costs	-27	-25	+8.0	-25
- administrative costs	-28	-28	—	-28
- personnel	-13	-13	—	-13
- other administrative costs	-13	-11	+18.2	-11
- indirect duties and taxes	-2	-4	-50.0	-4
- other operating income, net	2	3	-33.3	3
- amortization	-1	—	n.s.	—
Operating income	134	140	-4.3	140
Provisions and net adjustments to loans and financial fixed assets	-26	-10	+160.0	-78
Income before extraordinary items	108	130	-16.9	62
Net extraordinary income/expense	196	9	n.s.	9
Income before taxes	304	139	+118.7	71
Income taxes for the period	-116	-45	+157.8	-25
Net income	188	94	+100.0	46
Contribution to net income of the Group (2)	75	93	-19.4	100
AVERAGE ALLOCATED CAPITAL (€/mil)	791	710	+11.4	686
RATIOS (%)
RoE	9.5	13.1		14.6
Cost / Income ratio	17.8	16.7		16.7

	31/12/2004	31/12/2003	Change 31/12/04-31/12/03 (%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	18,845	18,693	+0.8
Disbursements in the period	3,860	5,209
Investments in customer securities (stock)	4,881	2,106	+131.8
Subscriptions of securities issued by customers (flow)	2,765	1,651
OPERATING STRUCTURE
Employees	149	156	-4.5

(1)       To give unity of comparison with 2004, figures for 2003 are reported taking into account the new company regulations.

(2)       After the posting of consolidation attributable to the Area which, in 2004, mainly referred to the reversal of extraordinary income in respect of the utilization of risk reserves accrued in previous years for tax purposes and, for 2003, the reversal of adjustments to loans carried out for exclusively tax purposes.

•          in project financing:

•          it performed the role of mandated lead arranger, together with a leading Austrian bank, for a project for the construction of a toll paying system for heavy vehicles on the Austrian road network. The arrangement was approved by 10 international banks;

•          it has been involved in the advisory and arranging activities for a number of projects, including the new seat of the Bologna Municipal Town Hall, the new School of Biotechnologies in Turin, the first trading lot of the Salerno-Reggio Calabria highway, the Pedemontana Veneta toll road and the Vallata hospital;

•          it has taken part in a number of projects abroad, including two in the highway sector, in Hungary and Croatia, one in the water purification sector in The Netherlands, and one in the waste treatment sector in Great Britain;

•          it has carried out constant assistance and monitoring for new projects, for which it has completed a number of consultancy services for the application of proposals in ex Art. 37 b of Law 109/94, including: upgrading of the Niguarda Cà Granda hospital, the Alba-Bra hospital, Asti-Cuneo highway, the Padua GRA (ring road) road system, the Maggiore della Carità hospital in Novara;

•          in financial advisory services for public entities, it completed the engagements in respect of the privatization of AMA International and Rimini Fiera and other man-dates received from former municipal bodies in Central and Northern Italy;

•          it subscribed a Rimini Fiera shareholding for around 1% of the share capital.

At the end of December 2004, total exposure for customer loans and securities amounted to 23.7 billion euro, an increase of 14.1% over the 12 months. This rise is mainly attributable to the aggregate of securities, given the increasing preference that local authorities and regional customers assign to the issue of own shares to financial brokers by way of subscription.

Net income reached 188 million euro, double the 94 million euro for the previous year. It benefited from the booking of 196 million euro extraordinary income, of which 184 million is attributable to the “fiscal clean-up” made in compliance with new company regulations. On the contrary, the increase in net adjustments is attributable, for a value of around 14 million euro, to the writing down of certain contracts included in the residual leasing portfolio. It should be noted that the contribution to the net income of the Group was affected by the elimination of the aforementioned extraordinary income, since the relative components had already been reversed in the Group’s consolidated financial statements. These events gave a profitability of 9.5%.

Developments after the end of the year

Economic background

In the early months of the year, trend indicators revealed continuing and considerable cyclical differences between the strong United States economy on the one hand and weak production in Japan and the euro zone on the other.

Overall, in 2005 the world economy should show a slower growth rate than in 2004. The main observers see several factors pointing in this direction: the performance of petrol prices that have recently risen to the highest levels of last year; the continuing tension in raw material markets; the political difficulties in the Middle East; and the resizing of expansion in US fiscal and monetary policies.

In the United States in February, the Federal Reserve, prompted by the favorable trend of cyclic indicators, increased the policy rate by another 25 basis points, taking it to 2.5%. In the euro zone, trend indicators have done nothing to remove the uncertainties about the difficult short-term evolution of the economy. Despite expressing fears about the high trend in liquidity and real estate prices in some countries of the zone, the ECB has kept the cost of money unchanged. In the early months, policy rates are expected to rise in the United States while the markets do not foresee increases in the euro zone before the end of the year.

In January 2005, there was a further acceleration in the overall income in the Italian loan sector (+7.3% on an annual basis), especially in current account deposits. The positive trend continued due in particular to the recovery of company loans (+7.1% on an annual basis).

Since the beginning of the year, share indexes have shown further rises in Europe and Japan but have fallen slightly in the United States. The basic indicators of the principal stock markets - ratios between prices and share income, the continuing modest levels of interest rates and the expected low volatility of indexes - still seem positive. However, the performance of share lists is still being conditioned by some risk factors, in particular a possible rise in petrol prices and the interest rates of the main central banks beyond expectations.

In a scenario characterized by overall growth in real estate markets, in the January-February two-month period, mutual funds have again benefited from positive net capital flows (+1.8 billion euro).

Group performance and significant events after the end of the year

In a domestic scenario characterized by an economic recovery that is still weak, Group transactions, on the basis of the figures available at the beginning of the new year, were characterized by a positive trend in financial assets and a recovery in loans.

The stock of financial assets continued the positive trend of the end of the year, attributable especially to indirect deposits. In relation to asset management products, the upturn of the financial markets, the positive return of net deposits in mutual funds, after a year where disinvestment prevailed, and the sale of insurance products have determined an increase in portfolio stocks.

As regards lending activities, the beginning of the year has been characterized by an increase in loans, especially in relation to large corporate customers and public entities.

Income results appear to be growing compared with the previous year, thanks to the effectiveness of the steps taken to defend profit margins and the major placement of asset management in the first few months of the year.

Future prospects

2005 is expected to see the full effects of the actions taken during the last year to strengthen the operative development of the Group.

In particular, income margins should benefit from the improvement in the competitive position of the companies sector, in connection to both existing customers and the acquisition of new ones. Other income will be developed through an improvement of the mix of operations with the retail customers of the commercial banks and the strengthening of cross-dealing initiatives.

As regards exogenous factors, the improvement in trust indicators for the companies sector and the consequent rise in production posted at the beginning of the year could give support to loans in the companies sector which was already showing signs of recovery in January. The positive trend seen in family loans should continue thanks to interest levels which are still low.

From the point of view of financial assets, forecasts for an even more positive market trend should push savers towards forms of investment that favor professional asset management and permit greater diversification of risk. The positive flow of asset management, in particular portfolio management, and the life insurance sector, confirms the strategic importance of the sector, strengthened by the organizational decisions of the Group.

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”) as of 31 December 2004. These consolidated financial statements are the responsibility of Sanpaolo IMI’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB. Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors. We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 18 per cent of consolidated “Total assets”, 3 per cent of consolidated “Net interest income”, and 12 per cent of consolidated “Net interest and other banking income”, rests with other auditors.

For the opinion on the consolidated financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 8 April 2004.

Sede legale e amministrative: Milano 20149 Via Monte Rosa 91 Tel. 0277851 Fax 027785240 Cap. Soc. 3,754,400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta al n. 43 dell’Albo Consob - Altri Uffici: Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Napoli 80121 Piazza del Martiri 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Viale Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Poscolle 43 Tel. 043225789 - Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

3                                          In our opinion, the consolidated financial statements of Sanpaolo IMI Group as of 31 December 2004 comply with the laws governing the criteria for their representation; accordingly, they give a true and fair view of the financial position and of the results of operations of the group.

Turin, 8 April 2005

PricewaterhouseCoopers SpA

UNSIGNED COPY

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

Consolidated financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

EXPLANATORY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheet	(€/mil)

ASSETS		31/12/2004		31/12/2003
10.	Cash and deposits with central banks and post offices		1,348		1,474
20.	Treasury bills and similar bills eligible for refinancing with central banks		2,553		3,923
30.	Due from banks		23,777		22,278
	a) repayable on demand	3,560		7,291
	b) other deposits	20,217		14,987
40.	Loans to customers		121,907		124,599
	of which:
	- loans using public funds	148		172
50.	Bonds and other debt securities		23,716		18,588
	a) public entities	13,222		10,366
	b) banks	5,978		5,536
	of which:
	- own bonds	2,635		2,783
	c) financial institutions	3,789		2,116
	of which:
	- own bonds	97		53
	d) other issuers	727		570
60.	Shares, quotas and other equities		3,021		2,747
70.	Equity investments		3,421		3,442
	a) carried at equity	597		645
	b) other	2,824		2,797
80.	Investments in Group companies		1,082		1,130
	a) carried at equity	1,082		1,130
90.	Goodwill arising on consolidation		712		883
100.	Goodwill arising on application of the equity method		57		76
110.	Intangible fixed assets		289		343
	of which:
	- start-up costs	1		2
	- goodwill	6		7
120.	Tangible fixed assets		1,804		1,972
140.	Own shares or quotas (nominal value € 14 million)		54		34
150.	Other assets		23,597		17,986
160.	Accrued income and prepaid expenses		3,819		3,105
	a) accrued income	2,730		2,223
	b) prepaid expenses	1,089		882
	of which:
	- discounts on bond issues	245		277
Total assets			211,157		202,580

(€/mil)

LIABILITIES		31/12/2004		31/12/2003
10.	Due to banks		28,198		28,534
	a) repayable on demand	2,262		3,875
	b) time deposits or with notice period	25,936		24,659
20.	Due to customers		88,488		79,993
	a) repayable on demand	66,282		63,074
	b) time deposits or with notice period	22,206		16,919
30.	Securities issued		46,564		51,553
	a) bonds	39,628		39,979
	b) certificates of deposit	2,930		7,149
	c) other	4,006		4,425
40.	Public funds administered		150		175
50.	Other liabilities		22,162		18,445
60.	Accrued expenses and deferred income		2,647		2,181
	a) accrued expenses	2,252		1,708
	b) deferred income	395		473
70.	Provisions for employee termination indemnities		886		946
80.	Provisions for risks and charges		3,046		2,982
	a) pensions and similar commitments	198		304
	b) taxation	989		732
	c) other	1,859		1,946
90.	Reserve for probable loan losses		81		91
100.	Reserve for general banking risks		6		4
110.	Subordinated liabilities		6,955		6,414
130.	Negative goodwill arising on application of the equity method		430		213
140.	Minority interest		176		271
150.	Capital		5,218		5,144
160.	Additional paid-in capital		725		708
170.	Reserves		3,963		3,882
	a) legal reserve	1,044		1,029
	b) reserve for own shares or quotas	51		34
	d) other reserves	2,868		2,819
180.	Revaluation reserves		69		72
200.	Income for the period		1,393		972
Total liabilities and shareholders’ equity			211,157		202,580

(€/mil)

GUARANTEES AND COMMITMENTS		31/12/2004		31/12/2003
10.	Guarantees given		17,299		19,912
	of which:
	- acceptance	187		145
	- other guarantees	17,112		19,767
20.	Commitments		29,815		25,839

Consolidated statement of income	(€/mil)

		2004		2003
10.	Interest income and similar revenues		7,195		7,443
	of which:
	- loans to customers	5,799		6,215
	- debt securities	926		727
20.	Interest expense and similar charges		-3,508		-3,701
	of which:
	- amounts due to customers	-937		-1,050
	- securities issued	-1,649		1,761
30.	Dividends and other revenues		152		309
	a) shares, quotas and other equities	79		223
	b) equity investments	73		86
40.	Commission income		3,998		3,722
50.	Commission expense		-761		-685
60.	Profits (losses) on financial transactions		235		198
70.	Other operating income		399		396
80.	Administrative costs		-4,565		-4,610
	a) personnel	-2,803		-2,841
	of which:
	- wages and salaries	-2,033		-2,046
	- social security charges	-620		-633
	- termination indemnities	-120		-132
	- pensions and similar	-30		-30
	b) other administrative costs	-1,762		-1,769
90.	Adjustments to tangible and intangible fixed assets		-656		-642
100.	Provisions for risks and charges		-231		-195
110.	Other operating expense		-76		-68
120.	Adjustments to loans and provisions for guarantees and commitments		-894		-1,126
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		386		417
140.	Provisions to the reserve for probable loan losses		-17		-15
150.	Adjustments to financial fixed assets		-106		-158
160.	Writebacks of adjustments to financial fixed assets		124		218
170.	Income (losses) from investments carried at equity		278		197
180.	Income from ordinary activities		1,953		1,700
190.	Extraordinary income		323		548
200.	Extraordinary expense		-175		-580
210.	Extraordinary net income		148		-32
230.	Change in reserve for general banking risks		-2		9
240.	Income taxes		-658		-657
250.	Income (loss) attributable to minority interests		-48		-48
260.	Income for the period		1,393		972

Explanatory Notes to the consolidated Financial Statements

Introduction – Background information on the Financial Statements

•     Form and content of the consolidated financial statements

•     Scope of consolidation

•     Pro forma consolidated balance sheets and statements of income for the first three quarters of 2003

•     Consolidation principles

•     Financial statements used for consolidation

•     Audit of the consolidated financial statements

Part A – Accounting policies
-Section	1	– Description of accounting policies
-Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B — Information on the balance sheet
-Section	1	– Loans
-Section	2	– Securities
-Section	3	– Equity investments
-Section	4	– Tangible and intangible fixed assets
-Section	5	– Other assets
-Section	6	– Payables
-Section	7	– Provisions
-Section	8	– Capital, equity reserves, reserve for general banking risks and subordinated liabilities
-Section	9	– Other liabilities
-Section	10	– Guarantees and commitments
-Section	11	– Concentration and distribution of assets and liabilities
-Section	12	– Administration and dealing on behalf of third parties

Part C — Information on the statement of income
-Section	1	— Interest
-Section	2	— Commission
-Section	3	— Profits and losses from financial transactions
-Section	4	— Administrative costs
-Section	5	— Adjustments, writebacks and provisions
-Section	6	— Other statement of income captions
-Section	7	— Other information on the statement of income

Part D — Other information
-Section	1	— Directors and statutory auditors

Introduction - Background information on the Financial Statements

Form and content of the consolidated financial statements

The consolidated Financial Statements for the 2004 financial year have been prepared pursuant to D.Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting policies.

The consolidated Financial Statements comprise the consolidated balance sheet, the consolidated statement of income and these explanatory notes. They are accompanied by the Board of Directors’ Report on Operations.

These consolidated explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2003 and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the Group’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the relevant Instructions.

The consolidated Financial Statements are compiled in millions of euro.

The following schedules are attached to the consolidated Financial Statements:

•     Statement of changes in consolidated shareholders’ equity;

•     Statement of consolidated cash flows;

•     Reconciliation between the profit and net equity of the Parent Bank and that of the Group;

•     List of equity investments that exceed 10% in unlisted companies and limited liability companies (as per Art. 126 of Consob resolution no. 11971 of 14 May 1999).

Scope of consolidation

The scope of line by line consolidation reflects membership of the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with Art. 64 of D. Lgs. 385 dated 1 September 1993, with the exception of certain minor subsidiaries whose balance sheets and results of operations are not significant to the consolidated financial statements, or which have been put into liquidation or listed for disposal. In addition to SANPAOLO IMI S.p.A. (the Parent Bank), the Banking Group comprises those directly and indirectly controlled subsidiaries which carry out banking, finance or other activities which complement those of the Parent Bank.

The scope of line by line consolidation excludes Società per la gestione di attività S.p.A. (Sga), the shares of which have been transferred to the Treasury Ministry as a pledge with voting right, as part of the special procedures described in “Part B Section 9 - Other liabilities” of these Notes. Furthermore, those companies carried at equity and for which disposal has been formally arranged are excluded.

Joint control equity investments have been consolidated using the proportional method.

Investments in subsidiaries whose activities differ from banking, financing or other activities which complement those of the Parent Bank and those that are excluded from the scope of consolidation for the aforementioned reasons, as well as shareholdings in companies subject to significant influence where the Group controls at least 20% of the voting rights in the ordinary meeting (i.e. associated companies), are carried at equity.

The line by line and proportional consolidation area of the SANPAOLO IMI Group as of 31 December 2004, showed no significant changes compared with 31 December 2003, apart from the proportional consolidation of Allfunds Bank S.A., following the purchase in February 2004 of 50% of the company by the SANPAOLO IMI Group. Attention is also brought to the exclusion of Finconsumo Banca S.p.A. from the area of consolidation according to the equity method, following the disposal of the residual 30% share during the first quarter of 2004 and of Sanpaolo Bank (Austria) A.G., following its disposal in October 2004.

Companies consolidated on a line by line or proportional basis and investments carried at equity are listed in Part B, Section 3 of these Notes.

Pro forma consolidated balance sheets and statements of income for the first three quarters of 2003

In order to ensure unity of comparison of the accounting results in relation to the main changes to the consolidation area, the consolidated accounts of the SANPAOLO IMI Group for the first three quarters of 2003 (referred to in the Report on Operations) are presented in a pro forma version.

In particular, the consolidated financial statements of the SANPAOLO IMI Group for the quarter as of 31 March 2003 have been reconstructed to reflect the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-consolidation of Banque Sanpaolo and Finconsumo Banca, recorded using the equity method. The consolidated pro forma schedules as of 30 June 2003 and 30 September 2003 have been reconstructed to reflect the exit of Banque Sanpaolo and its subsidiaries from the line by line consolidation.

Besides the above-mentioned changes linked with the changes in the consolidation area, only the consolidated statements of income for 2003 have been subject to reclassification in relation to tax credit on dividends from equity investment. These have been reclassified from “Profits from companies carried at equity and dividends from equity investments”, to “Income taxes for the period”. The reclassification (for a total of 13 million euro, 9 million referring to the second quarter and 4 million to the third quarter) became necessary to allow better comparison with the figures for the year 2004, in which the above-mentioned tax credits have been largely abolished following the exemption of dividends from taxation.

It should be noted that the aforementioned pro forma schedules are unaudited.

Consolidation principles

The main consolidation principles adopted in preparing the consolidated financial statements are as follows:

The book value of equity investments in consolidated companies, held by the Parent Bank or other Group companies, is offset against the corresponding portion of the Group’s share of the company’s shareholders’ equity (adjusted where necessary to bring the company into line with Group accounting principles), including their assets and liabilities in accordance with the “full (line by line) consolidation method”. The off setting of book value against shareholders’ equity is carried out using values current when the investment was consolidated for the first time, or at the time the controlling interest was acquired. Where appropriate, any differences are allocated to the assets and liabilities of the consolidated companies concerned, or, for the quota attributable to the Group, on the basis of the application of the equity ratios to “goodwill or negative goodwill”, depending on whether the value of the investment is higher or lower than the related portion of shareholders’ equity.

More specifically, the shareholders’ equity of Group companies used in calculating consolidation differences has been determined as follows:

•              from investments held in portfolio as of 31 December 1994, this being the date of the Parent Bank’s first consolidated financial statements, with reference to their financial position as of 31 December 1993;

•              from investments purchased after 31 December 1994, with reference to their financial position as of the date of purchase or, where this is not available, to the financial position reported in the official financial statements prepared closest to that date;

•              from investments formerly belonging to the IMI Group, with reference to their financial position as of 1 January 1998 (accounting date for the merger of San Paolo and IMI);

•              from investments formerly belonging to the Cardine Group, with reference to their financial position as of 1 January 2002 (accounting date for the merger between SANPAOLO IMI and Cardine Banca).

Investments in companies carried at equity are recorded in the financial statements at the amount equal to the corresponding portion of their shareholders’ equity. Any balance not assignable to the assets or liabilities of the companies concerned at the time this method is first implemented is booked under “positive/negative goodwill arising on application of the equity method”. In the years after the first year of consolidation, the adjustment of the value of these investments is booked under “Negative goodwill arising on application of the equity method” and to “Profit and losses from investments carried at equity” respectively for the changes referring to reserves and those referring to the net income of the company in which the investment is held.

“Positive goodwill” arising on the application of line by line consolidation, proportional consolidation or the equity method is deducted from the total “negative goodwill” already existing or which arose during the same year and up to the total amount. Investments acquired to be re-sold as part of the merchant banking activity are not offset in this way. Goodwill which is not offset against negative goodwill is amortized over a period corresponding to the use of the investment (see Section 5 – “Other assets”).

Receivables, payables, off-balance sheet transactions, and costs and revenues as well as any gains and losses relating to significant transactions between consolidated Group companies are eliminated. By way of exception, given the provisions of Art. 34, D. Lgs. 87/92, costs and revenues arising from trading in securities and currency within the Group are not eliminated if such transactions were carried out under normal market conditions.

Financial statements denominated in currencies not included in the euro-zone are converted into euro at year-end rates of exchange. Differences arising on the conversion of the shareholders’ equity captions using these closing rates of exchange are allocated to consolidated reserves, unless they are offset by specific hedging transactions.

Financial statements used for consolidation

The financial statements used for the line by line consolidation process are those prepared as of 31 December 2004, as approved by the boards of the subsidiaries concerned. They have been adjusted, where necessary, for consistency with Group accounting policies. The financial statements of companies operating in the financial leasing sector used for consolidation purposes were prepared using the financial lease method, which is essentially consistent with Group accounting policies.

Investments with no controlling interests have been valued according to the net equity method, made on the basis of the latest definitive or draft financial statements available.

Audit of the consolidated financial statements

The consolidated financial statements and those of the Parent Bank, have been subjected to an audit by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution dated 29 April 2004, which appointed the firm as auditors for the 2004/2006 three-year period.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The consolidated financial statements as of 31 December 2004 have been prepared using the same accounting policies adopted for the consolidated financial statements as of 31 December 2003.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and downward market trends involving the consistent loan categories. Net carrying amount is determined following a detailed review of outstanding loans, taking into consideration the degree of risk associated with the various forms of lending and the risk of default inherent in performing loans. The net carrying amount of doubtful loans (non-performing, problem and restructured loans, loans being restructured) takes into consideration not only the likelihood of possible recovery, but also any total or partial failure to generate income and delayed repayments.

Loans valued on a case-by-case basis comprise:

•          non-performing loans: loans to borrowers in a state of insolvency or similar;

•          problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time;

•          restructured loans: loans for which a syndicate of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates;

•          loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months.

On the other hand:

•          loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. Exceptions are made for certain positions which are valued taking into account the level of risk covered by underlying guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•          performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the return on the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal reimbursement or value is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to other performing loans are calculated by the individual subsidiaries on the basis of historical/statistical methods used to determine the impairment of loans judged to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The historical/statistical method used by the Parent Bank and by the other bank networks of the Group, is organized as follows:

1. at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2. the potential losses likely to be incurred on the aggregate of point 1 are calculated assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3. in order to back-test the effectiveness and accuracy of the method, the results of the historical statistical method are compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “estimates losses” resulting from the calculation and reasoned comparison of the risk management models are the reference parameter used to calculate the “general provision” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be an adequate value, determined also considering specific qualitative factors pertaining to the portfolio and valuations of the expected economic performance.

Loans are classified as being non-performing, problem, restructured or exposed to country risk by reference to current relevant Bank of Italy regulations, integrated by internal instructions which establish more restrictive criteria and rules for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

The net carrying amounts are formally approved by the regulating committees and other steering groups within the organization.

Default interest accrued during the year is eliminated from the statement of income since, for the sake of prudence, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

Discounting adjustments have been calculated to reflect the difference between:

•          the net carrying amount;

•          and the net present value of future financial flows (principal and interest), determined on the basis of expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of estimated cash receipts are determined on the detailed calculations provided by the departments responsible for loan evaluation. Where these are unavailable, estimates and general statistics deriving from internal historical data and studies of the relevant business sectors are used.

With regard to the discounting rate, as of 31 December 2004, the Parent Bank used the average reference rate of 4.5%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Parent Bank on medium-/long-term loans (fixed and floating rate) and on short-term loans (floating rate). As it is necessary to simplify data processing and reduce its costs, it is deemed that this average rate is sufficiently close to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans. Subsidiaries have used a similar approach for foreign companies, using reference rates appropriate to the markets concerned.

The posting of value adjustments due to actualization results in writebacks to discounted loans. The passage of time, and the approach of the expected collection deadlines, implies an automatic reduction in the underlying financial charges previously deducted from the value of the loans.

Loans for which the Group has acquired buyer protection against the risk of non-performance as part of credit derivative contracts (“protection buyer”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Finance leases

Lease transactions are stated using the lease accounting method, which discloses the economic substance of lease contracts and transactions. This approach, which recognizes the financial nature of lease transactions, treats the excess of total lease payments over the cost of the related asset as interest income. Such income is credited to the statement of income according to the residual outstanding principal and the pre-determined rate of return, also taking into consideration the end-of-lease purchase value of the asset. Accordingly, the balance of loans under finance leases reported in the financial statements essentially represents the outstanding principal on loans to customers and installments due but not yet collected.

Guarantees and commitments

Guarantees and commitments giving rise to credit risk are recorded at the total value of the exposure, and are valued applying the same criteria as those used for loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Group has taken over the credit risk (“protection seller”).

Credit derivatives

Hedging sales – Credit derivatives which involve hedging sales are recorded to caption 20. “Commitments” according to their notional value. If payment of a fixed amount is expected, the amount recorded is that of the final sum established by the contract.

Hedging purchases – Credit derivatives which involve hedging purchase are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Credit derivatives not included in the trading book are classified to the banking book.

Credit derivatives belonging to the trading book are valued individually, taking into consideration the credit and market risk inherent in the contracts.

Derivative contracts on loans belonging to the banking book are valued:

•          at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•          in a manner consistent with the underlying asset object of the protection, for contracts which involve hedging purchases.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 150 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries according to whether the amount is collected or paid (respectively captions 40 and 50 of the statement of income).

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1.Investment securities

Long-term steady investment securities held by the Group are valued at “the average daily cost”, adjusted to reflect accruals for the year of issue and dealing discounts (the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are adjusted to reflect any lasting impairment in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be adjusted in consideration of the market trend in accordance with the first subsection of Art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2. Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•          securities quoted in organized markets: the official price quoted on the last trading day of the year;

•          securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated by discounting future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any write-downs cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the valuation of the contracts concerned.

Securities held for dealing purposes include securities issued by Group companies which were purchased on the market and held for negotiation purposes.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin. The related economic effects are reported in caption 60. “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150. “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments which are neither consolidated on a line by line basis nor valued at equity, are stated at cost, increased to reflect past revaluations at the time the company was transformed and the effect of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market, in accordance with the first subsection of Art. 18 of D. Lgs. 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Parent Bank may be called on to bear to cover losses incurred by these companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, Section 9 of these Notes.

Dividends from investments that are not subject to line by line consolidation or valued at equity are recorded when the tax credit becomes collectible, usually in the year in which dividends are declared and collected.

4. Foreign currency assets and liabilities (including off-balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies, or adjusted to reflect foreign exchange movements, as well as financial fixed assets funded in foreign currencies or adjusted to reflect foreign exchange movements, are valued using the spot exchange rates applicable at year end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially covered with a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated at the exchange rates applying at the time of the transaction.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•              at year-end spot exchange rates, in the case of spot transactions still to be settled;

•              at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated in connection with incorporation, mergers or with the application of monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•              start-up costs and other deferred charges are amortized, generally on a straight-line basis, over five years;

•              costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at cost, determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose, own shares used to complete strategic deals which require their availability are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

On the other hand, own shares are stated at year-end (closing date) market value if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Parent Bank, which do not entail the assignment of own shares, consist in the assignment of rights to underwrite increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions to such effect, these plans are accounted for by carrying the capital increase and paid-in capital, on the exercised date.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as well as securities borrowing transactions.

Funding repurchase agreements on securities issued by Group companies are not reported on the above basis if they are arranged by the issuing company concerned. In this case, they are recorded as securities issued with a forward repurchase commitment.

9. Provisions for termination indemnities

The provisions for termination indemnities represent the liability matured for each employee, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or probable liabilities whose timing and extent cannot be determined at year-end or at the time the financial statements are prepared.

Pensions and similar commitments

The pension fund, qualifiable as an “internal” pension fund, is set up by some bank networks of the Group (Cassa di Risparmio di Venezia, Friulcassa, and Banca Popolare dell’Adriatico) to cover charges linked to supplementary pension funds payable to former employees entitled to such treatment. Following the agreement reached with the Trade Unions in 2004, the pension fund set up by the Cassa di Risparmio in Bologna as of 31 December 2003 was written off as an effect of the transfer of the management of the supplementary pension fund to external pension funds. The potential liability arising in this connection is assessed at year-end on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions. A similar fund has been set up by Cassa dei Risparmi di Forlì (a proportionally consolidated company).

Provisions for taxation

The provisions for taxation cover deferred taxes, income taxes and the regional tax on business activities, including those charged on units operating abroad. The provisions also take into consideration current and potential disputes with the tax authorities.

Income taxes are estimated prudently on the basis of the tax charges for the period, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called “balance sheet liability method”, reflects the tax effect of temporary differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future. To this end, taxable temporary differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible temporary differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount and accruals to provisions for risks and charges).

Deferred tax liabilities are calculated by applying to each consolidated company the effective expected tax rates established by current law on taxable temporary timing differences likely to generate a tax burden and to the deductible temporary timing differences if recoverability is reasonably certain.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Parent Bank’s reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on shareholders’ equity items of consolidated companies is not booked if it is unlikely that any liability will actually arise, bearing in mind the permanent nature of the investment.

Deferred tax assets and liabilities relating to the same kind of tax, applicable to the same entity and expiring in the same period, are offset against each other.

Deferred tax assets are booked to the assets side of the balance sheet under caption 150. “Other assets” offset against income tax. Liabilities for deferred taxes are booked to the liabilities side of the balance sheet under sub-caption 80.b “Taxation” and are also offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

Other provisions

The “provision for guarantees and commitments” covers losses on guarantees given and, more generally, the contingencies associated with the Group’s guarantees and commitments, and the exposures to credit derivatives for which the Group has taken over the credit risk (protection seller).

The provision for other risks and charges covers estimated incurred losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers probable charges in connection with guarantees given on the sale of equity investments, the Group’s commitment to support the Interbank Deposit Guarantee Fund, the renegotiation of subsidized home mortgage loans (Law no. 133/99 and that dictated by Budget Law 2001) and unsubsidized fixed rate mortgages (Law Decree no. 394 dated 29 December 2000, converted to Law no. 24 dated 28 February 2001); probable charges connected to customer complaints in respect of dealing activities in securities and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•     provisions made by the Parent Bank and by Sanpaolo Banco di Napoli S.p.A., on the basis of an independent actuarial report, in order to cover the technical deficit of the Supplementary Pension Fund, an independent fund which supplements the compulsory pension fund, as well as accruals for other welfare and social contributions;

•       provisions made on a mathematical/actuarial basis to set up the technical reserve needed to cover long-service bonuses payable to employees;

•          provisions made to cover discretional employee bonuses, commitments for staff leaving incentives offered during the year and in prior years and other contingent liabilities.

11. Other aspects

Reserves for general banking risks

This reserve covers general business risks and, as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indexes and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging and non-hedging contracts). The valuation criteria of derivative contracts are also applied to embedded derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. Embedded derivative contracts are separated from host contracts and are valued on the basis of host contracts.

The values determined are recorded separately in the balance sheet without offsetting assets and liabilities. Agreements between the parties to offset reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any credit risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of on -or off-balance sheet assets or liabilities from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a) intent to enter into a hedge;

b) strict correlation between the terms and conditions of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance Sheet: the period element of interest margins on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The amount paid or collected up-front at the moment of stipulating derivative contracts under terms different to market, as well as the element of margins payable in future years on Forward Rate Agreements (FRA) hedging the interest arising from interest earning/bearing assets and liabilities are classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of Income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the interest margins and the amount paid or collected up-front at the moment of stipulating derivative contracts under terms different to market, will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, interest margins and earnings on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS – Interest rate Swap) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indexes and other assets: contracts quoted in organized markets are stated at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance Sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of Income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Parent Bank and the subsidiary Banca IMI have adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is based mainly on the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives and, sometimes, securities and operate within defined limits of net risk.

The desks serve as counterparties to other desks that are not authorized to deal in the market (but which are autonomous from an accounting point of view), by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•              internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for negotiation/dealing purposes;

•              internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Security and currency transactions, deposits, interbank operations and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

Art. 7, subsection 1, b) and c) of D. Lgs. 6/2/2004 no. 37, has annulled Articles 15, subsection 3 and 39, subsection 2 of D. Lgs. 87/92, which allowed banks to “make value adjustments and accruals solely for fiscal purposes”.

Following this change in regulation, it is compulsory for the statement of income of the Parent Bank and its subsidiaries, as of 31 December 2004, to disclose the adjustments and provisions made solely for fiscal purposes in prior years. This release has been recorded to extraordinary income.

When preparing the consolidated financial statements, these adjustments and provisions were already subject to reversals in previous years, consequently increasing the net result of the Group. Therefore, the extraordinary income recorded by the Parent Bank and its subsidiaries, in accordance with the new regulation, has been eliminated from the consolidated statement of income to cover the reinstatement of the consolidated equity reserves (see Attachments “Reconciliation between the Parent Bank’s financial statements and the consolidated financial statements”).

Part B - Information on the balance sheet

SECTION 1 - LOANS

The Group’s loan portfolio is analyzed below by type of counterparty:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Due from banks (caption 30)	23,777	22,278
Loans to customers (caption 40) (*)	121,907	124,599
Total	145,684	146,877

(*)  The amount includes 841 million euro of loans to Società per la gestione di attività S.p.A. (Sga) (see Section 9 – “Other liabilities”), of which 814 million euro (1,013 million euro as of 31 December 2003) disbursed in accordance with the provisions of Law 588/96.

Due from banks (caption 30)

Amounts due from banks include:

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Deposits with central banks	472	514
b) Bills eligible for refinancing with central banks	—	—
c) Finance leases	—	—
d) Repurchase agreements	12,383	10,050
e) Securities loaned	193	71

Deposits with central banks as of 31 December 2004 include the compulsory reserve of 374 million euro with the Bank of Italy and other foreign central banks (422 million euro as of 31 December 2003).

Loans to customers (caption 40)

Loans to customers, which are analyzed by technical form in the Report on Operations, include:

Detail of caption 40 “loans to customers” (Table 1.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	1	1
b) Finance leases	3,657	4,593
c) Repurchase agreements	2,306	1,669
d) Securities loaned	502	25

The decrease in the caption “finance leases” refers to the disposal of receivables deriving from leasing contracts in respect of a securitization transaction carried out by Sanpaolo Leasint S.p.A. (see Part B – Section 11 “Concentration and distribution of assets and liabilities” of these Notes).

“Secured loans to customers” are detailed as follows:

Secured loans to customers (Table 1.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Mortgages	34,347	33,152
b) Pledged assets:
1. cash deposits	347	626
2. securities (*)	4,778	4,017
3. other instruments	413	270
c) Guarantees given by:
1. Governments (**)	4,382	5,500
2. other public entities	592	565
3. banks	623	969
4. other operators	18,902	17,106
Total	64,384	62,205

(*)            Include repurchase and similar agreements guaranteed by underlying securities totaling 2,808 million euro (1,694 million euro as of 31 December 2003).

(**)     Include 814 million euro of loans to Società per la gestione di attività S.p.A. (Sga).

Loans to customers guaranteed by banks and other operators include 83 million euro of positions for which the Parent Bank, by means of derivative contracts, purchased buyer protection against the risk of non-performance.

Loans to customers covered by guarantees included in the above table and those granted directly to Governments or other public entities represent 63.9 % of total loans to customers (61.0% as of 31 December 2003).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these Notes; the related writedowns are made by reducing the asset value of the loans concerned in the balance sheet.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2004 amount to 212 million euro (221 million euro as of 31 December 2003).

Analysis of loans to customers

(Bank of Italy regulation 17.12.98)

	31/12/04			31/12/03
	(€/mil)			(€/mil)
	Gross	Total	Net	Gross	Total	Net
	exposure	adjustments	exposure	exposure	adjustments	exposure
A. Doubtful loans	6,625	4,078	2,547	6,433	3,892	2,541
A.1 Non-performing loans	4,619	3,458	1,161	4,364	3,193	1,171
A.2 Problem loans	1,646	526	1,120	1,821	645	1,176
A.3 Loans in course of restructuring	131	39	92	24	3	21
A.4 Restructured loans	193	44	149	193	42	151
A.5 Unsecured loans exposed to country risk	36	11	25	31	9	22
B. Performing loans	120,453	1,093	119,360	123,069	1,011	122,058
Total loans to customers	127,078	5,171	121,907	129,502	4,903	124,599

Non-performing loans include unsecured loans to residents in nations exposed to risk, for a gross exposure of 1 million euro, written-down in full.

Coverage of loans (*)

Categories	31/12/04	31/12/03
Non-performing loans	74.9%	73.2%
Problem, restructured and in course of restructuring loans	30.9%	33.9%
Unsecured loans exposed to country risk	30.6%	29.0%
Performing loans (**)	1.0%	0.9%

(*)            Index is defined as the ratio between accumulated adjustments on loans and the gross amount of such loans at year end.

(**)     Total performing loans do not include loans to Sga (814 million euro), total adjustments include the reserve for probable loan losses (81 million euro).

The “general reserve” to cover the risk inherent in performing loans and the total of reserves for credit risks amount to 1,174 million euro (including 81 million euro for probable loan losses), of which 167 million euro destined to cover the negative valuation of embedded derivative in the “to be converted” loan of 400 million euro granted to the FIAT group. The coverage of performing loans net of this component is around 0.8%.

Analysis of loans to banks

(Bank of Italy regulation 17.12.98)

	31/12/04			31/12/03
	(€/mil)			(€/mil)
	Gross	Total	Net	Gross	Total	Net
	exposure	adjustments	exposure	exposure	adjustments	exposure
A. Doubtful loans	29	10	19	46	16	30
A.1 Non-performing loans	2	2	—	6	6	—
A.2 Problem loans	1	1	—	1	1	—
A.3 Loans in course of restructuring	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	26	7	19	39	9	30
B. Performing loans	23,773	15	23,758	22,259	11	22,248
Total loans to banks	23,802	25	23,777	22,305	27	22,278

Non-performing and problem loans do not include any loans of a significant amount granted to residents of countries exposed to risk.

Non-performing loans (Table 1.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Non-performing loans (net amount in the financial statements including default interest)	1,161	1,171

Movements in gross doubtful loans to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed
Description / Categories	loans	loans	restructuring	loans	to country risk
A. Gross exposure as of 1/1/04	4,364	1,821	24	193	31
A.1 of which: for default interest	789	93	1	1	—
B. Increases	1,098	1,676	324	254	8
B.1 inflows from performing loans	183	1,249	124	35	—
B.2 default interest	124	29	1	1	—
B.3 transfer from other categories of doubtful loans	622	153	175	156	—
B.4 other increases	169	245	24	62	8
C. Decreases	843	1,851	217	254	3
C.1 outflows to performing loans	12	148	—	39	—
C.2 write-offs	311	162	—	1	—
C.3 collections	414	711	25	96	2
C.4 disposals	16	10	—	—	—
C.5 transfer to other categories of doubtful loans	61	787	178	80	—
C.6 other decreases	29	33	14	38	1
D. Gross exposure as of 31/12/04	4,619	1,646	131	193	36
D.1 of which: for default interest	844	78	1	—	—

Other decreases include receivables deriving from the sale of loans completed by subsidiaries for a total sale price of 26 million euro, of which 16 million euro refer to non-performing loans and 10 million euro to problem loans. These receivables are carried in the financial statements for a total gross value of 112 million euro (of which 53 million euro for non-performing loans, 59 million euro for problem loans) and for a total net value of 48 million euro (of which 20 million euro for non-performing loans and 28 million euro for problem loans). Furthermore, these subsidiaries have disposed of performing loans totaling 28 million euro (carried in the financial statements for a net value equal to the total gross value). In addition to this is the previously mentioned disposal of receivables in respect of the securitization transaction carried out by Sanpaolo Leasint (see Part B – Section 11 “Concentration and distribution of assets and liabilities” of these Notes).

Movements in gross doubtful amounts due from banks

(Bank of Italy regulation 17.12.98)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed
Description / Categories	loans	loans	restructuring	loans	to country risk
A. Gross exposure as of 1/1/04	6	1	—	—	39
A.1 of which: for default interest	—	—	—	—	1
B. Increases	1	—	—	—	1
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	1	—	—	—	1
C. Decreases	5	—	—	—	14
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	4	—	—	—	2
C.3 collections	1	—	—	—	12
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Gross exposure as of 31/12/04	2	1	—	—	26
D.1 of which: for default interest	—	—	—	—	—

Movements in adjustments made to loans granted to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/04	3,193	645	3	42	9	1,011
A.1 of which: for default interest	789	93	1	1	—	19
B. Increases	795	377	71	49	6	212
B.1 adjustments	523	241	43	20	3	203
B.1.1 of which: for default interest	124	29	1	1	—	14
B.2 use of reserves for probable loan losses	20	3	—	—	—	—
B.3 transfer from other categories of doubtful loans	201	117	23	17	—	9
B.4 other increases	51	16	5	12	3	—
C. Decreases	530	496	35	47	4	130
C.1 writebacks from valuations	38	28	—	4	—	13
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	113	87	1	16	—	26
C.2.1 of which: for default interest	28	8	1	—	—	4
C.3 write-offs	311	162	—	1	—	14
C.4 transfer to other categories of doubtful loans	45	207	29	14	—	72
C.5 other decreases	23	12	5	12	4	5
D. Total adjustments as of 31/12/04	3,458	526	39	44	11	1,093
D.1 of which: for default interest	844	78	1	—	—	13

Total adjustments as of 31 December 2004 include 212 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 160 million euro on non-performing loans, 41 million euro on problem loans and 11 million euro on restructured loans and loans in course of restructuring.

Movements in adjustments made to loans granted to banks

(Bank of Italy regulation 17.12.98)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed	Performing
Description / Categories	loans	loans	restructuring	loans	to country risk	loans
A. Total adjustments as of 1/1/04	6	1	—	—	9	11
A.1 of which: for default interest	—	—	—	—	1	—
B. Increases	1	—	—	—	2	5
B.1 adjustments	—	—	—	—	—	1
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for probable loan losses	—	—	—	—	—	4
B.3 transfer from other categories of doubtful loans	—	—	—	—	—	—
B.4 other increases	1	—	—	—	2	—
C. Decreases	5	—	—	—	4	1
C.1 writebacks from valuations	—	—	—	—	1	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	4	—	—	—	2	—
C.4 transfer from other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	1	—	—	—	1	1
D. Total adjustments as of 31/12/04	2	1	—	—	7	15
D.1 of which: for default interest	—	—	—	—	—	—

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	51	30	29
Azerbaijan	37	12	12
Venezuela	13	8	8
Trinidad and Tobago	4	4	4
Argentina	51	3	3
Serbia and Montenegro	2	2	2
Costa Rica	1	1	—
Cayman Islands	18	—	—
Lebanon	11	—	—
Dominican Republic	9	—	—
Pakistan	6	—	—
Philippines	4	—	—
Other	4	2	2
Total gross exposure	211	62	60
Total adjustments	18	18
Net exposure as of 31/12/04	193	44

For the purposes of these Notes, the countries considered are those listed by the Italian Bankers’ Association, for which, in the absence of specific guarantees, general adjustments have been made.

Adjustments to unsecured loans exposed to country risk have been made by applying the weighting criteria and the write-down percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are made to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to 149 million euro and are mainly insured by SACE or equivalent entities and by surety bonds from banking operators in the OECD area.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these Notes.

SECTION 2 - SECURITIES

Securities owned by the Group are analyzed as follows:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	2,553	3,923
Bonds and other debt securities (caption 50)	23,716	18,588
Shares, quotas and other equities (caption 60)	3,021	2,747
Total	29,290	25,258

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Securities recorded in the consolidated financial statements include those which will be held long term by Group companies and declared as such in their financial statements. The investment securities portfolio is analyzed as follows:

Investment securities (Table 2.1 B.I.)

	31/12/04		31/12/03
	(€/mil)		(€/mil)
	Book	Market	Book	Market
	value	value	value	value
1. Debt securities
1.1 Government securities
- quoted	2,088	2,155	2,153	2,216
- unquoted	46	58	—	—
1.2 Other securities
- quoted	540	546	139	143
- unquoted	475	496	585	599
2. Equities
- quoted	7	7	—	—
- unquoted	63	63	58	58
Total	3,219	3,325	2,935	3,016

The comparison between the market value and book value carried in the financial statements reveals net unrealized gains for the Parent Bank and some subsidiaries of 12 million euro on securities not covered by derivative contracts and of 94 million euro on hedged securities. The evaluation of related derivative contracts reveals potential losses for 82 million euro (including 35 million euro for operations entered into with Group companies operating on financial markets within their brokerage activity).

“Other securities”, quoted and unquoted (1,015 million euro), mainly include securities held by the Parent Bank for 362 million euro and by foreign subsidiaries for 513 million euro. The remainder refers mainly to investments made by Banca Fideuram S.p.A. and by Sanpaolo Invest SIM S.p.A. in insurance policies issued by Fideuram Vita destined for the financial planner network fidelization program (137 million euro).

In relation to classification by issuer, the aforementioned 1,015 million euro refer to investments in securities in foreign Governments and public entities amounting to 310 million euro, while the remaining 705 million euro mainly include, in addition to the aforementioned policies (137 million euro), securities issued by leading companies in the European Union and in other industrialized countries (498 million euro), as well as International Organizations (70 million euro).

“Equities” only comprise units in mutual funds mainly included in the investment portfolios of Sanpaolo IMI Private Equity group.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A. Opening balance	2,935
B. Increases
B1. purchases	120
B2. writebacks	1
B3. transfers from dealing portfolio	383
B4. other changes	21
C. Decreases
C1. sales	54
C2. redemptions	136
C3. adjustments	4
of which: long-term writedowns	4
C4. transfers to dealing portfolio	—
C5. other changes	47
D. Closing balance	3,219

“Transfers from dealing portfolio” at subcaption B3. refer to transfers by Sanpaolo Bank S.A. in the context of the re-definition of its portfolio following the merger with IMI Bank Lux S.A.

Subcaption B4. “Increases – other changes” includes 3 million euro exchange gains on securities denominated in foreign currencies and 3 million euro profits from dealings.

Subcaption C5. “Decreases – other changes” includes 3 million euro which refers to the effect of the non-consolidation of Sanpaolo Bank Austria (excluded from the consolidation area during the year) and 20 million euro exchange losses on securities denominated in foreign currency.

In addition, subcaptions B4. and C5. also include accrued issue and dealing discounts.

Sales were completed mainly by the Parent Bank and by Sanpaolo Bank S.A. in the context of the redefinition of the investment portfolio following the merger operations.

The “adjustments in value” at subcaption C3., amounting to 4 million euro, refer to losses in value of a long-term nature.

The resulting book values are substantially in line with the reimbursements after offsetting the positive (28 million euro) and negative differences by the same amount.

It should be noted that movements in the investment portfolio are carried out by Group companies on the basis of resolutions passed by the Board of Directors and within the limits set by them.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, are analyzed as follows:

Dealing securities (Table 2.3 B.I.)

	31/12/04		31/12/03
	(€/mil)		(€/mil)
	Book	Market	Book	Market
	value	value	value	value
1. Debt securities
1.1 Government securities
- quoted	7,870	7,870	9,600	9,600
- unquoted	24	24	40	40
1.2 Other securities
- quoted	6,102	6,102	3,407	3,409
- unquoted	9,124	9,357	6,587	6,608
2. Equities
- quoted	2,621	2,621	2,443	2,448
- unquoted	330	330	246	246
Total	26,071	26,304	22,323	22,351

The increase in dealing securities is mainly attributable to Banca IMI, in relation to its trading activities and to Banca OPI, following its subscription to public issue bonds (mainly local authorities and foreign counterparties from the government sector) and entities operating in the financing and realization of public works.

In the reclassified consolidated financial statements, the dealing securities portfolio also includes 54 million euro in SANPAOLO IMI S.p.A. shares in the portfolio of the Parent Bank and Banca Fideuram.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A. Opening balance	22,323
B. Increases
B1. purchases	343,143
- debt securities	327,129
- Government securities	211,735
- other securities	115,394
- equities	16,014
B2. writebacks and revaluations	264
B3. transfers from investment portfolio	—
B4. other changes	3,871
C. Decreases
C1. sales and reimbursements	340,875
- debt securities	324,830
- Government securities	214,436
- other securities	110,394
- equities	16,045
C2. adjustments	58
C3. transfers to investment portfolio	383
C5. other changes	2,214
D. Closing balance	26,071

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these Notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Equity investments (caption 70)	3,421	3,442
Investments in Group companies (caption 80)	1,082	1,130
Total	4,503	4,572
- significant investments carried at equity (Table 3.1 B.I.)	1,679	1,775
- other equity investments carried at cost	2,824	2,797

Significant investments

Significant investments held by the Group, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D.Lgs. 87/92, are indicated in the table below:

Significant investments (Table 3.1 B.I.)

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss			at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	ed book
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	values
									(€/mil)
A.	Companies consolidated on a line by line and proportional basis
SANPAOLO IMI S.p.A. (Parent Bank)		Turin		12,126	1,036	—	—	—	—
A1	Companies consolidated on a line by line basis
1	Alcedo S.r.l.	Padua	1	—	—	Sanpaolo IMI Private Equity	100.00	100.00	XXX
2	Banca Comerciala Sanpaolo IMI Bank Romania S.A.	Romania	1	15	3	Sanpaolo IMI Internazionale	98.36	98.36	XXX	(A)
3	Banca Fideuram S.p.A.	Rome	1	734	163	Sanpaolo IMI	73.37	73.37	XXX	(B)
4	Banca d'Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	454	71	Sanpaolo IMI	100.00	100.00	XXX
5	Banca IMI Securities Corp.	United States	1	119	2	IMI Capital Market USA	100.00	100.00	XXX
6	Banca OPI S.p.A.	Rome	1	841	188	Sanpaolo IMI	100.00	100.00	XXX	(C)
7	Banca Popolare dell'Adriatico S.p.A.	Teramo	1	250	20	Sanpaolo IMI	100.00	100.00	XXX
8	Banque Privée Fideuram Wargny S.A.	France	1	41	-17	Financiere Fideuram	99.89	99.89	XXX
9	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	984	112	Sanpaolo IMI	100.00	100.00	XXX
10	Cassa di Risparmio di Venezia S.p.A.	Venice	1	297	30	Sanpaolo IMI	100.00	100.00	XXX
11	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	775	45	Sanpaolo IMI	100.00	100.00	XXX
12	Europool Befektetesi Alapkezelo Rt.	Hungary	1	1	—	Inter-Europa Consulting	46.00	46.00	XXX
						Inter-Europa Bank	5.00	5.00	XXX
							51.00	51.00
13	Farbanca S.p.A.	Bologna	5	27	1	Sanpaolo IMI	21.89	21.89	XXX
14	Fideuram Asset Management (Ireland) Ltd	Ireland	1	190	183	Banca Fideuram	100.00	100.00	XXX
15	Fideuram Bank S.A.	Luxembourg	1	40	11	Banca Fideuram	99.99	99.99	XXX
						A.I.P.	0.01	0.01	XXX
							100.00	100.00
16	Fideuram Bank (Suisse) A.G.	Switzerland	1	34	2	Fideuram Bank	99.95	99.95	XXX

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss			at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	ed book
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	values
									(€/mil)
A.	Companies consolidated on a line by line and proportional basis
17	Fideuram Fiduciaria S.p.A.	Rome	1	3	—	Banca Fideuram	100.00	100.00	XXX
18	Fideuram Gestions S.A.	Luxembourg	1	16	1	Banca Fideuram	99.94	99.94	XXX
						A.I.P.	0.06	0.06	XXX
							100.00	100.00
19	Fideuram Investimenti S.G.R. S.p.A.	Rome	1	37	9	Banca Fideuram	99.50	99.50	XXX
20	Fideuram Wargny Active Broker S.A.	France	1	12	-3	Banque Privée Fideuram Wargny	100.00	100.00	XXX
21	Fideuram Wargny Gestion S.A.	France	1	4	—	Banque Privée Fideuram Wargny	99.96	99.96	XXX
22	Fideuram Wargny Gestion S.A.M.	Principality of Monaco	1	5	—	Banque Privée Fideuram Wargny	99.96	99.96	XXX
23	FIN.OPI S.p.A.	Turin	1	245	8	Banca OPI	100.00	100.00	XXX
24	Financière Fideuram S.A.	France	1	35	-4	Banca Fideuram	95.00	95.00	XXX
25	Finemiro Banca S.p.A.	Bologna	1	127	12	Sanpaolo IMI	96.84	96.84	XXX
26	Finemiro Finance S.p.A. (former Finemiro Leasing S.p.A.)	Bologna	1	66	7	Finemiro Banca	100.00	100.00	XXX	(C)
27	Friulcassa S.p.A.	Gorizia	1	236	18	Sanpaolo IMI	100.00	100.00	XXX
28	GEST Line S.p.A.	Naples	1	55	46	Sanpaolo IMI	100.00	100.00	XXX
29	IDEA S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.17	99.17	XXX	(D)
						Sanpaolo IMI International	0.83	0.83	XXX
							100.00	100.00
30	IE-New York Broker Rt	Hungary	1	6	1	Inter-Europa Consulting	90.00	90.00	XXX
						Inter-Europa Bank	10.00	10.00	XXX
							100.00	100.00
31	IMI Capital Markets USA Corp.	United States	1	120	—	IMI Investments	100.00	100.00	XXX
32	IMI Finance Luxembourg S.A.	Luxembourg	1	7	—	IMI Investments	100.00	100.00	XXX
33	IMI Investimenti S.p.A.	Turin	1	943	-30	Sanpaolo IMI	100.00	100.00	XXX
34	IMI Investments S.A.	Luxembourg	1	269	8	Banca IMI	99.99	99.99	XXX
						Banca IMI Securities	0.01	0.01	XXX
							100.00	100.00
35	IMI Real Estate S.A.	Luxembourg	1	4	—	Sanpaolo Bank	99.99	99.99	XXX	(D)
						Sanpaolo IMI International	0.01	0.01	XXX
							100.00	100.00
36	Inter-Europa Bank Rt	Hungary	1	58	8	Sanpaolo IMI Internazionale	85.87	85.87	XXX
37	Inter-Europa Beruhazo Kft	Hungary	1	12	—	Inter-Europa Bank	100.00	100.00	XXX
38	Inter-Europa Consulting Kft	Hungary	1	6	1	Inter-Europa	51.00	51.00	XXX
						Fejlesztesi
						Inter-Europa Szolgaltato	49.00	49.00	XXX
							100.00	100.00
39	Inter-Europa Ertekesitesi Kft	Hungary	1	—	—	Inter-Europa Bank	100.00	100.00	XXX	(E)
40	Inter-Europa Fejlesztesi Kft	Hungary	1	10	1	Inter-Europa Bank	100.00	100.00	XXX
41	Inter-Europa Szolgaltato Kft	Hungary	1	8	1	Inter-Europa Bank	100.00	100.00	XXX
42	Inter-Invest Risk Management Vagyonkezelo Rt	Hungary	1	1	—	Inter-Europa Bank	48.00	48.00	XXX
						Inter-Europa Consulting	48.00	48.00	XXX
						Inter-Europa Szolgaltato	4.00	4.00	XXX
							100.00	100.00

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss			at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	ed book
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	values
									(€/mil)
A.	Companies consolidated on a line by line and proportional basis
43	LDV Holding B.V.	Netherlands	1	102	-5	Sanpaolo IMI Private Equity	100.00	100.00	XXX
44	NHS Investments S.A.	Luxembourg	1	11	-44	IMI Investimenti	99.99	99.99	XXX
						LDV Holding	0.01	0.01	XXX
							100.00	100.00
45	Sanpaolo Banco di Napoli S.p.A.	Naples	1	1,305	108	Sanpaolo IMI	100.00	100.00	XXX
46	Sanpaolo Bank S.A.	Luxembourg	1	271	36	Sanpaolo IMI	100.00	100.00	XXX	(F)(G)
47	Sanpaolo Bank (Suisse) S.A.	Switzerland	1	14	2	Sanpaolo Bank	99.98	99.98	XXX
48	Sanpaolo Fiduciaria S.p.A.	Milan	1	7	2	Sanpaolo IMI	100.00	100.00	XXX
49	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	6	-1	Sanpaolo IMI Asset Management	100.00	100.00	XXX	(H)
50	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Milan	1	186	87	Sanpaolo IMI	100.00	100.00	XXX	(I)(J)
51	Sanpaolo IMI Bank (International) S.A.	Madeira	1	180	3	Sanpaolo IMI	100.00	100.00	XXX	(K)
52	Sanpaolo IMI Bank Ireland Plc	Ireland	1	532	15	Sanpaolo IMI	100.00	100.00	XXX
53	Sanpaolo IMI Capital Company I L.l.c.	United States	1	51	—	Sanpaolo IMI	100.00	100.00	XXX
54	Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A.	Bologna	1	1	-1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
55	Sanpaolo IMI Institutional Asset Management S.G.R. S.p.A.	Milan	1	22	2	Sanpaolo IMI Asset Management	100.00	100.00	XXX	(H)
56	Sanpaolo IMI International S.A.	Luxembourg	1	941	115	Sanpaolo IMI	100.00	100.00	XXX
57	Sanpaolo IMI Internazionale S.p.A.	Padua	1	95	1	Sanpaolo IMI	100.00	100.00	XXX
58	Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A. (former NHS Mezzogiorno S.G.R. S.p.A.)	Naples	1	3	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
59	Sanpaolo IMI Private Equity S.p.A.	Bologna	1	233	-5	Sanpaolo IMI	100.00	100.00	XXX
60	Sanpaolo IMI US Financial Co.	United States	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
61	Sanpaolo IMI WM Luxembourg S.A. (subsequently Sanpaolo IMI Asset Management Luxembourg S,A,)	Luxembourg	1	17	60	Sanpaolo IMI Asset Management	100.00	100.00	XXX	(H)
62	Sanpaolo Invest Ireland Ltd	Ireland	1	9	9	Banca Fideuram	100.00	100.00	XXX
63	Sanpaolo Invest SIM S.p.A.	Rome	1	21	2	Banca Fideuram	100.00	100.00	XXX
64	Sanpaolo Leasint S.p.A.	Milan	1	111	18	Sanpaolo IMI	100.00	100.00	XXX	(C)
65	SEP S.p.A.	Turin	1	3	1	Sanpaolo IMI	100.00	100.00	XXX
66	Sogesmar S.A.	France	1	—	—	Banque Privée	51.55	51.55	XXX
						Fideuram Wargny
						Fideuram Wargny Gestion	48.19	48.19	XXX
							99.74	99.74
67	SP Immobiliere S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.99	99.99	XXX
						Sanpaolo IMI WM Luxembourg	0.01	0.01	XXX
							100.00	100.00
68	Sygman Szolgaltato es Kereskedelmi Kft	Hungary	1	1	—	IE-New York Broker	100.00	100.00	XXX
69	Tobuk Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	XXX
A2	Companies consolidated with the proportional method
1	All Funds Bank S.A.	Spain	7	32	5	Sanpaolo IMI	50.00	50.00	XXX	(L)
2	Banka Koper d.d.	Slovenia	7	152	19	Sanpaolo IMI	63.51	32.99	XXX
3	Cassa dei Risparmi di Forlì S.p.A.	Forlì	7	229	20	Sanpaolo IMI	29.77	29.77	XXX

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss	Ownership		at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Held by	%	holders’	ed book
Name		offices	(*)	(**)	(**)			meeting %	values
									(€/mil)
B.	Investments carried at equity
	B1 Investments carried at equity - subsidiaries (***)
1	3G Mobile Investments S.A.	Belgium	1	4	-18	IMI Investimenti	100.00	100.00	4
2	Assicurazioni Internazionali di Previdenza S.p.A. (former Noricum Vita S.p.A.)	Turin	1	1,063	152	Sanpaolo IMI	99.96	99.96	1,063	(M)
3	Cedar Street Securities Corp.	United States	1	—	—	Banca IMI Securities	100.00	100.00	—
4	Consorzio Studi e Ricerche Fiscali	Rome	1	—	—	Sanpaolo IMI	55.00	55.00	—
						Banca Fideuram	10.00	10.00	—
						Sanpaolo IMI Asset Management	10.00	10.00	—	(N)
						A.I.P.	5.00	5.00	—	(O)
						Banca IMI	5.00	5.00	—
						Banca OPI	5.00	5.00	—
						Sanpaolo Leasint	5.00	5.00	—
						IMI Investimenti	2.50	2.50	—
						Sanpaolo IMI Private Equity	2.50	2.50	—
							100.00	100.00
5	Consumer Financial Services S.r.l.	Bologna	1	1	—	Finemiro Banca	100.00	100.00	1
6	Emil Europe ‘92 S.r.l.	Bologna	1	—	-4	Cassa di Risparmio Bologna	93.47	93.47	—
7	Fideuram Assicurazioni S.p.A.	Rome	1	12	1	A.I.P.	100.00	100.00	—	(O)(P)
8	Immobiliare 21 S.r.l.	Milan	1	—	—	Sanpaolo IMI	100.00	100.00	—	(Q)
9	Immobiliare Nettuno S.p.A.	Bologna	1	1	—	Cassa di Risparmio Bologna	100.00	100.00	1
10	S.V.I.T. S.p.A.	Padua	1	—	—	Cassa di Risparmio Padova e Rovigo	57.45	57.45	—
11	Sanpaolo IMI Equity Management S.A.	Luxembourg	1	Private Equity LDV Holding	—	Sanpaolo IMI	99.99	99.99	—
						Private Equity LDV Holding	0.01	0.01	—
							100.00	100.00
12	Sanpaolo IMI Insurance Broker S.p.A.	Bologna	1	3	1	Sanpaolo IMI	100.00	100.00	3	(Q)
13	Sanpaolo IMI Management Ltd	United Kingdom	1	1	—	Sanpaolo IMI Private Equity	100.00	100.00	1
14	Sanpaolo Leasint G.M.B.H.	Austria	1	1	1	Sanpaolo Leasint	100.00	100.00	1
15	Sanpaolo Life Ltd	Ireland	1	177	94	A.I.P.	100.00	100.00	—	(O)
16	Servizi S.r.l.	Bologna	1	1	—	Finemiro Banca	100.00	100.00	1
17	Studi e Ricerche per il Mezzogiorno	Naples	1	—	—	Sanpaolo IMI	16.67	16.67	—
						Banca OPI	16.67	16.67	—
						Sanpaolo IMI Investimenti	16.67	16.67	—
						Sanpaolo Banco di Napoli	16.66	16.66	—
							66.67	66.67
18	Universo Servizi S.p.A.	Milan	1	20	2	A.I.P.	99.00	99.00	—	(O)
						Sanpaolo IMI Asset Management	1.00	1.00	—	(N)
							100.00	100.00
19	Venezia Tronchetto Real Estate S.p.A.	Mestre	1	1	-10	S.V.I.T.	99.62	99.62	—	(O)
20	W.D.W. S.A.	France	1	—	—	Banque Privèe Fideuram Wargny	99.88	99.88	—

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss	Ownership		at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Held by	%	holders’	ed book
Name		offices	(*)	(**)	(**)			meeting %	values
									(€/mil)
B.	Investments carried at equity
21	West Trade Center S.A.	Romania	1	—	—	Sanpaolo IMI Internazionale	100.00	100.00	—	(A)
22	BN Finrete S.p.A. (in liq.)	Naples	1	1	—	Sanpaolo IMI	99.00	99.00	1	(R)
23	Cardine Finance Plc (in liq.)	Ireland	1	—	—	Sanpaolo IMI	99.97	99.97	—
						Cassa di Risparmio Padova e Rovigo	0.01	0.01	—
						Cassa di Risparmio Venezia	0.01	0.01	—
						Cassa di Risparmio Bologna	0.01	0.01	—
							100.00	100.00
24	Cardine Suisse S.A. (in liq.)	Switzerland	1	1	—	Sanpaolo IMI	99.00	99.00	1	(R)(S)
25	Cioccolato Feletti S.p.A. (in liq.)	Aosta	1	—	2	Sanpaolo IMI	95.00	95.00	—	(Q)
26	Cotonificio Bresciano Ottolini S.r.l. (in liq.)	Brescia	1	—	—	Sanpaolo IMI	100.00	100.00	—	(Q)
27	Imifin S.p.A. (in liq.)	Rome	1	—	—	Sanpaolo IMI	100.00	100.00	—
28	IMI Bank A.G. (in liq.)	Germany	1	—	—	Sanpaolo Bank	100.00	100.00	—	(D)
29	ISC Euroservice G.M.B.H. (in liq.)	Germany	1	—	—	Sanpaolo IMI	80.00	80.00	—
30	S.A.G.E.T. S.p.A. (in liq.)	Teramo	1	—	—	GEST Line	99.98	99.98	—	(T)
31	Sanpaolo IMI Capital Partners Ltd (in liq.)	Guernsey	1	—	—	Sanpaolo IMI Private Equity	99.00	99.00	—
						Sanpaolo IMI Management	1.00	1.00	—	(O)
							100.00	100.00
32	Sanpaolo U.S. Holding Co. (in liq.)	United States	1	3	—	Sanpaolo IMI	100.00	100.00	2	(R)
33	Se.Ri.T. S.p.A. (in liq.)	Teramo	1	—	—	GEST Line	100.00	100.00	—	(T)
34	Sicilsud Leasing S.p.A. (in liq.)	Palermo	1	-1	-1	FIN.OPI	100.00	100.00	—
35	West Leasing S.A. (in liq.)	Romania	1	1	—	Sanpaolo Bank Romania	88.71	88.71	1	(R)
	Other minor investments								2	(U)
					Investments carried at equity - subsidiaries				1,082
B2	Investments carried at equity - other
36	Aeffe S.p.A.	Rimini	8	53	5	LDV Holding	20.00	20.00	11	(V)
37	Aeroporti Holding S.r.l.	Turin	8	21	—	Sanpaolo IMI Private Equity	30.00	30.00	6
38	Attività Finanziarie Merlo S.p.A.	Turin	8	16	1	Banca IMI	33.33	33.33	5
39	Banque Sanpaolo S.A.	France	8	447	33	Sanpaolo IMI	40.00	40.00	179
40	Carpine S.p.A.	Modena	8	34	—	Sanpaolo IMI Private Equity	27.09	27.09	9
41	Cassa di Risparmio di Firenze S.p.A.	Florence	8	1,152	79	Sanpaolo IMI	18.67	18.67	213	(W)
42	CBE Service S.p.r.l.	Belgium	8	—	—	Sanpaolo IMI	31.70	31.70	—
						Cariforlì	5.00	5.00	—
							36.70	36.70
43	Centradia Group Ltd	United Kingdom	7	12	-2	Sanpaolo IMI	29.03	29.03	3	(X)
44	Centradia Ltd	United Kingdom	7	5	1	Centradia Group	100.00	100.00	—	(X)(Y)
45	Centradia Services Ltd	United Kingdom	7	4	-3	Centradia Group	100.00	100.00	—	(X)(Y)
46	CR Firenze Gestion Internationale S.A.	Luxembourg	8	13	12	Sanpaolo IMI	20.00	20.00	3
47	Egida Compagnia di Assicuazioni S.p.A.	Turin	7	13	2	A.I.P.	50.00	50.00	—	(O)
48	Esatri S.p.A.	Milan	8	61	38	GEST Line	31.50	31.50	19
49	Finor d.o.o.	Slovenia	7	—	—	Banka Koper	100.00	100.00	1	(Z)(AA)
50	I.TRE Iniziative Immobiliari Industriali S.p.A.	Rovigo	8	—	—	Cassa di Risparmio Padova e Rovigo	20.00	20.00	—	(S)

			Type of	Sharehold-	Income /			Voting rights
			relation-	ers’ equity	Loss	Ownership		at share-	Consolidat-
		Registered	ship	(€/mil)	(€/mil)	Held by	%	holders’	ed book
Name		offices	(*)	(**)	(**)			meeting %	values
									(€/mil)
B.	Investments carried at equity
51	IW Bank S.p.A.	Milan	8	22	7	Banca IMI	20.00	20.00	5
52	Lama Dekani d.d.	Slovenia	8	—	—	Banka Koper	78.41	78.41	1	(AA)
53	Liseuro S.p.A.	Udine	8	4	—	Sanpaolo IMI	35.11	35.11	1	(S)
54	Padova 2000 Iniziative Immobiliari S.p.A.	Padua	8	—	—	Cassa di Risparmio Padova e Rovigo	45.01	45.01	—	(S)
55	Pivka Perutninarstvo d.d.	Slovenia	8	—	—	Banka Koper	26.36	26.36	1
56	Sagat S.p.A.	Turin	8	49	6	IMI Investimenti	12.40	12.40	6	(S)(BB)
57	Sanpaolo IMI Private Equity Scheme B.V.	Netherlands	8	31	-15	LDV Holding	23.50	29.38	9
						Sanpaolo IMI Equity Management	20.00	0.00	—	(O)
							43.50	29.38	9
58	Sifin S.r.l.	Bologna	8	4	3	Sanpaolo IMI	30.00	30.00	1	(CC)
59	Sinloc - Sistemi Iniziative Locali S.p.A.	Turin	8	47	1	FIN.OPI	11.85	11.85	6
						Banca OPI	8.15	8.15	4
							20.00	20.00	10
60	Società Friulana Esazione Tributi S.p.A.	Udine	8	6	—	GEST Line	33.33	33.33	2	(DD)(EE)
61	Società Gestione per il Realizzo S.p.A.	Rome	8	19	-2	Sanpaolo IMI	28.31	28.31	1
						Banca Fideuram	0.64	0.64	—
							28.95	28.95	1
62	Splosna Plovba Portoroz d.o.o.	Slovenia	8	—	—	Banka Koper	21.00	21.00	—
63	Synesis Finanziaria S.p.A.	Turin	8	442	44	IMI Investimenti	25.00	25.00	110	(V)(FF)
64	Trivimm S.r.l.	Verona	8	1	—	Sanpaolo IMI	23.00	23.00	—
65	Aeroporto di Napoli S.p.A. (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—
66	Consorzio Agrario Prov.le di Rovigo (in liq.)	Rovigo	8	-8	—	Cassa di Risparmio Padova e Rovigo	35.45	35.45	—	(EE)
67	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	8	-499	-250	Sanpaolo IMI	32.84	32.84	—	(S)(GG)
68	G.E.CAP. S.p.A. (in liq.)	Foggia	8	1	-2	GEST Line	37.25	37.25	—	(HH)
69	Galileo Holding S.p.A. (in liq.)	Milan	8	-24	—	Sanpaolo IMI	31.52	31.52	—	(II)
70	Integra S.r.l. (in liq.)	Belluno	8	—	—	Cassa di Risparmio Padova e Rovigo	29.64	29.64	—
71	Mega International S.p.A. (in arrangement before bankruptcy)	Ravenna	8	2	—	Finemiro Banca	48.00	48.00	—
72	Progema S.r.l. (in liq.)	Turin	8	—	—	Finemiro Banca	10.00	10.00	—
						SEP	10.00	10.00	—
							20.00	20.00
	Other equity investments								1	(U)
					Total investments carried at equity - other				597
						Total investments carried at equity			1,679

Notes to the table of significant investments:

(*)                  Type of relationship:

1 = control ex Art. 2359 Italian Civil Code, subsection 1, no. 1: majority of voting rights in the ordinary meeting.

2 = control ex Art. 2359 Italian Civil Code, subsection 1, no. 2: dominating influence in the ordinary meeting.

3 = control ex Art. 2359 Italian Civil Code, subsection 2, no. 1: agreements with other partners.

4 = other forms of control.

5 = single leadership ex Art. 26, subsection 1 of D. Lgs. 87/92.

6 = single leadership ex Art. 26, subsection 2 of D. Lgs. 87/92.

7 = joint control ex Art. 35, subsection 1 of D. Lgs. 87/92.

8 = associated company ex Art. 36, subsection 1 of D. Lgs. 87/92: company over which “significant influence” is exercised, which is assumed to exist when at least 20% of the voting rights in the ordinary meeting are held.

(**)           Shareholders’ equity for consolidated companies corresponds to that used for the consolidation procedures. It also includes income for the year before distribution of dividends (net of any interim dividends).

(***)    The list does not include investments of Isveimer S.p.A. (in liquidation) and Società per la gestione di attività S.p.A. (Sga), given the particular characteristics of the respective interest held (see Part B - Section 9 “Other liabilities” of these Notes).

(A)                 The company was transferred from the Parent Bank to Sanpaolo IMI Internazionale S.p.A. in February 2004.

(B)                 Following the merger by incorporation of Invesp S.p.A., the Parent Bank acquired a further quota of 9.28%.

(C)                Lease transactions are shown in the financial statements according to the financial lease method.

(D)                The company is now controlled by Sanpaolo Bank S.A., following the merger of IMI Bank (Lux) S.A. in September 2004. (E) The company was set up in January 2004.

(F)                 The Parent Bank acquired direct control of the company following the merger by incorporation of IMI Bank (Lux) S.A. and the spin off of Sanpaolo IMI WM S.p.A.

(G)                In September 2004 the company merged IMI Bank (Lux) S.A.

(H)                The company is now controlled by Sanpaolo IMI Asset Management S.g.r. S.p.A. following the spin off of Sanpaolo IMI WM S.p.A. in December 2004.

(I)                     In April 2004 the company merged Eptafund S.g.r. p.a.

(J)                   Following the spin off of Sanpaolo IMI WM S.p.A., the Parent Bank purchased direct control of the company.

(K)                In January 2004 the Parent Bank purchased direct control of the company.

(L)                  The company is jointly controlled with Santander Central Hispano S.A.

(M)              In December 2004 the company merged Fideuram Vita S.p.A. and Sanpaolo Vita S.p.A. The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(N)                The company is now controlled by Sanpaolo IMI Asset Management S.g.r. S.p.A. following the spin off of Sanpaolo IMI WM S.p.A. in December 2004.

(O)                The book value is included in the valuation in net equity of the holding company.

(P)                 In March 2004 the company was sold to Fideuram Vita S.p.A. by Banca Fideuram S.p.A. (subsequently merged into A.I.P. S.p.A.).

(Q)                Following the merger by incorporation of Invesp S.p.A., the Parent Bank acquired direct control of the company.

(R)                 The company’s book value reflects the estimated realizable value according to the stage of completion of the liquidation process.

(S)                  Shareholders’ equity refers to the financial statements as of 31 December 2003.

(T)                  In December 2004 the company was sold to GEST Line S.p.A. by Banca Popolare dell’Adriatico S.P.A.

(U)                Represents the sum of the book values of shareholdings under 500,000 euro.

(V)                 The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(W)               The valuation has been made on the basis of the consolidated financial statements as of 30 September 2004 prepared by the company in which the investment is held.

(X)                 In the 2003 financial statements the company was included in the consolidation area using the proportional method and recorded among “Investments carried at equity - other” for intangibility. The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(Y)                  The investment, controlled by Centradia Group Ltd, is not included among “Investments carried at equity - subsidiaries” as the holding company is jointly controlled.

(Z)                  The company was purchased in January 2004.

(AA)         The investment controlled by Banka Koper d.d. is not included among “Investments carried at equity - subsidiaries” as the holding company Banka Koper is included in consolidation using the proportional method.

(BB)         The company was included among “Investments carried at equity – other” in respect of the parasocial contracts which allow the SANPAOLO. IMI Group to exercise significant interest. The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(CC)       The Parent Bank now holds an interest in the company, following the merger of Invesp S.p.A. in December 2004.

(DD)       In December 2004 the company was sold to GEST Line S.p.A. by Friulcassa S.p.A.

(EE)         Shareholders’ equity refers to the financial statements as of 30 June 2004.

(FF)         The company holds 51% of Fidis Retail Italia.

(GG)       The investment refers to the IMI Sir dispute illustrated in Section 5 – “Other assets”.

(HH)       The company was sold by the Parent Bank to GEST Line S.p.A. in December 2004.

(II)                 In relation to the equity deficit of the company, acquired as part of the restructuring of that group, it is expected that the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

Of the remaining investments held by the Group, the most significant are listed below by amount invested (book value equal to or higher than 2.5 million euro):

Other significant equity investments

				Consolidated
		Ownership		book values
Name	Registered offices	Held by	% (*)	(€/mil)
AEM Torino S.p.A.	Turin	FIN.OPI	4.93	34
Autostrada BS-VR-VI-PD S.p.A.	Verona	Sanpaolo IMI	5.80	6
Azimut S.p.A.	Viareggio	LDV Holding	9.09	34
		Sanpaolo IMI Private Equity	0.08	—
			9.17	34
Banca delle Marche S.p.A.	Ancona	Sanpaolo IMI	7.00	92
Banca d’Italia	Rome	Sanpaolo IMI	8.33	185
		Cassa di Risparmio Bologna	6.20	—
		Cassa di Risparmio Padova e Rovigo	1.20	—
		Cassa di Risparmio Venezia	0.88	—
		Friulcassa	0.63	—
		Cariforlì	0.20	2
			17.44	187
Banco del Desarrollo S.A.	Chile	Sanpaolo IMI	15.72	23
Banque Espirito Santo et de la Venetie S.A.	France	Sanpaolo IMI	18.00	10	(A)
BIAT S.A.	Tunisia	Sanpaolo IMI Internazionale	5.61	8
Borsa Italiana S.p.A.	Milan	Banca IMI	7.94	21
		Sanpaolo IMI	5.37	52
		Sanpaolo Bank	0.43	—	(B)
			13.74	73
Cassa di Risparmio di Ferrara S.p.A.	Ferrara	Sanpaolo IMI	1.15	6	(C)
Centrale dei Bilanci S.r.l.	Turin	Sanpaolo IMI	12.60	6
Centro Factoring S.p.A.	Florence	Sanpaolo IMI	10.81	3	(A)
		Cariforlì	0.11	—
			10.92	3
Centro Leasing S.p.A.	Florence	Sanpaolo IMI	12.33	15	(A)
		Cariforlì	0.05	—
			12.38	15
Cimos International d.d.	Slovenia	Banka Koper	13.55	7
Compagnia Assicuratrice Unipol S.p.A.	Bologna	Sanpaolo IMI	1.90	55	(A)
Convergenza S.c.a.	Luxembourg	Sanpaolo IMI Private Equity	6.67	11
Dyckerhoff A.G.	Germany	IMI Finance	12.12	45
Engineering Ingegneria Informatica S.p.A.	Rome	Sanpaolo IMI Private Equity	1.60	4
FHB Foldhitel es Jelzalogbank Rt	Hungary	Inter-Europa Bank	1.73	3	(D)
FIAT S.p.A.	Turin	IMI Investimenti	0.93	53
Fin.Ser. S.p.A.	Padua	Cassa di Risparmio Padova e Rovigo	15.00	3
Fincantieri - Cantieri Navali Italiani S.p.A.	Trieste	IMI Investimenti	1.97	7	(E)
Fondo Europeo per gli Investimenti	Luxembourg	Sanpaolo IMI Private Equity	0.50	3
Hera S.p.A.	Bologna	FIN.OPI	1.11	11
Hutchison 3G Italia S.p.A.	Milan	NHS Investments	5.58	27
		3G Mobile Investments	2.23	—	(F)
			7.81	27
Infracom Italia S.p.A.	Verona	IMI Investimenti	7.35	25	(E)

				Consolidated
		Ownership		book values
Name	Registered offices	Held by	% (*)	(€/mil)
Istituto Enciclopedia Italiana S.p.A.	Rome	Sanpaolo IMI	8.00	3
Istituto per il Credito Sportivo	Rome	Sanpaolo IMI	10.81	19
Italenergia Bis S.p.A.	Turin	IMI Investimenti	12.48	431
IXIS Asset Management Group S.A.	France	Sanpaolo IMI	12.00	192	(G)
IXIS Corporate & Investment Bank S.A.	France	Sanpaolo IMI	2.45	86	(G)
Kredyt Bank S.A.	Poland	Sanpaolo IMI Internazionale	2.83	16
Merloni Termosanitari S.p.A.	Ancona	IMI Investimenti	7.42	27	(H)
Santander Central Hispano S.A.	Spain	Sanpaolo IMI	0.84	458
		Sanpaolo IMI International	1.35	769
			2.19	1,227
Simest S.p.A.	Rome	Sanpaolo IMI	4.01	6
Transdev S.A.	France	FIN.OPI	7.00	11
Altre minori				55

	Total other significant equity investments			2,824

Notes to the table “other significant investments”:

(*)          The percentage refers to the total capital.

(A)        The Parent Bank acquired the investment following the merger by incorporation of Invesp S.p.A.

(B)         Sanpaolo Bank S.A. now holds an interest in the company following the merger of IMI Bank (Lux) S.A. in September 2004.

(C)     The Parent Bank acquired the investment following the merger by incorporation of Prospettive 2001 S.p.A.

(D)       The company was purchased in May 2004.

(E)        The company was sold by the Parent Bank to IMI Investimenti S.p.A. in January 2004.

(F)      The book value is included in the valuation in net equity of the holding company.

(G)       The investment was acquired in December 2004 following the Parent Bank’s repositioning of its investments in CDC Ixis.

(H)       IMI Investimenti acquired 6.05% from LDV Holding in September 2004 and 1.37% from Banca Popolare dell’Adriatico in November 2004.

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) in banks
1. quoted	—	—
2. unquoted	—	—
b) in financial institutions
1. quoted	—	—
2. unquoted	8	11
c) other
1. quoted	—	—
2. unquoted	1,074	1,119
Total	1,082	1,130

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) in banks
1. quoted	1,466	1,327
2. unquoted	610	869
b) in financial institutions
1. quoted	—	—
2. unquoted	381	195
c) other
1. quoted	204	200
2. unquoted	760	851
Total	3,421	3,442

The main characteristics of the commitments and options on significant investments are provided below:

•          the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), at a price of 68 million euro for the quota attributable to SANPAOLO IMI. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione (29.77%), involved the booking of 174 million euro to commitments for “put options issued”;

•          the agreement between the Parent Bank and the majority shareholders of Banka Koper D.D., aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder who contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the

30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper ‘one year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved booking 83 million euro to “commitments for put options issued”, such amount being the equivalent of 33.79% of the share capital;

•          in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze S.p.A., a right of pre-emption at “fair price” was granted to SANPAOLO IMI, in the event that Ente CR Firenze transfers CR Firenze shares. The agreement also provided that, in the event that SANPAOLO IMI does not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CR Firenze share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CR Firenze is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is not less than 3 million euro (under this assumption, the amount as of 31 December 2004, is estimated at approximately 296 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering the conditions under which the Parent Bank is obliged to purchase in the event of an unsuccessful sale to third parties at the price fixed by Ente CR Firenze and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements;

•          in the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche S.p.A., which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31 December 2006. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche S.p.A. share from 31 December 2002 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to “commitments for put options issued”.

In the context of the parasocial contracts valid up to 31 December 2006, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the preemptive right is not exercised.

Detail of the above commitments is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5 B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Changes during the year in the equity investment portfolio

Investments in Group companies (table 3.6.1 B.I.)	(€/mil)

A. Opening balance	1,130
B. Increases
B1. purchases	1
B2. writebacks	—
B3. revaluations	—
B4. other changes	214
C. Decreases
C1. sales	226
C2. adjustments	18
of which:
- long-term writedowns	—
C3. other changes	19
D. Closing balance	1,082
E. Total revaluations	69
F. Total adjustments	871

Subcaption B1. “Purchases” refers to the payment to share capital of 1 million euro to cover prior year losses incurred by Obiettivo Sgr S.p.A.

Subcaption B4. “Other changes” includes:

•          increases in subsidiaries valued according to the net equity method (145 million euro), substantially reflecting the income from the net valuation of dividends distributed;

•          the book value of Sanpaolo Bank (Austria) A.G. (14 million euro) valued for the first time at equity and no longer consolidated on a line by line basis;

•          profits of 51 million euro and 3 million euro earned from the disposal of, respectively, CSP Investimenti S.r.l. and Sanpaolo Bank (Austria) A.G.

Subcaption C1. “Sales” reflects the disposal of shares held in Sanpaolo Bank (Austria) A.G. for 17 million euro and CSP Investimenti S.r.l. for 208 million euro.

Subcaption C2. “Adjustments” refers to the writedown of 18 million euro to the investment in 3G Mobile Investments S.A. by IMI Investimenti (see Section 5 of the statement of income – Adjustments to financial fixed assets).

Subcaption C3. “Other changes” includes decreases in subsidiaries valued according to the net equity method (4 million euro) as well as from the merger by incorporation of Obiettivo Sgr S.p.A. in Sanpaolo IMI Alternative Investments S.p.A. (3 million euro).

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A. Opening balance	3,442
B. Increases
B1. purchases	31
B2. writebacks	123
B3. revaluations	—
B4. other changes	402
C. Decreases
C1. sales	165
C2. adjustments	60
of which:
- long-term writedowns	10
C3. other changes	352
D. Closing balance	3,421
E. Total revaluations	245
F. Total adjustments	1,046

Subcaption B1. “Purchases” includes:

• investments made by Banca OPI S.p.A. and by its subsidiary FIN.OPI S.p.A. in AEM Torino S.p.A. (17 million euro), in Rimini Fiera S.p.A. (2 million euro), in Hera S.p.A. (1 million euro) and in Henderson PFI Secondary Fund Ltd (1 million euro);

• the increases in capital subscribed by Ldv Holding Bv in Convergenza S.c.a. (3 million euro), by FIN.OPI S.p.A. in Transdev S.A. (1 million euro) and by Sanpaolo IMI Internazionale S.p.A. in Biat S.A.(1 million euro);

• payment of 2 million euro to the share capital of Synesis Finanziaria S.p.A. by IMI Investimenti S.p.A.

Subcaption B2. “Writebacks” refers mainly to writebacks made by the Parent Bank and by Sanpaolo IMI International S.A. in Santander Central Hispano S.A. for 122 million euro (see Section 5 of the statement of income – “Adjustments to financial fixed assets”).

Subcaption B4. “Other changes” includes:

• profits for 75 million euro realized from the sale of investments, of which 67 million euro from the Parent Bank’s disposal of shares held in Finconsumo Banca S.p.A. (55 million euro), in HDI Assicurazioni S.p.A. (5 million euro), in Mostra d’Oltremare (3 million euro), in CRIF S.p.A. (2 million euro), in Meliorbanca S.p.A. (2 million euro), 4 million euro from the disposal by IMI Investimenti of shares in Serene S.p.A. and 2 million euro from the disposal by Friulcassa S.p.A. and Cariparo S.p.A. of shares held in Acegas-APS S.p.A.;

• the book value of the 4 million euro shareholding in Centradia Group Ltd valued for the first time at net equity and no longer consolidated proportionally;

• the shareholdings in IXIS Asset Management Group S.A. for 192 million euro and in IXIS Corporate & Investment Bank S.A. for 86 million euro, received following the repositioning of the CDC Ixis investment;

• increases in non-subsidiary companies valued according to the net equity method (44 million euro), substantially reflect the valuation adjustments net of dividends distributed.

Subcaption C1. “Sales” refers to:

• the disposal by the Parent Bank of the shareholding in Finconsumo Banca S.p.A. for 80 million euro, in HDI Assicurazioni S.p.A. for 47 million euro, in Mostra d’Oltremare for 3 million euro, in Unipol S.p.A. for 3 million euro, in Meliorbanca for 2 million euro and in Crif S.p.A. for 2 million euro;

• the disposal by IMI Investimenti S.p.A. of its shareholding in Serene S.p.A. for 5 million euro;

• the disposal by FIN.OPI S.p.A. of a portion of its shareholding in Sinloc S.p.A. for 10 million euro and of the shareholding in Immobiliare Colonna ‘92 S.r.l. for 2 million euro;

• the disposal by Friulcassa S.p.A. and Cariparo S.p.A. of shares held in Acegas-APS S.p.A. for 5 million euro.

Subcaption C2. “Adjustments” mainly reflects writedowns made by NHS Investments S.A. and IMI Investimenti S.p.A. in Hutchison 3G Italia S.p.A. for 43 million euro and by IMI Investimenti S.p.A. in FIATS.p.A. for 5 million euro. Details of other adjustments are provided in Section 5 of the statement of income – “Adjustments to financial fixed assets”.

Subcaption C3. “Other changes” includes:

• the decrease equal to the value of the transferred shareholding in CDC Ixis for 277 million euro against the shareholdings in IXIS Asset Management Group S.A. and IXIS Corporate & Investment Bank S.A.;

• the 50 million euro loss from the transfer of the investment in CDC Ixis to the company vehicles IXIS Asset Management Group S.A. and Ixis Corporate & Investment Bank in which the Parent Bank repositioned the shareholding;

• the 16 million euro decrease in value of companies valued using the equity method;

• reimbursements of capital for 8 million euro made by some companies.

Amounts due to and from Group companies and investments (non-Group companies)

Amounts due to and from Group companies, as established in Art. 4 of D. Lgs. 87/92, as well as subsidiaries and affiliated companies (non-Group companies), are analyzed in the following tables:

Amounts due to and from Group companies (Table 3.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks	—	—
of which:
- subordinated	—	—
2. due from financial institutions (*)	18	20
of which:
- subordinated	—	—
3. due from other customers	250	116
of which:
- subordinated	150	65
4. bonds and other debt securities	139	121
of which:
- subordinated	2	2
Total assets	407	257
b) Liabilities
1. due to banks	59	40
2. due to financial institutions	10	7
3. due to other customers	230	326
4. securities issued	1,036	1,049
5. subordinated liabilities	—	2
Total liabilities	1,335	1,424
c) Guarantees and commitments
1. guarantees given	4	5
2. commitments	—	6
Total guarantees and commitments	4	11

(*) Excluding 841 million euro Parent Bank loans due from Sga given the particular characteristics of the respective interest held (see Part B - Section 9 “Other liabilities” of these Notes).

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks (*)	1,371	1,153
of which:
- subordinated	10	10
2. due from financial institutions	1,659	2,548
of which:
- subordinated	1	—
3. due from other customers	797	1,219
of which:
- subordinated	—	—
4. bonds and other debt securities (**)	307	90
of which:
- subordinated	9	12
Total assets	4,134	5,010
b) Liabilities
1. due to banks (***)	1,150	1,939
2. due to financial institutions	367	313
3. due to other customers	213	296
4. securities issued	—	—
5. subordinated liabilities	—	—
Total liabilities	1,730	2,548
c) Guarantees and commitments
1. guarantees given	788	1,085
2. commitments	434	435
Total guarantees and commitments	1,222	1,520

(*)                   Including the compulsory reserve deposited with the Bank of Italy.

(**)            The subsidiary A.I.P. also holds bonds issued by Banque Sanpaolo and Carifirenze for 325 million euro.

(***)     Including the repurchase agreements with the Bank of Italy.

To supplement the previous table, amounts due to and from affiliated companies (in which Group companies hold 20% or more, or 10% or more if quoted) are analyzed below:

Amounts due to and from affiliated companies

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks	817	589
of which:
- subordinated	—	—
2. due from financial institutions	457	446
of which:
- subordinated	—	—
3. due from other customers	49	230
of which:
- subordinated	—	—
4. bonds and other debt securities (*)	18	12
of which:
- subordinated	9	12
Total assets	1,341	1,277
b) Liabilities
1. due to banks	80	70
2. due to financial institutions	12	19
3. due to other customers	5	71
4. securities issued	—	—
5. subordinated liabilities	—	—
Total liabilities	97	160
c) Guarantees and commitments
1. guarantees given	182	286
2. commitments	10	26
Total guarantees and commitments	192	312

(*) The subsidiary A.I.P. also holds bonds issued by Banque Sanpaolo and Carifirenze for 325 million euro.

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible and intangible fixed assets comprise the following:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Tangible fixed assets (caption 120)	1,804	1,972
Intangible fixed assets (caption 110)	289	343
Total	2,093	2,315

Tangible fixed assets (caption 120)

Tangible fixed assets comprise:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Property
- operating	1,458	1,535
- non-operating	96	221
Furniture and installation
- electronic equipment	144	116
- general and specific installations	37	45
- office furniture and equipment	67	53
- vehicles	2	2
Total	1,804	1,972

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Opening balance	1,972
B. Increases
B1. purchases	329
B2. writebacks	—
B3. revaluations	—
B4. other changes	47
C. Decreases
C1. sales	162
C2. adjustments
a) amortization	238
b) long-term writedowns	—
C3. other changes	144
D. Closing balance	1,804
E. Total revaluations	1,345
F. Total adjustments	3,052
a) amortization	3,045
b) long-term writedowns	7

Changes in tangible fixed assets during the year are detailed below:

(€/mil)

	Property	Furniture and installation
Opening balance	1,756	216
Increases
- purchases	89	240
- revaluations	—	—
- other changes	43	4
- incremental costs	17	—
- gains on disposals	22	—
- other	4	4
Decreases
- sales	161	1
- adjustments	82	156
- amortization	82	156
- long-term writedowns	—	—
- other changes	91	53
- losses on disposals	12	1
- leasing concession	73	52
- other	6	—
Closing balance	1,554	250

Sales refer mainly to the disposal of real estate which is not instrumental to the Group (real estate spin-off) carried out in the second half of the year.

Intangible fixed assets (caption 110)

Intangible fixed assets comprise:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Goodwill	6	7
Software in use	191	201
Software not yet in use	41	73
Other deferred charges	51	62
Total	289	343

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes and interventions to develop programs mainly ordered from third parties and not yet completed.

Other “Deferred charges” include, among others:

•     36 million euro for leasehold real estate improvements;

•     1 million euro for start-up and expansion costs.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Opening balance	343
B. Increases
B1. purchases	168
B2. writebacks	—
B3. revaluations	—
B4. other changes	116
C. Decreases
C1. sales	1
C2. adjustments
a) amortization	219
b) long-term writedowns	—
C3. other changes	118
D. Closing balance	289
E. Total revaluations	—
F. Total adjustments	875
a) amortization	875
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

			Software	Other
		Software	not yet	deferred
	Goodwill	in use	in use	charges
Opening balance	7	201	73	62
Increases
- purchases	—	60	90	18
- writebacks	—	—	—	—
- revaluations	—	—	—	—
- transfer of software completed	—	108	—	—
- other changes	—	5	—	3
Decreases
- sales	—	—	—	1
- adjustments:
a) amortization	1	179	10	29
b) long-term writedowns	—	—	—	—
- transfer of software completed	—	—	108	—
- other changes	—	4	4	2
Closing balance	6	191	41	52

Software investments refer mainly to the integration of the former Cardine Bank networks into the SANPAOLO IMI system, to the development of compulsory projects (such as IAS, Basel II), to the implementation of procedures for the services provided to Group Companies, to extending the Windows platform to all terminals in the head office of the Parent Bank, to improving the central data processing system, to developing the functionality of Direct Banking and to developing new software applications for the network.

SECTION 5 - OTHER ASSETS

Asset captions 90, 100, 150 and 160, not commented upon previously in these Notes, comprise the following:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Goodwill arising on consolidation (caption 90)	712	883
Goodwill arising on application of the equity method (caption 100)	57	76
Other assets (caption 150)	23,597	17,986
Accrued income and prepaid expenses (caption 160)	3,819	3,105
Total	28,185	22,050

Goodwill arising on consolidation (caption 90)

This caption expresses the remaining goodwill arising from line by line and proportional consolidation after off-setting against negative goodwill on first time consolidation, amortization and writedowns (see Part B - Section 8).

Analysis of caption 90 “goodwill arising on consolidation”

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Banco di Napoli	546	636
Cassa dei Risparmi di Forlì	82	140
Banka Koper	49	57
Financière Fideuram	—	16
Gruppo Cardine	10	11
Banque Privée Fideuram Wargny	—	3
Sanpaolo IMI Private Equity	5	7
Allfunds Bank	8	—
Inter-Europa Bank	4	5
Eptaconsors	4	4
Banca Popolare dell’Adriatico	4	4
Total	712	883

The reduction in value of the consolidation differences of Cassa dei Risparmi di Forlì and of Banque Privée Fideuram Wargny and Financière Fideuram represent the share of amortization, as well as the adjustments made to goodwill at year-end for 56 million euro, in order to reflect the long-term nature of the writedown to these investments in the consolidated financial statements, as shown in the Parent Bank financial statements of SANPAOLO IMI S.p.A. and of Banca Fideuram (see Part C - Section 5).

Goodwill arising on application of the equity method (caption 100)

This caption expresses the remaining goodwill arising on application of the equity method after off-setting against negative goodwill on first time consolidation and amortization (see Part B - Section 8).

Analysis of caption 100 “goodwill arising on application of the equity method”

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Cassa di Risparmio di Firenze	39	47
Eptaventure	1	1
Sagat	7	10
Carpine	1	—
Noricum (now A.I.P.)	1	2
Aeffe	8	16
Total	57	76

Given the strategic nature of the investments, goodwill arising on companies consolidated line by line and proportionally (caption 90), as well as that from Cassa di Risparmio di Firenze, is amortized over 10 years. The goodwill in Sanpaolo IMI Private Equity, Aeffe, Carpine and Eptaventure, purchased under private equity, as well as the goodwill in Sagat and Noricum, is amortized over five years.

Other assets (caption 150)

Analysis of caption 150 “other assets” (Detail 5.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Items relating to derivative contracts and currency transactions:	12,785	7,368
- valuation of derivatives on interest rates and stockmarket indices	9,886	4,586
- premiums paid on purchased options	1,465	1,296
- other items derivative contracts	897	1,032
- effect of currency hedges, forex swap and cross-currency swap	537	454
Unprocessed transactions (1)	2,497	2,522
Due from tax authorities:	2,763	2,407
- prepaid current year direct taxes	498	480
- tax credits relating to prior years	1,324	959
- taxes paid in advance on termination indemnities - Law 662/96	53	69
- taxes withheld during the year	89	344
- advance payments ex Decree Law 341 of 10 December 2003 (2)	569	290
- other loans	230	265
Deferred tax assets (3)	1,395	1,488
Tax collection accounts	1,253	1,210
Amounts in transit with branches and subsidiaries (1)	925	1,416
Reimbursement of the incentive pursuant to the Ciampi Law suspended	200	200
Loans to Carlyle Group (4)	155	—
Deposit with the Bank of Italy relating to the liquidation of Isveimer (5)	58	58
Deposit with the Bank of Italy relating to the coverage of Sga’s losses (5)	7	—
Other (6)	1,559	1,317
Total	23,597	17,986

(1)  The amounts were mostly settled at the beginning of the new financial year.

(2)  The credit refers to the payment to the State of an amount equal to 1.5% of the sums declared in the F24 tax return for the year 2003 and performed at the closing of the year 2004.

(3)  See Part B - Section 7 - “Provisions”.

(4)  This item refers to the amount owed by the Carlyle Group for the extension granted for the payment of 50% of the price for the trading, in 2004, of 100% of the shares in CSP Investimenti S.r.l., as well as some property. These amounts are accompanied by on demand bank guarantees.

(5)  See Part B - Section 9 - “Other liabilities”.

(6)  ‘Other’ includes the estimated realizable value of 1.3 million euro for the loan arising from the Supreme Court in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence no. 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which sentenced Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio -on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was made (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proper proceedings have begun for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge. Trial commenced in February 2004 and is still being heard.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives carried out so far have not achieved concrete results, the Bank has considered that the estimated realizable value of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, Criminal Section IV of the Court of Milan finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

It should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro without, however, granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is neither final nor binding (in that a plea for burden has been proposed by all the parties and that it is still pending before the relevant Court of Appeal), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 160)

Analysis of caption 160 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Accrued income
- income from derivative contracts	1,635	1,163
- interest from loans to customers	511	536
- interest on securities	276	275
- bank interest	90	100
- other	218	149
Prepaid expenses
- commission on placement of securities and mortgage loans	153	213
- up front and other charges on derivative contracts	355	31
- discounts on bond issues	245	277
- other expenses	336	361
Total	3,819	3,105

The increase in accrued income and prepaid expenses in respect of operations on derivative contracts is attributable to the significance of such operations during the year, an effect of the activities in financial management described in the Report on operations.

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Due from banks	10	10
b) Loans to customers	151	66
c) Bonds and other debt securities	254	165
Total	415	241

Subordinated loans to banks and to customers refer mainly to Group companies. Subordinated bonds and other debt securities refer mainly to issues by leading banking institutions and securities which represent securitization transactions (see Part B – Section 11 of these Notes).

SECTION 6 - PAYABLES

Detail of the total balance for the Group is provided below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Due to banks (caption 10)	28,198	28,534
Due to customers (caption 20)	88,488	79,993
Securities issued (caption 30)	46,564	51,553
Public funds administered (caption 40)	150	175
Total	163,400	160,255

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Due to central banks
- repurchase agreements and securities loaned	551	1,704
- other deposits from the Italian Exchange Office	193	355
- other deposits from central banks	2,334	1,918
Due to other banks
- deposits	7,141	9,762
- repurchase agreements and securities loaned	7,960	5,998
- medium and long-term loans from international bodies	7,528	6,360
- current accounts	847	721
- other	1,644	1,716
Total	28,198	28,534

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Repurchase agreements	8,154	7,582
b) Securities loaned	357	120

Loans from international bodies include loans used by the Group to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Due to customers
- current accounts	58,933	53,968
- repurchase agreements and securities loaned	11,696	10,073
- deposits	14,247	14,405
- short-term payables relating to special management services carried out for the Government	37	230
- other (*)	3,575	1,317
Securities issued
- bonds	39,628	39,979
- certificates of deposit	2,930	7,149
- banker’s drafts	645	641
- other securities	3,361	3,784
Total	135,052	131,546

(*)          Essentially comprises short positions on securities taken as part of stockbroking activities.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Repurchase agreements	11,388	9,946
b) Securities loaned	308	127

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public authorities. These funds are analyzed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Funds provided by the State	43	52
Funds provided by regional public authorities	107	123
Total	150	175
of which: funds with risk borne by the Government under Law 19 of 6/2/87	9	10

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these Notes.

SECTION 7 - PROVISIONS

The Group provisions are analyzed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	886	946
Provisions for risks and charges (caption 80)
- pensions and similar commitments (caption 80.a)	198	304
- provisions for taxation (caption 80.b)	989	732
- other provisions (caption 80.c)	1,859	1,946
Reserve for probable loan losses (caption 90)	81	91
Total	4,013	4,019

Provisions for employee termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year

(€/mil)

Opening balance	946
Increases
- provisions	87
- employment contract acquisition	11
- other changes	—
Decreases
- advances allowed under Law 297/82	11
- indemnities to employees leaving the Group	126
- termination of labor contracts	11
- other changes	10
Closing balance	886

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in “reserve for pensions and similar commitments” during the year

(€/mil)

Opening balance	304
Increases
- provisions	15
- other	11
Decreases
- utilizations	20
- other	112
Closing balance	198

As of 31 December 2004 the provision is made up of 192 million euro (298 million euro as of 31 December 2003) from some Group bank networks (Banca Popolare dell’Adriatico, Cassa di Risparmio di Venezia and Friulcassa) and of 6 million euro from the Cassa dei Risparmi di Forlì (6 million euro as of 31 December 2003).

The fall in the provision refers mainly to the outsourcing during the year of the pre-existing provision by Cassa di Risparmio in Bologna for which 112 million euro has been recorded to other decreases.

Accruals to the reserve in question were made on the basis of independent actuary appraisals.

Provisions for taxation (caption 80.b)

Changes in “reserve for taxation” during the year	(€/mil)

	Current income	Deferred tax
	taxes payable	liabilities	Total
Opening balance	630	102	732
Increases
- provisions for current year direct taxes	522	62	584
- other changes	3	33	36
Decreases
- utilizations	279	37	316
- other changes	27	20	47
Closing balance	849	140	989

The provisions for taxation are composed of 849 million euro to cover current income taxes and existing or potential fiscal disputes, including local taxes payable by foreign branches and subsidiaries, as well as 140 million euro to cover deferred taxes.

During the year, SANPAOLO IMI and many of its subsidiaries have adhered to an initiative in terms of “tax reform and benefits” in compliance with the 2004 Budget Law (“Legge Finanziaria”), by sustaining a total charge of 10 million euro, of which 7 million euro with the use of pre-existing reserves (for further details refer to Part C – Section 6 - Other statement of income captions).

Deferred tax assets and liabilities recorded in the consolidated financial statements refer to temporary differences between the accounting and fiscal value of assets and liabilities accrued in 2004 and in prior years, for which it is deemed likely that a tax liability will be incurred in the future (in the case of deferred tax liabilities) or which will most likely be recovered (in the case of deferred tax assets). Deferred taxation has been calculated by each Group company and also on consolidation in respect of the tax effect of specific consolidation entries. The tax effect relating to provisional differences of each Group subsidiary has been calculated applying different tax rates according to the respective country of residence.

Analysis of deferred tax liabilities

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Deferred tax liabilities charged to the statement of income:	129	88
- on profits from Group companies	6	7
- other	123	81
Deferred tax liabilities charged to shareholders’ equity:	11	14
- on Parent Bank’s reserves:	11	13
Other reserves - Reserve ex Law 169/83	4	4
Other reserves - Reserve ex Decree 213/98	7	9
- on other subsidiary reserves	—	1
Total	140	102

Deferred taxation recorded to the statement of income refers mainly to accruals made by Banca OPI in respect of the difference between the adjustment to value of loans recognized by tax laws compared to that recorded in the financial statements.

Changes in deferred tax liabilities charged to the statement of income

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	121
2. Increases
2.1 Deferred tax liabilities arising during the year	62
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	36
3.2 Other decreases	11
4. Final amount (*)	136

(*)               Where applicable, this refers to the total deferred taxation before compensation with the assets for advance taxation.

Compensation between deferred tax liabilities and deferred tax assets

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Deferred tax liabilities before compensation	136	121
Compensation with deferred tax assets	7	33
Net deferred tax liabilities (*)	129	88

(*)               This refers to the total of caption 80.b of the Balance Sheet “Taxation”.

Changes in deferred tax liabilities charged to shareholders’ equity

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	14
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	1
3.2 Other decreases	2
4. Final amount	11

Analysis of deferred tax assets

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Deferred tax assets credited in the statement of income for:	1,195	1,262
- net adjustments to loans	319	349
- provisions for future charges	590	616
- adjustments to securities and equity investments	103	121
- other	183	176
Deferred tax assets credited in shareholders’ equity for:	200	226
- deferred tax assets generated by the merger with Banco di Napoli	200	226
Total	1,395	1,488

Changes in deferred tax assets credited in the statement of income

Changes in deferred tax assets (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	1,295
2. Increases
2.1 Deferred tax assets arising during the year	248
2.2 Other increases	—
3. Decreases
3.1 Deferred tax assets reversing during the year	323
3.2 Other decreases	18
4. Final amount (*)	1,202

(*)               Where applicable, this refers to the total deferred tax assets before compensation with the deferred tax liabilities.

Compensation between deferred tax assets and deferred tax liabilities

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Deferred tax assets before compensation	1,202	1,295
Compensation with deferred tax liabilities	7	33
Net deferred tax assets (*)	1,195	1,262

(*)               This refers to the total of caption 150. of the Balance Sheet “Other assets”.

Changes in deferred tax assets credited in net shareholders’ equity

During 2002 tax benefits for 250 million euro were booked in respect of funds concerning the deferred tax asset generated by the merger of Banco di Napoli into SANPAOLO IMI, in relation to the quota of goodwill on Banco di Napoli, credited in 2000 to offset pre-existing negative goodwill at first consolidation. This amount decreased to 226 million euro in 2003 and was further reduced by 26 million euro in 2004, following the booking in the consolidated statements of income of the tax effects generated by the amortization of the merger differences following the aforementioned incorporation.

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Ciampi Law)

D.Lgs. 153 dated 17 May 1999 - known as “Ciampi Law” - introduced tax instruments in respect of restructuring operations on banks and also set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Ciampi Law” were incompatible with Community principles.

Together with the Italian Government which, in February 2002, filed an appeal against the European Court of Justice, ABI (Italian Bankers’ Association) and the banks concerned, including SANPAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the contemporary pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled.

Following the aforementioned decision by the European Commission, D.Lgs. 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Ciampi Law with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through D.Lgs. 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (the relief granted through Ciampi Law) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks - that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 - had prudently accrued the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Group paid 200 million euro, corresponding to the lower tax liabilities already paid in by the Parent Bank and the merged banks and including interest at an annual rate of 5.5%, which was substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European Community.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

In the first half of 2004, following the expiry of the three year period subject to taxation as provided by a specific law, 854 million euro of the Parent Bank’s net equity was reclassified from the reserve accrued according to the Ciampi Law to an extraordinary reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (Table 7.3 B.I.)	(€/mil)

	Guarantees and	Other risks	Other personnel
	commitments	and charges	charges		Total
Opening balance	131	927	888		1,946
Increases
- provisions	29	213	57		299
- reclassifications	—	—	—		—
- other	—	14	50	(*)	64
Decreases
- revaluation of guarantees	15	—	—		15
- coverage of charges deriving from legal disputes and other	—	95	—		95
- used to cover long-service bonuses and for surplus	—	—	310		310
- reclassifications	—	—	—		—
- other	—	28	2		30
Closing balance	145	1,031	683		1,859

Other increases mainly include 28 million euro offset against personnel costs (of which 24 million euro accruals for the renewal of the CCNL employment contract which expired at the end of 2003 and 4 million euro for bonuses and incentives in favor of employees) and 14 million euro offset against “extraordinary expenses” referring to staff leaving incentives for Parent Bank employees.

Provisions for “guarantees and commitments” of 145 million euro cover expected losses in respect of guarantees and more generally, the contingencies associated with guarantees and commitments, including exposures to derivate contracts on loans for which the Group has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 1,031 million euro, include:

•          the Parent Bank for 554 million euro, of which:

•          356 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•  165 million euro to cover potential charges, among which guarantees given as part of company transactions and those relating to risks connected to dealing activities in securities;

•  33 million euro accrued against potential charges deriving from the renegotiation of mortgage loans to a specific reserve calculated on the basis of current laws;

•          Sanpaolo Banco di Napoli for 147 million euro, of which:

•  90 million euro provided against estimated losses on legal disputes, including claims by receivers of bankrupt customers;

•  34 million euro accrued against potential charges deriving from the possible renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•  11 million euro for outstanding contributions connected to special loans;

•  12 million euro for other categories;

•          62 million euro for other Group bank networks, of which 4 million euro against potential costs deriving from the renegotiation of mortgage loans;

•          the tax collection services of the Group for 20 million euro to cover specific risks in the sector and restructuring charges;

•          other subsidiaries for 248 million euro, mainly relating to risks, also of a commercial or operational nature, connected to the distribution of, and dealing in, financial products.

Provisions for “other personnel costs”, of 683 million euro, include:

•     the Parent Bank for 547 million euro, of which:

•          307 million euro for staff leaving incentives completed in previous years. With reference to initiatives defined during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the business branch represented by the Southern Territorial Direction. The provisions of the transfer require that the Parent Bank reimburse the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•          125 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•          53 million euro of other provisions in respect of charges for social contributions and the supplementary pension fund;

•          38 million euro accrued against potential liabilities deriving mainly from the renewal of the work contract and employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•          24 million euro to cover payment of long service bonuses to employees;

•              other subsidiaries for 136 million euro, of which 97 million euro refer to those Group bank networks operating in Central Northern Italy and 16 million euro to Sanpaolo Banco di Napoli.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with a Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied, 12.61%, for the purposes of renegotiating such loans.

The Group banks commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply.

In the same context, mortgages assisted by Regional subsidies were also renegotiated in those cases where the bodies have adopted the provisions established by the framework of the legislation, whilst other loans obtained through Regional applications are still being investigated, also by ABI (Italian Bankers’ Association).

Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws. Loans already extinguished or amortized are being renegotiated and it is expected that these activities will be concluded before the end of this year in respect of both the bodies and the borrowers.

The Group banks have decided to continue, in accordance with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

For completeness it is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Entity. Nevertheless, because of its characteristics and in the light of case law precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included up to now in the enforcement of the applicable legislative measures, equal to 68 million euro (of which 30 million euro for the Parent Bank), has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has not yet been issued.

Law 268 of 24 September 2003 was later enacted, providing that for the purpose of applying Art. 128 of Law 388/2000, even different banks may grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to the presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of decree law 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, the SANPAOLO IMI Group adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans for which, thanks to the presentation of self-certification by the borrowers, the eligibility requirements to such reduction were ascertained (the original capital of the loan not being more than 150 million Italian Lire, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro (wholly referring to the Parent Bank) to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, D.Lgs. 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme Court has repeatedly confirmed the invalidity of the capitalization clause, many judges of merit have disregarded the sentence and continue to consider it legitimate.

With the sentence issued on 4 November 2004 by the United Sections, the Supreme Court again authoritatively excluded that the use in question can be considered regulatory.

Nevertheless, on the basis of a number of profiles different to those already examined by them, the sentence issued by the United Sections does not eliminate the possibility of upholding the legitimacy of the method of calculating half-yearly interest payable, by way of arguments recognized as being well founded by pertinent jurisprudence.

As a whole, the number of cases pending has remained at an insignificant level in absolute terms, but they are subject to careful and continuous monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges of 142 million euro (of which 122 million euro refer to the Parent Bank), destined, in its entirety, to hedge all disputes of an undetermined amount and of an uncertain outcome.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company for tax collection activities, created from the merger by incorporation of the tax collection companies Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect of claims of irregularities and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca and later merged by incorporation into SANPAOLO IMI S.p.A., there are a series of administrative and accounting procedures pending filed by local Tax offices and by the General Accounting Office for presumed fiscal damages, all originating from the non-collection of income taxes. More specifically, the aforementioned proceedings are connected to presumed irregularities committed by some tax collection officials reporting activities during inspections on delinquent tax payers premises. These proceedings are still pending on various levels of judgment and are constantly defended by the legal professionals engaged by the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of the former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 – 2001, all contested according to hierarchy.

Through Law no. 311/2004 (Art. 1, subsection 426) the legislator has provided tax collection licensees with the faculty of an amnesty to amend irregularities in connection with activities performed by collectors up to 20 November 2004, through payment of the sum of 3 euro for each inhabitant residing in the territorial areas to which they were assigned. Compliance with this faculty appears appropriate to include the type of dispute affecting the Licensee, also in the opinion of external consultants. GEST Line is evaluating the possibility of complying with the amnesty, the cost of which, considering the population of the territory assigned, is around 24 million euro.

The total risks connected to the Gerico S.p.A. and Esaban S.p.A. disputes are covered by unlimited guarantees already received by the aforementioned companies from the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and the former Banco di Napoli). The above-mentioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005. In light of the events involving the merger of Cardine Banca and Banco di Napoli, SANPAOLO IMI took over the commitments deriving from the aforementioned guarantees, the risks of which are, as a whole, covered by appropriate accruals.

The risk connected to the dispute over the tax collection activities of the concession in Venice is not included in the aforementioned guarantees but solely affects the capital of GEST Line. Following the proceedings for fiscal damages as a result of presumed irregularities by some tax officials, the local section of the General Accounting Office passed sentence against the licensee for a sum of around 11 million euro. The relevant sentences have all been contested with their enforcement suspended; as a consequence an appropriate accrual has been made.

The Cirio group insolvency in respect of the sale of bonds

In November 2002, the Cirio group, one of the largest Italian groups operating in the agroindustrial sector, was declared insolvent in respect of the repayment of a loan issued on the Euromarket. As a result this event led to a cross default on all the existing issues. The bonds issued by the Cirio group had a nominal value totaling around 1.25 billion. The SANPAOLO IMI Group, like all the principal Italian banking groups, had loan transactions with the Cirio group.

Consob proceedings in relation to operations carried out on Cirio bonds

Following the investigations carried out in April-October 2003, in relation to SANPAOLO IMI’s dealings in Cirio bonds during the 2000-2002 three year period, in a letter dated 4 May 2004, Consob raised a series of claims of presumed violation of sector regulations by SANPAOLO IMI when dealing in the aforementioned bonds.

These claims were notified to the Parent Bank and to the members of the Board of Directors and of the Board of Statutory Auditors in office at the time of the dealings, as well as to some company directors who, at various levels, were considered responsible for the presumed irregularities.

Both the Bank and the other accused parties have moved to formulate their statements for their defense. The administrative procedures were concluded through a decree issued by the Ministry of Economy and Finance on 28 February 2005 which, accepting the proposal made by Consob, imposed fines on each of the accused and the Bank alone was ordered to pay the relevant amounts, being jointly liable according to Art. 195, subsection 9 of D.Lgs. 58/1998.

The Bank and each of the accused will oppose the aforementioned sentence before the competent Court of Appeal of Turin.

Criminal investigations related to Cirio

In parallel to the above, the Criminal Courts are investigating a number of credit institutes, including SANPAOLO IMI, concerning dealing activities with savers in relation to bonds issued by Cirio group companies and the management of financial activities with the aforementioned group. The investigations are still in the preliminary stage and also concern company representatives, including two Directors no longer in office.

Confident of the absolute regularity, in general terms, of the company’s activities in relation to the investigations being carried out by the Criminal Courts and, in particular, of the total lack of involvement of the aforementioned company representatives, the Bank is cooperating fully with the authorities in the investigations.

Management of complaints

With respect to complaints by customers holding Parmalat and Cirio bonds, Group policy provides that Group companies pay particular attention, by way of a proper course of investigation, to the adequacy of the financial instruments sold in relation to the position of each investor.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from complaints about the dealing activities by the Group’s banks in respect of bonds in default, the SANPAOLO IMI Group has proceeded to adjust the amount accrued to the provision for risks and charges over previous years, bringing the balance of this provision to 29 million euro as of 31 December 2004.

Dispute relating to the proceedings sanctioned by Consob against Sanpaolo IMI Asset Management S.G.R. S.p.A.

The financial administrative sanctions issued by the Ministry for the Economy following the proposal by Consob after inspection assessments at Sanpaolo IMI Asset Management have, in accordance with Art. 195 TUF (Consolidated Financial Law), been contested by SGR and its sanctioned representatives before the Milan Court of Appeal which, on 26 November 2003, declared the sanctions illegal. An appeal against this decision has been filed before the Supreme Court by the Ministry and by Consob. SGR immediately filed a counter-appeal, requesting the dismissal of the appeal filed by the Authorities. Judgment is still pending.

Proceedings against Sanpaolo IMI Wealth Management and Fideuram Vita initiated by the Antitrust Authority

In January 2004 the Antitrust Authority notified Sanpaolo IMI Wealth Management, as holder and outsourcer of Sanpaolo Vita, and Fideuram Vita that they were subject to investigations in respect of the purchase of a database from a company specialized in analyzing the insurance market. This database contained information concerning contractual conditions, prices and methods of distribution of products in the life insurance and pensions sector. Having concluded the investigation, which was originally performed on a number of insurance companies before being carried out on the aforementioned Group companies, the Antitrust Authority issued a “Communication of the Investigation Results”, in which it assumes the existence of a restrictive agreement. Following the receipt of this “Communication”, all of the parties involved prepared their counter claims; the procedure was concluded on 30 September 2004 whereby the Antitrust Authority, whilst not imposing fines, found the companies involved in violation of Art. 2, subsection 2 of Law 287/90, ascertaining the existence of a horizontal agreement between the said companies consisting of the exchange of sensitive commercial information between competitive businesses.

An appeal against the aforementioned verdict has been lodged before the Lazio Regional Administration Court.

Proceedings initiated by the Legal Authorities against a certain number of financial planners of Banca Fideuram and employees of subsidiary Fideuram Bank Suisse

In March 2004 the Legal Authorities (Public Prosecutor’s Office of the Court of Florence) commenced investigations into, among others, a certain number of financial planners of the Banca Fideuram group and employees of the subsidiary Fideuram Bank Suisse. Overall, the claims concern participation in the crime of abusiveness (consisting in the offer of investment services or financial products by a subject unauthorized in Italy), with the exception of one financial planner who is also charged with money laundering. The bank has set up a special work team for the prompt and in-depth verification of the facts and has ensured maximum cooperation with the investigating Authorities.

Reserve for probable loan losses (caption 90)

Changes during the year in “reserve for probable loan losses” (Table 7.2 B.I.)	(€/mil)

A. Opening balance	91
B. Increases
B1. provisions	17
B2. other changes	—
C. Decreases	27
C1. utilization	27
C2. other changes	—
D. Closing balance	81

This caption reflects provisions made by certain subsidiaries to cover credit risks, including risks arising from derivative transactions; these risks are only potential, therefore the reserve is not set off against asset balances.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

This section comments on the following balance sheet captions:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Shareholders’ equity
- capital (caption 150)	5,218	5,144
- additional paid-in capital (caption 160)	725	708
- reserves (caption 170)
a) legal reserve	1,044	1,029
b) reserve for own shares	51	34
c) other reserves	2,868	2,819
- revaluation reserves (caption 180)	69	72
- reserve for general banking risks (caption 100)	6	4
- negative goodwill arising on consolidation (caption 120)	—	—
- negative goodwill arising on application of the equity method (caption 130)	430	213
Total Group capital and reserves	10,411	10,023
- net income (caption 200)	1,393	972
Group interest in shareholders’ equity	11,804	10,995
Own shares (asset caption 140)	54	34
Minority interest (caption 140)	176	271
Subordinated liabilities (caption 110)	6,955	6,414

Group shareholders’ equity

Capital and equity reserves (liability captions 150, 160, 170 and 180)

The capital, additional paid-in capital and the legal reserve coincide with the corresponding captions of the shareholders’ equity of the Parent Bank.

As of 31 December 2004, the Parent Bank’s share capital amounts to 5,217,679,140.80 euro, increased during the year by 73,614,340.8 euro for the exchange with the shareholders of Banca Fideuram as part of the spin off to SANPAOLO IMI of the stake held by Banca Fideuram in Fideuram Vita. The share capital is composed of 1,475,122,818 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

Additional paid-in capital increased by 17 million euro following the allocation of the surplus arising from the spin-off of Banca Fideuram as a result of the reduced profit reserves of the spun-off company.

With reference to the allocation of the surplus from the spin-off of Banca Fideuram, 15 million euro, attributable to the reduced capital reserve of the spun-off company, was booked to the “legal reserve” in order to bring it to 20% of the new “share capital” of the Parent Bank, following the above-mentioned increase in share capital.

The “reserve for own shares” has been set up by the Parent Bank and by some subsidiaries to cover the SANPAOLO IMI shares in portfolio. The difference between this reserve and the SANPAOLO IMI shares in portfolio can be attributed to the minority interest in SANPAOLO IMI shares held by Banca Fideuram.

“Other reserves” includes the Parent Bank’s remaining reserves and changes at Group level in the equity of the companies included in the consolidation.

The “revaluation reserves” are lodged with certain Group companies following the revaluation of investments made in application of special laws.

Reserve for general banking risks (liability caption 100)

The “Reserve for general banking risks” exclusively refers to accruals made by certain subsidiaries.

Negative goodwill arising on application of the equity method and on consolidation (liability captions 120 and 130)

Liability captions 120 and 130 represent the negative differences arising on line by line consolidation and on application of the equity method after off-setting them against positive differences on first time consolidation.

Details of the aforementioned off-setting operations between negative and positive differences on first time consolidation are shown in the table below.

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Negative goodwill arising on first-time consolidation:
- line by line
- former IMI Group	952	952
- former Cardine Group	241	241
- using the equity method
- former IMI Group	75	75
- former Cardine Group	58	58
Total	1,326	1,326
Goodwill arising on first-time consolidation:
- line by line
- former Banco di Napoli Group	-854	-854
- former Cardine Group	-296	-296
- using the equity method
- Cassa di Risparmio di Firenze	-173	-173
- former Cardine Group	-3	-3
Total	-1,326	-1,326

The balance of caption 130 “Negative goodwill arising on application of the equity method”, for 430 million euro, represents the Group’s interest in the increase in shareholders’ equity of investments valued using the equity method and recorded after first time consolidation. The amount refers mainly to companies operating in the insurance sector.

Commentary on asset captions 90 “Goodwill arising on consolidation” and 100 “Goodwill arising on application of the equity method” is provided in Part B – Section 5, “Other assets”.

Own shares (asset caption 140)

As of 31 December 2004, the Parent Bank, Banca IMI and Banca Fideuram held 5,137,361 SANPAOLO IMI shares in their portfolio (equal to 0.28% of the share capital). These are recorded at market value among the assets in the Balance sheet for 54.4 million euro.

Further explanation of own shares is provided in the “Report on Operations - Capital and reserves”. Detail of the movements in 2004 for each Group company is provided below:

	Opening balance		Increases		Decreases		Closing balance
		book						book
	number	value (**)	number	equivalent	number	equivalent	number	value (**)
		(€/mil)		(€/mil)		(€/mil)		(€/mil)
SANPAOLO IMI	3,220,919	33.5	795,000	7.1	—	—	4,015,919	42.5
Invesp	—	—	6,793,642	8.4	6,793,642	69.4	—	—
Banca Fideuram	—	—	1,120,276	12.7	—	—	1,120,276	11.9
Banca IMI (*)	n.s.	n.s.	4,707,753	44.7	4,311,012	42.7	1,166	n.s.
Other	—	—	648	—	648	—	—	—
Total	3,220,919	33.5	13,417,319	72.9	11,105,302	112.1	5,137,361	54.4

(*)                       As of 31 December 2004, Banca IMI booked to liabilities a “short position” relating to 395,575 SANPAOLO IMI shares which refer to the normal dealing and financial activities balanced by transactions in derivatives.

(**)                Expressed at market values.

Minority interests (liability caption 140)

As of 31 December 2004, the portion of “minority interests” amounting to 176 million euro is essentially related to the share attributable to minority shareholders in Banca Fideuram.

A statement of changes in the consolidated net shareholders’ equity for the period is attached to these Notes, together with a reconciliation of the Parent Bank’s net shareholders’ equity and the corresponding consolidated amounts.

Regulatory capital

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below. The final results will be submitted to the Bank of Italy following approval of these financial statements:

Category / Value	31/12/04	31/12/03
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,860	10,038
A.2 Tier 2 capital	5,356	4,470
A.3 Items to be deducted	-840	-837
A.4 Regulatory capital	15,376	13,671
B. Minimum regulatory requirements
B.1 Credit risk	9,568	9,999
B.2 Market risk	1,045	877
of which:
- risks on dealing portfolio	1,039	866
- exchange risks	6	10
- concentration risks	—	1
B.2.1 Tier 3 subordinated loans	594	598
B.3 Other minimum requirements	63	45
B.4 Total minimum requirements	10,676	10,921
C. Risk assets and capital adequacy-ratios
C.1 Risk-weighted assets (*)	133,450	136,513
C.2 Tier 1 capital / Risk weighted assets	8.1%	7.4%
C.3 Regulatory capital / Risk weighted assets (**)	12.0%	10.5%

(*)                               Total minimum requirements multiplied by the minimum compulsory ratio for lending risks (12.5).

(**)                        On the basis of Bank of Italy letter no. 10155 dated 3 August 2001, in order to compute the Total Risk ratio, Tier 3 subordinated loans are considered a component of total capital.

Subordinated liabilities (liability caption 110)

		Amount
		in the
		financial					Starting date
		statements	Amount				of early
	Original	as of	in original			Maturity	redemption
	currency	31/12/04	currency	Interest rate	Issue date	date	of the loan
		(€/mil)	(millions)
Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a. subsequently: 1 year Euribor + 3.5% p. a.	10/11/2000	not redeemable	10/11/2010
Total innovative capital
instruments (Tier 1)		1,000
Notes	USD	69	94	6 months LIBOR -0.25% p.a. (a)	30/11/1993	30/11/2005	(*)
Debenture loan	EUR	136	150	5.75%	15/09/1999	15/09/2009	(*)
Debenture loan	EUR	200	200	6 months Euribor +0.50% p.a.	1/10/1999	1/10/2009	(*)
Notes	EUR	500	500	6.375% p.a.	6/04/2000	6/04/2010	(*)
Notes	EUR	347	350	up to 6/4/2005 excluded: 3 months Euribor +0.50% p.a. subsequently: 3 months Euribor +1.25% p.a.	6/04/2000	6/04/2010	6/04/2005
Notes	EUR	1,000	1,000	up to 27/9/2005 excluded: 3 months Euribor +0.65% p.a. subsequently: 3 months Euribor +1.25% p.a.	27/09/2000	27/09/2010	27/09/2005
Debenture loan	EUR	6	20	1.00% p.a.	27/04/2001	27/04/2006	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008	(*)
Debenture loan	EUR	1	1	ECB interest rate on repurchase agreement refinancing transactions	20/09/2001	20/09/2006	(*)
Debenture loan	EUR	199	200	5.16% p.a.	2/10/2001	2/10/2008	(*)
Notes	EUR	499	500	up to 28/6/2007 included: 3 months Euribor +0.49% p.a. subsequently: 3 months Euribor +1.09% p.a.	28/06/2002	28/06/2012	28/06/2007
Debenture loan	EUR	48	54	up to 15/7/2007: 4.90% p.a. subsequently: 6 months Euribor +0.76% p.a.	15/07/2002	15/07/2012	15/07/2007
Debenture loan	EUR	133	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 months Euribor +0.85% p.a.	4/12/2002	4/12/2012	4/12/2007
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	346	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 months Euribor +1.05% p.a.	9/06/2003	9/06/2015	9/06/2010
Notes	EUR	150	158	up to 1/7/2008 excluded: 6 months Euribor +0.48% p.a. subsequently: 6 months Euribor +1.08% p.a.	1/07/2003	1/07/2013	1/07/2008
Notes	EUR	62	75	up to 29/9/2008 excluded: 6 months Euribor +0.46% p.a. subsequently: 6 months Euribor +1.06% p.a.	29/09/2003	29/09/2013	29/09/2008
Notes	GBP	234	165	up to 18/3/2019 excluded: 5.625% p.a. subsequently: 3 months Sterling Libor +1.125% p.a.	18/03/2004	18/03/2024	18/03/2019
Notes	EUR	700	700	up to 28/6/2011 excluded: 3 months Euribor +0.30% p.a. subsequently: 3 months Euribor +0.90% p.a.	28/06/2004	28/06/2016	28/06/2011
Notes	EUR	132	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 months Euribor +0.60% p.a.	3/08/2004	3/08/2014	3/08/2009
Total subordinated
liabilities (Tier 2)		5,361
Debenture loan	EUR	345	350	2.98% p.a.	15/05/2003	15/11/2005	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44% p.a. subsequently: 1.50% p.a.	26/06/2003	15/11/2007	(*)
Debenture loan	EUR	199	200	2.42% p.a.	30/06/2003	30/12/2005	(*)
Total Tier 3
subordinated liabilities		594

Total		6,955

(*)       Early redemption of the loan is not provided for.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During the year, the Parent Bank issued new Tier 2 subordinated loans for 1,066 million euro.

The Tier 2 subordinated liabilities not included in the calculation of regulatory capital as of 31 December 2004 are equal to 152 million euro.

Preferred Securities, which are attributable to Tier 1 capital, satisfy the following requirements:

•          the securities are not redeemable, the issuer’s redemption right, if any, cannot be exercised during the first 10 years after issue; redemption has to be authorized in advance by the Bank of Italy;

•          the contract provides for the possibility of suspending remuneration of the securities, even partially, if the Parent Bank, which directly controls the issuer, has not distributed dividends on its own shares during the previous year;

•          dividends cannot be accumulated in subsequent years;

•          in the event of the liquidation of SANPAOLO IMI, the holders of securities can only be reimbursed after all other subordinated and non-subordinated creditors have been paid.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability. In particular, such contracts provide that:

•          where permitted, early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•          the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•          in the event that the issuer is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•          the original duration is not less than 2 years;

•          the payment of interest and capital is suspended should the capital requirements of SANPAOLO IMI fall below 7% on an individual basis or 8% on a consolidated basis;

•          in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these Notes.

SECTION 9 - OTHER LIABILITIES

Liability captions 50 and 60 comprise the following:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Other liabilities (caption 50)	22,162	18,445
Accrued expenses and deferred income (caption 60)	2,647	2,181
Total	24,809	20,626

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Table 9.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Items relating to derivative contracts and currency transactions:	13,389	7,939
- Valuation of derivatives on interest rates and stockmarket indexes	10,438	5,148
- Valuations of foreign currency derivative contracts	1,204	1,314
- Premiums collected on options sold	875	682
- Other items derivative contracts	872	795
Amounts available for third parties	2,181	2,824
Unprocessed transactions (*)	1,923	2,581
Amounts in transit with branches and subsidiaries	736	1,293
Non-liquid balances from portfolio transactions	607	684
Tax payments accounts	599	560
Amounts due to employees	487	376
Due to tax authorities	229	259
Deposits guaranteeing agricultural and construction loans	145	40
Items relating to securities transactions	130	1
Amounts payable due to settlement value date	72	129
Other	1,664	1,759
Total	22,162	18,445

(*)          The amounts were mostly settled at the beginning of the new financial year.

Liabilities in respect of Banco di Napoli loans to be restored ex Law 588/96

Other liabilities includes two deposits of 58 million euro and 7 million euro (the same as of 31 December 2003), which represent the residual capital and interest for the recovery made by the Bank of Italy in relation to the outlay in the past by the former Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di attività S.p.A. (Sga). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, in accordance with Law no. 588/96 (containing urgent provisions for the restoration, reorganization and privatization of the former Banco di Napoli). Furthermore, the same law establishes to hold harmless the former Banco di Napoli from the economic and financial consequences of the measures taken or to be taken, using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into

SANPAOLO IMI S.p.A., the latter has taken over from the Banco in the recovery mechanism.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la gestione di attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law no. 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

The recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-earning deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans as an onerous title and without recourse. Whilst owning the entire shareholding - it was transferred to the Treasury by way of a pledge with voting rights - the Parent Bank does not exercise control over the company.

The loss of time value incurred by Sga up to 31 December 2002, has been covered by the former Banco di Napoli and by SANPAOLO IMI and recovered on the basis of the provisions of Law no. 588/96, using the methods recommended by the aforementioned Treasury Ministry decree of 1974. The recovery process has revealed a balance in favor of Central Bank equal to 7 million euro, which on 30 January 2004 was lodged in a non interest-earning deposit with the same Central Bank. Also in this case the deposit is shown under “other assets” offset by “other liabilities”. No further interventions were necessary after the 2002 year-end.

At the time of the transfer of doubtful loans to Sga, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs.

On 1 July 2003 these transactions, falling within the business branch represented by the Southern Territorial Direction of SANPAOLO IMI S.p.A., were transferred to Sanpaolo Banco di Napoli S.p.A. SANPAOLO IMI S.p.A. has undertaken to hold harmless the receiving company from the losses and/or liabilities which may arise in respect of loans to Società per la gestione di attività S.p.A. (Sga) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the basis of the provisions of Law 588/96.

As of 31 December 2004, the loans to Sanpaolo Banco di Napoli S.p.A. in respect of Sga totaled 841 million euro, of which 814 million euro was granted for the measures provided by law 588/96 and 27 million euro disbursed for the regular management of the company.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Table 9.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Accrued expenses
- interest on securities issued	545	585
- charges on derivative contracts	1,373	887
- interest on amounts due to banks	105	84
- payroll and other operating costs	5	11
- interest on amounts due to customers	82	64
- other expenses	142	77
Deferred income
- up front and other income from derivative contracts	80	127
- interest on discounted notes	29	40
- other	286	306
Total	2,647	2,181

SECTION 10 - GUARANTEES AND COMMITMENTS

Captions 10 and 20 of the balance sheet, related to guarantees issued and commitments undertaken by the Group, which involve the acceptance of credit risks, comprise the following:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Guarantees (caption 10)	17,299	19,912
Commitments (caption 20)	29,815	25,839
Total	47,114	45,751

“Guarantees granted to third parties” are comprised as follows:

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Commercial guarantees	10,097	10,685
a) Financial guarantees	7,086	9,151
c) Assets lodged in guarantee	116	76
Total	17,299	19,912

“Commitments” at the end of the year are:

Analysis of caption 20 “commitments” (table 10.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	9,079	6,173
b) Commitments to grant finance (not certain to be called on)	20,736	19,666
Total	29,815	25,839

The commitments undertaken by the Group are detailed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Purchase of securities not yet settled	2,783	2,634
Commitments for derivatives on loans	1,397	848
Other commitments certain to be called on	700	255
Undrawn lines of credit granted	12,556	11,412
Put options issued	1,613	1,147
Mortgage loans and leasing contracts to be disbursed	6,279	7,191
Deposits and loans to be made	4,074	1,986
Membership of Interbank Deposit Guarantee Fund	159	144
Other commitments not certain to be called on	254	222
Total	29,815	25,839

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	9,679	8,037
Securities lodged with the clearing-house for transactions on the derivatives market	9	14
Securities lodged with central banks to guarantee advances	839	638
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	165	156
Other tied bonds	2,375	431
Total	13,067	9,276

Unused lines of credit

The unused lines of credit available to the SANPAOLO IMI Group, excluding operating limits, are as follows:

(Table 10.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Central banks	99	59
b) Other banks	305	431
Total	404	490

Forward transactions

Forward transactions, excluding those on behalf of third parties, show the following amounts:

(Table 10.5 B.I.)	(€/mil)

	Hedged	Dealing	Other
	transactions	transactions (*)	transactions	Total
1. Purchase/sale of
1.1 Securities
- purchases	—	2,780	—	2,780
- sales	—	2,352	—	2,352
1.2 Currency
- currency against currency	2,525	970	—	3,495
- purchases against euro	6,785	1,996	—	8,781
- sales against euro	5,201	2,049	—	7,250
2. Deposits and loans
- to be disbursed	—	—	4,235	4,235
- to be received	—	—	5,356	5,356
3. Derivative contracts
3.1 With exchange of capital
a) securities
- purchases	2	4,881	384	5,267
- sales	1,109	2,421	681	4,211
b) currency
- currency against currency	21	4,850	—	4,871
- purchases against euro	2,442	8,107	—	10,549
- sales against euro	225	7,882	—	8,107
c) other instruments
- purchases	—	—	—	—
- sales	—	—	—	—
3.2 Without exchange of capital
a) currency
- currency against currency	—	69	—	69
- purchases against euro	—	24	—	24
- sales against euro	—	44	—	44
b) other instruments (**)
- purchases	24,725	369,557	257	394,539
- sales	16,155	390,412	4,122	410,689
Total	59,190	798,394	15,035	872,619

(*)   They also include hedging derivatives belonging to the dealing portfolio for 5,846 million euro.

(**) Includes basis swaps for 19,938 million euro both in purchases and sales.

Dealings in derivative contracts principally include transactions entered into within the scope of investment banking activities and to cover dealing portfolios. The results of the valuation of dealings derivatives are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

“Hedging” derivatives refer mainly to transactions to cover interest, exchange rate and/or share indexes risks on funding and/or lending activities. These mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector.

“Other transactions” principally refer to some types of derivative contracts included under structured financial instruments.

Derivative contracts included under structured financial instruments amount to 9,531 million euro, at nominal value.

At year end the potential net loss on the aggregate value of derivative hedging contracts entered into by Group companies was 565 million euro. In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivative contracts in question is to hedge interest and/or exchange rate risks with regard to funding activities and/or lending activities: these contracts are recorded on a consistent basis with those adopted for hedged transactions. It should be noted that if the assets and liabilities object of the above treatment were to be valued in the same way, the consequent result would generally offset the loss revealed above.

Forward transactions as of 31 December 2004, as shown in the above table, mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector and in dealing activities.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of forward currency purchase/sale transactions and derivative contracts on interest rates, exchange rates and stock market indexes.

Notional amounts	(€/mil)

	Interest rate	Exchange rate	Stockmarket
	related	related	index related	Other	Total
OTC trading contracts
- Forward (*)	25,435	3,513	—	—	28,948
- Swap (**)	554,026	456	—	—	554,482
- Options purchased	26,292	10,475	4,655	—	41,422
- Options sold	41,060	9,925	6,548	—	57,533
- Other	978	40	113	—	1,131
Exchange traded contracts
- Futures purchased	37,986	12	24	—	38,022
- Futures sold	45,390	19	56	—	45,465
- Futures currency against currency	—	49	—	—	49
- Options purchased	736	—	2,624	—	3,360
- Options sold	453	—	2,236	—	2,689
- Other	—	—	—	—	—
Total trading contracts	732,356	24,489	16,256	—	773,101
Total non-trading	36,827	15,043	9,329	—	61,199
Total contracts (***)	769,183	39,532	25,585	—	834,300
- including OTC contracts	684,617	39,453	20,646	—	744,716

(*)                The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(**)         The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(***)  Includes basis swaps for 19,938 million euro and does not include forward transactions on currency with an original duration of less than 2 days, amounting on the whole to 3,658 million euro.

The table below shows the residual duration of the above unquoted over the counter (OTC) transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to	Between	Beyond
	12 months	1 and 5 years	5 years	Total
Interest rate related	286,031	252,035	146,551	684,617
Exchange rate related	33,899	4,971	583	39,453
Stockmarket index related	7,706	10,039	2,901	20,646
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on of OTC derivative contracts	(€/mil)

	Interest rate	Exchange rate	Stockmarket
	related	related	index related	Other	Total
Notional amounts	684,617	39,453	20,646	—	744,716
A. Market value of OTC trading contracts
A.1 positive market value	10,934	460	471	—	11,865
A.2 negative market value	-11,023	-454	-406	—	-11,883
B. Add on	3,118	210	374	—	3,702
C. Market value of OTC non-trading contracts
C.1 positive market value	509	270	544	—	1,323
C.2 negative market value	-1,043	-988	-191	—	-2,222
D. Add on	108	270	283	—	661
Credit risk equivalent (A.1+B+C.1+D)	14,669	1,210	1,672	—	17,551

The table below reports the positive and negative market value of quoted contracts:

Notional amounts and market values of quoted contracts	(€/mil)

	Interest rate	Exchange rate	Stockmarket
	related	related	index related	Other	Total
Notional amounts	84,566	79	4,939	—	89,584
A. Market value of OTC trading contracts
A.1 positive market value	7	2	3	—	12
A.2 negative market value	-18	-1	-2	—	-21
B. Market value of OTC non-trading contracts				—
B.1 positive market value	—	—	—	—	—
B.2 negative market value	—	—	—	—	—

Market values of hedging and dealing transactions arranged with external third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

The table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

			Credit risk
	Positive		equivalent (*)
	market value	Add on	(current value)
Governments and central banks	—	7	7
Banks	11,849	3,964	15,813
Other operators	1,339	392	1,731
Total	13,188	4,363	17,551

(*) The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the above equivalent credit risk of 12,523 million euro in respect of banks and 137 million euro in respectof other operators.

The aforementioned transactions are not normally covered by real or personal guarantees. There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived but not settled.

The inherent risks of derivative contracts entered into by Group companies, including those “hedging” contracts whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group. A description of the organizational model and the results of monitoring the evolution of risks for 2004 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

Transactions in derivatives on loans carried out by the Group as of 31 December 2004, are analyzed below:

(Table 10.6 B.I.)	(€/mil)

Categories of operations	Negotiation	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital
- credit default swap	833	233	1,066
- credit-linked note	—	202	202
1.2 Without exchange of capital
- credit default swap	250	—	250
2. Hedging sales
2.1 With exchange of capital
- credit default swap	798	372	1,170
- credit-linked note	—	40	40
2.2 Without exchange of capital
- credit default swap	150	—	150
- credit-linked note	6	30	36
Total	2,037	877	2,914

Table 10.6 comprises derivative contracts on loans recorded by the Parent Bank, included under structured financial instruments amounting to 278 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B - Section 11 of these Notes, while forward transactions related to dealing on behalf of third parties are described in Part B - Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

The table below shows the positions defined as “Significant exposures” by the Bank of Italy in compliance with EU guidelines. For this purpose, positions are considered significant if the total exposure to a single client (or group of companies) on a consolidated basis is equal to or greater than 10% of the Group’s regulatory capital. Exposure is calculated using a system of weighting positions exposed to lending risk, which takes into account the nature of the counterparty and the guarantees received.

(Table 11.1 B.I.)

31/12/04
a) Amount (€/mil)	6,350
b) Number	3

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Governments	6,713	7,551
b) Other public entities	6,855	6,275
c) Non-financial businesses	62,860	68,822
d) Financial institutions	11,405	10,222
e) Family businesses	6,051	5,910
f) Other operators	28,023	25,819
Total	121,907	124,599

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by borrower sector:

(Table 11.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Other services for sale	13,943	13,979
b) Commerce, renovation and repairs	9,563	9,693
c) Construction and public works	6,756	7,098
d) Energy products	3,966	4,656
e) Internal transport services	3,558	2,874
f) Other sectors	25,880	30,322
Total	63,666	68,622

Distribution of loan derivatives by category of counterparty

Group loan derivatives, equal to 2,914 million euro, classified in relation to the categories of counterparties are distributed as follows:

•     2,017 million euro to banks;

•     867 million euro to financial institutions;

•     30 million euro to other operators.

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Group are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Governments	24	—
b) Other public entities	48	219
c) Banks	591	726
d) Non-financial businesses	14,050	16,968
e) Financial institutions	1,395	1,204
f) Family businesses	141	161
g) Other operators	1,050	634
Total	17,299	19,912

Geographical distribution of assets and liabilities

The geographical distribution of the Group’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)

	31/12/04			31/12/03
	(€/mil)			(€/mil)
		Other EU	Other			Other EU	Other
	Italy	countries	countries	Total	Italy	countries	countries	Total
1. Assets
1.1 due from banks	7,606	13,757	2,414	23,777	6,872	12,747	2,659	22,278
1.2 loans to customers	111,412	6,827	3,668	121,907	114,128	5,579	4,892	124,599
1.3 securities	19,594	7,654	2,042	29,290	19,028	3,799	2,431	25,258
Total	138,612	28,238	8,124	174,974	140,028	22,125	9,982	172,135
2. Liabilities
2.1 due to banks	5,651	15,617	6,930	28,198	8,181	12,955	7,398	28,534
2.2 due to customers	77,266	7,928	3,294	88,488	70,169	5,096	4,728	79,993
2.3 securities issued	36,510	7,788	2,266	46,564	37,274	11,479	2,800	51,553
2.4 other accounts	6,036	69	1,000	7,105	5,160	429	1,000	6,589
Total	125,463	31,402	13,490	170,355	120,784	29,959	15,926	166,669
3. Guarantees and commitments	30,038	9,047	8,029	47,114	29,342	8,196	8,213	45,751

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified							Unspecified
	duration							duration	Total
			Between	Between 1 and 5 years		Beyond 5 years
	On	Up to	3 and 12	Fixed	Indexed	Fixed	Indexed
	demand	3 months	months	rate	rate	rate	rate
1. Assets
1.1 Treasury bonds eligible for refinancing	—	461	550	365	607	309	261	—	2,553
1.2 due from banks	3,665	16,431	2,070	61	907	—	262	381	23,777
1.3 loans to customers	17,922	19,118	13,015	11,061	26,177	10,085	21,996	2,533	121,907
1.4 bonds and other debt securities	64	1,729	5,413	5,712	4,702	3,778	2,318	—	23,716
1.5 off-balance sheet transactions	8,071	245,917	238,057	166,631	55,866	71,504	1,255	—	787,301
Total assets	29,722	283,656	259,105	183,830	88,259	85,676	26,092	2,914	959,254
2. Liabilities
2.1 due to banks	2,294	11,782	5,149	478	2,557	293	5,645	—	28,198
2.2 due to customers	67,043	17,410	1,402	1,117	85	1,312	119	—	88,488
2.3 securities issued:
- bonds	357	2,838	5,869	10,639	10,475	3,007	6,443	—	39,628
- certificates of deposit	90	857	1,006	804	11	162	—	—	2,930
- other securities	654	3,135	156	61	—	—	—	—	4,006
2.4 subordinated liabilities	—	—	1,960	692	200	1,799	2,304	—	6,955
2.5 off-balance sheet transactions	11,971	269,356	213,406	159,824	51,508	79,113	2,123	—	787,301
Total liabilities	82,409	305,378	228,948	173,615	64,836	85,686	16,634	—	957,506

Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than those of the euro-zone are broken down as follows:

(Table 11.7 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks	5,038	3,970
2. loans to customers	6,734	6,920
3. securities	2,061	2,179
4. equity investments	70	69
5. other accounts	293	207
Total assets	14,196	13,345
b) Liabilities
1. due to banks	5,932	6,595
2. due to customers	6,757	6,700
3. securities issued	4,326	6,819
4. other accounts	303	75
Total liabilities	17,318	20,189

The “liquidity”, “rates” and “exchange rate” risks inherent in the distribution by expiry, type of rate and currency of Group assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2004 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Securitization transactions

Group securitization transactions

As of 31 December 2004 the SANPAOLO IMI Group accounts show two securitization transactions, both carried out by the subsidiary Sanpaolo Leasint S.p.A.

SPLIT1 Operation - in 1997 the company made a non-recourse assignment of performing loans under leasing contracts as per Law no. 52/91 for a total book value of 504 million euro. In 2004 no revolving assignments were made against the original securitization transaction, in order to ensure the equivalence of the initial securitized assets to the securities issued up to the contract date set for repayment of the securities. The transaction was carried out in order to free part of the loan portfolio, generating sources of additional liquidity and, at the same time, benefiting from credit risk containment. Junior securities are included in the dealing securities portfolio at their original value of 50 million euro. Furthermore, these securities represent the financial tool for recognizing, during the transaction, the spread differential between cash flows generated by the portfolio of assigned loans and the securities issued (excess spread). The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, factoring companies, vehicle companies and trustees) with a detailed explanation of the state of the loans and of collections during the period. The servicer activity commits the company to the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. As of 31 December 2004, loans to be collected amounted to 1 million euro. The operation was concluded in January 2005 with the reimbursement of the subordinated security.

SPLIT2 Operation - in the last quarter of 2004, Sanpaolo Leasint made a non-recourse assignment of receivables deriving from performing leasing contracts to Split2 Srl, a vehicle company set up especially in accordance with law no. 130/99. The leasing contracts involving property, automobiles and operating assets total 1,805 million. In addition to the portfolio and under certain conditions, the structure of the operation provides for the disposal of other portfolios on a quarterly basis to replace the receivables collected by Split2 in the first 18 months (revolving period). With the aim of collecting the funding necessary for the purchase of these loans, Split2 issued three classes of securities with ratings assigned by the three agencies (Moody’s, S&P and Fitch). They were successfully distributed on the market and Sanpaolo Leasint wholly subscribed to a Junior class for 18 million euro. The object of this operation is to diversify the company’s sources of financing, to match funding to the underlying loans, as well as to free up economic and regulatory capital. As servicer, Sanpaolo Leasint continues to manage the collection of assigned loans and to maintain relations directly with customers, transferring the capital and interest collected on loans to accounts opened in the name of SPV at the depositary collecting bank. It also provides the periodical information about the portfolio, required by the Rating Agencies for monitoring purposes. The amount collected as servicer totaled 102 million euro as of 31 December 2004. The underlying securitization activities to junior securities as of 31 December 2004 amount to 1,726 million euro and wholly refer to performing loans from leasing operations.

Portfolio securities representing third party securitization transactions

The Group holds investment and dealing securities from third party securitizations, as shown in the following table:

(€/mil)

	Credit	Senior	Mezzanine	Junior
Type of underlying activities	quality	securities	securities	securities	Total
		book value
Dealing securities portfolio
Central and local authorities	Performing	901	35	20	956
Building mortgage loans	Performing	3	—	—	3
Commercial / industrial / agricultural mortgage loans	Performing	1	—	—	1
Consumer loans	Performing	14	—	—	14
Leasing	Performing	8	—	—	8
Health care receivable	Performing	399	—	—	399
Public real estate	Performing	270	—	—	270
Social security contributions	Performing	166	—	—	166
Tax credits	Performing	415	—	—	415
Other loans	Performing	3	10	—	13
		2,180	45	20	2,245

As of 31 December 2004, the investment securities portfolio was held solely by the Parent Bank and was almost fully written down. More detailed information about the composition and dynamics of the adjustments to the financial statements is provided in Part B – Section 11 of the Explanatory Notes to the financial statements of SANPAOLO IMI S.p.A.

The underlying activities to junior securities deriving from third party securitization transactions (pro quota value) amount to 345 million euro.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Purchases and sales made during the year on behalf of third parties were as follows:

(Table 12.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Purchases
1. settled	117,402	114,927
2. not settled	16	23
Total purchases	117,418	114,950
b) Sales
1. settled	104,664	126,552
2. not settled	16	10
Total sales	104,680	126,562

Purchase and sale transactions performed on behalf of third parties include, respectively, 32,524 million euro and 19,550 million euro for dealings in derivative contracts.

Portfolio management

The total market value of portfolios managed on behalf of customers and inclusive of Fund-based Portfolio Management is detailed below:

(Table 12.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Portfolio management (*)	33,084	33,241

(*)          In accordance with specific Bank of Italy instructions, this information refers solely to personalized portfolio management on behalf of customers, excluding that offered by third parties and distributed by the Group.

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Third-party securities held on deposit	281,685	289,891
b) Third-party securities deposited with third parties	235,996	210,283
c) Portfolio securities deposited with third-parties (*)	28,387	24,607

(*)          Excluding securities deposited with third parties to secure repurchase agreements, already included in table “10.3 B.I. – Assets lodged to guarantee the Group’s liabilities”.

Collection of loans on behalf of third parties: debit and credit adjustments

The notes portfolio has been reclassified on the basis of the related settlement date by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	740	659
2. central portfolio	4,217	2,555
3. cash	79	827
4. other accounts	2,014	812
b) Credit adjustments
1. current accounts	777	827
2. transferors of notes and documents	6,414	4,122
3. other accounts	215	141

Other transactions

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2004, there are resolutions to be stipulated for 57 million euro and disbursements to be made for 387 million euro.

Reserve for Research Grants

SANPAOLO IMI continued to provide services to the Ministry of Education, Universities and Research (MIUR) for the management of industrial research projects and researcher training schemes using the Reserve for Research Grants. During 2004, 87 applications were received for research investment for 295 million euro and MIUR deliberated on financing of 151 million euro. The reduction in applications was reflected in the lack of funds, which led the Ministry to completely suspend the “reception desk” for applications, which had already been limited to the areas of Southern Italy, with effect from 3 March 2004.

Reserve for Technological Innovation

SANPAOLO IMI continued to provide services to the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. The “reception desk” was suspended by MAP in January 2003 owing to lack of funds. Activities continue exclusively on the passing of Notices reserved for projects in technological sectors considered to be of prominence or to be carried out in particular areas of Italy. During 2004, 203 applications were received for research investments for 236 million euro and MAP deliberated on financing of 224 million euro.

During 2004, activities connected to the three reserves generated a total of 10.5 million euro commissions from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy, Law 341/95

With the Convention stipulated between the Italian Treasury and the Parent Bank on 21 December 1995, as approved and activated by Decree of the Director General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Acceptance of new applications has been closed since the beginning of 2000. As of 31 December 2004, there are 816 applications for 332 million euro, broken down as follows:

•     318 million euro for the consolidation of short-term debt for which contributions are being paid;

•     14 million euro for investment loans, of which an application for 1 million euro is not yet completed.

Notes accepted after collection and taxation

The Group has received instructions to collect third-party receivables as part of its portfolio transactions. The nominal value of such receivables is 15,781 million euro.

Furthermore, through the subsidiary Gest Line, the Group manages the collection and recovery of taxation and duties for 36,666 million euro.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Parent Bank for third parties without a representation mandate totaled 559 million euro at period end (564 million euro as of 31 December 2003).

Portfolio management services rendered by third parties

The amount of portfolio management services rendered by third parties and offered to customers through Group companies as of 31 December 2004 amounted to 3,760 million euro broken down as follows: 1,061 million euro of mutual funds, 505 million euro of fund-based portfolio management, 535 million euro of portfolio management schemes and 1,659 million euro in insurance policies.

Part C - Information on the statement of income

SECTION 1 - INTEREST

Interest income and expense and similar revenues and charges, detailed below, are reported in captions 10 and 20 of the consolidated statement of income:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Interest income and similar revenues (caption 10)	7,195	7,443
Interest expense and similar charges (caption 20)	3,508	3,701

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On amounts due from banks	445	460
of which:
- deposits with central banks	40	43
b) On loans to customers	5,799	6,215
of which:
- loans using public funds	—	—
c) On debt securities	926	727
d) Other interest income	25	41
e) Net differential on hedging transactions (*)	—	—
Total	7,195	7,443

(*)          Representing the net effect of differentials on derivative hedging contracts.

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	227	205

“Interest income and similar revenues” on assets denominated in foreign currency refer to transactions denominated in currencies not included in the euro-zone.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On amounts due to banks	694	659
b) On amounts due to customers	937	1,050
c) On securities issued (*)	1,364	1,493
of which:
- certificates of deposit	60	110
d) On public funds administered	—	—
e) On subordinated liabilities	294	302
f) Net differential on hedging transactions (**)	219	197
Total	3,508	3,701

(*)          Excluding interest on subordinated securities included in caption e).

(**)   Representing the net effect of differentials on derivative hedging contracts.

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	253	224

“Interest expense and similar charges” on liabilities denominated in foreign currency refer to transactions denominated in currencies not included in the euro-zone.

SECTION 2 - COMMISSION

Commission income and expense, as detailed below, is reported in captions 40 and 50 of the consolidated statement of income:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Commission income (caption 40)	3,998	3,722
Commission expense (caption 50)	761	685

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Guarantees given	96	80
b) Credit derivatives	4	8
c) Management, dealing and advisory services
1. dealing in securities	120	97
2. dealing in currency	30	31
3. portfolio management:
3.1 individual	217	204
3.2 collective	1,319	1,219
4. custody and administration of securities	61	67
5. depositary bank	136	115
6. placement of securities	34	34
7. acceptance of instructions	89	97
8. advisory services	19	35
9. third party service distribution:
9.1 portfolio management:
a) individual	29	18
b) collective	28	29
9.2 insurance products	351	285
9.3 other products	2	7
d) Collection and payment services	345	332
e) Servicing for securitization transactions	—	—
f) Tax collection services	169	179
g) Other services	949	885
Total	3,998	3,722

Subcaption “g) Other services” comprises, in particular:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Loans granted	315	271
Deposits and current account overdrafts	352	316
Current accounts	179	173
Other services	103	125
Total	949	885

Organization of commission income by distribution channels:

Detail of caption 40 “commission income”:“products and services distribution channels” (Table 2.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) with own operating points:
1. portfolio management	1,123	993
2. placement of securities	30	1
3. third party service distribution	215	188
b) outside supply:
1. portfolio management	413	430
2. placement of securities	4	33
3. third party service distribution	195	151

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Guarantees received	4	12
b) Credit derivatives	4	1
c) Management and dealing services:
1. dealing in securities	57	33
2. dealing in currency	1	1
3. portfolio management:
3.1 own portfolio	—	—
3.2 third party portfolio	86	79
4. custody and administration of securities	26	23
5. placement of securities	8	7
6. outside supply of securities, financial products and services	352	314
d) Collection and payment services	97	93
e) Other services	126	122
Total	761	685

Subcaption “e) Other services” comprises, in particular:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Loan arrangement activities	71	56
Loans obtained	1	6
Intermediation on financing transactions	4	9
Other services	50	51
Total	126	122

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions, detailed below, are reported in caption 60 of the statement of income:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Profits (losses) from financial transactions (caption 60)	235	198

Profits and losses from financial transactions (caption 60)

Profits and losses in respect of the financial statements are analyzed as follows:

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

	Security	Currency	Other
	transactions	transactions	transactions	Total
A1. Revaluations	323	—	7,079	7,402
A2. Writedowns	-216	—	-7,083	-7,299
B. Other profits and losses	115	65	-48	132
Total	222	65	-52	235
of which:
1. on Government securities	59
2. on other debt securities	168
3. on equities	216
4. on security derivatives	-221

This caption mainly reflects one component of the brokerage activity normally carried out by the Group, the results of which are also reflected in the captions relating to interest and dividends. The main result is outlined in the Report on Operations under the net interest and other banking income of Investment Banking - Banca IMI.

The reconciliation with the “Profits and losses from financial transactions and dividends on shares” caption of the reclassified statement of income, reported in the Report on Operations, is detailed below:

Reconciliation of caption 60 “profits (losses) from financial transactions” with the reclassified statement of income	(€/mil)

Profits (losses) from financial transactions (caption 60)	235
Reclassification from interest income and expense of the positive margin of Investment Banking (*)	118
Reclassification from the dividends on dealing shares caption	79
Caption of the reclassified statement of income “Profits and losses from financial transactions and dividends on shares”	432

(*)               The reclassification refers to the net interest income for the Banca IMI Group, which in the interests of a better representation of Group results is shown under the “profits and losses from financial transactions and dividends on shares” caption, being closely connected, from an operating point of view, with the result of the stockbroking activities.

SECTION 4 - ADMINISTRATIVE COSTS

Administrative costs, detailed below, are reported in caption 80 of the consolidated statement of income:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Personnel costs (caption 80.a)	2,803	2,841
Other administrative costs (caption 80.b)	1,762	1,769
Total	4,565	4,610

Personnel costs (caption 80.a)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Wages and salaries	2,033	2,046
Social security charges	620	633
Termination indemnities	120	132
Pensions and similar	30	30
Total	2,803	2,841

Average number of employees by category (Table 4.1 B.I.)

	31/12/04	31/12/03
a) Executives	797	836
b) Managers	5,197	5,671
c) Other employees	37,108	37,834
Total	43,102	44,341
of which: of companies consolidated proportionally	738	705

Other administrative costs (caption 80.b)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
IT costs	419	430
Software maintenance and upgrades	126	122
External data processing	94	97
Maintenance of operating assets	61	69
Data transmission charges	69	66
Database access charges	45	49
Equipment leasing charges	24	27
Real estate costs	290	287
Rental of premises	183	171
Security services	34	38
Cleaning of premises	32	33
Maintenance of property owned by the Bank	26	30
Maintenance of leasehold premises	15	15
General expenses	247	258
Postage and telegraph charges	56	52
Office supplies	31	32
Transport and counting of valuables	22	23
Courier and transport services	20	18
Personnel on secondment	6	4
Other expenses	112	129
Professional and insurance fees	265	264
Professional fees	136	146
Legal and judiciary expenses	56	57
Insurance premiums banks and customers	46	41
Investigation/commercial information costs	27	20
Promotion, advertising and marketing expenses	99	93
Advertising and entertainment	84	79
Contributions and membership fees to trade unions and business associations	15	14
Indirect personnel costs	104	94
Indirect personnel expenses	104	94
Utilities	86	86
Energy	48	46
Telephone	38	40
Total	1,510	1,512
Indirect duties and taxes
- stamp duties	169	176
- substitute tax (Pres. Decree 601/73)	35	32
- local property taxes	14	15
- tax on stock exchange contracts	7	7
- non-recoverable VAT on purchases	7	6
- other	20	21
Total	252	257
Total other administrative costs	1,762	1,769

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments and provisions, reported in captions 90, 100, 120, 140 and 150 of the statement of income, and writebacks, reported in captions 130 and 160, are detailed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Adjustments to tangible and intangible fixed assets (caption 90)	656	642
Provisions for risks and charges (caption 100)	231	195
Adjustments to loans and provisions for guarantees and commitments (caption 120)	894	1,126
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	386	417
Provisions to reserves for probable loan losses (caption 140)	17	15
Adjustments to financial fixed assets (caption 150)	106	158
Writebacks of adjustments to financial fixed assets (caption 160)	124	218

Adjustments to tangible and intangible fixed assets (caption 90)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
- amortization of start-up and capital increase expenses	1	1
- amortization of goodwill	1	1
- long-term writedowns of goodwill	—	7
- amortization of merger differences	—	—
- amortization of software costs	189	199
- long-term writedowns of software costs	—	1
- amortization of other deferred charges	29	31
- long-term writedowns of other deferred charges	—	—
- amortization of goodwill arising on consolidation	179	131
- amortization of goodwill arising on application of the equity method	19	19
Adjustments to tangible fixed assets
- amortization of property	82	93
- long-term writedowns of property	—	3
- depreciation of furniture and installation	156	156
Total	656	642

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions of accelerated depreciation.

“Amortization of goodwill arising on consolidation” includes the investments in Banque Privee Fideuram Wargny, Financiere Fideuram and Cassa dei Risparmi di Forlì reflecting, in addition to the portion of ordinary amortization for 2004, the extraordinary adjustment of a long-term nature of 16 million euro for the French subsidiaries and 40 million euro for the Cassa, made in order to align their value to that shown in the Parent Bank financial statements of Banca Fideuram and of the Parent Bank.

Provisions for risks and charges (caption 100)

Provisions for risks and charges of 231 million euro during the year reflect the consolidation of the corresponding provisions of the Parent Bank for 127 million euro, allotted as follows:

•                     91 million euro to strengthen the fund against losses on legal disputes, to reflect the increase in the claims by receivers of bankrupt customers recorded at the end of 2004, among which those filed by the Commission for the Parmalat group companies;

•                     23 million euro to cover other potential risks, among which guarantees given in respect of company transactions;

•                     13 million euro to increase the reserve for other personnel costs, of which 6 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Provisions made by subsidiaries (104 million euro) comprise 39 million euro of provisions made by the Cardine Finanziaria and Sanpaolo Banco Napoli Bank Networks; the remaining 65 million euro refer to:

•                     32 million euro for provisions made by the subsidiaries operating in the placement and management of financial products against the risks involved in such activities. In particular, 30 million euro refer to the contribution by Banca Fideuram and its subsidiaries to cover possible losses on commissions paid in advance, legal disputes (including bankruptcies) and indemnity contracts to Private bankers;

•                     33 million euro for provisions made by other subsidiaries. This provision mainly reflects the accruals made for the restructuring of the Private Banking business, following the merger between Sanpaolo Bank S.A. and IMI Bank Lux S.A. (14 million euro) and for the risks inherent in the tax collection business (8 million euro).

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Adjustments to loans	865	1,112
of which:
- general adjustments for country risk	3	—
- other general adjustments	85	169
b) Provisions for guarantees and commitments	29	14
of which:
- general provisions for country risk	—	—
- other general provisions	17	5
Total	894	1,126

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Revaluation of loans previously written down	84	149
Revaluation of loans previously written off	4	5
Revaluation of provisions for guarantees and commitments	15	21
Collection of loan principal previously written down	202	161
Collection of loan principal and interest previously written off	40	39
Collection of default interest previously written down	41	42
Total	386	417

Provisions for probable loan losses (caption 140)

Provisions for probable loan losses are made by certain subsidiaries against risks which are only potential. For this reason they do not involve any adjustment to the assets.

Adjustments to financial fixed assets (caption 150)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Adjustments to equity investments	78	150
Adjustments to other investment securities	28	8
Total	106	158

Adjustments to equity investments for 78 million euro relate to the writedown of holdings in the following companies:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Hutchison 3G Italia S.p.A. (*)	61	105
Fiat S.p.A.	5	12
Compagnia Assicuratrice Unipol S.p.A.	3	7
Kiwi II Ventura - Serviços de Consultoria S.A.	3	1
Praxis Calcolo S.p.A.	1	4
Euromedia Venture Belgique S.A.	1	—
Fin. Ser. S.p.A.	1	—
Volare Group S.p.A.	1	—
Kredyt Bank S.A.	—	11
Edison S.p.A.	—	2
Fata Group S.r.l.	—	2
Acegas-Aps S.p.A.	—	1
Eni S.p.A.	—	1
Finanziaria Aps S.p.A.	—	1
Lingotto S.p.A.	—	1
Other adjustments	2	2
Total	78	150

(*) The figure includes the effect of the writedown of the entire investment in Hutchison 3G Italia S.p.A., including the portion held through the subsidiary 3G Mobile Investments S.A. which was consolidated using the equity method. This treatment is aimed at disclosing the effect of the writedown in the value of the investment in a single balance sheet caption.

Adjustments to other investment securities, equal to 28 million euro, are composed of 23 million euro for the adjustment made by the Parent Bank on a put option granted to the Fondazione shareholder of Cassa dei Risparmi di Forlì, 4 million euro for an adjustment to the value of investment securities and 1 million euro for other investment securities.

Writebacks of adjustments to financial fixed assets (caption 160)

Writebacks of fixed financial assets (124 million euro) refer to writebacks of equity investments for 123 million euro (of which 122 million euro refer to Santander Central Hispano S.A.) and to writebacks of investment securities for 1 million euro. The writeback of the investment in SCH was made on the basis of precise quotations at year end (9.13 euro per share) for the stake held by Sanpaolo IMI International S.A. and to the purchase cost of the stake held by the Parent Bank (8.7 euro per share), to reflect their recovery, as a result of which the reasons for the writedowns (“impairment”) made in 2001 and 2002 ceased to apply.

Change in the reserve for general banking risks (caption 230)

Movements to the reserve during 2004 were made solely by subsidiaries and show accruals of 2 million euro.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Dividends and other revenues (caption 30)	152	309
Other operating income (caption 70)	399	396
Other operating expense (caption 110)	76	68
Extraordinary income (caption 190)	323	548
Extraordinary expense (caption 200)	175	580
Income taxes for the period (caption 240)	658	657

Dividends and other revenues (caption 30)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Shares, quotas and other equities
- dividends	79	146
- tax credits	—	77
On equity investments, other than those consolidated on a line by line basis or carried at equity
- dividends	73	73
Santander Central Hispano S.A.	39	36
CDC Ixis S.A.	8	9
Banca d’Italia	4	7
Borsa Italiana S.p.A.	3	2
Banco del Desarrollo S.A.	2	2
Compagnia Assicuratrice Unipol S.p.A.	2	1
Banca delle Marche S.p.A.	2	—
Serene S.p.A.	2	—
Autostrada BS-VR-VI-PD S.p.A.	1	1
Biat S.A.	1	1
Centro Leasing S.p.A.	1	1
Banksiel S.p.A.	1	—
SI Holding S.p.A.	1	—
AEM Torino S.p.A.	1	—
Eni S.p.A.	—	6
Enel S.p.A.	—	1
Other minor investments	5	6
- tax credits	—	13
Total	152	309

Tax credits on dividends have been written off as an effect of the introduction of a new corporate tax (IRES) which has led to the elimination of tax credit on dividends, to cover the substantial exclusion of such dividends from taxable income.

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Table 6.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Expenses recovered
- stamp duties	162	162
- other taxes	39	44
- legal costs	29	24
- other recoveries	63	69
Income from merchant banking activities	1	15
Reimbursement of services rendered to third parties	18	15
Rent and other income from property	8	15
Other income from leasing activities	19	4
Income from IT companies	2	2
Income from option contracts	19	2
Other income	39	44
Total	399	396

Other operating expense (caption 110)

Analysis of caption 110 “other operating expenses” (Table 6.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Other charges on leasing transactions	36	41
IT companies expenses	1	1
Charges on option contracts	19	3
Losses on merchant banking activities	—	—
Other expenses	20	23
Total	76	68

Extraordinary income (caption 190)

Analysis of caption 190 “Extraordinary income”

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Out-of-period income
- use of reserves in excess	28	84
- other out-of-period income	73	83
Amounts not payable	7	9
Out-of-court settlements	—	11
Appropriation of securities to the prescribed order	2	—
Disposal of own shares (*)	50	—
Realignment for tax collection (**)	9	—
Disposal of operating points	—	11
Gains on:
- equity investments (***)	124	40
- investments in consolidated companies	3	284
- investment securities	3	19
- other financial fixed assets	2	1
- tangible and intangible fixed assets	22	6
Total	323	548

(*)                   This caption refers to the income recorded at consolidation level following the disposal by Invesp, already holder of 9.28% of Banca Fideuram, of 6,793,642 SANPAOLO IMI shares received in exchange after the partial spin off from Banca Fideuram of Fideuram Vita.

(**)            The “Realignment for tax collection” derives from the accounting adjustments made to eliminate the previous disalignment in respect of IT archives or the inventories prepared to this specific purpose by the subsidiary Gest Line.

(***)     The detail of gains on investments is shown in Part B - Section 3 of the Consolidated Explanatory Notes.

Gains from the sale of companies already included in consolidation (line by line or proportionally) refer to the sale of the total shareholding in Sanpaolo Bank Austria (3 million euro). The balance for 2003 includes the profits realized from the sale of 60% interest in Banque Sanpaolo (240 million euro) and from the first tranche (equal to 20%) of the sale of Finconsumo Banca (44 million euro). Both companies were included in consolidation in 2002 (respectively line by line and proportionally).

Extraordinary expense (caption 200)

Analysis of caption 200 “Extraordinary expense”

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Tax reform and benefits	3	16
Amounts not collectible	5	8
Transactions for legal disputes	3	10
Restructuring	3	9
Expenses for voluntary incentive retirement schemes	18	475
Out-of-period expenses to customers of private bankers	5	1
Realignment for tax collection (*)	7	—
Extraordinary expenses for supplementary pension funds	15	—
Expenses for theft	6	7
Losses on:
- investment securities	—	6
- equity investments (disposal)	1	4
- equity investments (conferral)	50	—
- other financial fixed assets	—	3
- tangible and intangible fixed assets	13	2
Other out-of-period expenses	46	39
Total	175	580

(*)          The “Realignment for tax collection” derives from the accounting adjustments made to eliminate the previous disalignment in respect of IT archives or the inventories prepared to this specific purpose by the subsidiary Gest Line.

“Extraordinary expenses for supplementary pension funds” is composed of 8 million euro for the outsourcing of the supplementary pension fund of Cassa di Risparmio in Bologna and 7 million euro for the mathematical adjustment to the Friulcassa fixed performance supplementary pension fund.

With respect to the “Tax reform and benefits” initiatives, SANPAOLO IMI and its subsidiaries incurred charges totaling 10 million euro, of which 3 million euro were charged to the statement of income for 2004 and 7 million euro economically neutralized as an effect of the use of pre-existing reserves. More specifically, such charge refers to companies consolidated on a line by line basis for 5 million euro (3 million euro of which is recorded to the statement of income as “extraordinary items” and 2 million euro compensated by the use of pre-existing funds) and to subsidiary companies consolidated using the net equity method for 5 million euro.

Expenses for staff leaving incentive schemes principally include accruals made by the Parent Bank (15 million euro).

Losses on investments refer to 50 million euro arising from the conferral of the investment in CDC Ixis to the company vehicles IXIS Asset Management Group S.A. and Ixis Corporate Investment Bank, in which the Parent Bank repositioned the investment following the restructuring of CNCE.

Income taxes for the period (caption 240)

Analysis of caption 240 “Income taxes for the period” (Bank of Italy regulation 03.08.99)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
1. Current taxes	524	500
2. Change in deferred tax assets	89	290
3. Change in deferred tax liabilities	45	-133
4. Income taxes for the period	658	657

Income taxes for the year, totaling 658 million euro, established a Group tax rate of 31.3%, lower than that registered in 2003 (38.9%). This drop essentially refers to the one percentage point reduction in the IRES tax rate and to the introduction of a new system of income and charges related to equity investments, which more than compensated the higher charges deriving from the wider tax base for the regional tax on business activities introduced by the 2004 corrective measures. In 2004 the Bank concluded the agreements within the Group necessary to activate the “National fiscal consolidation”.

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Geographical distribution of revenues

The geographical distribution of the revenues, based on the location of Group’s companies and their branches, is as follows:

(Table 7.1 B.I.)

	31/12/04				31/12/03
	(€/mil)				(€/mil)
		Other EU	Other			Other EU	Other
	Italy	countries	countries	Total	Italy	countries	countries	Total
Interest income and similar revenues	6,764	266	165	7,195	6,990	177	276	7,443
Dividends and other revenues	129	23	—	152	286	22	1	309
Commission income	3,126	833	39	3,998	3,019	636	67	3,722
Profits (losses) on financial transactions	186	50	-1	235	161	30	7	198
Other operating income	393	5	1	399	371	21	5	397
Total revenues	10,598	1,177	204	11,979	10,827	886	356	12,069

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The remuneration of Directors, including variable components, and Statutory Auditors for the performance of their duties during the year on behalf of the Parent Bank and subsidiary companies is as follows:

Remuneration (Table 1.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Directors (*) (**)	15	12
Statutory auditors (**)	1	1

(*)          This caption does not include 0.8 million euro received by the Directors for similar activities performed at other Group companies which they paid back to the Parent Bank.

(**)   These captions include the remuneration paid to the Directors and Auditors of Prospettive 2001 and Invesp, which were merged into SAN-PAOLO IMI S.p.A. in 2004.

In compliance with Art. 78 of Consob resolution no. 11971 dated 14 May 1999, detail of the remuneration of the Directors, Statutory Auditors and General Managers is provided in the Explanatory Notes to the Parent Bank financial statements (Part D – Other Information).

Loans and guarantees given

Loans and guarantees given (Table 1.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Directors	9	21
Statutory auditors	—	—

The amounts indicated above refer to loans and guarantees granted to companies identified as being of extraordinary importance pursuant to Art. 136 of the Consolidated Banking Act.

Attachments

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

RECONCILIATION BETWEEN THE PARENT BANK’S FINANCIAL STATEMENTS
AND THE CONSOLIDATED FINANCIAL STATEMENTS

LIST OF EQUITY INVESTMENTS HIGHER THAN 10% IN UNLISTED COMPANIES
AND IN LIMITED LIABILITY COMPANIES

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

(€/mil)

	Capital	Reserves and retained earnings	Reserve for general banking risks	Differences arising on consolidation and on application of the equity method	Net income	Total
Shareholders’ equity as of 31/12/2002	5,144	4,396	14	94	889	10,537

Allocation of 2003 net income:
- to reserves	—	339	—	—	(339)	—
- to shareholders	—	—	—	—	(550)	(550)

Reclassification between reserves	—	(119)	—	119	—	—

Change in reserve for general banking risks	—	—	(9)	—	—	(9)

Revaluation ex Law. 342 21/11/2000	—	54	—	—	—	54

Differences arising on the translation of foreign currency financial statements and other adjustments	—	(8)	(1)	—	—	(9)

Net income	—	—	—	—	972	972

Shareholders’ equity as of 31/12/2003	5,144	4,662	4	213	972	10,995

Allocation of 2003 net income:
- to reserves	—	257	—	—	(257)	—
- to shareholders	—	—	—	—	(715)	(715)

Reclassification between reserves	—	(217)	—	217	—	—

Change in reserve for general banking risks	—	—	2	—	—	2

Spin off of the share held by Fideuram Vita in SANPAOLO IMI	74	43	—	—	—	117

Differences arising on the translation of foreign currency financial statements and other adjustments	—	12	—	—	—	12

Net income	—	—	—	—	1,393	1,393

Shareholders’ equity as of 31/12/2004	5,218	4,757	6	430	1,393	11,804

STATEMENT OF CONSOLIDATED CASH FLOWS

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations	1,056
Dividends distributed	715
Use of reserve for employee termination indemnities	147
Use of provisions for risks and charges	167
Use of reserves for probable loan losses	27

Increase in funds applied	12,147
Due from banks	1,499
Dealing securities	3,748
Investment securities	311
Own shares	20
Differences arising on consolidation and on application of the equity method	10
Tangible fixed assets	69
Intangible fixed assets	166
Other assets	6,324

Decrease in funds taken	431
Due to banks	336
Minority interests	95
Total	13,634

(€/mil)

SOURCES OF FUNDS

Funds generated by operations	2,873
Net income	1,393
Provisions for employee termination indemnities	87
Net adjustments to loans and provisions for guarantees and commitments	494
Provisions for risks and charges	231
Provisions for probable loan losses	17
Adjustments to tangible fixed assets	238
Adjustments to intangible fixed assets	219
Net adjustments to financial fixed assets	-18
Adjustments to goodwill arising on consolidation and on application of the equity method	199
Provision to the reserve for general banking risks	2
Exchange differences on translating the net equity of consolidated companies and other adjustments	11

Increase in funds taken	8,322
Due to customers and securities issued	3,480
Other liabilities	4,184
Subordinated liabilities	541
Spin off of the share held by Fideuram Vita in SANPAOLO IMI	117

Decrease in funds applied	2,439
Cash and deposits with central banks and post offices	126
Loans to customers	2,198
Equity investments	115
Total	13,634

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS

(€/mil)

	Net equity	Capital and reserves	Shareholders’ income	Reserve for probable loan losses	Total
FINANCIAL STATEMENT OF THE PARENT BANK	1,036	10,054	11,090	—	11,090

Balance of subsidiary companies consolidated line by line	1,309	10,059	11,368	86	11,454
Consolidation adjustments:
- book value of consolidated investments line by line	—	-7,728	-7,728	—	-7,728
- dividends of consolidated companies	-1,045	107	-938	—	-938
- amortization of goodwill arising on consolidation	-198	-631	-829	—	-829
- elimination of goodwill arising on consolidation	—	-1,326	-1,326	—	-1,326
- elimination of gains on sale investments	-52	-1,469	-1,521	—	-1,521
- valuation of investments at net equity	278	431	709	—	709
- writedowns of investments	402	267	669	—	669
- minority interests	-48	-128	-176	—	-176
- elimination of reserves used for possible loan losses made for tax purposes in previous years	-184	184	—	—	—
- tax effects of the elimination of reserves used for probable loan losses made for tax purposes	60	-60	—	—	—
- reversal of Group company transfers and goodwill	3	-117	-114	—	-114
- reversal of amortization of negative goodwill on Banco Napoli	142	304	446	—	446
- portion of tax benefits from the Banco Napoli merger	-26	226	200	—	200
- elimination of revaluation to equity investments made for tax purposes in previous years	-276	276	—	—	—
- other adjustments	-8	-38	-46	-6	-52

CONSOLIDATED FINANCIAL STATEMENTS	1,393	10,411	11,804	80	11,884

LIST OF EQUITY INVESTMENTS AS OF 31 DECEMBER 2004 HIGHER THAN 10% OF THE CAPITAL REPRESENTED BY SHARES WITH VOTING RIGHTS IN UNLISTED COMPANIES OR IN LIMITED LIABILITY COMPANIES (IN ACCORDANCE WITH ART. 126 OF CONSOB RESOLUTION 11971 OF 14 MAY 1999) (1)

Name	Held by	%
Agricola del Varano S.r.l.	Cassa di Risparmio Padova e Rovigo	26.58
Alilaguna S.r.l.	Cassa di Risparmio Venezia	80.00
Alpifin S.r.l. (in liq.)	Friulcassa	10.44
Ama International S.p.A.	FIN.Opi	14.97
Banque Galliere S.A. (in liq.)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
	Cassa di Risparmio Venezia	50.00
		100.00
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
Calitri Denim Industries S.p.A.	Isveimer (in liq.)	14.29
Celeasing S.r.l.	Sanpaolo IMI	100.00
Centro Agroalimentare di Napoli S.c.p.a.	Sanpaolo IMI	15.68
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Efrem S.r.l.	Servizi	20.00
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Esatto S.p.A.	GEST Line	16.33
Esped Spedizioni S.r.l.	Cassa di Risparmio Padova e Rovigo	29.80
Eufigest S.A.	Sanpaolo IMI Asset Management	12.88
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Friulcassa	1.97
		10.51
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Finlombarda Leasing S.p.A. (in liq.)	Sanpaolo IMI	14.00
Finplozner S.p.A.	Friulcassa	25.00
Fonti di Gaverina	Sanpaolo IMI	60.64
Gerard H Polderman S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
I Guardi S.r.l.	Cassa di Risparmio Venezia	56.00
IAM Piaggio S.p.A. (in liq.)	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Equity investments S.p.A. (in liq.)	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Cassa di Risparmio Padova e Rovigo	38.57
Immobiliare Meduna S.r.l.	Cassa di Risparmio Venezia	40.00

Name	Held by	%
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo Banco di Napoli	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Integrated Shipping Company	Sanpaolo IMI	100.00
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	Sanpaolo IMI	12.11
	Banca Fideuram	0.35
		12.46
Isveimer S.p.A. (in liq.)	Sanpaolo IMI	65.22
	Banca Popolare dell’Adriatico	0.17
		65.39
Italpower S.p.A. (in liq.)	IMI Investimenti	15.00
Ittica Ugento S.p.A.	Sanpaolo Banco di Napoli	26.96
Kall Kwik Italia S.p.A. (in liq.)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
Lingotto S.p.A.	FIN.Opi	17.02
Loop S.p.A.	Sanpaolo Leasint	19.79
Loseri S.p.A.	Sanpaolo IMI	18.40
Marche Capital S.p.A.	Banca Popolare dell’Adriatico	11.99
Mirano Costruzioni S.r.l.	Cassa di Risparmio Venezia	100.00
Pantecna S.p.A. (bankrupt)	Sanpaolo IMI	15.50
Pdp Box Doccia S.p.A.	Cassa di Risparmio Padova e Rovigo	80.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Praxis Calcolo S.p.A.	Ldv Holding	14.52
	Sanpaolo IMI Private Equity	0.29
		14.81
Print S.r.l.	Banca Popolare dell’Adriatico	100.00
Sago S.p.A. (2)	Sanpaolo IMI	26.67
SI Holding S.p.A.	Sanpaolo IMI	11.16
Siteba S.p.A.	Sanpaolo IMI	10.45
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Società Capua Group Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo Banco di Napoli	80.19
Società Trasporto Telematico S.p.A.	Sanpaolo IMI	14.00
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Stoà S.c.p.a.	Sanpaolo IMI	10.20
Tecnoalimenti S.c.p.a. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l. (in liq.)	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.c.p.a. (2)	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00

Name	Held by	%
Trieste Terminal Cereali S.r.l.	Cassa di Risparmio Padova e Rovigo	31.25
Zampieri S.r.l.	Cassa di Risparmio Venezia	25.00
Zwahlen & Mayr S.A.	IMI Finance Luxembourg	11.43

(1)          Excludes equity investments already listed in Part B - Section 3 of the Consolidated Explanatory Notes.

(2)          Equity investments originating from transactions as per Law 1089 of 25 October 1968 (Applied Research Reserve).

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

REPORT ON PARENT BANK OPERATIONS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS
AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

PARENT BANK FINANCIAL STATEMENTS

ATTACHMENTS

Parent Bank reclassified financial statements

PARENT BANK RECLASSIFIED STATEMENT OF INCOME

PARENT BANK RECLASSIFIED BALANCE SHEET

Parent Bank reclassified statement of income

			Change
		2003	2004 / 2003
	2004	pro forma (1)	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)

NET INTEREST INCOME	1,412	1,525	-7.4	1,849
Net commissions and other net dealing revenues	1,409	1,306	+7.9	1,467
Profits and losses from financial transactions and dividends on shares	132	95	+38.9	89
Dividends from shareholdings	766	842	-9.0	832

NET INTEREST AND OTHER BANKING INCOME	3,719	3,768	-1.3	4,237
Administrative costs	-2,431	-2,495	-2.6	-2,723
- personnel	-1,486	-1,534	-3.1	-1,665
- other administrative costs	-827	-839	-1.4	-918
- indirect duties and taxes	-118	-122	-3.3	-140
Other operating income, net	483	469	+3.0	375
Adjustments to tangible and intangible fixed assets	-331	-335	-1.2	-339

OPERATING INCOME	1,440	1,407	+2.3	1,550
Adjustments to goodwill and merger differences	-72	-72	—	-115
Provisions and net adjustments to loans and financial fixed assets	-353	-552	-36.1	-579
- provisions for risks and charges	-125	-111	+12.6	-117
- net adjustments to loans and provisions for guarantees and commitments	-145	-373	-61.1	-401
- net adjustments to financial fixed assets	-83	-68	+22.1	-61

INCOME BEFORE EXTRAORDINARY ITEMS	1,015	783	+29.6	856
Net extraordinary income/expense	223	124	+79.8	233

INCOME BEFORE TAXES	1,238	907	+36.5	1,089
Income taxes for the period	-202	-151	+33.8	-265
Change in reserve for general banking risks	—	—	n.s.	—

NET INCOME	1,036	756	+37.0	824

(1)          The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma statement of income for 2003 is unaudited.

Parent Bank reclassified balance sheet

			Change
		31/12/2003	31/12/04-31/12/03
	31/12/2004	pro forma (1)	pro forma (%)	31/12/2003
	(€/mil)	(€/mil)		(€/mil)

ASSETS
Cash and deposits with central banks and post offices	750	733	+2.3	741
Loans	92,143	88,573	+4.0	91,368
- due from banks	34,939	27,381	+27.6	27,385
- loans to customers	57,204	61,192	-6.5	63,983
Dealing securities	9,202	9,054	+1.6	8,816
Fixed assets	14,954	15,253	-2.0	14,820
- investment securities	2,365	2,458	-3.8	2,458
- equity investments	10,650	10,734	-0.8	10,291
- intangible fixed assets	702	797	-11.9	797
- tangible fixed assets	1,237	1,264	-2.1	1,274
Other assets	8,846	8,485	+4.3	9,235
Total assets	125,895	122,098	+3.1	124,980

LIABILITIES
Payables	98,789	95,130	+3.8	97,470
- due to banks	37,029	36,566	+1.3	37,800
- due to customers and securities issued	61,760	58,564	+5.5	59,670
Provisions	2,033	2,014	+0.9	2,490
- for taxation	381	202	+88.6	660
- for termination indemnities	468	518	-9.7	529
- for risks and charges	1,184	1,294	-8.5	1,301
- for pensions and similar	—	—	n.s.	—
Other liabilities	7,395	8,297	-10.9	8,787
Subordinated liabilities	6,588	5,887	+11.9	5,887
Shareholders’ equity	11,090	10,770	+3.0	10,346
- capital	5,218	5,144	+1.4	5,144
- reserves	4,836	4,802	+0.7	4,378
- net income	1,036	756	+37.0	824
- adjustment for alignment with net income	—	68	n.s.	—
Total liabilities	125,895	122,098	+3.1	124,980

GUARANTEES AND COMMITMENTS
Guarantees given	28,333	29,298	-3.3	29,298
Commitments	14,190	14,057	+0.9	14,057

(1)          The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma balance sheet as of 31/12/2003 is unaudited.

Report on Parent Bank Operations

PARENT BANK RESULTS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

SUPPLEMENTARY INFORMATION

DEVELOPMENTS AFTER THE END OF THE YEAR

Parent Bank results

In 2004, the Bank’s income results registered a growth compared with the previous year, in a context characterized by the recovery of financial markets, especially towards the end of the year, and a modest economic growth, influenced by the persistent weakness of domestic demand.

Operating income reached 1,440 million euro, up 2.3% compared with 2003. This trend was favored by the positive performance of commissions and profits from financial transactions and the reduction in operating costs, despite the fall in net interest income.

Benefiting from fewer provisions and adjustments and higher net extraordinary income compared with the previous year, net income reached 1,036 million euro, up 37%.

To allow a consistent comparison with the 2004 results, a pro forma balance sheet for 2003 was prepared, taking account of:

•                     the merger by incorporation of Cardine Finanziaria;

•                     the transfer of the Southern Territorial Direction business branch to Sanpaolo Banco di Napoli;

•                     the transfer to CSP Investimenti of all real estate not functional to the activities of the Bank;

•                     the branch transfer to Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo;

•                     the merger by incorporation of Invesp and Prospettive 2001.

The criteria observed for the preparation of the pro forma statement are illustrated in the Explanatory Notes.

Net interest income

The net interest income of 2004 was 1,412 million euro, down 7.4% compared with the previous year. This trend is attributable to the deterioration of the total spread (15 basis points) between interest-earning assets and interest-bearing liabilities, only partly offset by lower liability, following the decrease in market rates, of the negative fund imbalance.

The spread related to short-term transactions with Italian customers fell by 12 basis points compared with 2003. This reduction is the result of the closure of the markdown, generated by the progressive decline in monetary rates (three-month Euribor fell by 22 basis points in average terms), compared with the stability of the mark-up which benefited from the revision of the maximum overdraft commission application mechanism.

Net interest and other banking income

Net interest and other banking income came to 3,719 million euro, down 1.3% compared with the previous year.

Net commissions amounted to 1,409 million euro, up 7.9% compared with 2003. The increase, registered in all commission areas, was supported by asset management, dealing and advisory, which benefited from the positive trend of commissions related to asset management, attributable to the recovery of the financial markets and important placements of insurance products. There was also a growth in commission revenues from loans and guarantees and deposits and current accounts.

Net interest income

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
Interest income and similar revenues	3,557	3,730	-4.6	4,159
Interest expense and similar charges	-2,145	-2,205	-2.7	-2,310
Net interest income	1,412	1,525	-7.4	1,849

Profits from financial transactions and dividends on shares, equal to 132 million euro, rose by 38.9%, largely thanks to income from dealing activities in derivatives, for about 43 million.

Dividends from shareholdings amounted to 766 million euro, down 9% compared with 2003 due to the write-off of the pay out by certain subsidiaries.

Operating income

The trend of revenues was accompanied by a lively evolution of the costs, which allowed for a growth of 2.3% of the operating income, which has reached 1,440 million euro.

Administrative costs of 2,431 million euro showed a 2.6% reduction compared with 2003, thanks to structural cost containment actions, taken during the previous year.

Personnel costs, equal to 1,486 million euro, fell by 3.1% compared with 2003: the staff reduction, realized through staff leaving incentives, and by using the “Income, employment and re-training fund for staff in the banking industry” (“Fondo di solidarietà per il sosteg-no del reddito, dell’occupazione e della riconversione e riqualificazione professionale del Personale del Credito”),

Net interest and other banking income

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
Net interest income	1,412	1,525	-7.4	1,849
Net commissions and other net dealing revenues	1,409	1,306	+7.9	1,467
- management, dealing and advisory services	771	707	+9.1	774
- asset management	682	627	+8.8	688
- brokerage and custody of securities and currencies	89	80	+11.3	86
- loans and guarantees	226	199	+13.6	217
- collection and payment services	123	119	+3.4	146
- deposits and current accounts	269	251	+7.2	302
- other services and net dealing revenues	20	30	-33.3	28
Profits and losses from financial transactions and dividends on shares	132	95	+38.9	89
Dividends from shareholdings	766	842	-9.0	832
Net interest and other banking income	3,719	3,768	-1.3	4,237

Operating income

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
Net interest and other banking income	3,719	3,768	-1.3	4,237
Operating costs	-2,279	-2,361	-3.5	-2,687
- administrative costs	-2,431	-2,495	-2.6	-2,723
- personnel	-1,486	-1,534	-3.1	-1,665
- other administrative costs	-827	-839	-1.4	-918
- indirect duties and taxes	-118	-122	-3.3	-140
- other operating income, net	483	469	+3.0	375
- adjustments to tangible fixed assets	-175	-171	+2.3	-177
- adjustments to intangible fixed assets	-156	-164	-4.9	-162
Operating income	1,440	1,407	+2.3	1,550

more than compensated for the ordinary dynamics of payroll, which includes the increases introduced by the renewal of the national collective labor contract in February 2005, which determined a 1.9% increase for 2004 plus payment of contractual holiday indemnities from April 2004. Measures to improve efficiency also enabled absorption of the variable payroll component, which increased following the improvement of income results.

Other administrative costs for 827 million euro fell by 1.4%, largely due to IT expenditure (-5.4%), which benefited from synergies following the integration of IT systems, and general expenses (-2.8%). On the other hand, promotion, advertising and marketing expenses increased (+13.7%), particularly those linked with the Torino 2006 Olympic Winter Games and contributions to the aggregation of categories for adherence to interbank initiatives to protect savers, as well as professional and insurance expenses (+3.7%). These were influenced by professional fees for the reorganization of the Group’s insurance activities and the commercial development and integration of the bank networks, and by insurance premiums for the growing offer of insurance coverage products to customers.

Adjustments to tangible and intangible fixed assets amounted to 331 million euro, down 1.2% on the previous year. In the context of basic stability of investments, concentrated mainly in IT, logistics and development of applications, the reduction of adjustments should be considered in relation to the elimination of the writedowns made in 2003 for the former Banco di Napoli software.

Income before extraordinary items

The year’s income before extraordinary items reached 1,015 million euro, up 29.6% compared with 2003.

Adjustments to goodwill and merger and consolidation differences, 72 million euro, were in line with the values booked the previous year.

Provisions and net adjustments to loans and financial fixed assets amounted to a total of 353 million euro, falling 36.1% compared with 2003. The net flow for the year includes:

•                     125 million euro provisions for risks and charges, compared with the 111 million of 2003. The increase refers mainly to greater provisions for legal disputes, especially claims from bankruptcy liquidators;

•                     145 million euro net adjustments for credit risks, compared with the 373 million of 2003, as the net result of writedowns of loans classified among doubtful loans (213 million), forfeit adjustments to performing loans (21 million), provision in relation to the contractual commitments inherent in the FIAT convertible facility (14 million), net provisions for guarantees and commitments (16 million) and writebacks following the recovery activity (119 million);

•                     83 million euro of adjustments to financial fixed assets regarding the investment portfolio compared with 68 million in 2003. The main writedown regarded the shareholding in Cassa dei Risparmi di Forlì for 86 million euro, together with that on the put option granted to the Fondazione shareholder of the Cassa in the context of the purchase agreements, for 23 million. On the contrary, the shareholding in Santander Central Hispano (33

Other administrative costs

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
IT costs	264	279	-5.4	275
Real estate costs	173	175	-1.1	185
General expenses	106	109	-2.8	172
Professional and insurance fees	112	108	+3.7	119
Promotion, advertising and marketing expenses	58	51	+13.7	52
Indirect personnel costs	63	65	-3.1	65
Utilities	51	52	-1.9	50
Other administrative costs	827	839	-1.4	918

million euro) was revaluated, aligning the book value to the unitary historical cost of 8.70 euro, lower than the share price at the end of December 2004 and in the early months of 2005.

Net income

Net income, 1,036 million euro, benefited from 223 million euro of net extraordinary income, compared with 124 million in 2003, the latter having been influenced especially by charges for staff leaving incentives through the use of the “Fund for staff in the banking industry”. The net flow for 2004 includes:

•                     106 million euro gains on the sale of shareholdings, of which 72 million in relation to the sale of the 30% shareholding of Finconsumo Banca to the Santander Central Hispano group;

•                     102 million euro of revenue due to the recent legal provisions on the so-called “clean-up” of the financial statements from transactions of exclusively tax-related nature. These revenues are mainly attributable to the partial reversal of the adjustment to the shareholding in Cassa di Risparmio di Firenze, made in previous years for such purposes;

•                     61 million profit following the placement on the market, by a subsidiary incorporated into SANPAOLO IMI at the end of the year, of own shares received from the spin off of Fideuram Vita;

•                     50 million losses from the transfer of the shareholding

Income before extraordinary items

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
Operating income	1,440	1,407	+2.3	1,550
Adjustments to goodwill and merger differences	-72	-72	—	-115
Provisions and net adjustments to loans and financial fixed assets	-353	-552	-36.1	-579
- provisions for risks and charges	-125	-111	+12.6	-117
- adjustments to loans and provisions for guarantees and commitments	-145	-373	-61.1	-401
- net writedowns	-248	-475	-47.8	-516
- net provisions for guarantees and commitments	-16	3	n.s.	3
- recoveries	119	99	+20.2	112
- net adjustments to financial fixed assets	-83	-68	+22.1	-61
- net writedowns of equity investments	-83	-63	+31.7	-56
- net writedowns of investment securities	—	-5	n.s.	-5
Income before extraordinary items	1,015	783	+29.6	856

Net income

			Change
		2003	2004 / 2003
	2004	pro forma	pro forma (%)	2003
	(€/mil)	(€/mil)		(€/mil)
Income before extraordinary items	1,015	783	+29.6	856
Net extraordinary items	223	124	+79.8	233
- net gains on disposal and transfer of equity investments	56	289	-80.6	331
- other net extraordinary items	167	-165	n.s.	-98
Income before taxes	1,238	907	+36.5	1,089
Change in reserve for general banking risks	—	—	n.s.	—
Income taxes for the period	-202	-151	+33.8	-265
Net income	1,036	756	+37.0	824

in CDC Ixis to the company vehicles in which the Bank repositioned the investment following the corporate restructuring of the French group Caisse d’Epargne.

The tax rate for the year was 16.3%. This benefited from the provisions introduced by the tax reform regarding the exclusion of profits from equity investments from taxable income.

Operating volumes and organization

For unity of comparison with 2004, the figures as of 31 December 2003 have been presented pro forma to reproduce the variations in the setting, as explained in detail in the Explanatory Notes.

Customer financial assets

At the end of 2004 customer financial assets reached 195.3 billion euro, up 8.4% over the 12 months. This movement is attributable to the increase in indirect deposits, especially asset administration, and direct deposits.

In greater detail, direct customer deposits were 61.8 billion euro, up 5.5% compared with the end of 2003.

Within the total aggregate, the flow of the domestic branches reached 55.7 billion euro, up 13.7% mainly thanks to the expansion of the bond sector and sight deposits.

Direct deposits from customers to the foreign network, equaling 6 billion euro, fell considerably compared with the end of 2003, largely due to reimbursement of foreign

Customer financial assets

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Asset management	61,889	31.7	59,852	33.2	+3.4	61,675	33.3
Asset administration	71,612	36.7	61,719	34.3	+16.0	63,745	34.5
Direct deposits	61,760	31.6	58,564	32.5	+5.5	59,670	32.2
Customer financial assets	195,261	100.0	180,135	100.0	+8.4	185,090	100.0

Direct customer deposits

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Domestic branch deposits	55,738	90.2	49,030	83.7	+13.7	50,136	84.0
- current accounts and deposits	31,605	51.2	28,611	48.9	+10.5	29,715	49.8
- certificates of deposit	403	0.6	481	0.8	-16.2	483	0.8
- bonds	18,029	29.2	15,099	25.8	+19.4	15,099	25.3
- repurchase agreements and securities lending	4,840	7.8	4,114	7.0	+17.6	4,114	6.9
- other deposits	861	1.4	725	1.2	+18.8	725	1.2
Foreign branch deposits	6,022	9.8	9,534	16.3	-36.8	9,534	16.0
Direct customer deposits	61,760	100.0	58,564	100.0	+5.5	59,670	100.0

Asset management

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Mutual funds and fund-based portfolio management	42,824	69.2	43,283	72.3	-1.1	44,573	72.3
Portfolio management	1,816	2.9	2,607	4.4	-30.3	2,693	4.4
Life technical reserves	17,249	27.9	13,962	23.3	+23.5	14,409	23.3
Asset management	61,889	100.0	59,852	100.0	+3.4	61,675	100.0

currency deposit certificates issued in the second half of 2003.

The Bank’s assets under management reached 61.9 billion euro, up 3.4% compared with the end of December 2003. The increase, equal to 2 billion euro, is entirely attributable to the positive trend of the financial markets.

Mutual funds and fund-based portfolio management reached 42.8 billion euro, down 1.1% since the beginning of the year. The recovery of the financial markets and the deferral of the forecast increase in interest rates did however influence the decisions of savers, who abandoned liquidity funds in favor of other types of funds, especially bonds, which rose from 32.5% at the end of 2003 to 35.1%. The share held by the Bank on the domestic market of mutual funds was 8.3% at the end of 2004.

During the year, the life insurance branch confirmed the growth trend already evident in 2003: life technical reserves, equal to 17.2 billion euro, increased by 23.5%, benefiting from 2.7 billion net inflow. This movement reflects the impulse given by the commercial network to the placement of these products and the favorable reception by customers.

Asset administration rose to 71.6 billion euro at the end of the year, up 16% since the beginning of the year. The positive trend was particularly due to the growth in the volumes of government securities and other bonds.

Change in assets under management

	2004	2003 pro forma	2003
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	—	2,013	3,380
- Mutual funds and fund-based portfolio management	-2,045	188	1,329
- Portfolio management	-689	-931	-1,336
- Life insurance policies	2,734	2,756	3,387
Performance effect	2,037	2,507	1,140
Change in assets under management	2,037	4,520	4,520

Mutual funds by type

	31/12/2004	31/12/2003	31/12/2003
	(%)	pro forma (%)	(%)
Equity	17.1	17.0	17.0
Balanced	14.5	14.4	14.4
Bond	35.1	32.5	32.5
Liquidity	33.3	36.1	36.1
Total mutual funds	100.0	100.0	100.0

Loans to customers

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Short-term loans	22,725	39.7	27,942	45.7	-18.7	28,947	45.2
Medium- and long-term loans	34,101	59.6	32,808	53.6	+3.9	34,584	54.1
Loans to customers excluding NPLs	56,826	99.3	60,750	99.3	-6.5	63,531	99.3
Non-performing loans	378	0.7	442	0.7	-14.5	452	0.7
Loans to customers	57,204	100.0	61,192	100.0	-6.5	63,983	100.0

Loans to customers

Net loans to customers, excluding non-performing loans, reached 56.8 billion euro, down 6.5% compared with the end of December 2003. The decline is attributable to the drop in short-term loans (-18.7%), largely attributable to reduced utilization by corporate customers, only partially compensated for by the increase in medium- and long-term loans (+3.9%). In this last sector, the positive trend in loans to the retail sector continued: during the year, mortgage disbursements to households by the domestic branches of the Parent Bank were 2.5 billion euro, up by more than 12% compared with the previous year.

Altogether there was a 10.5% increase in loans issued to households, representing about 24% of the total, while loans to governments and public bodies grew by 24.5%, against a decline in loans to other types of counterparty.

Credit risk in the loan portfolio

At the end of 2004, net doubtful loans reached 936 million euro, down 5.9% compared with the end of the pre-

Loans to customers by counterparty

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Loans to households	13,504	23.6	12,217	20.0	+10.5	12,774	20.0
Loans to family businesses and non-financial companies	31,708	55.4	35,913	58.7	-11.7	37,551	58.7
Loans to financial companies	11,145	19.5	12,369	20.2	-9.9	12,933	20.2
Loans to governments and public entities	698	1.2	560	0.9	+24.5	586	0.9
Other	149	0.3	133	0.2	+12.1	139	0.2
Loans to customers	57,204	100.0	61,192	100.0	-6.5	63,983	100.0

Loans to customers by type of lending

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Loans to households	13,504	23.6	12,217	20.0	+10.5	12,774	20.0
- Domestic network	13,498	23.6	12,207	20.0	+10.6	12,764	20.0
- overdrafts	416	0.7	406	0.7	+2.5	426	0.7
- personal loans	764	1.4	657	1.1	+16.3	690	1.1
- mortgages	11,960	20.9	10,736	17.5	+11.4	11,219	17.5
- other	358	0.6	409	0.7	-12.4	429	0.7
- Foreign network	6	0.0	10	0.0	-40.0	10	0.0
Loans to family businesses, companies, governments, public entities and others	43,700	76.4	48,975	80.0	-10.8	51,209	80.0
- Domestic network	39,325	68.8	43,449	71.0	-9.5	45,683	71.4
- overdrafts	6,444	11.3	6,735	11.0	-4.3	7,073	11.1
- repurchase agreements	272	0.5	415	0.7	-34.5	436	0.7
- import/export financing	1,655	2.9	1,778	2.9	-6.9	1,867	2.9
- mortgages	16,085	28.1	16,765	27.4	-4.1	17,661	27.6
- other	14,869	26.0	17,756	29.0	-16.3	18,646	29.1
- Foreign network	4,375	7.6	5,526	9.0	-20.8	5,526	8.6
Loans to customers	57,204	100.0	61,192	100.0	-6.5	63,983	100.0

vious year. More specifically, in loans to customers:

•                     net non-performing loans were 378 million euro, down 14.5% compared with 2003; the percentage of coverage was 81.4% and they accounted for 0.7% of the Bank’s net loans;

•                     problem, restructured and in course of restructuring loans amounted to 515 million euro, a 2.4% increase over the 12 months; the coverage ratio was 26.9%;

•                     non-guaranteed loans to customers in countries subject to risk were 25 million euro, up on the 20 million at the end of 2003.

The general reserve, 485 million euro, adequately protects the risk of deterioration in creditworthiness inherent in the Bank’s performing loans portfolio and also covers the potential loss inherent in the contractual commitments associated with the FIAT convertible facility, estimated at 167 million at the end of the year.

Activities on financial markets

The control of treasury activities and the financial risk management of the domestic bank networks is carried out by the Parent Bank using a centralized system. As regards treasury activities, the Parent Bank guarantees direct access to monetary markets, currencies and securities and systems of payment and controls the Group’s liquidity policy.

As of 31 December 2004 the Bank’s securities portfolio reached 11.6 billion euro, remaining largely in line with the pro forma amounts of the end of 2003 (11.5 billion euro).

The dealing component of the portfolio amounted to 9.2 billion euro, while the investment component amounted to 2.4 billion euro. In the total dealing portfolio, Italian Government bonds accounted for 22%, bonds from financial

Qualitative analysis of the loan portfolio

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Non-performing loans	378	0.7	442	0.7	-14.5	452	0.7
Problem, restructured and in course of restructuring loans	515	0.9	503	0.8	+2.4	531	0.8
Loans to countries at risk	25	0.0	20	0.1	+25.0	20	0.1
Doubtful loans - customers	918	1.6	965	1.6	-4.9	1,003	1.6
Performing loans	56,286	98.4	60,227	98.4	-6.5	62,980	98.4
Total loans to customers	57,204	100.0	61,192	100.0	-6.5	63,983	100.0
Non-performing and problem loans - banks	—		—		n.s.	—
Loans to countries at risk - banks	18		30		-40.0	30
Total doubtful loans - customers and banks	936		995		-5.9	1,033

Securities, interbank position and derivatives

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Investment securities	2,365	20.4	2,458	21.4	-3.8	2,458	21.8
Dealing securities	9,202	79.6	9,054	78.6	+1.6	8,816	78.2
Total securities	11,567	100.0	11,512	100.0	+0.5	11,274	100.0
Loans to banks	34,939		27,381		+27.6	27,385
Funding from international banking organizations	1,695		1,803		-6.0	1,803
Funding from other banks	35,334		34,763		+1.6	35,997
Derivatives and forward transactions in foreign currencies (at nominal value)	147,908		185,743		-20.4	185,743

and banking issuers (including Group securities) represented 75%, while a further 3% share was represented by shares of the Imi Global Sicav fund (acquired as a result of the incorporation of Invesp). Approximately 90% of the investment component was represented by bonds from EU governments and international bodies, with the remaining 10% made up of corporate issues.

The volume of the securities negotiated by the Parent Bank was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 255 billion of which were handled by the MTS/PCT platform.

In 2004, the hedging derivatives activity aimed at financial management was particularly significant towards the end of the year. This trend was influenced by various factors, including those of extraordinary nature. The particularly complex interpretation of the evolution of the macro-economic scenario, which induced significant changes in the acquisition of loans with interest rate risks, was accompanied, in the second half of the year, by the effects of the revision of the internal model for the representation of risks generated by sight accounts with customers (see the chapter on Risk management and control) and the preparation for the transition to IAS/IFRS accounting principles. The combination of these factors influenced the method and timing of the transactions in derivatives under examination, determining, in particular, an acceleration in the negotiation of new contracts just before the end of the year. The transactions under examination were performed according to the guidelines set by the Group Financial and Market Risks Committee and remained constantly within the operational delegated powers attributed to Finance.

The Bank also performed balanced brokerage activities in derivatives on behalf of corporate customers, with nominal values of 14 billion euro at the end of the year (11.5 billion at the end of 2003).

Equity investments

As of 31 December 2004 the investment portfolio was 10,650 million euro, falling 84 million euro compared with the pro forma value at the end of December 2003, determined by increases for purchases and subscriptions for 252 million euro, decreases for disposals for 465 million (which realized a gain of 56 million euro), net writebacks of 42 million euro and 31 million euro other net increases.

In addition to that already commented on in the consolidated Report on Operations, the main transactions regarded the increase in the share held in Farbanca, up from 15% to 21.89% following the purchase of 3.88% of the capital at a cost of 1.3 million euro from Fondazione di Piacenza e Vigevano and other minority shareholders and the conversion into shares of the 2001/2006 convertible subordinated bond loan. As regards disposals:

•                     the disposal to Santander Central Hispano of the residual 30% shareholding in Finconsumo Banca, carried out by exercising a put option. The transaction was completed at a price of 80 million euro, realizing a capital gain of 72 million euro;

•                     the sale of the 28.32% shareholding in HDI Assicurazioni to the German insurance group Talanx AG of Hannover, which held the remainder of the capital. The transaction was completed at a price of 47 million euro, realizing a capital gain of 8.9 million euro;

•                     the disposal to the Carlyle group of the entire share-holding in CSP Investimenti, for a price of 208 million euro. The transaction, which is part of the wider plans to exploit the portfolio of real estate not instrumental to the Group, was completed realizing, in 2004, a capital gain of 5 million euro (it should be noted that about 51 million euro had already been booked in 2003 as extraordinary income from the transfer of the real estate to CSP);

•                     the disposal to the Naples Chamber of Commerce of the 8.02% shareholding in Mostra d’Oltremare at the price of 3.1 million euro, with a capital gain of the same amount;

•                     the sale to Banca Popolare dell’Emilia Romagna of the

Shareholdings

	31/12/2004		31/12/2003 pro forma		Change 31/12/04-31/12/03	31/12/2003
	Amount	%	Amount	%	pro forma (%)	Amount	%
	(€/mil)		(€/mil)			(€/mil)
Equity investments	10,650	100.0	10,734	100.0	-0.8	10,291	100.0
- in Group companies	8,604	80.8	8,601	80.1	—	8,277	80.4
- other	2,046	19.2	2,133	19.9	-4.1	2,014	19.6

shareholding in Meliorbanca for a price of 2.4 million euro, realizing a capital gain of 1.6 million euro;

•                     the disposal of 5.04% (50% of the investment) of Crif, a company operating in the business information services sector, to the majority shareholder Cribis, at a price of 2 million euro, realizing a capital gain of 1.9 million euro.

Furthermore, in December, the 3.45% shareholding in CDC Ixis was exchanged with the 12% shareholding in Ixis Asset Management Group (IAMG) and 2.45% in Ixis Corporate & Investment Bank (ICIB), realizing a loss on disposal of 50 million euro, booked to extraordinary charges.

Net writebacks of 42 million euro refer mainly to the investments held in Santander Central Hispano (writeback of 33 million), Cassa di Risparmio di Firenze (net writeback of 102 million booked to extraordinary income) and Cassa dei Risparmi di Forlì (adjusted by 86 million).

The distribution network

Actions to develop and rationalize the Group’s distribution network continued during the year. With particular reference to the Parent Bank, the transfer to the four North East bank networks of the 113 Sanpaolo network operating points located within the Triveneto and Emilia areas and the transfer to the Sanpaolo network of the 30 operating points pertaining to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna located outside of their respective territories (more precisely in the provinces of Rome, Milan and Lodi) were started. The transaction, begun in November, was completed in January 2005.

At the end of December the Bank’s distribution network comprised 1,367 banking branches in Italy, and 13 branches and 18 representative offices abroad.

With reference to multi-channel banking, at the end of the year, in respect of private and retail customers, direct banking contracts managed by Sanpaolo branches rose above 465,000, an increase of about 20% since 31/12/2003, reclassified consistently. Internet banking contracts with companies reached 32,000 units (increasing more than 20% since the beginning of the year). The retail customer service is also carried out through the network of automatic Bancomat tellers (1,929 ATMs at the end of the year) and through the POS terminals (30,949).

Personnel

At the end of the year, the Bank’s staff was made up of 20,794 employees, down 609 (-2.8%) in comparison to

Distribution network

		31/12/2003	Change
		pro forma	31/12/04-31/12/03
	31/12/2004	(1)	pro forma (%)	31/12/2003
Banking branches and area offices	1,380	1,369	+0.8	1,450
- Domestic	1,367	1,357	+0.7	1,438
- Foreign	13	12	+8.3	12
Representative offices	18	18	—	18

(1)   The figures relating to the domestic offices have been reclassified to take account of the Bank’s transfer, of the branches operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Tretino Alto Adige) and Emilia areas to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

Personnel

	31/12/2004		31/12/2003 pro forma (1)		Change 31/12/04-31/12/03	31/12/2003
		%		%	pro forma (%)		%
Period-end headcount	20,794	100.0	21,403	100.0	-2.8	22,086	100.0
- executives	409	2.0	447	2.1	-8.5	451	2.0
- third and fourth level managers	2,614	12.6	2,997	14.0	-12.8	3,064	13.9
- other personnel	17,771	85.4	17,959	83.9	-1.0	18,571	84.1

(1)   The figures have been reclassified to take account of the Parent Bank’s transfer of branches to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

31/12/2003, reclassified consistently to take into account the transfer of resources operating in the Parent Bank branches in the provinces of Triveneto and Emilia to Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

This reduction was mainly due to the staff leaving incentives, implemented by using the “Income, employment and re-training fund for staff in the banking industry” (“Fondo di Solidarietà per il sostegno del reddito, dell’oc-cupazione e della riqualificazione professionale del Personale del Credito”, in short “Income, employment and re-training fund”) set up in September 2003.

There have been 2,000 adhesions to the “Income, employment and re-training fund”, out of 2,450 people.

During 2004, about 1,400 members of staff left through the “Income, employment and re-training fund”, while another hundred or so left through voluntary retirements.

These incentives made it possible to contain personnel costs, as well as reducing staff in structures where efficiency is to be be increased within the context of the 2003-2005 Plan and making an important investment for future development with the introduction of new personnel (about 1,200 new employees).

This new personnel was mainly introduced into the branches (about 850 new hires) to support commercial development plans.

Personnel requirements were covered by frequent transfers between Group companies. About 140 resources were acquired during the year from other Group companies (about 290 were disposed of).

These must also be accompanied by the 683 resources disposed of by the Parent Bank to Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo following the aforementioned branch transfer, aimed at consolidating the distribution arrangement on the territory.

Furthermore, the migration processes of the North East bank networks and Banca Popolare dell’Adriatico to the Parent Bank’s IT system and the activation of the organizational models and processes of the same Parent Bank in these companies were completed in 2004.

These processes required substantial interventions in terms of assistance and support which involved SANPAOLO IMI staff for a total of more than 17,000 man-days.

Capital and reserves

Net shareholders’ equity

The Bank’s net shareholders’ equity, 11,090 million euro as of 31 December 2004, showed the following movements in the year:

Movements in Bank’s shareholders’ equity	(€/mil)

Shareholders’ equity as of 1 January 2004	10,346
Decreases	-715
- Dividends	-715
Increases	1,459
- Recalculation of deferred tax liability on reserves subject to taxation	2
- Capital increase for exch. Fideuram Vita spin off	74
- Merger and spin off goodwill allocation	347
- Net income for the period	1,036
Shareholders’ equity as of 31 December 2004	11,090

For more details on transactions during the year and all the Bank’s equity accounts, see Part B - Section 8 of the Explanatory Notes.

Own shares

As of 31 December 2003, the Parent Bank held 3,220,919 SANPAOLO IMI shares in its portfolio, equal to 0.18% of the share capital, which were recorded, among the assets in the Balance sheet, at market value for 34 million euro (10.413 euro unit cost).

In application of that established in the shareholders’ resolutions regarding authorization to purchase and dispose of own shares, during the year the Bank purchased 795,000 shares on the market (nominal value 2.2 million euro), for a total cost of 7.1 million euro.

At the end of 2004, therefore, the Parent Bank held 4,015,919 own shares (11.2 million euro nominal value) in its portfolio, equal to 0.22% of the share capital, recorded, among the assets in the Balance sheet, in the dealing securities portfolio, at market value for 42.5 million euro (10.585 euro unit cost).

Regulatory capital and solvency ratios

At the end of 2004 the ratio of the Bank’s regulatory capital to total weighted assets against credit and market risks showed a total solvency ratio of 17.4%. The ratio of the primary capital to total weighted assets was 12.4%.

Regulatory capital and solvency ratios

	31/12/2004	31/12/2003
Regulatory capital (€/mil)
Tier 1 capital	10,469	9,799
of which: preferred shares	1,000	1,000
Tier 2 capital	4,799	3,934
less: prescribed deductions	-770	-440
Regulatory capital	14,498	13,293
Tier 3 subordinated loans	180	140
Total regulatory capital	14,678	13,433
Weighted assets (€/mil)
Credit risk	81,963	86,774
Market risk	2,567	1,997
Other requirements	2	1
Total assets	84,532	88,772
Solvency ratios (%)
Core tier 1 ratio	11.2	9.9
Tier 1 ratio	12.4	11.0
Total risk ratio	17.4	15.1

Supplementary information

Committees and management

In compliance with the recommendation issued by Consob with Communication 1574/1997, in accordance with Art. 15 of the Articles of Association, the Board of Directors has elected among its members the Executive Committee (comprising the Chairman, presiding, the Deputy Chairman and the Managing Director) setting the number of components, powers of attorney, duration, operating standards and powers. The Board has also elected the Managing Director and Chief Executive Officer, establishing their attributions.

The Executive Committee exercises its powers within the context of the strategies, direction and plans laid out by the Board, with faculty of sub-power of attorney and the obligation to report quarterly to the same Board on the activity performed, the decisions made and the powers of attorney conferred. In particular, the Executive Committee is given powers concerning loan issue (up to a fifth of the Company’s portfolio) and, generally, operational powers regarding Group guarantees to financial institutions, the recovery of loans, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company and shareholdings - except in the case of exclusive competence of the Board of Directors -personnel and expenditure. The Executive Committee has also been given, in general, the faculty to assume any urgent provision in the interests of the Company, referring it to the Board at its next meeting.

Powers concerning the granting of loans have also been attributed to the Group Credit Committee presided over by the CEO and composed of the Managers of the competent company structures.

The Managing Director is responsible for the global coordination of the Group activities, according to the directions given by the Board of Directors. He is particularly responsible for defining the Bank and Group’s activities of strategic direction, governance and control, supervising the Group planning process, monitoring the consistent development of plans and budgets and the central control of risks. The Managing Director is also responsible for the insurance activities (Assicurazioni Internazionali di Previdenza), the financial planner networks (Banca Fideuram) and asset management (Sanpaolo IMI Asset Management) as well as, generally, the governance of equity investments.

The CEO - head of the operating and executive structure -is responsible for all Functions pertinent to the commercial bank, with the relative governance and support structures, as well as the banking networks operating on domestic and transnational territory and specialist companies controlling specific markets, territories and businesses such as public entities (Banca OPI), investment banking (Banca IMI), private equity, consumer credit (Finemiro Banca), leasing (Sanpaolo Leasint) and tax collection (GEST Line).

In the light of the division of expertise described above, the Board of Directors has attributed to the Managing Director and the CEO powers to be exercised within the context of the strategies, direction and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decisions made and the powers of attorney conferred.

In particular, the Managing Director and the CEO are attributed powers concerning loan issue and operational powers, Group guarantees to financial institutions, financial risk management and control, recovery of loans, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Director and the CEO have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors.

Transactions with related parties

In accordance with and in observance of the Consob provisions on the matter, the transactions entered into by the Parent Bank with related parties lie within the scope of the normal operations of the Bank and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience and in observance of the internal procedure provided for this purpose.

During 2004, no transactions of “atypical or unusual nature” were carried out, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholders’ equity and the protection of minority shareholders, either with related parties or with subjects other than related parties.

The balances and transactions between the Bank and the other companies in the SANPAOLO IMI Banking Group are detailed in the Explanatory Notes.

Further information is given in the Group Report on Operations, to which reference should be made.

As regards transactions with subjects exercising functions of administration, management and control of the Parent Bank, Art. 136 of D. Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counter-parties) these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within banks or companies belonging to the Group, for obligations and actions taken in connection with the company to which they belong or for financing transactions entered into with another company or bank within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes to the Parent Bank Financial Statements highlights the loans and guarantees issued to Directors, Auditors and the CEO of the Parent Bank.

The same section of the Explanatory Notes to the Parent Bank Financial Statements also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors, Auditors and the CEO of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators, Auditors and the CEO of the Parent Bank as well as by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the Group Report on Operations.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A., Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Bank has set up four stock option plans reserved for executives, as well as a plan reserved for the Chairman and the Managing Directors. The details of these initiatives are illustrated in the Group Report on Operations, to which reference should be made.

Other information in accordance with the law

Planning document on information security management

The Planning Document on Security, provided for by Art. 34, subsection 1, letter g), of D. Lgs. no. 196 of 30/6/2003 “Code for the protection of personal data”, was prepared in accordance with that envisaged by Rule 19 of the Technical Regulations, attachment B, to D. Lgs. 196/2003. Further updates will be completed within the terms provided for by the law.

Developments after the end of the year

On the basis of the figures available for the beginning of the new year, the Bank has registered an increase in customer financial assets compared with the levels at the end of 2004, principally due to indirect deposits and especially asset management which has benefited not only from the positive trend of the financial markets, but also from a newly positive net inflow after a year which was, on the whole, negative.

As regards the economic results of the beginning of 2005, as well as the prospects for the evolution of the operating volumes and economic margins, the considerations regarding the Group are confirmed.

Turin, 22 March 2005

The Board of Directors

Proposal for the approval of the financial statements and allocation of net income for the year

Shareholders,

We submit to your approval the SANPAOLO IMI financial statements for 2004.

Firstly, we would like to draw attention to the effects on the Bank’s net equity of allocation of the merger and spin off goodwill booked to the financial statements following extraordinary transactions completed in 2004, on which extensive and detailed information was provided in the Introduction to the Explanatory Notes.

The allocation of merger/spin off goodwill was performed by applying the principles of neutrality and continuity which regulate these kinds of transactions and in observance of the tax regulations, which provide for the obligatory reconstitution of reserves subject to taxation and the application to the remaining goodwill of the tax system of the reserves which proportionally contributed to its formation (Art. 172 of the Consolidated law on income tax, D.P.R. no. 917 of 22/12/1986, as amended by D. Lgs. No. 344 of 12/12/2003).

The investments cancelled in the transactions referred to the capital reserves reduced by the spun off companies or cancelled by the incorporated companies.

As the SANPAOLO IMI Legal Reserve would have been lower than 20% of the new Share Capital following the increase of Share Capital during the year in the context of the spin off of Banca Fideuram, the same Reserve was brought up to this level with the allocation of a share of the spin off goodwill referable to the capital reserves reduced by the spun off company.

The net equity of SANPAOLO IMI S.p.A. as of 31 December 2004, before allocation of net income, is therefore composed as follows:

(Euro)

	Share capital and reserves as of 31/12/04 before the allocation of the merger/spin off goodwill		INVESP merger goodwill allocation	Prospettive 2001 merger goodwill allocation	Sanpaolo IMI Wealth Management spin off goodwill allocation	Banca Fideuram spin off goodwill allocation	Share capital and reserves before allocation of 2004 net income
Capital	5,217,679,141		—	—	—	—	5,217,679,141
Legal reserve	1,028,812,960		—	—	—	14,722,868	1,043,535,828
Additional paid-in capital	707,767,359		—	—	—	16,951,568	724,718,927
Other Reserves:	3,099,586,306		—	—	—	-31,674,436	3,067,911,870
Extraordinary reserve	1,730,791,813		159,726,269	9,152,814	43,069,988	99,648,722	2,042,389,606
Reserve for purchase of own shares	1,000,000,000	(*)	—	—	—	—	1,000,000,000
Reserve ex Art. 21 D.Lgs. 213/98	15,721,469		—	—	—	—	15,721,469
Reserve ex Art.13 sub. 6 D.Lgs. 124/93	5,417,855		—	—	—	—	5,417,855
Reserve pursuant to Law Decree 429/82	218,048		—	—	—	—	218,048
INVESP merger goodwill	160,423,301		-160,423,301	—	—	—	—
Prospettive 2001 merger goodwill	9,152,814		—	-9,152,814	—	—	—
Sanpaolo IMI Wealth Management spin off goodwill	43,069,988		—	—	-43,069,988	—	—
Banca Fideuram spin off goodwill	134,791,017		—	—	—	-134,791,017	—
Reserve L. 342/2000	—		697,032	—	—	3,467,859	4,164,891
Income for the period to be distributed	1,035,918,830		—	—	—	—	1,035,918,830
	11,089,764,596		—	—	—	—	11,089,764,596

(*)  Of which € 42,508,503 commitments for own shares held in portfolio as of 31/12/04.

Considering that after the allocation of merger/spin off goodwill the Legal Reserve has reached the maximum limit provided for by the first subsection of Art. 2430 of the Italian Civil Code (20% of the share capital), it is not necessary, in accordance with the law and with Art. 23 of the Articles of Association, to allocate a 10% share of the net income to the Legal Reserve. Consistently with this assumption, and taking account of the fact that Art. 23 of the Articles of Association provides for the attribution to the preference shares of 5% of their nominal value, we propose the allocation of net income for the year, 1,035,918,830 euro, to be distributed as follows:

•     875,824,713 euro to the Shareholders, with recognition of a dividend of 0.47 euro for each of the 1,475,122,818 ordinary shares and 388,334,018 preference shares that form the share capital, to be distributed to the shares in circulation, allocating to the extraordinary reserve the undistributed share against any own shares held by the Bank as of 23 May 2005, the dividend issue date;

•     160,094,117 euro to the Extraordinary reserve.

Considering that some stock option plans envisage a period of exercise of the rights to subscribe new shares before the issue of the dividend, the number of ordinary shares in circulation could be higher than the existing 1,475,122,818, on the same date. Should these rights be exercised, without altering the dividend per share of € 0.47, the majority share of net income distributed will involve a corresponding reduction of the share of net income allocated to the Extraordinary Reserve.

The dividends will be paid on 26 May 2005.

The proposal for the distribution of net income is consistent with the positive trend registered by the Bank in the early months of 2005 and with the levels of adequacy of the Bank’s and the Group’s regulatory capital and solvency ratio. This is also consistent and compatible with the presumable changes in the Bank and Group’s net equity owing to the transition to the IAS international accounting principles.

Should the proposal in question be approved, after allocating net income for the year and regardless of any issue of new shares following the exercise of the stock option rights, as well as of the specification of own shares held by the Bank on the date the dividend is issued, the SANPAOLO IMI net equity will be composed as follows:

(Euro)

Composition of the net equity of SANPAOLO IMI after the allocation of 2004 net income
Capital	5,217,679,141
Legal reserve	1,043,535,828
Additional paid-in capital	724,718,927
Other Reserves:	3,228,005,986
Extraordinary reserve	2,202,483,723
Reserve for purchase of own shares	1,000,000,000
Reserve ex Art. 21 D.Lgs. 213/98	15,721,469
Reserve ex Art.13 sub. 6 D.Lgs. 124/93	5,417,855
Reserve pursuant to Law Decree 429/82	218,048
Reserve pursuant to Law 342/2000	4,164,891
10,213,939,882

Turin, 22 March 2005	The Board of Directors

Report of the Board of Statutory Auditors to the Shareholders’ Meeting in accordance with Art. 153 of Decree Law no. 58 dated 24 February 1998

Shareholders,

The 2004 financial statements submitted for your examination approval, as well as the consolidated financial statements for the year 2004 are at your disposal, have been submitted by us in compliance with legislation have been prepared in accordance with D. Lgs. no. 87 of 27 January 1992 and with the methods provided for by Bank of Italy regulation of 30 July 1992 and subsequent amendments.

The Report on Operations of the Parent Bank and of the Group, presented with the financial statements, fully and exhaustively illustrate the financial position and results of operations and the performance of the Parent Bank and of the Group during 2004, as well as the developments after the end of the year.

The Reports on Operations of the Parent Bank and consolidated financial statements for the first half of 2004, received by us from the Board of Directors within the terms of law, were also prepared and published in compliance Consob recommendations. The quarterly reports were published within the established.

Given the above, the Statutory Auditors point out the following:

1.                                       The “Report on Corporate Governance and the compliance with the Code of Conduct for Listed Companies” describes the SANPAOLO IMI Corporate Governance structure, largely in line with the indications of the Code.

In compliance with the recommendations set forth in the Code of Conduct and the provisions contained in the Regulations for organized markets, managed by Borsa Italiana S.p.A., and in the relative Instructions, the Bank:

•                     set up, in 2002, the Code for Conduct on the matter of internal dealing, aimed at giving transparency to purchase and sale transactions of stocks of the Company and its main subsidiaries by the Directors, Statutory Auditors, the CEO and other “relevant people”;

•                     adopted, in 2001, an internal procedure for the processing of confidential information, which reaffirms the principle of discretion to which the Directors and Statutory Auditors are bound;

•                     has revealed in the Explanatory Notes to the Parent Bank Financial Statements the positions held by Directors of the Parent Bank on Boards of Directors or Statutory Auditors in listed companies, financial institutions, banks, insurance companies or other significant businesses;

•                     has drawn up Regulations for meetings.

2.                                       In the context of the activity undertaken by the Board of Directors and the Ethical Committee, set up in 2001, in 2003 the Bank defined a Group Ethical Code and published a Social Report which together constitute the general frame of reference for the principles and ethical values of the Group. This Code also forms the corpus for the criteria of conduct of the Directors, employees and co-workers in every operating and geographical area.

3.                                       With respect to the adequacy of the organization, the Bank has Group Regulations which define the entire organizational structure, the basic principles on which it operates, the areas of competency and the responsibilities of the Parent Bank Central functions, as well as the mechanisms and instruments used to coordinate the entire Group. These Regulations are aimed at providing the regulatory framework of reference which, together with the definitions of procedures, directives and preventive authorizations, will characterize the Group by its common entrepreneurial design, strong internal cohesiveness and single leadership, consistent with the Bank of Italy directives and with the needs of a good and prudent management.

4.                                       In order to implement the provisions of D.Lgs. no. 231/2001 on the matter of administrative responsibility of legal bodies for offences committed by those in leading positions within their relative structures or by those subject to their management or regulation, and also taking account of the existing internal control system, in 2003 the Bank approved the reference principles for the adoption of the models of organization, management and control pursuant to the above-mentioned Decree, as well as conferral of the qualification of Supervisory Body to the Audit Technical Committee, with contextual attribution of the powers and prerogatives necessary to perform the supervisory activities with regard to the operation and observance of the models and their updating in compliance with the provisions of the Decree.

5.                                       With reference to the transition to IAS/IFRS international accounting policies, in December 2002 the SANPAOLO IMI Group had already launched a project with the aim of planning and realizing the operations necessary to cope adequately with the transition to the new regulatory framework. During 2004 the study of the new international accounting policies and the main problems caused by their introduction into the Group was completed. This activity has enabled the production of an IAS compliant “Group Accounting Policies Handbook”. Complex and extensive interventions to realize IT procedures, some of which still to be completed, were also developed, along with the connected organizational processes of accounting and administration. The Board of Directors approved adoption, starting with the year 2005, of the new international policies for preparing the Parent Bank financial statements and, apart from certain exceptions, those of the subsidiaries, in order to ensure the necessary Group reporting consistency. In relation to quarterly and half-yearly reporting, the transition to IAS/IFRS policies is envisaged to take place for the Half Year Report. This information, also in accordance with Consob Communication no. 5015175 dated 10 March 2005, was supplied to the market and explained in the Report.

6.                                       With reference to the adequacy of the internal controls on the administration-accounting system, in 2002 the Bank set up a special Disclosures Committee with the task of supporting the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the financial information disclosure activity, with particular reference to the provisions of the Sarbanes-Oxley Act, the regulation aimed at strengthening Corporate responsibility for the financial reports of the issuers listed on the United States market, including SANPAOLO IMI. In 2004 the initiative, launched in 2003, to “Analyze a model to govern Group administration-accounting and formalize administration-accounting procedures”, aimed at creating a structured system to control financial disclosures and other data released onto the market, was completed within the Parent Bank and is being extended to the subsidiaries.

7.                                       The Parent Bank and consolidated Reports on Operations, and the relevant Explanatory Notes, contain the information required by the regulations issued by the Bank of Italy and by Consob. The Board of Statutory Auditors has especially noted that the Explanatory Notes to the Parent Bank and consolidated financial statements include the information requested by Consob (Communication no. 1011405 dated 15 February 2001) to banks listed on regulated markets, in respect of tax benefits provided by “Legge Ciampi” and of the renegotiation of subsidized loans and included in the usury and anatocism phenomena. With reference to the latter, the Board of Statutory Auditors has taken note of the information contained in the Explanatory Notes to the Parent Bank and consolidated financial statements on the basis of which, and in the light of existing jurisprudence and in consideration of the current status of the legal proceedings, the Bank estimates that the potential risks in relation to the dispute are covered by the prudent accruals made to the provisions for other risks and charges, in proportion to each case, where quantifiable; that is they are covered by 142 million euro of the provision (of which 122 refer to the Parent Bank) destined, on the whole, to hedge all disputes whose amount and outcome cannot be determined.

8.                                       As indicated in the Report and the Explanatory Notes, the Directors felt that the “general reserve” (1,174 million euro) is sufficient to cover the risk inherent in performing loans, including the potential loss linked with the contractual commitment in relation to the FIAT convertible facility.

9.                                       The risk to assets resulting from dealing in bonds of domestic and international issuers in default is covered by provisions of 29 million euro to the fund for risks and charges at Group level. The applications of savers are assessed case by case, paying particular attention to the profiles of adequacy of the service provided, involving, for positions regarding Cirio and Parmalat stocks, the Technical Audit Committee, as the Corporate body independent of the operating structures.

10.                                 As regards the Parmalat case, in order to guarantee free defense of the interests of its customers, SANPAOLO IMI supplied organizational and financial support to the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”. This committee was founded on 2 February 2004 on the initiative of several Group customers, with the aim of taking all actions necessary for the admission of credits into the extraordinary administration procedures and instigating any collective legal proceedings for compensation.

11.                                 Following the Public Exchange Offer related to the Argentine stocks, the Bank, upon express invitation issued recently by the Italian Bankers’ Association, offered to take on the costs deriving from the legal and/or arbitration actions which might be taken against Argentina on behalf of holder customers not adhering to the Offer, in the context of the initiatives promoted by Task Force Argentina.

12.                                 During 2004 and until the date of the present report SANPAOLO IMI completed several extraordinary transactions, specifically the incorporations of Invesp S.p.A. and Prospettive 2001 S.p.A., the partial spin-off of Banca Fideuram S.p.A. to SANPAOLO IMI, the total spin-off of Sanpaolo IMI Wealth Management S.p.A. to SANPAOLO IMI and Sanpaolo IMI Asset Management SGR S.p.A, the conferrals of a total of 113 operating points in the provinces of Triveneto and Emilia to Cassa di Risparmio in Bologna S.p.A., Cassa di Risparmio di Padova e Rovigo S.p.A., Cassa di Risparmio di Venezia S.p.A. and Friulcassa S.p.A.. With reference to the said transactions, the Board of Auditors supervised the observance of the provisions on the matter of fulfillments envisaged for mergers, spin-offs and conferrals.

13.                                 Considering the requirements for comparability of the 2004 Parent Bank financial statements with the prior year, the Board of Statutory Auditors verified that the Parent Bank Explanatory Notes provide all information necessary to illustrate the criteria used to prepare the pro forma schedules for 2003, which were prepared taking into account the indications provided by Consob.

14.                                 In respect of operations with related companies, in December 2002 the Bank approved a specific organizational procedure for the Group which identifies the consolidation area of the related parties, defines the significant operations (on the basis of analytical thresholds and considering the types of operations and the nature of the counterparties), duties and responsibilities and indicates the flow of information between the Bank and its directly and indirectly controlled subsidiaries as well as toward the Company bodies, also to implement the request for information from the Board of Statutory Auditors in accordance with Art. 150 of D.Lgs. no. 58/1998. In relation to transactions with Group companies and related companies, the global framework of which is fully illustrated in the relevant paragraphs in the Report on Operations and in the Explanatory Notes, it is highlighted that these are encompassed in the ordinary operating activities of the Group and are executed under market conditions and are, in any case, valued on the basis of reciprocal economic convenience. The Report on Operations in the consolidated financial statements reveals the transactions with related parties of particular relevance mainly as regards the organizational-business model. Receivable and payable balances at the end of the year in the consolidated accounts with related parties amount to a total which is irrelevant compared to the entity of the Group’s portfolio. No transactions of an atypical and/or unusual nature were carried out, either with correlated parties or others.

15.                                 As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank or for Group companies, the Board of Statutory Auditors is assured that these have been recorded in compliance with Art. 136 of D.Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law). These transactions were the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for the actions taken in connection with the company itself or for financing transactions entered into with other banks or companies within the Group. In such cases the transactions are discussed and resolved by the boards of the bank or contracting party, with the prior consent of the Parent Bank. The appropriate Section of the Explanatory Notes to the Parent Bank Financial Statements highlights, in addition to remunerations, the loans and guarantees issued to directors, statutory auditors and the CEO of the Parent Bank.

16.                                 During the year the Board of Statutory Auditors, in accordance with Art. 2389 of the Italian Civil Code and Art. 15 of the Bank’s Articles of Association, issued their opinions in respect of the remuneration of Directors holding particular offices, as decided by the Board of Directors considering the proposals formulated by the Remuneration and Personnel Policies Committee.

17.                                 The information required according to Art. 10 of Law 72/83 is provided in the sections of the Explanatory Notes relating to the revaluated assets.

18.                                 On 30 August 2004, a complaint pursuant to Art. 2408 of the Italian Civil Code was received from the shareholder Mr. Marco Bava concerning the accounting representation of the FIAT convertible facility in the context of the financial statements and the Annual Report on Form 20-F pertinent to 2003.

The examination with regard to regulations and merit highlighted no critical circumstances: therefore the complaints regarding censurable behavior by the Bank are considered unfounded.

We also inform you that in 2004 no reports were received by the Board of Statutory Auditors.

19.                                 The proposal by the Board of Directors regarding the request for authorization to purchase and sell own shares is compliant with the provisions pursuant to Articles 2357 and 2357-ter of the Italian Civil Code, Art. 132 of D. Lgs. no. 58 of 24 February 1998 and with the regulations issued by Consob. More generally, the reports prepared by the Directors in respect of all the items on the agenda for the Shareholders’ meeting called to approve the financial statements are complete and have been prepared in accordance with the law and the Articles of Association.

The Board of Statutory Auditors does not have any own proposals to submit to the Shareholders’ Meeting according to Art. 153 subsection 2 of D.Lgs. no. 58/98.

20.                                 In compliance with Consob Recommendation no. 1025564 of 6 April 2001, you are informed that during 2004 your Bank instructed PricewaterhouseCoopers S.p.A. to perform, over and above the audit of the financial statements, additional activities required by law or by legal deeds, the assignment concerning the release of Comfort Letters in connection with the Offering Circular relating to the long-term program for the placing of Euro Medium Term Notes authorized by the Board of Directors and previously approved by the Board of Statutory Auditors. The independent auditor received fees of 189,500 euro for this activity. Lastly, the Board of Statutory Auditors reports that in 2004, the Bank did not assign new engagements to subjects or companies connected to PricewaterhouseCoopers S.p.A. by continuative collaboration.

Shareholders, during the year ended on 31 December 2004, we performed our supervisory activities required by law and for this purpose:

•                                          we attended the 2 Shareholders’ Meetings, the 17 meetings of the Board of Directors and the 22 meetings of the Executive Committee held during the year. During the same period the Board of Statutory Auditors met 18 times to perform its examinations and received from the Directors, in accordance with Art. 150 of D.Lgs. no. 58/98, information on a quarterly basis on the activities performed by the Group, which analyzes the operating trend, the major economic, financial and balance sheet transactions of the Company or its subsidiaries, already presented in the Group and Parent Bank Report on Operations, the exercise of powers of attorney within the Parent Bank, transactions in which the directors have a personal interest or an interest on behalf of third parties, as well as transactions with related parties. We also ensured to our satisfaction that all activities deliberated and carried out were done so in compliance with the law and with the company Articles of Association and that they were not openly imprudent, hazardous, potentially conflicting or such as to compromise the integrity of the company equity, or incompatible with the resolutions of Shareholders’ meeting;

•                                          we gained knowledge of and supervised, in respect of our duties, the adequacy of the organizational structure of the Bank and the observance of the principles of correct management, by directly monitoring, gathering information from the heads of departments and through meetings with the independent auditors in order to exchange information on data and significant issues; we supervised the adequacy of the system of internal control and of the administration-accounting system of the Bank, as well as the reliability of the latter to correctly represent the operations, through obtaining information from the heads of the respective departments, by examining company documents and by analyzing the results of the work of the independent auditors;

•                                          during 2004 we received detailed information on the controls performed by the Audit Management in relation to the Parent Bank, Foreign branches and Group Companies through the examination of the aforementioned quarterly reports, illustrated during the periodical Board meetings and of the analytical reports made available to us, as well as the attendance by the Chairman of the Board of the meetings of the Technical Audit Committee. Audit Management evaluates the functionality of the whole internal control system and supervises operations and risk assessment, proposing possible improvement to the level of supervision;

•                                          we verified, by checking directly and reviewing information provided by the Independent Auditors, the compliance with laws concerning the preparation and layout of the financial statements and the report on operations. Our controls revealed that the administration-accounting system is adequate and reliable to correctly represent the operations. We also checked the provisions imparted by the Bank to the subsidiary companies in accordance with Art. 114, subsection 2 of D. Lgs. no. 58/98, considering them adequately specific and consistent.

The work performed did not reveal any significant issues which might require reporting to Regulatory Authorities or specific mention in this report.

Having reported the above, and having examined the draft contents of the report issued by the Independent Auditors PricewaterhouseCoopers S.p.A. and considering that the information provided therein - consistently with the information received from the auditors - does not reveal any critical issues, we express an opinion in favor of approving the financial statements for the year 2004, formally acknowledging that the proposal for distribution of dividends expressed by the Board of Directors complies with current legislation and with the company Articles of Association and is adequately motivated in relation to the economic and financial position of the Bank. You are informed that the derogation in respect of the preparation and layout of the financial statements according to Art. 2423, subsection 4 of the Italian Civil Code has not been exercised.

Turin, 4 April 2005

The Board of Statutory Auditors

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the financial statements of Sanpaolo IMI SpA (the “Bank”) as of 31 December 2004. These financial statements are the responsibility of Sanpaolo IMI’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB. Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors. We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 5 per cent of the caption “Investments in Group Companies” and 0.3 per cent of “Total assets”, rests with other auditors.

For the opinion on the financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 8 April 2004.

3                                          In our opinion, the financial statements of Sanpaolo IMI SpA as of 31 December 2004 comply with the laws governing the criteria for their representation; accordingly, they give a true and fair view of the financial position and of the results of operations of the bank.

Sede legale e amministrativa: Milano 20149 Via Monte Rosa 91 Tel. 0277851 Fax 027785240 Cap. Soc. 3,754,400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta al n. 43 dell’Albo Consob - Altri Uffici: Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Viale Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Poscolle 43 Tel. 043225789 - Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

4                                          The Bank reversed the adjustments and the accruals made in the previous years solely for fiscal purposes, following the new rules set by the D.Lgs. 6 February 2004 n° 37. The effects on Net income for the year and Shareholders’ equity are disclosed in the Report on Group Operations and in the Explanatory Notes to the Financial Statements.

Turin, 8 April 2005

PricewaterhouseCoopers SpA

UNSIGNED COPY

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

EXPLANATORY NOTES TO THE PARENT BANK FINANCIAL STATEMENTS

Parent Bank balance sheet	(Euro)

		31/12/2004		31/12/2003 pro forma		31/12/2003 SANPAOLO IMI
ASSETS
10.	Cash and deposits with central banks and post offices		750,300,526		741,061,563		741,061,563
20.	Treasury bills and similar bills eligible for refinancing with central banks		1,011,312,946		2,191,213,836		2,191,213,836
30.	Due from banks:		34,938,873,311		27,386,310,957		27,384,886,332
	a) repayable on demand	4,919,928,405		8,931,825,022		8,930,400,397
	b) other deposits	30,018,944,906		18,454,485,935		18,454,485,935
40.	Loans to customers		57,203,792,342		63,981,007,644		63,982,919,330
	of which:
	- loans using public funds	26,995,263		32,100,438		32,100,438
50.	Bonds and other debt securities		10,230,138,333		9,084,807,442		9,047,597,319
	a) public entities	3,361,154,245		2,005,976,006		2,005,491,053
	b) banks	6,230,449,745		6,531,151,658		6,531,126,488
	of which:
	- own bonds	909,925,971		768,783,399		768,758,229
	c) financial institutions	370,556,839		239,112,256		202,412,256
	d) other issuers	267,977,504		308,567,522		308,567,522
60.	Shares, quotas and other equities		283,739,142		210,780,239		807,678
70.	Equity investments		2,046,428,318		2,133,086,411		2,013,834,465
80.	Investments in Group companies		8,603,832,763		8,291,391,016		8,277,025,695
90.	Intangible fixed assets		701,803,730		796,820,962		796,715,430
	of which:
	- start-up costs	—		105,215		—
	- goodwill	493,731,830		565,245,215		565,245,215
100.	Tangible fixed assets		1,236,816,576		1,273,642,861		1,273,642,861
120.	Own shares or quotas (nominal value € 11,244,573.20)		42,508,503		33,539,430		33,539,430
130.	Other assets		6,539,583,158		7,104,700,731		7,460,680,759
140.	Accrued income and prepaid expenses:		2,305,977,327		1,776,476,753		1,776,121,286
	a) accrued income	1,798,031,094		1,447,392,715		1,447,246,271
	b) prepaid expenses	507,946,233		329,084,038		328,875,015
	of which:
	- discounts on bond issues	17,341,685		17,506,412		17,506,412
Total assets			125,895,106,975		125,004,839,845		124,980,045,984

The pro forma balance sheet as of 31/12/03, unaudited, has been prepared in order to give unity of comparison with the balance sheet as of 31/12/2004.

(Euro)

		31/12/2004		31/12/2003 pro forma		31/12/2003 SANPAOLO IMI
LIABILITIES
10.	Due to banks:		37,028,879,091		37,799,877,284		37,799,877,102
	a) repayable on demand	2,606,428,731		4,336,225,874		4,336,225,692
	b) time deposits or with period of notice	34,422,450,360		33,463,651,410		33,463,651,410
20.	Due to customers:		42,848,738,957		40,489,852,184		40,499,322,667
	a) repayable on demand	30,624,767,660		30,212,662,446		30,220,655,729
	b) time deposits or with period of notice	12,223,971,297		10,277,189,738		10,278,666,938
30.	Securities issued:		18,847,173,296		19,131,734,612		19,131,734,612
	a) bonds	18,028,626,388		15,098,732,104		15,098,732,104
	b) certificates of deposit	519,557,615		3,716,975,365		3,716,975,365
	c) other	298,989,293		316,027,143		316,027,143
40.	Public funds administered		27,198,203		32,150,975		32,150,975
50.	Other liabilities		5,894,568,114		7,546,626,602		7,538,892,559
60.	Accrued expenses and deferred income:		1,538,005,133		1,255,004,911		1,254,881,271
	a) accrued expenses	1,391,851,694		1,034,661,726		1,034,662,707
	b) deferred income	146,153,439		220,343,185		220,218,564
70.	Provisions for employee termination indemnities		467,725,106		529,121,440		529,121,440
80.	Provisions for risks and charges:		1,564,734,724		1,561,437,555		1,960,464,126
	a) pensions and similar commitments	—		—		—
	b) taxation	380,502,556		257,607,528		659,599,280
	c) other	1,184,232,168		1,303,830,027		1,300,864,846
110.	Subordinated liabilities		6,588,319,755		5,887,492,939		5,887,492,939
120.	Capital		5,217,679,141		5,144,064,800		5,144,064,800
130.	Additional paid-in capital		724,718,927		707,767,359		707,767,359
140.	Reserves:		4,111,447,698		4,095,399,345		3,669,966,295
	a) legal reserve	1,043,535,828		1,028,812,960		1,028,812,960
	b) reserve for own shares or quotas	42,508,503		33,539,430		33,539,430
	c) statutory reserves	—		—		—
	d) other reserves	3,025,403,367		3,033,046,955		2,607,613,905
170.	Income for the period		1,035,918,830		824,309,839		824,309,839
Total liabilities and shareholders’ equity			125,895,106,975		125,004,839,845		124,980,045,984

		31/12/2004		31/12/2003 pro forma		31/12/2003 SANPAOLO IMI
GUARANTEES AND COMMITMENTS
10.	Guarantees given		28,332,993,368		29,298,297,442		29,298,297,442
	of which:
	- acceptances	122,316,321		101,812,094		101,812,094
	- other guarantees	28,210,677,047		29,196,485,348		29,196,485,348
20.	Commitments		14,189,853,694		14,056,523,002		14,056,523,002
	of which:
	- for derivatives on loans	597,560,889		530,147,753		530,147,753
	- for sales with obligation to repurchase	—		—		—

The pro forma balance sheet as of 31/12/03, unaudited, has been prepared in order to give unity of comparison with the balance sheet as of 31/12/2004.

Parent Bank statement of income

(Euro)

ITEMS		2004		2003 pro forma		2003 SANPAOLO IMI

10.	Interest income and similar revenues		3,557,431,943		4,162,322,647		4,158,712,007
	of which:
	- loans to customers	2,561,809,334		3,182,852,727		3,182,852,727
	- debt securities	345,121,140		374,074,030		372,879,320
20.	Interest expense and similar charges		-2,145,532,313		-2,310,384,739		-2,309,876,098
	of which:
	- amounts due to customers	-496,886,438		-630,426,024		-630,426,024
	- securities issued	-793,597,309		-765,180,337		-765,180,337
30.	Dividends and other revenues		765,965,578		843,123,476		832,552,209
	a) shares, quotas and other equities	125,934		291,388		291,388
	b) equity investments	70,516,841		93,177,027		78,224,172
	c) investments in Group companies	695,322,803		749,655,061		754,036,649
40.	Commission income		1,499,725,424		1,578,876,130		1,569,038,623
50.	Commission expense		-90,383,031		-103,386,046		-102,281,598
60.	Profits (losses) from financial transactions		131,975,652		102,338,558		89,413,766
70.	Other operating income		516,621,865		387,424,761		385,088,588
80.	Administrative costs		-2,431,431,649		-2,748,505,143		-2,723,238,361
	a) personnel	-1,486,603,703		-1,675,662,347		-1,665,091,707
	of which:
	- wages and salaries	-1,068,645,015		-1,196,082,534		-1,188,535,389
	- social security charges	-348,711,432		-394,031,690		-391,836,808
	- termination indemnities	-69,247,256		-85,452,535		-84,719,511
	- pensions and similar	—		-95,588		—
	b) other administrative costs	-944,827,946		-1,072,842,796		-1,058,146,654
90.	Adjustments to tangible and intangible fixed assets		-402,130,543		-456,309,522		-453,381,249
100.	Provisions for risks and charges		-124,926,177		-119,918,721		-117,465,213
110.	Other operating expense		-34,275,437		-9,527,688		-9,687,915
120.	Adjustments to loans and provisions for guarantees and commitments		-289,630,391		-590,568,066		-590,568,066
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		144,238,933		189,611,407		189,611,407
150.	Adjustments to financial fixed assets		-290,848,187		-152,049,497		-145,432,134
160.	Writebacks of adjustments to financial fixed assets		33,039,673		84,264,640		84,264,640
170.	Income from ordinary activities		839,841,340		857,312,197		856,750,606
180.	Extraordinary income		487,879,162		602,363,029		636,391,869
190.	Extraordinary expense		-89,718,002		-428,174,547		-403,332,366
200.	Extraordinary net income		398,161,160		174,188,482		233,059,503
220.	Income taxes for the period		-202,083,670		-206,326,846		-265,500,270
230.	Net income for the period		1,035,918,830		825,173,833		824,309,839
	Adjustment for alignment with net income				(863,994)
	SANPAOLO IMI net income for 2003				824,309,839

The pro forma statement of income for 2003, unaudited, has been prepared in order to give unity of comparison with the statement of income for the year 2004.

Explanatory notes to the Parent Bank financial statements

Introduction - Background information on the financial statements

Form and content of the financial statements

Extraordinary transactions executed during the year

Pro forma balance sheet and income schedules

Audit of the financial statements

Half year report

Part A – Accounting policies
Section	1	– Description of accounting policies
Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B – Information on the balance sheet
Section	1	– Loans
Section	2	– Securities
Section	3	– Equity investments
Section	4	– Tangible and intangible fixed assets
Section	5	– Other assets
Section	6	– Payables
Section	7	– Provisions
Section	8	– Capital, equity reserves, reserve for general banking risks and subordinated liabilities
Section	9	– Other liabilities
Section	10	– Guarantees and commitments
Section	11	– Concentration and distribution of assets and liabilities
Section	12	– Administration and dealing on behalf of third parties

Part C – Information on the statement of income
Section	1	– Interest
Section	2	– Commission
Section	3	– Profits and losses from financial transactions
Section	4	– Administrative costs
Section	5	– Adjustments, writebacks and provisions
Section	6	– Other statement of income captions
Section	7	– Other information on the statement of income

Part D – Other information
Section	1	– Directors and Statutory Auditors
Section	2	– Parent Bank

Introduction - Background information on the financial statements

Form and content of the financial statements

The financial statements of the Bank have been prepared pursuant to D.Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The financial statements comprise the balance sheet, statement of income, these explanatory notes and also include the Board of Directors report on operations.

The financial statements correspond to the company accounts, which fully reflect the transactions executed during the year.

In accordance with Bank of Italy and Consob regulations, the financial statements are stated in euro. The Explanatory Notes are stated in millions of euro.

These Explanatory Notes are presented with comparative figures taken from the financial statements as of 31 December 2003 and from the pro forma schedules as of the same date, as illustrated hereafter, and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the company’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with the Bank of Italy instructions, or based on the relevant measures.

Considering the amendments made by way of the provisions of the Civil Code concerning the financial statements and following the enforcement of the corporate law reform (D.Lgs. 6 dated 17 January 2003 and the provisions of Law 366 of 3 October 2001), unless specifically required by the special regulations issued by the Bank of Italy, the information disclosed in the Explanatory Notes has been adequately and consistently integrated.

The following schedules are attached to the financial statements:

•                     Statement of changes in shareholders’ equity;

•                     Statement of cash flows;

•                     Statements and expert opinions concerning the merger and spin off operations concluded during the year (Art. 2504 bis and Art. 2506 quarter c.c.);

•                     List of property owned.

In accordance with legislation, the Bank’s financial statements will be deposited at the company’s registered offices, together with a complete set of the latest approved financial statements of the subsidiary companies and a summary sheet of essential data relating to the 2004 financial statements of the subsidiary companies which are subject to the approval of the respective Shareholders’ meetings after the financial statements of the Bank.

In compliance with Consob regulations (Art. 77, Resolution no. 11971 of 14 May 1999 and subsequent modifications), the consolidated financial statements shall also be deposited at the registered offices, together with the independent auditors’ report and the summary sheet of essential data relating to the latest financial statements of the subsidiary companies.

Extraordinary transactions executed during the year

Corporate restructuring of the “insurance pole” - Partial spin off of Banca Fideuram

On 19 November 2004, partial spin offs took place from Banca Fideuram (for the stake held in Fideuram Vita, subsequently merged into A.I.P.) to SANPAOLO IMI and from Sanpaolo IMI Wealth Management (for the stake held in Sanpaolo Vita, subsequently merged into A.I.P.) to A.I.P.. Both operations became legally effective from 30 November 2004.

The effect on the net equity of SANPAOLO IMI of the spin off in its favor of the stake held by Banca Fideuram to Fideuram Vita was as follows:

•                     direct interest in Fideuram Vita was recorded for a book value of around 225 million euro, corresponding to the book value of the investment shown in the financial statements of the spun off company;

•                     the cancellation of the book value of the investment in Banca Fideuram for approximately 17 million euro. This amount was determined on the basis of the ratio between the value of Fideuram Vita and of Banca Fideuram before the spin off;

•                     an increase in the capital of SANPAOLO IMI of around 74 million euro, through the proportional assignment of 26,290,836 new ordinary shares issued to the minority shareholders of Banca Fideuram;

•                     the booking of 135 million euro as goodwill arising from the spin off, of which 7 million euro refers to surplus from the exchange of shares and 128 million euro to cancellation surplus.

The goodwill from the spin off has been allocated applying the principles of neutrality and continuity that govern merger/spin off operations and in consideration of fiscal regulations which provide for the reinstatement of the reduced spun off company reserves that are subject to taxation and by charging taxation to the reserves of the spin off company which participated proportionally to the goodwill (Art. 172 of the Consolidated Law on income taxes, D.P.R. no. 917 dated 22/12/1986, as modified by D.Lgs. no. 344 dated 12/12/2003).

Adopting such criteria, it is evident that the movement in the net equity of SANPAOLO IMI following the spin off (increase in capital plus goodwill), reflects the same composition in respect of the decrease in the reserves of the spun off company (divided between income reserves and capital). It also takes into account the transfer of the shares cancelled in the operation to the capital reserves reduced by the spun off company.

Following the increase in the share capital of SANPAOLO IMI to serve the minority shareholders of Banca Fideuram, it became necessary to integrate the Legal Reserve of SANPAOLO IMI to 20% of the new Share Capital (the level existing before the spin off, above which the Law and Articles of Association do not require profit for the year to be allocated to the Legal Reserve). Such integration was made utilizing the reserves of reduced capital from the spun off company.

To conclude, the allocation of goodwill from the spin off involved:

•                     the reinstatement of Reserve ex L.342/2000 subject to taxation, for 3.5 million euro, not included in the capital of the spun off company;

•                     the reinstatement of the Banca Fideuram reduced capital reserves (net of the book value of the investment in Banca Fideuram, cancelled in the operation), within the increase in share capital of SANPAOLO IMI (by way of allocating 3.9 million euro of reserves subject to taxation included in the share capital of the spun off company), to increase the Legal reserve by 14.7 million euro and to increase the Additional paid-in capital by the remaining 17 million euro;

•                     the reinstatement of the income reserves of the spun off company within the Extraordinary Reserve of SANPAOLO IMI for 99.6 million euro.

In the context of the same restructuring project for the Group’s “insurance pole” the spin off in favor of Assicurazioni Internazionali di Previdenza of the total stake held by Sanpaolo IMI Wealth Management in Sanpaolo Vita was completed.

This spin off resulted for SANPAOLO IMI in the exchange of shares, maintaining values, in Sanpaolo IMI Wealth Management (wholly controlled), with shares in A.I.P. for the sum of 314 million euro. The amount has been calculated in proportion to the equity transferred to the beneficiary of the spin off and the residual amount from the spun off company.

For completeness it should be noted that at 2004 year end Fideuram Vita was merged into A.I.P.. This transaction involved the exchange, maintaining values, of shares in Fideuram Vita with shares in A.I.P. for 225 million euro.

In compliance with Art. 2506-quater, the Explanatory Notes include the expert report on the spin off of the shares from Banca Fideuram in favor of SANPAOLO IMI.

Corporate restructuring of the “asset management pole” - Total spin off of Sanpaolo IMI Wealth Management

On 20 December 2004 the total spin off of Sanpaolo IMI Wealth Management (SPWM) was signed, becoming legally effective as of 29 December 2004.

This operation resulted in the assignment to SANPAOLO IMI of a compendium of shares, maintaining values, for the sum of 191 million euro and of a compendium of capital composed of shares and residual elements of assets and liabilities to Sanpaolo IMI Asset Management SGR (SPIAM).

The shares assigned to SANPAOLO IMI were the following:

Name	%	Book value
		(€/mil)
SANPAOLO IMI ASSET MANAGEMENT SGR S.p.A.	100	95
SANPAOLO BANK S.A.	50	75
ALLFUNDS BANK S.A.	50	21
TOTAL		191

Upon completion of the spin off, which did not involve any issue of new shares, considering that SANPAOLO IMI held the entire share capital of the spun off company and that of the other beneficiary company SPIAM, following the spin off of the shares, cancellation surplus of around 43 million euro was recorded. Such surplus was calculated on the difference between the book value of the spun off compendium in favor of SANPAOLO IMI and the book value of the shares in SPWM.

The spin off of SPWM in favor of SPIAM led to the exchange, maintaining book values, of shares in SPWM with those of SPIAM, for a residual book value of 41 million euro.

The allocation of the spin off surplus was made applying the same principles indicated in the previous paragraph. There being no reserves subject to taxation in the net equity of the spun off company, and taking into account that the capital reserves reduced by the spun off company were lower than the book value of the cancelled shares in SPWM, the entire surplus refers to the income reserves of the spin off and, as such, has been recorded in the financial statements to increase the Extraordinary Reserve.

Merger of the subsidiaries Invesp and Prospettive 2001 S.p.A.

On 16 December 2004 Invesp S.p.A. and Prospettive 2001 S.p.A. were merged into SANPAOLO IMI, becoming legally effective from 31 December 2004 and effective for accounting purposes from 1 January 2004.

This operation led to the booking of 169 million euro as cancellation surplus (of which 160 million euro refers to the merger of Invesp and 9 million euro to the merger of Prospettive 2001).

The allocation of the Invesp merger goodwill, made applying the same principles indicated in the previous paragraph, led to:

•                     the reinstatement of Revaluation Reserve ex L.342/2000 subject to taxation and previously not included in the share capital of the merged company, for 0.7 million euro;

•                     an increase in the Extraordinary Reserve for 159.7 million euro, in respect of the income reserve of the merged company and taking into account that the capital reserve of that company was less than the book value of the cancelled investment.

The merger goodwill for Prospettive 2001, totaling 9.2 million euro, in respect of the income reserve of the merged company, was carried to increase the Extraordinary Reserve.

Pro forma balance sheet and income schedules

The statements of income and balance sheets as of 31/12/2004 show the comparative values as of 31/12/2003. In order to enable comparability of these figures, pro forma schedules have been prepared to record the following operations:

•                     the transfer of the assets and liabilities attributable to the 626 branches of the former Banco di Napoli (first tranche of the transfer of the “Southern Territorial Direction” business branch) to Sanpaolo Banco di Napoli S.p.A., with effect from 1 July 2003;

•                     the transfer of the assets and liabilities attributable to the 129 branches of SANPAOLO IMI (second tranche of the transfer of the “Southern Territorial Direction” business branch) to Sanpaolo Banco di Napoli S.p.A., with effect from 29 September 2003;

•                     the transfer to CSP Investimenti S.r.l. of the real estate branch comprising the properties not functional to the activities of the Parent Bank. This was completed on 31 December 2003;

•                     the transfer to CARISBO S.p.A. of the assets and liabilities attributable to the 28 branches of SANPAOLO IMI S.p.A. located in Emilia Romagna, with effect from 15 November 2004;

•                     the transfer to CARIPARO S.p.A. of the assets and liabilities attributable to the 53 branches of SANPAOLO IMI S.p.A. located in Veneto and Trentino Alto Adige, with effect from 29 November 2004;

•                     the partial spin off in favor of SANPAOLO IMI of the stake held by Banca Fideuram in Fideuram Vita, with effect from 30 November 2004;

•                     the entire spin off of Sanpaolo IMI Wealth Management S.p.A. to SANPAOLO IMI S.p.A. and Sanpaolo IMI Asset Management SGR with effect from 29 December 2004;

•                     the merger by incorporation of Invesp S.p.A. and Prospettive 2001 S.p.A., with effect from 31 December 2004 and effective for accounting and tax purposes as of 1 January 2004.

The pro forma schedules for the 2004 financial year were prepared assuming that the transfers completed in 2003 would become effective as from 1 January 2003 and that the transfer and mergers carried out in 2004 would become effective on the same date in the year 2003.

In order to provide a comparison of administrative costs, solely for the purposes of the reclassified statement of income, costs referring to the personnel of the Bank networks in the North East Territorial Direction, previously controlled by Cardine Finanziaria and whose employment contracts were transferred to Cardine Finanziaria with effect from 1 October 2003, were recorded to personnel costs as a contra-entry to other administrative costs. This adjustment determined an increase of 59 million euro in personnel costs and a decrease for the same amount to administrative costs.

Adjustments following company transactions

Transfer of assets and liabilities to Sanpaolo Banco di Napoli S.p.A.

Adjustments made to the reclassified balance sheet as of 31 December 2003:

•                     decrease in other assets of 34 million euro;

•                     decrease in the tax reserve of 34 million euro;

Adjustments made to the reclassified statement of income for the year 2003:

•                     decrease in net interest income (- 319 million euro);

•                     decrease in net commission (- 166 million euro);

•                     decrease in profits and losses from financial transactions (- 7 million euro);

•                     decrease in personnel costs (+ 195 million euro);

•                     decrease in other administrative costs (+ 154 million euro);

•                     decrease in indirect duties and taxes (+ 17 million euro);

•                     decrease in other net operating income (- 16 million euro);

•                     decrease in adjustments to the value of goodwill (+ 43 million euro);

•                     decrease in provisions for risks and charges (+ 8 million euro);

•                     decrease in adjustments to the value of loans and provisions (+ 28 million euro).

Net of the tax effect (+ 34 million euro), the impact on net income for the year 2003 is - 29 million euro.

Taking into account that following the aforementioned transfers, a number of activities relating to the organization and management of Sanpaolo Banco di Napoli were outsourced to SANPAOLO IMI, it has been assumed that such services had already been performed in 2003. This resulted in an increase in other administrative costs and other net operating income of 120 million euro for last year.

Transfer of the real estate branch to CSP Investimenti S.r.l.

Adjustments made to the reclassified balance sheet as of 31 December 2003:

•                     decrease in other assets of 19 million euro;

•                     decrease in the tax reserve of 19 million euro.

Adjustments made to the reclassified statement of income for the year 2003:

•                     decrease in other net operating income (- 12 million euro);

•                     decrease in adjustments to the value of tangible fixed assets (+ 7 million euro);

•                     decrease in extraordinary income (- 51 million euro).

Net of the tax effect (+ 19 million euro), the impact on net income for the year 2003 is - 37 million euro.

Transfer of assets and liabilities to CARISBO S.p.A.

Adjustments made to the reclassified balance sheet as of 31 December 2003:

•                     decrease in cash and deposits with central banks of 3 million euro;

•                     decrease in loans to banks of 5 million euro;

•                     decrease in loans to customers of 1,156 million euro;

•                     decrease in tangible fixed assets of 4 million euro;

•                     decrease in other assets of 112 million euro;

•                     decrease in payables to banks of 374 million euro;

•                     decrease in amounts due to customers of 556 million euro;

•                     decrease in the provision for termination indemnities of 7 million euro;

•                     decrease in provisions for other risks and charges of 6 million euro;

•                     decrease in other liabilities of 187 million euro.

The investment in CARISBO was increased by 150 million euro against the transfer.

Adjustments made to the reclassified statement of income for the year 2003:

•                     decrease in net interest income (- 4 million euro);

•                     decrease in net commission (- 2 million euro);

•                     decrease in personnel costs (+ 3 million euro);

•                     decrease in other administrative costs (+ 1 million euro).

Net of the tax effect (+ 1 million euro), the impact on net income for the year 2003 is - 1 million euro.

Transfer of assets and liabilities to CARIPARO S.p.A.

Adjustments made to the reclassified balance sheet as of 31 December 2003:

•                     decrease in cash and deposits with central banks of 5 million euro;

•                     decrease in dealing securities of 9 million euro;

•                     decrease in loans to customers of 1,633 million euro;

•                     decrease in tangible fixed assets of 6 million euro;

•                     decrease in other assets of 226 million euro;

•                     decrease in payables to banks of 860 million euro;

•                     decrease in amounts due to customers of 540 million euro;

•                     decrease in the provision for termination indemnities of 4 million euro;

•                     decrease in provisions for other risks and charges of 4 million euro;

•                     decrease in other liabilities of 311 million euro.

The investment in CARIPARO was increased by 160 million euro against the transfer.

Adjustments made to the reclassified statement of income for the year 2003:

•                     decrease in net interest income (- 4 million euro);

•                     decrease in net commission (- 2 million euro);

•                     decrease in personnel costs (+ 2 million euro);

•                     decrease in other administrative costs (+ 1 million euro).

Net of the tax effect (+ 1 million euro), the impact on net income for the year 2003 is - 2 million euro.

Partial spin off from Banca Fideuram of the stake held in Fideuram Vita S.p.A.

The adjustments refer to the effect of the operation on the Bank’s equity which involved an increase in the shareholding of 208.4 million euro, equal to the difference between the book value (225.1 million euro) of the investment in Fideuram Vita and the corresponding book value (16.7 million euro) of the investment in Banca Fideuram, cancelled by way of the spin off. This offset an increase in equity, of which 73.6 million referred to the increase in capital necessary for the exchange with the Banca Fideuram minority shareholders and 134.8 million euro to the spin off surplus.

Adjustments made to the official reclassified balance sheet as of 31 December 2003:

•                     increase in equity investments of 208 million euro;

•                     increase in other reserves of 208 million euro.

The reclassified statement of income for 2003 has not been adjusted on the assumption that, any operation concluded in 2003 would not have any effect on the dividends recorded to the financial statements. For this purpose, it has been assumed that the highest dividends from the direct investment in Fideuram Vita would be compensated by a reduction in the dividends received from Banca Fideuram for a corresponding amount.

Total spin off of Sanpaolo IMI Wealth Management S.p.A.

The adjustments refer to the effect of the operation on the Bank’s equity which involved an increase in the shareholding of

43 million euro (equal to the difference between the book value of the shares received from the spin off - 191 million euro - and the book value of the investment in Sanpaolo IMI Wealth Management - 148 million euro - cancelled by way of the spin off) to offset the increase in the investment for the same amount, corresponding to the spin off surplus.

Adjustments made to the official reclassified balance sheet as of 31 December 2003:

•                     increase in equity investments of 43 million euro;

•                     increase in other reserves of 43 million euro.

The reclassified statement of income for 2003 has not been adjusted on the assumption that any operation concluded in 2003 would not have any effect on the dividends recorded to the financial statements. As a matter of fact, the dividends relating to the shares received from the spin off would have been for the same amount, since they referred to a direct investment rather than to an indirect investment by way of the spun off company.

Merger of Invesp S.p.A.

The adjustments refer to the balance sheet and statement of income of the merged company as of 31 December 2003.

Adjustments made to the official reclassified balance sheet as of 31 December 2003:

•                     increase in amounts due from banks of 1 million euro (net of 10 million euro from SANPAOLO IMI, eliminated in the pro forma);

•                     decrease in loans to customers of 2 million euro (referring to the elimination of transactions with the Parent Bank);

•                     increase in dealing securities of 210 million euro;

•                     increase in equity investments of 154 million euro;

•                     increase in other assets of 58 million euro;

•                     decrease in deposits from customers of 10 million euro (referring to the elimination of transactions with the Parent Bank);

•                     increase in the tax reserve of 12 million euro;

•                     increase in provisions for other risks and charges of 3 million euro;

•                     increase in other liabilities of 8 million euro.

The 248 million euro shareholding in Invesp held by the Bank was cancelled against the merger. The cancellation surplus of 160 million euro was allocated to net equity under the caption other reserves.

Adjustments made to the official reclassified statement of income for the year 2003:

•                     increase in net interest income (3 million euro);

•                     increase in net commission (9 million euro);

•                     increase in dividends (+ 32 million euro);

•                     increase in profits and losses from financial transactions (+ 13 million euro);

•                     increase in other operating income (+ 2 million euro);

•                     increase in extraordinary income (+ 57 million euro);

•                     increase in personnel costs (- 10 million euro);

•                     increase in other administrative costs (- 15 million euro);

•                     increase in adjustments to the value of tangible fixed assets (- 1 million euro);

•                     increase in adjustments to the value of intangible fixed assets (- 2 million euro);

•                     increase in provisions for risks and charges (- 2 million euro);

•                     increase in adjustments to the value of financial fixed assets (- 7 million euro);

•                     increase in extraordinary charges (- 25 million euro).

Net of the tax effect (- 11 million euro), the impact on net income for the year 2003 is + 43 million euro.

Considering that in 2003 the Bank recorded 64 million euro extraordinary dividends collected from Invesp to the statement of income (extraordinary income), inclusive of tax credit for 22 million euro, for the purposes of the pro forma accounts, other assets and the tax reserve have been offset by decreasing extraordinary income by the same amount and reducing income tax by 22 million euro.

Merger of Prospettive 2001 S.p.A.

The adjustments refer to the balance sheet and statement of income of the merged company as of 31 December 2003.

Adjustments made to the official reclassified balance sheet as of 31 December 2003:

•                     increase in dealing securities of 37 million euro;

•                     increase in equity investments of 16 million euro.

The 40 million euro shareholding in Prospettive 2001 held by the Bank was cancelled against the merger. The difference of 13 million euro was allocated to net equity under the caption other reserves.

Adjustments made to the official reclassified statement of income for the year 2003:

•                     increase in extraordinary income of 4 million euro.

The impact on net income for the year 2003 is 4 million euro.

Considering that in 2003 the Bank recorded dividends matured on Prospettive 2001 to the statement of income for the same amount as the profit earned by the latter, on the basis of the resolutions made at that time, dividends and other assets recorded to the pro forma accounts were reduced by 4 million euro.

Other adjustments

Considering that the fiscal reform provided for the abolition of the tax credit on dividends with effect from 1 January 2004, the statement of income for the year 2003 was adjusted to reduce the caption non-subsidiary dividends, recorded on a cash basis, for an amount equal to the relevant tax credit of 18 million euro and of 30 million euro for extraordinary income from the year 2002 or previously, on dividends in subsidiary companies. This adjustment has not had any effect on net income since the income tax has been reduced by the same amount.

In order to provide a comparison of the balance sheet captions relating to tax credit on dividends, these captions have been reduced in the reclassified balance sheet as of 31 December 2003 by 345 million euro. The provision for taxation has been reduced by the same amount.

Pro forma schedules used for the official financial statements

In order to prepare the schedules for the official financial statements, the pro forma figures for the year 2003 have been adjusted attributing a different importance in respect of the following:

a)                 “realization” transactions, which determine the definitive transfer of assets/liabilities;

b)                merger operations concluded on the basis of principles of accounting/fiscal continuity and neutrality, resulting in a change in the entity and composition of the assets/liabilities against the net equity of the Bank.

With respect to the different aims for the presentation of the official financial statements, in the construction of the 2003 comparative financial statements, a criteria was followed to distinguish between company transactions which represent the sale/purchase of assets (e.g. transfer of business branches) and those transactions which result in the bank taking over the assets/liabilities of the merged company.

In the first case (point a), considering that the transactions resulted in the definitive transfer of the assets/liabilities of the Bank, no pro forma adjustments were made to the 2003 figures: this also gives a clearer indication of the movements during the year.

In the second case (point b), however, given that the incorporating company or company benefiting from the spin off acquires the assets/liabilities in the same manner in which they were recorded by the merged or spun off company, it is considered correct and appropriate to adjust the pro forma figures of the previous year, increasing them to reflect the results of the incorporated or spun off company.

Lastly, in line with that envisaged by IAS 1, the reclassifications to financial statement captions resulting from the changes to these regulations have led to adjustments to pro forma figures for the previous year.

To conclude, compared to the pro forma adjustments made for the purposes of the Report on Operations, adjustments to the financial statements referred to:

•                     the partial spin off in favor of SANPAOLO IMI S.p.A. of the stake held by Banca Fideuram in Fideuram Vita (solely balance sheet adjustments);

•                     the total spin off of Sanpaolo IMI Wealth Management S.p.A. to SANPAOLO IMI S.p.A. and Sanpaolo IMI Asset Management SGR (solely balance sheet adjustments);

•                     the merger by incorporation of Invesp S.p.A. and Prospettive 2001 S.p.A., with effect from 31 December 2004 and effective for accounting and tax purposes as of 1 January 2004;

•                     reclassifications to balance sheet captions referring to tax credits on dividends.

The tables determining the pro forma schedules, in reclassified and “official” versions, are shown below. Lastly, it is pointed out that the aforementioned pro forma schedules are unaudited.

Reclassified pro forma balance sheet as of 31 December 2003

	31/12/03 SANPAOLO IMI	31/12/03 pro forma adjustments	31/12/03 pro forma
	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	741	-8	733
Loans	91,368	-2,795	88,573
- due from banks	27,385	-4	27,381
- loans to customers	63,983	-2,791	61,192
Dealing securities	8,816	+238	9,054
Fixed assets	14,820	+433	15,253
- investment securities	2,458	—	2,458
- equity investments	10,291	+443	10,734
- intangible fixed assets	797	—	797
- tangible fixed assets	1,274	-10	1,264
Other assets	9,235	-750	8,485
Total assets	124,980	-2,882	122,098

LIABILITIES
Payables	97,470	-2,340	95,130
- due to banks	37,800	-1,234	36,566
- due to customers and securities issued	59,670	-1,106	58,564
Provisions	2,490	-476	2,014
- for taxation	660	-458	202
- for termination indemnities	529	-11	518
- provisions for risks and charges	1,301	-7	1,294
- for pensions and similar	—	—	—
Other liabilities	8,787	-490	8,297
Subordinated liabilities	5,887	—	5,887
Shareholders’ equity	10,346	+424	10,770
of which:
- capital	5,144	—	5,144
- reserves	4,378	+424	4,802
- net income for the period	824	-68	756
- adjustment for alignment with net income	—	+68	68
Total liabilities and shareholders’ equity	124,980	-2,882	122,098

GUARANTEES AND COMMITMENTS
Guarantees given	29,298	—	29,298
Commitments	14,057	—	14,057

The pro forma balance sheet as of 31/12/03 is unaudited.

Reclassified pro forma statement of income for 2003

	2003 SANPAOLO IMI	2003 pro forma adjustments	2003 pro forma
	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	1,849	-324	1,525
Net commissions and other net dealing revenues	1,467	-161	1,306
Profits and losses from financial transactions and dividends on shares	89	6	95
Dividends from shareholdings	832	10	842

NET INTEREST AND OTHER BANKING INCOME	4,237	-469	3,768
Administrative costs	-2,723	228	-2,495
of which:		—
- personnel	-1,665	131	-1,534
- other administrative costs	-918	79	-839
- indirect duties and taxes	-140	18	-122
Other operating income, net	375	94	469
Adjustments to tangible and intangible fixed assets	-339	4	-335

OPERATING INCOME	1,550	-143	1,407
Adjustments to goodwill and merger differences	-115	43	-72
Provisions for risks and charges	-117	6	-111
Net adjustments to loans and provisions for guarantees and commitments	-401	28	-373
Net adjustments to financial fixed assets	-61	-7	-68

INCOME BEFORE EXTRAORDINARY ITEMS	856	-73	783
Net extraordinary items	233	-109	124

INCOME BEFORE TAXES	1,089	-182	907
Income taxes for the period	-265	114	-151

NET INCOME	824	-68	756

Adjustment for alignment with net income for 2003			68
SANPAOLO IMI net income for 2003			824

The pro forma statement of income for 2003 is unaudited.

Pro forma balance sheet as of 31/12/2003

(Euro)

		31/12/03 SANPAOLO IMI		31/12/03 Pro forma adjustments		31/12/03 Total pro forma
ASSETS
10.	Cash and deposits with central banks and post offices		741,061,563		—		741,061,563
20.	Treasury bills and similar bills eligible for refinancing with central banks		2,191,213,836		—		2,191,213,836
30.	Due from banks:		27,384,886,332		1,424,625		27,386,310,957
	a) repayable on demand	8,930,400,397		1,424,625		8,931,825,022
	b) other deposits	18,454,485,935		—		18,454,485,935
40.	Loans to customers		63,982,919,330		-1,911,686		63,981,007,644
	of which:
	- loans using public funds	32,100,438		—		32,100,438
50.	Bonds and other debt securities		9,047,597,319		37,210,123		9,084,807,442
	a) public entities	2,005,491,053		484,953		2,005,976,006
	b) banks	6,531,126,488		25,170		6,531,151,658
	of which:
	- own bonds	768,758,229		25,170		768,783,399
	c) financial institutions	202,412,256		36,700,000		239,112,256
	d) other issuers	308,567,522		—		308,567,522
60.	Shares, quotas and other equities		807,678		209,972,561		210,780,239
70.	Equity investments		2,013,834,465		119,251,946		2,133,086,411
80.	Investments in Group companies		8,277,025,695		14,365,321		8,291,391,016
90.	Intangible fixed assets		796,715,430		105,532		796,820,962
	of which:
	- start-up costs	—		105,215		105,215
	- goodwill	565,245,215		—		565,245,215
100.	Tangible fixed assets		1,273,642,861		—		1,273,642,861
120.	Own shares or quotas (nominal value € 9,018,573.20)		33,539,430		—		33,539,430
130.	Other assets		7,460,680,759		-355,980,028		7,104,700,731
140.	Accrued income and prepaid expenses:		1,776,121,286		355,467		1,776,476,753
	a) accrued income	1,447,246,271		146,444		1,447,392,715
	b) prepaid expenses	328,875,015		209,023		329,084,038
	of which:
	- discounts on bond issues	17,506,412		—		17,506,412
Total assets			124,980,045,984		24,793,861		125,004,839,845

The pro forma balance sheet as of 31/12/03 is unaudited.

(Euro)

		31/12/03 SANPAOLO IMI		31/12/03 Pro forma adjustments		31/12/03 Total pro forma
LIABILITIES
10.	Due to banks:		37,799,877,102		182		37,799,877,284
	a) repayable on demand	4,336,225,692		182		4,336,225,874
	b) time deposits or with period of notice	33,463,651,410		—		33,463,651,410
20.	Due to customers:		40,499,322,667		-9,470,483		40,489,852,184
	a) repayable on demand	30,220,655,729		-7,993,283		30,212,662,446
	b) time deposits or with period of notice	10,278,666,938		-1,477,200		10,277,189,738
30.	Securities issued:		19,131,734,612		—		19,131,734,612
	a) bonds	15,098,732,104		—		15,098,732,104
	b) certificates of deposit	3,716,975,365		—		3,716,975,365
	c) other	316,027,143		—		316,027,143
40.	Public funds administered		32,150,975		—		32,150,975
50.	Other liabilities		7,538,892,559		7,734,043		7,546,626,602
60.	Accrued expenses and deferred income:		1,254,881,271		123,640		1,255,004,911
	a) accrued expenses	1,034,662,707		-981		1,034,661,726
	b) deferred income	220,218,564		124,621		220,343,185
70.	Provisions for employee termination indemnities		529,121,440		—		529,121,440
80.	Provisions for risks and charges:		1,960,464,126		-399,026,571		1,561,437,555
	a) pensions and similar commitments	—		—		—
	b) taxation	659,599,280		-401,991,752		257,607,528
	c) other	1,300,864,846		2,965,181		1,303,830,027
110.	Subordinated liabilities		5,887,492,939		—		5,887,492,939
120.	Capital		5,144,064,800		—		5,144,064,800
130.	Additional paid-in capital		707,767,359		—		707,767,359
140.	Reserves:		3,669,966,295		425,433,050		4,095,399,345
	a) legal reserve	1,028,812,960		—		1,028,812,960
	b) reserve for own shares or quotas	33,539,430		—		33,539,430
	c) statutory reserves	—		—		—
	d) other reserves	2,607,613,905		425,433,050		3,033,046,955
170.	Income for the period		824,309,839		—		824,309,839
	Adjustment for alignment with net income		—		—		—
Total liabilities and shareholders’ equity			124,980,045,984		24,793,861		125,004,839,845

		31/12/03 SANPAOLO IMI		31/12/03 Rettifiche pro forma		31/12/03 Total pro forma
GUARANTEES AND COMMITMENTS
10.	Guarantees given		29,298,297,442		—		29,298,297,442
	of which:
	- acceptances	101,812,094		—		101,812,094
	- other guarantees	29,196,485,348		—		29,196,485,348
20.	Commitments		14,056,523,002		—		14,056,523,002
	of which:
	- for derivatives on loans	530,147,753		—		530,147,753
	- for sales with obligation to repurchase	—		—		—

The pro forma balance sheet as of 31/12/03 is unaudited.

Pro forma statement of income for 2003

(Euro)

		2003 SANPAOLO IMI		2003 Pro forma adjustments		2003 Total pro forma
ITEMS
10.	Interest income and similar revenues		4,158,712,007		3,610,640		4,162,322,647
	of which:
	- loans to customers	3,182,852,727		—		3,182,852,727
	- debt securities	372,879,320		1,194,710		374,074,030
20.	Interest expense and similar charges		-2,309,876,098		-508,641		-2,310,384,739
	of which:
	- amounts due to customers	-630,426,024		—		-630,426,024
	- securities issued	-765,180,337		—		-765,180,337
30.	Dividends and other revenues		832,552,209		10,571,267		843,123,476
	a) shares, quotas and other equities	291,388		—		291,388
	b) equity investments	78,224,172		14,952,855		93,177,027
	c) investments in Group companies	754,036,649		-4,381,588		749,655,061
40.	Commission income		1,569,038,623		9,837,507		1,578,876,130
50.	Commission expense		-102,281,598		-1,104,448		-103,386,046
60.	Profits (losses) from financial transactions		89,413,766		12,924,792		102,338,558
70.	Other operating income		385,088,588		2,336,173		387,424,761
80.	Administrative costs		-2,723,238,361		-25,266,781		-2,748,505,143
	a) personnel	-1,665,091,707		-10,570,639		-1,675,662,347
	of which:
	- wages and salaries	-1,188,535,389		-7,547,145		-1,196,082,534
	- social security charges	-391,836,808		-2,194,882		-394,031,690
	- termination indemnities	-84,719,511		-733,024		-85,452,535
	- pensions and similar	—		-95,588		-95,588
	b) other administrative costs	-1,058,146,654		-14,696,142		-1,072,842,796
90.	Adjustments to tangible and intangible fixed assets		-453,381,249		-2,928,273		-456,309,522
100.	Provisions for risks and charges		-117,465,213		-2,453,508		-119,918,721
110.	Other operating expense		-9,687,915		160,227		-9,527,688
120.	Adjustments to loans and provisions for guarantees and commitments		-590,568,066		—		-590,568,066
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		189,611,407		—		189,611,407
140.	Provisions for probable loan losses		—		—		—
150.	Adjustments to financial fixed assets		-145,432,134		-6,617,363		-152,049,497
160.	Writebacks of adjustments to financial fixed assets		84,264,640		—		84,264,640
170.	Income from ordinary activities		856,750,606		561,592		857,312,197
180.	Extraordinary income		636,391,869		-34,028,840		602,363,029
190.	Extraordinary expense		-403,332,366		-24,842,181		-428,174,547
200.	Extraordinary net income		233,059,503		-58,871,021		174,188,482
220.	Income taxes for the period		-265,500,270		59,173,424		-206,326,846
230.	Income for the period		824,309,839		863,995		825,173,833

The pro forma statement of income for 2003 is unaudited.

Audit of the financial statements

The financial statements of the Bank have been audited by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution of 29 April 2004, which renewed their appointment as auditors of the year end, half year financial statements and of the Annual Report on Form 20-F for the 2004/2005/2006 three-year period.

Half year report

In accordance with legislation and with the methods established by Consob, SANPAOLO IMI prepared and published the report on operations for the first six months of 2004.

The aforementioned half year report was subjected to a limited audit by PricewaterhouseCoopers S.p.A., in accordance with Consob Recommendations 97001574 of 20 February 1997 and 10867 of 31 July 1997, and with the aforementioned shareholders’ resolution of 29 April 2004.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The financial statements of the Bank as of 31 December 2004 have been prepared using the same accounting policies adopted for the financial statements as of 31 December 2003.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or by the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Net carrying amount is determined following a detailed review of outstanding loans, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The net carrying amount of non-performing loans, problem, restructured loans and loans being restructured, not only take into consideration the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                     non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                     problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                     restructured loans: loans for which a pool of banks (or a single bank) reschedules the repayment of principal and renegotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                     loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                     loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                     performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, therefore with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to performing loans are calculated on the basis of a historical/statistical method used to determine the deterioration of loans which are considered to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The “historical/statistical” method is organized as follows:

1.                  at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.                  the potential losses likely to be incurred on the aggregate of point 1, are calculated assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3.                  in order to back-test the effectiveness and accuracy of the method, the results of the historical statistical method are compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “estimates losses” resulting from the calculation and reasoned comparison of the risk management models are the reference parameter used to calculate the “general provision” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be an adequate value, determined also considering specific qualitative factors pertaining to the portfolio and valuations of the expected economic performance.

For the purpose of classifying loans as being non-performing, problem, restructured or exposed to country-risk, the Bank refers to current Bank of Italy regulations on the subject integrated with internal instructions which establish more restrictive criteria and automatic rules for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

The resulting net carrying amounts are formally approved by the regulating committees and other steering groups within the organization.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, unless otherwise stated, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of write-backs, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the “discounting adjustments”, they are determined to reflect the difference between:

•                     the net carrying amount;

•                     and the net present value of future financial flows (principal and interest).

The net present value of financial flows is determined by reference to expected cash receipts (future financial flows), the timing of such receipts and the applicable discounting rate.

The timing and extent of the estimated cash receipts are determined on the analytical assumptions provided by the departments responsible for loan evaluation and, where these are unavailable, on estimates and general statistics deriving from internal historical data and studies of the business sectors concerned.

With regard to the discounting rate as of 31 December 2004, the Bank used the average reference rate of 4.5%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Bank on medium- and long-term loans (fixed and floating rate) and on short-term loans (floating rate). Considering the need to simplify data processing and reduce its costs, it is deemed that this average rate is sufficiently close to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans.

The posting of value adjustments due to actualization means that there will be writebacks to discounted loans: in fact, the passage of time and the consequent approach of the expected collection deadlines, implies an automatic reduction in the underlying financial charges previously deducted from the value of the loans.

Loans for which the Bank has acquired protection against the risk of non-performance as part of derivative contracts (“protection buyer”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from loans, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Guarantees and commitments

Guarantees and commitments acquired by the Bank and which give rise to credit risks are recorded at the total value of the exposure, while the related risk is assessed according to the criteria described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Bank has taken over the credit risk (“protection seller”).

Credit derivatives

As highlighted above, derivative contracts on loans which involve hedging sales are booked to caption 20. “commitments” at their theoretical value, while those which involve hedging purchases are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Credit derivatives not included in the trading book are classified to the banking book.

Derivative contracts on loans belonging to the trading book are valued individually, taking into consideration the credit and market risk inherent in those contracts.

Derivative contracts on loans belonging to the banking book are valued:

•                     at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•                     in a manner consistent with the underlying asset object of the protection, for contracts which involve hedging purchases.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 130 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or commission expense (respectively captions 40 and 50 of the statement of income), according to whether the amount is collected or paid.

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1 Investment securities

Long-term steady investment securities held by the company are valued at “the average daily cost”, adjusted to reflect accruals for the period of issue and dealing discounts (the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting impairment in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of Art. 18 of D.Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2 Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•                     securities quoted in organized markets: the official price quoted on the last trading day of the year;

•                     securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated by discounting future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60. “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150. “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments which are neither consolidated on a line by line basis nor valued at equity are stated at cost, increased to reflect past revaluations at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value; these are calculated taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market, in accordance with the first subsection of Art. 18 of D.Lgs. 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Bank may be called on to bear to cover losses incurred by these companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as detailed in Part B, Section 9 of these Notes.

The differences between the carrying value of “significant investments” and the lower value of the corresponding portion of net equity from the latest financial statements of subsidiary companies, are normally justified by the goodwill and greater market value of the assets held by those subsidiaries.

Dividends of directly controlled companies are recorded on the basis of their maturity, on the condition that the Boards of Directors of the subsidiaries approve the proposals for the distribution of profit which are submitted before the respective Shareholders’ Meetings, held before the Board of Directors of the Bank approve the financial statements.

Dividends from other subsidiaries are recorded when the tax credit becomes collectible, usually in the year in which dividends are declared.

4. Foreign currency assets and liabilities (including off-balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or adjusted to reflect foreign exchange movements, as well as financial fixed assets funded in foreign currencies or adjusted to reflect foreign exchange movements, are valued using the spot exchange rates applying at year-end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially covered with a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time of the transaction.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                     at year-end spot exchange rates, in the case of spot transactions still to be settled;

•                     at year-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated in connection with incorporation, mergers, or with the application of monetary revaluation laws.

Operating assets are depreciated every year on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life of the assets are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                     start-up costs and other deferred charges are amortized, generally on a straight-line basis, over five years;

•                     costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization. Costs incurred for the development of software before the year in which the development project was completed are capitalized when a positive outcome of the development/creation of software is expected and the benefits of the products under completion will spread over the long term. On this assumption, the costs are amortized over not more than five years. During the year in which software is completed, costs incurred and not yet amortized are recorded to assets and the relevant cost is amortized over three years;

•                     the merger deficit deriving from the merger with Banco di Napoli, which was concluded in 2002, is amortized on a straight-line basis. Amortization is provided over a period of ten years in relation to the duration of the goodwill inherent in the merged bank and is in line with the period adopted by the advisors within the scope of determining exchange ratios, for the purpose of the valuation of the companies.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at “cost”, determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose, own shares used to complete strategic deals which require their availability are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

On the other hand, own shares are stated at year-end (closing date) market value if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Bank, which do not include the assignment of own shares, consist in the assignment of rights to underwrite increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions to such effect, these plans are accounted for by carrying the capital increase and paid-in capital, on the exercised date.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as well as the related securities borrowing transactions.

9. Provisions for termination indemnities

The provisions for termination indemnities represent the liability matured for each employee, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or probable liabilities, the timing and extent of which cannot be determined at year-end or at the time the financial statements are prepared.

Provisions for taxation

The taxation reserve is to cover corporate income taxes (IRES) and the regional tax on business activities (IRAP), including local taxes payable by foreign branches, as well as deferred taxes and existing or potential fiscal disputes.

Income taxes are estimated prudently on the basis of the tax charges for that period, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called balance sheet liability method, reflects the tax effect of provisional differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable provisional differences are defined as those which will give rise to taxable income in future years (capital gains with deferred taxation, for example); while deductible provisional differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount and accruals to provisions for risks and charges).

Deferred tax liabilities are calculated by applying the tax rates established by current law to the taxable provisional differences likely to generate a tax burden and to the deductible provisional differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same tax and expiring in the same period are offset against each other.

In the years in which deductible provisional differences are higher than taxable provisional differences, the relevant deferred tax assets are recorded to caption 130. “other assets” as an asset item of the balance sheet and offset against income tax. On the other hand, in the years in which taxable provisional differences are higher than deductible provisional differences, the relevant deferred tax liabilities are recorded to caption 80.b - provisions for taxation - and offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D.Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Banks’ reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Other provisions

The “provision for guarantees and commitments” covers losses on guarantees given and, more generally, the contingencies associated with guarantees and commitments and exposures to derivate contracts on loans for which the Bank has taken over the credit risk (protection seller).

The provision for other risks and charges covers estimated losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers possible charges in connection with guarantees given in respect of company transactions and of the sale of equity investments; potential liabilities deriving from the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and from unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001); other probable charges deriving from customer disputes in respect of dealing activities in securities, and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•                     provisions recorded on the basis of an independent actuarial report, in order to cover the technical deficit of the independent supplementary pension fund for Istituto Bancario San Paolo di Torino employees (an independent entity which integrates the compulsory pension fund) as well as provisions for other welfare and social contributions;

•                     provisions made to set up a reserve to provide cover for employee seniority bonuses payable after completion of 25 and 35 years service;

•                     provisions made to cover discretional employee bonuses, commitments for staff leaving incentives and other contingent liabilities.

11. Other aspects

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indexes and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The valuation criteria of derivative contracts are also applied to embedded derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. Embedded derivative contracts are separate from host contracts and are valued on the basis of the rules of host contracts.

The values determined are recorded separately in the balance sheet without offsetting assets and liabilities. Agreements between the parties to offset reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any credit risk (counterparty and/or country risk) inherent in the contracts.

Hedging derivatives

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of on- or off-balance sheet assets or liabilities from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)                 intent to enter into a hedge;

b)                strict correlation between the terms and conditions of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance Sheet: the period element of differentials earned on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The amount paid or collected up-front at the moment of stipulating derivative contracts under terms different to market, as well as the element of margins payable in future years on Forward Rate Agreements (FRA) hedging the interest arising from interest earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities

(principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of Income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the differentials accrued and the amount paid or collected up-front at the moment of stipulating derivative contracts under terms different to market, will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, interest margins and earnings on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS - Interest Rate Swap) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging derivatives

These are valued as follows:

Contracts on securities, interest rates, stockmarket indexes and other assets: contracts quoted in organized markets are assessed at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at year-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance Sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of Income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is based mainly on the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined net risk limits.

The desks serve as counterparties to other desks that are not authorized to deal in the market (but which are autonomous from an accounting point of view), by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                     internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for negotiation/dealing purposes;

•                     internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, deposits, interbank deposits and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

Art. 7, subsection 1, b) and c) of D.Lgs. 6/2/2004 no. 37, has annulled Articles 15, subsection 3 and 39, subsection 2 of D.Lgs. 87/92, which allowed banks to “make value adjustments and accruals solely for fiscal purposes”.

Following this change in regulation, it is compulsory for the statement of income of the Parent Bank, as of 31 December 2004, to disclose the adjustments and provisions made solely for fiscal purposes in prior years.

The application of the new provisions concerned the writedown of the equity investments in Cassa di Risparmio di Firenze (210 million euro of adjustments made solely for fiscal purposes in the years 2000 and 2001) and in IMI Investimenti (67 million euro of adjustments made solely for fiscal purposes in the year 2003). In relation to the disclosure of the adjustments made for tax purposes totaling 277 million euro, an appraisal on the fairness of the new book value of these investments was carried out, resulting in a writedown to these investments of 175 million euro, as illustrated in detail in Part B - Section 3 and Part C - Section 5 of these Notes.

Part B - Information on the balance sheet

SECTION 1 - LOANS

Due from banks (caption 30)

Amounts due from banks are analyzed below by type of counterparty and technical form of the transaction:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Deposits with central banks
– compulsory reserve	157	133	133
– other	26	16	16
Deposits with other banks
– repurchase agreements and securities loaned	8,004	5,445	5,445
– current accounts	1,032	1,189	1,188
– deposits	24,072	19,014	19,014
– loans	1,479	1,386	1,386
– subordinated loans	163	198	198
– other	6	5	5
Total	34,939	27,386	27,385

The compulsory reserve with the Bank of Italy identified above reflects the year-end precise position.

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)

a) deposits with central banks	183	149
b) bills eligible for refinancing with central banks	—	—
c) repurchase agreements	8,004	5,445
d) securities loaned	—	—

Degree of risk in loan portfolio to banks

Analysis of loans to banks (Table 1.2 B.I.)	(€/mil)

	31/12/04			31/12/03 pro forma			31/12/03
	Gross	Total	Net	Gross	Total	Net	Gross	Total	Net
Category / Value	exposure	adjustments	exposure	exposure	adjustments	exposure	exposure	adjustments	exposure
A. Doubtful loans	27	9	18	45	15	30	45	15	30
A.1 Non-performing loans	1	1	—	5	5	—	5	5	—
A.2 Problem loans	1	1	—	1	1	—	1	1	—
A.3 Loans in course of restructuring	—	—	—	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	25	7	18	39	9	30	39	9	30
B. Performing loans	34,921	—	34,921	27,356		27,356	27,355	—	27,355
Total loans to banks	34,948	9	34,939	27,401	15	27,386	27,400	15	27,385

Non-performing and problem loans do not include any loans of a significant amount to residents of nations exposed to risk.

Movements in doubtful loans to banks (Table 1.3 B.I.)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed
Description / Categories	loans	loans	restructuring	loans	to country risk
A. Gross exposure as of 1/1/04	5	1	—	—	39
A.1 of which: for default interest	—	—	—	—	1
B. Increases	—	—	—	—	—
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	—	—	—	—	—
C. Decreases	4	—	—	—	14
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	4	—	—	—	2
C.3 collections	—	—	—	—	12
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Gross exposure as of 31/12/04	1	1	—	—	25
D.1 of which: for default interest	—	—	—	—	—

Movements in total adjustments made to loans granted to banks (Table 1.4 B.I.)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed	Performing
Description / Categories	loans	loans	restructuring	loans	to country risk	loans
A. Total adjustments as of 1/1/04	5	1	—	—	9	—
A.1 of which: for default interest	—	—	—	—	1	—
B. Increases	—	—	—	—	2	—
B.1 adjustments	—	—	—	—	—	—
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	—	—	—	—	—	—
B.4 other increases	—	—	—	—	2	—
C. Decreases	4	—	—	—	4	—
C.1 writebacks from valuations	—	—	—	—	1	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	4	—	—	—	2	—
C.4 transfer to other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	—	—	—	—	1	—
D. Total adjustments as of 31/12/04	1	1	—	—	7	—
D.1 of which: for default interest	—	—	—	—	—	—

Loans to customers (caption 40)

Loans to customers are analyzed below, by technical form:

	31/12/04	31/12/03 pro forma (€/mil)	31/12/03
	(€/mil)		(€/mil)
Mortgage loans	28,069	28,918	28,918
Other forms of finance not flowing through current accounts - Domestic branches	11,674	15,461	15,461
Current accounts	6,985	7,634	7,636
Other forms of finance not flowing through current accounts - Foreign branches	3,164	4,392	4,392
Import-export loans	1,659	1,874	1,874
Advances with recourse	1,338	1,438	1,438
Loans repurchased by third parties	1,184	938	938
Repurchase agreements and securities loaned	1,111	1,109	1,109
Personal loans	818	741	741
Non-performing loans	378	453	453
Risk on portfolio	401	478	478
Other loans to customers	423	545	545
Total	57,204	63,981	63,983

The decrease with respect to the previous year is attributable to 2,789 million euro through the transfer of the business branch to CARISBO S.p.A. and CARIPARO S.p.A., as described in the section “Introduction - Background information on the financial statements” and to 4,000 million euro from a decrease in loans to corporate customers.

Detail of caption 40 “loans to customers” (Table 1.5 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	—	—
b) Repurchase agreements	1,111	1,109
b) Securities loaned	—	—

The detail of “secured loans to customers” excluding those granted directly to Governments or other public entities for 698 million euro is the following:

Secured loans to customers (Table 1.6 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Mortgages	17,017	17,347
b) Pledged assets:
1. cash deposits	60	50
2. securities (a)	2,405	2,580
3. other instruments	209	74
c) Guarantees given by:
1. Governments	1,277	1,548
2. other public entities	5	52
3. banks	350	622
4. other operators	9,543	8,364
Total	30,866	30,637

(a)       Include repurchase and similar agreements guaranteed by underlying securities totaling 1,111 million euro as of 31 December 2004 and 1,109 million euro as of 31 December 2003.

Loans to customers guaranteed by banks include 83 million euro of positions for which the Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

“Secured loans to customers” and those granted directly to Governments or other public entities represent 55% of total loans to customers.

Degree of risk in loan portfolio to customers

The principal and interest elements of loans are stated at their net carrying amount by applying the policies described in detail in Part A, Section 1 of these Notes; the related writedowns are effected by direct reduction of the balance sheet asset value of the loans concerned.

The net carrying amount of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2004 came to 63 million euro.

Analysis of loans to customers (Table 1.7 B.I.)	(€/mil)

	31/12/04			31/12/03 pro forma			31/12/03
	Gross	Total	Net	Gross	Total	Net	Gross	Total	Net
Category / Value	exposure	adjustments	exposure	exposure	adjustments	exposure	exposure	adjustments	exposure
A. Doubtful loans	2,768	1,850	918	2,897	1,894	1,003	2,898	1,895	1,003
A.1 Non-performing loans	2,029	1,651	378	2,104	1,651	453	2,104	1,651	453
A.2 Problem loans	493	130	363	611	202	409	612	203	409
A.3 Loans in course of restructuring	110	33	77	17	3	14	17	3	14
A.4 Restructured loans	101	26	75	137	30	107	137	30	107
A.5 Unsecured loans exposed to country risk	35	10	25	28	8	20	28	8	20
B. Performing loans	56,771	485	56,286	63,455	477	62,978	63,457	477	62,980
Total loans to customers	59,539	2,335	57,204	66,352	2,371	63,981	66,355	2,372	63,983

Non-performing loans include unsecured loans to residents in nations exposed to risk, for a gross exposure of around 1 million euro, written-down in full.

Coverage of Loans

Categories	31/12/04	31/12/03
	(%)	(%)
Non-performing loans	81.37	78.47
Problem, restructured and in course of restructuring loans	26.85	30.81
Unsecured loans exposed to country risk	28.57	28.57
Performing loans (a)	0.94	0.83

(a)          Total performing loans do not include loans to Group companies, equal to 4,915 million euro.

As regards the various types of loans, the highest levels of coverage are for ordinary loans, while the percentages on construction loans are lower given the existence of mortgage guarantees on these positions.

Value adjustments to performing loans include 167 million euro destined to cover the negative valuation of the embedded derivative in the convertible facility of 400 million euro granted to FIAT S.p.A.. The coverage of performing loans net of this component, and excluding loans to Group companies, is around 0.61%.

Movements in doubtful loans to customers (Table 1.8 B.I.)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross exposure as of 1/1/04	2,104	611	17	137	28
A.1 of which: for default interest	335	19	—	—	—
B. Increases	366	646	261	180	8
B.1 inflows from performing loans	56	433	87	19	—
B.2 default interest	44	6	—	—	—
B.3 transfer from other categories of doubtful loans	174	109	155	113	—
B.4 other increases	92	98	19	48	8
C. Decreases	441	764	168	216	1
C.1 outflows to performing loans	4	36	—	35	—
C.2 write-offs	110	58	—	—	—
C.3 collections	207	287	18	80	1
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	31	323	136	61	—
C.6 other decreases	89	60	14	40	—
D. Gross exposure as of 31/12/04	2,029	493	110	101	35
D.1 of which: for default interest	347	20	—	1	—

Movements in total adjustments made to loans granted to customers (Table 1.9 B.I.)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total pro forma adjustments as of 1/1/04	1,651	202	3	30	8	477
A.1 of which: for default interest	335	19	—	—	—	2
B. Increases	282	118	63	32	6	39
B.1 adjustments	168	69	41	6	3	39
B.1.1 of which: for default interest	44	6	—	1	—	2
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	68	43	18	14	—	—
B.4 other increases	46	6	4	12	3	—
C. Decreases	282	190	33	36	4	31
C.1 writebacks from valuations	13	8	—	2	—	1
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	59	29	1	16	—	1
C.2.1 of which: for default interest	13	2	1	—	—	1
C.3 write-offs	110	58	—	—	—	4
C.4 transfer to other categories of doubtful loans	24	80	27	5	—	7
C.5 other decreases	76	15	5	13	4	18
D. Total adjustments as of 31/12/04	1,651	130	33	26	10	485
D.1 of which: for default interest	347	20	—	1	—	2

As already mentioned, total adjustments include 63 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 46 million euro on non-performing loans, 10 million euro on problem loans and 7 million euro on restructured loans.

Default interest accrued on performing loans and written-down in full amounts to 2 million euro.

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	39	29	29
Azerbaijan	37	12	12
Venezuela	13	8	8
Trinidad and Tobago	4	4	4
Argentina	42	3	3
Serbia and Montenegro	2	2	2
Costa Rica	1	1	—
Cayman Islands	18	—	—
Dominican Republic	6	—	—
Philippines	4	—	—
Other	7	1	1
Total gross exposure	173	60	59
Total adjustments	17	17
Net exposure as of 31/12/04	156	43

For the purposes of the report on the “country risk”, the countries considered are those listed by the Italian Bankers’ Association, for which, in the absence of specific guarantees, general adjustments have to be made. Adjustments have been made, normally, by applying the weighting criteria and the writedown percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to 113 million euro and are insured by SACE, by sureties from operators in the OECD area or by cash deposits.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these Notes.

SECTION 2 - SECURITIES

Securities owned by the Bank are analyzed as follows:

	31/12/04	31/12/03 pro forma	31/12/03
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	1,011	2,191	2,191
Bonds and other debt securities (caption 50)	10,230	9,085	9,048
Shares, quotas and other equities (caption 60)	284	211	1
Total	11,525	11,487	11,240
of which:
- investment securities	2,365	2,458	2,458
- dealing securities	9,160	9,029	8,782

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Investment securities, totaling 2,365 million euro, are held for the long term as a stable investment and, as such, are generally held through to redemption. The allocation to the investment portfolio is made on the basis of criteria defined in a specific framework resolution approved by the Board of Directors in the following circumstances:

•                     in the case of related forms of funding;

•                     in the case of specific control regulations;

•                     in the case of not readily marketable securities.

Investment securities (Table 2.1 B.I.)	(€/mil)

	31/12/04		31/12/03
	Book	Market	Book	Market
Item / Value	value	value	value	value
1. Debt securities
1.1 Government securities
- quoted	2,003	2,065	2,007	2,055
- unquoted	—	—	—	—
1.2 Other securities
- quoted	42	44	43	45
- unquoted	320	333	408	420
2. Equities
- quoted	—	—	—	—
- unquoted	—	—	—	—
Total	2,365	2,442	2,458	2,520

As of 31 December 2004 the portfolio, consisting of 85% Italian Government bonds and 15% other securities, shows a net unrealized gain of 77 million euro. The valuation of derivative contracts hedging investment securities shows an unrealized loss of 62 million euro.

The positive net differences between reimbursements and book values total 3 million euro which will be recorded in the statement of income on the basis of the accruals principle.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A. Opening balance	2,458
B. Increases
B1. purchases	23
B2. writebacks	—
B3. transfers from dealing portfolio	—
B4. other changes	10
C. Decreases
C1. sales	16
C2. redemptions	74
C3. adjustments	1
of which:
long-term writedowns	1
C4. transfers to dealing portfolio	—
C5. other changes	35
D. Closing balance	2,365

Purchases, of which 23 million euro refer to securities of a highly valued rating, were made by the Singapore branch on a plafond for investments in corporate bonds.

Sales, of 16 million euro, refer to structured securities deriving from the merger of Banco di Napoli (10 million euro) and to securities from the merger of Cardine Banca (6 million euro). Disposals, made in the context of the redefinition of investment portfolio following the merger operations concluded by the Bank in 2002, led to the recording of extraordinary income for 1 million euro.

Reimbursements of 74 million euro refer to 22 million euro of structured and corporate securities deriving from the banks merged in 2002, 18 million euro of corporate securities held by the Singapore branch, 9 million euro of corporate securities held by the Nassau branch, 6 million euro of Italian Government bonds, 12 million euro of corporate securities held by the Hong Kong branch, 3 million euro of Marconi Plc securities held by the London branch and 4 million euro of Chinese Government bonds held by the Hong Kong branch.

Subcaption B4. “Increases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 2 million euro, dealing discounts and capitalization of interest on zero coupon bonds recorded to the statement of income for 7 million euro and gains on disposal of 1 million euro.

Subcaption C5. “Decreases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 19 million euro, dealing discounts recorded to the statement of income for 6 million euro and securities issued by United Airlines due for 10 million euro, recorded as deposits and subsequently sold in the second half of 2004.

The “adjustments in value” at caption C3., amounting to 1 million euro, refer to losses in value of a long-term nature wholly attributable to structured securities.

The Bank has approved a resolution limiting the size of the investment securities portfolio at the lower of:

•                     40% of the total securities owned;

•                     the Bank’s regulatory capital.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, amount to 9,160 million euro and comprise:

•         2,995 million euro linked to derivative contracts;

•         6,165 million euro not linked to derivative contracts.

Dealing securities (Table 2.3 B.I.)	(€/mil)

Item / Value	31/12/04		31/12/03 pro forma		31/12/03
	Book	Market	Book	Market	Book	Market
	value	value	value	value	value	value

1. Debt securities
1.1 Government securities
– quoted	1,959	1,959	1,965	1,965	1,965	1,965
– unquoted	24	24	40	40	40	40
1.2 Other securities
– quoted (a)	1,048	1,048	999	999	999	999
– unquoted	5,845	5,858	5,814	5,830	5,777	5,793
2. Equities
– quoted	284	284	211	211	1	1
– unquoted	—	—	—	—	—	—
Total	9,160	9,173	9,029	9,045	8,782	8,798

(a)          For foreign securities listed on organized markets for which the latest quotations are not representative of their realizable value in transactions between independent counterparties (non-active market situations), their market values have been identified on the basis of methods used to value unquoted securities.

Unquoted dealing securities not linked to derivative contracts, valued at the lower of cost and market value, have led to writedowns recorded in the statement of income for 8 million euro, net.

The book value of other unquoted securities includes own issues for 746 million euro and Group company issues for 3,050 million euro.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A. Pro forma opening balance	9,029
B. Increases
B1. purchases
– debt securities
– Government securities	9,732
– other securities	6,646
– equities	70
B2. writebacks and revaluations	74
B3. transfers from investment portfolio	—
B4. other changes	105
C. Decreases
C1. sales and reimbursements
– debt securities
– Government securities	9,842
– other securities	6,505
– equities	4
C2. adjustments	20
C3. transfers to investment portfolio	—
C5. other changes	125
D. Closing balance	9,160

Subcaption B4. “Increases - other changes” is detailed as follows:

B4. “Increases - other changes”	(€/mil)

Exchange differences	3
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bond (BTZ)	40
Gains on disposals	24
Accrued issue discounts	2
Other (a)	36
Total other changes	105

(a)       This caption refers to technical exposures as of 31 December 2004.

Subcaption C5. “Decreases - other changes” is detailed as follows:

C5. “Decreases - other changes”	(€/mil)

Exchange differences	100
Losses on disposals	16
Other (a)	9
Total other changes	125

(a)          6 million euro refers to technical exposures as of 1 January 2004 and 3 million euro to the book value of securities due and not reimbursed by the issuer reclassified to receivables, of which 2 million euro were sold in the second half of 2004.

Operations in own shares

As of 31 December 2004, the Bank held 4,015,919 own shares in its portfolio, for a nominal value of around 11 million euro. These are carried in the financial statements at market quotation on the last day of the period for a book value of 43 million euro, after recording a profit from valuation of 2 million euro.

During 2004 the Bank purchased 795,000 shares (nominal value of around 2 million euro) for the sum of 7 million euro.

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these Notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Equity investments (caption 70)	2,046	2,133	2,014
Investments in Group companies (caption 80)	8,604	8,291	8,277
Total	10,650	10,424	10,291
of which:
- significant investments	9,415	9,135	9,099
- other equity investments	1,235	1,289	1,192

Significant investments

Significant investments held by the Bank, being those in subsidiary companies or in companies subject to significant influence, as defined in Articles 4 and 19 of D.Lgs. 87/92 are indicated in the table below:

Significant investments (table 3.1 B.I.)	(€/mil)

Name	Registered offices	Activity	Shareholders’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
A. Subsidiary companies
A.1 Group companies
Assicurazioni Internazionali di Previdenza S.p.A. (former Noricum Vita S.p.A.)	Turin	Insurance	956	98	99.96	956	556
Banca di Intermediazione Mobiliare IMI S.p.A.	Milan	Banking	384	71	100.00	384	305
Banca Fideuram S.p.A.	Rome	Banking	577	163	73.37	423	116
Banca OPI S.p.A.	Rome	Banking	841	188	100.00	841	529
Banca Popolare dell’Adriatico S.p.A.	Teramo	Banking	250	20	100.00	250	372
Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	Banking	872	112	100.00	872	860
Cassa di Risparmio di Venezia S.p.A. - Venezia	Venice	Banking	267	30	100.00	267	260
Cassa di Risparmio in Bologna S.p.A. - Bologna	Bologna	Banking	730	45	100.00	730	705
Consorzio Studi e Ricerche Fiscali Gruppo SANPAOLO IMI	Rome	Operating	—	—	55.00	—	—
Farbanca S.p.A. (b)	Bologna	Banking	27	1	21.89	6	6
Finemiro Banca S.p.A.	Bologna	Banking	116	12	96.84	112	74
Friulcassa S.p.A.	Gorizia	Banking	219	18	100.00	219	297
GEST Line S.p.A.	Naples	Finance	25	46	100.00	25	9
IMI Investimenti S.p.A.	Turin	Finance	943	-30	100.00	943	973
Immobiliare 21 S.r.l.	Milan	Non-finance	—	—	100.00	—	—
Sanpaolo Banco di Napoli S.p.A.	Naples	Banking	1,197	108	100.00	1,197	1,197
Sanpaolo Bank S.A.	Luxembourg	Banking	271	36	100.00	271	253
Sanpaolo Fiduciaria S.p.A.	Milan	Finance	6	2	100.00	6	4
Sanpaolo IMI Asset Management Sgr S.p.A.	Milan	Finance	99	87	100.00	99	135
Sanpaolo IMI Bank (International) S.A.	Madeira	Banking	180	3	100.00	180	150
Sanpaolo IMI Bank Ireland Plc	Ireland	Banking	532	15	100.00	532	515

Significant investments (Table 3.1 B.I.) - cont.	(€/mil)

Name	Registered offices	Activity	Shareholders’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
Sanpaolo IMI Capital Company I LLC (c)	United States	Finance	1,051	—	4.31	45	45
Sanpaolo IMI Insurance Broker S.p.A.	Bologna	Insurance	3	1	100.00	3	2
Sanpaolo IMI International S.A.	Luxembourg	Finance	941	115	100.00	941	810
Sanpaolo IMI Internazionale S.p.A.	Padua	Finance	95	1	100.00	95	95
Sanpaolo IMI Private Equity S.p.A.	Bologna	Finance	233	-5	100.00	233	248
Sanpaolo IMI Us Financial Co.	United States	Finance	—	—	100.00	—	—
Sanpaolo Leasint S.p.A.	Milan	Finance	94	21	100.00	94	82
Sep - Servizi e Progetti S.p.A.	Turin	Operating	3	1	100.00	3	2
S.G.A. S.p.A. Societa’ per la Gestione di Attivita’ (d)	Naples	Finance	138	8	100.00	138	1
Studi e Ricerche per il Mezzogiorno (e) (f)	Naples	Non-finance	1	—	16.67	—	—
Bn finrete S.p.A. - in liq.	Naples	Finance	1	—	99.00	1	1
Cardine Finance Plc - in liq.	Ireland	Finance	—	—	99.98	—	—
Cardine Suisse S.A. - in liq. (f)	Switzerland	Finance	1	—	99.00	1	—
Cioccolato Feletti S.p.A. - in liq.	Aosta	Non-finance	—	2	95.00	—	—
Cotonificio Bresciano Ottolini S.r.l. - in liq.	Salò (BS)	Non-finance	—	—	100.00	—	—
Imifin S.p.A. - in liq.	Rome	Finance	—	—	100.00	—	—
ISC Euroservice Gmbh - in liq.	Germany	Operating	—	—	80.00	—	—
Isveimer S.p.A. - in liq. (f)	Naples	Banking	71	18	65.23	46	—
Sanpaolo U.S. Holding Co. - in liq.	United States	Finance	3	—	100.00	3	2
Total							8,604
A.2 Jointly held companies
Banka Koper D.D.	Slovenia	Banking	143	19	63.51	91	152
Cassa dei Risparmi di Forlì S.p.A.	Forlì	Banking	215	20	29.77	64	151
Allfunds Bank S.A.	Spain	Banking	32	5	50.00	16	21
Total							324
B. Companies subject to significant influence
Banque Sanpaolo S.A.	France	Banking	392	28	40.00	157	154
Cassa di Risparmio di Firenze S.p.A.	Florence	Banking	1,059	97	18.67	198	329
Cbe Service S.p.r.l.	Belgium	Non-finance	—	—	31.70	—	—
Centradia Group Ltd	United Kingdom	Finance	12	-2	29.03	3	2
Cr Firenze Gestion Internationale S.A.	Luxembourg	Finance	2	12	20.00	—	—
Liseuro S.p.A. (f)	Udine	Finance	4	—	35.11	1	—
Sifin S.r.l.	Bologna	Finance	2	3	26.00	1	1
Società Gestione per il Realizzo S.p.A.	Rome	Non-finance	20	-2	28.31	6	1
Trivimm S.r.l.	Verona	Non-finance	1	—	23.00	—	—
Aeroporto di Napoli S.p.A. - in liq.	Naples	Non-finance	—	—	20.00	—	—
Consorzio Bancario Sir S.p.A. - in liq. (f)	Rome	Finance	-499	-250	32.84	-164	—
Galileo Holding S.p.A. - in liq.	Venice	Non-finance	-24	—	31.52	-8	—
Total							487

(a)       Excluding share of net income and reserves due for distribution.

(b)       Company included as a significant investment inasmuch as subject to single leadership under Art. 26 - subsection 1 of D.Lgs. 87/92.

(c)        The percentage ownership refers to the total capital. The percentage ownership on ordinary capital amounts to 100%.

(d)       Financial statements as of 31 January 2003 - Voting rights on 100% of share capital are exercised by the Treasury Ministry.

(e)        Company included as a significant investment inasmuch as, globally, the Group holds the controlling portion of shares.

(f)          Financial statements as of 31 December 2003.

As described in Part A, Section 1 of these Notes, the differences between book value of significant investments and the lower value of the corresponding portion of net equity reported in the latest available financial statements of the subsidiaries, is generally justified in the goodwill and higher market value of the assets owned by the subsidiaries. In particular:

•                     the difference of 164 million euro in respect of Consorzio Bancario Sir S.p.A. refers to the IMI-Sir dispute which is illustrated in detail at Section 5 - Other assets;

•                     in relation to the shareholding in Cassa di Risparmio di Firenze S.p.A., the book value has been subjected to a net revaluation of 102 million euro, following the reversal of the adjustments in value made exclusively for fiscal purposes in prior years and the alignment of book value to the average quotations in the second half of 2004. The negative difference of 131 million euro on the pro quota of net equity is justified by the economic value attributed to the investment following recent independent appraisals made on the occasion of capital increases of the subsidiary;

•                     as far as the investment in Banca Popolare dell’Adriatico S.p.A. is concerned, the difference of 122 million euro is justified in the higher market value of the investment as confirmed by the appraisal prepared by JP Morgan (financial advisor in the Public Offer launched on the company in June 2003);

•                     the differences, of 87 million euro for Cassa dei Risparmi di Forlì S.p.A., of 61 million euro for Banka Koper D.D. and of 78 million euro for Friulcassa S.p.A. reflect the goodwill paid in relation to the income-earning potential of these companies;

•                     the differences of 36 million euro and of 5 million euro, referring respectively to Sanpaolo IMI Asset Management S.p.A. and to Allfunds Bank S.A., are justified by the income earning potential of these companies;

•                     the difference of 30 million euro referring to IMI Investimenti S.p.A. is justified in the company’s forecast recovery of profitability, as envisaged by the budgets for future years;

•                     as far as the 15 million euro difference relating to Sanpaolo IMI Private Equity S.p.A. is concerned, it is not considered necessary to make any adjustment to value in the light of the forecast recovery in profitability of the company, as confirmed by the budget for the years 2005 and 2006;

•                     as regards the investment in Galileo Holding S.p.A., acquired as part of the restructuring of that group, the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

The main characteristics of the commitments and options on significant investments are provided below:

•                     the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), at a price of 68 million euro for the quota attributable to SANPAOLO IMI. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione (29.77%), involved the booking of 174 million euro to commitments for “put options issued”;

•                     the agreement between the Bank and the majority shareholders of Banka Koper D.D., aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer launched in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper ‘one year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved booking 83 million euro to “commitments for put options issued”, such amount being the equivalent of 33.79% of the share capital;

•                     in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze S.p.A., a right of pre-emption at “fair price” was granted to SANPAOLO IMI, in the event that Ente CR Firenze transfers CR Firenze shares. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CR Firenze share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CR Firenze is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as of 31 December 2004, is estimated at approximately 296 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties at the price fixed by Ente CR Firenze and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements;

•                     in the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche S.p.A., which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31 December 2006. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro, plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche S.p.A. share from 31 December 2002 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to “commitments for put options issued”.

•                     In the context of the parasocial contracts valid up to 31 December 2006, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the preemptive right is not exercised.

Detail of the above commitments is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5 B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Other equity investments

The remaining major equity investments of the Bank, are:

Name	Activity	Percentage ownership	Book value
			(€/mil)
Santander Central Hispano S.A.	Banking	0.84	458
Ixis Asset Management Group S.A.	Finance	12.00	192
Banca d’Italia	Banking	8.33	185
Banca delle Marche S.p.A.	Banking	7.00	92
Ixis Corporate & Investment Bank S.A.	Finance	2.45	86
Compagnia Assicuratrice UNIPOL S.p.A.	Insurance	1.90	55
Borsa Italiana S.p.A.	Non-finance	5.37	52
Banco del Desarrollo S.A.	Banking	15.72	23
Istituto per il credito sportivo	Banking	10.81	19
Other			73
Total			1,235

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) in banks
1. quoted	116	124	94
2. unquoted	5,522	5,059	4,983
b) in financial institutions
1. quoted	—	—	—
2. unquoted	2,406	2,658	2,977
c) other
1. quoted	—	—	—
2. unquoted	560	450	223
Total	8,604	8,291	8,277

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) in banks
1. quoted	787	652	805
2. unquoted	902	1,238	1,046
b) in financial institutions
1. quoted	—	—	—
2. unquoted	224	35	17
c) other
1. quoted	56	62	1
2. unquoted	77	146	145
Total	2,046	2,133	2,014

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A. Pro forma opening balance	8,291
B. Increases
B1. purchases	249
B2. writebacks	67
B3. revaluations	—
B4. other changes	874
C. Decreases
C1. sales	242
C2. adjustments	67
of which:
- long-term writedowns	67
C3. other changes	568
D. Closing balance	8,604
E. Total revaluations	117
F. Total adjustments	822

Subcaption B.1 “Purchases” is mainly composed of the following transactions:

•                     the purchase of 285,585 Sanpaolo Bank S.A. shares, for 100 million euro, corresponding to 16.9% of the share capital; as a result of this transaction, performed following the merger by incorporation of IMI Bank (Lux) into Sanpaolo Bank S.A., the percentage held by the Bank increased to 58.47%; after the entire spin off of Sanpaolo IMI Wealth Management S.p.A., which led to the transfer to SANPAOLO IMI of a compendium of shares, among which Sanpaolo Bank S.A., the Bank acquired total control of the company;

•                     payment of 86 million euro to the share capital of Sanpaolo IMI Wealth Management S.p.A. aimed at supporting the shareholding investments of the subsidiary;

•                     the purchase from Sanpaolo IMI International S.A. of 10,675,860 Sanpaolo IMI Bank (International) S.A. shares (corresponding to 30.99% of the share capital) for 56 million euro; this operation allowed the Bank to acquire direct total control of the stake;

•                     subscription of an increase in Sanpaolo IMI Internazionale S.p.A. capital for 5 million euro.

Subcaption B.2 “Writebacks” refers to the reversal of adjustments to value made on the shareholding in IMI Investimenti S.p.A. solely for tax purposes in previous years. This reversal was booked against extraordinary income, as described in Part C - Section 6 of these Notes.

Subcaption C.1 “Sales” mainly refers to the following transactions:

•                     disposal of the total shareholding in CSP Investimenti S.r.l. to the Carlyle Group for the sum of 208 million euro, generating a capital gain of 5 million euro;

•                     disposal of the total shareholding in Eptafund S.p.A. to Sanpaolo IMI Wealth Management for 33 million euro and generating a profit of 10 million euro.

Subcaption C.2 “value adjustments” refers to the subsidiary IMI Investimenti S.p.A., which was adjusted to reflect the situation of some investments held by the company and the elements of risk inherent to reaching the levels of profitability forecast by the company itself.

Subcaptions B4. “Increases - other changes” and C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Merger by incorporation of Sanpaolo Vita and Fideuram Vita into Assicurazioni Internazionali di Previdenza S.p.A.	539
Transfer of the business branch of banks located in the Triveneto Provinces to Cassa di Risparmio di Padova e Rovigo S.p.A.	160
Transfer of the business branch of banks located in the Emilia Provinces to Cassa di Risparmio in Bologna S.p.A.	150
Profit from the disposal of Eptafund S.p.A.	10
Increase in shareholding of Sanpaolo IMI Internazionale S.p.A. following the transfer of Banca Comerciala Sanpaolo IMI Bank Romania S.A.	7
Profit from the disposal of CSP Investimenti S.r.l.	5
Conversion into shares of a convertible debenture loan issued by Farbanca S.p.A.	3
Total	874

C3. “Decreases - other changes”	(€/mil)

Spin off of Sanpaolo Vita from Sanpaolo IMI Wealth Management S.p.A. to Assicurazioni Internazionali di Previdenza S.p.A.	314
Merger by incorporation of Fideuram Vita into Assicurazioni Internazionali di Previdenza S.p.A.	225
Reimbursement of capital reserves from GEST Line S.p.A.	13
Transfer to Sanpaolo IMI Internazionale S.p.A. of Banca Comerciala Sanpaolo IMI Bank Romania S.A.	7
Final portion of liquidation of Innovare S.r.l.	1
Other	8
Total	568

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A. Pro forma opening balance	2,133
B. Increases
B1. purchases	3
B2. writebacks	243
B3. revaluations	—
B4. other changes	366
C. Decreases
C1. sales	167
C2. adjustments	200
of which:
- long-term writedowns	200
C3. other changes	332
D. Closing balance	2,046
E. Total revaluations	242
F. Total adjustments	480

Subcaption B.1 “Purchases” refers to the acquisition of 3,075 Banka Koper D.D. shares for the partial execution of the put option granted to the shareholders in respect of the Public Offer launched by the Bank in 2002.

Subcaption B.2 “Writebacks” refers to:

•                     the reversal of 210 million euro for adjustments to value made in prior years solely for fiscal purposes on investments in Cassa di Risparmio di Firenze S.p.A. This reversal was booked against extraordinary income, as described in Part C - Section 6 of these Notes;

•                     the revaluation of the shareholding in Santander Central Hispano S.A. for 33 million euro, which led to the write-back to historical purchase cost of the equity investment. In the light of trends which comply with international accounting principles, it has proven more significant to value this shareholding with reference to market prices at year end, rather than the average market price at half year, which was used in prior years also to identify permanent losses in value. This also reflects the market price of the SCH shareholding which, even in the first six months of 2005, remained at significantly high levels compared to 2004 year end.

Subcaption C.1 “Sales” mainly refers to the following transactions:

•                     sale to Santander Consumer Finance of the remaining 30% of share capital of Finconsumo Banca S.p.A. for the sum of 80 million euro and thereby generating a capital gain of 72 million euro;

•                     transfer to HDI International Holding AG of 28.32% of the share capital of HDI Assicurazioni S.p.A. for the sum of 47 million euro, generating a capital gain of around 9 million euro;

•                     disposal of 7.35% of Infracom Italia S.p.A. to IMI Investimenti S.p.A. for 25 million euro in line with book value;

•                     disposal of 0.76% of Fincantieri S.p.A. to IMI Investimenti S.p.A. for approximately 4 million euro, generating a profit of around 1 million euro;

•                     the complete disposal of the investment in Mostra d’Oltremare S.p.A. to the Naples Chamber of Commerce for the sum of 3 million euro, generating a profit for the same amount;

•                     disposal of 777,793 shares in Compagnia Assicuratrice Unipol S.p.A. for 3 million euro, substantially in line with the book value of the subsidiary.

Subcaption C.2 “Adjustments” mainly includes:

•                     108 million euro to adjust the book value of the shareholding in Cassa di Risparmio di Firenze S.p.A. to reflect the average market price for the second half of 2004, after the reversal made solely for tax purposes, as already mentioned;

•                     the writedown of the shareholding in Cassa dei Risparmi di Forlì S.p.A. by 86 million euro to reflect a fair value of the investment. Furthermore, a 23 million euro writedown was made to reflect the fair value of the put option granted to the Fondazione shareholder of the Cassa dei Risparmi di Forlì in the context of the initial purchase agreement;

•                     the writedown to the investment in Centradia Group Ltd for 3 million euro made to reflect the outcome of its current liquidation;

•                     a 3 million euro adjustment to the book value of the investment in Compagnia Assicuratrice Unipol S.p.A. to align it to the average stock market price for the second half of 2004.

Subcaption B4. “Increases - other changes” and subcaption C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Transfer of the investment in CDC Ixis to Ixis Asset Management Group S.A.	192
Transfer of the investment in CDC Ixis to Ixis Corporate & Investment Bank S.A.	85
Gains from disposal of Finconsumo S.p.A.	72
Gains from disposal of Hdi Assicurazioni S.p.A.	9
Gains from disposal of Mostra d’Oltremare S.p.A.	3
Gains from disposal of Meliorbanca S.p.A.	2
Gains from disposal of Crif S.p.A.	2
Gains from disposal of Fincantieri S.p.A.	1
Total	366

C3. “Decreases - other changes”	(€/mil)

Transfer of the investment in CDC Ixis to Ixis Corporate & Investment Bank S.A. and Ixis Asset Management Group S.A.	277
Loss from transfer of the investment in CDC Ixis to Ixis Corporate & Investment Bank S.A. and Ixis Asset Management Group S.A.	50
Distribution of capital reserves of CDC Ixis	1
Reimbursement of capital reserves from Banksiel S.p.A.	1
Exchange rate effect	1
Other	2
Total	332

Amounts due to and from Group companies and investments (non-Group companies)

The amounts due to and from companies belonging to the Group as of 31/12/2004, as established in Art. 4 of D.Lgs. 87/92, and the amounts due to and from investments subject to significant influence, are analyzed in the following tables:

(€/mil)

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Assicurazioni Internazionali di Previdenza S.p.A.	100	3,053	1	—	2
Banca Comerciala Sanpaolo IMI Bank Romania S.A.	19	—	—	1	—
Banca di Intermediazione Mobiliare IMI S.p.A.	3,046	17	434	67	14
Banca Fideuram S.p.A.	—	—	—	3	1
Banca OPI S.p.A.	15,462	564	1,308	358	4
Banca Popolare dell’Adriatico S.p.A.	64	478	—	15	9
Cassa di Risparmio di Padova e Rovigo S.p.A.	1,205	2,622	5	51	48
Cassa di Risparmio di Venezia S.p.A.	43	1,464	3	23	32
Cassa di Risparmio in Bologna S.p.A.	2,374	686	9	65	11
Farbanca S.p.A.	65	2	—	2	—
Fideuram Bank (Suisse) A.G.	—	—	10	—	—
Fideuram Bank S.A.	—	15	—	—	—
FIN.OPI S.p.A.	—	13	—	1	—
Finemiro Banca S.p.A.	1,692	2	296	46	—
Finemiro Finance S.p.A.	1,835	10	—	34	—
Friulcassa S.p.A.	12	894	—	17	15
GEST Line S.p.A.	—	1	318	5	—
IMI Investimenti S.p.A.	2	117	2	1	2
Inter-Europa Bank Rt	49	1	2	2	—
Ldv Holding B.V.	—	2	—	—	—
Sanpaolo Banco di Napoli S.p.A.	878	8,823	1	216	183
Sanpaolo Bank (Suisse) S.A.	—	1	—	—	—
Sanpaolo Bank S.A.	352	3,029	454	4	50
Sanpaolo Fiduciaria S.p.A.	—	6	—	—	1
Sanpaolo IMI Alternative Investments Sgr S.p.A.	—	2	—	1	—
Sanpaolo IMI Asset Management Sgr S.p.A.	—	176	2	436	3
Sanpaolo IMI Bank (International) S.A.	176	7,100	7,134	7	204
Sanpaolo IMI Bank Ireland Plc	103	8	67	2	1
Sanpaolo IMI Capital Company I LLC	—	1,000	—	—	79
Sanpaolo IMI Fondi Chiusi Sgr S.p.A.	—	2	—	—	—
Sanpaolo IMI Institutional Asset Management Sgr S.p.A.	—	13	—	—	—
Sanpaolo IMI Internazionale S.p.A.	12	13	2	2	—
Sanpaolo IMI Investimenti per lo Sviluppo Sgr S.p.A.	—	4	—	—	—
Sanpaolo IMI Private Equity S.p.A.	—	14	—	1	—
Sanpaolo IMI U.S. Financial Co.	—	2,194	2,194	—	23

(a)          Excluding the book value of the investment.

(b)          Excluding commitments to subscribe to increases in capital.

(c)           Excluding dividends received.

(€/mil)

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Sanpaolo IMI Wealth Management S.p.A.	—	—	—	3	—
Sanpaolo IMI WM Luxembourg S.A.	—	—	—	65	—
Sanpaolo Leasint Gmbh	6	1	—	—	—
Sanpaolo Leasint S.p.A.	2,956	3	437	95	11
Sanpaolo Life Ltd	—	13	—	—	—
Sanpaolo Vita S.p.A.	—	—	—	76	—
Sep - Servizi e Progetti S.p.A.	1	2	—	—	8
Sicilsud Leasing S.p.A. (in liq.)	1	—	—	—	—
SP Immobiliere S.A.	2	—	—	—	—
Universo Servizi S.p.A.	—	2	—	—	—
Total Group companies	30,455	32,347	12,679	1,599	701

Jointly held subsidiaries
Banka Koper D.D.	105	2	88	1	—
Cassa dei Risparmi di Forlì S.p.A.	20	2	—	—	—
Allfunds Bank S.A.	—	1	—	—	—
Total	30,580	32,352	12,767	1,600	701

(€/mil)

Other companies subject to significant influence	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banque Sanpaolo S.A.	642	30	3	12	1
Cassa di Risparmio di Firenze S.p.A.	—	10	6	—	—
Società Gestione per il Realizzo S.p.A.	3	—	—	—	—
Total	645	40	9	12	1

(a)          Excluding the book value of the investment.

(b)          Excluding commitments to subscribe to increases in capital.

(c)           Excluding dividends received.

Amounts due to and from Group companies (Table 3.2 B.I.)

	31/12/04	31/12/03 pro forma (€/mil)	31/12/03
	(€/mil)		(€/mil)
a) Assets
1.due from banks	22,317	14,795	14,795
of which:
- subordinated	154	189	189
2. due from financial institutions	4,812	5,725	5,726
of which:
- subordinated	49	25	25
3. due from other customers	103	66	66
of which:
- subordinated	65	65	65
4. bonds and other debt securities	3,223	3,663	3,663
of which:
- subordinated	503	403	403
Total assets	30,455	24,249	24,250
b) Liabilities
1. due to banks	25,707	24,706	24,706
2. due to financial institutions	2,570	2,681	2,689
3. due to other customers	52	45	45
4. securities issued	3,018	972	972
5. subordinated liabilities	1,000	1,000	1,000
Total liabilities	32,347	29,404	29,412
c) Guarantees and commitments
1. guarantees given	11,661	12,809	12,809
2. commitments	1,018	2,482	2,482
Total guarantees and commitments	12,679	15,291	15,291

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks (a)	959	779
of which:
- subordinated	10	—
2. due from financial institutions	206	686
of which:
- subordinated	—	—
3. due from other customers	102	117
of which:
- subordinated	—	—
4. bonds and other debt securities	8	37
of which:
- subordinated	—	—
Total assets	1,275	1,619
b) Liabilities
1. due to banks	1,073	694
2. due to financial institutions	191	64
3. due to other customers	24	184
4. securities issued	—	—
5. subordinated liabilities	—	—
Total liabilities	1,288	942
c) Guarantees and commitments
1. guarantees given	134	360
2. commitments	55	23
Total guarantees and commitments	189	383

(a)          Including the compulsory reserve deposited with the Bank of Italy.

Assets and liabilities outstanding in relation to Group companies and investments in non-Group companies are indicated in Part C, Section 7 of the Explanatory Notes.

Amounts due to and from indirectly affiliated companies

The amounts due to and from indirectly affiliated companies are analyzed in the following table:

(€/mil)

Other indirectly affiliated companies	Assets	Liabilities	Guarantess and commitments	Income	Expenses
Aeffe S.p.A.	6	—	—	—	—
Egida Compagnia di Assicurazione S.p.A.	—	1	—	4	5
Esatri S.p.A.	394	—	168	2	—
Iw Bank S.p.A.	—	16	—	—	—
Sinloc - Sistemi iniziative locali S.p.A.	—	11	—	—	3
Total	400	28	168	6	8

Other information relating to equity investments

The information required pursuant to Art. 10 of Law 72/83 is as follows:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Historical cost	10,291	9,882
Law 72/83	43	43
Law 218/90	286	336
Cancellation deficit on merger of Crediop S.p.A.	30	30
Total revaluations	359	409
Gross book value	10,650	10,291

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets (caption 100)

Tangible fixed assets comprise:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Property
– operating	769	769
– non-operating	304	370
Furniture and installation
– office furniture and equipment	17	21
– electronic equipment	123	85
– general and specific installations	24	29
Total	1,237	1,274

Instrumental assets refer to those used directly by the Bank for performing its business. Non-instrumental assets comprise all other assets, including those rented to Group companies for performing their businesses.

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Opening balance	1,274
B. Increases
B1. purchases	150
B2. writebacks	—
B3. revaluations	—
B4. other changes	13
C. Decreases
C1. sales	6
C2. adjustments
a) amortization	175
b) long-term writedowns	—
C3. other changes	19
D. Closing balance	1,237
E. Total revaluations	1,334
F. Total adjustments
a) amortization	2,217
b) long-term writedowns	—

Changes in tangible fixed assets during the year are detailed below:

(€/mil)

	Property	Furniture and installation
Opening balance	1,139	135
Increases
– purchases	1	149
– other changes
– incremental costs	13	—
– gains on disposals	—	—
– exchange differences	—	—
Decreases
– sales	6	—
– adjustments
– amortization	56	119
– long-term writedowns	—	—
– other changes
– losses on disposals	3	—
– conferral to CSP Investimenti	7	—
– conferral to Carisbo	3	—
– conferral to Cariparo	5	1
Closing balance	1,073	164
Total revaluations	1,324	10
Total adjustments
– amortization	782	1,435
– long-term writedowns	—	—

The transfer to CSP Investimenti S.r.l. of the business branch consisting of buildings considered not to be functional for the activities of the Bank was concluded on 31 December 2003. Among the properties included in the transfer of the business branch were nine buildings for a net value of 7 million euro. Being historical buildings they are bound by law 1089/1939 and as such subject to regulations provided by D.Lgs. 490/1999. In accordance with this legislation, the effectiveness of the transfer has been suspended pending the expiry of the pre-emptive rights of the State. Such rights expired in March 2004. Since the State did not exercise the pre-emptive rights on any of the buildings, the ownership of the property was transferred to CSP Investimenti S.r.l. in March 2004.

Intangible fixed assets (caption 90)

Intangible fixed assets comprise:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Goodwill	494	565
Software in use	151	143
Software not yet in use	38	65
Other deferred charges	19	24
Total	702	797

The goodwill recorded in the financial statements following the merger of Banco di Napoli in SANPAOLO IMI, originally for 1,564 million euro, is subject to amortization on a ten year basis commencing from the year 2002. It was transferred proquota to Sanpaolo Banco di Napoli from 1 July 2003 for a net amount equal to 731 million euro (corresponding to an original value of around 860 million euro).

Commencing from that date, the amortization has continued on the residual amount in accordance with the original ten year plan. For the year 2004, amortization charged to the statement of income totaled 70 million euro. After this adjustment the residual amount of goodwill is 493 million euro.

Goodwill also includes the higher price paid in respect of net equity at the time of the take over of the Hong Kong branch by the former Banco di Napoli S.p.A. in 2001. Such amount, originally equal to 6 million euro, is carried in the financial statements for a total net value of 1 million euro.

Software investments refer mainly to the integration of the former Cardine Bank networks into the SANPAOLO IMI IT system, to the development of mandatory projects (IAS, Basel 2), to the implementation of procedures for services to Group companies, to extending the Windows platform to all of the head office terminals, to the development of the data processing system and the functions of Banca Diretta and to the development of new software applications for the sales network.

“Other deferred charges” refers mainly to costs incurred for leasehold improvements.

Changes in intangible fixed assets during the year (table 4.2 B.I.)	(€/mil)

A. Opening balance	797
B. Increases
B1. purchases	133
B2. writebacks	—
B3. revaluations	—
B4. other changes	104
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	227
b) long-term writedowns	—
C3. other changes	105
D. Closing balance	702
E. Total revaluations	—
F. Total adjustments
a) amortization	519
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	565	143	65	24
Increases
– purchases	—	38	87	8
– other changes:
– transfer of software developed in 2004	—	104	—	—
Decreases
– sales	—	—	—	—
– adjustments:
– amortization	71	134	10	12
– long-term writedowns	—	—	—	—
– other changes:
– transfer of software developed in 2004	—	—	104	—
– conferral to Carisbo and Cariparo	—	—	—	1
Closing balance	494	151	38	19
Total revaluations	—	—	—	—
Total adjustments:
– amortization	216	254	10	39
– long-term writedowns	—	—	—	—

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes and interventions to develop programs mainly ordered from third parties and not yet completed, the release and subsequent use of which is expected in the long term.

No advances have been paid for the purchase of intangible fixed assets.

Other information relating to tangible and intangible fixed assets

Pursuant to Article 10 of Law 72/83, information relating to revaluations on property included in the Bank’s equity as of 31/12/04 is given below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Historical cost	532	534
Law 823/73 (a)	11	12
Law 576/75 (a)	16	16
Law 72/83 (a)	160	163
Other (a)	61	61
Law 218/90 (b)	792	800
Law 408/90 (a)	116	117
Law 413/91 (a)	77	80
Merger of Banca Provinciale Lombarda and Banco Lariano	91	92
Total revaluations	1,324	1,341
Gross book value	1,856	1,875

(a) Revaluations carried out by the Bank and by the merged banks.

(b) Higher values attributed on transformation from a public credit institution into a limited company.

Lastly, it must be highlighted that in accordance with Law 218/90, revaluations for 10 million euro have been made to the works of art owned by the former Banco di Napoli.

SECTION 5 - OTHER ASSETS

Other assets (caption 130)

Analysis of caption 130 “other assets” (Detail 5.1 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Unprocessed transactions and transactions by foreign branches:	1,608	2,126	2,126
- unprocessed transactions - Italian branches (a)	1,109	1,551	1,551
- amounts in transit between Italian branches (a)	496	568	568
- transactions by foreign branches	3	7	7
Due from tax authorities:	1,815	1,720	2,039
– prepaid current year direct taxes	78	101	98
– tax credits on dividends and taxes withheld	9	59	384
– tax withholdings overpaid during the year on bank interest income	22	54	54
– tax credits relating to prior years	1,318	1,290	1,287
– taxes paid in advance on termination indemnities - Law 662/96	28	38	38
– other deposits (b)	360	178	178
Deferred tax assets	702	864	862
Items relating to derivative contracts and currency transactions:	754	849	849
- effect of currency hedges, forex swap and cross-currency swap	18	53	53
- valuation of derivatives on interest rates and stockmarket indexes	699	743	743
- premiums paid on purchased options	37	53	53
Loans to subsidiaries for dividends matured	695	780	754
Loans to Carlyle Group (c)	102	—	—
Reimbursement of the incentive pursuant to the Ciampi Law suspended	200	200	200
Deposit with the Bank of Italy relating to the liquidation of Isveimer	58	58	58
Deposit with the Bank of Italy relating to the coverage of Sga’s losses	7	—	—
Items relating to securities transactions	7	21	21
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	8	13	13
Checks and other instruments held	8	13	13
Other (d)	576	461	526
Total	6,540	7,105	7,461

(a) The amounts were mostly settled at the beginning of 2005.

(b) The credit refers to the payment to the State of an amount equal to 1.5% of the sums declared in the the F24 tax return for the year 2003 and performed at the closing of the year 2004 according to the following provisions of law: Decree Law no. 341 of 10 December 2003, converted into Law no. 31 of 9 February 2004, modified by Art. 7 of Decree Law no. 282 of 29 November 2004 - provisions dated 10 December 2004 issued by the Department of Fiscal Policies. Furthermore, also recorded to commitments is 312.2 million euro, corresponding to the payment to be made at the end of 2005, for the sums declared in the 2004 F24 tax return.

(c) This item refers to the amount owed by the Carlyle Group for the extension granted for the payment of 50% of the price for the trading, in 2004, of 100% of the shares in CSP Investimenti Srl, as well as some property. These amounts, stated at their discounted value, are accompanied by on demand bank guarantees.

(d) The caption Other includes the net carrying amount of 1.3 million euro for the loan arising from the Court of Appeal sentence in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

Valuation of the assets in question did not give rise to any adjustments.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the net carrying amount of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence no. 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio - on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court, the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proper proceedings have begun for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs. Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge. Trial commenced in February 2004 and is still being heard.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its net carrying amount, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved concrete results, the Bank has considered that the net carrying amount of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

It should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro, without however granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is not final nor binding (in that a plea for burden has been proposed by all the parties and that it is still pending before the relevant Court of Appeal), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 140)

Analysis of caption 140 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Accrued income
– income from derivative contracts	1,187	803
– interest from loans to customers	280	322
– interest on securities	82	87
– bank interest	81	62
– other	168	173
Prepaid expenses
– up front on derivative contracts	264	29
– commission on placement of securities and mortgage loans	139	187
– discounts on bond issues	17	18
– other expenses	88	95
Total	2,306	1,776

The increase in accrued income and prepaid expenses in respect of operations on derivative contracts is attributable to the significance of such operations during the year, an effect of the activities in financial management described in the Report on operations.

Other information

Distribution of subordinated assets (Table.5.4.B.1)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Due from banks	164	198
b) Loans to customers	114	90
c) Bonds and other debt securities	624	444
Total	902	732

SECTION 6 - PAYABLES

Due to banks (caption 10)

Deposits from banks are analyzed as follows:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Due to central banks
– repurchase agreements and securities loaned	550	191
– other deposits from the Italian Exchange Office	193	355
– other deposits from central banks	2,310	1,918
Due to other banks
– deposits	18,475	19,793
– other forms of finance not included in current accounts	5,883	6,299
– repurchase agreements and securities loaned	4,960	4,063
– medium- and long-term loans from international bodies	1,695	1,803
– current accounts	1,731	949
– other	12	17
– other loans	1,220	2,412
Total	37,029	37,800

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Repurchase agreements	5,510	4,254
b) Securities loaned	—	—

Loans from international bodies include loans used by the Bank to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)

Due to customers
– current accounts	29,173	27,243	27,251
– repurchase agreements and securities loaned	4,840	4,114	4,114
– deposits	8,296	8,749	8,750
– short-term payables relating to special management services carried out for the Government	36	230	230
– other	503	154	154

Securities issued
– bonds	18,029	15,099	15,099
– certificates of deposit	520	3,717	3,717
– bankers’ drafts	291	298	298
– other securities	8	18	18
Total	61,696	59,622	59,631

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Repurchase agreements	4,840	4,114
b) Securities loaned	—	—

Securities issued comprise those due or ready for repayment totaling 4 million euro.

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and by other Public Entities mainly to act as a source of subsidized loans to customers. These funds are analyzed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Funds provided by the State	9	11
Funds provided by regional public entities	18	21
Other funds	—	—
Total	27	32
of which: funds with risk borne by the Government under Law 19 of 6/2/87	9	10

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these Notes.

SECTION 7 - PROVISIONS

The Bank’s provisions are analyzed below:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	468	529	529
Provisions for risks and charges (caption 80)
– pensions and similar commitments (caption 80.a)	—	—	—
– provisions for taxation (caption 80.b)	381	258	660
– other provisions (caption 80.c)
– provisions for guarantees and commitments	83	73	73
– provisions for other risks and charges	554	493	490
– provisions for other personnel charges	547	738	738
Total	2,033	2,091	2,490

Provisions for employee termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Opening balance	529
Increases
– provisions	41
– employment contract acquisition	2
– other changes	—
Decreases
– advances allowed under Law 297/82	6
– indemnities to employees leaving the Bank	78
– employment contract acquisition	19
– other changes	1
Closing balance	468

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

This reserve, which has been accrued to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff, was transferred during 2003 to Section A of the Pensions Reserve in relation to staff from the former Banco di Napoli (an independent entity), subject to the Bank’s original obligation in respect of access to the fund.

The adequacy of the technical reserves of the fund is calculated annually, based on the valuations of an independent professional actuary. The last valuation available, made as of 31 December 2004, did not reveal any need for intervention by the Bank.

Provisions for taxation (caption 80.b)

Changes in “reserve for taxation” during the year	(€/mil)

		Other reserves -	Other reserves -
	Income	Reserve ex	Reserve ex
	taxes	Law 169/83	Decree 213/98	Total
Pro forma opening balance (a)	660	4	9	673
Increases
– provisions for 2004 income taxes	46	—	—	46
– other changes	1	—	—	1
Decreases
– payment of income taxes	322	—	—	322
– other changes	15	1	1	17
Closing balance	369	3	8	381

(a) The opening balance differs by 415 million euro compared to the pro forma figures in respect of the adjustments for the abolition of the tax credit on dividends. This amount is in fact equal to the tax credits booked in 2003.

The provision for taxation as of 31 December 2004 is considered sufficient to cover current income taxes, including local taxes payable by foreign branches and existing and potential tax disputes.

The other decreases refer to the tax charge for the year 2004.

It should also be noted that current income taxes include the 2004 tax charge (approximately 7 million euro) for the substitute tax relating to the disposal of the portion of merger deficit arising from the incorporation of Banco di Napoli, which was not recognized for tax purposes (approximately 362 million euro). This tax, totaling around 69 million euro, is booked to the statement of income over a period consistent with the amortization of the Banco di Napoli merger deficit (10 years); this in compliance with the Bank of Italy decisions expressed in its Letter 9426 dated 27 July 2000. As of 31 December 2004, 48 million euro of taxation payable in future years was booked as an asset item - prepaid expenses.

Movements on deferred tax assets credited to the statement of income are as follows:

Changes during the year in “Deferred tax assets credited in the statement of income” (Table 7.4 B.I.)	(€/mil)

1. Pro forma initial amount	864
2. Increases
2.1 Deferred tax assets arising during the year	48
2.2 Other increases
3. Decreases
3.1 Deferred tax assets reversing during the year	192
3.2 Other decreases	18
4. Final amount	702

Other decreases refer to 15 million euro for the tax charge for the year 2003 and, for 3 million euro, to deferred tax assets related to the transfer to CARIPARO and CARISBO of the SANPAOLO IMI branches located in Veneto, Trentino Alto Adige and Emilia Romagna.

The financial statements of the Bank as of 31 December 2004 reveal deferred tax assets totaling 702 million euro; this reflects the effect of provisional differences between the book value and the value for tax purposes of assets and liabilities matured in 2004 and in prior years and which it is reasonably certain will become deductible in future years.

The table below reports the fiscal effects of deductible and taxable provisional differences at the end of the year, broken down by type.

(€/mil)

	IRES (corporate	IRAP (regional
	income tax)	income tax)
	(33.0%)	(4.25%)
A. Deductible provisional differences
Adjustments of receivables deductible in future years	126	16
Provisions for future charges	287
Writedowns of securities, property and equity investments	50
Extraordinary expenses for voluntary incentive retirement schemes	75
Other	191	1
B. Taxable provisional differences
Costs deducted during pay out in accordance with Art. 109 TUIR	35	5
Accrued capital gains	2
Difference between book value and value for tax purposes in accordance with Art. 128 TUIR	2
Total	690	12

Deductible provisional differences have been offset against taxable provisional differences according to the type of tax and by year of reversal. According to our estimates, there will not be any taxable provisional differences in future years higher than the deductible provisional differences.

The deferred tax reserves refer to specific reserves subject to taxation and are booked in offset against their corresponding asset captions.

Following the changes to tax regulations, the adjustments to deferred tax liabilities on reserves subject to taxation, which also led to a reduction in the percentage of corporate income tax (IRES) to 33%, are shown below.

Changes during the year in “Deferred tax liabilities charged to shareholders’ equity” (Table 7.5 B.I.)	(€/mil)

1. Initial amount	13
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	—
3.2 Other decreases	2
4. Final amount	11

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Ciampi Law)

Law Decree 153 dated 17 May 1999 - known as the “Ciampi Law” – introduced tax instruments in respect of restructuring operations on banks and also set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Ciampi Law” were incompatible with Community principles.

Together with the Italian Government which, in February 2002, filed an appeal against the European Court of Justice, ABI (Italian Bankers’ Association) and the banks concerned, including SANPAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled.

Following the aforementioned decision by the European Commission, D.Lgs. 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Ciampi Law with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through D.Lgs. 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (being the relief granted through Ciampi Law) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks - that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 - had prudently accrued the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which was substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European Community.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

In 2004, following the expiry of the three year period subject to taxation as provided by a specific law, 854 million euro of the Bank’s net equity was reclassified from the reserve accrued according to the Ciampi Law to an extraordinary reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (Detail 7.3 B.I.)	(€/mil)

	Guarantees and	Other risks	Other personnel
	commitments	and charges	charges	Total
Pro forma opening balance	73	493	738	1,304
Increases
– provisions	16	112	13	141
– other changes (a)	–	1	42	43
Decreases
– revaluation of guarantees	–	–	–	–
– used to cover charges on settlement of disputes	–	28	–	28
– used to cover long-service bonuses and other payments and for surplus	–	9	243	252
– utilization to cover other liabilities	–	13	–	13
– other changes	6	2	3	11
Closing balance	83	554	547	1,184

(a) Other increases include 28 million euro offset against personnel costs, of which 24 million euro refer to accruals for the renewal of the CCNL employment contract which expired at the end of 2003 and 4 million euro to an accrual for bonuses and incentives in favor of employees; 14 million euro have been offset against “extraordinary expenses” referring to staff leaving incentives and 1 million euro offset against other administrative costs.

Provisions for “guarantees and commitments” of 83 million euro include accruals made to cover expected losses in respect of guarantees and, more generally, the contingencies associated with guarantees and commitments, including those related to derivate contracts on loans for which the Bank has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 554 million euro, include:

•         356 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•         165 million euro to cover potential risks among which guarantees given as part of company transactions and those relating to dealing activities in securities;

•         33 million euro accrued to a specific reserve, calculated on the basis of current laws, against the potential outlay inherent in the renegotiation of mortgage loans.

Provisions for “other personnel charges”, of 547 million euro, include:

•         307 million euro for staff leaving incentives completed in previous years. With reference to initiatives realized during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the business branch represented by the Southern Territorial Direction. The provisions of the transfer require that the Parent Bank reimburse the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•         125 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•         53 million euro of other provisions in respect of charges for social contributions and the supplementary pension fund;

•         38 million euro accrued against potential liabilities deriving mainly from the renewal of the work contract and employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•         24 million euro to cover payment of long service bonuses to employees.

Potential risks from customer complaints in respect of dealing activities in securities

The provision for risks and charges has been calculated taking into consideration the Bank’s risk profile in relation to dealing activities with customers on securities whose issuers have defaulted.

The Group policy provides that - in accordance with normal criteria for managing customer complaints based on verifying that the formal and behavioral principles dictated by the regulatory reference framework have been respected - the Bank will pay especial attention, even resorting to a proper course of investigation, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments.

Furthermore, SANPAOLO IMI has welcomed the spontaneous setting up of a Committee of Parmalat bondholders, created in order to represent Group customers in the context of the collective proceedings, and has decided to provide the Committee with logistic assistance and financial support, whilst guaranteeing its total autonomy in respect of management and decisions.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from the global framework, at the end of 2004 the Bank considered acceptable the residual amount of 19 million euro carried in the previous years financial statements.

More detailed information on the Cirio matter with respect to the above risks, is provided below.

The Cirio group insolvency in respect of the sale of bonds

In November 2002, the Cirio group, one of the largest Italian groups operating in the agroindustrial sector, was declared insolvent in respect of the repayment of a loan issued on the Euromarket. As a result this event led to a cross default on all the existing issues. The bonds issued by the Cirio group had a nominal value totaling around 1.25 billion euro. Along with the leading Italian banking groups, the Bank had issued loans to the Cirio group.

Consob proceedings in relation to operations carried out on Cirio bonds

Following the investigations carried out in April-October 2003, in relation to SANPAOLO IMI’s dealings in Cirio bonds during the 2000-2002 three year period, in a letter of 4 May 2004, Consob raised a series of claims of presumed violation of regulations of the sector by SANPAOLOIMI when dealing in the aforementioned bonds.

These claims were notified to the Bank and to the members of the Board of Directors and of the Board of Statutory Auditors in office at the time of the dealings, as well as to some company directors who, at various levels, were considered responsible for the activities connected to the presumed irregularities.

Both the Bank and the other accused parties have moved to formulate their statements for their defense. The administrative proceedings were concluded through a decree issued by the Ministry of Economy and Finance on 28 February 2005 which, accepting the proposal made by Consob, imposed fines on each of the accused and the Bank alone was ordered to pay the relevant amounts, being jointly liable according to Art. 195, subsection 9 of D. Lgs 58/1998.

The Bank and each of the accused will oppose the aforementioned sentence before the competent Court of Appeal of Turin.

Criminal investigations related to Cirio

In parallel to the above, the Criminal Courts are investigating a number of credit institutes, including SANPAOLO IMI, concerning dealing activities with savers in relation to bonds issued by Cirio group companies and the management of financial activities with the aforementioned group. The investigations are still in the preliminary stage and also concern company representatives including two Directors no longer in office.

Confident of the absolute regularity, in general terms, of the company’s activities in relation to the investigations being carried out by the Criminal Courts and, in particular, of the total lack of involvement of the aforementioned company representatives, the Bank is cooperating fully with the authorities in the context of the investigations.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with a Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied: 12.61%, for the purposes of renegotiating such loans.

The Bank commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply.

In the same context, mortgages assisted by Regional subsidies were also renegotiated in those cases where the bodies have adopted the provisions established by the framework of the legislation, whilst other loans obtained through Regional applications are still being investigated, also by ABI (Italian Bankers’ Association).

Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws. Loans already extinguished or amortized are being renegotiated and it is believed that they will be concluded before the end of this year in respect of both the bodies and the borrowers.

SANPAOLO IMI has decided to continue, still in agreement with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

It is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Body. Nevertheless, because of its characteristics and in the light of legal precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included to date in the enforcement of the applicable legislative measures, equal to 30 million euro, has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has still not yet been issued.

Law 268 of 24 September 2003 was later enacted, providing that for the purpose of applying Art. 128 of Law 388/2000, even different banks may grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to the presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of D.Lgs. 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, SANPAOLO IMI adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans which, thanks to the presentation of self-certification by the borrowers, ascertained the eligibility requirements to such reduction (the original capital of the loan not being more than 150 million Italian Lire, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme Court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have disregarded the sentence and continue to consider it legitimate.

With the sentence issued on 4 November 2004 by the United Sections, the Supreme Court again authoritatively excluded that the use in question can be considered regulatory.

Nevertheless, on the basis of a number of profiles different to those already examined by them, the sentence issued by the United Sections does not eliminate the possibility of upholding the legitimacy of the method of calculating half-yearly interest payable, by way of arguments recognized as being well founded by pertinent jurisprudence.

As a whole, the number of cases pending has remained at an insignificant level in absolute terms, but they are subject to careful and continuous monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges, equal to 122 million euro, destined, in its entirety, to hedge disputes of an undetermined amount and of an uncertain outcome.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS
AND SUBORDINATED LIABILITIES

Net shareholders’ equity of the Bank is detailed below:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Shareholders’ equity
– Capital (caption 120)	5,218	5,144	5,144
– Additional paid-in capital (caption 130)	725	708	708
– Reserves (caption 140)
a) legal reserve	1,044	1,029	1,029
b) reserve for own shares	43	34	34
c) statutory reserves	—	—	—
d) other reserves:	3,024	3,031	2,607
– reserve ex Art.13 sub. 6 D.Lgs. 124/93	5	5	5
– extraordinary reserve	2,042	1,622	768
– reserve D.Lgs. 153/99	—	—	854
– unrestricted reserve for the acquisition of own shares	957	966	966
– reserve D.Lgs. 213/98	16	14	14
– reserve L. 342/2000	4	—	—
– other reserves (a)	—	424	—
– Revaluation reserves (caption 150)	—	—	—
– Reserve for general banking risks (caption 100)	—	—	—
– Retained earnings (caption 160)	—	—	—
Total Capital and Reserves	10,054	9,946	9,522
– Income for the period (caption 170)	1,036	824	824
Total shareholders’ equity	11,090	10,770	10,346
Own shares or quotas (caption 120 - Assets)	43	34	34
Subordinated liabilities (caption 110)	6,588	5,887	5,887

(a) The other reserves relating to 2003 include the effect of the pro forma adjustments to net equity.

Share Capital and Additional paid-in capital

As of 31 December 2004, the Bank’s share capital amounts to 5,217,679,140.80 euro, increased by 73,614,340.8 euro for the exchange with the shareholders of Banca Fideuram as part of the spin off to SANPAOLO IMI of the stake held by Banca Fideuram in Fideuram Vita. The share capital is composed of 1,475,122,818 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

Additional paid-in capital increased by 17 million euro following the allocation of the surplus arising from the spin off of Banca Fideuram as a result of the reduced capital reserves of the spun off company.

Legal reserve

With reference to the allocation of the surplus from the spin off of Banca Fideuram, 15 million euro attributable to the reduced capital reserve of the spun off company, was booked to the Legal Reserve in order to bring it to 20% of the new Share Capital of the Bank, following the aforementioned increase in capital.

Other Reserves

Other reserves comprise:

•                  the reserve Art. 13 subsection 6 D. Lgs 124/93, created to take advantage of the tax benefits deriving from the allocation of portions of employee termination indemnities to pension funds;

•                  the reserve ex D.Lgs. 213/98, created in 1998 following the revaluation of equity investments expressed in euro-zone currencies at the fixed euro exchange rate;

•                  the reserve L. 342/2000 created to cover the obligatory revaluation made by companies which have been merged or spun off during the year.

The most significant changes in other reserves during the year concerned:

•                  the reclassification of 854 million euro of the reserve ex D.Lgs. 153/99 known as “Ciampi Law”, to an extraordinary reserve following the expiry of the three year period subject to taxation as provided by a specific law;

•                  the increase in the Extraordinary Reserve of 420 million euro, of which 109 million euro due to the allocation of net income for the year 2003 and 311 million euro to the allocation of merger and spin off goodwill generated during the year;

•                  the increase of around 2 million euro in the Reserve ex D.Lgs 213/98 through the recalculation of deferred taxation on reserves subject to taxation;

•                  the transfer to the Restricted reserve of around 9 million euro from the Reserve for the purchase of own shares, following the purchase and valuation of own shares held in portfolio;

•                  the setting up of Reserve ex Law 342/2000 subject to taxation in respect of the merger and spin off goodwill generated during the year.

In compliance with Art. 2427, no. 4 and 7-bis of the Civil Code, we provide below the detail of the net equity of the Bank, excluding income for the year and showing the origin and level of availability and distributiveness of the different accounts.

(€/mil)

				Portion of	Possible
	Amount as of	Principal	Portion of	income subject	utilization	Portion
	31/12/2004	portion	income	to taxation (a)	(b)	available
Shareholders’ equity
– Capital	5,218	3,278	1,225	715	—	—
– Additional paid-in capital	725	725			A, B, C	725
– Legal reserve	1,044	411	132	501	B	—
– Reserve for own shares in portfolio	43		43		—	—
– Unrestricted reserve for the acquisition of own shares	957		957		A, B, C	957
– Reserve ex Art.13 sub. 6 D.Lgs. 124/93	5			5	A, B, C	5
– Extraordinary reserve	2,042		2,042		A, B, C	2,042
– Reserve D.Lgs. 213/98	16		16		A, B	16
– Reserve L. 342/2000	4			4	A, B	4
Total Capital and Reserves	10,054	4,414	4,415	1,225	—	3,749
Portion not to be distributed (c)						77
Portion for distribution						3,672

(a)       These amounts do not include the portion of the reserve fiscally tied in accordance with Art. 109 c. 4 of the Consolidated Code on Income Taxes (TUIR), modified by D.Lgs. 344/2003. Such portion, estimated at around 67 million euro, will be fiscally tied in relation to the costs effectively deducted during the pay out in 2005 of the income taxes relating to the previous fiscal year.

(b)       A = capital increase; B = to cover losses; C = for distribution to shareholders.

(c)        In accordance with Art. 16, subsection 1 of D.Lgs. 87/92, the non-distributable portion refers to research and development costs and other long-term charges to be amortized as of 31 December 2004 totaling 57 million euro, plus Reserve D.Lgs. 213/98 which is not distributable by law and Reserve Law 342/2000, which can only be reduced in compliance with the provisions of Art. 2445 of the Civil Code.

As far as changes to net equity in 2004 and previous years are concerned, reference is made in a specific attachment to the Explanatory Notes to these and preceding year financial statements.

For the present purposes, it should be noted that over the past three years the net equity entries of the Bank have changed solely in relation to:

•                  destination of income for the year;

•                  allocation of merger/spin off differences;

•                  operations in own shares.

These circumstances have led to a constant increase in net equity, except for the use of 358 million euro in 2002 of the Reserve for General Banking Risks.

Other information

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below:

Net shareholders’ equity and minimum regulatory requirements (Table 8.1 B.I.)

Categories / Values	31/12/04	31/12/03
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,469	9,799
A.2 Tier 2 capital	4,799	3,934
A.3 Items to be deducted	770	440
A.4 Regulatory capital	14,498	13,293
B. Minimum regulatory requirements
B.1 Credit risk	5,737	6,074
B.2 Market risk (a)	180	140
- of which:
- risks on dealing portfolio	180	140
- exchange risks	—	—
B.3 Tier 3 subordinated loans	180	140
B.4 Other minimum requirements	—	—
B.5 Total minimum requirements	5,917	6,214
C. Risk assets and capital adequacy-ratios
C.1 Risk weighted assets	84,532	88,772
C.2 Tier 1 capital / Risk weighted assets	12.4%	11.0%
C.3 Regulatory capital / Risk weighted assets	17.4%	15.1%

(a)       Market risks are fully covered by issues of Tier 3 subordinated liabilities. The latter, equal to 600 million euro, cover market risks attributable both to the Parent Bank and to other Group companies.

An attachment provides a statement of changes in shareholders’ equity for the year.

Subordinated liabilities (caption 110)

		Amount in
		the financial					Effective date
		statements	Amount				of early
	Original	as of	in original			Maturity	redemption
	currency	31/12/04	currency	Interest rate	Issue date	date	of the loan
		(€/mil)	(millions)
Subordinated deposits linked to the issuance of Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 7.88 p.a. subsequently: 1 year Euribor +3.25% p.a.	10/11/2000	31/12/2100	10/11/2010
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	69	94	6 month LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005	(*)
Debenture loan	EUR	150	150	5.75%	15/9/1999	15/9/2009	(*)
Debenture loan	EUR	300	300	5.55% p.a.	31/7/2001	31/7/2008	(*)
Debenture loan	EUR	200	200	5.16% p.a.	2/10/2001	2/10/2008	(*)
Notes	EUR	500	500	6.375% p.a.	6/4/2000	6/4/2010	(*)
Notes	EUR	350	350	up to 6/4/2005 excluded: 3 month Euribor +0.50% p.a. subsequently: 3 month Euribor +1.25% p.a.	6/4/2000	6/4/2010	6/4/2005
Notes	EUR	1,000	1,000	up to 27/9/2005 excluded: 3 month Euribor +0.65% p.a. subsequently: 3 month Euribor +1.25% p.a.	27/9/2000	27/9/2010	27/9/2005
Notes	EUR	500	500	up to 28/6/2007 included: 3 month Euribor +0.49% p.a. subsequently: 3 month Euribor +1.09% p.a.	28/6/2002	28/6/2012	28/6/2007
Debenture loan	EUR	54	54	up to 15/7/2007: 4.90% subsequently: 6 month Euribor +0.76% p.a.	15/7/2002	15/7/2012	15/7/2007
Debenture loan	EUR	147	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 month Euribor +0.85% p.a.	4/12/2002	4/12/2012	4/12/2007
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	350	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 month Euribor + 1.05% p.a.	9/6/2003	9/6/2015	9/6/2010
Notes	GBP	234	165	up to 18/03/2019 excluded: 5.625% p.a. subsequently: 3 month Sterling LIBOR +1.125 p.a.	18/3/2004	18/3/2024	18/3/2019
Notes	EUR	700	700	up to 28/06/2011 excluded: 3 month Euribor + 0.30% p.a. subsequently: 3 month Euribor + 0.90% p.a.	28/6/2004	28/6/2016	28/6/2011
Debenture loan	EUR	134	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 month Euribor + 0.60% p.a.	3/8/2004	3/8/2014	3/8/2009
Total subordinated liabilities (Tier 2)		4,988
Debenture loan	EUR	350	350	2.98% p.a.	15/5/2003	15/11/2005	(*)
Debenture loan	EUR	200	200	2.42%	30/6/2003	30/12/2005	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a. subsequently: 1.50% p.a.	26/6/2003	15/11/2007	(*)
Total Tier 3 subordinated liabilities		600
Total		6,588

(*)       Early redemption of the loan is not expected.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During 2004, SANPAOLO IMI issued new subordinated loans for 1,068 million euro in the form of subordinated loans (Tier 2).

Subordinated liabilities not included in the calculation of regulatory capital amount to 147 million euro, excluding Tier 3 subordinated loans.

Tier 2 subordinated loans provide that:

•                  where permitted, early redemption can only take place on the initiative of the Bank and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the Bank is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than two years;

•                  the payment of interest and capital is suspended should the capital requirements of SANPAOLO IMI fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these Notes.

SECTION 9 - OTHER LIABILITIES

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Detail 9.1 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)

Amounts available for third parties	1,389	2,208	2,205
Unprocessed transactions and transactions by foreign branches:	1,404	2,089	2,089
- unprocessed transactions (a)	1,006	1,562	1,562
- amounts in transit between Italian branches (a)	374	511	511
- transactions by foreign branches	24	16	16
Items relating to derivative contracts and currency transactions:	1,610	1,675	1,675
- Effect of currency hedges, forex swap and cross-currency swap	749	868	868
- Valuation of derivatives on interest rates and stockmarket indexes	815	746	746
- Premiums collected on options sold	46	61	61
Amounts due to employees	287	253	253
Non-liquid balances from portfolio transactions	192	221	221
Due to tax authorities	74	95	90
Amounts payable to Bank of Italy in respect of Isveimer liquidation	58	58	58
Deposits guaranteeing agricultural and construction loans	87	31	31
Amounts payable due to settlement value date	11	27	27
Items relating to securities transactions	37	7	7
of which “short position”	37	7	7
Amounts payable to Bank of Italy - loans to be restored SGA L. 588/96	7	7	7
Other	739	876	876
Total	5,895	7,547	7,539

(a)       The amounts were mostly settled at the beginning of 2005.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Detail 9.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Accrued expenses
– charges on derivative contracts	919	576
– interest on securities issued	319	290
– interest on amounts due to banks	105	128
– interest on amounts due to customers	41	31
– other expenses	7	10
Deferred income
– interest on discounted notes	15	21
– up front on derivative contracts	65	119
– bond issue premium	3	—
– other	64	80
Total	1,538	1,255

Liabilities in respect of Banco di Napoli loans to be restored ex Law 588/96

Other liabilities include two deposits of 58 million euro and 7 million euro (the same as of 31 December 2003), which represent the residual capital and interest for the recovery made by the Bank of Italy in relation to the outlay in the past by the former Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (Sga). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, in accordance with Law no. 588/96 (containing urgent provisions for the restoration, reorganization and privatization of the former Banco di Napoli). Furthermore, the same law establishes to hold harmless the former Banco di Napoli from the economic and financial consequences of the measures taken or to be taken, using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI S.p.A., the latter has taken over from the Banco in the recovery mechanism.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la Gestione di Attività S.p.A. is provided below.

Liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law no. 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

The recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-earning deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans as an onerous title and without recourse. Whilst owning the entire shareholding, it was transferred to the Treasury by way of a pledge, with voting rights; the Bank does not exercise control over the company.

The loss of time value incurred by Sga up to 31 December 2002, has been covered by the former Banco di Napoli and by SANPAOLO IMI and recovered on the basis of the provisions of Law no. 588/96, using the methods recommended by the aforementioned Treasury Ministry decree of 1974. The recovery process has revealed a balance in favor of Central Bank equal to 7 million euro, which on 30 January 2004 was lodged in a non interest-earning deposit with the same Central Bank. Also in this case the deposit is shown under “other assets” offset by “other liabilities”. No further interventions were necessary after year-end 2002.

At the time of the transfer of doubtful loans to Sga, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs.

On 1 July 2003 these transactions, falling within the business branch represented by the Southern Territorial Direction of SANPAOLO IMI S.p.A., were transferred to Sanpaolo Banco di Napoli S.p.A. SANPAOLO IMI S.p.A. has undertaken to hold harmless the receiving company from the losses and/or liabilities which may arise in respect of loans to Società per la Gestione di Attività S.p.A. (Sga) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the basis of the provisions of Law 588/96.

As of 31 December 2004, the loans to Sanpaolo Banco di Napoli S.p.A. in respect of Sga totaled 841 million euro, of which 814 million euro were granted for the measures provided by law 588/96 and 27 million euro disbursed for the regular management of the company.

SECTION 10 - GUARANTEES AND COMMITMENTS

Guarantees (caption 10)

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Commercial guarantees	8,399	10,155
a) Financial guarantees	19,864	19,139
c) Assets lodged in guarantee	70	4
Total	28,333	29,298

Unsecured guarantees given by the Bank, together with assets lodged to guarantee third-party commitments, comprise the following:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Endorsements and sureties	24,178	24,896
Documentary credits	326	388
Acceptances	122	102
Other guarantees	3,637	3,908
Assets lodged in guarantee:	—	—
– securities	—	—
– other assets	70	4
Total	28,333	29,298

Commitments (caption 20)

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	4,204	3,889
b) Commitments to grant finance (not certain to be called on)	9,986	10,168
Total	14,190	14,057

Firm commitments undertaken by the Bank are detailed below:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Undrawn lines of credit granted	8,050	8,412
Deposits and loans to be made	2,245	2,346
Purchase of securities	474	355
Put options issued	369	426
Mortgage loans to be disbursed	1,424	1,230
Membership of Interbank Deposit Guarantee Fund	73	100
Commitments for derivatives on loans	598	530
Other commitments certain to be called on	957	658
Other commitments not certain to be called on	—
Total	14,190	14,057

Assets lodged to guarantee the Group’s liabilities

(Detail 10.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	4,331	3,573
Securities lodged with central banks to guarantee advances	48	50
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	61	59
Securities guaranteeing other transactions	180	160
Total	4,620	3,842

Unused lines of credit

SANPAOLO IMI has unused lines of credit, excluding operating limits, as detailed below:

(Table 10.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Central banks	28	28
b) Other banks	259	317
Total	287	345

Forward transactions

Forward transactions, excluding transactions between the Bank’s head office and foreign branches as well as those carried out within organizational units and on behalf of third parties, are detailed below:

(Table 10.5 B.I.)	(€/mil)

Categories of operations	Hedging transactions	Negotiation	Other transactions	Total
1. Purchase/sale of
1.1 Securities
– purchases	—	474	—	474
– sales	—	213	—	213
1.2 Currency
– currency against currency	1,387	712	—	2,099
– purchases against euro	3,789	219	—	4,008
– sales against euro	2,679	141	—	2,820
2. Deposits and loans
– to be disbursed	—	—	2,245	2,245
– to be received	—	—	585	585
3. Derivative contracts
3.1 With exchange of capital
a) securities
– purchases	—	6	364	370
– sales	—	6	662	668
b) currency
– currency against currency	—	144	—	144
– purchases against euro	2,610	2,257	—	4,867
– sales against euro	90	2,257	—	2,347
c) other instruments
– purchases	—	—	—	—
– sales	—	—	—	—
3.2 Without exchange of capital
a) currency
– currency against currency	—	2	—	2
– purchases against euro	—	32	—	32
– sales against euro	—	32	—	32
b) other instruments
– purchases	39,658	34,049	121	73,828
– sales	19,152	34,531	3,008	56,691
Total (a)	69,365	75,075	6,985	151,425

(a) Interest rate related basis swaps (shown in point 3.2 b) are included in both purchases and sales for a total of 17,315 million euro.

Dealing derivatives also include those entered into to hedge the dealing portfolio (mainly asset swaps) for a nominal value of 3,049 million euro. The results of the valuation of dealing derivatives are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

Derivative contracts entered into to hedge against assets and liabilities valued at cost show a net potential loss of 69 million euro. In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivative contracts in question is to hedge interest, exchange rate and/or share indexes risks with regard to funding activities and/or lending activities: these contracts are in fact recorded on a consistent basis with those adopted for hedged transactions. It should be noted that if the assets and liabilities so treated should be valued in the same way, the consequent result would generally offset the loss revealed above.

“Other transactions” principally include derivative contracts included under structured financial instruments. The nominal value of derivative contracts included under financial instruments totals 3,437 million euro (a portion of which is included in dealing transactions), which is equivalent to a lesser nominal value of the incorporating instrument (equal to 3,031 million euro). The difference is attributable to the breakdown of derivatives implied in “reverse convertible” type bonds, on the basis of Bank of Italy instructions.

Internal deals

As of 31 December 2004 there are no contracts which, according to Bank of Italy instructions, qualify as internal deals.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest	Exchange	Stockmarket
	rate related	rate related	index related	Other	Total
OTC trading contracts
- Forward (a)	1,111	49	—	—	1,160
- Swap (b)	58,222	93	—	—	58,315
- Options purchased	1,706	2,317	503	—	4,526
- Options sold	1,706	2,315	436	—	4,457
Exchange traded contracts
- Futures purchased	400	—	—	—	400
- Futures sold	—	—	—	—	—
- Options purchased	—	—	—	—	—
- Options sold	—	—	—	—	—
Total trading contracts	63,145	4,774	939	—	68,858
Total non-trading contracts	51,895	10,429	6,919	—	69,243
Total contracts (c)	115,040	15,203	7,858	—	138,101
- including OTC contracts	114,640	15,203	7,858	—	137,701

(a)       The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(b)       The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(c)        Including basis swaps for 8,657 million euro and excluding forward currency transactions with a duration of less than 2 working days, for 1,149 million euro.

The table below shows the residual duration of the above unquoted OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to	Between	Beyond
	12 months	1 and 5 years	5 years	Total
Interest rate related	61,193	34,461	18,986	114,640
Exchange rate related	11,810	2,916	477	15,203
Stockmarket index related	3,588	2,245	2,025	7,858
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on	(€/mil)

	Interest	Exchange	Stockmarket
	rate related	rate related	index related	Other	Total
Notional amounts	114,640	15,203	7,858	—	137,701
A. Market value of OTC trading contracts
A.1 positive market value	747	142	28	—	917
A.2 negative market value	-855	-142	-28	—	-1,025
B. Add on	223	37	37	—	297
C. Market value of OTC trading contracts:
C.1 positive market value	1,173	193	188	—	1,554
C.2 negative market value	-918	-925	-188	—	-2,031
D. Add on	210	232	249	—	691
Credit risk equivalent (A.1+B+C.1+D)	2,353	604	502	—	3,459

The contracts listed refer to Futures on trading rates, totaling 400 million euro.

Market values of hedging and negotiation transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

			Credit risk
	Positive		equivalent (a)
	market value	Add on	(current value)
Governments and central banks		7	7
Banks	1,987	800	2,787
Other operators	485	180	665
Total	2,472	987	3,459

(a)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the equivalent credit risk of 1,942 million euro in respect of banks and 125 million euro in respect of other operators.

The derivative contracts analyzed above are not covered by real nor personal guarantees. There have been no losses on loans for derivatives during 2004, and there are no outstanding derivative contracts waived but not settled.

The inherent risks of derivative contracts entered into by the Bank, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2004 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

In relation to the derivative contracts through which the credit risk inherent in certain outstanding loans is transferred, the following table shows the notional capital referring to contracts signed by the Bank.

(Table 10.6 B.I.)	(€/mil)

Categories of operations	Dealing	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital (1)
– credit default swap	—	285	285
1.2 Without exchange of capital (1)
– credit default swap	250	—	250
2. Hedging sales
2.1 With exchange of capital (1)
– credit default swap	—	372	372
– credit linked note	—	40	40
2.2 Without exchange of capital (1)
– credit default swap	150	—	150
– credit linked note	6	30	36
Total	406	727	1,133

(1) Credit derivatives which provide for physical delivery.

Table 10.6 comprises derivative contracts on loans included under structured financial instruments amounting to 278 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B, Section 11 of these Notes, while forward transactions related to dealing on behalf of third parties are described in Part B, Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

Major lines of credit that exceed 10% of the Bank’s equity and defined by the Bank of Italy as “significant exposures”, are as follows:

(Table 11.1 B.I.)

31/12/04
a) Amount (in million €)	5,788
b) Number	3

These positions comprise total assets at risk (loans, shares, bonds, etc.) outstanding in relation to customers and groups of related customers (including banks).

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) Governments	411	370	370
b) Other public entities	287	216	216
c) Non-financial buinesses	29,233	35,074	35,074
d) Financial institutions	11,145	12,931	12,933
e) Family businesses	2,475	2,477	2,477
f) Other operators	13,653	12,913	12,913
Total	57,204	63,981	63,983

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Other services for sale	5,862	6,264
b) Commerce, renovation and repairs	4,490	4,384
c) Construction and public works	2,699	2,730
d) Energy products	1,906	2,821
e) Transport	1,618	2,351
f) Other sectors	11,418	14,465
Total	27,993	33,015

Distribution of derivative contracts on loans by category of counterparty

Derivative contracts on loans are distributed as follows, by category of counterparty:

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Banks	631	705
Financial institutions	473	140
Other operators	29	36
Total	1,133	881

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Bank are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Governments	—	—
b) Other public entities	149	177
c) Banks	9,179	10,520
d) Non-financial businesses	14,033	14,229
e) Financial institutions	4,297	4,073
f) Family businesses	65	82
g) Other operators	610	217
Total	28,333	29,298

Geographical distribution of assets and liabilities

The geographical distribution of the Bank’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)	(€/mil)

	31/12/04				31/12/03 pro forma				31/12/03
		Other EU	Other			Other EU	Other			Other EU	Other
	Italy	countries	countries	Total	Italy	countries	countries	Total	Italy	countries	countries	Total
1. Assets
1.1 due from banks	26,288	7,627	1,024	34,939	18,344	8,045	997	27,386	18,343	8,045	997	27,385
1.2 loans to customers	51,521	2,622	3,061	57,204	56,727	3,795	3,459	63,981	56,729	3,795	3,459	63,983
1.3 securities	8,857	937	1,731	11,525	9,039	647	1,801	11,487	9,002	437	1,801	11,240
Total	86,666	11,186	5,816	103,668	84,110	12,487	6,257	102,854	84,074	12,277	6,257	102,608
2. Liabilities
2.1 due to banks	17,515	13,000	6,514	37,029	16,767	14,240	6,793	37,800	16,767	14,240	6,793	37,800
2.2 due to customers	36,733	1,910	4,206	42,849	34,130	1,667	4,693	40,490	34,139	1,667	4,693	40,499
2.3 securities issued	18,732	44	71	18,847	16,137	2,576	419	19,132	16,137	2,576	419	19,132
2.4 other accounts	5,546	69	1,000	6,615	4,483	436	1,000	5,919	4,483	436	1,000	5,919
Total	78,526	15,023	11,791	105,340	71,517	18,919	12,905	103,341	71,526	18,919	12,905	103,350
3. Guarantees and commitments	20,156	12,656	9,711	42,523	20,561	12,932	9,862	43,355	20,561	12,932	9,862	43,355

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
			Between	Between 1 and 5 years		Beyond 5 years
	On	Up to	3 and 12	Fixed	Indexed	Fixed	Indexed	Unspecified
	demand	3 months	months	rate	rate	rate	rate	duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	—	60	326	116	441	9	59	—	1,011
1.2 due from banks	4,920	16,288	3,016	1,491	4,936	911	3,215	162	34,939
1.3 loans to customers	8,017	14,033	6,527	4,642	10,981	3,875	8,264	865	57,204
1.4 bonds and other debt securities	64	937	1,799	1,131	4,124	939	1,236	—	10,230
1.5 off-balance sheet transactions	5,191	43,728	40,318	21,458	353	10,284	120	—	121,452
Total assets	18,192	75,046	51,986	28,838	20,835	16,018	12,894	1,027	224,836
2. Liabilities
2.1 due to banks	2,607	20,867	3,590	1,438	6,041	113	2,373	—	37,029
2.2 due to customers	30,978	11,066	710	80	—	1	14	—	42,849
2.3 securities issued:									—
– bonds	182	1,055	2,972	5,503	2,656	1,226	4,435	—	18,029
– certificates of deposit	15	262	170	70	3	—	—	—	520
– other securities	299	—	—	—	—	—	—	—	299
2.4 subordinated liabilities	—	—	1,969	700	—	800	3,119	—	6,588
2.5 off-balance sheet transactions	7,551	39,801	44,439	18,091	1,185	9,009	1,376	—	121,452
Total liabilities	41,632	73,051	53,850	25,882	9,885	11,149	11,317	—	226,766

Assets and liabilities denominated in foreign currencies

The Bank’s assets and liabilities denominated in foreign currencies are detailed below:

(Table 11.7 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Assets
1. due from banks	4,606	2,972
2. loans to customers	4,218	5,047
3. securities	1,658	1,749
4. equity investments	178	184
5. other accounts	251	157
Total assets	10,911	10,109
b) Liabilities
1. due to banks	7,653	8,721
2. due to customers	5,714	6,475
3. securities issued	219	2,265
4. other accounts	303	75
Total liabilities	13,889	17,536

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of the Bank’s assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year) are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2004 is reported in the special section of the Report on Group Operations (“Risk management and control”).

The principal spot exchange rates, as of 31 December 2004, used to translate the Bank’s foreign currency assets and liabilities are indicated below:

	31/12/04	31/12/03
US dollar	1.362	1.263
Swiss franc	1.543	1.558
Pound sterling	0.705	0.705
Japanese yen	139.650	135.050

Portfolio securities representing third party securitization transactions

(Bank of Italy Letters 10155 of 3/8/2001, 3147 of 3/3/2003 and 93659 of 3/2/2004)

(€/mil)

	Credit	Senior	Mezzanine	Junior
Type of underlying activities	quality	securities	securities	securities (a)	Total
		book value
Investment securities portfolio
Receivable for commercial film rights	Performing	—	—	—	—
Securities (a)	Performing	—	—	—	—
Total investment portfolio		—	—	—	—

Dealing securities portfolio
Building mortgage loans	Performing	—	—	—	—
Public real estate	Performing	1	—	—	1
Consumer loans	Performing	14	—	—	14
Social security contributions	Performing	140	—	—	140
Total dealing portfolio		155	—	—	155
Total		155	—	—	155

(a) The total balance of underlying securitization activities to junior securities is 11 million euro (carried in the financial statements for a net value of 0.2 million euro).

In compliance with Bank of Italy regulations, it is noted that as of 31 December 2004, as summarized in the table, the Bank held the following securities representing securitizations booked to portfolio, or rather deriving from packaging transactions (ABS – Asset Backed Securities, MBS – Mortgage Backed Securities and CDO – Collateralized Debt Obligations).

Investment portfolio:

•                  securities which represent securitizations carried out on commercial exploitation of film rights in the Cecchi Gori Group. These senior securities were written down in previous years by 8 million euro and are carried in the balance sheet at a value of 0.4 million euro, which reflects their market value;

•                  securities which represent securitizations carried out on performing emerging markets and high yield bonds and loans portfolios (CDO). These junior securities are carried in the balance sheet at a book value of 0.2 million euro, after write-downs of 4 million euro mainly made in previous years. It should be noted that the underlying securitization activities total 11 million euro.

Dealing portfolio:

•                  securities which represent securitizations on mortgage loans (MBS). These are senior securities carried in the balance sheet at a value of 0.5 million euro, which reflects market values;

•                  securitizations carried out by the Italian State on receivables deriving from the sale of public real estate assets. These are senior securities carried in the balance sheet at a value of 1 million euro, which reflects market values;

•                  securitizations carried out on consumer credit granted by Findomestic S.p.A.. These are senior securities carried in the balance sheet at a value of 14 million euro, which reflects market values;

•                  securitizations carried out by the Italian State on Social Security receivables (INPS and INPDAP). These are senior securities carried in the balance sheet at a value of 140 million euro, which reflects market values.

It should be highlighted that the Bank has not carried out securitization transactions as per Law 133/99, does not hold interests in vehicle companies and does not carry out servicer or arranger activities on such transactions.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Dealings in securities by the Bank on behalf of third parties in 2004 were as follows:

(Table 12.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Purchases
1. settled	83	—
2. not settled	—	—
Total purchases	83	—
b) Sales
1. settled	24	—
2. not settled	—	—
Total sales	24	—

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Third-party securities held on deposit (excluding portfolio management)
1. securities issued by the Bank that prepares the financial statements	14,846	11,747
2. other securities	176,000	150,810
b) Third-party securities deposited with third parties	157,275	123,893
c) Portfolio securities deposited with third parties	16,668	13,886

Third-party securities deposited as of 31/12/2004 include mutual funds held by customers for a nominal value of 32,011 million euro, and securities on deposit with the Bank acting as a depositary bank, broken down as follows:

•         85 million euro of securities issued by the Bank;

•         39,005 million euro of other securities.

Collection of loans on behalf of third parties: debit and credit adjustments

As part of its portfolio transactions, as of the balance sheet date the Bank has received instructions to collect third-party loans for a nominal value of 8,804 million euro.

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	685	601
2. central portfolio	172	121
3. cash	—	—
4. other accounts	—	—
b) Credit adjustments
1. current accounts	176	121
2. transferors of notes and documents	681	601
3. other accounts	—	—

Other transactions

(detail 12.5)

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2004, there are resolutions to be stipulated for 57 million euro and disbursements to be made for 387 million euro.

Reserve for Research Grants

SANPAOLO IMI continued to provide services to the Ministry of Education, Universities and Research (MIUR) for the management of industrial research projects and researcher training schemes using the Reserve for Research Grants. During 2004, 87 applications were received for research investment for 295 million euro and MIUR deliberated on financing of 151 million euro. The reduction in applications was reflected in the lack of funds, which led the Ministry to completely suspend the “reception desk” for applications, which had already been limited to the areas of Southern Italy, with effect from 3 March 2004.

Reserve for Technological Innovation

SANPAOLO IMI continued to provide services to the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. The “reception desk” was suspended by MAP in January 2003 owing to lack of funds. Activities continue exclusively on the passing of Notices reserved for projects within technological sectors considered to be of prominence or to be carried out in particular areas of Italy. During 2004, 203 applications were received for research investments for 236 million euro and MAP deliberated on financing of 224 million euro.

During 2004, activities connected to the three reserves generated a total 10.5 million euro commission from the Public Administration.

Guarantee Fund for small- and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI was formally appointed Managing Body of the Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small- and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium- and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Acceptance of new applications has been closed since the beginning of 2000. As of 31 December 2004, there are 816 applications for 332 million euro, broken down as follows:

•         318 million euro for the consolidation of short-term debt for which contributions are being paid;

•         14 million euro for investment loans, of which an application for 1 million euro is not yet completed.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Bank for third parties without a representation mandate totaled 559 million euro at year end (564 million euro as of 31/12/2003).

Portfolio management services rendered by third parties

The value of asset management services rendered to customers by Group companies amounts to 1,816 million euro.

Part C - Information on the statement of income

SECTION 1 - INTEREST

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (table 1.1 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) On amounts due from banks	636	582	581
of which:
– deposits with central banks	26	25	25
b) On loans to customers	2,562	3,183	3,183
of which:
– loans using public funds	—	—	—
c) On debt securities	345	374	373
d) Other interest income	14	23	22
e) Net differential on hedging transactions	—	—	—
Total	3,557	4,162	4,159

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	72	71

Default interest accrued during the year amounting to 53 million euro has been prudently eliminated from the statement of income, since collection is considered wholly unlikely.

Interest income includes 161 million euro relating to repurchase agreements with an obligation to resell.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On amounts due to banks	809	834
b) On amounts due to customers	417	543
c) On securities issued	601	590
of which:
- certificates of deposit	24	47
d) On public funds administered	—	—
e) On subordinated liabilities	280	284
f) Net differential on hedging transactions	38	59
Total	2,145	2,310

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	162	143

Interest expense includes the annual charge of 4 million euro relating to issue discounts on bonds and certificates of deposit. The caption also includes charges of 200 million euro relating to repurchase agreements with an obligation to resell.

Other information relating to interest

Information concerning the interest arising on transactions with Group companies is reported in Part C, Section 7 of these Notes.

SECTION 2 - COMMISSION

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) Guarantees given	73	62	62
b) Credit derivatives	4	8	8
c) Management, dealing and advisory services:
1. dealing in securities	4	11	4
2. dealing in currency	17	17	17
3. portfolio management
3.1. individual	—	—	—
3.2. collective	—	—	—
4. custody and administration of securities	18	17	17
5. depositary bank	55	52	52
6. placement of securities (a)	424	436	436
7. acceptance of instructions	35	38	37
8. advisory services	—	—	—
9. third party service distribution:	230	223	223
9.1. portfolio management:
9.1.1. individual	93	88	88
9.1.2. collective	—	—	—
9.2. insurance products	132	130	130
9.3. other products	5	5	5
d) Collection and payment services	179	205	205
e) Servicing for securitization transactions	—	—	—
f) Tax collection services	—	—	—
g) Other services	461	510	508
Total	1,500	1,579	1,569

(a)          Commission earned on the placement of securities mainly includes that earned on the placement of mutual fund units for 402 million euro (418 million euro as of 31/12/03).

Subcaption “g) Other services” comprises, in particular:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Loans granted	157	167	167
Deposits and current account overdrafts	176	206	206
Current accounts	93	95	95
Other services - Domestic branches	33	40	38
Other services - Foreign branches	2	2	2
Total	461	510	508

Detail of caption 40 “commission income” (Table 2.2 B.I.) - products and services distribution channels

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) with own operating points:
1. portfolio management	—	—
2. placement of securities	424	436
3. third party service distribution	230	222
b) outside supply:
1. portfolio management	—	—
2. placement of securities	—	—
3. third party service distribution	—	1
Total	654	659

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
a) Guarantees received	4	11	11
b) Credit derivatives	4	1	1
c) Management and dealing services:
1. dealing in securities	—	—	—
2. dealing in currency	1	1	1
3. portfolio management:
3.1. own portfolio	—	—	—
3.2. third party portfolio	—	—	—
4. custody and administration of securities	11	10	10
5. placement of securities	—	—	—
6. door-to-door sales of securities, financial products and services	—	1	1
d) Collection and payment services	56	58	58
e) Other services	14	21	20
Total	90	103	102

Subcaption “e) Other services” comprises in particular:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Dealing activities on financing transactions	—		—
Loans obtained	—	1	1
Dealing activities on loan transactions	—	1	1
Other services - Domestic branches	13	18	17
Other services - Foreign branches	1	1	1
Total	14	21	20

Other information relating to commission

Details of commission arising from transactions with Group companies are included in Part C, Section 7 of these Notes.

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions (caption 60)

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

	Security		Currency		Other
Captions / Transactions	transactions		transactions		transactions		Total
A1. Revaluations	76	(a)	—		684	(e)	760
A2. Writedowns	-21	(b)	—		-734	(e)	-755
B. Other profits / losses	9	[c]	39	(d)	79	(f)	127
Total	64		39		29		132
1. Government securities	31
2. Other debt securities	24		—		—
3. Equities	8		—		—
4. Security derivatives	1		—		—

(a)          Revaluations refer to the valuation of the investment securities portfolio for 74 million euro and to the repurchase of own shares for 2 million euro.

(b)          Writedowns refer to the valuation of the investment securities portfolio for 20 million euro and to the technical exposure of 1 million euro.

(c)           Profits refer to 8 million euro from dealings in securities and to 1 million euro from operations in derivative contracts with underlying securities (futures).

(d)          Includes exchange gains of 26 million euro and income on transactions in foreign currency derivative contracts of 13 million euro.

(e)           The negative result of 50 million euro refers mainly to derivative contracts linked to dealing securities and is substantially offset by the valuation of the securities referred to in notes (a) and (b).

(f)             Profits from other transactions refer to gains from dealings in derivative contracts.

SECTION 4 - ADMINISTRATIVE COSTS

Personnel costs (caption 80.a)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Wages and salaries	1,069	1,195	1,188
Social security charges	348	394	392
Termination indemnities
– provisions to the reserve for termination indemnities	41	55	54
– indemnities accrued and paid during the year	2	2	2
– provisions for supplementary pension fund	26	29	29
Total	1,486	1,675	1,665

Average number of employees by category (Table 4.1 B.I.)

	31/12/04	31/12/03	31/12/03
		pro forma
a) Executives	439	462	452
b) Third and fourth level managers	2,883	3,639	3,611
c) Other employees	18,464	21,616	21,518
Total	21,786	25,717	25,581

Other administrative costs (caption 80.b)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
IT costs	264	279	275
Software maintenance and upgrades	87	85	85
Maintenance of hardware, other fixed assets and installations	47	49	48
External data processing	63	75	75
Data transmission charges	38	37	37
Database access charges	21	24	21
Equipment leasing charges	8	9	9
Property management expenses	173	187	185
Rented property:	123	119	117
- rental of premises	113	108	106
- maintenance of leasehold premises	10	11	11
Property owned by the Bank:	18	21	21
- maintenance of property owned by the Bank	18	21	21
Security services	15	27	27
Cleaning of premises	17	20	20
General expenses	106	177	172
Postage and telegraph charges	31	32	32
Office supplies	13	17	17
Transport and counting of valuables	11	13	13
Courier and transport services	13	13	13
Personnel on secondment	7	62	62
Other expenses	31	40	35
Professional and insurance fees	112	122	119
Consultancy services	77	79	76
Legal and judiciary expenses	12	20	20
Investigation/commercial information costs	13	13	13
Insurance premiums banks and customers	10	10	10
Utilities	51	51	50
Telephone	19	20	19
Energy	32	31	31
Promotion, advertising and marketing expenses	58	52	52
Advertising and entertainment	53	47	47
Contributions and membership fees to trade unions and business associations	5	5	5
Indirect personnel costs	63	65	65
Other expenses for personnel training, travel and assignments	63	65	65
Total	827	933	918
Indirect duties and taxes
– stamp duties	80	98	98
– tax on stock exchange contracts	4	5	5
– local property taxes	9	10	10
– substitute tax (Pres. Decree 601/73)	17	17	17
– other	8	10	10
Total	118	140	140
Total other administrative costs	945	1,073	1,058

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments to tangible and intangible fixed assets (caption 90)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Adjustments to intangible fixed assets
– amortization of merger differences and goodwill	71	115	115
– amortization of software in use	134	133	132
– amortization of software not yet in use	10	17	17
– amortization of other deferred charges	12	13	12
Adjustments to tangible fixed assets
– amortization of property	56	62	62
– depreciation of furniture and installations	119	116	115
Total	402	456	453

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally allowed rates, including the provisions of accelerated depreciation.

Provisions for risks and charges (caption 100)

Provisions for risks and charges during the year of 125 million euro, include the following:

•                  91 million euro to strengthen the fund against losses on legal disputes, to reflect the increase in the claims by receivers of bankrupt customers recorded at the end of 2004, among which those filed by the Commission for the Parmalat Group companies;

•                  21 million euro to cover other potential risks, among which guarantees given in respect of company transactions;

•                  13 million euro to increase the reserve for other personnel costs, of which 6 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Adjustments to loans	273	588
of which:
– general adjustments for country risk	3	—
– other general adjustments	37	17
b) Provisions for guarantees and commitments	16	3
of which:
– general provisions for country risk	—	—
– other general provisions	16	3
Total	289	591

Adjustments to loans include losses on transactions and disposals for 5 million euro.

In addition to the above adjustments, default interest of 53 million euro due during the year has been reversed from interest income.

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Revaluation of loans previously written down	25	71
Revaluation of loans previously written off	—	—
Revaluation of guarantees	—	6
Collection of default interest previously written down	17	23
Collection of loans previously written off	13	16
Collection of loan principal previously written down	89	74
Total	144	190

Adjustments to financial fixed assets (caption 150)

Adjustments to investment securities

These adjustments, amounting to 1 million euro, refer to losses in value to structured securities of a long-term nature.

Adjustments to equity investments

Adjustments to equity investments relate to the writedown of holdings in the following companies:

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Cassa dei Risparmi di Forlì S.p.A.	109	—	—
Cassa di Risparmio di Firenze S.p.A.	108	—	—
IMI Investimenti S.p.A.	67	66	66
Centradia Group Ltd	3	1	1
Compagnia Assicuratrice Unipol S.p.A.	3	7	—
Banca Popolare dell’Adriatico S.p.A.		60	60
Banca Comerciala Sanpaolo IMI Bank Romania S.A.	—	5	5
Sanpaolo IMI Internazionale S.p.A.	—	4	4
GEST Line S.p.A.	—	3	3
Total	290	146	139

Specifically, it should be noted that:

•                  the writedown of the shareholding in Cassa dei Risparmi di Forlì S.p.A. was made to reflect its fair value by way of an adjustment of 86 million euro to the value of the investment and of 23 million euro to the put option granted to the Fondazione shareholder of the Cassa dei Risparmi di Forlì in the context of the initial purchase agreement;

•                  the adjustment to the book value of the investment in Cassa di Risparmio di Firenze S.p.A. for 108 million euro was made to align it to the average quotations on the stockmarket in the second half of 2004. This alignment was made after the reversal, booked to extraordinary income, of 210 million euro adjustments to value made in prior years exclusively for fiscal purposes. Consequently, at 2004 year end the book value of the investment had increased by 102 million euro, net;

•                  the book value of IMI Investimenti S.p.A. was adjusted by 67 million euro to take account of the situation of some investments held by the company and of the elements of risk inherent to reaching the levels of profitability forecast by the company itself. This alignment was made after the reversal of adjustments to value for the same amount, booked to extraordinary income, made in prior years solely for fiscal purposes;

•                  Centradia Group Ltd was written down by 3 million euro to reflect the outcome of its current liquidation;

•                  the 3 million euro adjustment to the book value of the investment in Unipol S.p.A. was made to align it to the average stock market price for the second half of 2004.

Writebacks to equity investments

The writeback of 33 million euro refers to the investment in Santander Central Hispano S.A. and led to the writeback to historical purchase cost of the investment. In the light of trends which comply with international accounting principles, it has proven more significant to value this shareholding with reference to market prices at year end, rather than the average market price at half year, which was used in prior years also to identify permanent losses in value. This also reflects the market price of the SCH shareholding which, even in the early months of 2005, remained at significantly high levels in respect of 2004 year end.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

Dividends and other revenues (caption 30)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
On equity investments
- Banca Fideuram S.p.A.	115	115	101
- Cassa di Risparmio di Padova e Rovigo S.p.A.	112	93	93
- Sanpaolo Banco di Napoli S.p.A.	108	28	28
- Sanpaolo IMI Asset Management Sgr S.p.A.	87	—	—
- Banca di Intermediazione Mobiliare IMI S.p.A.	70	27	27
- Assicurazioni Internazionali di Previdenza S.p.A.	50	—	—
- Cassa di Risparmio in Bologna S.p.A.	44	47	47
- Cassa di Risparmio di Venezia S.p.A.	30	41	41
- GEST Line S.p.A.	30	34	34
- Sanpaolo Leasint S.p.A.	20	16	16
- Friulcassa S.p.A.	18	22	22
- Finemiro Banca S.p.A.	11	16	16
- Santander Central Hispano S.A.	17	15	15
- Cassa di Risparmio di Firenze S.p.A.	11	11	11
- Banque Sanpaolo S.A.	8	—	—
- CDC Ixis	8	8	8
- Banca Koper D.D.	5	6	6
- Banca d’Italia	4	—	—
- Cassa dei Risparmi di Forlì S.p.A.	4	3	3
- Banca delle Marche S.p.A.	2	—	—
- Banco del Desarrollo S.A.	2	—	—
- Compagnia Assicuratrice Unipol S.p.A.	2	1	—
- Sanpaolo Fiduciaria S.p.A.	1	—	—
- Cr Firenze Gestion Internationale S.A.	1	—	—
- Borsa Italiana S.p.A.	1	—	—
- Centroleasing S.p.A.	1	1	—
- Banksiel S.p.A.	1	—	—
- Sanpaolo IMI International S.A.	—	140	140
- Sanpaolo IMI Wealth Management S.p.A.	—	97	97
- Banca OPI S.p.A.	—	40	40
- Sanpaolo Bank S.A.	—	21	21
- Sanpaolo IMI Bank Ireland Plc	—	20	20
- Esatri S.p.A.	—	5	5
- Prospettive 2001 S.p.A.	—	—	4
- Sanpaolo IMI Bank (International) S.A.	—	3	3
- Banca Popolare dell’Adriatico S.p.A.	—	2	2
- Eptafund S.G.R.p.A.	—	10	—
- Egi Ltd	—	2	—
- other dividends received	3	19	16
Tax credits	—	—	16
Total	766	843	832

Since 2001, the Bank has booked dividends from subsidiaries on an accruals basis. When applying this accounting principle, in accordance with Consob instructions, dividends from subsidiaries must be approved by the Boards of Directors and Shareholders’ meetings of the companies concerned, before the meetings of the Board of Directors and shareholders of the Parent Bank.

The following table shows the dates on which the subsidiaries’ boards approved the distribution of 2004 dividends to the Bank.

Dividends distributed by subsidiaries	31/12/04	Board of Directors dates	Meeting dates (a)
	(€/mil)
Banca Fideuram S.p.A.	115	16-mar-05	27-apr-05
Cassa di Risparmio di Padova e Rovigo S.p.A.	112	10-mar-05	12-apr-05
Sanpaolo Banco di Napoli S.p.A.	108	15-mar-05	22-apr-05
Sanpaolo IMI Asset Management Sgr S.p.A.	87	28-feb-05	11-apr-05
Banca di Intermediazione Mobiliare IMI S.p.A.	70	11-mar-05	5-apr-05
Assicurazioni Internazionali di Previdenza S.p.A.	50	21-mar-05	11-apr-05
Cassa di Risparmio in Bologna S.p.A.	44	11-mar-05	12-apr-05
Cassa di Risparmio di Venezia S.p.A.	30	10-mar-05	12-apr-05
GEST Line S.p.A.	30	10-mar-05	8-apr-05
Sanpaolo Leasint S.p.A.	20	7-mar-05	4-apr-05
Friulcassa S.p.A.	18	9-mar-05	11-apr-05
Finemiro Banca S.p.A.	11	9-mar-05	11-apr-05

(a) The dates refer to the first call of the meetings.

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Detail 6.1 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Expenses recovered from customers
– stamp duties	77	88	87
– other taxes	20	26	26
– legal costs	8	8	8
– other recoveries	8	12	11
Reimbursement of services rendered to third parties	29	2	2
Property rental income	6	12	12
Income from services rendered to Group businesses (a)	333	226	226
Premiums collected on options implicit to structured transactions	19	—	—
Other income	17	13	13
Total	517	387	385

(a) The income refers mainly to the supply of outsourcing services in favor of Group Bank Networks.

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Detail 6.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
Finance leasing charges	11	7
Premiums paid on options implicit to structured transactions	19	—
Other expenses	4	3
Total	34	10

Extraordinary income (caption 180)

Analysis of caption 180 “extraordinary income” (detail 6.3 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Out-of-period income
- use of reserves in excess	9	71	71
- other	33	28	28
Dividends received by subsidiaries	1	58	113
Gains on transfer/disposal of company branches	—	68	63
Gains on disposal of:
– financial fixed assets - equity investments (a)	106	351	339
– financial fixed assets - investment securities	1	18	18
– tangible fixed assets	—	3	3
– own shares in portfolio (b)	61	5	1
Fiscal clean-up (c)	277	—	—
Total	488	602	636

(a)       This caption includes gains from the sale of the investments detailed in Part B – Section 3 of these Notes, as well as 2 million euro for the adjustment to the sale price of the 60% shareholding in Banque Sanpaolo S.A. made last year.

(b)       This caption refers to the gains realized by the subsidiary Invesp, which already held 9.28% of Banca Fideuram, following the disposal - for an outlay of 69.4 million euro - of no. 6,793,642 SANPAOLO IMI shares received in exchange for the partial spin off of Fideuram Vita from Banca Fideuram and recorded to the financial statements at the date of the spin off for an outlay of 8.4 million euro. Invesp was subsequently merged into SANPAOLO IMI.

(c)        This caption includes revaluation of the investment in Cassa di Risparmio di Firenze S.p.A. for 210 million euro and 67 million euro revaluation in the investment IMI Investmenti S.p.A. Both revaluations were made following the reversal of adjustments to value made solely for tax purposes in previous years. (See Part A – Section 2 of these Notes).

Extraordinary expense (caption 190)

Analysis of caption 190 “extraordinary expense” (Detail 6.4 B.I.)

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Provisions for incentive retirement schemes	15	378	376
Other out-of-period expenses	22	16	12
Expenses for tax reform	—	10	—
Losses on transfer/disposal of company branches (a)	50	5	—
Losses on disposal of:
- financial fixed assets - equity investments	—	10	7
- financial fixed assets - investment securities	—	8	8
- tangible fixed assets	3	1
Total	90	428	403

(a)       The amount refers to the loss from the transfer of the CDC Ixis shareholding in the company vehicles to which the Bank had repositioned the investment following the restructuring of the French group Caisse d’Epargne. The interest transferred had already been written down for the same amount in the first quarter of 2004.

Income taxes for the period (caption 220)

Analysis of caption 220 “Income taxes for the period” (Table 6.5 B.I.)	(€/mil)

1. Current taxes	43
2. Change in deferred tax assets	159
3. Change in deferred tax liabilities	—
4. Income taxes for the period	202

	31/12/04	31/12/03	31/12/03
	(€/mil)	pro forma (€/mil)	(€/mil)
Current income taxes and charges from probable fiscal disputes	24	265	324
Substitute tax on merger deficit (quota for the year)	7	7	7
Local taxes applicable to foreign branches	12	11	11
Total current income taxes and charges from probable fiscal disputes	43	283	342
Deferred tax assets that reversed during the year and other reductions	207	442	442
Deferred tax assets that arose during the year and other increases	-48	-253	-253
Decrease in deferred taxes on dividends matured during the previous year	—	-266	-266
Total income taxes for the period	202	206	265

Reconciliation of theoretical tax rate with actual tax rate	Taxes	%
	(€/mil)
Income taxes at standard rate	461	37.25
Increases in taxes
Higher tax base and rate for the regional tax on business activities (a)	26	2.1
Non-deductible costs (losses on investments, ICI, personnel costs, etc.)	51	4.1
Substitute tax on Banco di Napoli merger deficit	7	0.6
Adjustment to accrual for tax litigation	3	0.2
Non-recoverable foreign taxes paid	5	0.4
Decreases in taxes
Gains on shareholdings not subject to taxation	-97	-7.8
Portion of dividends exempt	-252	-20.4
Income subject to special rate (12.5%)	-2	-0.2
Total changes in taxes	-259	-20.9
Income taxes shown in statement of income	202	16.3

(a)       The effective IRAP (Regional Income Tax) is equal to 4.7% and takes into account the increases in the ordinary rate of 4.25% applied by some regions.

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Other information provided below regarding the statement of income covers the geographical distribution of the Bank’s revenues and transactions with companies of the SANPAOLO IMI Group and with other non-Group companies.

Geographical distribution of revenues

The geographical distribution of the Bank’s revenues, based on the location of branches, is as follows:

(Detail 7.1 B.I.)	(€/mil)

	31/12/04				31/12/03 pro forma				31/12/03
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	3,343	99	115	3,557	3,954	119	89	4,162	3,951	119	89	4,159
Dividends and other revenues	766	—	—	766	843	—	—	843	832	—	—	832
Commission income	1,460	22	18	1,500	1,540	22	17	1,579	1,530	22	17	1,569
Profits (losses) from financial transactions	131	2	-1	132	104	-2	—	102	91	-2	—	89
Other operating income	516	1	—	517	384	3	—	387	382	3	—	385
Total revenues	6,216	124	132	6,472	6,825	142	106	7,073	6,786	142	106	7,034

Income and charges arising from transactions with Group companies and non-Group companies

Income and expenses arising from transactions with companies of the SANPAOLO IMI Group, as defined in Article 4 of Decree 87/92, are detailed below, together with those relating to non-Group companies:

(€/mil)

	31/12/04			31/12/03
	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total

Income
– interest income and similar revenues	633	58	691	614	54	668
– dividends and other revenues	695	71	766	754	78	832
– commission income	601	—	601	628	—	628
– other operating income	364	1	365	230	2	232
– extraordinary income (dividends)	1	—	1	113	—	113
Total	2,294	130	2,424	2,339	134	2,473
Expenses
– interest expense and similar charges	671	29	700	685	29	714
– commission expense	2	—	2	3	—	3
– other operating expense	28	—	28	79	—	79
Total	701	29	730	767	29	796

Assets and liabilities outstanding as of 31 December 2004 in relation to Group companies and non-Group companies are indicated in Part B, Section 3 of these Notes.

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The annual remuneration of the Directors, including variable components, and the Statutory Auditors of the Bank is reported below:

(Table 1.1 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Directors (a)	14	11
b) Statutory auditors (a)	1	—

(a) Including remuneration to companies merged during the year.

In compliance with Art. 78 of Consob Resolution no. 11971 of 14/5/99, we provide below the detail of the remuneration for 2004 paid to Directors, Statutory Auditors and General Managers.

REMUNERATION OF DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGERS

(pursuant to Article 78 of Consob Resolution 11971 of 14 May 1999, amended by Consob Resolution 13616 of 12 June 2002)

	Office				Remuneration (thousands of euro)
Surname and name	Description of office		Period in office	Expiry of office (*)	Remuneration for the office in the company that prepares the financial statements		Non- monetary benefits	Bonuses and other incentives (1)		Other compen- sation (2)
Directors and Chief Executive Officer
SALZA Enrico	Chairman of the Board of Directors	(3)	30/4/04-31/12/04	2006	645		—	—		—
	Deputy Chairman of the Board of Directors		1/1/04-29/4/04		72		—	122		—
ROSSI Orazio	Deputy Chairman of the Board of Directors	(3)	1/1/04-31/12/04	2006	543		—	115		91
IOZZO Alfonso	Managing Director	(3)	1/1/04-31/12/04	2006	966		—	920			(a)
MODIANO Pietro	Chief Executive Officer		29/11/04-31/12/04	2006	111		—	1.854			(b)
BARRACCO Maurizio	Director		29/4/04-31/12/04	2006	44		—	—		—
BUSSOLOTTO Pio	Director	(3)	30/4/04-31/12/04	2006	50		—	—		190
	Managing Director		1/1/04-29/4/04		258		—	—			(c)
FONTANA Giuseppe	Director		1/1/04-31/12/04	2006	97		—	122		50
GOTTI TEDESCHI Ettore	Director	(3)	29/4/04-31/12/04	2006	51		—	—		—
MARRONE Virgilio	Director		1/1/04-31/12/04	2006	79	(d)	—		(d)
MIHALICH Iti	Director		1/1/04-31/12/04	2006	76		—	122		41
ORSATELLI Anthony	Director		1/1/04-31/12/04	2006	62		—	29		—
OTTOLENGHI Emilio	Director	(3)	1/1/04-31/12/04	2006	80		—	122		—
SACCHI MORSIANI Gian Guido	Director	(3)	1/1/04-31/12/04	2006	65		—	122		185
SAENZ ABAD Alfredo	Director		29/4/04-31/12/04	2006	43		—	—		—
SARCINELLI Mario	Director		29/4/04-31/12/04	2006	46		—	—		—
SIBANI Leone	Director		29/4/04-31/12/04	2006	44		—	—		77
TAZZETTI Alberto	Director		29/4/04-31/12/04	2006	45		—	—		—
VARELA Josè Manuel	Director	(3)	29/4/04-31/12/04	2006	51		—	—		—

MASERA Rainer Stefano	Chairman of the Board of Directors	(4)	1/1/04-29/4/04	2003	258		5	—		2,600	(e)
MARANZANA Luigi	Managing Director	(4)	1/1/04-29/4/04	2003	258		—	—		2,325	(f)
CARMI Alberto	Director	(4)	1/1/04-29/4/04	2003	20		—	108		—
GARDNER Richard	Director	(4)	1/1/04-29/4/04	2003	21		—	93		—
MANULI Mario	Director	(4)	1/1/04-29/4/04	2003	28		—	115		—
MAROCCO Antonio Maria	Director	(4)	1/1/04-29/4/04	2003	22		—	86		—
MATUTES Abel	Director	(4)	1/1/04-29/4/04	2003	21		—	65		—
VERMEIREN Remi François	Director	(4)	1/1/04-29/4/04	2003	27		—	29		—

BOUILLOT Isabelle	Director	(5)			—		—		(g)	—
GALATERI DI GENOLA E SUNIGLIA Gabriele	Director	(5)			—		—	29		—

Statutoty auditors
PAOLILLO Mario	Chairman of Statutory Auditors		1/1/04-31/12/04	2004	110		—	—		229
BENEDETTI Aureliano	Statutory Auditor		1/1/04-31/12/04	2004	71		—	—		59
DALLOCCHIO Maurizio	Statutory Auditor		1/1/04-31/12/04	2004	73		—	—		46
MAZZI Paolo	Statutory Auditor		1/1/04-31/12/04	2004	75		—	—		16
VITALI Enrico	Statutory Auditor		1/1/04-31/12/04	2004	70		—	—		—

(*) Date of Shareholders’ meeting called to approve the financial statements for the year.

(1) This includes:

•         for the Chairman and Deputy Chairman, the remuneration corresponding to the profit for the year 2003, divided proportionally to their presence - while both serving as Vice Presidents - at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2003. The Board of Directors’ meeting of 11 May 2004 set an all-inclusive fixed annual remuneration for the President and Vice President for the year 2004;

•         for the Managing Director and Chief Executive Officer the variable part of the remuneration for 2003. With regard to the Chief Executive Officer, the amount also includes the entry bonus paid in 2004 equivalent to 1,750 thousand euro;

•         for the Directors, the remuneration corresponding to the profit for the year 2003, divided proportionally to their presence at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2003. For the year 2004, the amount due calculated according to Group results totals € 2,090,000. Since the distribution to each member will be made after the Shareholders’ meeting to approve the 2003 financial statements, such consideration will be reported in the relevant table attached to the financial statements for the year 2005.

(2) Remuneration matured with SANPAOLO IMI S.p.A. subsidiary companies.

(3) Members of the Executive Committee.

(4) Members of the Board of Directors stepping down from office in 2004.

(5) Members of the Board of Directors stepping down from office in 2003.

(a) € 466,000 paid to SANPAOLO IMI S.p.A..

(b) € 11,000 paid to SANPAOLO IMI S.p.A.

(c) € 91,000 paid to SANPAOLO IMI S.p.A..

(d) In addition to the amount shown in the table, € 7,000 in fees of office and € 122,000 in bonus and other incentives (relating to the variable part of the remuneration for 2003) paid to IFI S.p.A..

(e) The balance of 2,600 thousand euro refers to a once-for-all consideration for the termination of office. In addition to the amount shown in the table, € 77,000 was paid to SANPAOLO IMI S.p.A. by subisidiary companies.

(f) The balance of 2,325 thousand euro refers to a once-for-all consideration for the termination of office. In addition to the amount shown in the table, € 110,000 was paid to SANPAOLO IMI S.p.A. by subisidiary companies.

(g) € 57,000 paid to CDC Ixis Italia Holding S.A. and relating to the variable part of the remuneration for 2003.

In compliance with Art. 78 of Consob Resolution no. 11971 of 14 May 1999, it is hereby noted that the Directors and Chairman of the Bank enjoyed the benefits of the following stock option plans:

•             2000 Plan: this stock option plan - approved by the Board of Directors in the year 2000 - assigns to each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA), no. 188,285 rights to subscribe the Bank’s shares at a price of 16.45573 euro per share, with the right to exercise such rights from 2003 until 31 March 2005.

•             2001/2003 Plan: a stock option plan - approved by the Board of Directors in the year 2002 - for the Chairman and Managing Directors for the three year period 2001-2003, made on the basis of the power of attorney conferred by the Ordinary Shareholders’ meeting of 30 April 2002 to utilize own shares for such plan. On the basis of this plan, Mr. Rainer Stefano MASERA, Mr. Alfonso IOZZO and Mr. Luigi MARANZANA were assigned no. 450,000 total fixed rights each for the three year period 2001-2003. Mr. Pio BUSSOLOTTO was assigned no. 300,000 total rights for the three year period 2001-2003. Such rights became exercisable - at a price of 12.6244 euro - on issue of the dividend for 2003 and no later than 15 May 2006. The latter term was deferred by the Board of Directors to 25 January 2005 (the previous final date having been 31 March 2006).

Furthermore, 31 March 2004 was the expiry date for exercising the stock options for the 1999/2001 plan which assigned each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA), no. 370,000 rights to subscribe the Bank’s shares at a price of 12.396 euro per share. The option rights were not exercised.

Additional and more detailed information on these plans are contained in the Report on operations, as recommended by Consob.

The following table shows the stock options assigned to the Directors and General Managers on the basis of Attachment 3C – Schedule 2, of Consob resolution no. 13616 dated 12 June 2002.

		Options at the beginning of the year			Options assigned during the year
			Average			Average
	Description of office	Number of	exercise		Number of	exercise
Name and surname	(*)	options	price	Expiry	options	price	Expiry
1999/2001 Plan				by 31/3/2004
Rainer Stefano MASERA	Managing Director	123,334	12.396		—
Luigi MARANZANA	Managing Director	370,000	12.396		—

2000 Plan				from March 2003 as of 31/3/2005
Rainer Stefano MASERA	Managing Director	188,285	16.45573		—
Luigi MARANZANA	Managing Director	188,285	16.45573		—

2001/2003 Plan				from May 2004 as of 15/5/2006
Rainer Stefano MASERA	Chairman	450,000	12.6244		—
Pio BUSSOLOTTO	Managing Director	300,000	12.6244		—
Alfonso IOZZO	Managing Director	450,000	12.6244		—
Luigi MARANZANA	Managing Director	450,000	12.6244		—

	Options exercised during the year				Options at the end of the year
		Average		Options		Average
	Number of	exercise		expired	Number of	exercise
Name and surname	options	price	Expiry	during the year	options	price	Expiry
1999/2001 Plan

Rainer Stefano MASERA	—			123,334	—	—
Luigi MARANZANA	—			370,000	—	—

2000 Plan							from March 2003 as of 31/3/2005
Rainer Stefano MASERA	—			—	188,285	16.45573
Luigi MARANZANA	—			—	188,285	16.45573

2001/2003 Plan							from May 2004 as of 15/5/2006
Rainer Stefano MASERA	—			—	450,000	12.6244
Pio BUSSOLOTTO	—			—	300,000	12.6244
Alfonso IOZZO	—			—	450,000	12.6244
Luigi MARANZANA	—			—	450,000	12.6244

(*) Description of office at the moment rights are assigned.

Loans and guarantees given

(Table 1.2 B.I.)

	31/12/04	31/12/03
	(€/mil)	(€/mil)
a) Directors	4	21
b) Statutory auditors	—	—

The balance as of 31/12/04 refers to loans and guarantees issued by the Bank to companies identified as being of extraordinary importance pursuant to Art. 136 of the Consolidated Banking Act.

Other information

In accordance with the recommendations of the Code of Conduct for Listed Companies promoted by Borsa Italiana S.p.A., a list is provided below of the offices held by Directors or Statutory Auditors of the Board of Directors of SANPAOLO IMI in other companies listed on regulated markets (also abroad), in financial institutions, banks, insurance companies or other significant-sized companies.

DIRECTOR	OFFICE	COMPANY
Enrico SALZA	Managing Director	Tecno Holding S.p.A.
Maurizio BARRACCO	Director	R.C.S. Quotidiani S.p.A.
	Chairman	ARIN – Azienda Risorse Idriche Napoli S.p.A.
Pio BUSSOLOTTO	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.
	Director	Assicurazioni Internazionali di Previdenza S.p.A.
Giuseppe FONTANA	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.
Ettore GOTTI TEDESCHI	Chairman	Banca Finconsumo S.p.A.
	Deputy Chairman	Alerion Industries S.p.A.
	Director	Cassa Depositi e Prestiti S.p.A.
	Director	Endesa Italia S.p.A.
Alfonso IOZZO	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
Virgilio MARRONE	Director	Exor Group - Luxembourg S.A.
Iti MIHALICH	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili S.p.A.
	Chairman	Blue Assistance S.p.A.
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Compagnia Italiana di Previdenza, Assicurazioni e Riassicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida - Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia - Compania de Seguros S.A.
	Chairman	Reale Sum - Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.
	Director	Immobiliare Mirasole S.p.A.
	Director	Silem S.p.A.
Anthony ORSATELLI	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Chairman of the Board of Directors	Nexgen Financial Holding Limited
	Chairman of the Board of Directors	Nexgen Re Limited
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.

DIRECTOR	OFFICE	COMPANY
Emilio OTTOLENGHI	Chairman	Vis S.p.A.
	Managing Director	La Petrolifera Italo Rumena S.p.A.
	Director	Argus Fund S.p.A.
Orazio ROSSI	Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Chairman	Sanpaolo IMI Internazionale S.p.A.
Gian Guido SACCHI MORSIANI	Chairman	Finemiro Banca S.p.A.
	Chairman	GEST Line S.p.A.
Alfredo SAENZ ABAD	Chairman	Banco Banif S.A.
	Vice Presidente Segundo y Consejero Delegado	Banco Santander Central Hispano S.A.
	Deputy Chairman	Santander Central Hispano Investment S.A.
	Deputy Chairman	Compañía Española de Petróleos S.A.
	Consejero	Operadores de Telecomunicaciones S.A.
Mario SARCINELLI	Director	Ina Vita S.p.A.
	Director	Cassa Depositi e Prestiti S.p.A.
	Director	Data Management S.p.A.
Leone SIBANI	Chairman	Sanpaolo IMI Private Equity S.p.A.
	Director	Sanpaolo IMI Internazionale S.p.A.
	Director	Banca Popolare dell’Adriatico S.p.A.
	Director	Biesse S.p.A.
Alberto TAZZETTI	Chairman	Sicurezza Lavoro S.r.l.
	Director	Centrale del Latte di Torino & Co. S.p.A.
Josè Manuel VARELA	Director	Santander Consumer Finance S.A.
	Director	CC—Credit Hungria R.T.
	Director	PTF Bank S.A.
	Director	Banque Commerciale du Maroc S.A.
	Director	CC—Bank AG
	Director	Elcon Finans AS

SECTION 2 - PARENT BANK

2.1 – Company name

SANPAOLO IMI S.p.A.

2.2 – Head office

Piazza San Carlo, 156
10121 Turin

Secondary offices

Viale dell’Arte 25
00144 Rome

Via Farini 22
40124 Bologna

Italian Bankers’ Association registry number: 1025/6

Attachments

STATEMENT OF CHANGES IN PARENT BANK SHAREHOLDERS’ EQUITY

PARENT BANK STATEMENT OF CASH FLOWS

EXPERT’S STATEMENTS AND REPORT ON MERGER
AND SPIN OFF TRANSACTION COMPLETED IN THE YEAR
(ART. 2504 BIS AND ART. 2506 QUATER OF THE ITALIAN CIVIL CODE)

LIST OF PROPERTIES OWNED BY THE BANK

Statement of changes in Parent Bank shareholders’ equity

(€/mil)

					unrestricted	restricted
					reserve	reserve	reserve
					for the	for the	ex Art.13
			additional		acquisition	acquisition	sub.6	reserve	reserve	reserve	income
		legal	paid-in	extraordinary	of own	of own	D.Lgs.	L. 342/	D.Lgs.	D.Lgs.	for the
	capital	reserve	capital	reserve	shares	shares	124/93	2000	213/98	153/99	period	Total
Shareholders’ equity as of 1 January 2004	5,144	1,029	708	768	966	34	5	—	14	854	824	10,346
Allocation of 2003 net income:
- extraordinary reserve	—	—	—	109	—	—	—	—	—	—	-109	—
- dividends distributed	—	—	—	—	—	—	—	—	—	—	-715	-715
Reserve for reclassification D.Lgs. 153/99	—	—	—	854	—	—	—	—	—	-854	—	—
Purchases and valuations of own shares	—	—	—	—	-9	9	—	—	—	—	—	—
Recalculation of deferred tax liability on reserves subject to taxation	—	—	—	—	—	—	—	—	2	—	—	2
Capital increase used for the exchange relating to the spin off from Banca Fideuram of Fideuram Vita	74	—	—	—	—	—	—	—	—	—	—	74
Banca Fideuram spin off goodwill allocation	—	15	17	100	—	—	—	3	—	—	—	135
Sanpaolo IMI Wealth Management spin off goodwill allocation	—	—	—	43	—	—	—	—	—	—	—	43
Invesp merger goodwill allocation	—	—	—	159	—	—	—	1	—	—	—	160
Prospettive 2001 merger goodwill allocation	—	—	—	9	—	—	—	—	—	—	—	9
2004 net income	—	—	—	—	—	—	—	—	—	—	1,036	1,036
Shareholders’ equity as of 31 December 2004	5,218	1,044	725	2,042	957	43	5	4	16	—	1,036	11,090

Parent Bank statement of cash flows(*)

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations		1,111
Dividends distributed	715
Use of reserves for termination indemnities and pensions	103
Use of provisions for risks and charges	293

Increase in funds applied		8,124
Due from banks	7,557
Other assets	225
Tangible fixed assets	148
Intangible fixed assets	132
Dealing securities	45
Cash	17

Decrease in funds taken		780
Other liabilities	770
Shareholders’ equity	10

Total		10,015

(€/mil)

SOURCES OF FUNDS
Funds generated by operations		1,753
Net income for the period	1,036
Collection of prior year dividends	754
Adjustments to tangible and intangible fixed assets	402
Net adjustments to loans and provisions for guarantees and commitments	145
Net adjustments to financial fixed assets	83
Provisions for risks and charges	125
Provisions for tax reserves	46
Provisions for employee termination indemnities	43
Differences in accruals	-7
Net adjustments to dealing securities and derivative contracts	-8
Utilization of excess provisions for risks and charges	-9
Prepaid taxes	162
Current year dividends	-695

Increase in funds taken		4,323
Customer deposits and securities issued	3,159
Subordinated liabilities	701
Due to banks	463

Decrease in funds applied		3,939
Loans to customers	3,842
Investment securities	96
Equity investments	1

Total		10,015

(*)  Prepared on the basis of pro forma figures included in the reclassified balance sheet for the year 2003.

Expert’s statements and report on merger and spin off transactions completed in the year (Art. 2504 bis and Art. 2506 quater of the Italian Civil Code)

FINANCIAL POSITION OF THE MERGER OF INVESP S.P.A.

FINANCIAL POSITION OF THE MERGER OF PROSPETTIVE 2001 S.P.A.

EXPERT OPINION EX ART. 2501-SEXIES RELATING TO THE PARTIAL
AND PROPORTIONAL SPIN OFF OF BANCA FIDEURAM

INVESP S.p.A.
Financial position of the merger

(Euro)

		30/12/04

ASSETS
20	Due from banks	79,766,381
30	Due from financial institutions	1,058,530
50	Bonds and other fixed income securities	508,742
60	Shares, quotas and other dividend-bearing securities	277,074,501
70	Equity investments	78,918,727
80	Investments in Group companies	40,319,949
130	Other assets	6,577,971
140	Accrued income and prepaid expenses	145,957
TOTAL ASSETS		484,370,758

LIABILITIES
50	Other liabilities	249,695
80	Provisions for risks and charges	3,163,427
120	Capital	227,315,790
130	Additional paid-in capital	6,144,611
140	Reserves	174,573,087
150	Revaluation reserves	697,031
170	Income (loss) for the period	72,227,117
TOTAL LIABILITIES		484,370,758

PROSPETTIVE 2001 S.p.A.
Financial position of the merger

(Euro)

		30/12/04

ASSETS
20	Due from banks	33,537,788
70	Equity investments	16,499,049
130	Other assets	316,323
TOTAL ASSETS		50,353,160

LIABILITIES
50	Other liabilities	22,940
120	Capital	33,508,594
130	Additional paid-in capital	4,782,661
140	Reserves	10,871,934
170	Income (loss) for the period	1,167,031
TOTAL LIABILITIES		50,353,160

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

CONTENTS		Page
1	Objective, subject and scope of the engagement	425
2	Purpose and scope of this report	426
3	Documentation utilized	426
4	Valuation methods adopted by the Boards of Directors to determine the
	exchange ratio	429
	4.a General	429
	4.b Valuation methods utilized	430
	4.c Valuation methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI	435
	4.d Valuation methods adopted by the Board of Directors of and Advisor to Banca Fideuram	442
5	Valuation problems encountered by the Advisors to and Board of Directors
	of Sanpaolo IMI	443
6	Result of the valuation performed by the Board of Directors	444
7	Work done	445
	7.a Work done on the documentation utilized	445
	7.b Work done on the methods used to determine the exchange ratio	446
8	Comments on the suitability of the methods used and the accuracy of
	accounting estimates	446
9	Specific limitations encountered by the auditors in carrying out the
	engagement	449
10	Conclusion	450

AUDITORS’ REPORT PURSUANT TO ARTICLES 2506 TER AND 2501 SEXIES OF THE ITALIAN CIVIL CODE

PARTIAL PROPORTIONAL DEMERGER FROM BANCA FIDEURAM SPA TO SANPAOLO IMI SPA OF AN EQUITY INTEREST HELD BY BANCA FIDEURAM SPA IN FIDEURAM VITA COMPAGNIA DI ASSICURAZIONI E RIASSICURAZIONI SPA

To the stockholders of
Sanpaolo IMI SpA
Piazza San Carlo, 156
10121 Turin

1                                     OBJECTIVE, SUBJECT AND SCOPE OF THE ENGAGEMENT

We have been appointed by the Court of Turin to prepare our report, in accordance with articles 2506 ter and 2501 sexies of the Italian Civil Code, on the ratio for the issuance of ordinary shares (hereinafter, the “exchange ratio”) of Sanpaolo IMI SpA (hereinafter ‘Sanpaolo IMI’) to the shareholders, other than Sanpaolo IMI itself, of Banca Fideuram SpA (hereinafter, ‘Banca Fideuram’, together ‘the Banks’), in the context of the partial proportional demerger from Banca Fideuram to Sanpaolo IMI of an equity interest equal to 99.8 per cent of the share capital of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA (hereinafter ‘Fideuram Vita’), represented by 100 per cent of the ordinary shares and 99.4 per cent of the preferred shares (hereinafter ‘the Demerged Entity’).  To this end the Board of Directors of Sanpaolo IMI has provided us with the demerger project together with a Report prepared by the Board which identifies, explains and justifies the exchange ratio in terms of article 2501 quinquies of the Italian Civil Code (as referred to in article 2506 ter of the Italian Civil Code), and the Balance Sheet situation as of December 31, 2003 prepared in accordance with article 2501 quater of the Italian Civil Code (as referred to in article 2506 ter of the Italian Civil Code).

The merger project will be subject to approval at an Extraordinary General Meeting of the shareholders of Sanpaolo IMI, to be held on June 29, 2004, or on June 30, 2004, if required.  In the same way, the shareholders of Banca Fideuram will also be required to approve the project at an Extraordinary General Meeting to be held on June 29, 2004, or on June 30, 2004, if required.

The audit firm Reconta Ernst & Young SpA (hereinafter ‘REY’) has been appointed by the Court of Rome to prepare a similar report on the exchange ratio for Banca Fideuram.

2                                         PURPOSE AND SCOPE OF THIS REPORT

The purpose of this report is to provide the shareholders of Sanpaolo IMI with information regarding the application of the valuation methods adopted by the Directors in determining the exchange ratio as part of the demerger process and whether, under the circumstances, such methods are reasonable and not arbitrary.

We have not performed a valuation of the companies. This was done by the Directors and the Professional Advisors appointed by them.

To this end, in carrying out our engagement, we have examined the valuation criteria adopted by the Board of Directors and the Professional Advisors in determining their application in calculating the exchange ratio.

Furthermore, the conclusions set out in this report are based on the sum of the factors and considerations therein contained. Therefore, no part of this report can be considered, or used in any way, separately from the document taken as a whole.

3                                         DOCUMENTATION UTILIZED

In performing our work, we obtained directly from Sanpaolo IMI and from Banca Fideuram such documentation and information as was considered useful in the circumstances. We analyzed such documentation as was made available to us for this purpose and, in particular:

i)                                        The merger project and the reports of the Boards of Directors of the two companies addressed to the respective Extraordinary General Meetings which, on the basis of the Balance Sheet situation as of December 31, 2003, propose the following exchange ratio:

0.07470 ordinary shares in Sanpaolo IMI for one share in Banca Fideuram.

This exchange ratio has been determined by the directors of the Banks using the factors provided in the valuation reports as described at point (ii) below, both in terms of the valuation method and the results of the calculation.

ii)                                    The valuation report prepared jointly by Goldman Sachs International (hereinafter ‘Goldman Sachs’) and JP Morgan plc (hereinafter ‘JP Morgan’), as  advisors to Sanpaolo IMI (hereinafter ‘the Advisors to Sanpaolo IMI’), and the valuation report prepared by Citigroup Global Markets Limited, as advisor to Banca Fideuram (hereinafter ‘the Advisor to Banca Fideuram’, together with the Advisors of Sanpaolo IMI, ‘the Professional Advisors’); these reports, dated May 18, 2004 and prepared at the request of the Banks, set out in detail the valuation criteria adopted, why they were chosen and the amounts resulting from their being used and the considerations of the Professional Advisors and/or Boards of Directors of the Banks.

iii)                                The following documentation was used by the ‘Professional Advisors’ to prepare their valuation reports and, subsequently, within the scope of our engagement, examined by our audit firm:

•                     The statutory and consolidated financial statements of Sanpaolo IMI and Banca Fideuram as of December 31, 2002 and December 31, 2003, accompanied by the Reports of the Board of Directors, the Reports of the Board of Statutory Auditors and the External Auditors’ Reports. In particular, we have prepared both the audit reports in respect of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2002 and December 31, 2003, and the audit reports in respect of the statutory and consolidated financial statements of Banca Fideuram as of December 31, 2002 and December 31, 2003.

•                     The financial statements of Fideuram Vita as of December 31, 2002 and December 31, 2003, accompanied by the respective Reports of the Board of Directors, the Board of Statutory Auditors and the External Auditors, the latter prepared by us.

•                     The financial statements of Fideuram Assicurazioni SpA (hereinafter ‘Fideuram Assicurazioni’) as of December 31, 2002 and December 31, 2003, accompanied by the respective Reports of the Board of Directors, the Board of Statutory Auditors and the External Auditors, REY.

•                     The interim financial statements as of March 31, 2004 of the Banks and the ‘Actual result for the first quarter 2004 and report on operations’ of Fideuram Vita.

•                     The budget for the year ending December 31, 2004 and forecast for the year 2005 of Sanpaolo IMI approved by the competent bodies.

•                     Forecasts for the three years 2004-2006 of Fideuram Vita prepared by management.

•                     An actuarial valuation of Fideuram Vita as of December 31, 2003, prepared by Tillinghast-Towers Perrin (hereinafter ‘Tillinghast’).

•                     An independent valuation of the claim reserves and calculation of the appraisal value as of December 31, 2003 of Fideuram Assicurazioni, prepared by Tillinghast.

•                     An appraisal of the current value of the real estate of Fideuram Vita, prepared by Valtech Srl.

•                     The main economic terms agreed by Sanpaolo IMI and Banca Fideuram in relation to the promotion and distribution by Banca Fideuram of the insurance products and services that will be prepared in the future by the insurance business division of Sanpaolo IMI Group that is currently being established.

•                     Trade agreements between Banca Fideuram and Fideuram Vita in force for the period 2003-2004.

•                     An agreement dated March 8, 2004 between Fideuram Vita and Banca Fideuram for the purchase and sale of Fideuram Assicurazioni.

•                     Information prepared by the Professional Advisors on companies operating in the same sector on a national and international level; in particular, we utilized information publicly available on certain listed companies and referred to recent extraordinary transactions which we deemed relevant for the purposes of our engagement.

•                     The stock market performance of the stock of Sanpaolo IMI in the last twelve months, starting from May 19, 2003. Additionally, we analyzed the stock market prices in the subsequent period up to the date of this report.

We also have examined additional documentation as follows:

•                     Executive summary of the ‘Business plan for the insurance business division – guidelines for growth’ prepared by Bain & Company (hereinafter ‘the Industry Advisor’);

•                     Working papers prepared by the Advisors to Sanpaolo IMI supporting the amounts used to determine the exchange ratio;

•                     Available reports of international analysts on Sanpaolo IMI;

•                     Accounting and statistical information and any other information considered relevant to the purposes of this report, obtained both from independent third parties and from discussions with management of the Banks and the Professional Advisors;

We also have obtained a representation that, as far as the Directors of Sanpaolo IMI are aware, there have been no significant changes to the figures and information which we considered during our analysis from the date of the meetings of the Boards of Directors of the Banks on May 18, 2004 to the date of this report.

A similar representation has been obtained by REY from the management of Banca Fideuram.

4                                         VALUATION METHODS ADOPTED BY THE BOARDS OF DIRECTORS TO DETERMINE THE EXCHANGE RATIO

4.a                                General

As explained in their report, the Boards of Directors and the Professional Advisors, considering the importance and complexity of the proposed demerger, considered it appropriate to identify individual valuation methods which, as well as being in accordance with current best practice, enable the two companies to be valued on a consistent basis.

The uniformity principle has been applied according to the specific characteristics of Sanpaolo IMI and the Demerged Entity. In particular, it was taken into account that the companies to be valued operate in different businesses (insurance for Fideuram Vita and banking for Sanpaolo IMI) and that Sanpaolo IMI’s shares are listed.

Considering the purposes of the valuation, the specific elements of the entities to be valued and according to valuation best practice, the Board of Directors of and Advisors to Sanpaolo IMI have referred to both analytical valuation methods and market methods, identifying for each company according to its peculiarities the valuation method deemed to be more appropriate and therefore favoring, for the purposes of determining the exchange ratio, the Market Cap method for Sanpaolo IMI’s equity and the Appraisal Value method for the Demerged Entity, as detailed in the following paragraphs.

Last but not least, the methods deemed to be suitable for the valuation of Sanpaolo IMI and the Demerged Entity, although nationally and internationally acknowledged, have not been applied on a “stand-alone” basis, but have been considered mere elements of the whole valuation process.

The valuations of Sanpaolo IMI and the Demerged Entity have, therefore, been performed by the Board of Directors of and Advisors to Sanpaolo IMI taking into account the characteristics and the intrinsic limitation of each valuation method, on the basis of the widely national and international accepted valuation practice generally adopted for the banking and insurance sector, according to the following guidelines:

•                  The present structure and future prospects were considered on a “stand-alone” basis;

•                     As concerns the Demerged Entity, both the cash acquisition (which took place on March 8, 2004) of the total equity of Fideuram Assicurazioni by Fideuram Vita from Banca Fideuram and the capital increase of Fideuram Vita, approved by its shareholders on November 23, 2003 and completed on January 26, 2004 were taken into account;

•                     It was taken into account that both companies’ shareholder meetings have approved the payment of an ordinary dividend before the demerger takes place; the reported exchange ratios have, therefore, been adjusted to consider the dividend payment;

•                     Potential benefits (net of restructuring costs) arising from expected synergies linked to the reorganization and rationalization of the insurance business of the Sanpaolo IMI Group were taken into account for the purpose of the valuation, relying on the results of the analyses and controls performed by the Industrial Advisor to Sanpaolo IMI;

•                     Lastly, it has been considered that Sanpaolo IMI’s and the Demerged Entity’s equities include both ordinary and preferred shares.

Reported below are the methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI for the purpose of determining the exchange ratio and the results stemming from the application of each of them and a short synthesis of the methods and results of the valuations performed by the Board of Directors of and Advisor to Banca Fideuram.

4.b                                Valuation methods utilized

Taking into account the aforementioned considerations, and considering, among other matters, the peculiarities of both the Demerged Entity and Sanpaolo IMI and the valuation practice relating to similar transactions in Italy and in Europe, the valuation methods considered are summarized in the following table:

Valuation object	Methods applied
Sanpaolo IMI	Market Cap(*)
Dividend Discount Model
Stock Market Multiples
Regression Analysis

Demerged Entity	Appraisal Value(*)
Stock Market Multiples
Comparable Transaction Multiples

(*) Methods selected by the Board of Directors of and Advisors to Sanpaolo IMI for the equity value valuation of Sanpaolo IMI and the Demerged Entity.

Market Cap Method

The Market Cap method consists of recognizing to a company a value equal to the value attributed to it by the stock market on which its shares are listed.

This method is a “direct” valuation methodology since it refers, for economic value assessment, to the prices expressed by the market in transactions having as an object shares of the same company to be valued.

From a methodological viewpoint, its application requires a preliminary verification of the following conditions:

(i)    the significance of market prices for shares of the company being valued;
(ii)   the uniformity and comparability in a sufficiently ample timeframe of the company’s share prices and volumes traded.

Appraisal Value Method

The value of an insurance company, according to the Appraisal Value method, is given by the sum of its net asset value, the value of its current business portfolio (in force business) and the value of new business.

The net asset value is calculated as the expression in current terms of the main assets and liabilities, in a way consistent with the method adopted to value the in force business.

In applying this method to a property and casualty insurance company for the purpose of the adjustment to the net asset value, it is also assumed that the exceeding technical reserves arising from the “last cost” estimate of the casualty reserve, are released.

The value of the policies portfolio is determined by calculating and subsequently discounting to net present value the earnings that the portfolio will generate over its residual life, assuming a level of assets equal to the technical reserves and taking into account the necessary compliance with a solvency ratio.

The sum of these two elements is the intrinsic value of the portfolio, known as Embedded Value.

The value of new business expresses, on the other hand, the goodwill of the insurance company in terms of its potential to stipulate new policies, thus generating earnings flows in the future.

Dividend Discount Model

The Dividend Discount Model (hereinafter also referred to as “DDM”) in the “Excess Capital” approach assumes that the economic value of a bank is given by the sum of:

•                     the present value of dividend flows generated in the chosen timeframe and distributable to shareholders without drawing on the assets necessary to sustain future expected development; and

•                     the present value of the terminal value.

The DDM method in its “Excess Capital” approach (compared to the “pure” DDM, which discounts distributed flows on the basis of the dividend policy followed by the company) represents in industry practice the analytical valuation method deemed to be the best fit for the valuation of banking companies.

In summary, the value is expressed through the following formula:

W=DIVa + Vta

The elements of the formula represent:

W	=	enterprise value of the bank being valued;
DIVa	=	value of the cash flows distributable to shareholders in a selected timeframe, whilst keeping an adequate level of assets on the basis of current industry legislation and general prudence;
Vta	=

present value of the terminal value of the bank in year ‘n’. The terminal value of the bank can be determined as the perpetuity of the last year’s flow, or applying a multiple to earnings or equity in the last year of the explicit period.

Summarizing, the application of this method implies the following phases:

a.                  Detailed forecast of future cash flows and of flows distributable to shareholders within the timeframe, maintaining a satisfactory level of assets in compliance with bank laws and regulations;

b.                 Calculation of the company’s terminal value;

c.                  Calculation of the discount rate to be applied to dividend flows and terminal value; although it is usually possible to calculate this rate according to different methods, the Capital Asset Pricing Model (CAPM) is generally used.

Stock Market Multiples Method

The Stock Market Multiples method is based on the analysis of the stock market performance of a sample of companies operating in the same industry (peers) and the subsequent application of the valuation multiples deriving from this analysis to the values of the company to be valued.

Multiples are calculated as ratios between the market capitalization of a peer and the relative earnings, asset and financial values deemed to be significant.

We briefly report the phases in which the application of the Stock Market Multiples method is articulated:

a.             Identification of comparable companies

The adequate selection of a sample of comparable companies represents one of the main steps of this method. The significance of results is strictly linked to the uniformity of the sample. In selecting the comparable companies different factors are usually considered, such as company dimensions, operating risk, geographical diversification, profitability, financial data reliability and the trading volume on stock markets.

b.            Determination of the reference timeframe

The determination of the reference timeframe is usually done to neutralize extraordinary events, short-term fluctuations and speculative tensions. At the same time, it has the purpose of reflecting information available to the market. This implies, in particular, the choice between an average value (within a set timeframe) or a precise value.

c.              Identification of the most relevant multiples

There are several ratios that can be used for application according to the stock market multiples method. The choice of the most significant multiples is done on the basis of the characteristics of the industry and of the sample to be examined.

d.            Application of multiples to the examined companies

The multiples obtained from the analysis of the sample of peers are applied to the appropriate earnings, asset or financial items of the company to be valued.

Regression Analysis Method

The Regression Analysis is performed on a wide sample of comparable public companies and makes it possible to identify the positioning and the relative valuation of each of them, on the basis of the reference earnings (both present and future) and the positioning and the analysis of the companies to be valued compared to the selected sample.

The Regression Analysis method estimates the equity value of a company on the basis of the relationship existing between the future profitability of capital and the reference premium or discount expressed by stock prices compared to the book value of the company.

This method is expressed in the analysis between the profitability of a company (expressed as Return on Average Equity, ‘ROAE’) and the ratio between the market capitalization and book value of the same company. This ratio can be approximated through a data regression concerning the ROAE and the Market Cap/Book Value ratio for a significant sample of companies. After having calculated the parameters of this ratio, if considered to be statistically significant, they can be applied to future ROAE and to the book value of the companies to be valued to calculate the theoretical value.

The application of the Regression Analysis method comprises the following steps:

a.      Selection of the sample companies to be used for the regression analysis;

b.      Selection of the timeframe to be considered for the ROAE;

c.      Calculation of ROAE and of the price/book value ratio for each of the companies included in the sample;

d.      Choice of the statistical regression to be applied;

e.      ROAE and book value calculation of the companies to be valued;

f.                    Application, if statistically relevant, of the statistical regression parameters to determinate a theoretical market value of the companies to be valued.

Comparable Transactions Multiples Method

This method values the equity value of a company taking into account multiples that refer to transactions deemed to be comparable.

In particular, the price analysis method is articulated in the following steps:

a.                  Gathering the data referred to transactions having as an object the sale of equity interests of companies with elements similar to those of the companies to be valued;

b.                 Multiples calculation on the basis of the paid price and of economic and financial items;

c.                  Application of the aforementioned multiples to the company to be valued.

4.c                                Valuation methods adopted by the Board of Directors of and Advisors to Sanpaolo IMI

The Directors of Sanpaolo IMI, for the purpose of determining the exchange ratio, made reference to the analyses carried out by their advisors, who, adopting an independent valuation approach, reached the same conclusions.

4.c.i)                     The methods chosen for the Sanpaolo IMI valuation

On the basis of what has been previously mentioned in paragraphs 4.a and 4.b, the Board of Directors of and Advisors to Sanpaolo IMI, combining the results arising from the different valuation methods, have chosen to favor the Market Cap method, which results in an equity value of the company equivalent to Euro 9.27 per share, as follows:

Equity value of Sanpaolo IMI

Per-share value cum dividendo (€)	A	9.6573
Approved dividend	B	0.3900
Per-share value ex dividendo (€)	C = A-B	9.2673
Total number of shares (ordinary and preferred)	D	1,837,166,000
Equity value (€ million)	E = C×D	17,026

Taking into account that the General Sharholders’ Meeting of Sanpaolo IMI has already approved the distribution of a dividend of euro 0.39 per share, that will be paid before the demerger takes place, the share market prices used as a reference for the calculation of Sanpaolo IMI’s equity value, have been adjusted for the dividend amount.

In calculating the equity value of Sanpaolo IMI, the preferred shares, considering their characteristics, were considered by the Advisors to Sanpaolo IMI as ordinary shares.

•                     Market Cap Method

The Board of Directors of and Advisors to Sanpaolo IMI favored the Market Cap method for the valuation of Sanpaolo IMI, considering the market capitalization of Sanpaolo IMI to be representative of its economic value, given that:

•                     the company is ranked among the first thirty “blue chips” of the Italian Stock Exchange;

•                     the high daily volumes traded show the high liquidity of the security;

•                     leading Italian and international financial intermediaries routinely publish research papers on the company, thus contributing to the spread of information and analyses necessary for prices to adequately reflect the economic and financial situation and the risk profile of the company.

The Market Cap method was moreover favored on the basis of the following elements:

•              Banca Fideuram’s shareholders Sanpaolo IMI, which, considering the high number of transactions currently traded on the market, will be immediately convertible in cash;

•              the substantial coherence of results deriving from the analyses carried out according to the other methods indicated in paragraph 4.b was also considered.

Concerning the application of the method, in order to offset the impact of non-recurring events, short-term fluctuations and speculative tensions and, at the same time, to better reflect the information of the official prices available to the market in more recent periods, the Board of Directors of and Advisors to Sanpaolo IMI referred to the average price in the last month.

What follows is a more detailed description of the other methods referred to by the Advisors to Sanpaolo IMI for the purposes of the equity value calculation, with information concerning the main data and market elements used and the main considerations developed by the Board of Directors of and Advisors to Sanpaolo IMI.

•              Dividend Discount Model Method in the “Excess Capital” approach

The Advisors to Sanpaolo IMI have highlighted how the application of this method can produce an equity value valuation significantly different from the results of the application of the other valuation methods, since a significant element of the value so calculated is represented by the future flows generated after the explicit forecast period, which is therefore necessarily subjective.

For the purposes of the calculation of the maximum dividend distributable, which is necessary for the application of this method, the Advisors to Sanpaolo IMI defined the minimum level of assets necessary to guarantee the operations of the bank.  JP Morgan, in particular, considered a Tier 1 ratio equal to 7.0%, whilst Goldman Sachs used a Tier 1 ratio equal to 7.5%.

Relating to the explicit timeframe to be considered for the calculation of the flows, the Advisors to Sanpaolo IMI deemed it appropriate to extend the economic projection beyond the 2004 – 2005 time frame indicated by management.  Specific growth forecasts were, therefore, developed taking into account the characteristics of Sanpaolo IMI.

The Advisors to Sanpaolo IMI have calculated the value of the company over the explicit forecast period (terminal value), through the application of both an earnings multiple referring to the last explicit forecast year, and by discounting the same earnings to net present value through the Gordon formula (with a long-term growth rate between 2.0% and 2.5%).

The discount rate was calculated according to the Capital Asset Pricing Model and was estimated to be 10.00% by Goldman Sachs and 10.06% by JP Morgan. The reference date for the discount of the financial flows is May 18, 2004.

•              Stock Market Multiples Method

The sample of companies was selected among a group of Italian banks deemed to be comparable for characteristics and dimensions.

In particular, the Advisors to Sanpaolo IMI considered the most relevant characteristics to be size, nationality and territorial cover.

The multiple used within the valuation method has been the Price/Earnings ratio (“P/E”) for the period 2004-2005 and Price/Book Value(1) (“P/BV”) for FY 2003. Concerning the data of Sanpaolo IMI and the other banks that comprise the sample, actual data were considered (as notified by the companies) for Financial Year 2003 and management projections were taken into account for Sanpaolo IMI and Institutional Brokers Estimate Systems (“IBES”) estimates for the other banks comprising the sample for the Financial Years 2004-2005.

On the basis of size, nationality and territorial cover, the Advisors to Sanpaolo IMI defined the following sample of uniform companies:

•              Banca Intesa;

•              Banca Monte dei Paschi di Siena;

•              BNL;

•              Capitalia;

•              Unicredito Italiano.

It was decided not to include foreign companies, considering the limited comparability related to different levels of profitability and the different legal, tax, accounting and oversight structures of the Italian market when compared to foreign markets.

•              Regression Analysis Method

The Advisors to Sanpaolo IMI selected a relevant sample of Italian public banks with market capitalization and liquidity relevant for the purposes of the analyses carried out, taking into account the characteristics of the Italian market.

In the application of this method as well, it was deemed not appropriate to include foreign companies due to the limited comparability relating to profitability profiles different from those of Italian companies and the different legal, tax, accounting and oversight structures of the Italian market when compared to foreign markets.

(1) Multiple used by Goldman Sachs only.

For the purposes of the valuation, projected Financial Years 2004 and 2005 ROAE calculated as the ratio between the Financial Years 2004 and 2005 expected earnings and the expected book value for each year was considered.  The data used for the projected ROAE calculation and the Price/Book Value ratio of thecompanies included in the sample were based on the estimates supplied by IBES. The regression applied to the sample was a linear one according to the equation:

Price/Book Value = a + b x Expected ROAE

where “a” represents the intercept and “b” the angular coefficient of the regression line.

The Advisors to Sanpaolo IMI considered the statistical relationship obtained to havea satisfactory significance that allows an application of the same parameters to the economic and asset elements of the bank to derive its theoretical market value.

4.c.ii)                 Methods adopted for the valuation of the Demerged Entity

On the basis of the valuation methods previously described in paragraphs 4.a and 4.b, the application of which is described below, the Board of Directors of and Advisors to Sanpaolo IMI, through a reasoned analysis of the results generated from the application of the various valuation methods, favored the Appraisal Value method and identified a range of values for the equity value of the Demerged Entity as follows:

Equity value of the Demerged Entity*

€ Million	Minimum	Maximum
JP Morgan
AppraisalValue	638.2	719.7	**

Goldman Sachs
AppraisalValue	627.5	732.8	**

*                          Equivalent to 99.8% of the equity value of Fideuram Vita.

**                   Includes the benefit of expected synergies.

For the purpose of determining the exchange ratio, JP Morgan and Goldman Sachs used the overlapping range between Euro 638 and 720 million.

•              Appraisal Value Method

In the estimate of the value of the portfolio as of December 31, 2003 and new production relating to the financial years 2003 and 2004, the Board of Directors of and Advisors to Sanpaolo IMI made reference to the fee agreements currently in place with the distribution network and with the manager of the assets underlying the policies.

With reference to the calculation of the value of new production starting from financial year 2005, the Advisors to Sanpaolo IMI considered the main terms and conditions (effective starting from January 1, 2005) agreed between Sanpaolo IMI and Banca Fideuram concerning the promotion and distribution of the products of the insurance business division of Sanpaolo IMI Group that is currently being established.

Moreover, the impact attributable to the new production arising from both the ‘migration’ from asset management products to unit linked policies and the transformation of part of the traditional policies portfolio into unit linked policies was considered.

In assessing the economic value of the Demerged Entity, the Advisors to Sanpaolo IMI referred to the Tillinghast report for both the Embedded Value as of December 31, 2003 and the value of new production relating to financial 2003 and to the years included in the plan developed on the basis of assumptions agreed upon by Sanpaolo IMI and Banca Fideuram for the financial years 2004-2006.

The Advisors to Sanpaolo IMI also analyzed the value of the net economic benefits arising from synergies generated from the reorganization and rationalization project of the insurance business division of Sanpaolo IMI Group, adopting as a reference the analyses carried out by Sanpaolo IMI’s Industrial Advisor.

•              Stock Market Multiples Method

The operating and structural peculiarities of Fideuram Vita, such as the lack of an independent distribution network, the captive nature of its business and the terms and conditions of the distribution agreements, make the choice of an adequate sample of comparable companies and the application of the Stock Market Multiples method particularly complex.

The Advisors to Sanpaolo IMI highlighted how, given the absence of public insurance companies comparable to Fideuram Vita, it was necessary to use as selection criteria nationality and product mix.  In order to widen the sample, foreign European companies were considered as well, being more comparable from the product mix point of view.

Following is the sample of comparable companies used by the Advisors to Sanpaolo IMI to value Fideuram Vita:

JP Morgan	Goldman Sachs
Alleanza Assicurazioni (Italy)	Alleanza Assicurazioni (Italy)
Assicurazioni Generali (Italy)	Assicurazioni Generali (Italy)
Ras (Italy)	Ras (Italy)
Fondiaria-Sai (Italy)	Friends Provident (UK)
Unipol (Italy)	Irish Life & Permanent (EIRE)
Cattolica Assicurazioni (Italy)	Legal and General (UK)
CNP (France)	Prudential (UK)
CNP (France)

On the basis of the characteristics of the insurance sector and market practice, the Advisors to Sanpaolo IMI used the P/E and Price/Embedded Value (“P/EV”) ratios.

Concerning the data referred to the insurance companies which make up the sample of peers, data published by the companies were used as information sources for 2003 earnings and dividends whilst management projections (for Fideuram Vita) and IBES estimates for the insurance companies comprising the sample were considered for the 2004 and 2005 data.

Multiples were applied to 2004 and 2005 net earnings and Embedded Value of Fideuram Vita.

•              Comparable transactions method

The calculation of the equity value of the Demerged Entity was done taking into account the multiples referring to several recent acquisitions of equity interests in Italian life insurance companies.

We report the transactions considered by JP Morgan and Goldman Sachs, respectively:

JP Morgan

Date	Buyer	Target company
July 2003	Capitalia	Romavita
July 2003	Sanpaolo IMI	Noricum Vita
December 2002	Banca Intesa	Intesa Vita (formerly Carivita)
July 2001	BMPS	Montepaschi Vita
October 2000	Unipol	BNL Vita

Goldman Sachs

Date	Buyer	Target company
December 2003	New Intesa Vita	Assiba, Intesa Vita, Alleanza Vita
July 2003	Cisalpina Previdenza*	Roma Vita
July 2003	Sanpaolo IMI	Noricum Vita
June 2003	Unipol	Winterthur Italia
March 2003	Gruppo De Agostini	Toro Assicurazioni
December 2002	Intesa BCI	Carivita
May 2002	SAI	La Fondiaria
July 2001	BMPS	Montepaschi Vita
October 2000	Unipol	BNL Vita
May 2000	Fiat	Toro Assicurazioni
September 1999	Generali	INA

 * Capitalia Group

4.c.iii)             Final considerations

The following tables show the values for determining the exchange ratio as indicated by the Advisors to Sanpaolo IMI:

Sanpaolo IMI

Value per share (€)	Number of shares of Sanpaolo IMI	Equity value
		(€ million)
9.2673	1,837,166,000	17,026

As already mentioned in paragraph 4.c.i above, in calculating the equity value of Sanpaolo IMI, preferred shares, considering their characteristics, were considered by the Advisors to Sanpaolo IMI as ordinary shares.

Demerged Entity

Equity Value (€ million)	Number of shares of Banca Fideuram	Value per share
		(€)
638 – 720*	980,290,564	0.6510 – 0.7342

(*) Value of the Demerged Entity inclusive of the expected economic benefits

Calculation of the exchange ratio

		Value of Sanpaolo IMI share
Value of Banca Fideuram share		€9.2673
Minimum	€0.6510	0.07025
Maximum	€0.7342	0.07923

Within the above range, the Advisors to Sanpaolo IMI identified the exchangeratio as 0.07470; the Board of Directors of Sanpaolo IMI agreed with this conclusion and therefore used both the methods and the results of those analyses.

4.d           Valuation methods adopted by the Board of Directors of and Advisor to Banca Fideuram

For completeness, we report below the results obtained and the valuation criteria adopted by the Board of Directors of and Advisor to Banca Fideuram, with specific reference to the valuation process having as a purpose the calculation of the equity value of Sanpaolo IMI and the Demerged Entity.

Equity value of Sanpaolo IMI

For the purposes of the calculation of Sanpaolo IMI’s equity value, the Advisor to Banca Fideuram used the Market Cap method as the main valuation method.

This method, applied as previously described in paragraph 4.b, led to the following values:

Per-share value cum dividendo(€)	A	9.6573
Deliberated dividend	B	0.3900
Per-share value ex dividendo(€)	C = A-B	9.2673
Total number of shares (ordinary and preferred)	D	1,837,166,000
Equity Value (€ million)	E = CxD	17,026

Moreover, the Stock Market Multiples method was applied as a control method, which, according to the Advisor to Banca Fideuram, did not lead to results substantially different from those calculated through the use of the Market Cap method.

Equity value of the Demerged Entity

For the purposes of the calculation of the Demerged Entity’s equity value, the Advisor to Banca Fideuram used:

•              the Appraisal Value as the main method;

•              the Comparable Transactions method as a control method.

These methods, applied as previously described in paragraph 4.b, gave rise to the following results:

€ Million	Minimum	Maximum
Appraisal Value	654	703
Comparable transactions method	603	724

Taking into account all the aforementioned elements, the Board of Directors of and Advisor to Banca Fideuram identified a range for the exchange ratio equalto 0.0720 – 0.0774 Sanpaolo IMI ordinary shares for one Banca Fideuram share.

5                    VALUATION PROBLEMS ENCOUNTERED BY THE ADVISORS TO AND BOARD OF DIRECTORS OF SANPAOLO IMI

The following valuation limitations and problems were encountered by the Advisors to Sanpaolo IMI and reported to the Board of Directors, who used the factors provided in the Advisors’ report, in terms of both valuation method and results obtained.

•              The different characteristics of the business of Sanpaolo IMI and Fideuram Vita

Sanpaolo IMI and Fideuram Vita are entities with different specific features and, therefore, the valuation methods most appropriate to each entity necessarily differ. Sanpaolo IMI is a multi-functional banking group whose stock is listed on the MIB30 exchange and is highly liquid, and insurance is one of its several business units. Fideuram Vita is a ‘captive’ insurance company, essentially ‘singlebusiness’.

•              Stock market volatility

In the context of valuation methods based on market prices, which was specifically used for Sanpaolo IMI, it is necessary to consider the implicit limitation represented by the volatility of stock markets, albeit partially offset by the use of average quotations over timeframes deemed appropriate for the purpose of the valuation.

•              Absence of entities fully comparable to Fideuram Vita for the purpose of the application of the Stock Market Multiples method

For the purpose of the application of the method of stock market multiples derived from comparable transactions, it is necessary to consider those transactions showing certain significant features in common with the transaction under consideration.  Such features include, butare not limited to, the business model, size and profitability of the entity being analyzed, as well as the economic-technical characteristics of the proposed transaction. In the circumstances, with reference to the Demerged Entity and the characteristics of the proposed transaction, the Advisors to Sanpaolo IMI encountered difficulties in identifying closely comparable recent transactions in the market.

•              Uncertainty concerning the possibility to forecast the future operating and earnings performance of the Demerged Entity

The valuation methods adopted are based, to a greater or lesser extent, on forecasts of future financial years that, by nature, contain elements of uncertainty given the high sensitivity of the financial sector to macroeconomic variables, with specific reference to the future operating and earnings performance of the Demerged Entity given the peculiar nature of the ‘captive’ entity modification of existing trade agreements, will have to operatein a different scenario to the one it has operated in so far.

•              Limitations characterizing the actuarial valuation performed by Tillinghast

The actuarial valuation performed by Tillinghast on the Demerged Entity is characterized by the typical limitations of an actuarial valuation process, mainly related to the need to make a number of assumptions concerning the future performance of the reference industry, the economic and operating conditions and, in general, other factors that are outside the control of the entity being valued, as well as to the use of amounts and information made available by the entity itself.

6                    RESULT OF THE VALUATION PERFORMED BY THE BOARD OF DIRECTORS

Based on the application of the valuation methods described in paragraph 4.b, and a reasoned analysis of the amounts resulting fromthe application of the various methods adopted, as detailed in paragraph 4.c, the Board of Directors of Sanpaolo IMI has determined the following exchange ratio:

0.07470 Sanpaolo IMI ordinary shares for one in Banca Fideuram.

7                    WORK DONE

7.a           Work done on the documentation utilized

i)                   As already stated, we have performed a full audit of the statutory and consolidated financial statements of Sanpaolo IMI as of December 31, 2003, of the statutory and consolidated financial statements of Banca Fideuramas of December 31, 2003, and of the statutory financial statements of Fideuram Vita in compliance with the applicable legislation.

ii)               Considering the valuation methods applied by the Board of Directors, using the factors provided by their Advisors, we have analyzed the budgets for 2004 and future forecasts of Sanpaolo IMI and Fideuram Vita as approved by the respective competent bodies.  While considering the inherent uncertainty and limitations of any type of forecast, we have discussed the criteria used to prepare those documents with the management of Sanpaolo IMI and Fideuram Vita.

iii)           We have met with management of Sanpaolo IMI, Banca Fideuram and Fideuram Vitato obtain information about events occurring since the Balance Sheet datethat could have a significant effect on the figures being examined here.

iv)              We have examined the independent appraisal of the current value of the real estate of FideuramVita, utilized by the Advisors to Sanpaolo IMI, with the aim of confirming the independence of the appraiser and the reasonableness of the criteria applied.

v)                  We have examined the actuarial valuations prepared by Tillinghast on Fideuram Vita and Fideuram Assicurazioni, with the aim of confirming the reasonableness of the criteria applied, as well as the consistency of the amounts and information utilized with the amounts reported in the financial statements of the two companies, and the independence of the appraiser.

vi)              We have examined the valuation performed by the Industry Advisor to Sanpaolo IMI in order to analyze the method used to determine the estimated net future economic benefits that were considered in valuing the equity value of the Demerged Entity.

vii)          We have obtained a representation to the effect that, at the date of this report, no events have occurred that could modify the amounts and information contained in the documentation we analyzed, nor such as to modify the considerations made by the Board of Directors of and the Advisors to Sanpaolo IMI to determine the exchange ratio.

7.b           Work done on the methods used to determine the exchange ratio

We have also performed the following procedures:

•                     We analyzed the demerger project approved by the Boards of Directors of Sanpaolo IMI and Banca Fideuram;

•                     We analyzed the Reports of the Boards of Directors of Sanpaolo IMI and Banca Fideuram;

•                     We checked whether the valuation methods applied and considerations made by the Boards of Directors and by the Professional Advisors to determine the exchange ratio were complete and not contradictory;

•                     We checked whether the valuation methods were applied consistently, compatibly with the characteristic features of Sanpaolo IMI and of the Demerger Entity;

•                     We performed sensitivity analysis in relation to the valuation methods adopted by the Boards of Directors and by the Professional Advisors, in particular with the aim of verifying to what extent the exchange ratios could be affected by changes in the assumptions made and parameters utilized;

•                     We checked that the figures used were consistent with the reference sources and with the ‘documentation utilized’ as described in paragraph 3;

•                     We checked the arithmetical accuracy of the calculations used for the determination of the exchange ratio by applying the valuation criteria adopted by the Boards of Directors using the factors provided by their Professional Advisors;

•                     We analyzed and discussed with the Professional Advisors to the Banks the overall work done by them, the results obtained and the related reasons and justifications;

•                     We analyzed and discussed with Tillinghast the actuarial valuations utilized as the basis of application of the valuation methods of Fideuram Vita and Fideuram Assicurazioni.

8                                         COMMENTS ON THE SUITABILITY OF THE METHODS USED AND THE ACCURACY OF ACCOUNTING ESTIMATES

With reference to this engagement we wish to draw attention to the fact that the principal purpose of the decisional process used by the Boards of Directors and the Professional Advisors was to arrive at an estimate of relative values of companies involved in the demerger by applying appropriate criteria for the purposes of the determination of the ratio for the exchange of shares. As a result, the resulting estimates are not intended for any other purpose.

Based on the foregoing, we set out below our main comments on the valuation methods applied.

•                     The overall approach

The methods proposed by the Professional Advisors and adopted by the Boards of Directors of the Banks are those commonly accepted and utilized, both in Italy and internationally, for the valuation of banks and insurers.  In particular, in light of the specific features of the entities being valued, for the purpose of the determination of the exchange ratio the most appropriate method was identified for each company. Under different profiles, the choice of several valuation methods and complementary criteria rendered the valuation process more significant and made it possible to better appreciate the results obtained.

•                     The emphasis on the Market Cap method for the valuation of Sanpaolo IMI

We agree with the choice made by the Boards of Directors of and Professional Advisors to the Banks of the Market Cap method for the valuation of Sanpaolo IMI, considering that the market capitalization of the stock reflects the economic value of the entity, particularly in light of its position as one of the thirty largest companies by market capitalization listed on the Italian stock exchange, of the large volume of shares traded daily, and of the availability to the public of information and analyses.

To support further our agreement with the choice, we note that shares in Sanpaolo IMI are, in effect, the payment instrument utilized in the demerger transaction and, accordingly, their market price is suitable to represent a fair price for the transaction.

In the context of the sensitivity analyses performed, we took into account additional timeframes besides those indicated by the Boards of Directors of and Professional Advisors to the Banks, also with the aim of considering fluctuations in the stock market price of shares in Sanpaolo IMI during the period between the date of the report prepared by the Advisors and the date of this report.

•                     The emphasis on the Appraisal Value method for the valuation of the Demerged Entity

We agree, in light of the specific characteristics of the Demerged Entity, with the choice of the Appraisal Value method made by the Boards of Directors of and Professional Advisors to the Banks as the most appropriate valuation method in the circumstances.

This choice was dictated by the following factors, resulting from the analyses performed by the Board of Directors of and Advisors to Sanpaolo IMI, which made the use of the other methods taken into consideration inappropriate for the purpose of determining the exchange ratio:

•                    The absence in the market of entities closely comparable to the Demerged Entity, particularly in light of the fact that its profitability is necessarily affected by its nature of captive entity having no separate distribution network;

•                    Difficulties in identifying effectively comparable transactions, given the specific characteristics of the transaction and the features of the entity being valued.

•                     A few considerations on the other valuation methods to which the Board of Directors of and Advisors to Sanpaolo IMI made reference

The analyses carried out by the Board of Directors of and Advisors to Sanpaolo IMI applying the valuation methods, other than the Market Cap method, considered for the valuation of Sanpaolo IMI generated results substantially consistent with those obtained applying the Market Cap method.

The analyses they carried out on the results of the valuation methods, other than the Appraisal Value, considered for the valuation of the Demerged Entity, confirmed that the method adopted was appropriate.

•                     Final considerations on the range of exchange ratios identified by the Boards of Directors of and Professional Advisors to the Banks

Through the application of the methods illustrated in paragraph 4 and, in particular, of the Market Cap method for the valuation of Sanpaolo IMI and of the Appraisal Value method for the valuation of the Demerged Entity, the Boards of Directors of and Professional Advisors to the Banks arrived at a shared range of exchange ratios, represented by the overlap area of the various ranges identified by the Professional Advisors, as summarized in the chart below:

The exchange ratio identified by the Boards of Directors of and Professional Advisors to the Banks, therefore, represents a value close to the median value included in the range presented above.

9                    SPECIFIC LIMITATIONS ENCOUNTERED BY THE AUDITORS IN CARRYING OUT THE ENGAGEMENT

We shared the difficulties and peculiarities of the valuation reported in paragraph 5, encountering problems generally recurring in similar valuation exercises.  Some aspects worth noting are illustrated below.

•                     Differences between the entities being valued

Sanpaolo IMI and Fideuram Vita belong to different industries, in the circumstances banking and insurance, and show appreciable differences in terms of size, structure and liquidity of stock.  We analyzed in detail the different features of Sanpaolo IMI and the Demerged Entity, taking into account, in particular, the possible impact in terms both of choice of valuation methods and of analyses required by the specific features of the entities under consideration.

•                     Intrinsic limitations of forecast and actuarial figures

The valuation methods applied and, in particular, the discounting of dividends, are based on forecasts of future financial years that, by nature, contain elements of uncertainty given the high sensitivity of the financial sector to macroeconomic variables.  This difficulty is mitigated by the identification, for Sanpaolo IMI, of the method of stock market prices as the most appropriate valuation method.

As for the valuation of the Demerged Entity, the identification of the Appraisal Value as the most appropriate valuation method validates this consideration to the extent that the actuarial assumptions underlying the application of that method do not entail again the use of forecasts and represent the result of highly subjective valuations.

•                     Determination of the synergies resulting from the reorganization of the insurance business

The Board of Directors of and Advisors to Sanpaolo IMI considered the contingent economic benefits, after the cost of reorganization, that will originate from the synergies expected to result from the reorganization of the insurance business, as valued in the analyses carried out by the Industrial Advisor.

The calculation of those benefits is based on assumptions and forecasts that, by nature, contain elements of uncertainty.

•                     Complexity of the valuation methods and sensitivity of the parameters applied

The valuation methods considered by the Advisors to Sanpaolo IMI and adopted by the Board of Directors required the application of a complex valuation process, which entailed, in particular, the use of a number of parameters in the context of different valuation scenarios, and the adaptation of the parameters identified, including the identification of specific corrective factors and the sensitivity of the results obtained to the working assumptions made.

10             CONCLUSION

Based on the documentation we have examined and the procedures described above, and considering the nature and extent of our work as described in this report, we believe that the valuation methods adopted by the Directors upon the advise of their Professional Advisors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by them in their determination of the exchange ratio contained in the demerger project.

Turin, May 25, 2004

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

List of properties owned by the Bank

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
ACERRA Corso Italia 67/75	174,093	187,426	361,519	78,377	283,142
ACERRA Via Duomo 56	5,878	185,408	191,286	57,268	134,018
ACQUAVIVA DELLE FONTI Via Maselli Campagna 19	44,272	337,763	382,035	114,379	267,656
ACQUI TERME Piazza Italia 10	849,412	2,033,539	2,882,951	1,595,864	1,287,087
AGNADELLO Piazza della Chiesa 5/15	57,439	181,033	238,472	114,001	124,471
AIROLA Piazza della Vittoria 19/20	4,990	191,089	196,079	58,709	137,370
ALASSIO Via Don Bosco 2	142,446	1,998,482	2,140,928	1,063,751	1,077,177
ALBA ADRIATICA Via della Vittoria 119	53,411	344,477	397,888	119,141	278,747
ALBA Corso Torino 14/1	101,340	—	101,340	6,080	95,260
ALBA Piazza Savona 1	466,590	1,750,827	2,217,417	1,153,310	1,064,107
ALBA Via Cuneo 9 / Vicolo San Biagio	4,132	36,637	40,769	23,419	17,350
ALBENGA Via Genova 86	38,044	142,126	180,170	68,147	112,023
ALBENGA Via Valle d’Aosta 6	2,857,520	—	2,857,520	1,110,088	1,747,432
ALBESE Via Vittorio Veneto 6/a	34,875	343,585	378,460	162,966	215,494
ALBINO Via Mazzini 182	1,125,876	491,047	1,616,923	600,800	1,016,123
ALESSANDRIA Piazza Garibaldi 57/58 / Via Savona	4,702,421	4,308,845	9,011,266	4,539,078	4,472,188
ALESSANDRIA Corso Roma 17/19	361,391	2,337,334	2,698,725	1,070,364	1,628,361
ALEZIO Via Senape de Pace 52	3,636	143,575	147,211	44,077	103,134
ALMENNO SAN BARTOLOMEO Via Martiri della Libertà	383,874	315,395	699,269	488,175	211,094
ALPIGNANO Via Mazzini 5	1,048,209	1,044,667	2,092,876	1,447,851	645,025
ALTAMURA Piazza Unità d’Italia 22/23	10,384	273,722	284,106	85,059	199,047
ANACAPRI Via Orlandi 150	2,891	490,634	493,525	147,729	345,796
ANCONA Via Montebello 49/63	1,900,240	2,024,756	3,924,996	2,103,950	1,821,046
ANDRIA Via Cavour 112	22,628	504,062	526,690	157,648	369,042
ANTEY SAINT ANDRE’ Via Grandi Mulini	30,833	90,431	121,264	67,090	54,174
AOSTA Corso Battaglione Aosta 65	247,085	912,346	1,159,431	612,347	547,084
AOSTA Piazza Chanoux 38 / Via del Collegio 2	1,374,507	4,845,708	6,220,215	2,909,141	3,311,074
APPIANO GENTILE Via Volta 14	121,705	300,541	422,246	180,967	241,279
ARCONATE Piazza Libertà 1	58,567	697,808	756,375	334,759	421,616
ARENA PO Via Roma 10	225,860	108,316	334,176	168,235	165,941
AREZZO via Mecenate 2	280,242	—	280,242	49,709	230,533
ARGEGNO Via Lungotelo di Destra 6	20,669	97,819	118,488	58,557	59,931
ARONA Corso Repubblica 1	456,387	1,562,959	2,019,346	1,102,808	916,538
ARQUATA SCRIVIA Via Libarna 211	148,512	401,501	550,013	286,073	263,940
ARZANO Via Rimini 6	569,593	351,353	920,946	590,601	330,345
ASCOLI PICENO Via Napoli / Via 3 Ottobre	59,531	1,045,825	1,105,356	330,729	774,627
ASCOLI SATRIANO Piazza Cecco d’Ascoli 25/ab	136,343	34,088	170,431	36,949	133,482
ASTI Via Cesare Battisti 3 / Corso Dante 6	1,600,625	2,809,100	4,409,725	2,158,960	2,250,765
ATRIPALDA Piazza Umberto I 15/13	2,401	204,000	206,401	61,809	144,592
AVELLINO Corso Italia 129/131	27,079	634,209	661,288	197,894	463,394
AVELLINO Via Due Principati 2/2bis	931,961	5,513,216	6,445,177	1,796,453	4,648,724
AVELLINO Via Guarini 40 / Via De Conciliis 14	1,365,834	339,923	1,705,757	716,642	989,115
AVERSA Piazza Magenta 35/40	35,856	1,606,697	1,642,553	491,706	1,150,847
AVEZZANO Via Vittorio Veneto	19,333	693,602	712,935	213,403	499,532
AVIGLIANA Corso Torino 158	992,880	1,834,966	2,827,846	1,869,379	958,467
AZZANELLO Via Valcarenghi 10	340	120,867	121,207	51,902	69,305
BARDONECCHIA Via Medail 53	156,949	826,849	983,798	547,802	435,996
BARI Corso Sonnino 134 / Via Gorizia	50,594	507,161	557,755	166,802	390,953
BARI Via Abate Gimma 101	4,650,429	17,562,633	22,213,062	6,643,363	15,569,699
BARI Via Amendola 168/5	206,546	—	206,546	28,147	178,399
BARI Via Giovanni XXXIII 261	259,589	267,198	526,787	114,207	412,580
BARI Via Roppo 76	86,858	62,915	149,773	32,471	117,302
BARI Viale Unità d’Italia 82	373,263	597,676	970,939	210,500	760,439
BARLETTA Corso Garibaldi 123	65,249	4,020,100	4,085,349	1,205,184	2,880,165
BATTIPAGLIA Via Roma 80/84	100,012	2,089,585	2,189,597	653,768	1,535,829
BELGIOIOSO Via XX Settembre 30	377,014	—	377,014	101,637	275,377
BELLAGIO Lungo Lario Manzoni 32/34	58,377	682,962	741,339	324,136	417,203
BENEVENTO Corso Garibaldi 112	87,912	3,403,451	3,491,363	1,044,922	2,446,441
BENEVENTO Via Atlantici 47	18,199	113,621	131,820	39,454	92,366
BERGAMO Via Camozzi 27 / Piazza Cavour 9	9,401,125	14,300,568	23,701,693	10,453,672	13,248,021
BERGAMO Via San Bernardino 72/d	57,423	1,252,893	1,310,316	629,692	680,624
BERGAMO Via Statuto 18	46,226	530,697	576,923	254,963	321,960
BERGAMO Via Suardi 85/87	467,508	1,233,039	1,700,547	842,936	857,611

(*)          L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
BERGAMO Via XX Settembre 57	439,999	7,926,401	8,366,400	4,356,278	4,010,122
BIELLA Via Cottolengo	435,655	55,625	491,280	214,127	277,153
BIELLA Via Lamarmora / Torino / Delleani	570,829	—	570,829	102,749	468,080
BIELLA Via Marconi 9	236,209	2,457,725	2,693,934	1,078,586	1,615,348
BISCEGLIE Via De Gasperi 246	9,498	483,920	493,418	147,700	345,718
BISTAGNO Corso Italia 46	23,116	209,617	232,733	119,757	112,976
BITONTO Piazza Marconi 59/61	18,799	402,320	421,119	126,073	295,046
BOLLATE Via Vittorio Veneto 2	304,750	1,098,518	1,403,268	608,679	794,589
BONATE SOTTO Via Vittorio Veneto 57/b	52,844	599,467	652,311	249,968	402,343
BORDIGHERA Corso Italia 32	1,501,502	299,923	1,801,425	843,890	957,535
BORGHETTO LODIGIANO Piazza Dalla Chiesa 1/a	2,167	305,515	307,682	112,134	195,548
BORGHETTO SANTO SPIRITO Via IV Novembre 8	99,490	1,171,107	1,270,597	585,888	684,709
BORGO SAN DALMAZZO Corso Barale 22	992,307	785,597	1,777,904	803,101	974,803
BORGO SAN GIACOMO Via Ferrari 5	161,378	222,672	384,050	86,251	297,799
BORGOFRANCO D’IVREA Via Aosta 28	110,812	314,750	425,562	209,886	215,676
BORGONE DI SUSA Via Abegg 5 bis	82,072	324,214	406,286	219,847	186,439
BORGOSESIA Viale Carlo Fassò 2	1,124,384	2,627,497	3,751,881	2,168,451	1,583,430
BOSCOMARENGO Via Roma 6 bis	204,815	86,498	291,313	178,508	112,805
BOSCOREALE Via Cirillo 12 / Via San Felice 2	462,373	316,558	778,931	456,366	322,565
BOSCOTRECASE Via Umberto I 155/157	5,060	201,418	206,478	61,835	144,643
BOSISIO PARINI Piazza Parini 12	413,246	155,778	569,024	274,786	294,238
BRA Via Principi di Piemonte 32	246,295	1,679,278	1,925,573	880,092	1,045,481
BRANDIZZO Via Torino 196	185,833	618,311	804,144	402,210	401,934
BREMBIO Via Garibaldi 10	17,058	202,166	219,224	79,399	139,825
BRESCIA Piazza Garibaldi 5 / Via Tartaglia	5,094,294	—	5,094,294	1,973,204	3,121,090
BRESSO Via XXV Aprile	31,443	—	31,443	1,887	29,556
BRIGA NOVARESE Via Borgomanero 19/21	180,562	612,411	792,973	448,323	344,650
BRINDISI Corso Garibaldi 1 / Piazza Vittoria	40,905	6,094,708	6,135,613	1,835,795	4,299,818
BRINDISI Viale Commenda 208/210	12,940	162,684	175,624	52,568	123,056
BRONI Piazza Garibaldi 7 / Via Cavour	557,772	1,468,747	2,026,519	991,580	1,034,939
BRUSCIANO Via Cucca 28/32 / Via De Gasperi	6,966	140,741	147,707	81,416	66,291
BURAGO DI MOLGORA Via Enrico Toti 2/3	348,771	578,372	927,143	452,023	475,120
BUSTO ARSIZIO Borsano - Via Novara 1	516	327,373	327,889	134,987	192,902
BUSTO ARSIZIO Piazza Manzoni / Via Matteotti	2,393,155	—	2,393,155	646,124	1,747,031
BUSTO ARSIZIO Sacconago - Piazza Chiesa Vecchia 6/b	67,500	575,735	643,235	277,103	366,132
BUSTO ARSIZIO Via Gavinana 8	358,294	316,705	674,999	332,313	342,686
BUSTO ARSIZIO Via Milano 14	939,466	7,060,357	7,999,823	3,340,024	4,659,799
BUSTO ARSIZIO Via Torino 48	194,204	479,338	673,542	275,560	397,982
BUSTO GAROLFO Piazza Lombardia 3	128,460	277,931	406,391	181,356	225,035
CABIATE Via Grandi 6	92,466	346,141	438,607	199,738	238,869
CAGLIARI Largo Carlo Felice 58	182,755	5,870,049	6,052,804	1,808,861	4,243,943
CAGLIARI Piazza Deffenu 4	4,811,163	8,895,982	13,707,145	6,294,397	7,412,748
CAGLIARI Via Amat 1	15,907	428,143	444,050	132,832	311,218
CAGLIARI Via Avendrace 281/283	13,305	322,269	335,574	100,342	235,232
CAGLIARI Via Paoli 31/33	664,607	375,021	1,039,628	405,455	634,173
CAIAZZO Via Latina 1	4,569	160,618	165,187	49,431	115,756
CAIRO MONTENOTTE Piazza della Vittoria 24	129,842	876,957	1,006,799	450,006	556,793
CAIVANO Via Matteotti 54	47,390	747,830	795,220	238,028	557,192
CALOSSO Via Regina Margherita 24/26	56,555	109,390	165,945	92,007	73,938
CALUSCO D’ADDA Via Marconi 36/38	355,554	786,934	1,142,488	460,283	682,205
CALUSO Via San Clemente 1	142,443	375,565	518,008	236,927	281,081
CALVATONE Via Umberto I 83	6,823	185,280	192,103	93,207	98,896
CAMPI SALENTINA Viale della Stazione 1/3	25,659	384,760	410,419	122,861	287,558
CAMPOBASSO Corso Bucci 3	175,380	5,108,275	5,283,655	1,370,403	3,913,252
CAMPOMORONE Via Gavino 110/d	167,138	887,393	1,054,531	556,429	498,102
CANDELO Via Mazzini / Via Moglia 1	149,025	255,015	404,040	156,007	248,033
CANELLI Piazza Amedeo d’Aosta 20 / Via Massimo d’Azeglio 2	324,973	437,056	762,029	354,538	407,491
CANICATTI’ Via Carlo Alberto 4/12	237,494	372,526	610,020	366,037	243,983
CANICATTI’ Via Regina Margherita 2	118,519	1,078,155	1,196,674	661,321	535,353
CANOSA DI PUGLIA Via Bovio 14	13,382	588,244	601,626	180,108	421,518
CANTOIRA Via Roma 21	42,741	40,954	83,695	59,785	23,910
CANTU’ Piazza degli Alpini 1	127,895	1,410,596	1,538,491	643,693	894,798
CAPRI Via Vittorio Emanuele 37/39	68,501	5,044,235	5,112,736	1,530,180	3,582,556
CAPRIOLO Via IV Novembre 90	142,603	628,622	771,225	328,278	442,947
CARAGLIO Piazza Garibaldi 10 / Via Roma	500,963	—	500,963	180,064	320,899

(*)          L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
CARAMAGNA Via Luigi Ornato 37	1,019,058	152,817	1,171,875	446,005	725,870
CARBONIA Piazza Rinascita	317,032	700,316	1,017,348	297,161	720,187
CARESANA Corso Italia 32	5,501	99,561	105,062	50,909	54,153
CARIGNANO Via Umberto I 118	176,124	649,770	825,894	482,283	343,611
CARMAGNOLA Piazza Martiri della Libertà 31	223,694	941,106	1,164,800	646,520	518,280
CAROVIGNO Via di Vagno / Via Caputi	18,322	397,672	415,994	124,533	291,461
CARRU’ Piazza Generale Perotti 11	12,853	352,144	364,997	206,242	158,755
CASALE MONFERRATO Via Magnocavallo 23	1,406,885	2,911,375	4,318,260	2,228,012	2,090,248
CASALECCHIO DI RENO Via del Lavoro 45	7,317,887	231,950	7,549,837	3,054,154	4,495,683
CASALMAGGIORE Via Cairoli 7	457,911	579,848	1,037,759	467,813	569,946
CASALNUOVO Corso Umberto I 475	1,346	212,780	214,126	117,566	96,560
CASALNUOVO Via Napoli 59	192,749	349,530	542,279	64,095	478,184
CASALPUSTERLENGO Via Garibaldi 22	102,221	486,338	588,559	292,048	296,511
CASAZZA Via della Pieve 1	1,031,881	321,174	1,353,055	508,203	844,852
CASELLE LANDI Via IV Novembre 10	3,357	144,002	147,359	59,825	87,534
CASELLE TORINESE Via Cuorgné 86 bis	213,015	669,070	882,085	434,032	448,053
CASERTA Piazza Amico / Via Battisti	2,229,593	8,218,379	10,447,972	3,126,919	7,321,053
CASERTA Via Bosco	125,379	2,338,000	2,463,379	737,424	1,725,955
CASNIGO Piazza Caduti 7	97,310	305,215	402,525	152,329	250,196
CASOREZZO Piazza San Giorgio 9	9,933	368,537	378,470	163,222	215,248
CASORIA Via Principe di Piemonte 54	118,110	483,404	601,514	180,073	421,441
CASSINA DE’ PECCHI Via Trento 2 / Via Venezia	698,699	1,983,075	2,681,774	1,549,257	1,132,517
CASSINO Corso della Repubblica 48/56	336,337	1,115,030	1,451,367	434,466	1,016,901
CASTAGNOLE MONFERRATO Piazza Statuto 1/b	31,888	107,000	138,888	65,323	73,565
CASTEL GOFFREDO Piazza Gonzaga 3	516,457	364,877	881,334	431,298	450,036
CASTELLAMMARE Corso Vittorio Emanuele 76/80	22,901	1,454,343	1,477,244	442,237	1,035,007
CASTELLAMMARE Viale Europa 132	399,118	995,316	1,394,434	302,313	1,092,121
CASTELLAMONTE Piazza Martiri della Libertà 2	87,140	438,749	525,889	258,400	267,489
CASTELLANZA Via Matteotti 16/b	181,548	759,713	941,261	417,973	523,288
CASTELLEONE Via Cappi 4	1,122,261	258,914	1,381,175	655,484	725,691
CASTELNUOVO BOCCA D’ADDA Via Umberto I 1	767	184,427	185,194	78,986	106,208
CASTELNUOVO SCRIVIA Via Nino Bixio 15	293,370	528,871	822,241	470,900	351,341
CASTELVETRANO Piazza Matteotti 9/10	477,598	397,819	875,417	573,416	302,001
CASTIGLIONE D’ADDA Via della Chiesa 1	3,109	218,886	221,995	88,437	133,558
CASTROFILIPPO Corso Umberto 42	12,527	109,751	122,278	70,073	52,205
CASTROVILLARI Via XX Settembre	140,470	71,278	211,748	45,907	165,841
CATANZARO Corso Mazzini / Via Tribunali	1,519,667	4,298,471	5,818,138	1,741,281	4,076,857
CATANZARO Piazza Garibaldi	222,853	154,161	377,014	81,737	295,277
CAVA DEI TIRRENI Piazza Duomo 1	8,770	347,575	356,345	106,667	249,678
CAVA MANARA Via Garibaldi 19	168,417	258,534	426,951	217,378	209,573
CAVENAGO D’ADDA Via Conti 6/4	211	117,004	117,215	46,929	70,286
CEGLIE MESSAPICO Via Umberto I 41/43	104,608	219,494	324,102	97,503	226,599
CENTALLO Via Bonifanti 3/5/7	260,130	30,851	290,981	123,170	167,811
CERAMI Via Roma 88/90/92	70,575	114,984	185,559	119,978	65,581
CERCOLA Via Riccardi 127	1,041,393	285,923	1,327,316	683,051	644,265
CERIGNOLA Via Roma 8	7,477	653,834	661,311	197,902	463,409
CERMENATE Via Matteotti 45	468,735	128,407	597,142	214,294	382,848
CERNOBBIO Via Dell’Orto 3	8,557	655,505	664,062	293,326	370,736
CERNUSCO SUL NAVIGLIO Piazza Ghezzi 5	983,202	1,373,131	2,356,333	1,386,394	969,939
CERRO MAGGIORE Via San Bartolomeo 8	14,564	201,473	216,037	91,221	124,816
CERVINARA Via Del Balzo 10	87,213	165,851	253,064	54,864	198,200
CESANA TORINESE Via Roma 14	79,161	358,516	437,677	226,046	211,631
CEVA Via Moretti 7	208,483	458,351	666,834	410,552	256,282
CHIARI Via delle Battaglie 3/e	1,331,426	142,893	1,474,319	566,310	908,009
CHIAVARI Corso Dante Alighieri 73	369,381	1,588,965	1,958,346	876,188	1,082,158
CHIERI Piazza Cavour 8	5,017,988	1,941,281	6,959,269	3,061,167	3,898,102
CHIETI Corso Marruccini 102	246,559	3,739,148	3,985,707	1,193,201	2,792,506
CHIGNOLO PO Via Garibaldi 143	13,025	175,662	188,687	81,330	107,357
CHIUSI Centro Commerciale Etrusco	389,239	—	389,239	107,068	282,171
CHIVASSO Piazza Carletti 1/c	237,386	1,649,516	1,886,902	889,677	997,225
CIGLIANO Corso Umberto I 46	103,625	481,364	584,989	303,707	281,282
CILAVEGNA Piazza Garibaldi 5	63,388	253,441	316,829	156,267	160,562
CIRIE’ Via San Ciriaco 25	1,206,079	2,049,313	3,255,392	1,323,841	1,931,551
CISTERNINO Piazza Lagravinese 1	116,773	156,949	273,722	59,343	214,379
CODOGNO Via Alberici 28	332,120	1,409,709	1,741,829	664,987	1,076,842

(*)          L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
COGNE Via Grappein	191,849	160,738	352,587	205,739	146,848
COLLEGNO Via Manzoni 1	1,321,784	1,642,511	2,964,295	1,841,881	1,122,414
COMO Albate / Via Canturina 186	372,221	168,080	540,301	248,990	291,311
COMO Piazza Cavour 15	576,532	14,536,785	15,113,317	6,160,697	8,952,620
COMO Via Bellinzona 349	22,977	318,511	341,488	178,467	163,021
COMO Via Milano 178	108,784	575,323	684,107	322,534	361,573
CONVERSANO Corso Dante 2	51,207	444,669	495,876	148,397	347,479
CORNAREDO Piazza Libertà 54	520,404	1,325,625	1,846,029	745,184	1,100,845
CORNAREDO Via Milano 95	183,686	503,117	686,803	256,376	430,427
CORSICO Via Caboto 37/41	1,846,623	3,102,633	4,949,256	2,964,213	1,985,043
CORSICO Via Dante / via Monti 31/b	1,712,833	—	1,712,833	629,505	1,083,328
COSENZA Corso Umberto I 17	161,056	5,421,765	5,582,821	1,671,257	3,911,564
COSSATO Via del Mercato 40	464,580	127,332	591,912	249,971	341,941
COSTIGLIOLE D’ASTI Piazza Umberto I 21	234,619	425,510	660,129	406,046	254,083
COURMAYEUR Via Monte Bianco 29 / Piazza Brocherelle 3	208,699	1,941,270	2,149,969	912,408	1,237,561
CREMA Piazza Duomo 1 / Via dei Racchetti 1	381,846	1,329,412	1,711,258	690,724	1,020,534
CREMA Via De Gasperi 62	145,771	—	145,771	56,594	89,177
CREMONA Corso Garibaldi 232 / Via Montello	1,104,141	2,012,235	3,116,376	1,897,493	1,218,883
CREMONA Piazza Cavour 1 / Via Gramsci	352,247	4,659,095	5,011,342	2,425,859	2,585,483
CREMONA Via dei Tigli 3	85,353	62,641	147,994	93,536	54,458
CRESCENTINO Corso Roma 55/57	97,379	567,887	665,266	325,009	340,257
CROTONE Piazza Pitagora 6/9	199,595	1,169,258	1,368,853	409,774	959,079
CUNEO Corso Giolitti / Piazza Europa	1,323,996	4,558,279	5,882,275	3,184,058	2,698,217
CUNEO Madonna dell’Olmo - Via Battaglia 13/15	31,144	—	31,144	1,869	29,275
CUORGNE’ Via Ivrea 7	159,055	761,652	920,707	440,229	480,478
DAIRAGO Via XXV Aprile 52/c	52,139	410,583	462,722	209,488	253,234
DALMINE Via Betelli 11	834,228	1,441,818	2,276,046	835,826	1,440,220
DOGLIANI Piazza Carlo Alberto 30 / Via 31 Luglio 21	393,484	520,251	913,735	630,255	283,480
DOMODOSSOLA Piazza Matteotti 16 / Via Gramsci	1,153,246	455,363	1,608,609	621,521	987,088
DONNAS Via Roma 36	317,286	1,083,002	1,400,288	827,100	573,188
DOSOLO Via XXIII Aprile 6/8/10	10,302	154,121	164,423	68,418	96,005
ENDINE GAIANO Via Tonale 49	5,852	190,096	195,948	82,121	113,827
ENNA Piazza VI Dicembre 6	2,027,243	93,584	2,120,827	969,238	1,151,589
ERBA Corso XXV Aprile 64	705,420	1,978,059	2,683,479	1,231,588	1,451,891
ERCOLANO Via IV Novembre 3/5	29,261	1,008,640	1,037,901	310,732	727,169
FAGNANO OLONA Piazza XX Settembre 5	81,070	561,447	642,517	285,150	357,367
FALOPPIO Via Roma 4	167,330	—	167,330	54,528	112,802
FASANO Via Roma 17 / Via Macallè	167,413	235,423	402,836	87,335	315,501
FERRERA ERBOGNONE Corso della Repubblica 27	105,777	121,392	227,169	116,501	110,668
FINALE LIGURE Via Concezione 34/35	446,356	971,678	1,418,034	754,138	663,896
FINO MORNASCO Via Garibaldi 135	74,051	867,137	941,188	437,650	503,538
FIORANO AL SERIO Via Roma 11/B	125,725	696,111	821,836	310,644	511,192
FIRENZE Piazza della Repubblica 4	89,609	3,240,455	3,330,064	1,320,143	2,009,921
FIRENZE Via Cavour 20/24	563,875	9,616,944	10,180,819	3,011,969	7,168,850
FIRENZE Via de’ Conti 3 / Via dell’Alloro	452,834	1,683,987	2,136,821	1,006,811	1,130,010
FIRENZE Via Morgagni 4	907,951	662,098	1,570,049	469,417	1,100,632
FIRENZE Via Pratese 191	130,404	—	130,404	15,649	114,755
FOGGIA Corso Vittorio Emanuele II 35	145,039	5,727,854	5,872,893	1,757,680	4,115,213
FOGGIA Piazza Puglia / via Bari 62	2,656,028	2,314,962	4,970,990	3,427,331	1,543,659
FOGGIA Via Bari 34/36	6,234	543,829	550,063	164,624	385,439
FOGGIA Via Masi 36	176,180	923,941	1,100,121	329,244	770,877
FOGGIA Via Napoli	217,845	117,852	335,697	72,779	262,918
FONDI Corso Italia	161,250	226,092	387,342	83,976	303,366
FONTANELLA Piazza Matteotti 18 / via Lazzari 2	573,449	267,434	840,883	405,847	435,036
FORIO D’ISCHIA Via Giuseppe Castellaccio	15,609	645,571	661,180	197,864	463,316
FORMIA Via Vitruvio 9/17	387,832	1,419,740	1,807,572	541,088	1,266,484
FORNO CANAVESE Via Truchetti 7	49,471	351,676	401,147	215,307	185,840
FOSSACESIA Viale dei Pioppi 15	246,823	—	246,823	45,267	201,556
FOSSANO Via Roma 81 / Via Cavour 1	322,957	1,838,768	2,161,725	1,023,896	1,137,829
FRANCAVILLA FONTANA Piazza Giovanni XXIII 12	11,060	453,966	465,026	139,216	325,810
FRATTAMAGGIORE Via Roma / Via Fiume	1,633,176	1,030,016	2,663,192	568,053	2,095,139
FRESONARA Via Boscomarengo 5	142,253	66,301	208,554	109,542	99,012
GAETA Piazza Libertà 8/10	264,704	303,399	568,103	123,165	444,938
GALATINA Via Garibaldi 91	18,775	696,700	715,475	214,123	501,352
GALATINA Via Roma 146/148	—	30,987	30,987	—	30,987

(*)          L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
GALLARATE Corso Sempione 9	2,231,538	518,802	2,750,340	1,132,033	1,618,307
GALLIATE Via Leonardo da Vinci 21 / Via Volta	367,530	1,024,642	1,392,172	841,029	551,143
GAMBARA Piazza IV Novembre 5	516	201,364	201,880	84,741	117,139
GAMBOLO’ Corso Umberto I 4	254,724	344,941	599,665	252,435	347,230
GARLASCO Corso Cavour 172	104,712	646,169	750,881	289,071	461,810
GATTINARA Piazza Italia 10 / Corso Cavour 1	106,174	434,486	540,660	297,603	243,057
GENOVA Piazza Matteotti 2	1,727,120	—	1,727,120	582,671	1,144,449
GENOVA Via Cairoli 6	212,175	1,498,893	1,711,068	853,755	857,313
GENOVA Via Camozzini 11/r / Via Cialdini	404,704	642,998	1,047,702	665,202	382,500
GENOVA Via Cantore 44 / Via Pedemonte	1,596,390	3,791,994	5,388,384	2,900,254	2,488,130
GENOVA Via Cavallotti 46r/48/13/4	419,735	817,151	1,236,886	652,177	584,709
GENOVA Via Fieschi 4	4,146,086	17,254,898	21,400,984	10,327,866	11,073,118
GENOVA Via Gran Madre di Dio	71,512	263,115	334,627	185,262	149,365
GENOVA Via Magnaghi 1 / Via Cecchi 60	591,621	1,736,535	2,328,156	1,222,415	1,105,741
GENOVA Via Rossini 8 - Rivarolo	1,022,588	593,608	1,616,196	812,660	803,536
GENOVA Via Sestri 225/r / Via d’Andrade	374,304	1,488,676	1,862,980	1,032,951	830,029
GENOVA Viale Causa 2 / Via Albaro 38	369,379	1,750,329	2,119,708	960,714	1,158,994
GIAVENO Piazza San Lorenzo 15	191,130	502,196	693,326	437,461	255,865
GIOIA DEL COLLE Via Garibaldi 91	7,442	158,036	165,478	49,521	115,957
GIOIA TAURO Via Nazionale 111 bivio Rizziconi	238,175	242,130	480,305	104,130	376,175
GIOIOSA IONICA Via Gramsci / Via Mancini 1/2	6,516	241,702	248,218	74,272	173,946
GIUGLIANO Via Vittorio Veneto 32/33	28,390	1,206,443	1,234,833	369,608	865,225
GIULIANOVA Piazza Roma 1/5	13,519	1,024,650	1,038,169	310,814	727,355
GORLE Via Don Mazza 1/B	252,518	528,040	780,558	374,331	406,227
GRAGNANO Via Tommaso Sorrentino 38	5,741	301,611	307,352	91,995	215,357
GRASSOBBIO Via Roma 5/7	126,941	340,804	467,745	201,657	266,088
GRESSONEY SAINT JEAN Strada Eyemmatten	14,843	246,714	261,557	124,765	136,792
GROMO Piazza Marconi 2	195,925	163,605	359,530	72,608	286,922
GRONTARDO Piazza Roma 11	105	167,338	167,443	62,042	105,401
GROPELLO CAIROLI Via Libertà 108	366,228	373,200	739,428	375,617	363,811
GROTTAGLIE Via Parini 26 / Via Matteotti	9,214	429,692	438,906	131,370	307,536
GROTTAMINARDA Via Giardino	112,364	238,826	351,190	76,138	275,052
GRUGLIASCO Viale Gramsci 108	4,354	177,417	181,771	59,203	122,568
GRUGLIASCO Viale Gramsci 78/80	727,469	1,453,765	2,181,234	1,208,741	972,493
GUIDONIA MONTECELIO Via Giusti	828,018	2,460,136	3,288,154	1,603,385	1,684,769
GUSPINI Via Matteotti 28	85,992	181,793	267,785	79,558	188,227
IMPERIA Via Cascione 11 / Piazza Marconi 2	1,646,622	2,318,309	3,964,931	1,792,916	2,172,015
INCISA SCAPACCINO Via della Repubblica 3	32,136	209,654	241,790	136,710	105,080
INVERIGO Via Generale Cantore 52	6,921	262,306	269,227	126,622	142,605
IRSINA Corso Musacchio 68	15,938	257,712	273,650	81,920	191,730
ISCHIA PORTO Via Iasolino	7,307	351,707	359,014	107,423	251,591
ISCHIA PORTO Via Vittorio Colonna 242	37,948	1,620,642	1,658,590	496,049	1,162,541
ISERNIA Corso Garibaldi 7	516,523	1,190,367	1,706,890	370,053	1,336,837
ISOLA LIRI Via Roma 7	190,671	243,153	433,824	94,053	339,771
IVREA Piazza Balla 7	4,981,302	3,209,109	8,190,411	3,393,008	4,797,403
IVREA Vicolo Baratono 3	12,911	9,425	22,336	14,342	7,994
LA MADDALENA Via Amendola	52,854	608,386	661,240	197,882	463,358
LA SPEZIA Viale Italia 162	1,625,665	2,428,770	4,054,435	2,530,641	1,523,794
LAIGUEGLIA Via Roma 102	203,459	839,815	1,043,274	386,711	656,563
LAINATE Via Meda 1/A	341,537	680,210	1,021,747	394,692	627,055
LAMEZIA TERME Via Adige 1/15	108,767	661,065	769,832	230,395	539,437
LANCIANO Corso Trieste e Trento 37/39	7,706	596,508	604,214	180,844	423,370
LANDRIANO Via Rocca 6	83,373	295,906	379,279	197,720	181,559
LANZO INTELVI Piazza Novi 8	9,435	142,907	152,342	71,952	80,390
LANZO TORINESE Via Roma 6/a	64,114	577,703	641,817	310,399	331,418
L’AQUILA Corso Vittorio Emanuele	131,513	5,283,899	5,415,412	1,588,203	3,827,209
LARINO Largo Garibaldi 2	3,654	161,651	165,305	49,467	115,838
LATIANO Piazza Capitano Ippolito 12	5,501	268,041	273,542	81,886	191,656
LATINA Via Matteotti 47	124,494	590,827	715,321	214,076	501,245
LATINA Via Priverno / Via Isonzo 20	1,304,695	3,013,010	4,317,705	1,292,208	3,025,497
LECCE Piazza Mazzini / Via Nazario Sauro	1,717,728	3,754,941	5,472,669	3,112,297	2,360,372
LECCE Via XXV Luglio 13/a	128,384	4,272,131	4,400,515	1,316,991	3,083,524
LECCO Corso Martiri della Libertà	3,769,774	2,347,136	6,116,910	3,173,790	2,943,120
LEGNANO Via Monte Rosa / Via Battisti	229,907	399,635	629,542	299,107	330,435
LEGNANO Via Venegoni 51	200,713	428,873	629,586	320,038	309,548

(*)          L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
LENNO Via Statale Regina 91	40,521	340,249	380,770	148,743	232,027
LEONFORTE Corso Umberto 201/b	152,565	92,058	244,623	169,095	75,528
LIONI Via San Rocco 40	90,965	115,617	206,582	44,787	161,795
LIVORNO FERRARIS Via Giordano 72	107,528	388,204	495,732	228,630	267,102
LIVORNO Via Bagnetti 4	147,131	111,098	258,229	55,984	202,245
LIVORNO Via Cairoli 20	88,244	3,686,986	3,775,230	1,129,304	2,645,926
LOANO Corso Europa 1	270,989	1,987,512	2,258,501	1,048,994	1,209,507
LOANO Via Aurelia 356	42,474	458,995	501,469	252,786	248,683
LOCATE TRIULZI Via Giardino 2	529,098	527,305	1,056,403	520,874	535,529
LOCATE VARESINO Via Cesare Battisti 38	402,034	217,787	619,821	267,808	352,013
LOCRI Corso Vittorio Emanuele 81	17,016	421,945	438,961	131,388	307,573
LODI Piazza Mercato 13 / via Strepponi 2	1,437,532	3,238,425	4,675,957	1,603,095	3,072,862
LOMAZZO Piazza Stazione 2	46,961	681,612	728,573	303,185	425,388
LOMELLO Via Roma 6/8	15,388	184,007	199,395	73,782	125,613
LUCERA Piazza Gramsci 15/19	18,013	420,912	438,925	131,378	307,547
LURATE CACCIVIO Via Unione 2	417,953	612,413	1,030,366	349,700	680,666
MAGENTA Via Volta / Via Cavallari	785,436	166,522	951,958	368,046	583,912
MAGLIE Via Scorrano 5	226,082	218,071	444,153	96,292	347,861
MALEO Piazza XXV Aprile 6/8	1,969	147,919	149,888	53,616	96,272
MANDELLO DEL LARIO Piazza Manara 5	437,129	303,526	740,655	392,447	348,208
MANDURIA Via XX Settembre 20	31,283	1,063,901	1,095,184	327,851	767,333
MANFREDONIA Corso Manfredi 152	2,427	327,950	330,377	98,867	231,510
MANTOVA Via Frattini 7	3,546,785	1,257,030	4,803,815	1,785,360	3,018,455
MANTOVA Via Isabella d’Este 10	113,621	—	113,621	30,678	82,943
MAPELLO Via Bravi 3	106,360	417,782	524,142	231,200	292,942
MARANO Via Merolla 9/11	477,500	789,476	1,266,976	649,678	617,298
MARANO Viale Duca d’Aosta	178,942	275,540	454,482	98,532	355,950
MARIANO COMENSE Piazza Roma 47	547,831	46,421	594,252	236,663	357,589
MARIANO DEL FRIULI Via Verdi (terreno)	914	28,378	29,292	—	29,292
MARIGLIANO Corso Umberto I 347/351	12,287	480,821	493,108	147,607	345,501
MASSAFRA Corso Roma 260/264	104,953	117,123	222,076	48,146	173,930
MASSALUBRENSE Viale Filangieri 15/17	5,474	487,535	493,009	147,577	345,432
MATERA Piazza Vittorio Veneto 51	66,804	3,507,259	3,574,063	1,069,670	2,504,393
MATERA Via Generale Passarelli 11	204,742	178,986	383,728	80,374	303,354
MEDE Via Cavour 18	1,179,553	553,750	1,733,303	751,785	981,518
MEDIGLIA Frazione Triginto / Piazza Pertini 6	604,255	165,473	769,728	326,408	443,320
MELEGNANO Piazza Garibaldi 1	1,863,587	1,103,223	2,966,810	1,454,708	1,512,102
MELITO PORTO SALVO Corso Garibaldi 44	99,102	120,334	219,436	65,683	153,753
MELZO Via Magenta 2/8	1,132,852	1,522,170	2,655,022	1,189,061	1,465,961
MENAGGIO Via IV Novembre 38/40	32,998	859,767	892,765	385,608	507,157
MENFI Via della Vittoria 254	252,002	225,507	477,509	310,244	167,265
MERATE Viale Lombardia 2	487,413	910,854	1,398,267	666,418	731,849
MERCATO SAN SEVERINO Via Diaz 111/113 / Via Torino	12,275	359,364	371,639	113,081	258,558
MESERO Via San Bernardo 8	42,395	247,061	289,456	132,947	156,509
META DI SORRENTO Corso Italia 66	2,225	217,428	219,653	65,747	153,906
MILANO Corso Sempione 67	225,933	1,470,653	1,696,586	624,299	1,072,287
MILANO Piazza Cordusio 2	5,415,406	61,829,840	67,245,246	17,316,151	49,929,095
MILANO Via Carducci 4	2,207,367	2,430,881	4,638,248	2,246,439	2,391,809
MILANO Via Domodossola 9/11	767,990	704,742	1,472,732	664,244	808,488
MILANO Via Ettore Ponti 30	515,420	401,363	916,783	406,510	510,273
MILANO Via Hoepli 10	437,503	9,394,471	9,831,974	4,538,277	5,293,697
MILANO Via Imbonati 35	1,323,757	113,191	1,436,948	527,946	909,002
MILANO Via Imbonati 64/a	439,484	3,482,811	3,922,295	1,725,213	2,197,082
MILANO Via Moroni 9	1,099,936	2,722,075	3,822,011	1,998,334	1,823,677
MILANO Viale Monza 118	289,487	3,042,673	3,332,160	1,368,829	1,963,331
MILANO Viale Piceno 2 / Piazza Emilia	900,719	4,595,783	5,496,502	2,368,202	3,128,300
MILANO Viale Restelli 3	174,503	2,661,592	2,836,095	1,225,711	1,610,384
MINORI Corso Vittorio Emanuele 29	74,436	264,942	339,378	99,204	240,174
MIRABELLA ECLANO Via Calcazanco	426,078	—	426,078	106,606	319,472
MODUGNO Piazza Garibaldi 41	31,855	215,879	247,734	74,137	173,597
MOLFETTA Piazza Vittorio Emanuele 7a	10,476	1,526,130	1,536,606	459,991	1,076,615
MOMBERCELLI Piazza Alfieri 2	33,635	151,817	185,452	107,785	77,667
MONCALIERI Centro Contabile Corso Savona 58	32,958,107	38,104,035	71,062,142	32,959,405	38,102,737
MONCALIERI Via Postiglione 29 bis - Vadò	106,529	—	106,529	9,588	96,941
MONCALIERI Via San Martino 34	833,183	2,497,584	3,330,767	1,728,636	1,602,131

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
MONCALVO Piazza Carlo Alberto 5	240,548	266,976	507,524	370,125	137,399
MONDOVI’ Corso Statuto 22 / Via Sant’Arnolfo	538,359	935,693	1,474,052	914,886	559,166
MONTAFIA Piazza Riccio 9/2	61,442	146,794	208,236	103,186	105,050
MONTALBANO JONICO Via Miele 63	82,057	36,728	118,785	25,753	93,032
MONTEGROSSO D’ASTI Via XX Settembre 67	144,743	140,682	285,425	156,296	129,129
MONTESARCHIO Via Marchitiello	341,797	169,495	511,292	110,848	400,444
MONTESILVANO Corso Umberto I 215 / Via Michetti	426,939	270,278	697,217	151,157	546,060
MORTARA Corso Garibaldi 91	334,034	787,725	1,121,759	549,230	572,529
MORTARA Via Josti 26	622,118	1,587,180	2,209,298	1,006,062	1,203,236
MOTTA BALUFFI Via Matteotti 7	10,566	141,127	151,693	45,805	105,888
MOZZATE Via Varese 28	5,165	476,236	481,401	214,368	267,033
MOZZO Via Santa Lucia 1	1,853,099	398,302	2,251,401	870,880	1,380,521
MUGNANO Via Verdi / Via IV Martiri 10	320,684	558,430	879,114	496,415	382,699
NAPOLI Corso Arnaldo Lucci 98/100	76,476	563,881	640,357	191,639	448,718
NAPOLI Corso San Giovanni a Teduccio 227/229	723,614	206,008	929,622	201,542	728,080
NAPOLI Corso Secondigliano 221	7,234	431,758	438,992	131,396	307,596
NAPOLI Piazza degli Artisti 15	16,460	587,728	604,188	180,834	423,354
NAPOLI Via Cervantes	51,708	2,953,161	3,004,869	908,165	2,096,704
NAPOLI Via Cilea 127	46,502	666,229	712,731	213,345	499,386
NAPOLI Via Diocleziano 34/40	10,478	364,041	374,519	112,086	262,433
NAPOLI Via Duomo	39,668	564,487	604,155	180,825	423,330
NAPOLI Via Epomeo 26/28	14,553	535,566	550,119	164,638	385,481
NAPOLI Via Falcone 362/364/366/368	39,351	185,924	225,275	67,495	157,780
NAPOLI Via Foria 34	1,526,670	—	1,526,670	356,477	1,170,193
NAPOLI Via Galeota 31/33	1,968,158	1,499,850	3,468,008	751,863	2,716,145
NAPOLI Via Marconi	516,751	22,568,134	23,084,885	6,872,407	16,212,478
NAPOLI Via Merliani 19	2,339,048	3,434,955	5,774,003	1,728,066	4,045,937
NAPOLI Via Nazionale delle Puglie 238/244	401,483	—	401,483	60,222	341,261
NAPOLI Via Riviera di Chiaia 131	2,724,871	10,644,832	13,369,703	6,266,037	7,103,666
NAPOLI Via San Biagio dei Librai 114	2,220,952	8,779,767	11,000,719	3,296,123	7,704,596
NAPOLI Via San Giacomo 20	41,207	634,115	675,322	202,269	473,053
NAPOLI Via Santa Lucia 53	10,977	650,219	661,196	197,866	463,330
NAPOLI Via Santa Lucia 55/57	135,939	173,935	309,874	67,181	242,693
NAPOLI Via Settembrini 79 Donnaregina	4,212,714	8,983,251	13,195,965	2,913,194	10,282,771
NAPOLI Via Toledo 177/178	43,053,705	98,893,945	141,947,650	42,485,050	99,462,600
NAPOLI Via Toledo 402 / Via Fornovecchio	139,003	5,609,480	5,748,483	1,722,841	4,025,642
NAPOLI Via Tribunali 210/213	507,027	15,756,339	16,263,366	4,867,325	11,396,041
NAPOLI Viale Augusto 1/3/5/7	14,151	920,843	934,994	279,831	655,163
NARDO’ Via Genova / Corso Galliano 2/b	60,984	594,958	655,942	196,374	459,568
NERVIANO SANT’ILARIO MILANESE Via San Antonio 1	77,566	276,603	354,169	155,018	199,151
NICHELINO Via Cagliari 23 / Piazza Camandona 3	270,485	—	270,485	17,314	253,171
NICHELINO Via Torino 3	190,228	928,966	1,119,194	786,122	333,072
NIZZA MONFERRATO Via Pio Corsi 77	265,602	1,005,277	1,270,879	635,539	635,340
NOCERA INFERIORE Via Garibaldi 22	182,916	1,712,571	1,895,487	557,594	1,337,893
NOCI Piazza Garibaldi 42	107,874	439,505	547,379	163,861	383,518
NOLA Piazza Matteotti	6,864	721,490	728,354	121,417	606,937
NOLA Via Provinciale Nola-Cancello	23,252	—	23,252	2,093	21,159
NOLE CANAVESE Via Torino 46	73,273	357,329	430,602	221,667	208,935
NOVARA Largo Cavour	896,769	3,654,719	4,551,488	2,074,577	2,476,911
NOVARA Via Marconi 2/T	121,000	84,950	205,950	77,025	128,925
NOVI LIGURE Corso Marenco 10 / Piazza della Repubblica 4	1,252,339	2,238,159	3,490,498	1,800,236	1,690,262
NUORO Via Lamarmora 123/131	1,407,522	813,243	2,220,765	481,462	1,739,303
NUORO Via Leonardo da Vinci 9	2,277	14,461	16,738	4,004	12,734
NUS Via Risorgimento 1	87,629	321,921	409,550	239,214	170,336
OCCHIEPPO SUPERIORE Via Martiri della Libertà 30	199,807	—	199,807	77,572	122,235
OGGIONO Via Cavour 3	572,090	203,925	776,015	376,889	399,126
OLBIA Via Aldo Moro 129	422,637	403,694	826,331	179,149	647,182
OLGIATE COMASCO Via Roma 2	18,901	1,327,787	1,346,688	596,038	750,650
OLMO AL BREMBO Via Roma 45	1,779	185,209	186,988	79,590	107,398
OMEGNA Via Don Beltrami 2	1,636,354	601,511	2,237,865	1,165,183	1,072,682
ORBASSANO Via Roma 43 / Via San Rocco 10	173,033	997,037	1,170,070	653,618	516,452
ORIA Vico Napoli / Piazza Lorch 2	94,004	200,385	294,389	88,146	206,243
ORISTANO Piazza Roma 38/40	382,480	712,194	1,094,674	327,696	766,978
ORTANOVA Via XXV Aprile	271,337	90,183	361,520	78,377	283,143
ORTONA A MARE Piazza della Vittoria 30	34,271	732,852	767,123	229,632	537,491

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
ORZINUOVI Piazza Vittorio Emanuele 55 / Via Chierica 3/a	202,525	1,513,281	1,715,806	740,910	974,896
OSPEDALETTO LODIGIANO Via Balbi 53	1,291	251,529	252,820	94,134	158,686
OSSONA Via Patrioti 2 / Via Bosi	14,922	298,655	313,577	143,679	169,898
OSTIANO Via Garibaldi 27 / Via Vighenzi 6	36,204	196,955	233,159	114,061	119,098
OSTUNI Corso Vittorio Emanuele 72	14,168	587,728	601,896	180,190	421,706
OTTIGLIO Via Mazza 18	68,773	209,042	277,815	155,948	121,867
OTTOBIANO Viale Garibaldi 9	22,339	144,156	166,495	67,022	99,473
OVADA Via Cairoli 22	604,335	1,907,201	2,511,536	1,415,838	1,095,698
OZIERI Corso Vittorio Emanuele 2	5,320	361,520	366,840	109,817	257,023
PADERNO DUGNANO Via Gramsci 124	512,468	755,433	1,267,901	527,769	740,132
PADERNO DUGNANO Viale della Repubblica 28	664,275	523,617	1,187,892	533,654	654,238
PADOVA Piazza Salvemini 14	10,450,203	3,600,284	14,050,487	8,028,897	6,021,590
PADOVA Via Scrovegni / Via Delù	10,091,233	—	10,091,233	1,355,443	8,735,790
PADOVA Via Scrovegni 31	1,110,441	396,480	1,506,921	536,462	970,459
PADOVA Via Trieste 57/59	15,610,209	8,181,395	23,791,604	14,086,036	9,705,568
PALERMO Via Dante 48/48a	476,872	745,592	1,222,464	796,547	425,917
PALMI Via Barbaro 47	11,730	399,221	410,951	123,022	287,929
PARABIAGO - VILLASTANZA Piazza Indipendenza 6	12,646	186,037	198,683	79,988	118,695
PARE’ Via San Fermo 5	46,039	293,620	339,659	159,245	180,414
PAULLO Via Mazzini 21/23	923,703	1,977,407	2,901,110	872,857	2,028,253
PAVIA Corso Garibaldi 52	74,908	832,128	907,036	397,585	509,451
PAVIA Via Rismondo 2	4,861,949	464,118	5,326,067	1,888,994	3,437,073
PEJA Via Provinciale 3/3a	232,212	729,744	961,956	461,335	500,621
PENNE Via Dante Alighieri 5	11,139	195,221	206,360	61,798	144,562
PEROSA ARGENTINA Via Roma 31 / Piazza Marconi 7	106,927	391,979	498,906	271,637	227,269
PERUGIA Via Baglioni 9	97,221	3,492,282	3,589,503	1,074,045	2,515,458
PERUGIA Via XX Settembre 72 / Via Corgna	2,223,222	2,191,699	4,414,921	2,672,060	1,742,861
PESCARA Corso Vittorio Emanuele 68/76	2,724,295	1,821,495	4,545,790	1,899,642	2,646,148
PESCARA Corso Vittorio Emanuele II 272/276	107,406	3,466,459	3,573,865	1,069,607	2,504,258
PESCARA Via Marconi 56 / Via Dei Marruccini 1	7,028	689,986	697,014	208,612	488,402
PESCARA Via Milano	120,108	117,462	237,570	51,505	186,065
PIADENA Via Libertà 40/36	498,165	497,377	995,542	467,069	528,473
PIANO DI SORRENTO Via delle Rose 16	58,523	432,274	490,797	146,954	343,843
PIAZZATORRE Via Centro 8	19,530	82,647	102,177	38,462	63,715
PINEROLO Piazza Barbieri 39/41	403,175	1,971,197	2,374,372	1,145,206	1,229,166
PINO TORINESE Via Roma 76	352,764	66,270	419,034	180,889	238,145
PIOLTELLO Via Milano 40 / Via Roma	494,835	269,373	764,208	389,468	374,740
PIOSSASCO Via Torino 49	140,783	449,634	590,417	250,534	339,883
PISA Corso Italia 131	170,759	—	170,759	25,614	145,145
PIZZIGHETTONE Via Monte Grappa	948,162	98,974	1,047,136	373,914	673,222
POGGIOMARINO Via Manzoni 2 / Via Vittorio Emanuele	417,157	202,566	619,723	281,875	337,848
POGLIANO MILANESE Via Monsignor Paleari 74	53,868	464,181	518,049	213,306	304,743
POIRINO Via Indipendenza 19	120,499	565,731	686,230	391,592	294,638
POLICORO Corso De Gasperi 37/39	121,992	426,593	548,585	164,057	384,528
POLLA Via Crispi	19,240	321,753	340,993	102,053	238,940
POMEZIA Via del Mare 73	547,279	768,233	1,315,512	272,456	1,043,056
POMIGLIANO D’ARCO Via Terracciano 45	121,650	467,118	588,768	163,868	424,900
PONT CANAVESE Via Craveri 6	120,857	189,375	310,232	135,900	174,332
PONTE NOSSA Via IV Novembre 16/18	73,505	244,160	317,665	139,880	177,785
PONTE SAN PIETRO Via Garibaldi 5	256,708	520,371	777,079	354,163	422,916
PONTECAGNANO Piazza Sabbato 11/14 / Via Carducci	56,680	604,255	660,935	197,803	463,132
PONTEVICO Via XX Settembre 25	647,768	848,119	1,495,887	942,657	553,230
PONTIROLO NUOVO Piazza Marconi 9	88,709	276,436	365,145	171,687	193,458
POPOLI Corso Gramsci 187	287,182	—	287,182	67,057	220,125
PORDENONE Via Marconi 30	76,075	—	76,075	17,563	58,512
PORLEZZA Piazza Matteotti 12	57,009	336,320	393,329	167,700	225,629
PORTICI Corso Garibaldi 39/42	215,907	879,010	1,094,917	327,768	767,149
POSITANO Piazza dei Mulini 18/20	13,016	534,029	547,045	163,762	383,283
POTENZA Corso Umberto I 57/59	1,351	91,413	92,764	27,772	64,992
POTENZA Corso XVIII Agosto 1850, 99	667,469	3,453,547	4,121,016	1,229,606	2,891,410
POZZUOLI Piazza della Repubblica	12,168	153,388	165,556	49,524	116,032
POZZUOLI Via Terracciano	1,469,023	451,712	1,920,735	399,328	1,521,407
PRATO Viale Vittorio Veneto 7	1,820,686	3,605,670	5,426,356	3,166,083	2,260,273
PREGNANA MILANESE Via Roma 80	97,536	324,530	422,066	201,453	220,613
PRESEZZO Via Papa Giovanni XXIII 4/5 / via Vittorio Veneto	235,906	184,639	420,545	298,427	122,118

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
QUARTU SANT’ELENA Via Brigata Sassari / Via Cardano	114,671	623,880	738,551	221,099	517,452
RAPALLO Corso Matteotti 2/4/6 / Via Mameli	286,099	875,169	1,161,268	627,141	534,127
REGGIO CALABRIA Corso Garibaldi 173	211,072	921,026	1,132,098	414,297	717,801
REGGIO CALABRIA Via Castello 4/9	—	16,527	16,527	4,944	11,583
REGGIO CALABRIA Via Miraglia 12	151,989	4,909,439	5,061,428	1,514,772	3,546,656
REGGIO CALABRIA Via Sbarre Inferiore	8,569	8,317	16,886	338	16,548
RESCALDINA Via Alberto da Giussano 43	54,664	272,686	327,350	150,321	177,029
RESCALDINA Via Melzi 2	13,484	598,242	611,726	259,671	352,055
RIVA PRESSO CHIERI Via San Giovanni 2	63,517	431,062	494,579	239,700	254,879
RIVALTA Circolo Ricreativo Via Giaveno 55	1,817,278	605,462	2,422,740	1,071,448	1,351,292
RIVAROLO Piazza Chioratti 1 / Via San Francesco	379,409	1,481,088	1,860,497	865,309	995,188
RIVOLI Piazza Martiri della Libertà 8 / Via Rombò 37	1,377,528	4,343,532	5,721,060	2,964,260	2,756,800
ROBBIO Via Roma 22	216,088	457,384	673,472	178,965	494,507
ROBURENT - SAN GIACOMO Via Sant’Anna 61	67,765	46,160	113,925	73,562	40,363
ROCCARASO Piazza Municipio 1	46,315	211,747	258,062	77,239	180,823
ROMA Corso Francia / Via Jacini	131,929	1,147,051	1,278,980	355,157	923,823
ROMA Corso Vittorio Emanuele 93	12,963	795,860	808,823	241,890	566,933
ROMA Piazza Fermi 40/42	28,657	883,141	911,798	272,823	638,975
ROMA Piazza Pio XI 14/19	109,340	1,456,408	1,565,748	464,070	1,101,678
ROMA Via Amato 80 Acilia	3,505,447	—	3,505,447	1,113,582	2,391,865
ROMA Via Carlo Alberto 24/26	—	1,159,514	1,159,514	347,426	812,088
ROMA Via Circumvallazione Ostiense 88/92	17,056	592,376	609,432	182,321	427,111
ROMA Via Cola di Rienzo 280/286	130,669	415,639	546,308	118,634	427,674
ROMA Via del Corso 403	786,290	1,889,199	2,675,489	782,182	1,893,307
ROMA Via della Stamperia 64	1,756,372	15,869,346	17,625,718	8,140,474	9,485,244
ROMA Via Faà di Bruno 34	400,306	632,608	1,032,914	223,657	809,257
ROMA Via Parigi 11	1,009,781	4,258,088	5,267,869	2,509,227	2,758,642
ROMA Viale dell’Arte 25	30,845,891	116,501,992	147,347,883	72,511,950	74,835,933
ROSETO DEGLI ABRUZZI Via Nazionale Adriatica 301	257,983	217,158	475,141	103,010	372,131
ROVELLASCA Via Piave 1	23,402	638,991	662,393	274,720	387,673
ROVELLO PORRO Via Piave 22	177,203	439,629	616,832	305,117	311,715
RUBANO - SARMEOLA Via Adige 6	14,721,043	8,283,570	23,004,613	20,159,079	2,845,534
RUBANO Via Pitagora 10/B	5,127,439	—	5,127,439	1,995,664	3,131,775
RUVO DI PUGLIA Largo Cattedrale 18	128,381	202,152	330,533	71,659	258,874
SABBIONETA Piazza Ducale 3 / via dell’Assunta 3	445,067	95,437	540,504	292,705	247,799
SAINT VINCENT Via Chanoux 88	93,216	939,679	1,032,895	494,144	538,751
SALA CONSILINA Via Roma / Via Boschi 1	3,509	63,524	67,033	20,072	46,961
SALE Via Roma 6	216,269	144,304	360,573	197,656	162,917
SALERNO Corso Vittorio Emanuele 81	70,822	5,518,342	5,589,164	1,672,648	3,916,516
SALERNO Piazza Luciani	552,838	9,559	562,397	35,919	526,478
SALERNO Via Roma 45	—	888,383	888,383	45,702	842,681
SALERNO Via Torrione 88/92	21,390	583,080	604,470	180,919	423,551
SALUZZO Corso Italia 44	394,271	1,147,494	1,541,765	836,272	705,493
SAN BASSANO Via Roma 57	6,604	150,121	156,725	64,425	92,300
SAN COLOMBANO AL LAMBRO Via Pasino Sforza 28	228,416	217,792	446,208	234,895	211,313
SAN DAMIANO D’ASTI Via Roma 20	229,851	226,639	456,490	280,678	175,812
SAN DONATO MILANESE Corso Europa / Via Morandi	533,172	381,851	915,023	426,208	488,815
SAN FEDELE INTELVI Via Provinciale 15	381	240,391	240,772	95,897	144,875
SAN FERDINANDO DI PUGLIA Via Centimolo	169,748	212,431	382,179	82,856	299,323
SAN FERMO DELLA BATTAGLIA Via Montelatici 2	325,445	122,128	447,573	216,218	231,355
SAN GIORGIO A CREMANO Piazza Municipio 30	112,549	914,129	1,026,678	301,325	725,353
SAN GIORGIO LOMELLINA Via Roma 1	503,192	—	503,192	139,290	363,902
SAN GIOVANNI BIANCO Via Boselli 10/16	57	172,878	172,935	65,517	107,418
SAN MAURIZIO CANAVESE Via Vittorio Emanuele 59	5,302	453,455	458,757	218,998	239,759
SAN NICOLA LA STRADA Viale Italia / Via Perugia	70,747	528,335	599,082	179,389	419,693
SAN PIETRO VERNOTICO Via Brindisi 173	65,270	208,452	273,722	59,343	214,379
SAN ROCCO AL PORTO Via Dante Alighieri 5	1,095,709	255,449	1,351,158	574,949	776,209
SAN SEVERO Piazza Aldo Moro 43/47	21,587	1,096,438	1,118,025	334,604	783,421
SAN VITO DEI NORMANNI Via San Domenico / Via Resistenza	279,968	—	279,968	70,022	209,946
SANNAZZARO DE’ BURGONDI Piazza del Popolo 6	867,809	902,812	1,770,621	1,173,515	597,106
SANREMO Via Matteotti 169	2,002,491	3,831,810	5,834,301	2,784,937	3,049,364
SANTA CRISTINA E BISSONE Via Vittorio Veneto 142/140	44,729	166,979	211,708	97,822	113,886
SANTA MARIA CAPUA VETERE Corso Garibaldi 18/24	217,861	985,400	1,203,261	360,217	843,044
SANTA MARIA DELLA VERSA Via Crispi 1	16,399	204,426	220,825	93,656	127,169
SANT’AGNELLO Via Balsamo 19	3,821	151,322	155,143	46,419	108,724

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
SANT’ANGELO LODIGIANO Via Umberto I 46	144,590	671,791	816,381	364,985	451,396
SANT’EGIDIO ALLA VIBRATA Corso Adriatico 218	141,648	219,872	361,520	78,377	283,143
SANTERAMO IN COLLE Via Stazione 25	107,853	159,474	267,327	50,468	216,859
SANTHIA’ Corso Italia 75/87	136,310	532,664	668,974	343,392	325,582
SARNO Via Matteotti 75	9,751	465,328	475,079	142,234	332,845
SARONNO Piazza De Gasperi	49,580	—	49,580	13,387	36,193
SARONNO Piazza Volontari del Sangue 7	130,926	2,768,905	2,899,831	1,201,834	1,697,997
SARRE Strada Statale 26	382,297	442,225	824,522	532,890	291,632
SASSARI Piazza Italia 19	2,387,011	3,889,437	6,276,448	1,614,581	4,661,867
SAUZE D’OULX Piazza III Reggimento Alpini 24	66,851	289,875	356,726	211,745	144,981
SAVA Via Regina Margherita / Via Bosegna	106,543	136,192	242,735	52,625	190,110
SAVIGLIANO Piazza del Popolo 60	438,462	1,084,120	1,522,582	765,056	757,526
SAVONA Via Paleocapa / Piazza Mameli 2	1,788,068	4,380,844	6,168,912	3,339,776	2,829,136
SECUGNAGO Via Roma 5	13,068	146,399	159,467	62,996	96,471
SENAGO Piazza Borromeo 2	323,285	322,864	646,149	288,251	357,898
SEREGNO Corso Matteotti / Via Sanzio	1,730,360	534,129	2,264,489	975,592	1,288,897
SERRA SAN BRUNO Via De Gasperi 50	62,365	226,725	289,090	86,556	202,534
SERRACAPRIOLA Corso Garibaldi 130	59,193	147,389	206,582	44,787	161,795
SESTO SAN GIOVANNI Via Fratelli Casiraghi 27	1,297,983	1,006,930	2,304,913	915,278	1,389,635
SESTRI LEVANTE Via Fasce 24	209,920	1,305,943	1,515,863	759,920	755,943
SESTRIERE Piazzale Agnelli 2	105,265	476,992	582,257	333,676	248,581
SETTIMO TORINESE Corso Italia 16	1,095,122	2,470,343	3,565,465	1,639,506	1,925,959
SETTIMO TORINESE Via Torino 118	29,771	104,690	134,461	47,498	86,963
SINISCOLA Via Gramsci 10	137,295	157,085	294,380	63,821	230,559
SOLTO COLLINA Via Sant’Eurasia 1	59,355	168,534	227,889	113,906	113,983
SOMMA VESUVIANA Via Roma 61	267,817	248,416	516,233	154,595	361,638
SOMMARIVA BOSCO Via Cavour 13	39,443	376,596	416,039	201,476	214,563
SORA Largo San Lorenzo	322,124	416,410	738,534	160,114	578,420
SORESINA Via Matteotti 2	26,798	505,376	532,174	230,284	301,890
SORRENTO Corso Italia 210	72,769	2,444,907	2,517,676	753,687	1,763,989
SORRENTO Via degli Aranci 37	162,250	121,802	284,052	61,582	222,470
SOVERE Via Roma 26	144,424	308,065	452,489	205,187	247,302
SPARANISE Via Graziadei	10,479	325,368	335,847	100,511	235,336
SPINO D’ADDA Via Martiri della Liberazione 29	313,965	299,264	613,229	311,486	301,743
STRIANO Via Risorgimento / Via Roma 23	560,183	392,690	952,873	483,238	469,635
SULMONA Piazza XX Settembre 6	12,091	726,655	738,746	221,156	517,590
SUSA Via Mazzini / Corso Inghilterra 10	359,415	843,210	1,202,625	620,521	582,104
TARANTO Corso Giovinazzi / Via D’Aquino	3,407	84,534	87,941	26,326	61,615
TARANTO Via d’Aquino 49/51	159,861	3,966,524	4,126,385	1,235,275	2,891,110
TARANTO Via Orsini 33	12,275	385,277	397,552	119,039	278,513
TAURIANOVA Piazza Italia 24/27	13,933	512,842	526,775	157,674	369,101
TAVERNERIO Via Provinciale per Lecco 16/d	111,102	365,186	476,288	199,423	276,865
TAVIANO Corso Vittorio Emanuele 37	20,952	199,352	220,304	63,714	156,590
TEMPIO PAUSANIA Via Niccolò Ferracciu 2	120,368	478,756	599,124	179,399	419,725
TERAMO Corso San Giorgio 120	48,564	2,824,155	2,872,719	856,676	2,016,043
TERMOLI Corso Nazionale 150/152	2,212,545	104,209	2,316,754	1,048,556	1,268,198
TERMOLI Corso Umberto / Via Nazionale	25,344	1,069,582	1,094,926	327,770	767,156
TERNO D’ISOLA Via Castegnate 1	635,242	246,685	881,927	407,965	473,962
TERZIGNO Piazza Vittorio Emanuele 17	414,761	627,797	1,042,558	626,912	415,646
TICINETO Via Matteotti 1	53,047	243,102	296,149	144,524	151,625
TORINO Corso Bramante 84	952,293	649,488	1,601,781	1,268,562	333,219
TORINO Corso Casale 64/64bis	796,927	2,857,055	3,653,982	1,494,658	2,159,324
TORINO Corso De Gasperi 14	905,611	2,382,760	3,288,371	1,696,350	1,592,021
TORINO Corso Orbassano 134	91,696	1,367,179	1,458,875	634,953	823,922
TORINO Corso Orbassano 138	1,115,415	3,735,803	4,851,218	2,354,268	2,496,950
TORINO Corso Peschiera 151	1,032,213	2,970,251	4,002,464	2,038,670	1,963,794
TORINO Corso Peschiera 162	59,571	964,939	1,024,510	508,655	515,855
TORINO Corso Peschiera 255	1,003,060	—	1,003,060	30,092	972,968
TORINO Corso Re Umberto 51/53	244,638	2,857,198	3,101,836	1,413,409	1,688,427
TORINO Corso San Maurizio 47	432,449	2,547,815	2,980,264	1,315,295	1,664,969
TORINO Corso Svizzera 32	675,967	2,644,676	3,320,643	1,634,770	1,685,873
TORINO Corso Turati 18	202,848	2,462,675	2,665,523	1,192,724	1,472,799
TORINO Corso Unione Sovietica 409	1,121,729	4,017,174	5,138,903	2,835,490	2,303,413
TORINO Corso Vittorio Emanuele II 110	772,537	2,558,483	3,331,020	1,654,198	1,676,822
TORINO Piazza Crispi 61 / Corso Vercelli	645,553	1,868,161	2,513,714	1,372,977	1,140,737

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
TORINO Piazza della Repubblica 7	321,752	2,901,710	3,223,462	1,407,118	1,816,344
TORINO Piazza Massaua 5	1,347,816	2,775,654	4,123,470	2,208,431	1,915,039
TORINO Piazza Nizza 75	820,241	2,275,051	3,095,292	1,497,083	1,598,209
TORINO Piazza Rebaudengo 7/9	494,306	1,443,349	1,937,655	1,122,587	815,068
TORINO Piazza San Carlo 156/182	14,484,855	98,850,845	113,335,700	54,711,088	58,624,612
TORINO Strada San Vito (Villa Abegg)	2,535,582	3,521,671	6,057,253	2,305,380	3,751,873
TORINO Via Asinari di Bernezzo 50	414,243	1,558,580	1,972,823	978,345	994,478
TORINO Via Banchette / Corso Grosseto	1,866,244	2,111,187	3,977,431	2,567,690	1,409,741
TORINO Via Caluso 1	19,619	385,944	405,563	179,040	226,523
TORINO Via Cimarosa 85	2,173,261	2,642,882	4,816,143	1,972,234	2,843,909
TORINO Via Domodossola 21	2,037	220,011	222,048	66,422	155,626
TORINO Via Gaidano 7	1,745,274	1,805,008	3,550,282	2,118,494	1,431,788
TORINO Via Gaidano 8	196,922	579,622	776,544	288,350	488,194
TORINO Via Giordano Bruno 200/202	6,405	45,586	51,991	22,286	29,705
TORINO Via Gottardo 273	209,410	642,524	851,934	330,215	521,719
TORINO Via Matteucci 2	552,984	1,802,194	2,355,178	1,125,951	1,229,227
TORINO Via Monginevro 228	557,419	1,452,888	2,010,307	1,078,983	931,324
TORINO Via Monte di Pietà 32	12,309,777	47,514,417	59,824,194	26,966,746	32,857,448
TORINO Via Sant’Anselmo 18	156,173	2,251,357	2,407,530	1,073,041	1,334,489
TORINO Via Stradella 34	1,209,093	3,688,147	4,897,240	2,790,997	2,106,243
TORINO Via Tunisi 124	1,405,355	502,737	1,908,092	817,919	1,090,173
TORINO Via Vigliani 160/51 / Via Palma di Cesnola	3,025,440	658,854	3,684,294	1,623,406	2,060,888
TORINO Via XX Settembre 3	229,771	2,685,563	2,915,334	1,320,518	1,594,816
TORRE ANNUNZIATA Corso Umberto 94 / Via Vesuvio	61,983	1,797,270	1,859,253	556,607	1,302,646
TORRE BOLDONE Via Palazzolo 11	37,050	477,358	514,408	234,437	279,971
TORRE DE’ PASSERI Corso Garibaldi	94,425	189,627	284,052	61,582	222,470
TORRE DEL GRECO Via Cesare Batisti 14	1,277,289	1,214,615	2,491,904	540,244	1,951,660
TORTONA Piazza Duomo 9	391,909	2,434,367	2,826,276	1,482,501	1,343,775
TORTONA Piazza Mazzini 2	22,477	20,139	42,616	25,790	16,826
TRADATE Corso Bernacchi 85	311,170	870,897	1,182,067	606,010	576,057
TRANI Piazza della Repubblica 63	2,875	652,802	655,677	196,297	459,380
TRECATE Via Gramsci 1	234,401	742,138	976,539	524,287	452,252
TRESCORE CREMASCO Via Carioni 2	241,631	273,090	514,721	256,063	258,658
TREVIGLIO Piazza Cameroni 2	1,457,876	2,188,455	3,646,331	1,931,912	1,714,419
TREZZO SULL’ADDA Via Garibaldi / Via dei Mille 1	782,113	1,266,851	2,048,964	921,366	1,127,598
TRIESTE Piazza Oberdan 3	91,428	1,068,033	1,159,461	444,317	715,144
TRIESTE Via Coroneo 8	45,205	27,099	72,304	28,199	44,105
TRINO Corso Cavour 61	354,984	577,220	932,204	571,758	360,446
TROFARELLO Via Torino 64	116,335	947,001	1,063,336	529,410	533,926
TURATE Via Marconi 7 / Via Candiani	454,637	349,792	804,429	387,127	417,302
UBOLDO Via Roma 27	30,307	462,856	493,163	222,327	270,836
UDINE Via Marangoni	96,594	1,272,087	1,368,681	737,203	631,478
VADO LIGURE Piazza Cavour 10	1,303,021	39,091	1,342,112	556,696	785,416
VAILATE Via Giani 15	85,042	302,118	387,160	151,943	235,217
VALBONDIONE Via San Lorenzo 24	21,969	91,261	113,230	50,788	62,442
VALENZA Corso Garibaldi 111/113	2,224,716	2,529,203	4,753,919	2,364,899	2,389,020
VALFENERA Via Amedeo d’Aosta 10	56,505	255,210	311,715	162,387	149,328
VALGUARNERA CAROPEPE Via Garibaldi 95	43,121	168,090	211,211	128,769	82,442
VALLE LOMELLINA Via Casserotto 1 / Via Roma 29	216,082	442,617	658,699	438,166	220,533
VALLEMOSSO Piazza Dante Alighieri 8	209,476	376,135	585,611	290,227	295,384
VANZAGHELLO Piazza Sant’Ambrogio 2	325,578	434,984	760,562	345,420	415,142
VARALLO SESIA Piazza Vittorio Emanuele	134,176	370,658	504,834	232,958	271,876
VARAZZE Piazza Patrone / Via Nazioni Unite	245,869	1,819,382	2,065,251	1,054,292	1,010,959
VARESE Via Marcobi 8	361,372	1,280,068	1,641,440	676,172	965,268
VARESE Via Milano 16	277,229	2,930,721	3,207,950	1,491,595	1,716,355
VASTO Via Maddalena	365,150	140,977	506,127	109,728	396,399
VENAFRO Corso Campano 21	11,971	437,439	449,410	134,526	314,884
VENARIA REALE Viale Buridani 6	170,603	—	170,603	35,594	135,009
VENEZIA - MESTRE Corso del Popolo 58	30,548	67,578	98,126	38,269	59,857
VENEZIA - MESTRE Via Cappuccina 11	96,616	574,778	671,394	261,844	409,550
VENEZIA Rio Terra’ San Leonardo 1353	31,853	1,517,518	1,549,371	604,255	945,116
VENOSA Via Roma 26	32,219	246,866	279,085	83,549	195,536
VENTIMIGLIA Via Cavour 30A-B/108	662,576	3,683,809	4,346,385	2,240,836	2,105,549
VERCELLI Viale Garibaldi 12	1,703,059	4,261,769	5,964,828	3,127,782	2,837,046
VERCELLI Via Mercadante 3 / Via Paggi	9,379	150,478	159,857	65,251	94,606

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Amount in €

		REVALUATIONS			NET SHAREHOLDERS’
LOCATION	INVESTMENT	(*)	BOOK VALUE	ADJUSTMENTS	EQUITY
VERDELLO Via Cavour 19	259,804	744,864	1,004,668	282,070	722,598
VIADANA Piazza Manzoni 32	594,105	712,327	1,306,432	647,012	659,420
VIAREGGIO Via San Francesco	51,676	—	51,676	7,751	43,925
VICO EQUENSE Corso Filangieri 82	17,115	695,667	712,782	213,357	499,425
VIGEVANO Via Decembrio 35 / Via Carducci 1	259,412	3,051,040	3,310,452	1,560,485	1,749,967
VIGNALE MONFERRATO Piazza del Popolo 5	8,560	78,568	87,128	31,222	55,906
VILLA CARCINA Via Glisenti 78	745,518	407,520	1,153,038	620,389	532,649
VILLA CORTESE Via Tosi 22 / Via Speroni	349,479	257,509	606,988	319,388	287,600
VILLA SAN GIOVANNI Via Ammiraglio Curzon	67,087	531,951	599,038	179,372	419,666
VILLACIDRO Via Regione Sarda 59	19,700	264,426	284,126	85,062	199,064
VILLAFRANCA D’ASTI Via Roma 34	39,873	319,845	359,718	196,708	163,010
VILLANTERIO Via IV Novembre 12/a	275,383	360,890	636,273	176,149	460,124
VILLAR PEROSA Via Nazionale 31/9	15,568	460,574	476,142	205,936	270,206
VILLAROSA SICILIA Piazza Vittorio Emanuele 3	299,173	—	299,173	59,744	239,429
VILLASANTA Via Confalonieri / Via Camperio	473,598	23,171	496,769	177,423	319,346
VIMERCATE Via Risorgimento 32/a	826,376	362,775	1,189,151	564,879	624,272
VOGHERA Piazza Duomo 10	2,167,298	3,855,320	6,022,618	3,596,332	2,426,286
ZANICA Via Roma 9/9a	83,083	531,649	614,732	281,090	333,642
SGONICO (land)	—	361	361	—	361
TORPE’ (land)	176	—	176	176	—
Former Banco di Napoli granges	137,927	809,790	947,717	—	947,717

TOTAL PROPERTY IN ITALY	531,533,641	1,323,110,011	1,854,643,652	782,136,476	1,072,507,176

PARIS Avenue de Suffren	21,304	314,393	335,697	—	335,697
NEW YORK Town of Mamaroneck	505,924	413,411	919,335	313,505	605,830

GRAND TOTAL	532,060,869	1,323,837,815	1,855,898,684	782,449,981	1,073,448,703

(*) L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; others.

Other points on the agenda

AUTHORIZATION FOR THE PURCHASE AND SALE OF OWN SHARES

NOMINATION OF THE BOARD OF STATUTORY AUDITORS FOR THE FINANCIAL YEARS
2005/2006/2007 (PURSUANT TO ART. 20 OF THE ARTICLES OF ASSOCIATION)

DETERMINATION OF THE REMUNERATION PAYABLE
TO THE MEMBERS OF THE BOARD OF STATUTORY AUDITORS

DECISIONS IN RESPECT OF THE REMUNERATION PAYABLE TO THE DIRECTORS

Authorization for the purchase and sale of own shares

THE BOARD OF DIRECTORS’ REPORT

Point 2 of the Agenda

Shareholders,

The Board of Directors has called you to the meeting to decide on the proposal to authorize the purchase and sale of own shares, in order to renew the authorization already granted at the previous meeting of 29 April 2004, prior to its expiry.

The appropriate sections of the Report on Operations and the Explanatory Notes to the 2004 Financial Statements illustrate the transactions in own shares carried out by SANPAOLO IMI S.p.A. during the year.

The intention of the proposal is to continue to take advantage of the diverse opportunities which may arise for the Company, also in respect of the need to optimize the capital structure.

It is also deemed opportune that Directors be empowered with the authorization necessary to perform strategic operations such as special transactions or deals involving share exchanges or other situations where a company might need to have its own shares available, including stock option plans in favor of employees.

Such operations must, in any case, be carried out in compliance with current laws and regulations. Purchases of own shares will also be made according to the procedures provided for and permitted by the first subsection of Art. 132 of D.Lgs. 58 of 24 February 1998, to ensure fair treatment to all shareholders (pursuant to subsection 3 of Art. 132 of the same Decree Law).

Taking account of the above, we propose that you pass a resolution in accordance with Art. 2357 of the Civil Code and Art. 132 of D.Lgs. 58 of 24 February 1998, authorizing for a period of 18 months from the date of the resolution the purchase of own shares with a nominal value of 2.8 euro per share at a price, net of related purchase costs, of not less than 30% below and not more than 10% above the reference price that the stock will have posted during the stock exchange session on the day prior to each purchase transaction, up to a maximum of 180 million shares and in any case, within the limits set by the law. According to these limits, suitable procedures are implemented in order to monitor the total share-holding held by the Group. Purchases can take place on one or more occasions.

We propose that you confirm the Reserve of 1,000 million euro for the purchase of own shares, which corresponds to the total of the amount already accrued. The amount of own shares held in portfolio at any moment should not exceed this limit.

We also propose that, pursuant to Art. 2357-ter of the Civil Code, you authorize the disposal of all or part of the own shares held, at a price not less than 10% below the reference price that the stock will have posted in the session on the day prior to each transaction. On the other hand, other parameters can be used, in line with international best practice, for share transfers involved in the acquisition of shareholdings by the Bank, or in connection with the setting up of stable relationships of cooperation or special financial operations which imply the availability of own shares.

For the above reasons, subsequent purchase and sale transactions can be made.

Own shares can also be used as part of incentive plans for:

•                  the employees of the Company or its subsidiaries for allocations free of charge, also in substitution of other forms of remuneration, taking into account tax benefits provided for by current tax regulations;

•                  sales for payment following the exercise of option rights and at a price equal to the “normal value” of the stock calculated according to current tax regulation, to employees of the Bank or of its subsidiaries, as well as, in compliance with Art. 2389 of the Civil Code, to Directors of the Bank.

In this respect, we inform you that, as mentioned in the consolidated Report on operations, and without affecting the powers of the Shareholders’ meeting in matters concerning the authorization of how own shares can be used, the Board of Directors has on separate occasions:

•                  in accordance with Art. 15 of the Articles of Association, decided that the remuneration for the three year period 2001/2003 of the Chairman Mr. Rainer Masera and of the Managing Directors Mr. Alfonso Iozzo and Mr. Luigi Maranzana should be supplemented by way of a stock option plan which assigns to each of them 450,000 rights;

•                  in accordance with Art. 15 of the Articles of Association, decided that, for his appointment for the two year period 2002/2003, the remuneration of Mr Pio Bussolotto should be supplemented by way of a stock option plan which assigns him 300,000 rights;

in both cases the purchase price is equal to 12.6244 euro, whilst the period of exercise of the rights commenced after the issue of the dividend for 2003 and will terminate on 15 May 2006.

Therefore, we invite you to approve the above proposals - and consequently revoke, for the part not executed, the resolution passed on 29 April 2004 authorizing the purchase and sale of own shares - thereby authorizing the Board of Directors to delegate all or part of the power to initiate purchases and disposals of own shares.

Turin, 22 March 2005

The Board of Directors

Nomination of the Board of Statutory Auditors for the financial years 2005/2006/2007
(pursuant to Art. 20 of the Articles of Association)

THE BOARD OF DIRECTORS’ REPORT

Point 3 of the Agenda

Shareholders,

The term of the Board of Directors appointed by the Shareholders’ Meeting held on 30 April 2002 expires with the approval of the financial statements as of 31 December 2004.

In compliance with Art. 20 of the Articles of Association, the election of the Controlling Body must take place by way of a voting list.

You are therefore invited to vote in compliance with the Articles of Association.

In this context, we highlight that, as a company quoted on the United States stock exchange and registered with the SEC (Securities and Exchange Commission), SANPAOLO IMI is obliged to set up an audit committee in compliance with US regulations which are also applicable to foreign issuers.

In this respect, the Company has empowered the Board of Statutory Auditors with the functions of the audit committee, as provided by American regulations, which above all consist of performing controls on the company’s financial reporting process and on the audit of the issuer. The Board of Statutory Auditors is qualified to perform such functions, in consideration of the institutional tasks and responsibilities assigned by current legislation and by way of the professional and independent characteristics which distinguish its components.

Therefore, the Board of Statutory Auditors of SANPAOLO IMI has been assigned the powers in observance of the rules of the Sarbanes Oxley Act and the regulations issued by the SEC.

Furthermore, it is the intention of the Board of Directors to adopt appropriate measures so that the Board of Statutory Auditors can, in accordance with US and Italian regulations, fully perform the tasks assigned, specifically in terms of relations with the auditors and of the management of complaints in respect of financial information.

Lastly, in respect of the nomination of new Auditors, your attention is brought to SANPAOLO IMI’s obligation to comply with Italian legislation concerning the respectability and professionalism of the Auditors of quoted banks. In addition, in the light of US standards, it must also notify in its periodical reports, whether at least one financial expert has been appointed to the Bank’s audit committee. In this context it should be noted that the term financial expert implies the knowledge of the accounting principles applicable in Italy and not necessarily those applicable in the US. On the other hand, being listed on the US stock market establishes the obligation to report to the market in compliance with the regulations applicable to a foreign order and therefore it is considered that specific professional knowledge of such matters would be appropriate for at least one of the members of the Controlling Body of the company.

Turin, 22 March 2005

The Board of Directors

Determination of the remuneration payable to the Members of the Board of Statutory Auditors

THE BOARD OF DIRECTORS’ REPORT

Point 4 of the Agenda

Shareholders,

In relation to the nomination of the Board of Statutory Auditors in compliance with point 3 of the agenda for today’s Meeting, it is necessary to determine the remuneration payable to the Members of the Control Body.

* * *

In this respect, we point out that the necessity to conform to US regulations on the matter of an audit committee establishes an amplification, or rather further valuation, of the areas of operation of the Board of Statutory Auditors, resulting in a strengthening of the responsibilities of the Control Body.

In this context, we also invite you to consider the fact that, in addition to the remuneration which will be determined by the Shareholders’ Meeting, the Board of Statutory Auditors must allocate funds deemed by the latter to be necessary as remuneration to any external independent consultants appointed to perform the tasks of the audit committee, as required by US standards.

For this purpose it would be opportune for the Shareholders’ Meeting to authorize the provision of a plafond to be utilized by the Board of Statutory Auditors for the aforementioned costs in order to comply with the regulations regarding the audit committee. The Board of Statutory Auditors shall provide details of the utilization of such provision in their annual report.

* * *

Lastly, we would like to remind you that SANPAOLO IMI holds insurance cover in the form of “Civil liability for company directors, statutory auditors and executives” for employees of the Group as well as other subjects (not employees) appointed as directors and statutory auditors to Group companies or subsidiaries. The maximum sum insured per year for each claim at Group level is around 103 million euro, for a total annual premium at Group level in the region of 1.5 million euro. It should be noted that the burden to SANPAOLO IMI in 2004 was around 544,000 euro.

It is currently expected that the Statutory Auditors of the Parent Bank can also be included in the same insurance policy against payment.

The insurance policy holds harmless those insured - within the limits of the aforementioned maximum sum insured - against any amounts they may be liable to pay to third parties and/or the company itself, for civil liability, including legal expenses, in respect of actions or neglect by way of fault in violating the duties required of their respective appointments. The policy does not cover responsibility deriving from malicious or fraudulent behavior or sanctions of a criminal nature or administrative sanctions issued by Regulatory Authorities, which cannot be insured by law.

To this end, it should be noted that the aforementioned insurance policy allows the Company to convey to the insurer the risk of having to respond with the Company’s own assets to any damaging behavior by its representatives, it being understood that they shall be exposed to the excess in respect of the maximum sum insured.

In this context it can be seen how major companies have decided to hold harmless the directors and statutory auditors from civil liability and from legal expenses by way of forms of insurance cover and within the limitations of such cover. This practice is becoming more common nationally, in line with what is already an internationally widespread practice. This is also in relation to the expansion of responsibility of the Company bodies, as a result of the recent evolution in national and, for companies listed in the United States, such as yours, international regulations.

In the light of the above, it may be possible to authorize the extension of the insurance cover to the Statutory Auditors, with the Bank bearing a total additional amount not in excess of 3% of the cost of the annual premium at Group level. Such authorization would also extend to future years for the duration of the mandate.

* * *

Shareholders,

Given the above, you are hereby invited to decide on the proposal, taking into account that, in compliance with Art. 20 of the Articles of Association, the Shareholders’ Meeting can, in addition to the aforementioned remuneration, determine to pay each Statutory Auditor a fixed sum for every Board meeting attended. We would also remind you that the Statutory Auditors are also entitled to reimbursement of expenses incurred for performing their duties, for the amounts approved by the Shareholders’ Meeting.

Turin, 22 March 2005

The Board of Directors

Decisions in respect of the remuneration payable to the Directors

THE BOARD OF DIRECTORS’ REPORT

Point 5 of the Agenda

Shareholders,

As you are already aware, Art. 15 of the Articles of Association provides that the Members of the Board of Directors and of the Executive Committee are entitled to annual remuneration, part fixed and part variable, to be established by the Shareholders’ Meeting.

In compliance with this provision, the Shareholders’ Meeting of 29 April 2004 established that for the year 2004 the total gross variable part payable to the Members of the Board of Directors should be composed as follows:

•         1 per thousand of the net income recorded to the consolidation financial statements of that year, in the event that the growth in such income should be less than 10% of the consolidated net income for the year 2003;

•         1.5 per thousand of the net income recorded to the consolidation financial statements of that year, in the event that growth in such income should be more than 10% on the consolidated net income for the year 2003.

The aforementioned Meeting decided not to set any reference base for the year 2005, postponing the calculation to be decided at the meeting called to approve the financial statements for the year 2004. Such decision was made for the purpose of a more correct valuation, in the light of having access to more precise data concerning the forecast of the Bank’s performance.

We also remind you that the same Meeting set the fixed annual gross remuneration payable to each Member of the Executive Committee at euro 65,000.

Lastly, we like to remind you that SANPAOLO IMI holds insurance cover in the form of “Civil liability for company directors, statutory auditors and executives” for employees of the Group as well as other subjects (not employees) appointed as directors and statutory auditors to Group companies or subsidiaries. The maximum sum insured per year for each claim at Group level is around 103 million euro, for a total annual premium for at Group level in the region of 1.5 million euro. It should be noted that the burden to SANPAOLO IMI in 2004 was around 544,000 euro.

It is currently expected that the Directors of the Parent Bank can also be included in the same insurance policy against payment.

The insurance policy holds harmless those insured - within the limits of the aforementioned maximum sum insured - against any amounts they may be liable to pay to third parties and/or the company itself, for civil liability, including legal expenses, in respect of actions or neglect by way of fault in violating the duties required of their respective appointments. The policy does not cover responsibility deriving from malicious or fraudulent behavior or sanctions of a criminal nature or administrative sanctions issued by Regulatory Authorities, which cannot be insured by law.

To this end, it should be noted that the aforementioned insurance policy allows the Company to convey to the insurer the risk of having to respond to any damaging behavior by its representatives with the Company’s own assets, it being understood that it shall be exposed to the excess in respect of the maximum sum insured.

In this context it can be seen how major companies have decided to hold harmless the directors and statutory auditors from civil liability and from legal expenses by way of forms of insurance cover and within the limitations of such cover. This practice is becoming more common nationally, in line with what is now internationally widespread practice. This is also in relation to the expansion of responsibility of the Company bodies, as a result of the recent evolution in national and, for companies listed in the United States, such as yours, international regulations.

In the light of the above, it may be possible to authorize extending the insurance cover to the Directors, with the Bank bearing not more than 10% of the cost of the additional annual premium at Group level. Such authorization would also extend to future years for the duration of the mandate.

Shareholders,

you are therefore invited to take the necessary decisions in respect of the above.

Turin, 22 March 2005

The Board of Directors

Information for investors

Requests for information on the SANPAOLO IMI Group should be addressed to:

SANPAOLO IMI S.p.A.

Investor Relations

Piazza San Carlo, 156

10121 Turin

Tel.: +39-011-555-3590

Fax: +39-011-555-2989

e-mail: investor.relations@sanpaoloimi.com

Internet: http://www.grupposanpaoloimi.com

AGES ARTI GRAFICHE - TURIN